As filed with the U.S. Securities and Exchange Commission on May 7, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nutrition & Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2869	84-3536119
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

974 Centre Road,

Wilmington, DE 19805

Telephone: (302) 774-3034

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Erik T. Hoover

Senior Vice President & General Counsel

Nutrition & Biosciences, Inc.

c/o DuPont de Nemours, Inc.

974 Centre Road, Building 730

Wilmington, Delaware 19805

(302) 774-3034

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Brandon Van Dyke Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3000	Anne Chwat Executive Vice President, General Counsel and Corporate Secretary International Flavors & Fragrances Inc. 521 West 57th Street New York, New York 10019 (212) 765-5500	Christopher E. Austin Benet J. O’Reilly Kyle A. Harris Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effective date of this registration statement and satisfaction or waiver of all other conditions to the consummation of the Exchange Offer and Merger described herein.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☐

Accelerated filer	☐	Emerging growth company	☐

Non-accelerated filer	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
common stock, par value $0.01 per share	142,335,000	$127.32	$18,122,092,200	$2,352,247.57

(1)

Represents an estimate of the maximum number of shares of Nutrition & Biosciences, Inc. common stock to be issuable upon completion of the transactions contemplated by the Separation and Distribution Agreement, dated as of December 15, 2019, among DuPont de Nemours, Inc., Nutrition & Biosciences, Inc. and International Flavors & Fragrances Inc., as described in this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares of Nutrition & Biosciences, Inc. common stock as may be issuable as a result of stock splits, stock dividends or the like.

(2)

Calculated pursuant to Rule 457(c) and Rule 457(f) under the Securities Act of 1933, as amended, based on the average of the high and low prices of shares of common stock of International Flavors & Fragrances Inc., into which the shares of Nutrition & Biosciences, Inc. common stock will be converted, as reported on the New York Stock Exchange on May 1, 2020, which amount represents the aggregate value of the shares of common stock of DuPont de Nemours, Inc. to be acquired in the Exchange Offer described in this registration statement, assuming DuPont de Nemours, Inc. elects to offer all of the shares of Nutrition & Biosciences, Inc. in the Exchange Offer, the Exchange Offer is fully subscribed and there is no discount to the per-share value of common stock of International Flavors & Fragrances Inc. The entire filing fee applicable to the offering of common stock of International Flavors & Fragrances Inc. in the transactions contemplated by the Agreement and Plan of Merger, dated as of December 15, 2019, among DuPont de Nemours, Inc., Nutrition & Biosciences, Inc., International Flavors & Fragrances Inc. and Neptune Merger Sub I Inc. (the “Merger Agreement”) was paid in connection with International Flavors & Fragrances Inc.’s Registration Statement on Form S-4 (Registration No. 333-238072), which was filed on May 7, 2020. Because the shares of common stock of Nutrition & Biosciences, Inc. that will be exchanged for shares of common stock of DuPont de Nemours, Inc. (or distributed to eligible stockholders of DuPont de Nemours, Inc. in a pro rata distribution, if any) will immediately be converted into shares of common stock of International Flavors & Fragrances Inc. pursuant to the Merger Agreement, Nutrition & Biosciences, Inc. has not remitted a separate filing fee.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Nutrition & Biosciences, Inc., a Delaware corporation (“N&B”), which is a wholly owned subsidiary of DuPont de Nemours, Inc., a Delaware corporation (“DuPont”), is filing this registration statement on Form S-4 and Form S-1 (Registration Statement 333-         ) to register the offer of shares of N&B common stock, par value $0.01 per share, of N&B (“N&B common stock”), which shares will be distributed to DuPont stockholders, in connection with a transaction whereby Neptune Merger Sub I Inc., a Delaware corporation (“Merger Sub I”), which is a wholly owned subsidiary of International Flavors & Fragrances Inc. (“IFF”), will merge with and into N&B, and the separate corporate existence of Merger Sub I will cease and N&B will continue as the surviving company and a wholly owned subsidiary of IFF (the “Merger”). Prior to the Merger, subject to the terms of the Separation Agreement (as defined below), DuPont will transfer certain assets, liabilities and entities comprising its nutrition and biosciences business (such business to be transferred, the “N&B Business”) to N&B or its subsidiaries. In exchange therefor, DuPont will receive shares of N&B common stock, as well as the Special Cash Payment (as defined below), and the shares of N&B common stock will be distributed to DuPont stockholders as provided below. As a result of the Merger, the existing shares of N&B common stock will be automatically converted into the right to receive shares of IFF common stock. No fewer than 30 days (and in some circumstances 15 days) after the Merger, N&B will merge with and into Neptune Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II”), which is a wholly owned subsidiary of IFF, with Merger Sub II surviving as a wholly owned subsidiary of IFF (the “Second Merger,” and together with the Merger, the “Mergers”).

N&B is a newly formed, wholly owned subsidiary of DuPont that was organized specifically for the purpose of effecting the Separation (as defined below). N&B has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Transactions (as defined below). The shares of N&B common stock will be immediately converted into shares of IFF common stock upon completion of the Merger. IFF will file a proxy statement that relates to the special meeting of shareholders of IFF to approve the issuance of shares of IFF common stock in the Merger. In addition, IFF will file a registration statement on Form S-4 (Registration Statement 333-        ) to register the offer of shares of IFF common stock, which shares will be issued in the Merger.

Based on market conditions prior to the closing of the Merger, DuPont will determine whether the shares of N&B common stock will be distributed to DuPont stockholders in a spin-off, a split-off exchange offer or a combination of both and if conducted in whole or in part as an exchange offer, the terms thereof (including whether to offer any discount for shares of N&B common stock). In a spin-off, all DuPont stockholders would receive a pro rata number of shares of N&B common stock. In a split-off exchange offer, DuPont would offer its stockholders the option to exchange their shares of DuPont common stock for shares of N&B common stock in an exchange offer, which shares would be converted automatically into shares of IFF common stock in the Merger, resulting in a reduction in DuPont’s outstanding shares. In a combination of those two options, DuPont would offer a portion of N&B common stock in an exchange offer and distribute the remaining shares of N&B common stock in a spin-off (but only to those DuPont stockholders whose shares of DuPont common stock remain outstanding after the consummation of the exchange offer). If DuPont distributes the shares of N&B common stock in whole or in part through an exchange offer, the remaining shares of N&B common stock owned by DuPont (whether remaining because DuPont has not elected to offer all shares of N&B common stock for exchange in the exchange offer, or because the exchange offer is not fully subscribed because an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered are exchanged) would be distributed on a pro rata basis to DuPont stockholders whose shares of DuPont common stock remain outstanding after the consummation of the exchange offer. IFF and N&B are filing their registration statements (including this registration statement) under the assumption that the shares of N&B common stock will be distributed to DuPont stockholders pursuant to a combination exchange offer and spin-off. However, no final decision has been made about the form of distribution or the final terms of any potential exchange offer (including whether to offer any discount for shares of N&B common stock). Once a final decision is made regarding the manner of distribution of the shares, this registration statement on Form S-4 and Form S-1 (Registration No. 333-        ) will be amended to reflect that decision, if necessary. It is not expected that DuPont’s decision to effect the distribution of N&B common stock solely through a spin-off instead of a combination split-off/spin-off would have a material impact on the combined company or on IFF’s shareholders.

The information in this prospectus is not complete and may change. The Exchange Offer and issuance of securities being registered pursuant to the registration statement of which this prospectus forms a part may not be completed until the registration statement is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 7, 2020

PRELIMINARY PROSPECTUS—OFFER TO EXCHANGE

DuPont de Nemours, Inc.

Offer to Exchange                  Shares of Common Stock of

NUTRITION & BIOSCIENCES, INC.

which are owned by DuPont de Nemours, Inc.

and will be converted into Shares of Common Stock of

INTERNATIONAL FLAVORS & FRAGRANCES INC.

for

Shares of Common Stock of DuPont de Nemours, Inc.

DuPont de Nemours, Inc. (“DuPont”) is offering to exchange            shares of common stock (“N&B common stock”) of Nutrition & Biosciences, Inc. (“N&B”) owned by DuPont for shares of common stock of DuPont (“DuPont common stock”) that are validly tendered and not properly withdrawn and DuPont will distribute, in a pro rata spin-off, all other shares of N&B common stock (anticipated to be approximately            shares of N&B common stock) as well as any shares of N&B common stock that are not exchanged in the Exchange Offer (as defined below), if any. The terms and conditions of the Exchange Offer are described in this prospectus, which you should read carefully. None of DuPont, N&B, any of their respective directors or officers nor any of their respective representatives makes any recommendation as to whether you should participate in the Exchange Offer. You must make your own decision after reading this prospectus and consulting with your advisors.

DuPont’s obligation to exchange shares of N&B common stock for shares of DuPont common stock is subject to the satisfaction of certain conditions, including conditions to the consummation of the Transactions (as defined below), which include approval by the shareholders of International Flavors & Fragrances Inc. (“IFF”) of the issuance of shares of common stock of IFF (“IFF common stock”) in the Merger (as defined below).

The Transactions are being undertaken to transfer the N&B Business (as defined below) from DuPont to IFF. The aggregate value of the consideration to be paid to DuPont or DuPont stockholders with respect to the N&B Business in the Transactions is estimated, as of                     , 2020, to be approximately $        billion, consisting of (i) approximately $         billion in value of IFF common stock (calculated based on the closing price on the NYSE of the IFF common stock as of                 , 2020) issuable to DuPont stockholders that participate in the Exchange Offer and (ii) $7.306 billion, subject to certain adjustments, payable by N&B to DuPont as a result of the Special Cash Payment (as defined below), as such Transactions are each described in further detail below.

Immediately following the consummation of the Exchange Offer, a wholly owned subsidiary of IFF named Neptune Merger Sub I Inc., a Delaware corporation (“Merger Sub I”), will be merged with and into N&B, whereby the separate corporate existence of Merger Sub I will cease and N&B will continue as the surviving company and a wholly owned subsidiary of IFF (the “Merger”). In the Merger, each outstanding share of N&B common stock (except for shares of N&B common stock held by N&B as treasury stock or by DuPont, which will be automatically cancelled) will be automatically converted into the right to receive a number of shares of IFF common stock equal to the exchange ratio set forth in the Merger Agreement. The aggregate number of shares of IFF common stock to be issued in the Merger by IFF is expected to result in pre-Merger holders of shares of N&B common stock collectively owning approximately 55.4% of the issued and outstanding shares of IFF common stock on a fully diluted basis after giving effect to the Merger and IFF’s existing shareholders collectively owning approximately 44.6% of the issued and outstanding shares of IFF common stock on a fully diluted basis (in each case, excluding any overlaps in the pre-Merger stockholder bases). N&B common stock will not be issued to participants in the Exchange Offer; such participants will instead receive shares of IFF common stock in the Merger. No trading market currently exists for N&B common stock. You will not be able to trade shares of N&B common stock before they are converted into shares of IFF common stock in the Merger. In addition, there can be no assurance that shares of IFF common stock, when issued in the Merger, will trade at the same prices that shares of IFF common stock are traded at prior to the Merger.

The value of DuPont common stock and N&B common stock will be determined by DuPont by reference to the simple arithmetic average of the daily volume-weighted average prices (“VWAP”) on each of the Valuation Dates (as defined below) of DuPont common stock on the New York Stock Exchange (the “NYSE”) and IFF common stock on the NYSE on each of the last full three trading days ending on and including the second trading day preceding the expiration date of the Exchange Offer period (“Valuation Dates”), as it may be voluntarily extended. Based on an expiration date of                , 2020, the Valuation Dates are expected to be                , 2020,                , 2020 and                , 2020. See “The Exchange Offer—Terms of the Exchange Offer.”

The Exchange Offer is designed to permit you to exchange your shares of DuPont common stock for shares of N&B common stock at a                % discount to the per-share value of IFF common stock, calculated as set forth in this prospectus, subject to the upper limit described below. For each $100 of DuPont common stock accepted in the Exchange Offer, you will receive approximately $                of N&B common stock, subject to an upper limit of                shares of N&B common stock per share of DuPont common stock. This Exchange Offer does not provide for a minimum exchange ratio. See “The Exchange Offer—Terms of the Exchange Offer.” If the upper limit is in effect, then the exchange ratio will be fixed at that limit. IF THE UPPER LIMIT IS IN EFFECT, AND UNLESS YOU PROPERLY WITHDRAW YOUR SHARES, YOU WILL RECEIVE LESS THAN $                OF N&B COMMON STOCK FOR EACH $100 OF DUPONT COMMON STOCK THAT YOU TENDER, AND YOU COULD RECEIVE MUCH LESS.

The indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on                , 2020 (the second to last trading day before the date of this prospectus), based on the daily VWAPs of DuPont common stock

and IFF common stock on                , 2020,                , 2020 and                , 2020 would have provided for                shares of N&B common stock to be exchanged for every share of DuPont common stock accepted. The value of N&B common stock received and, following the Merger, the value of IFF common stock received may not remain above the value of DuPont common stock tendered following the expiration of the Exchange Offer.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT                A.M., NEW YORK CITY TIME, ON                , 2020 UNLESS THE OFFER IS EXTENDED OR TERMINATED. SHARES OF DUPONT COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

In reviewing this prospectus, you should carefully consider the risk factors beginning on page 56 of this prospectus.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2020.

The final exchange ratio used to determine the number of shares of N&B common stock that you will receive for each share of DuPont common stock accepted in the Exchange Offer will be announced by press release no later than 11:59 p.m., New York City time, at the end of the second trading day immediately preceding the expiration date. At such time, the final exchange ratio will be available at https://                and from the information agent at the toll-free number provided on the back cover of this prospectus. DuPont will announce whether the upper limit on the number of shares that can be received for each share of DuPont common stock tendered will be in effect, through https://                and by press release, no later than 11:59 p.m., New York City time, at the end of the second trading day immediately preceding the expiration date. Starting at the end of the third trading day of the Exchange Offer, indicative exchange ratios (calculated in the manner described in this prospectus) will also be available on that website and from the information agent at the toll-free number provided on the back cover of this prospectus.

This prospectus provides information regarding DuPont, N&B, IFF, the Spin-Off (as defined below) in which shares of N&B common stock will be distributed to holders of DuPont common stock, the Exchange Offer in which DuPont is offering to exchange                shares of N&B common stock for shares of DuPont common stock that are properly tendered and not withdrawn, and the Merger, where, following the Spin-Off and the Exchange Offer, all shares of N&B common stock will then be immediately and automatically converted into the right to receive shares of IFF common stock and delivered to participating DuPont stockholders as described herein. DuPont stock is listed on the NYSE under the symbol “DD.” IFF common stock is listed on the NYSE, Euronext Paris and the Tel Aviv Stock Exchange (“TASE”) under the symbol “IFF.” On                , 2020, the last reported sale price of DuPont common stock on the NYSE was $                per share, and the last reported sale price of IFF common stock on the NYSE was $                per share. The market prices of DuPont common stock and of IFF common stock will fluctuate prior to the completion of the Exchange Offer and thereafter and may be higher or lower at the expiration date than the prices set forth above. No trading market currently exists for N&B common stock. N&B has not applied for listing of N&B common stock on any exchange.

Following the Exchange Offer, the remaining shares of N&B common stock that were not offered by DuPont in the Exchange Offer (expected to be approximately                  shares of N&B common stock), as well as any other remaining shares of N&B common stock if the Exchange Offer is not fully subscribed because an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered by DuPont are exchanged, will be distributed to DuPont stockholders whose shares of DuPont common stock remain outstanding after the consummation of the Exchange Offer pursuant to a pro rata distribution as part of the Spin-Off. Any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in the Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in the Spin-Off. This prospectus covers all shares of N&B common stock offered by DuPont in the Exchange Offer and all shares of N&B common stock that are planned to, and may, be distributed by DuPont in the Spin-Off to holders of shares of DuPont common stock. If the Exchange Offer is terminated by DuPont without the exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), all shares of N&B common stock owned by DuPont will be distributed in the Spin-Off on a pro rata basis to holders of DuPont common stock. See “The Exchange Offer—Distribution of N&B Common Stock Remaining After the Exchange Offer.”

Following the consummation of the Exchange Offer, in the Merger, Merger Sub I will be merged with and into N&B, whereby the separate corporate existence of Merger Sub I will cease and N&B will continue as the surviving company. In the Merger, each outstanding share of N&B common stock (except for shares of N&B common stock held by N&B as treasury stock or by DuPont, which will be cancelled) will be automatically converted into the right to receive a number of shares of IFF common stock equal to the exchange ratio set forth in the Merger Agreement. The aggregate number of shares of IFF common stock to be issued in the Merger by IFF is expected to result in pre-Merger holders of shares of N&B common stock collectively owning approximately 55.4% of the issued and outstanding shares of IFF common stock on a fully diluted basis after giving effect to the Merger and IFF’s existing shareholders collectively owning approximately 44.6% of the issued and outstanding shares of IFF common stock on a fully diluted basis (in each case, excluding any overlaps in the pre-Merger shareholder bases).

No fewer than 30 days (and in some circumstances 15 days) following the Merger, N&B will be merged with and into Neptune Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II”), which is a wholly owned subsidiary of IFF, whereby the separate corporate existence of N&B will cease and Merger Sub II will continue as the surviving company (such merger, the “Second Merger” and together with the Merger, the “Mergers”).

DuPont’s obligation to exchange shares of N&B common stock for IFF common stock is subject to the conditions listed under “The Exchange Offer—Conditions to Consummation of the Exchange Offer,” including the satisfaction of conditions to the Merger, which include the IFF shareholder approval of the issuance of IFF common stock in connection with the Merger, and other conditions.

i

This prospectus incorporates by reference important business and financial information about DuPont and IFF from documents filed with the SEC that have not been included in or delivered with this prospectus. This information is available without charge at the website that the SEC maintains at www.sec.gov, as well as from other sources. See “Where You Can Find More Information; Incorporation By Reference.” You also may ask any questions about the Exchange Offer or request copies of the Exchange Offer documents and the other information incorporated by reference in this prospectus, without charge, upon written or oral request to DuPont’s information agent,                 , located at                 , at the telephone number                or at the email address                . In order to receive timely delivery of the documents, you must make your requests no later than                , 2021.

All information contained or incorporated by reference in this prospectus with respect to IFF, Merger Sub I, Merger Sub II and their respective subsidiaries, as well as information on IFF after the consummation of the Transactions, has been provided by IFF. All other information contained or incorporated by reference in this prospectus with respect to DuPont, N&B or their respective subsidiaries, or the N&B Business, and with respect to the terms and conditions of the Exchange Offer, has been provided by DuPont.

This prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of DuPont common stock, N&B common stock or IFF common stock in any jurisdiction in which the offer, sale or exchange is not permitted. Non-U.S. stockholders should consult their advisors in considering whether they may participate in the Exchange Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of N&B common stock that may apply in their home countries. DuPont, N&B and IFF cannot provide any assurance about whether such limitations may exist. See “The Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the Exchange Offer outside the United States.

v

HELPFUL INFORMATION

Certain abbreviations and terms used in the text and notes are defined below:

Abbreviation/Term	Description
Ancillary Agreements	The Tax Matters Agreement, the Employee Matters Agreement, the Intellectual Property Cross-License Agreement, the Trademark Cross-License Agreement, the Regulatory Cross-License Agreement, the Umbrella Secrecy Agreement, the Regulatory Transfer and Support Agreement, TMODS License Agreement, Transition Services Agreements, Supply Agreement, Space Leases and the other agreements set forth in the Separation Agreement and any other agreements to be entered into by and between any member of the N&B Group and any member of the DuPont Group, at, prior to or after the Distribution in connection with the Distribution (to the extent consented to by IFF), N&B and IFF, but shall exclude any conveyancing and assumption instruments and the Merger Agreement

Benefit Plan	All employee or director compensation and benefit plans, programs, agreements, policies or arrangements, including any employment, severance, welfare (including medical, dental, vision and life insurance), cafeteria, retirement, savings and other deferred compensation plans, programs, agreements, policies or arrangements

Code	The Internal Revenue Code of 1986, as amended

Collective Bargaining Agreement	A collective bargaining agreement, labor agreement or similar written contract with a labor union, labor organization or other employee representative body and each written contract with a works council

DGCL	General Corporation Law of the State of Delaware

Distribution	The distribution by DuPont, pursuant to the Separation Agreement, of 100% of the shares of N&B common stock to DuPont’s stockholders in an exchange offer, spin-off or a combination thereof

Distribution Date	The date, as shall be determined by the board of DuPont, on which DuPont distributes all of the issued and outstanding shares of N&B common stock to the holders of DuPont common stock

DuPont	Depending on context, either DuPont de Nemours, Inc. or DuPont de Nemours, Inc. and its consolidated subsidiaries

DuPont Benefit Plan	Any Benefit Plan sponsored or maintained by DuPont or any member of the DuPont Group

Abbreviation/Term	Description
DuPont Bylaws	DuPont’s Fourth Amended and Restated Bylaws, effective June 1, 2019 (as they may be amended)

DuPont Charter	DuPont’s Second Amended and Restated Certificate of Incorporation, effective June 1, 2019 (as it may be amended)

DuPont common stock	The common stock, par value $0.01 per share, of DuPont

DuPont Equity Award	Any outstanding DuPont Option, DuPont Stock Appreciation Right, DuPont RSU Award, DuPont Restricted Stock Award, DuPont PSU Award and other equity incentive compensation award that was granted under the DuPont Incentive Plan

DuPont Group	DuPont and each of its subsidiaries and any legal predecessors thereto, but excluding any member of the N&B Group

DuPont Incentive Plan	DuPont’s Omnibus Incentive Plan and any other equity compensation plan or arrangement maintained by DuPont

DuPont Option	Each option to purchase shares of DuPont common stock from DuPont, whether granted by DuPont pursuant to the DuPont Incentive Plan, assumed by DuPont in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

DuPont PSU Award	Each stock unit representing the right to be issued shares of DuPont common stock by DuPont upon the satisfaction of a performance-based vesting requirement, whether granted by DuPont pursuant to the DuPont Incentive Plan, assumed by DuPont in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

DuPont Restricted Stock Award	Each restricted stock award in respect of shares of DuPont common stock, whether granted by DuPont pursuant to the DuPont Incentive Plan, assumed by DuPont in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

DuPont RSP	The DuPont Retirement Savings Plan

DuPont RSU Award	Each restricted stock unit representing the right to vest in and be issued shares of DuPont common stock by DuPont, whether granted by DuPont pursuant to a DuPont Incentive Plan, assumed by DuPont in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

Abbreviation/Term	Description
DuPont Stock Appreciation Right	Each stock appreciation right in respect of DuPont common stock, whether granted by DuPont pursuant to the DuPont Incentive Plan, assumed by DuPont in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

Employee Matters Agreement	The Employee Matters Agreement, dated as of December 15, 2019, by and among DuPont, N&B and IFF

Exchange Act	The Securities Exchange Act of 1934, as amended

Exchange Offer	An exchange offer whereby DuPont is offering to its stockholders the ability to exchange all or a portion of their shares of DuPont common stock for shares of N&B common stock, which N&B common stock will be immediately exchanged for IFF common stock in the Merger

GAAP	Generally accepted accounting principles in the United States

HSR Act	The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

IFF	International Flavors & Fragrances Inc.

IFF Bylaws	IFF’s Bylaws (as they may be amended)

IFF Charter	IFF’s Restated Certificate of Incorporation (as it may be amended)

IFF common stock	The common stock, par value $0.125 per share, of IFF

IFF Companies	IFF and each of IFF’s subsidiaries, including Merger Sub I and Merger Sub II

IFF Equity Awards	Any outstanding LTIP Award, IFF Option, IFF PRSU, IFF RSU, IFF SSAR and other equity incentive compensation award that was granted under the IFF Incentive Plan

IFF Form S-4 Registration Statement	IFF’s registration statement on Form S-4 filed with the SEC in connection with the issuance of IFF common stock pursuant to the Merger, as such registration statement may be amended prior to the time it becomes effective under the Securities Act

IFF Incentive Plan	IFF’s 2015 Stock Award and Incentive Plan and any other equity compensation plan or arrangement maintained by IFF

IFF Option	Each option to purchase shares of IFF common stock from IFF, whether granted by IFF pursuant to the IFF Incentive Plan, assumed by IFF in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

Abbreviation/Term	Description
IFF PRSU	Each purchased restricted stock unit representing the right to vest in and be issued shares of IFF common stock by IFF, purchased pursuant to the IFF Incentive Plan

IFF RSU	Each restricted stock unit representing the right to vest in and be issued shares of IFF common stock by IFF, whether granted by IFF pursuant to the IFF Incentive Plan, assumed by IFF in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

IFF SSAR	Each stock-settled appreciation right in respect of IFF common stock, whether granted by IFF pursuant to the IFF Incentive Plan, assumed by IFF in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

Intellectual Property Cross-License Agreement	The Intellectual Property Cross-License Agreement substantially in the form attached as Exhibit 10.4 hereto and to be entered into at or prior to the Distribution Date

Internal Reorganization	The transfer and/or assignment and assumption of certain N&B Assets, N&B Liabilities, Excluded Assets and Excluded Liabilities in furtherance of the Separation and the Parent Contribution

LTIP Award	Each performance cash and share in the form of long-term incentive plan awards granted by IFF pursuant to the IFF Incentive Plan

Merger	The merger of Merger Sub I with and into N&B, with N&B surviving the merger as a wholly owned subsidiary of IFF, as contemplated by the Merger Agreement

Merger Agreement	The Agreement and Plan of Merger, dated as of December 15, 2019, by and among DuPont, IFF, N&B and Merger Sub I (as it may be amended from time to time)

Merger Sub I	Neptune Merger Sub I Inc., a wholly owned subsidiary of IFF

Merger Sub II	Neptune Merger Sub II LLC, a wholly owned subsidiary of IFF

N&B	Nutrition & Biosciences, Inc., a Delaware corporation and currently a wholly owned subsidiary of DuPont

N&B Assets	The assets allocated to N&B and the members of the N&B Group described in the section of this document entitled “The Separation Agreement—The Separation—Transfer of Assets”

Abbreviation/Term	Description
N&B Benefit Plan	Any Benefit Plan sponsored or maintained by N&B or any member of the N&B Group that is in place immediately prior to the Distribution

N&B Business	The nutrition and biosciences business of DuPont

N&B Bylaws	The Bylaws of N&B, dated as of October 30, 2019 (as they may be amended)

N&B Certificate of Incorporation	The Certificate of Incorporation of N&B, dated as of October 30, 2019 (as it may be amended)

N&B common stock	The common stock, par value $0.01 per share, of N&B

N&B Companies	N&B and its subsidiaries, after giving effect to the Separation and the Parent Contribution

N&B Debt Financing	The indebtedness to be incurred by N&B under the Commitment Letter and/or the Permanent Financing in connection with the transactions contemplated by the Separation Agreement and the Merger Agreement, as described in the section of this document entitled “Debt Financing”

N&B Dedicated Employee	Each individual described in Section 1.01(a)(i) of the Employee Matters Agreement (and, for the avoidance of doubt, not including any individual in a shared corporate or functional role to be identified pursuant to Section 1.01(a)(ii) of the Employee Matters Agreement)

N&B Employee	Each employee who is employed as of the Separation Date and is: (i) an N&B Dedicated Employee, (ii) identified through a process for talent selection to fill a shared corporate or functional department listed in Schedule 1.01(a)(ii) of the Employee Matters Agreement, (iii) hired by DuPont prior to the Distribution, as permitted under the Merger Agreement, (iv) by operation of law or the terms of the N&B Labor Agreement, without the taking of any action by DuPont or any of its affiliates, automatically transferred to the N&B Group on or before the Distribution Date or (v) mutually identified by N&B, DuPont and IFF, in each case, exclusive of Non-Consenting Employees or any individual, as determined and agreed upon by DuPont and IFF in good faith, was inappropriately identified for employment with a member of the N&B Group

N&B Group	N&B, and each person that is a direct or indirect affiliate of N&B immediately following the Distribution, and each person that becomes a subsidiary of N&B after the Distribution

Abbreviation/Term	Description
N&B Indemnitees	N&B, each other member of the N&B Group, and each of their affiliates from and after the Distribution, including IFF and each of IFF’s affiliates, and all persons who are or have been directors, officers, employees and of any member of the N&B Group (in each case, in their respective capacities as such), and their respective heirs, executors, successors and assigns

N&B Key Executive Role	The position of a principal executive officer of N&B or his or her direct reports

N&B Liabilities	The liabilities allocated to N&B and the members of the N&B Group described in the section of this document entitled “The Separation Agreement—The Separation—Assumption of Liabilities”

New York City time	Local time in the City of New York, New York

Non-Consenting Employees	Each individual who otherwise would be an N&B Employee pursuant to Section 1.01(a) of the Employee Matters Agreement, who has the right under applicable law or applicable N&B Labor Agreement to object to, opt out of, refuse to consent to, or otherwise fail to acquiesce to, and who has (a) validly objected to, opted out of, refused to consent to, or otherwise failed to acquiesce to, the automatic transfer of their employment to N&B Group by operation of applicable law, in cases where such employee is subject to automatic transfer by operation of applicable law, (b) validly refused to consent to, refused to accept the offer to, refused to execute a tripartite agreement or otherwise failed to acquiesce to, become an employee of N&B Group, or (c) validly objected to, opted out of, refused to consent to, or otherwise failed to acquiesce to, changes in his or her compensation or employee benefits by validly resigning or terminating his or her employment with, validly withdrawing his or her consent to employment with or validly rejecting his or her transfer to, N&B Group, in accordance with and to the extent permitted by applicable law or an applicable N&B Labor Agreement

NYSE	The New York Stock Exchange

Parent Contribution	The conveyance by DuPont to N&B of certain assets and liabilities constituting the N&B Business

record date	The record date to be established for the Spin-Off

SEC	The United States Securities and Exchange Commission

Securities Act	The Securities Act of 1933, as amended

Abbreviation/Term	Description

Separation	The transfer of the N&B Assets that are not already owned by members of the N&B Group to members of the N&B Group and the assumption of the N&B Liabilities that are not already directly owed by or otherwise directly the responsibility of members of the N&B Group by members of the N&B Group, and the transfer of Excluded Assets that are not already directly owned by members of the DuPont Group to members of the DuPont Group and the Assumption of the Excluded Liabilities that are not already directly owed by or otherwise the responsibility of members of the DuPont Group by the DuPont Group, including the steps contemplated by the Internal Reorganization

Separation Agreement	The Separation and Distribution Agreement, dated as of December 15, 2019, by and among DuPont, IFF and N&B (as it may be amended from time to time)

Separation Date	The effective date of the Separation

Separation Plan	DuPont’s plan with respect to the Internal Reorganization, as further described in the Separation Agreement

Share Issuance	The issuance of shares of IFF common stock to the stockholders of N&B in the Merger

Special Cash Payment	A special cash payment from N&B to DuPont in an amount equal to $7.306 billion, subject to certain adjustments as described in “The Separation Agreement—The Separation—Special Cash Payment and Post-Closing Adjustments”

Spin-Off	The distribution of all shares of N&B common stock not offered in the Exchange Offer (anticipated to be approximately shares of N&B common stock) and the distribution of any shares of N&B common stock not exchanged in the Exchange Offer to the extent it is undersubscribed, in each case, that are owned by DuPont and on a pro rata basis to DuPont stockholders on the record date whose shares of DuPont common stock remain outstanding after consummation of the Exchange Offer

Tax Matters Agreement	The Tax Matters Agreement substantially in the form attached as Exhibit 10.3 hereto and to be entered into immediately prior to the Distribution
Termination Fee	The termination fee of $521.5 million payable by IFF to DuPont upon termination of the Merger Agreement under circumstances as described in the section of this document entitled “The Merger Agreement—Termination Fees and Expenses Payable in Certain Circumstances”

Transaction Documents	The Merger Agreement, the Separation Agreement and the Ancillary Agreements

Abbreviation/Term	Description

Transactions	The transactions contemplated by the Transaction Documents, which provide for, among other things, the Separation, the Distribution and the Merger, as described in “The Transactions”

Transition Services Agreements	The Transition Services Agreement (DuPont (or certain of its affiliates) to N&B (or certain of its affiliates)) and the Transition Services Agreement (N&B (or certain of its affiliates) to DuPont (or certain of its affiliates)), each as contemplated by the Merger Agreement

Valuation Dates	The last three full trading days ending on and including the second trading day preceding the expiration date of the Exchange Offer period, as it may be voluntarily extended

Voting Agreement	The Voting Agreement, dated as of December 15, 2019, by and between DuPont and Winder Investment Pte. Ltd.

VWAP	Volume-weighted average price

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER AND THE TRANSACTIONS

The following are some of the questions that DuPont stockholders may have, and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this prospectus. You are urged to read this prospectus in its entirety prior to making any decision.

Questions and Answers about the Exchange Offer

Q:	Who may participate in the Exchange Offer?

A:

Any DuPont stockholders in the United States during the Exchange Offer period may participate in the Exchange Offer. Although DuPont has mailed this document to its stockholders to the extent required by U.S. law, including stockholders located outside the United States, this document is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy, sell or exchange any shares of DuPont common stock, shares of IFF common stock or shares of N&B common stock in any jurisdiction in which such offer, sale or exchange is not permitted.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of DuPont, N&B or IFF has taken any action under non-U.S. laws or regulations to facilitate a public offer to exchange shares of DuPont common stock, shares of N&B common stock or shares of IFF common stock outside the United States. Accordingly, the ability of any non-U.S. person and any U.S. person residing outside of the United States to tender shares of DuPont common stock in the Exchange Offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit such person to participate in the Exchange Offer without the need for DuPont, N&B or IFF to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. stockholders and U.S. stockholders residing outside of the United States should consult their advisors in considering whether they may participate in the Exchange Offer in accordance with the laws of their home countries or countries of residence, as applicable, and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of DuPont common stock, N&B common stock or IFF common stock that may apply in such countries. None of DuPont, IFF or N&B can provide any assurance about whether such limitations may exist. See “The Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the Exchange Offer outside the United States.

Q:	How many shares of N&B common stock will I receive for each share of DuPont common stock that I tender?

A:

The Exchange Offer is designed to permit you to exchange your shares of DuPont common stock for shares of N&B common stock at a price per share equal to a    % discount to the per-share value of IFF common stock, calculated as set forth in this prospectus. Stated another way, for each $100 of your DuPont common stock accepted in the Exchange Offer, you will receive approximately $    of N&B common stock. The value of the DuPont common stock will be based on the calculated per-share value for the DuPont common stock on the NYSE and the value of the N&B common stock will be based on the calculated per-share value for IFF common stock on the NYSE, in each case determined by reference to the simple arithmetic average of the daily VWAP of DuPont common stock and IFF common stock on the NYSE on each of the Valuation Dates. The last day on which tenders will be accepted, whether on                    , 2021 or any later date to

which the Exchange Offer is extended, is referred to in this document as the “expiration date.” Please note, however, that:

•

The number of shares you can receive is subject to an upper limit of            shares of N&B common stock for each share of DuPont common stock accepted in the Exchange Offer. The next question and answer below describes how this limit may impact the value you receive.

•	The Exchange Offer does not provide for a minimum exchange ratio. See “The Exchange Offer—Terms of the Exchange Offer.”

•

Only a portion of the shares of N&B common stock are being offered in the Exchange Offer, with the remaining            shares of N&B common stock to be distributed in a dividend to all stockholders of DuPont pro rata in the Spin-Off. In addition, if an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered by DuPont in the Exchange Offer are exchanged (including due to the upper limit being reached), then such remaining shares of N&B common stock will be included in the Spin-Off.

•

Because the Exchange Offer is subject to proration in the event of oversubscription, DuPont may accept for exchange only a portion of the DuPont common stock tendered by you. Any proration of the number of shares accepted in the Exchange Offer will be determined on the basis of the proration mechanics described under “The Exchange Offer—Terms of the Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of DuPont Common Stock.”

For more information on the terms of the Exchanger Offer see “The Exchange Offer—Terms of the Exchange Offer.”

Q:	Is there a limit on the number of shares of N&B common stock I can receive for each share of DuPont common stock that I tender?

A:

The number of shares you can receive is subject to an upper limit of            shares of N&B common stock for each share of DuPont common stock accepted in the Exchange Offer. If the upper limit is in effect, you will receive less than $            of N&B common stock for each $100 of DuPont common stock that you tender, and you could receive much less. For example, if the calculated per-share value of DuPont common stock was $             (        % above the highest closing price for DuPont common stock on the NYSE during the three-month period prior to commencement of the Exchange Offer) and the calculated per-share value of N&B common stock was $    (the lowest closing price for IFF common stock on the NYSE during that three-month period), the value of N&B common stock, based on the IFF common stock price, received for shares of DuPont common stock accepted for exchange would be approximately $            for each $100 of DuPont common stock accepted for exchange.

The upper limit would represent a                % discount for N&B common stock based on the average of the daily VWAPs of DuPont common stock and IFF common stock on the NYSE on                , 2020,                    , 2020 and                , 2020 (the last three full trading days ending on the second to last full trading day prior to commencement of the Exchange Offer). DuPont set this upper limit to ensure that an unusual or unexpected drop in the trading price of IFF common stock, relative to the trading price of DuPont common stock, would not result in an unduly high number of shares of N&B common stock being exchanged for shares of DuPont common stock accepted in the Exchange Offer.

In addition, depending on the number of the shares of DuPont common stock validly tendered in the Exchange Offer and the final exchange ratio, the Exchange Offer could become oversubscribed. In the event of such an oversubscription, DuPont would have to limit the number of shares of DuPont common stock that it accepts in the Exchange Offer through a proration process. Any proration of the number of shares accepted in the Exchange Offer will be determined on the basis of the proration mechanics described under “The Exchange Offer—Terms of the Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of DuPont Common Stock.”

Q:	Are there possible adverse effects on the value of IFF common stock ultimately to be received by DuPont stockholders who participate in the Exchange Offer?

A:

The factors associated with the Transactions are described in more detail in the section of this document entitled “Risk Factors.” You should carefully consider the risk factors set forth in that section.

Q:	How and when will I know the final exchange ratio and whether the upper limit is in effect?

A:

DuPont will announce the final exchange ratio used to determine the number of shares that can be received for each share of DuPont common stock accepted in the Exchange Offer by press release, and it will be available on the website                 , in each case by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be                    , 2021) immediately preceding the expiration date of the Exchange Offer (currently expected to be                    , 2021), unless the Exchange Offer is extended or terminated. At such time, the final exchange ratio will also be available from the information agent at the toll-free number provided on the back cover of this document. DuPont will also announce at that time whether the upper limit on the number of shares that can be received for each share of DuPont common stock tendered will be in effect. Therefore, the timing of such announcement will provide each holder of DuPont common stock with two full business days after knowing the final exchange ratio and whether the upper limit is in effect during which to decide whether to tender or withdraw their shares in the Exchange Offer.

Q:

How are the calculated per-share values of DuPont common stock and IFF common stock determined for purposes of calculating the number of shares of N&B common stock to be received in the Exchange Offer?

A:

The calculated per-share value of DuPont common stock and IFF common stock for purposes of the Exchange Offer will equal the simple arithmetic average of the daily VWAP of DuPont common stock and IFF common stock, as the case may be, on the NYSE on each of the Valuation Dates. The daily VWAP will be as reported by Bloomberg L.P. as displayed under the heading Bloomberg VWAP on the Bloomberg pages “                ” with respect to DuPont common stock and “                ” with respect to N&B common stock (or any other recognized quotation source selected by DuPont in its sole discretion if such pages are not available or are manifestly erroneous). The daily VWAPs of DuPont common stock and IFF common stock obtained from Bloomberg L.P. may be different from other sources of volume-weighted average prices or investors’ or other security holders’ own calculations. DuPont will determine the simple arithmetic average of the VWAPs of each stock based on prices provided by Bloomberg L.P., and such determination will be final. For more information on the terms of the Exchange Offer, see “The Exchange Offer—Terms of the Exchange Offer.”

Q:	What is the “daily volume-weighted average price” or “daily VWAP?”

A:

The “daily volume-weighted average price” for DuPont common stock and IFF common stock will be the volume-weighted average price of DuPont common stock and IFF common stock on the NYSE during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NYSE), and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE) except that such data will only take into account adjustments made to reported trades included by 4:10 p.m., New York City time, as reported to DuPont by Bloomberg L.P. for the equity ticker pages of DuPont, in the case of DuPont common stock, and IFF, in the case of IFF common stock. The daily VWAPs obtained from Bloomberg L.P. may be different from other sources of volume-weighted average prices or investors’ or other security holders’ own calculations. DuPont will determine the simple arithmetic average of the VWAPs of each stock based on prices provided by Bloomberg L.P., and such determination will be final.

Q:	Where can I find the daily VWAP of DuPont common stock and IFF common stock during the Exchange Offer period?

A:

DuPont will maintain a website at                 that provides the daily VWAP of both DuPont common stock and IFF common stock, together with indicative exchange ratios, which will be made available commencing at the end of the third trading day of the Exchange Offer and until the first Valuation Date. On the first two Valuation Dates, when the values of DuPont common stock and IFF common stock are calculated for the purposes of the Exchange Offer, the website will show the indicative exchange ratios based on indicative calculated per-share values calculated by DuPont, which will equal: (i) on the first Valuation Date, the daily VWAP of DuPont common stock and the IFF common stock for that day; and (ii) on the second Valuation Date, the simple arithmetic average of the daily VWAPs of DuPont common stock and IFF common stock for the first and second Valuation Dates. The website will not provide an indicative exchange ratio on the third Valuation Date. The final exchange ratio (as well as whether the upper limit on the number of shares that can be received for each share of DuPont common stock tendered will be in effect) will be announced by press release and be available on the website, in each case by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be                , 2021) immediately preceding the expiration date of the Exchange Offer (currently expected to be                , 2021). DuPont will determine the simple arithmetic average of the VWAPs based on data provided by Bloomberg L.P., and such determinations will be final.

Q:	Why is the calculated per-share value for N&B common stock based on the trading prices for IFF common stock?

A:

There is currently no trading market for N&B common stock. DuPont believes, however, that the trading prices for IFF common stock are an appropriate proxy for the trading prices of N&B common stock because (i) in the Merger, each outstanding share of N&B common stock (except for shares of N&B common stock held by N&B as treasury stock or by DuPont, which will be canceled and cease to exist and no consideration will be delivered in exchange therefor) will be automatically converted into the right to receive a number of shares of IFF common stock such that immediately after the Merger such DuPont stockholders will collectively own approximately 55.4% of IFF common stock on a fully diluted basis, and IFF shareholders will collectively own approximately 44.6% of IFF common stock on a fully diluted basis, in each case excluding any overlaps in the pre-transaction stockholder bases (calculated as further described in “The Merger Agreement – Merger Consideration”), (ii) prior to the consummation of the Exchange Offer, N&B will issue to DuPont a number of shares of N&B common stock equal to the number of shares of IFF common stock to be issued in the Share Issuance such that the total number of shares of N&B common stock outstanding immediately prior to the Distribution will be that number that results in the exchange ratio in the Merger equaling approximately one and, as a result, each share of N&B common stock (except for shares of N&B common stock held by N&B as treasury stock or by DuPont, which will be canceled and cease to exist and no consideration will be delivered in exchange therefor) will be converted into approximately one share of IFF common stock in the Merger, and (iii) at the Valuation Dates, it is expected that all the major conditions to the consummation of the Merger will have been satisfied or, if permitted by the Merger Agreement, waived (except for those conditions that by their nature are satisfied at the closing of the Merger), and the Merger will be expected to be consummated shortly, such that investors should be expected to be valuing IFF common stock based on the expected value of such IFF common stock immediately after the Merger. There can be no assurance, however, that IFF common stock after the Merger will trade on the same basis as IFF common stock trades prior to the Merger. See “Risk Factors—Risks Related to the Exchange Offer—The trading prices of IFF common stock may not be an appropriate proxy for the prices of N&B common stock.”

Q:	How and when will I know the final exchange ratio?

A:

DuPont will announce the final exchange ratio used to determine the number of shares that can be received for each share of DuPont common stock accepted in the Exchange Offer by press release, and it will be available on the website , in each case by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be , 2021) immediately preceding the expiration date of the Exchange Offer (currently expected to be , 2021), unless the Exchange Offer is extended or terminated. At such time, the final exchange ratio will also be available from the information agent at the toll-free number provided on the back cover of this document. DuPont will also announce at that time whether the upper limit on the number of shares that can be received for each share of DuPont common stock tendered will be in effect. Therefore, the timing of such announcement will provide each holder of DuPont common stock with two full business days after knowing the final exchange ratio and whether the upper limit is in effect during which to decide whether to tender or withdraw their shares in the Exchange Offer.

Q:	Will indicative exchange ratios be provided during the Exchange Offer period?

A:

Yes. Prior to the Valuation Dates and commencing at the end of the third trading day of the Exchange Offer, indicative exchange ratios will be available by contacting the information agent at the toll-free number provided on the back cover of this prospectus and at                , calculated as though that day were the last of the three Valuation Dates for the Exchange Offer. The indicative exchange ratio will also reflect whether the upper limit on the exchange ratio, described above, would have been in effect. In other words, assuming that a given day is a trading day, the indicative exchange ratio will be calculated based on the simple arithmetic average of the daily VWAPs of DuPont common stock and IFF common stock for that day and the two immediately preceding trading days. On the first two Valuation Dates, when the values of DuPont common stock and IFF common stock are calculated for the purposes of the Exchange Offer, the website will show the indicative exchange ratios based on indicative calculated per-share values calculated by DuPont, which will equal: (i) on the first Valuation Date, the daily VWAP of DuPont common stock and the IFF common stock for that day; and (ii) on the second Valuation Date, the simple arithmetic mean of the daily VWAPs of DuPont common stock and IFF common stock for the first and second Valuation Dates. The website will not provide an indicative exchange ratio on the third Valuation Date. The final exchange ratio (as well as whether the upper limit on the number of shares that can be received for each share of DuPont common stock tendered will be in effect) will be announced by press release and be available on the website, in each case by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be                    , 2021) immediately preceding the expiration date of the Exchange Offer (currently expected to be                    , 2021).

In addition, for purposes of illustration, a table that indicates the number of shares of N&B common stock that you would receive per share of DuPont common stock, calculated on the basis described above and taking into account the upper limit, assuming a range of averages of the daily VWAP of DuPont common stock and IFF common stock on the Valuation Dates, is provided under “The Exchange Offer—Terms of the Exchange Offer.”

Q:	What if DuPont common stock or IFF common stock does not trade on any of the Valuation Dates?

A:

If a market disruption event, as defined below, occurs with respect to DuPont common stock or IFF common stock on any of the Valuation Dates, the calculated per-share value of DuPont common stock and per-share value of N&B common stock will be determined using the daily VWAP of shares of DuPont common stock and shares of IFF common stock on the preceding full trading day or days, as the case may be, on which no market disruption event occurred with respect to either DuPont common stock and IFF common stock. If, however, a market disruption event occurs as specified above, DuPont may terminate or extend the Exchange Offer if, in its reasonable judgment, the market disruption event has impaired the benefits of the Exchange Offer to DuPont. If DuPont decides to extend the Exchange Offer period following a market disruption event, the Valuation Dates will be reset, as with any extension of the Exchange Offer, to the period of three consecutive trading days ending on and including the second trading day preceding the expiration date, as may be extended. Therefore, the timing of such announcement will provide each holder of DuPont common stock with two full business days after knowing the final exchange ratio and whether the upper limit is in effect during which to decide whether to tender or withdraw their shares in the Exchange Offer. For specific information as to what would constitute a market disruption event, see “The Exchange Offer—Conditions to Consummation of the Exchange Offer.”

Q:

Are there circumstances under which I would receive fewer shares of N&B common stock than I would have received if the exchange ratio were determined using the closing prices of DuPont common stock and IFF common stock on the expiration date of the Exchange Offer?

A:

Yes. The exchange ratio is calculated based on an average of the daily VWAP of shares of DuPont common stock and shares of IFF common stock on the Valuation Dates and not using the closing prices of DuPont common stock and IFF common stock on the expiration date of the Exchange Offer, such that you could receive fewer shares of N&B common stock than you would have received if the exchange ratio were determined using the closing prices of DuPont common stock and IFF common stock on the expiration date of the Exchange Offer. For example, if the trading price of DuPont common stock were to increase during the last two full trading days of the Exchange Offer, the average DuPont stock price used to calculate the exchange ratio would likely be lower than the closing price of shares of DuPont common stock on the expiration date of the Exchange Offer. As a result, you would receive fewer shares of N&B common stock, and therefore effectively fewer shares of IFF common stock, for each $100 of shares of DuPont common stock than you would have if the average DuPont stock price were calculated on the basis of the closing price of shares of DuPont common stock on the expiration date of the Exchange Offer or on the basis of an averaging period that includes the last two full trading days prior to the expiration of the Exchange Offer period. Similarly, if the trading price of IFF common stock were to decrease during the last two full trading days prior to the expiration of the Exchange Offer period, the average IFF stock price used to calculate the exchange ratio would likely be higher than the closing price of IFF common stock on the last full trading day prior to the expiration date. This could also result in your receiving fewer shares of N&B common stock, and therefore effectively fewer shares of IFF common stock, for each $100 of DuPont common stock than you would otherwise receive if the average IFF common stock price were calculated on the basis of the closing price of IFF common stock on the last full trading day prior to the expiration date or on the basis of an averaging period that included the last two full trading days prior to the expiration of the Exchange Offer period. See “The Exchange Offer—Terms of the Exchange Offer.”

Q:	Will fractional shares of IFF common stock be distributed?

A:

No fractional shares will be issued in the Merger, as described in this document. The Exchange Offer Agent will hold shares of N&B common stock in trust for the holders of DuPont common stock who validly tendered their shares in the Exchange Offer or are entitled to receive shares in the Spin-Off. Immediately following the consummation of the Exchange Offer and the Spin-Off, and by means of the Merger, each outstanding share of N&B common stock will be converted into the right to receive an equal number of shares of IFF common stock (because, prior to the consummation of the Exchange Offer, N&B will authorize the issuance of a number of shares of N&B common stock such that the total number of shares of N&B common stock outstanding immediately prior to the Distribution will be that number that results in the exchange ratio in the Merger equaling one). In the Merger, no fractional shares of IFF common stock will be delivered to holders of N&B common stock. All fractional shares of IFF common stock that a holder of shares of N&B common stock would otherwise be entitled to receive as a result of the Merger will be aggregated by the Exchange Agent. The Exchange Agent will cause the whole shares obtained thereby to be sold on behalf of such holders of shares of N&B common stock that would otherwise be entitled to receive such fractional shares of IFF common stock pursuant to the Merger, in the open market. The Exchange Agent will make available the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and conveyance and similar taxes, on a pro rata basis, without interest, as soon as practicable to the holders of N&B common stock that would otherwise be entitled to receive such fractional shares of IFF common stock in the Merger. See “The Exchange Offer—Terms of the Exchange Offer.”

Q:	What is the aggregate number of shares of N&B common stock being offered in the Exchange Offer?

A:

In the Exchange Offer, DuPont is offering to exchange        shares of N&B common stock held by it, which represents approximately        % of the outstanding shares of N&B common stock. Each share of N&B common stock will, pursuant to the Merger, be automatically converted into a right to receive an equal number of shares of IFF common stock, as described above, and N&B will authorize the issuance of a number of shares of N&B common stock to result in that exchange ratio. The remaining shares of N&B common stock that are not being offered in the Exchange Offer will be distributed pro-rata to DuPont stockholders in the Spin-Off (along with any shares of N&B common stock not subscribed for in the Exchange Offer). See “The Exchange Offer—Terms of the Exchange Offer.”

Q:	What happens if not enough shares of DuPont common stock are tendered to allow DuPont to exchange all of the shares of N&B common stock being offered in the Exchange Offer?

A:

If the Exchange Offer is consummated but less than all of the shares of N&B common stock being offered in the Exchange Offer are exchanged because the Exchange Offer is not fully subscribed, the additional shares of N&B common stock owned by DuPont will be distributed on a pro rata basis to the holders of shares of DuPont common stock whose shares of DuPont common stock remain outstanding after the consummation of the Exchange Offer along with the remaining shares of N&B common stock that are not being offered in the Exchange Offer. The record date for the Spin-Off will be announced by DuPont. Any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in the Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in the Spin-Off (both for the portion of N&B common stock DuPont has elected to distribute in the Spin-Off and in the event additional shares of N&B common stock are distributed because the Exchange Offer is not fully subscribed). See “The Exchange Offer—Distribution of N&B Common Stock Remaining After the Exchange Offer.”

Q:	What happens if DuPont declares a quarterly dividend during the Exchange Offer?

A:

If DuPont declares a quarterly dividend and the record date for that dividend occurs during the Exchange Offer period, you will be eligible to receive that dividend if you continue to own your shares of DuPont common stock as of that record date.

Q:	Will tendering my shares affect my ability to receive the DuPont quarterly dividend?

A:

No. If a dividend is declared by DuPont with a record date before the completion of the Exchange Offer, you will be entitled to that dividend even if you tendered your shares of DuPont common stock. Tendering your shares of DuPont common stock in the Exchange Offer is not a sale or transfer of those shares until they are accepted for exchange upon completion of the Exchange Offer. In addition, the Spin-Off will not affect your ability to receive any DuPont quarterly dividend, only a decision by you to sell or transfer your shares prior to the record date for any quarterly dividend will affect your entitlement to it.

Q:	Will all shares of DuPont common stock that I tender be accepted in the Exchange Offer?

A:

Not necessarily. Depending on the number of shares of DuPont common stock validly tendered in the Exchange Offer and not properly withdrawn, the calculated per-share value of DuPont common stock and the per-share value of N&B common stock determined as described above, DuPont may have to limit the number of shares of DuPont common stock that it accepts in the Exchange Offer through a proration process. Any proration of the number of shares accepted in the Exchange Offer will be determined on the basis of the proration mechanics described under “The Exchange Offer—Terms of the Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of DuPont Common Stock.”

An exception to proration can apply to stockholders (other than participants in the DuPont Retirement Savings Plan (referred to herein as the “DuPont RSP”)) who beneficially own “odd-lots,” that is, fewer than 100 shares of DuPont common stock. Such beneficial holders of DuPont common stock who validly tender all of their shares will not be subject to proration. For instance, if you directly or beneficially own 50 shares of DuPont common stock and tender all 50 shares, your odd-lot will not be subject to proration. If, however, you hold less than 100 shares of DuPont common stock, but do not tender all of your shares, you will be subject to proration to the same extent as holders of more than 100 shares if the Exchange Offer is oversubscribed. Direct or beneficial holders of 100 or more shares of DuPont common stock will be subject to proration.

Proration for each tendering stockholder subject to proration will be based on (i) the proportion that the total number of shares of DuPont common stock to be accepted, except for tenders of odd-lots, as described above, bears to the total number of shares of DuPont common stock validly tendered and not properly withdrawn, except for tenders of odd-lots, as described above, and (ii) the number of shares of DuPont common stock validly tendered and not properly withdrawn by that stockholder (and not on that stockholder’s aggregate ownership of shares of DuPont common stock). Any shares of DuPont common stock not accepted for exchange as a result of proration will be returned to tendering stockholders promptly after the final proration factor is determined.

DuPont will announce its final determination of the extent to which tenders will be prorated by press release promptly after this determination is made.

Q:	Will I be able to sell my shares of N&B common stock after the Exchange Offer is completed?

A:

No. There currently is no trading market for N&B common stock and no such trading market will be established in the future. The Exchange Offer Agent will hold all issued and outstanding shares of N&B common stock in trust until the shares of N&B common stock are converted into the right to receive shares of IFF common stock in the Merger. Participants in the Exchange Offer will not receive such shares of N&B common stock, but will receive the shares of IFF common stock issuable in the Merger, which can be sold in accordance with applicable securities laws. See “The Exchange Offer—Distribution of N&B Common Stock Remaining After the Exchange Offer.”

Q:	How many shares of DuPont common stock will DuPont accept if the Exchange Offer is completed?

A:

The number of shares of DuPont common stock that will be accepted if the Exchange Offer is completed will depend on the final exchange ratio, the number of shares of N&B common stock offered and the number of shares of DuPont common stock tendered. DuPont will offer                 shares of N&B common stock in the Exchange Offer. The maximum number of shares of DuPont common stock that will be accepted if the Exchange Offer is completed will be equal to the number of shares of N&B common stock offered by DuPont (i.e.,                ) divided by the final exchange ratio (which will be subject to the upper limit). For example, assuming that the final exchange ratio is                (the upper limit for shares of N&B common stock that could be exchanged for one share of DuPont common stock), then DuPont would accept up to                shares of DuPont common stock.

In addition, depending on the number of the shares of DuPont common stock validly tendered in the Exchange Offer and the final exchange ratio, the Exchange Offer could become oversubscribed. In the event of such an oversubscription DuPont would have to limit the number of shares of DuPont common stock that it accepts in the Exchange Offer through a proration process. Any proration of the number of shares accepted in the Exchange Offer will be determined on the basis of the proration mechanics described under “The Exchange Offer—Terms of the Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of DuPont Common Stock.”

Q:	Are there any conditions to DuPont’s obligation to complete the Exchange Offer?

A:

Yes. The Exchange Offer is subject to various conditions listed under “The Exchange Offer—Conditions to Consummation of the Exchange Offer.” If any of these conditions are not satisfied or waived prior to the expiration of the Exchange Offer, DuPont will not be required to accept shares for exchange and may extend or terminate the Exchange Offer.

DuPont may waive any of the conditions to the Exchange Offer prior to the expiration of the Exchange Offer. For a description of the material conditions precedent to the Exchange Offer, including satisfaction or waiver of the conditions to the Transactions, the receipt of IFF shareholder approval of the issuance of shares of IFF common stock in connection with the Merger, and other conditions, see “The Exchange Offer—Conditions to Consummation of the Exchange Offer.” N&B has no right to waive any of the conditions to the Exchange Offer. IFF has no right to waive any of the conditions to the Exchange Offer (other than certain conditions relating to the other transactions).

Q:	When does the Exchange Offer expire?

A:

The period during which you are permitted to tender your shares of DuPont common stock in the Exchange Offer will expire at 11:59 p.m., New York City time, on                , 2021, unless DuPont extends the Exchange Offer (subject to certain limitations on DuPont’s ability to extend). See “The Exchange Offer—Terms of the Exchange Offer—Extension; Termination; Amendment.”

Q:	Can the Exchange Offer be extended and under what circumstances?

A:

Yes. DuPont can, subject to the terms and conditions of the Separation Agreement, extend the Exchange Offer, in its sole discretion, at any time and from time to time. For instance, the Exchange Offer may be extended if any of the conditions for consummation of the Exchange Offer listed under “The Exchange Offer—Conditions to Consummation of the Exchange Offer” are not satisfied or waived prior to the expiration of the Exchange Offer. In case of an extension of the Exchange Offer, DuPont will publicly announce the extension at                 and separately by press release no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. If the Exchange Offer is extended, the Valuation Dates will reset to the period of three consecutive trading days ending on and including the second trading day preceding the revised expiration date, as may be extended.

DuPont’s right to extend the Exchange Offer is subject to the terms and conditions of the Separation Agreement. The Separation Agreement provides that the terms and conditions of the Exchange Offer must comply with the terms of the Merger Agreement and all applicable securities law requirements. See “The Separation Agreement—The Final Distribution.” The Separation Agreement also provides that, unless otherwise required by applicable law, the maximum number of days that the Exchange Offer may be extended following satisfaction of the conditions to the closing set forth in Article IX of the Merger Agreement (other than consummation of the transactions contemplated by the Separation Agreement and satisfaction of those conditions to be satisfied as of the closing date, provided that such conditions are capable of being satisfied at such date) shall be the earlier of (i) twenty business days and (ii) the latest date that would permit the distribution to occur prior to the initial outside date (as defined in the Merger Agreement) in compliance with all applicable laws.

Q:	How do I participate in the Exchange Offer?

A:

The procedures you must follow to participate in the Exchange Offer will depend on whether you hold your shares of DuPont common stock through a bank or trust company or broker, as a participant in the RSP, or if your shares of DuPont common stock are registered in your name in DuPont’s direct register of shares (the “DRS”). For specific instructions about how to participate, see “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering.”

Q:	What if I participate in the RSP?

A:

If you participate in the RSP, you can elect to either keep your shares of DuPont common stock or exchange some or all of your shares of DuPont common stock for shares of N&B common stock in the Exchange Offer. You will receive instructions from Bank of America, N.A., the trustee of the RSP, via letter or email informing you how to make an election and the deadline for making an election. If you do not make an active election prior to the applicable deadline, none of the shares of DuPont common stock attributable to your account under the RSP will be exchanged for shares of N&B common stock in the Exchange Offer.

For specific instructions about how to tender the shares of DuPont common stock attributable to your account, see “The Exchange Offer—Terms of This Exchange Offer—Procedures for Tendering.”

If you do not elect to exchange some or all of the shares of DuPont common stock attributable to your account for shares of N&B common stock, you may still receive shares of N&B common stock in the Spin-Off (in connection with the planned Spin-Off of                  shares of N&B common stock and in the event this Exchange Offer is not fully subscribed) in respect of the shares of DuPont common stock attributable to your account. Upon the closing of the Merger, any shares of N&B common stock attributable to your account will be converted into shares of IFF common stock.

After the closing of the Merger, the plan fiduciary responsible for evaluating the propriety of investment options under the RSP may conclude that the RSP will no longer maintain an IFF common stock fund, in which case you may be required to sell the shares of IFF common stock attributable to your account and reallocate the sale proceeds to one or more of the other investment options within the RSP.

Q:	How do I tender my shares of DuPont common stock after the final exchange ratio has been determined?

A:

DuPont will announce the final exchange ratio used to determine the number of shares of N&B common stock that can be received for each share of DuPont common stock accepted in the Exchange Offer by press release and it will be available on the website                , in each case by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be                , 2021) immediately preceding the expiration date of the Exchange Offer (currently expected to be                , 2021), unless the Exchange Offer is extended or terminated. The timing of such announcement will therefore provide each holder of DuPont common stock with two full business days after knowing the final exchange ratio during which to decide whether to tender or withdraw their shares in the Exchange Offer. If you wish to tender shares of DuPont common stock pursuant to the Exchange Offer but (i) the procedure for book-entry transfer cannot be completed on a timely basis or (ii) time will not permit all required documents to reach the Exchange Offer Agent on or before the expiration date of the Exchange Offer, you may still tender your shares of DuPont common stock by complying with the guaranteed delivery procedures described in the section entitled “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.” If you hold shares of DuPont common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your shares on your behalf.

If your shares of DuPont common stock are held through an institution and you wish to tender your DuPont common stock after The Depository Trust Company has closed, the institution must deliver a notice of guaranteed delivery to the Exchange Offer Agent via e-mail prior to 11:59 p.m., New York City time, on the expiration date.

Q:	Can I tender only a portion of my shares of DuPont common stock in the Exchange Offer?

A:	Yes. You may tender all, some or none of your shares of DuPont common stock.

Q:	What do I do if I want to retain all of my shares of DuPont common stock?

A:	If you want to retain all of your shares of DuPont common stock, you do not need to take any action.

Q:	Can I change my mind after I tender my shares of DuPont common stock and before the Exchange Offer expires?

A:

Yes. You may withdraw your tendered shares at any time before the Exchange Offer expires. See “The Exchange Offer—Terms of the Exchange Offer—Withdrawal Rights.” If you change your mind again, you can re-tender your shares of DuPont common stock by following the tender procedures again prior to the expiration of the Exchange Offer.

If you hold your shares through the RSP, [                ].

Q:	Will I be able to withdraw the shares of DuPont common stock I tender after the final exchange ratio has been determined?

A:

Yes. The final exchange ratio used to determine the number of shares of N&B common stock that you will receive for each share of DuPont common stock accepted in the Exchange Offer will be announced by press release and be available on the website                , in each case by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be                    , 2021) immediately preceding the expiration date of the Exchange Offer (currently expected to be                    , 2021), unless the Exchange Offer is extended or terminated. DuPont will also announce at that time whether the upper limit on the number of shares of N&B common stock that can be received for each share of DuPont common stock tendered is in effect. The timing of such announcement will therefore provide each holder of DuPont common stock with two full business days after knowing the final exchange ratio and whether the upper limit is in effect during which to decide whether to tender or withdraw their shares in the Exchange Offer. Subject to any extension or termination, you have the right to withdraw shares of DuPont common stock you have tendered at any time before 11:59 p.m., New York City time, on the expiration date, which is                , 2021. In addition, shares of DuPont common stock tendered pursuant to the Exchange Offer may be withdrawn after                , 2020 (i.e., after the expiration of 40 business days from the commencement of the Exchange Offer), if DuPont does not accept your shares of DuPont common stock pursuant to the exchange offer by such date. See “The Exchange Offer—Terms of the Exchange Offer.”

Q:	How do I withdraw my tendered DuPont common stock after the final exchange ratio has been determined?

A:

If you are a registered stockholder of DuPont common stock holding shares through the DRS and you wish to withdraw your shares after the final exchange ratio has been determined, then you must deliver a written notice of withdrawal or an e-mail transmission notice of withdrawal to the Exchange Offer Agent prior to 11:59 p.m., New York City time, on the expiration date. In addition, shares of DuPont common stock tendered pursuant to the Exchange Offer may be withdrawn after                , 2020 (i.e., after the expiration of 40 business days from the commencement of the Exchange Offer), if DuPont does not accept your shares of DuPont common stock pursuant to the Exchange Offer by such date. The information that must be included in that notice is specified under “The Exchange Offer—Terms of the Exchange Offer—Withdrawal Rights.”

If you hold your shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or an e-mail transmission notice of withdrawal to the Exchange Offer Agent on your behalf before 11:59 p.m., New York City time, on the expiration date. In addition, shares of DuPont common stock tendered pursuant to the Exchange Offer may be withdrawn after                , 2020 (i.e., after the expiration of 40 business days from the commencement of the Exchange Offer), if DuPont does not accept your shares of DuPont common stock pursuant to the Exchange Offer by such date. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered stockholder, you will not be able to provide a notice of withdrawal for such shares directly to the Exchange Offer Agent.

If your shares of DuPont common stock are held through an institution and you wish to withdraw your shares of DuPont common stock after The Depository Trust Company has closed, the institution must deliver a written notice of withdrawal or an e-mail transmission notice of withdrawal to the Exchange Offer Agent prior to 11:59 p.m., New York City time, on the expiration date, in the form of The Depository Trust Company’s notice of withdrawal and you must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with The Depository Trust Company’s procedures. In addition, shares of DuPont common Stock tendered pursuant to the Exchange Offer may be withdrawn after                , 2020 (i.e., after the expiration of 40 business days from the commencement of the Exchange Offer), if DuPont does not accept your shares of DuPont common stock pursuant to the Exchange Offer by such date. See “The Exchange Offer—Terms of the Exchange Offer—Withdrawal Rights—Withdrawing Your Shares After the Close of Business on the Expiration Date.”

Q:	Are there any material differences between the rights of holders of DuPont common stock and IFF common stock?

A:

Yes. IFF is a New York corporation and DuPont is a Delaware corporation, and each is subject to different organizational documents. Holders of DuPont common stock, whose rights are currently governed by DuPont’s organizational documents and Delaware law, will, with respect to the shares validly tendered and exchanged immediately following the Exchange Offer (and with respect to those shares they receive in the Spin-Off, which are received by stockholders without the exchange of any of their shares in the Exchange Offer), become shareholders of IFF and their rights will be governed by IFF’s organizational documents and New York law. The material differences between the rights associated with DuPont common stock and IFF common stock that may affect holders of DuPont common stock whose shares are accepted for exchange for shares of N&B common stock in the Exchange Offer (or who receive shares of N&B common stock in the Spin-Off) and who will obtain shares of IFF common stock in the Merger, relate to, among other things, advance notice procedures for shareholder proposals or director nominations and whether certain actions and proceedings are subject to an exclusive forum. For a further discussion of the material differences between the rights of holders of DuPont common stock and IFF common stock, see the section entitled “Comparison of Rights of Holders of DuPont Common Stock and IFF Common Stock.”

Q:	Are there any appraisal rights for holders of shares of DuPont common stock?

A:	There are no appraisal rights available to holders of shares of DuPont common stock in connection with the Exchange Offer.

Q:	What will DuPont do with the shares of DuPont common stock that are tendered, and what is the impact of the Exchange Offer on DuPont’s share count?

A:

The shares of DuPont common stock that are tendered in the Exchange Offer will be held as treasury stock by DuPont unless and until retired or used for other purposes. Any shares of DuPont common stock acquired by DuPont in the Exchange Offer will reduce the total number of shares of DuPont common stock outstanding, although DuPont’s actual number of shares outstanding on a given date reflects a variety of factors such as option exercises and release of shares upon vesting restricted stock units.

Q:	What will happen to the remaining shares of N&B common stock owned by DuPont in the Spin-Off following the consummation of the Exchange Offer?

A:

In the Exchange Offer, DuPont is offering to exchange            shares of N&B common stock held by it, which represents approximately                % of the outstanding shares of N&B common stock. The shares of N&B common stock not being offered in the Exchange Offer, as well as any remaining shares of N&B common stock if the Exchange Offer is not fully subscribed, will be distributed on a pro rata basis to DuPont stockholders whose shares of DuPont common stock remain outstanding following the consummation of the Exchange Offer. Upon the consummation of the Exchange Offer prior to the effective time of the Merger, DuPont will deliver to the Exchange Offer Agent, and the Exchange Offer Agent will hold, for the account of the relevant DuPont stockholders, a book-entry authorization representing all of the outstanding shares of N&B common stock, pending the consummation of the Merger. Prior to or at the effective time of the Merger, IFF will deposit with the Exchange Agent evidence in book-entry form representing the shares of IFF common stock issuable in the Merger. Such shares of IFF common stock will be delivered promptly following the effectiveness of the Merger, pursuant to the procedures determined by the Exchange Offer Agent and the Exchange Agent. See “The Exchange Offer—Terms of the Exchange Offer—Exchange of Shares of DuPont Common Stock.” If the Exchange Offer is terminated by DuPont on or prior to the expiration date of the Exchange Offer without the exchange of shares, but the conditions to consummation of the Transactions have otherwise been satisfied, DuPont intends to distribute all shares of N&B common stock owned by DuPont on a pro rata basis to holders of DuPont common stock, with a record date to be announced by DuPont. Such distributed shares of N&B common stock will convert to the right to receive IFF common stock in the Merger.

Q:	If I tender some or all of my shares of DuPont common stock in the Exchange Offer, will I receive any shares of N&B common stock in the Spin-Off?

A:

DuPont stockholders who validly tender (and do not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in the Exchange Offer will waive their rights (but solely with respect to such shares) to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in the Spin-Off (whether of the shares of N&B common stock not being offered in the Exchange Offer or in the event the Exchange Offer is not fully subscribed). However, in the event any tendered shares are not accepted in the Exchange Offer for any reason, or you do not tender all of your shares of DuPont common stock, such shares will be entitled to receive shares of N&B common stock in the Spin-Off.

Q:	If I do not tender any of my shares of DuPont common stock in the Exchange Offer, will I receive any shares of N&B common stock in the Spin-Off?

A:

Yes. In the Exchange Offer, DuPont is offering to exchange                 shares of N&B common stock held by it, which represents approximately                % of the outstanding shares of N&B. The shares of N&B common stock not being offered in the Exchange Offer, as well as any remaining shares of N&B common stock if the Exchange Offer is not fully subscribed, will be distributed on a pro rata basis to DuPont stockholders whose shares of DuPont common stock remain outstanding following the consummation of the Exchange Offer. DuPont stockholders who validly tender (and do not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in the Exchange Offer will waive their rights (but solely with respect to such shares) to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in the Spin-Off (whether of the shares of N&B common stock not being offered in the Exchange Offer or in the event the Exchange Offer is not fully subscribed).

Q:	If I do not tender any of my shares of DuPont common stock in the Exchange Offer, but I want to receive shares of N&B common stock in the Spin-Off, am I required to do anything?

A:

No. DuPont stockholders are not required to take any action in connection with the Spin-Off or Merger, and no action by DuPont stockholders is required to participate in these transactions and to receive the                 shares of N&B common stock (along with any shares distributed if the Exchange Offer is undersubscribed) that will be distributed on a pro rata basis in the Spin-Off and automatically converted in the Merger into the right to receive shares of IFF common stock (calculated as further described in “The Merger Agreement – Merger Consideration”). However, DuPont stockholders should carefully read this document, which contains important information about the Transactions, DuPont, IFF and N&B. In addition, should you want to participate in the Exchange Offer to exchange your shares of DuPont common stock for shares of N&B common stock, you would need to take the actions described above and in the section of this document entitled “The Exchange Offer.”

IF YOU DO NOT ELECT TO PARTICIPATE IN THE EXCHANGE OFFER AND ONLY WISH TO RECEIVE SHARES OF N&B COMMON STOCK IN THE SPIN-OFF, YOU WILL NOT BE REQUIRED TO SURRENDER YOUR SHARES OF DUPONT COMMON STOCK IN THE SPIN-OFF OR THE MERGER, AND THE SPIN-OFF AND MERGER WILL NOT RESULT IN ANY CHANGE IN YOUR OWNERSHIP OF DUPONT COMMON STOCK.

Q:	Why has DuPont decided to separate the N&B Business from DuPont and combine it with IFF through a Reverse Morris Trust transaction?

A:

DuPont has decided to pursue a combination with IFF to create a global leader in high-value ingredients and solutions serving food & beverage, home & personal care and health & wellness end markets. Executing this combination through a Reverse Morris Trust transaction is expected to be tax-efficient to DuPont and its stockholders.

Q:	Why has DuPont decided to separate N&B from DuPont through both an exchange offer and a spin-off?

A:

DuPont believes that distribution of a portion of the shares of N&B common stock that it holds to DuPont stockholders by way of an exchange offer, rather than distributing all of the shares of N&B common stock in a pro rata spin-off, is a tax-efficient way to divest its interest in N&B while allowing DuPont’s stockholders an opportunity to adjust their current investment between DuPont and the post-Merger IFF. See “The Transactions—DuPont’s Reasons for the Transactions.” Regardless of the Exchange Offer, DuPont will distribute                 shares of N&B common stock held by DuPont on a pro rata basis in the Spin-Off to holders of DuPont common stock whose shares of DuPont common stock remain outstanding after consummation of the Exchange Offer, based on the relative number of shares of DuPont common stock held by such holders, excluding those shares of DuPont common stock that have been validly tendered and accepted for exchange. In addition, if an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered by DuPont in the Exchange Offer are exchanged (including due to the upper limit being reached), then such remaining shares of N&B common stock will be included in the Spin-Off. DuPont believes that the Exchange Offer, combined with the Spin-Off, is the most efficient way to allow holders of DuPont common stock to own an interest in a post-Merger IFF that wholly owns the entire business of N&B. See “The Transactions—DuPont’s Reasons for the Transactions.”

Q:

Will DuPont stockholders who sell their shares of DuPont common stock shortly before the completion of the Distribution and Merger still be entitled to receive shares of IFF common stock with respect to the shares of DuPont common stock that were sold?

A:

No. Unless the Exchange Offer is terminated by DuPont prior to the expiration date, shares of N&B common stock (and, ultimately, shares of IFF common stock) will only be received by DuPont stockholders that either (i) tender their shares in the Exchange Offer or (ii) are stockholders of DuPont as of the record date, which will be announced by DuPont, but is expected to be following the time at which any validly tendered shares of DuPont common stock are accepted in the Exchange Offer (and as such after the completion of the Exchange Offer). As such, DuPont stockholders who sell their shares prior to the completion of the Distribution will not receive any shares of N&B common stock in the Distribution or shares of IFF common stock in the Merger. In addition, any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in the Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in the Spin-Off. To the extent DuPont terminates the Exchange Offer, and determines to distribute the shares of N&B common stock entirely by a pro-rata distribution, DuPont will announce in advance any record date with respect to such distribution.

Q:	Will holders of DuPont stock options or restricted stock units have the opportunity to exchange their DuPont stock options or restricted stock units for IFF common stock in the Exchange Offer?

A:

No, neither holders of vested or unvested stock options nor holders of restricted stock units (including performance-based restricted stock units and time-based restricted stock units) can tender the shares of DuPont common stock underlying such awards in the Exchange Offer. However, holders of vested and unexercised DuPont stock options can exercise their vested stock options in accordance with the terms of the agreements under which the options were issued and tender in the Exchange Offer the shares of DuPont common stock received upon exercise. The exercise of a DuPont stock option cannot be revoked for any reason, including if the Exchange Offer is terminated for any reason or if shares of DuPont common stock received upon exercise are tendered and not accepted for exchange in the Exchange Offer. Additionally, if you hold shares of DuPont common stock as a result of the vesting and settlement of restricted stock units, these shares can be tendered in the Exchange Offer.

If you are a holder of vested and unexercised DuPont stock options and wish to exercise such stock options and tender in the Exchange Offer shares of DuPont common stock received upon exercise, you should be certain to initiate such exercise generally no later than 4:00 p.m., New York City time, on the      trading day prior to the expiration of the Exchange Offer, so that the shares of DuPont common stock are received in enough time to tender the shares in accordance with the instructions for tendering.

There are tax consequences associated with the exercise of a stock option, and individual tax circumstances may vary. You are urged to consult the prospectus provided to you in connection with your DuPont stock options and to consult your own tax advisor regarding the consequences to you of exercising your stock options. You are also urged to read carefully the discussion in “U.S. Federal Income Tax Consequences of the Transactions” and to consult your own tax advisor regarding the consequences to you of the Exchange Offer.

Questions and Answers about this Prospectus, the Transactions and Related Steps

Q:	What are the Transactions described in this prospectus?

A:

On December 15, 2019, DuPont, N&B and IFF entered into definitive agreements, pursuant to which and subject to the terms and conditions therein, (1) DuPont will transfer the N&B Business to N&B (generally referred to herein as the Separation), (2) N&B will make a cash distribution to DuPont equal to $7.306 billion, subject to certain adjustments (referred to herein as the Special Cash Payment), (3) DuPont will distribute to its stockholders all of the issued and outstanding shares of N&B common stock by way of either (at DuPont’s option) a pro rata dividend, an exchange offer or a combination of both (generally referred to herein as the Distribution) and (4) Merger Sub I will merge with and into N&B, with N&B as the surviving corporation (generally referred to herein as the Merger). As a result of the Merger, the existing shares of N&B common stock will be automatically converted into the right to receive a number of shares of IFF common stock. When the Merger is completed, holders (or, if such holders exchange all of their shares of DuPont common stock in the Exchange Offer, also former holders) of DuPont’s common stock that received shares of N&B common stock in the Distribution will own approximately 55.4% of the outstanding shares of IFF common stock on a fully diluted basis and existing holders of IFF common stock immediately prior to the Merger will own approximately 44.6% of the outstanding shares of IFF common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases. The Distribution and the Merger are a Reverse Morris Trust transaction and are expected to be tax-free to DuPont stockholders for U.S. federal income tax purposes, except to the extent that cash is paid to DuPont stockholders in lieu of fractional shares in the Distribution or the Merger. The Separation, Distribution and the Mergers are collectively referred to herein as the “Transactions”.

The definitive agreements entered into in connection with the Transactions include (1) an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 15, 2019, by and among DuPont, N&B, IFF and Merger Sub I, (2) a Separation and Distribution Agreement (the “Separation Agreement”), dated as of December 15, 2019, by and among DuPont, N&B and IFF, and (3) an Employee Matters Agreement, dated as of December 15, 2019 (the “Employee Matters Agreement”), by and among DuPont, N&B and IFF. In addition, DuPont, N&B, IFF and certain of their respective affiliates will enter into other Ancillary Agreements in connection with the Transactions. These agreements, which are described in greater detail in “Other Agreements,” govern the relationship among DuPont, N&B, IFF and their respective affiliates after the Separation, the Distribution and the Merger.

The Distribution will be conducted through a combination of a spin-off and an exchange offer, subject to the conditions to the Exchange Offer as further described in “The Exchange Offer—Conditions to Consummation of the Exchange Offer” of this prospectus. On the closing date of the Merger, DuPont will distribute 100% of the shares of N&B common stock to DuPont stockholders through the Exchange Offer followed by the Spin-Off. In the Exchange Offer, DuPont will offer its stockholders the option to exchange all or a portion of their shares of DuPont common stock for approximately        shares of N&B common stock offered in the Exchange Offer. Following the Exchange Offer, the remaining shares of N&B common stock that were not offered by DuPont in the Exchange Offer (expected to be approximately        shares of N&B common stock), as well as any other remaining shares of N&B common stock if the Exchange Offer is not fully subscribed because an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered by DuPont are exchanged, will be distributed in the Spin-Off on a pro rata basis to DuPont stockholders as of the record date in respect of those shares of DuPont common stock that remain outstanding after consummation of the Exchange Offer. Any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in the Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in the Spin-Off. The Exchange Offer Agent will hold, for the account of the relevant DuPont stockholders, the book-entry authorizations representing all of the outstanding shares of N&B common stock, pending the consummation of the Merger. Shares of N&B common stock will not be able to be traded during this period. Rather, following the completion of the Exchange Offer and the Spin-Off the shares of N&B common stock will be automatically converted into the right to receive shares of IFF common stock in the Merger, as described above. In addition to the conditions applicable to the Exchange Offer described above, the Distribution is subject to certain conditions set forth in the Separation Agreement and the Merger is subject to certain conditions set forth in the Merger Agreement. See “The Merger Agreement—Conditions to the Merger” and “The Separation Agreement—Conditions to the Distribution.”

No fewer than 30 days (and in some circumstances 15 days) following the Merger, N&B will be merged with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of IFF. IFF will own and operate the N&B Business through Merger Sub II and will also continue IFF’s current business. All shares of IFF common stock, including those issued in the Merger, will be listed on the NYSE under IFF’s current trading symbol “IFF.”

Q:	What are the steps for the Transactions described above?

A:

Below is a step-by-step list illustrating the material events relating to the Separation, the Distribution and the Merger. Each of these events, as well as any conditions to their consummation, is discussed in more detail elsewhere in this prospectus.

Step #1—Internal Reorganization; the Separation. Prior to the Distribution and the Merger, DuPont will convey to N&B or one or more subsidiaries of N&B certain assets and liabilities constituting the N&B Business, and will cause any applicable subsidiary of DuPont to convey to DuPont or its designated subsidiary (other than N&B or any members of the N&B Group) certain excluded assets and excluded liabilities in order to separate the N&B Business, in each case, as set forth in and subject to the terms and conditions of the Separation Agreement. Thereafter, DuPont will transfer all the equity interests in each such subsidiary or subsidiaries of DuPont holding N&B Assets and N&B Liabilities, and constituting the N&B Business, to N&B.

Step #2—Issuance of N&B common stock. Immediately prior to the Distribution, N&B will issue to DuPont a number of shares of N&B common stock equal to the number of shares of IFF common stock to be issued in the Share Issuance.

Step #3—Special Cash Payment; Borrowings. Prior to the effective time of the Merger, and as a condition to the Distribution, N&B will make the Special Cash Payment to DuPont, which is a cash distribution to DuPont equal to $7.306 billion, subject to the adjustments described herein. Prior to making the Special Cash Payment, N&B will consummate its financing and receive the proceeds of the Term Loan Facility, the issuance of the Notes and/or the Bridge Facility.

Step #4—The Distribution; Exchange Offer and Spin-Off. On the closing date of the Merger, DuPont will distribute 100% of the shares of N&B common stock to DuPont stockholders through the Exchange Offer and the Spin-Off. In the Exchange Offer, DuPont will offer its stockholders the option to exchange all or a portion of their shares of DuPont common stock for approximately        shares of N&B common stock offered in the Exchange Offer. Following the Exchange Offer, the remaining shares of N&B common stock that were not offered by DuPont in the Exchange Offer (expected to be approximately        shares of N&B common stock), as well as any other remaining shares of N&B common stock if the Exchange Offer is not fully subscribed because an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered by DuPont are exchanged, will be distributed in the Spin-Off on a pro rata basis to DuPont stockholders as of the record date in respect of those shares of DuPont common stock that remain outstanding after consummation of the Exchange Offer. Any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in the Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in the Spin-Off. See “The Separation Agreement—The Distribution” and “The Exchange Offer.”

The Exchange Offer Agent will hold, for the account of the relevant DuPont stockholders, the book-entry authorizations representing all of the outstanding shares of N&B common stock, pending the consummation of the Merger. Shares of N&B common stock will not be able to be traded during this period.

Step #5—The Mergers. In the Merger, Merger Sub I will be merged with and into N&B, with N&B surviving as a wholly owned subsidiary of IFF. In the Merger, each outstanding share of N&B common stock (except for shares of N&B common stock held by N&B as treasury stock or by DuPont, which will be canceled and cease to exist and no consideration will be delivered in exchange therefor) will be converted into the right to receive a number of shares of IFF common stock such that immediately after the Merger such holders (or, if such holders exchange all of their shares of DuPont common stock in the Exchange Offer, also former holders) of DuPont’s common stock that received shares of N&B common stock in the Distribution will own approximately 55.4% of the outstanding shares of IFF common stock on a fully diluted basis and existing holders of IFF common stock immediately prior to the Merger will own approximately 44.6% of the outstanding shares of IFF common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases (calculated as further described in “The Merger Agreement – Merger Consideration”). No fewer than 30 days (or 15 days, in some circumstances) after the Merger (unless otherwise agreed by the parties), N&B will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of IFF.

Immediately after the consummation of the Merger, approximately 55.4% of the outstanding shares of IFF common stock are expected to be held by pre-Merger holders of shares of N&B common stock and approximately 44.6% of the outstanding shares of IFF common stock are expected to be held by pre-Merger IFF shareholders (in each case, excluding any overlaps in the pre-Merger shareholder bases).

The foregoing are subject to certain conditions to their consummation. See “The Exchange Offer—Conditions to Consummation of the Exchange Offer,” “The Merger Agreement—Conditions to the Merger,” “The Separation Agreement—Conditions to the Distribution” and “The Separation Agreement—Conditions to the Internal Reorganization.”

Q:	What are DuPont’s reasons for pursuing the Transactions described in this prospectus?

A:

In reaching its decision to approve the Merger Agreement, the Separation Agreement and the Transactions, DuPont board consulted with DuPont’s senior management as well as DuPont’s legal and financial advisors and considered a wide variety of factors, including the significant factors listed below, as generally supporting its decision:

•	the Transactions resulted from a competitive auction process that was conducted by DuPont and its advisors and involved the participation of several interested parties;

•	the belief that the Transactions provide the most attractive value with respect to the N&B Business;

•

the expectation that the Separation, the Distribution and the Merger generally would result in a tax-efficient disposition of the N&B Business for DuPont and DuPont’s stockholders, while a sale of the N&B Business for cash would result in a taxable disposition for DuPont;

•

DuPont would receive approximately $7.3 billion in cash (subject to adjustment) in connection with the Transactions, which would be received tax-free by DuPont to the extent such cash is used for repayment of certain debt, payment of dividends and/or share repurchases;

•

due to the shares of IFF common stock that would be received by DuPont stockholders as consideration for the Merger, DuPont stockholders would have the opportunity to participate in the combined IFF and N&B businesses after the consummation of the Transactions; and

•

the review by the DuPont board of directors with DuPont’s senior management and legal and financial advisors of the terms and conditions and structure of the Merger Agreement, the Separation Agreement, the form of the Tax Matters Agreement, the Employee Matters Agreement and the other agreements relating to the Transactions, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of the consummation of the Transactions and the DuPont board of directors’ evaluation of the likely time period necessary to close the Transactions.

In the course of its deliberations, the DuPont board of directors also considered other factors supporting its decision and a variety of risks and other potentially negative factors as set forth in the section entitled “DuPont’s Reasons for the Transactions.”

Q:	What are IFF’s reasons for pursuing the Transactions described in this prospectus?

A:

In reaching its decision to approve the Transaction Documents and the Transactions and recommend that IFF shareholders approve the Share Issuance, the IFF board of directors considered a wide variety of factors, including the significant factors listed below, as generally supporting its decision:

•

the increased size, economies of scale, geographic presence and total capabilities of IFF after the Transactions, which are expected to enable IFF to improve its cost structure, deepen its innovation platform, enhance growth and expand margins;

•

the complementary asset portfolios and strengths of IFF and the N&B Business and the expectation that the combination with the N&B Business would diversify and expand IFF’s mix of product offerings, including the N&B Business’s food & beverage, health & biosciences and pharma solutions platforms;

•	the belief that IFF would benefit from the scale of the combined company and diversity of its lines of business, making it less dependent on the performance of any particular segment or business line;

•	the expectation that IFF would maintain broad market presence, with an enhanced position in the food & beverage, home & personal care and health & wellness markets;

•

the expectation that IFF would achieve approximately $300 million of estimated cost synergies anticipated on a run-rate basis by the end of the third year following the consummation of the Transactions as a result of anticipated procurement improvements along with manufacturing and organizational efficiencies, as well as have an enhanced ability to drive volumes via a combination of cross-selling opportunities across the enhanced portfolio and the creation of integrated solutions, which is expected to generate more than $400 million in run-rate revenue synergies by the end of the third year following the consummation of the Transactions;

•

the expectation that the combination of IFF and N&B Business employees’ experience will drive improvements in manufacturing, R&D, leadership and growth, and enhance IFF’s ability to achieve its strategic objectives with respect to its existing business and the businesses of the combined company;

•

the expectation that the combined company will provide a compelling value proposition to global, regional and local customers, including through the provision of differentiated integrated solutions using the complementary capabilities of each business;

•

the expectation that the cash flow from the combined businesses after the Transactions would be strong enough to allow IFF to maintain its current quarterly dividend policy, reduce indebtedness incurred to finance the Transactions and maintain its investment grade rating;

•	the significant increase in total equity market capitalization of IFF, which could increase the trading volume, and therefore, the liquidity, of IFF’s common stock;

•

the fact that the consideration payable by IFF in the Merger consists, in part, of IFF’s common stock, enabling IFF to acquire the N&B Business without incurring the amount of indebtedness that would be required to fund an all-cash transaction;

•

the fact that IFF shareholders as of immediately prior to the completion of the Merger are expected to own 44.6% of the issued and outstanding shares of common stock of the combined company, on a fully diluted basis, immediately following completion of the Merger, and will have the opportunity to share in the future growth and expected synergies of the combined company while retaining the flexibility of selling all or a portion of those shares;

•

the fact that the management team of IFF, following the closing of the Transactions, would continue to be led by IFF’s Chairman and Chief Executive Officer and IFF’s senior management team would be expanded to include executives from IFF and the N&B Business;

•

the fact that the Merger Agreement and the other Transaction Documents and the aggregate consideration to be paid by IFF pursuant to the Merger Agreement were the result of extensive arms-length negotiations between representatives of IFF and DuPont, and the IFF board of directors’ belief that IFF had negotiated the transaction terms most favorable to IFF that DuPont would be willing to accept;

•	the expectation that IFF’s experience with acquiring and integrating businesses and growing larger companies will enhance IFF’s ability to integrate the N&B Business and grow the combined company;

•

the expectation that DuPont’s experience with separating its business lines through prior spin-offs or divestitures would lower the execution risk associated with the separation of the N&B Business from DuPont’s other businesses;

•

the expectation that IFF’s board of directors will benefit from expertise provided by the addition to its board of six directors to be designated by DuPont, including Mr. Ed Breen who will join the board of IFF as a DuPont appointee and will serve as Lead Independent Director starting June 1, 2021;

•	the support of IFF’s largest shareholder, Winder Investment Pte Ltd (“Winder”), and its willingness to enter into a voting agreement to vote in favor of the Share Issuance;

•

the opinion of Greenhill & Co., LLC (“Greenhill”) rendered to the IFF board of directors on December 15, 2019, that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth in such written fairness opinion, the exchange ratio set forth in the Merger Agreement was fair from a financial point of view to IFF, as more fully described below in “Opinion of Greenhill & Co., LLC;”

•

the opinion of Morgan Stanley & Co. LLC (“Morgan Stanley”) rendered to the IFF board of directors on December 15, 2019, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in such written fairness opinion, the exchange ratio pursuant to the Merger Agreement was fair from a financial point of view to IFF, as more fully described below in “Opinion of Morgan Stanley & Co. LLC;” and

•

the ability of the IFF board of directors to withdraw or modify its recommendation that IFF’s shareholders approve the Share Issuance, subject to the limitations set forth in the Merger Agreement, including, without limitation, the potential payment of a termination fee and the obligation of IFF to proceed with a vote of IFF’s shareholders on the Share Issuance regardless of such withdrawal or modification of its recommendation.

In the course of its deliberations, the IFF board of directors also considered a variety of risks and other potentially negative factors as set forth in the section entitled “IFF’s Reasons for the Transactions.”

Q:	Why will the ownership of IFF following the Transactions between DuPont equityholders and existing IFF equityholders be approximately 55.4% and 44.6% on a fully diluted basis, respectively?

A:

It is expected that upon completion of the Transactions, pre-Merger holders of shares of N&B common stock and N&B Employees will hold approximately 55.4% of IFF’s common stock on a fully diluted basis and IFF’s existing equityholders will hold approximately 44.6% of IFF’s common stock on a fully diluted basis (in each case, excluding any overlaps in the pre-Merger shareholder bases). The ownership of IFF following the Merger was the result of a negotiated value exchange between DuPont and IFF, which was based upon each party’s valuations, prior to the execution of the Merger Agreement and the Separation Agreement, of IFF and the N&B Business.

Q:	What will DuPont stockholders receive in the Transactions?

A:

In the Exchange Offer, DuPont will offer to DuPont stockholders the right to exchange all or a portion of their shares of DuPont common stock for    shares of N&B common stock. Following the Exchange Offer, the remaining shares of N&B common stock that were not offered by DuPont in the Exchange Offer (expected to be approximately    shares of N&B common stock), as well as any other remaining shares of N&B common stock if the Exchange Offer is not fully subscribed, will be distributed on a pro rata basis in the Spin-Off to DuPont stockholders as of the record date in respect of those shares of DuPont common stock that remain outstanding after consummation of the Exchange Offer. In the Merger, the shares of N&B common stock will be automatically converted into the right to receive shares of IFF common stock. Thus, each DuPont stockholder will ultimately receive shares of IFF common stock in the Distribution and the Merger. DuPont stockholders will not be required to pay for the shares of N&B common stock distributed in the Spin-Off or the shares of IFF common stock issued in the Merger. DuPont stockholders participating in the Exchange Offer will be required to exchange those shares that they tender in the Exchange Offer and that are not properly withdrawn and accepted by DuPont for the shares of N&B common stock they receive therefore (see “The Exchange Offer – Terms of the Exchange Offer”). DuPont stockholders will receive cash from the Exchange Offer Agent in lieu of any fractional shares of IFF common stock to which such stockholders would otherwise be entitled. All shares of IFF common stock issued in the Merger will be issued in book entry form.

Calculated based on the closing price on the NYSE of IFF common stock as of                , 2020, the shares of IFF common stock that IFF expects to issue to DuPont stockholders as a result of the Transactions would

have had a market value of approximately $                billion in the aggregate (the actual value will not be known until the closing date of the Merger). For more information, see “The Transactions—The Separation and the Distribution” beginning on page 170, “The Transactions—The Merger” beginning on page 171 and “The Transactions—Calculation of the Merger Consideration” beginning on page 172.

Q:	Are there any conditions to the consummation of the Transactions?

A:	Yes. Consummation of the Transactions is subject to a number of conditions, including:

•	the approval by IFF’s shareholders of the Share Issuance;

•	the registration statements on Forms S-4 and S-1 of which this prospectus is a part have become effective under the Securities Act;

•	the Separation and the Distribution shall have been consummated;

•

the expiration or termination of any waiting period applicable to the Merger under applicable antitrust or competition laws in the United States (which waiting period has expired and approvals have been received) and receipt of additional antitrust approvals in applicable jurisdictions;

•	DuPont shall have received the Special Cash Payment immediately before the Distribution;

•	the receipt by DuPont of the Tax Opinion from DuPont’s tax counsel, dated as of the closing date of the Merger; and

•	other customary conditions.

For a description of the material conditions precedent to the Transactions, see “The Merger Agreement—Conditions to the Merger” and “The Separation Agreement—Conditions to the Distribution.”

Q:	What will IFF shareholders receive in the Merger?

A:

IFF shareholders will not directly receive any consideration in the Merger. All shares of IFF common stock issued and outstanding immediately before the Merger will remain issued and outstanding after the consummation of the Merger. Immediately after the Merger, IFF shareholders will continue to own shares in IFF, which will include the N&B Business by virtue of the fact that N&B will be a wholly owned subsidiary of IFF. IFF will also be responsible for repaying the approximately $7.3 billion of debt that will be incurred or refinanced in connection with the Transactions in connection with paying the Special Cash Payment. After the consummation of the Merger, the debt obligations incurred by N&B in connection with the Special Cash Payment will be guaranteed by IFF. In addition, following the Merger, by virtue of the fact N&B will be a wholly owned subsidiary of IFF, the consolidated indebtedness of IFF and its subsidiaries will include the indebtedness incurred by N&B in the debt financings completed prior to the Distribution (See “Debt Financing”). At the election of N&B and IFF, IFF may assume these N&B obligations, which assumption is expected to occur after the Second Merger.

Q:	What is the estimated total value of the consideration in the Transactions?

A:

IFF expects to issue approximately                million shares of IFF common stock in the Merger. In addition, DuPont will receive a one-time Special Cash Payment from N&B, subject to certain adjustments. Based upon the reported closing sale price of $                per share for IFF common stock on the NYSE on                , 2020 and assuming no adjustments to the Special Cash Payment, the total combined value of the shares to be issued by IFF and the cash expected to be received by DuPont from N&B would have been approximately $                billion. The actual value of the IFF common stock to be issued in the Merger will depend on the market price of shares of IFF common stock at the time of determination and the amount of the Special Cash Payment will be determined based on adjustments thereto (if any), see “The Separation Agreement—The Separation—Special Cash Payment and Post-Closing Adjustments.”

Q:	Are there possible adverse effects on the value of IFF common stock to be received by DuPont stockholders?

A:

DuPont stockholders, by virtue of the Spin-Off, and if they elect to exchange their shares of DuPont common stock for shares of N&B common stock in the Exchange Offer, will receive shares of IFF common stock. The Share Issuance (as well as any discount in the Exchange Offer), may negatively affect the market price of IFF common stock. IFF also expects to incur significant one-time costs in connection with the Transactions, including advisory, legal, accounting and other professional fees related to the Transactions, transition and integration expenses, such as consulting professionals’ fees, information technology implementation costs, financing fees and relocation costs, that IFF management believes are necessary to realize anticipated annualized cost synergies. The incurrence of these costs may have an adverse impact on IFF’s liquidity or operating results in the periods in which they are incurred. Finally, IFF will be required to devote a significant amount of time and attention to the process of integrating the operations of IFF and the N&B Business. If IFF is not able to effectively manage the process, IFF’s business could suffer and its stock price may decline. In addition, the market price of IFF common stock could decline as a result of sales of a large number of shares of IFF common stock in the market after the consummation of the Transactions or even the perception that these sales could occur. See “Risk Factors” for a further discussion of the material risks associated with the Transactions.

Q:	How will the Transactions impact the future liquidity and capital resources of IFF?

A:

IFF’s level of indebtedness will increase as a result of the Transactions. In connection with the Transactions, N&B will be the initial borrower under the Term Loan Facility and the initial issuer of the Notes (and if such Notes are not issued, the initial borrower under the Bridge Facility), incurring total indebtedness of approximately $7.5 billion. Following the consummation of the Transactions, all obligations of N&B with respect to the Term Loan Facility and the Bridge Facility (or, if applicable, the Notes) will be guaranteed by IFF or at the election of N&B and IFF, IFF may assume these N&B obligations, which assumption is expected to occur after the Second Merger. In addition, following the Merger, by virtue of the fact N&B will be a wholly owned subsidiary of IFF, the consolidated indebtedness of IFF and its subsidiaries will include the indebtedness incurred by N&B in the debt financings completed prior to the Distribution (See “Debt Financing”). IFF anticipates that its primary sources of liquidity for working capital and operating activities will be cash from operations and borrowings under its existing credit facilities. IFF expects that these sources of liquidity will be sufficient to make required payments of interest on the outstanding IFF debt and to fund working capital and capital expenditure requirements, including the significant one-time costs relating to the Transactions. IFF expects that it will be able to comply with the financial and other covenants under the credit agreements governing the Term Loan Facility, the indentures or other instruments governing the Notes and the credit agreement governing the Bridge Facility, if any.

IFF expects to realize cost synergies of approximately $300 million on a run-rate basis by the end of the third year after the closing of the Merger. These cost synergies are expected to be driven by procurement excellence, streamlining overhead and manufacturing efficiencies. In addition, IFF’s target is to deliver more than $400 million in run-rate revenue synergies, which would result in more than $175 million of EBITDA, driven by cross-selling opportunities and leveraging the expanded capabilities across a broader customer base. IFF expects to incur significant, one-time costs in connection with the Transactions of approximately $355 million in transaction-related costs (before accounting for an estimated $40 million of capital expenditure synergies) over the first three years following the consummation of the Transactions that IFF management believes are necessary to realize the anticipated synergies from the Transactions. See “Information on IFF—IFF’s Liquidity and Capital Resources After the Transactions.” The incurrence of these costs may have an adverse impact on IFF’s liquidity, cash flows and operating results in the periods in which they are incurred.

Q:	How do the Transactions impact IFF’s dividend policy?

A:

Declarations of dividends on IFF’s common stock are made at the discretion of IFF’s board of directors upon the board’s determination that the declaration of dividends are in the best interest of IFF’s shareholders. IFF has consistently paid regular dividends, and in 2019, IFF’s board of directors declared total cash dividends of $2.96 per share. Following the Merger, IFF intends to maintain its current dividend policy and remains committed to maintaining its history of paying a dividend to investors, as determined by its Board of Directors at its discretion based on various factors.

Q:	What will DuPont receive in the Transactions?

A:

Immediately prior to the Distribution, DuPont will receive the Special Cash Payment in the amount of approximately $7.3 billion, subject to adjustment. See “The Separation Agreement—The Separation—Special Cash Payment and Post-Closing Adjustments.”

Q:	Will the Separation, the Distribution or the Merger affect the DuPont Equity Awards held by employees of the N&B Business who become N&B Employees?

A:

Yes. Certain employees of the N&B Business who will become N&B Employees may hold DuPont Options, DuPont Stock Appreciation Rights, DuPont RSU Awards, DuPont PSU Awards or DuPont Restricted Stock Awards. Upon consummation of the Merger, each DuPont Option and DuPont Stock Appreciation Right that is held by a DuPont employee who becomes an N&B Employee will be converted into an IFF Option or IFF stock appreciation right, as applicable. Upon consummation of the Merger, each DuPont RSU Award that is held by a DuPont employee who becomes an N&B Employee will be converted into an IFF RSU, and will otherwise be subject to the same terms and conditions (excluding any rights to dividend equivalents after the closing date of the Merger). Upon consummation of the Merger, each DuPont PSU Award that is held by a DuPont employee who becomes an N&B Employee will be converted into an IFF RSU (excluding any rights to dividend equivalents after the closing date of the Merger), with the performance criteria under the DuPont PSU Award deemed satisfied at the actual level of performance immediately prior to the closing date of the Merger. Each DuPont Restricted Stock Award that is held by a DuPont employee who becomes an N&B Employee will be converted into IFF restricted stock upon consummation of the Merger.

For a more complete description of the treatment of DuPont Equity Awards held by employees of DuPont who become N&B Employees that are outstanding as of the effective time of the Merger, see “The Transactions—Effects of the Distribution and the Merger on DuPont Equity Awards” beginning on page 218.

Q:	Will the Separation, the Distribution or the Merger affect the DuPont equity-based awards held by current and former employees of DuPont who do not become N&B Employees?

A:

Certain current and former employees of DuPont who will not become N&B Employees hold equity-based awards relating to shares of DuPont common stock. The number and the exercise price of DuPont Options and DuPont Stock Appreciation Rights held by these current and former employees may be adjusted if determined by the DuPont board of directors to be necessary so that there is no change by reason of the proposed Transactions to the intrinsic value of the options or stock appreciation rights (the excess of the fair market value of the underlying shares of DuPont common stock over the award’s aggregate exercise price) or the ratio of the award’s aggregate exercise price to the fair market value of the underlying shares of DuPont common stock, and the number of other DuPont Equity Awards held by these current and former employees may be similarly adjusted to the extent necessary so that there is no change by reason of the proposed Transactions to the aggregate fair market value of the DuPont Equity Awards. In addition, any performance based vesting conditions applicable to the DuPont Equity Awards may be adjusted if determined by the DuPont board of directors to be necessary to reflect the proposed Transactions.

Q:	What are the material U.S. federal income tax consequences to DuPont stockholders resulting from the Distribution and the Mergers?

A:

The completion of the Internal Reorganization, Distribution, and Merger is conditioned upon the receipt by DuPont of a tax opinion from counsel to the effect that, among other things, for U.S. federal income tax purposes, (a) the Parent Contribution, Special Cash Payment and Distribution, taken together, will qualify as a reorganization under Sections 355(a), 361 and 368(a)(1)(D) of the Code and (b) the Merger and the Second Merger will be treated as an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code (the “Tax Opinion”). Provided that the Parent Contribution, Special Cash Payment and Distribution so qualify, DuPont’s stockholders will not recognize any taxable income, gain or loss as a result of receiving N&B shares in the Distribution for U.S. federal income tax purposes. Provided that the Mergers so qualify, DuPont’s stockholders will not recognize any taxable income, gain or loss as a result of the Mergers for U.S. federal income tax purposes (except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of IFF common stock). See “U.S. Federal Income Tax Consequences of the Transactions” for more information regarding the potential tax consequences of the Transactions.

Q:	What are the material U.S. federal income tax consequences to IFF and IFF’s shareholders resulting from the Transactions?

A:

IFF will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Mergers. Because IFF shareholders will not participate in the Distribution or the Mergers, IFF shareholders will generally not recognize gain or loss upon either the Distribution (including the Exchange Offer) or the Mergers. IFF shareholders should consult their own tax advisors for a full understanding of the tax consequences to them of the Distribution and the Mergers.

Q:	Are there risks associated with the Transactions?

A:

Yes. The material risks and uncertainties associated with the Transactions are discussed in the section entitled “Risk Factors” beginning on page 56 and the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 90. Those risks include, among others, the possibility that the Transactions may not be completed, the possibility that IFF may fail to realize the anticipated benefits of the Merger, the uncertainty that IFF will be able to integrate the N&B Business successfully, the possibility that IFF may be unable to provide benefits and services or access to equivalent financial strength and resources to the N&B Business that historically have been provided by DuPont, and the substantial dilution to the ownership interest of current IFF shareholders following the consummation of the Merger.

Q:	Who will serve on the IFF board of directors following completion of the Merger?

A:

As of immediately following the effective time of the Merger, IFF shall set the size of its board of directors at 13 members, consisting of seven current IFF directors selected by the IFF board of directors and six individuals selected by the DuPont board of directors. The IFF designees will include Andreas Fibig, who will continue to serve as Chairman and CEO of IFF. Current DuPont Executive Chairman and CEO Ed Breen will join the board of IFF following the effective time of the Merger as a DuPont designee and will serve as Lead Independent Director starting upon the later of June 1, 2021 and the closing date of the Merger. At the 2022 annual meeting of IFF shareholders, the IFF board of directors will take all actions necessary to set the size of the IFF board of directors at 12 members, and to include (i) DuPont’s six designated directors (or any replacements thereof) and (ii) six of IFF’s current directors (or any replacements thereof) as nominees to serve a full new term on IFF’s board of directors. Until the second annual meeting of IFF that occurs after consummation of the Merger, (i) if a vacancy is created by the cessation of service of any DuPont designated director, then the remaining DuPont designated directors then in office will designate a replacement by a majority vote, even if less than a quorum, or by a sole DuPont designated director; and (ii) if a vacancy is created by the cessation of service of any IFF director, then the remaining IFF directors then in office will designate a replacement by a majority vote, even if less than a quorum, or by a sole remaining IFF director.

Q:	Will IFF’s current senior management team manage the business of IFF after the Transactions?

A:

Andreas Fibig will continue to serve as Chairman and CEO of IFF. It is expected that the management team of the combined business will consist of members of both IFF’s current management team and management team members from the N&B Business. IFF and N&B have formed an Integration Office, comprised of leaders from both companies, to manage the integration of the companies.

Q:	What stockholder approvals are needed in connection with the Transactions?

A:

IFF cannot complete the Transactions unless the proposal relating to the Share Issuance is approved by the affirmative vote of a majority of the shares of IFF common stock represented and voting at the special meeting, either in person or by proxy (assuming a quorum is present). IFF has scheduled a special meeting of shareholders on                , 2020 to approve the Share Issuance. No vote of DuPont stockholders is required or being sought in connection with the Transactions.

Q:	Where will the IFF shares issued in connection with the Merger be listed?

A:

IFF common stock is listed on the NYSE, Euronext Paris and TASE under “IFF.” After consummation of the Transactions, all shares of IFF common stock issued in the Merger, and all other outstanding shares of IFF common stock, will continue to be listed on the NYSE, Euronext Paris and TASE.

Q:	What is the current relationship between N&B and IFF?

A:

N&B is currently a wholly owned subsidiary of DuPont and was formed as a Delaware corporation on October 30, 2019 to effectuate the Separation, the Distribution and the Merger. Other than in connection with the Transactions, there is no relationship between N&B and IFF.

Q:	When will the Transactions be completed?

A:

IFF and DuPont are working to complete the Merger as quickly as possible after satisfaction of the closing conditions, including receipt of IFF shareholder approval for the Share Issuance and certain regulatory approvals. In addition, other important conditions to the closing of the Merger exist, including, among other things, the completion of the Separation necessary to separate the N&B Assets and the N&B Liabilities from DuPont’s other businesses and to realign the N&B Companies holding the N&B Assets and the N&B Liabilities under N&B and the receipt by DuPont of the Tax Opinion from its tax counsel. It is possible that factors outside IFF’s and DuPont’s control could require DuPont to complete the Separation and the Distribution and IFF and DuPont to complete the Merger at a later time or not complete them at all. For a discussion of the conditions to the Separation and the Merger, see “The Transactions—Regulatory Approvals” beginning on page 220, “The Merger Agreement—Conditions to the Merger” beginning on page 241, and “The Separation Agreement—Conditions to the Distribution ” beginning on page 256.

Q:	Does the Merger Agreement contain an outside date which, once reached, allows a party to terminate?

A:

Yes. Subject to specified qualifications and exceptions, either DuPont or IFF may terminate the Merger Agreement at any time prior to the consummation of the Merger if the Merger has not been consummated by March 15, 2021 or, in certain circumstances at the election of DuPont or IFF, by June 15, 2021. See “The Merger Agreement—Termination.”

Q:	Does IFF have to pay anything to DuPont if the Share Issuance is not approved by the IFF shareholders or if the Merger Agreement is otherwise terminated?

A:

Depending on the reasons for termination of the Merger Agreement, IFF may have to pay DuPont a termination fee of $521.5 million (referred to herein as the Termination Fee) or reimburse DuPont for its expenses in connection with the Transactions not to exceed $75 million. DuPont and IFF have also agreed to split 50/50 any commitment fees incurred to the extent the Merger Agreement is terminated. For a discussion of the circumstances under which the Termination Fee is payable by IFF or the requirement to reimburse expenses applies, see “The Merger Agreement—Termination Fees and Expenses Payable in Certain Circumstances.”

Q:	Does DuPont have to pay anything to IFF if the Merger Agreement is terminated?

A:

Depending on the reasons for termination of the Merger Agreement, DuPont may have to reimburse IFF for its expenses in connection with the Transactions not to exceed $75 million. For a discussion of the circumstances under which the Termination Fee is payable by DuPont, see “The Merger Agreement—Termination Fees and Expenses Payable in Certain Circumstances.”

Q:	Who can answer my questions about the Transactions or the Exchange Offer?

A:

If you have any questions about the Transactions or the Exchange Offer or you would like to request additional documents, including copies of this prospectus and the letter of transmittal (including the instructions thereto), please contact the information agent,                , located at                at the telephone number                or at the email address                .

Q:	Who is the transfer agent for IFF common stock and the Exchange Agent for the Merger?

A:	American Stock Transfer & Trust Company is the transfer agent for IFF common stock. will be the exchange agent (the “Exchange Agent”) for the Merger.

Q:	Who is the transfer agent for DuPont common stock and the Exchange Offer Agent for the Distribution?

A:	Computershare is the transfer agent for DuPont common stock and will be the Exchange Offer Agent for the Distribution.

Q:	Where can I find more information about DuPont, IFF, N&B and the Transactions?

A:

You can find out more information about DuPont, IFF, N&B and the Transactions by reading this prospectus and, with respect to DuPont and IFF, from various sources described in “Where You Can Find More Information; Incorporation By Reference” beginning on page 301.

SUMMARY

The following summary contains certain information described in more detail elsewhere in this prospectus. It does not contain all the details concerning the Transactions, including information that may be important to you. To better understand the Transactions, you should carefully review this entire document and the documents it refers to. See “Where You Can Find More Information; Incorporation by Reference.”

The Companies

International Flavors & Fragrances Inc.

International Flavors & Fragrances Inc.

521 West 57th Street

New York, NY 10019-2960

Telephone: (212) 765-5500

IFF is a leading innovator of sensory experiences that move the world. IFF’s creative capabilities, global footprint, regulatory and technological know-how provides IFF a competitive advantage in meeting the demands of its global, regional and local customers around the world. IFF’s product portfolio covers taste, scent and complementary adjacent products, and IFF has over 128,000 individual products that are provided to customers in approximately 200 countries.

Neptune Merger Sub I

Neptune Merger Sub I Inc.

c/o International Flavors & Fragrances Inc.

521 West 57th Street

New York, NY 10019-2960

Telephone: (212) 765-5500

Neptune Merger Sub I Inc., a Delaware corporation, is a newly formed, direct wholly owned subsidiary of IFF that was organized specifically for the purpose of completing the Merger. Merger Sub I has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and in connection with the Transactions.

DuPont de Nemours, Inc.

DuPont de Nemours, Inc.

974 Centre Road,

Wilmington, DE 19805

Telephone: (302) 774-3034

DuPont was incorporated in 2015 (formerly, DowDuPont Inc.) for the purpose of effecting an all-stock merger of equals between The Dow Chemical Company and E. I. du Pont de Nemours and Company with the intent to separate into three, independent, publicly traded companies – one for each of its post-merger agriculture, materials science and specialty products businesses. On April 1, 2019, DuPont completed the separation of its materials science business into a separate and independent public company by way of a distribution of Dow Inc. (“Dow”) through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Dow’s common stock (the “Dow Distribution”). On June 1, 2019, DuPont completed the separation of its agriculture business into a separate and independent public company by way of a distribution of Corteva, Inc. (“Corteva”) through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Corteva’s common stock (the “Corteva Distribution”). Following the Corteva Distribution, DuPont holds the specialty products business as continuing operations.

Today, DuPont is a global innovation leader with technology-based materials, ingredients and solutions that help transform industries and everyday life by applying diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, building and construction, health and wellness, food and worker safety. DuPont had approximately 35,000 employees as of December 31, 2019. DuPont has subsidiaries in about 70 countries worldwide and manufacturing operations in about 40 countries.

Nutrition & Biosciences, Inc.

Nutrition & Biosciences, Inc.

974 Centre Road,

Wilmington, DE 19805

Telephone: (302) 774-3034

Nutrition & Biosciences, Inc., a Delaware corporation, is a newly formed, direct wholly owned subsidiary of DuPont that was organized specifically for the purpose of effecting the Separation. N&B has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Transactions. In connection with the Transactions, N&B has entered into several arrangements which will provide financing, and expects to, prior to the consummation of the Transactions, enter into additional financing agreements or issue Notes, in each case to fund the Special Cash Payment. For more information see “Debt Financing.”

N&B is a holding company. In the Separation, DuPont will transfer the N&B Assets that are not already owned by members of the N&B Group to members of the N&B Group and members of the N&B Group will assume the N&B Liabilities that are not already directly owed by or otherwise directly the responsibility of members of the N&B Group, and DuPont will transfer the Excluded Assets that are not already directly owned by members of the DuPont Group to members of the DuPont Group and the DuPont Group will assume the Excluded Liabilities that are not already directly owed by or otherwise the responsibility of members of the DuPont Group. Prior to the Distribution, in the Parent Contribution, DuPont will transfer all the equity interests in each member of the N&B Group (i.e., such subsidiary of DuPont holding assets and liabilities constituting a portion of the N&B Business) to N&B. In exchange, N&B will: (i) issue to DuPont shares of N&B common stock and (ii) pay to DuPont the Special Cash Payment.

The Transactions

On December 15, 2019, DuPont, N&B and IFF entered into definitive agreements, pursuant to which and subject to the terms and conditions therein, (1) DuPont will transfer the N&B Business to N&B (generally referred to herein as the Separation), (2) N&B will make a cash distribution to DuPont equal to $7.306 billion, subject to certain adjustments (referred to herein as the Special Cash Payment), (3) DuPont will distribute to its stockholders all of the issued and outstanding shares of N&B common stock by way of either (at DuPont’s option) a pro rata dividend, an exchange offer or a combination of both (generally referred to herein as the Distribution) and (4) Merger Sub I will merge with and into N&B, with N&B as the surviving corporation (generally referred to herein as the Merger). As a result of the Merger, the existing shares of N&B common stock will be automatically converted into the right to receive a number of shares of IFF common stock. When the Merger is completed, holders (or, if such holders exchange all of their shares of DuPont common stock in the Exchange Offer, also former holders) of DuPont’s common stock that received shares of N&B common stock in the Distribution will own approximately 55.4% of the outstanding shares of IFF common stock on a fully diluted basis and existing holders of IFF common stock immediately prior to the Merger will own approximately 44.6% of the outstanding shares of IFF common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases. The Distribution and the Merger are a Reverse Morris Trust transaction and are expected to be tax-free to DuPont stockholders for U.S. federal income tax purposes, except to the extent that cash is paid to DuPont stockholders in lieu of fractional shares in the Distribution or the Merger. The Separation, Distribution and the Merger are collectively referred to herein as the “Transactions”.

The definitive agreements entered into in connection with the Transactions include (1) an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 15, 2019, by and among DuPont, N&B, IFF and Merger Sub I, (2) a Separation and Distribution Agreement (the “Separation Agreement”), dated as of December 15, 2019, by and among DuPont, N&B and IFF, and (3) an Employee Matters Agreement, dated as of December 15, 2019 (the “Employee Matters Agreement”), by and among DuPont, N&B and IFF. In addition, DuPont, N&B, IFF and certain of their respective affiliates will enter into other Ancillary Agreements in connection with the Transactions. These agreements, which are described in greater detail in “Other Agreements,” govern the relationship among DuPont, N&B, IFF and their respective affiliates after the Separation, the Distribution and the Merger.

The N&B Business is one of the world’s largest producers of specialty ingredients, and is an innovation-driven and customer-focused business that provides solutions for the global food and beverage, dietary supplements, home and personal care, energy, animal nutrition and pharma markets. Additionally, the N&B Business is an industry pioneer and innovator that works with customers to improve the performance, productivity and sustainability of their products and processes through differentiated technology in ingredients applications, fermentation, biotechnology, chemistry and manufacturing process excellence. Prior to the Distribution and the Merger, DuPont will undertake the Separation and transfer the N&B Assets that are not already owned by members of the N&B Group to members of the N&B Group and members of the N&B Group will assume the N&B Liabilities that are not already directly owed by or otherwise directly the responsibility of members of the N&B Group, and DuPont will transfer of Excluded Assets that are not already directly owned by members of the DuPont Group to members of the DuPont Group and the DuPont Group will assume the Excluded Liabilities that are not already directly owed by or otherwise the responsibility of members of the DuPont Group. Immediately thereafter, in the Parent Contribution, DuPont will transfer all the equity interests in each member of the N&B Group (i.e., such subsidiary of DuPont holding assets and liabilities constituting a portion of the N&B Business) to N&B. In exchange, N&B will: (i) issue to DuPont shares of N&B common stock and (ii) pay to DuPont the Special Cash Payment.

The Distribution will be conducted through a combination of a spin-off and an exchange offer, subject to the conditions to the Exchange Offer as further described in “The Exchange Offer—Conditions to Consummation of the Exchange Offer” of this prospectus. On the closing date of the Merger, DuPont will distribute 100% of the shares of N&B common stock to DuPont stockholders through the Exchange Offer followed by the Spin-Off. In the Exchange Offer, DuPont will offer its stockholders the option to exchange all or a portion of their shares of DuPont common stock for approximately        shares of N&B common stock offered in the Exchange Offer. Following the Exchange Offer, the remaining shares of N&B common stock that were not offered by DuPont in the Exchange Offer (expected to be approximately        shares of N&B common stock), as well as any other remaining shares of N&B common stock if the Exchange Offer is not fully subscribed because an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered by DuPont are exchanged, will be distributed in the Spin-Off on a pro rata basis to DuPont stockholders as of the record date in respect of those shares of DuPont common stock that remain outstanding after consummation of the Exchange Offer. Any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in the Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in the Spin-Off. The Exchange Offer Agent will hold, for the account of the relevant DuPont stockholders, the book-entry authorizations representing all of the outstanding shares of N&B common stock, pending the consummation of the Merger. Shares of N&B common stock will not be able to be traded during this period. Rather, following the completion of the Exchange Offer and the Spin-Off the shares of N&B common stock will be automatically converted into the right to receive shares of IFF common stock in the Merger, as described above. In addition to the conditions applicable to the Exchange Offer described above, the Distribution is subject to certain conditions set forth in the Separation Agreement and the Merger is subject to certain conditions set forth in the Merger Agreement. See “The Merger Agreement—Conditions to the Merger” and “The Separation Agreement—Conditions to the Distribution.”

As previously noted, this disclosure has been prepared under the assumption that the shares of N&B common stock will be distributed to DuPont stockholders pursuant to a combination exchange offer and spin-off. Based on market conditions prior to closing, DuPont will determine whether the shares of N&B common stock will be distributed to DuPont’s stockholders in a spin-off, exchange offer or a combination of both and, once a final decision is made, this disclosure will be amended to reflect that decision, if necessary.

Transaction Steps

Below is a step-by-step list illustrating the material events relating to the Separation, the Distribution and the Merger. Each of these events, as well as any conditions to their consummation, is discussed in more detail elsewhere in this prospectus.

Step #1—Internal Reorganization; the Separation. Prior to the Distribution and the Merger, DuPont will convey to N&B or one or more subsidiaries of N&B certain assets and liabilities constituting the N&B Business, and will cause any applicable subsidiary of DuPont to convey to DuPont or its designated subsidiary (other than N&B or any members of the N&B Group) certain excluded assets and excluded liabilities in order to separate the N&B Business, in each case, as set forth in and subject to the terms and conditions of the Separation Agreement. Thereafter, DuPont will transfer all the equity interests in each such subsidiary or subsidiaries of DuPont holding N&B Assets and N&B Liabilities, and constituting the N&B Business, to N&B.

Step #2—Issuance of N&B common stock. Immediately prior to the Distribution, N&B will issue to DuPont a number of shares of N&B common stock equal to the number of shares of IFF common stock to be issued in the Share Issuance.

Step #3—Special Cash Payment; Borrowings. Prior to the effective time of the Merger, and as a condition to the Distribution, N&B will make the Special Cash Payment to DuPont, which is a cash distribution to DuPont equal to $7.306 billion, subject to the adjustments described herein. Prior to making the Special Cash Payment, N&B will consummate its financing and receive the proceeds of the Term Loan Facility, the issuance of the Notes and/or the Bridge Facility.

Step #4—The Distribution; Exchange Offer and Spin-Off. On the closing date of the Merger, DuPont will distribute 100% of the shares of N&B common stock to DuPont stockholders through the Exchange Offer and the Spin-Off. In the Exchange Offer, DuPont will offer its stockholders the option to exchange all or a portion of their shares of DuPont common stock for approximately        shares of N&B common stock offered in the Exchange Offer. Following the Exchange Offer, the remaining shares of N&B common stock that were not offered by DuPont in the Exchange Offer (expected to be approximately        shares of N&B common stock), as well as any other remaining shares of N&B common stock if the Exchange Offer is not fully subscribed because an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered by DuPont are exchanged, will be distributed on a pro rata basis in the Spin-Off to

DuPont stockholders as of the record date in respect of those shares of DuPont common stock that remain outstanding after consummation of the Exchange Offer. Any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in the Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in the Spin-Off. See “The Separation Agreement—The Distribution” and “The Exchange Offer.”

The Exchange Offer Agent will hold, for the account of the relevant DuPont stockholders, the book-entry authorizations representing all of the outstanding shares of N&B common stock, pending the consummation of the Merger. Shares of N&B common stock will not be able to be traded during this period.

In order to enable stockholders of DuPont to value their shares of N&B common stock in the Exchange Offer, DuPont intends to cause N&B to issue such number of shares of N&B common stock to DuPont prior to the Distribution such that the number of shares of N&B common stock is equal to the number of shares to be issued in the Share Issuance and the exchange ratio in the Merger is equal to approximately one. As such, the actual number of shares of N&B common stock distributed in the Distribution may differ from what is set forth above to the extent the number of fully diluted shares of IFF common stock (and by extension the Share Issuance) changes between the date hereof and the Distribution.

As previously noted, this disclosure has been prepared under the assumption that the shares of N&B common stock will be distributed to DuPont stockholders pursuant to a combination exchange offer and spin-off. Based on market conditions prior to closing, DuPont will determine whether the shares of N&B common stock will be distributed to DuPont’s stockholders in a spin-off, exchange offer or a combination of both and, once a final decision is made, this disclosure will be amended to reflect that decision, if necessary.

Step #5—The Mergers. In the Merger, Merger Sub I will be merged with and into N&B, with N&B surviving as a wholly owned subsidiary of IFF. In the Merger, each outstanding share of N&B common stock (except for shares of N&B common stock held by N&B as treasury stock or by DuPont, which will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive a number of shares of IFF common stock such that immediately after the Merger such holders (or, if such holders exchange all of their shares of DuPont common stock in the Exchange Offer, also former holders) of DuPont’s common stock that received shares of N&B common stock in the Distribution will own approximately 55.4% of the outstanding shares of IFF common stock on a fully diluted basis and existing holders of IFF common stock immediately prior to the Merger will own approximately 44.6% of the outstanding shares of IFF common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases (calculated as further described in “The Merger Agreement – Merger Consideration”). No fewer than 30 days (or 15 days, in some circumstances) after the Merger (unless otherwise agreed by the parties), N&B will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of IFF.

The foregoing are subject to certain conditions to their consummation. See “The Exchange Offer—Conditions to Consummation of the Exchange Offer,” “The Merger Agreement—Conditions to the Merger,” “The Separation Agreement—Conditions to the Distribution” and “The Separation Agreement—Conditions to the Internal Reorganization.”

The Separation and the Distribution

The Separation

DuPont will convey to N&B certain assets and liabilities constituting the N&B Business by first transferring the N&B Assets that are not already owned by members of the N&B Group to members of the N&B Group and having members of the N&B Group assume the N&B Liabilities that are not already directly owed by or otherwise directly the responsibility of members of the N&B Group, and transferring the Excluded Assets that are not already directly owned by members of the DuPont Group to members of the DuPont Group and having the DuPont Group assume the Excluded Liabilities that are not already directly owed by or otherwise the responsibility of members of the DuPont Group. Immediately thereafter, in the Parent Contribution, DuPont will transfer all the equity interests in each member of the N&B Group (i.e., such subsidiary of DuPont holding assets and liabilities constituting a portion of the N&B Business) to N&B. In exchange, N&B will: (i) issue to DuPont shares of N&B common stock and (ii) pay to DuPont the Special Cash Payment.

The Distribution— Exchange Offer Followed by the Spin-Off

On the closing date of the Merger, DuPont will distribute 100% of the shares of N&B common stock to DuPont stockholders through the Exchange Offer followed by the Spin-Off. In the Exchange Offer, DuPont will offer its stockholders the option to exchange all or a portion of their shares of DuPont common stock for        shares of N&B common stock offered in the Exchange Offer. Following the Exchange Offer, the remaining shares of N&B common stock that were not offered by DuPont in the Exchange Offer (expected to be approximately        shares of N&B common stock), as well as any other remaining shares of N&B common stock if the Exchange Offer is not fully subscribed because an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered by DuPont are exchanged, will be distributed on a pro rata basis in the Spin-Off to DuPont stockholders as of the record date in respect of those shares of DuPont common stock that remain outstanding after consummation of the Exchange Offer. Any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in the Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in the Spin-Off. For additional information regarding the Exchange Offer, see “The Exchange Offer.”

The Exchange Offer Agent will hold, for the account of the relevant DuPont stockholders, the book-entry authorizations representing all of the outstanding shares of N&B common stock, pending the consummation of the Merger. Shares of N&B common stock will not be able to be traded during this period. Rather, following the completion of the Exchange Offer and the Spin-Off the shares of N&B common stock will be automatically converted into the right to receive shares of IFF common stock in the Merger as further described below under “—Calculation of the Merger Consideration.”

As previously noted, this disclosure has been prepared under the assumption that the shares of N&B common stock will be distributed to DuPont stockholders pursuant to a combination exchange offer and spin-off. Based on market conditions prior to closing, DuPont will determine whether the shares of N&B common stock will be distributed to DuPont’s stockholders in a spin-off, exchange offer or a combination of both and, once a final decision is made, this disclosure will be amended to reflect that decision, if necessary.

The Merger

Under the Merger Agreement and in accordance with the DGCL, at the effective time of the Merger, Merger Sub I will merge with and into N&B. As a result of the Merger, the separate corporate existence of Merger Sub I will cease and N&B will continue as the surviving company and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub I in accordance with the DGCL. As a result of the Merger, N&B will become a direct wholly owned subsidiary of IFF. At the effective time of the Merger, each share of N&B common stock issued and outstanding as of the effective time of the Merger (other than each share of N&B common stock held by N&B as treasury stock or by DuPont which, in each case, immediately prior to the effective time of the Merger will be canceled and will cease to exist, and no stock or other consideration will be issued or delivered in exchange therefor) will be automatically converted into the right to receive a number of shares of IFF common stock (or cash payment in lieu of fractional shares) based on the exchange ratio set forth in the Merger Agreement described below under “—Calculation of the Merger Consideration.”

Calculation of the Merger Consideration

The Merger Agreement provides that each share of N&B common stock issued and outstanding as of the effective time of the Merger (which calculation is described below) will automatically convert at the effective time of the Merger into the right to receive a number of shares of IFF common stock based on the exchange ratio set forth in the Merger Agreement. However, each share of N&B common stock that is held by N&B as treasury stock or by DuPont will be automatically cancelled at the effective time of the Merger. The exchange ratio will be determined prior to the closing of the Merger based on the number of outstanding shares of IFF common stock on a fully diluted, as-converted and as-exercised basis, on the one hand, and the number of shares of N&B common stock, on the other hand, in each case outstanding immediately prior to the effective time of the Merger. As described in the Merger Agreement, the exchange ratio equals the quotient of (i) the total shares of IFF common stock issued pursuant to the Share Issuance divided by (ii) the number of shares of N&B common stock issued and outstanding immediately prior to the effective time of the merger, subject to the adjustments set forth in the Merger Agreement. The total shares of IFF common stock to be issued pursuant to the Share Issuance will equal the number of outstanding shares of IFF common stock on a fully diluted, as-converted and as-exercised basis immediately prior to the effective time of the Merger multiplied by the quotient of 55.4 divided by 44.6.

No fractional shares of IFF common stock will be issued to any holder of N&B common stock pursuant to the Merger. All fractional shares of IFF common stock that a holder of shares of N&B common stock would otherwise be entitled to receive as a result of the Merger will be aggregated by the Exchange Agent (as defined in the Merger Agreement) and sold by the Exchange Agent, in the open market or otherwise no later than five business days after the date on which the Merger becomes effective. Any holder of shares of N&B common stock who would otherwise be entitled to receive a fraction of a share of IFF common stock (after aggregating all fractional shares issuable to such holder) will, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, brokerage charges, commissions and conveyances and similar taxes, on a pro rata basis, without interest, as soon as practicable.

Terms of the Exchange Offer

DuPont is offering holders of shares of DuPont common stock the opportunity to exchange their shares for the                  shares of N&B common stock being offered in the Exchange Offer. You may tender all, some or none of your shares of DuPont common stock. This prospectus and related documents are being sent to persons who directly held shares of DuPont common stock on                 , 2020 and brokers, banks and similar persons whose names or the names of whose nominees appear on DuPont’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of DuPont’s common stock.

DuPont common stock validly tendered and not properly withdrawn will be accepted for exchange at the exchange ratio determined as described under “The Exchange Offer—Terms of the Exchange Offer,” on the terms and conditions of the Exchange Offer and subject to the limitations described below, including the proration provisions.

DuPont will promptly return any shares of DuPont common stock that are not accepted for exchange following the expiration of the Exchange Offer and the determination of the final proration factor, if any, described below. After the expiration of the Exchange Offer, shares accepted by DuPont may not be withdrawn; provided, however, that such shares may be withdrawn at any time after the expiration of 40 business days from the commencement of the Exchange Offer if the Exchange Offer has not then been consummated.

For the purposes of illustration, the table below indicates the number of shares of N&B common stock that you would receive per share of DuPont common stock you validly tender, calculated on the basis described under “The Exchange Offer—Terms of the Exchange Offer” and taking into account the number of shares of N&B common stock being offered as well as the upper limit, assuming a range of averages of the daily VWAP of DuPont common stock and IFF common stock on the Valuation Dates. The first row of the table below shows the indicative calculated per-share value of DuPont common stock, the indicative calculated per-share value of N&B common stock based on the per-share value of IFF common stock and the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on                , 2020 based on the daily VWAPs of DuPont common stock and IFF common stock on                , 2020,                , 2020 and                , 2020. The table also shows the effects of a 10% increase or decrease in either or both the calculated per-share value of DuPont common stock and the calculated per-share value of N&B common stock (i.e., IFF common stock) based on changes relative to the values as of                , 2020.

DuPont Common Stock	IFF Common Stock	Calculated Per-Share Value of DuPont Common Stock(A)	Calculated Per- Share Value of N&B Common Stock (Before The % Discount)(B)	Shares of N&B Common Stock To Be Received Per Share of DuPont Common Stock Tendered (The Exchange Ratio)(C)	Calculated Value Ratio(D)
As of , 2020	As of , 2020
Down 10%	Up 10%
Down 10%	Unchanged
Down 10%	Down 10%
Unchanged	Up 10%
Unchanged	Down 10%
Up 10%	Up 10%
Up 10%	Unchanged
Up 10%	Down 10%

(A)	As of , 2020, the calculated per-share value of DuPont common stock equals the simple arithmetic average of daily VWAPs on each of the three prior trading dates ($ , $ and $ ).
(B)	As of , 2020, the calculated per-share value of N&B common stock equals the simple arithmetic average of daily IFF VWAPs on each of the three prior trading dates ($ , $ and $ ).
(C)	Calculated as A / (B*(1- %)) or equal to the upper limit, whichever is less.
(D)

The Calculated Value Ratio equals (i) the calculated per-share value of N&B common stock (B) multiplied by the exchange ratio (C), divided by (ii) the calculated per-share value of DuPont common stock (A), rounded to the nearest three decimals.

For example, if the calculated per-share value of DuPont common stock was $                 (the highest closing price for DuPont common stock on the NYSE during the three-month period prior to commencement of the Exchange Offer) and the calculated per-share value of N&B common stock was $                 (the lowest closing price for IFF common stock on the NYSE during that three-month period), the value of N&B common stock, based on the IFF common stock price, received for shares of DuPont common stock accepted for exchange would be approximately $                 for each $100 of DuPont common stock accepted for exchange.

Extension; Termination

The Exchange Offer, and your withdrawal rights, will expire at 11:59 p.m., New York City time, on                , 2021, unless the Exchange Offer is extended or terminated. You must tender your shares of DuPont common stock prior to this time if you want to participate in the Exchange Offer. DuPont may extend, terminate or amend the Exchange Offer as described in this prospectus.

DuPont will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled expiration date.

Conditions to Consummation of the Exchange Offer

DuPont’s obligation to exchange shares of N&B common stock for shares of DuPont common stock is subject to the conditions listed under “The Exchange Offer—Conditions to Consummation of the Exchange Offer,” including the satisfaction of conditions to the Transactions and other conditions. All conditions to the Exchange Offer must be satisfied or waived at or prior to the expiration date of the Exchange Offer, and DuPont will not be required to complete and consummate the Exchange Offer and may extend or terminate the Exchange Offer, if, at the scheduled expiration of the Exchange Offer:

•

any condition precedent to the consummation of the Transactions (other than the Exchange Offer) pursuant to the Merger Agreement and Separation Agreement has not been satisfied or waived (except for the conditions precedent that will be satisfied at the time of the consummation of the Transactions) or for any reason the Transactions (other than the Exchange Offer) cannot be consummated promptly after consummation of the Exchange Offer (see “The Merger Agreement—Conditions to the Merger” and “The Separation Agreement—Conditions to the Distribution”);

•	the shares of IFF common stock to be issued in the Merger have not been authorized for listing on the NYSE;

•	any proceeding for the purpose of suspending the effectiveness of any registration statement of which this document is a part has been initiated by the SEC and not concluded or withdrawn;

•	the Merger Agreement or the Separation Agreement has been terminated;

•	DuPont has not received the Tax Opinion from DuPont’s counsel, dated as of the closing date of the Merger, on certain aspects of the anticipated non-taxable nature of the Transactions; or

•	if certain other customary conditions have not been waived or satisfied.

For a description of the material conditions precedent to the Transactions, see “The Merger Agreement—Conditions to the Merger” and “The Separation Agreement—Conditions to the Distribution.”

DuPont may waive any of the conditions to the Exchange Offer prior to the expiration of the Exchange Offer. N&B has no right to waive any of the conditions to the Exchange Offer. IFF has no right to waive any of the conditions to the Exchange Offer (other than certain conditions relating to the other transactions).

Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of DuPont Common Stock

If, upon the expiration of the Exchange Offer, DuPont stockholders have validly tendered more shares of DuPont common stock than DuPont is able to accept for exchange (taking into account the exchange ratio and the total number of shares of N&B common stock being exchanged by DuPont in the Exchange Offer), DuPont will accept for exchange the shares of DuPont common stock validly tendered and not properly withdrawn by each tendering stockholder on a pro rata basis, based on the proportion that the total number of shares of DuPont common stock to be accepted bears to the total number of shares of DuPont common stock validly tendered and not properly withdrawn (rounded to the nearest whole number of shares of DuPont common stock, and subject to any adjustment necessary to ensure the exchange of all shares of N&B common stock being offered by DuPont in the Exchange Offer), except for tenders of odd-lots, as described below.

DuPont will announce the proration factor for the Exchange Offer at                 and separately by press release promptly after the expiration date of the Exchange Offer. Upon determining the number of shares of DuPont common stock validly tendered for exchange and not properly withdrawn, DuPont will announce the final results of the Exchange Offer, including the final proration factor for the Exchange Offer.

Beneficial holders (other than participants in the RSP) of less than 100 shares of DuPont common stock who validly tender all of their shares may elect not to be subject to proration by completing the section in the applicable letter of transmittal entitled “Odd-Lot Shares.” If your odd-lot shares are held by a broker for your account, you can contact the broker and request this preferential treatment. All of your odd-lot shares will be accepted for exchange without proration if DuPont completes the Exchange Offer.

Fractional Shares

In the Merger, no fractional shares of IFF common stock will be delivered to holders of shares of N&B common stock. Instead, all fractional shares of IFF common stock that a holder of shares of N&B common stock would otherwise be entitled to receive as a result of the Merger will be aggregated by the Exchange Agent. The Exchange Agent will cause the whole shares obtained thereby to be sold on behalf of such holders of shares of N&B common stock that would otherwise be entitled to receive such fractional shares of IFF common stock in the Merger in the open market or otherwise, in each case at then prevailing market prices, and in no case later than five business days after the Merger. The Exchange Agent will make available the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and conveyance and similar taxes, on a pro rata basis, without interest, as soon as practicable to the holders of N&B common stock that would otherwise be entitled to receive such fractional shares of IFF common stock in the Merger.

Procedures for Tendering

For you to validly tender your shares of DuPont common stock pursuant to the Exchange Offer, prior to the expiration of the Exchange Offer:

•

If you hold shares of DuPont common stock through the DRS, you must deliver to the Exchange Offer Agent at an address listed on the letter of transmittal for DuPont common stock you will receive, a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents.

•

If you hold shares of DuPont common stock through a broker, you should receive instructions from your broker on how to participate in the Exchange Offer. In this situation, do not complete a letter of transmittal to tender your DuPont common stock. Please contact your broker directly if you have not yet received instructions. Some financial institutions may also effect tenders by book-entry transfer through The Depository Trust Company.

•

If you participate in the RSP, you will receive instructions from                 via letter or email informing you how to make an election and the deadline for making an election. In this situation, do not complete a letter of transmittal to tender your shares of DuPont common stock.

Delivery of N&B Common Stock

Upon the consummation of the Exchange Offer, DuPont will deliver to the Exchange Offer Agent, and the Exchange Offer Agent will hold, for the account of the relevant DuPont stockholders, a book-entry authorization representing (a) all of the shares of N&B common stock being exchanged in the Exchange Offer, with irrevocable instructions to hold the shares of N&B common stock as agent for the holders of shares of DuPont common stock validly tendered and not properly withdrawn in the Exchange Offer and, (b) the shares of N&B common stock being distributed pro rata to DuPont stockholders whose shares of DuPont common stock remain outstanding after the consummation of the Exchange Offer. Prior to the effective time of the Merger, IFF will deposit with the Exchange Agent for the benefit of persons who received shares of N&B common stock in the Exchange Offer evidence in book-entry form representing the shares of IFF common stock issuable in the Merger. Shares of IFF common stock will be delivered immediately following the consummation of the Exchange Offer, the acceptance of DuPont common stock for exchange, and the effectiveness of the Merger, pursuant to the procedures determined by the Exchange Offer Agent and the Exchange Agent. See “The Exchange Offer—Terms of the Exchange Offer—Exchange of Shares of DuPont Common Stock.”

Withdrawal Rights

Shares of DuPont common stock validly tendered pursuant to the Exchange Offer may be withdrawn at any time before 11:59 p.m., New York City time, on the expiration date by following the procedures described herein. If you change your mind again, you may re-tender your DuPont common stock by again following the Exchange Offer procedures prior to the expiration of the Exchange Offer.

No Appraisal Rights

No appraisal rights are available to holders of DuPont common stock in connection with the Exchange Offer and the pro rata Spin-Off distribution of shares of N&B common stock.

Distribution of N&B Common Stock Remaining After the Exchange Offer

Only                 shares of N&B common stock (approximately                % of N&B stock outstanding) are being offered in the Exchange Offer. All shares of N&B common stock owned by DuPont that are not exchanged in the Exchange Offer (including in the event the Exchange Offer is not fully subscribed) will be distributed pro rata in the Spin-Off to holders of DuPont common stock whose shares of DuPont common stock remain outstanding after the consummation of the Exchange Offer. The record date for the pro rata distribution will be announced by DuPont, but is expected to be following the time at which any validly tendered shares of DuPont common stock are accepted in the Exchange Offer. Any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in the Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in the Spin-Off.

If the Exchange Offer is consummated, the Exchange Offer Agent will calculate the exact number of shares of N&B common stock not exchanged in the Exchange Offer to be distributed on a pro rata basis, and that number of shares of N&B common stock will be held as agent for holders of DuPont common stock entitled thereto.

If the Exchange Offer is terminated by DuPont without the exchange of shares, but the conditions to consummation of the Transactions have otherwise been satisfied, DuPont intends to distribute all shares of N&B common stock owned by DuPont on a pro rata basis to holders of DuPont common stock, with a record date to be announced by DuPont.

Legal Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

This prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy or sell any shares of N&B common stock, shares of DuPont common stock or shares of IFF common stock in any jurisdiction in which the offer, sale or exchange is not permitted. After the consummation of the Exchange Offer and prior to the Merger, it will not be possible to trade the N&B common stock. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of DuPont, IFF or N&B has taken any action under non-U.S. regulations to facilitate a public offer to exchange the shares of DuPont common stock, IFF common stock or N&B common stock outside the United States. Accordingly, the ability of any non-U.S. person to tender shares of DuPont common stock in the Exchange Offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the Exchange Offer without the need for DuPont, IFF or N&B to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. stockholders should consult their advisors in considering whether they may participate in the Exchange Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of DuPont common stock, IFF common stock or N&B common stock that may apply in their home countries. None of DuPont, IFF or N&B can provide any assurance about whether such limitations may exist. See “The Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the Exchange Offer outside the United States.

Risk Factors

In deciding whether to tender your shares of DuPont common stock in the Exchange Offer, you should carefully consider the matters described in the section “Risk Factors,” as well as other information included in this prospectus and the other documents to which you have been referred.

Debt Financing

In connection with the Transactions, N&B has engaged in or expects to engage in the following financing activities:

•

On December 15, 2019, N&B and IFF entered into a commitment letter (as it may be amended from time to time, the “Commitment Letter”), under which Morgan Stanley Senior Funding, Inc., Credit Suisse AG, Cayman Islands Branch, and certain other financial institutions (collectively, the “Commitment Parties”) committed to provide $7.5 billion in an aggregate principal amount of senior unsecured bridge term loans, the availability of which is subject to reduction upon the consummation of the Permanent Financing (as defined below) pursuant to the terms set forth in the Commitment Letter (the “Bridge Facility”);

•

On January 17, 2020, N&B entered into a term loan credit agreement providing for unsecured term loan facilities in an aggregate principal amount of $1.25 billion (the “Term Loan Facility”), which reduced the commitments under the Commitment Letter by a corresponding amount to $6.25 billion;

•

N&B expects, on or prior to the date of the Special Cash Payment, to issue senior unsecured notes (the “Notes”, and together with the Term Loan Facility, the “Permanent Financing”) of an aggregate principal amount of up to $6.25 billion.

If the portion of the Permanent Financing to be funded through the issuance of the Notes is unavailable on or prior to the date of the Special Cash Payment, then the corresponding tranche of the Bridge Facility will be made available to N&B pursuant to the Commitment Letter. Following the consummation of the Transactions, all obligations of N&B with respect to the Term Loan Facility and the Bridge Facility (or, if applicable, the Notes) will be guaranteed by IFF or at the election of N&B and IFF, IFF may assume these N&B obligations, which assumption is expected to occur after the Second Merger. In addition, following the Merger, by virtue of the fact N&B will be a wholly owned subsidiary of IFF, the consolidated indebtedness of IFF and its subsidiaries will include the indebtedness incurred by N&B in the debt financings completed prior to the Distribution (See “Debt Financing”).

Opinions of IFF’s Financial Advisors

Opinion of Greenhill & Co., LLC

IFF engaged Greenhill to provide certain financial advisory services to the IFF board of directors in connection with the Transactions. At the December 15, 2019 meeting of the IFF board of directors held to evaluate the Transactions, Greenhill rendered an oral opinion, confirmed by delivery of a written opinion dated as of December 15, 2019, to the effect that, as of such date and subject to and based on the various assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth therein, the exchange ratio set forth in the Merger Agreement was fair, from a financial point of view, to holders of IFF common stock.

The full text of the written opinion of Greenhill, dated December 15, 2019, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in connection with the opinion, is attached as Annex A and is incorporated herein by reference. The summary of the Greenhill opinion provided in this prospectus is qualified in its entirety by reference to the full text of the opinion. Shareholders of IFF are encouraged to read Greenhill’s opinion and this section carefully and in their entirety. Greenhill provided advisory services and its opinion for the information and assistance of the IFF board of directors in connection with its consideration of the Transactions. Greenhill’s opinion is not a recommendation as to how any holder of shares of IFF common stock should vote with respect to matters related to the Transactions, or any other matter.

Opinion of Morgan Stanley & Co. LLC

Morgan Stanley was retained by the IFF board of directors to act as its financial advisor and to provide a fairness opinion in connection with the Transactions, including the Merger. At the meeting of IFF’s board of directors on December 15, 2019, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing on December 15, 2019, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the exchange ratio pursuant to the Merger Agreement was fair from a financial point of view to IFF.

The full text of the written opinion of Morgan Stanley, dated December 15, 2019, is attached as Annex B and incorporated by reference into this prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Shareholders of IFF are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the IFF board of directors and addresses only the fairness, from a financial point of view, of the exchange ratio set forth in the Merger Agreement to IFF. Morgan Stanley’s opinion did not address any other aspect of the transactions contemplated by the Merger Agreement or the Separation Agreement and did not address any other aspects or implications of the Transactions, including the price at which IFF common stock will trade following the consummation of the Transactions or at any time, or the fairness of the amount or nature of the compensation to any of the N&B Business’ or IFF’s officers, directors or employees, or any class of such persons, whether relative to the exchange ratio set forth in the Merger Agreement or otherwise.

Board of Directors and Management of IFF Following the Transactions

As of immediately following the effective time of the Merger, IFF’s board of directors will consist of 13 directors, including seven directors from IFF and six individuals selected by the DuPont board of directors until IFF’s Annual Meeting in 2022, when the size of the board will be reduced to 12 directors and the nominees to be voted on shall be DuPont’s six designated directors (or any replacement thereof) and six of IFF’s current directors (or any replacements thereof). Current DuPont Executive Chairman and CEO Ed Breen will join the board of IFF following the effective time of the Merger as a DuPont appointee and will serve as Lead Independent Director upon the later of June 1, 2021 and the closing date of the Merger.

Andreas Fibig will continue to serve as Chairman and CEO of IFF. It is expected that the management team of the combined business will consist of members of both IFF’s current management team and management team members from the N&B Business. IFF and N&B have formed an Integration Office, comprised of leaders from both companies, to manage the integration of the companies.

Interests of Certain Persons in the Transactions

As more fully described in “The Transactions—Interests of DuPont’s and N&B’s Directors and Executive Officers in the Transactions” beginning on page 212, certain existing DuPont directors will or may serve as directors of IFF upon consummation of the Transactions, and one existing DuPont executive officer is party to certain retention and severance arrangements that provide him with financial interests in the Transactions that may be different from, or in addition to, the interests of DuPont’s stockholders generally. The members of the DuPont board of directors were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions.

Although the closing date of the Merger will result in a change in control of IFF for purposes of certain compensation and benefits plans, with the exception of an automatic acceleration of the aggregate vested balance held in the Deferred Compensation Plan (defined below) for each of the executive officers and directors who participate in that plan, unless a participant had elected to defer accelerated payment upon a change in control, no payments or benefits become due to directors or executive officers upon the closing date of the Merger. Instead, upon a qualifying termination of employment within 24 months following the closing date of the Merger, IFF’s executive officers will have the right to receive potential enhanced severance payments and potential accelerated vesting of certain outstanding LTIP and equity awards, and IFF’s non-employee directors will have the right to receive potential accelerated vesting of certain IFF RSUs. The directors and executive officers of IFF otherwise will receive no extra or special benefit that is not shared on a pro rata basis by all other IFF shareholders in connection with the Transactions. As with all holders of shares of DuPont common stock, if a director or officer of IFF owns shares of DuPont common stock, directly or indirectly, such person may participate in the Exchange Offer on the same terms as other holders of shares of DuPont common stock. See “The Transactions—Interests of IFF’s Directors and Executive Officers in the Transactions.”

Treatment of DuPont Equity Awards

As more fully described in “The Transactions—Effects of the Distribution and the Merger on DuPont Equity Awards,” certain employees of the N&B Business hold DuPont Equity Awards. Upon consummation of the Merger, each DuPont Equity Award then held by an N&B Employee will be converted into an IFF Equity Award in a manner intended to preserve its intrinsic value with terms and conditions otherwise generally the same as those to which the underlying DuPont Equity Award was subject immediately before the Merger, provided that DuPont PSU Awards will be converted into IFF RSUs with the performance criteria under the DuPont PSU Award deemed satisfied at the actual level of performance immediately prior to the closing date of the Merger. Certain current and former employees of DuPont who will not become N&B Employees also hold DuPont Equity Awards. Such awards may be adjusted by reason of the proposed Transactions if determined by the DuPont board of directors to be necessary to preserve the intrinsic value of the awards.

IFF’s Shareholders Meeting

Under the terms of the Merger Agreement, IFF is required to take all lawful action to call a meeting of its shareholders for the purpose of voting upon the issuance of shares of IFF’s common stock in the Merger and related matters as promptly as practicable following the date on which the SEC has cleared IFF’s proxy statement. IFF will ask its shareholders to vote on the Share Issuance at the special meeting of IFF shareholders by delivering IFF’s proxy statement to its shareholders in accordance with applicable law and its organizational documents.

As of                , 2020, IFF’s directors and executive officers held approximately                % of the shares entitled to vote at IFF’s special meeting of the shareholders. As of                , 2020, N&B’s directors, executive officers and their affiliates did not hold shares entitled to vote at IFF’s special meeting of the shareholders. N&B’s stockholders are not required to vote on any of the proposals, and N&B will not hold a special meeting of stockholders in connection with the Transactions.

Accounting Treatment and Considerations

Accounting Standards Codification (“ASC”) 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify the accounting acquirer. In a business combination effected primarily through an exchange of equity interests, such as the Merger, the entity that issues its equity interests (IFF in this case) is usually the acquiring entity. However, in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including, but not limited to, the following:

•

The relative voting interests of significant stockholders and the ability of any of those stockholders to exercise control over the consolidated entity after the Transactions. It was determined that upon the combination pre-Merger holders of shares of N&B common stock will own 55.4 percent of the outstanding shares of IFF common stock, on a fully diluted basis. In this case, it was also determined that the stockholder bases of both entities are dispersed such that no single stockholder or group of related stockholders would control the entity after the Transactions.

•

The composition of the governing body of IFF after the Transactions. The board of directors of the combined company immediately following the Merger is expected to consist of seven members from the board of directors of IFF immediately prior to the consummation of the Merger and six DuPont director appointees. At the 2022 IFF annual meeting, the composition of the board will revert to six IFF and six DuPont designated directors, and thereafter, directors will be elected annually according to a typical nomination and election process. However, given IFF has majority in the governing body until the 2022 IFF annual meeting, IFF has influence over the governing body for at least a period of time.

•

The composition of the senior management of IFF after the Transactions. Effective as of the closing of the Merger, Andreas Fibig shall continue as the Chairman and Chief Executive Officer of the combined company. It is expected that the management team of the combined business will consist of members of both IFF’s current management team and management team members from the N&B Business. IFF and N&B have formed an Integration Office, comprised of leaders from both companies, to manage the integration of the companies.

After considering all pertinent facts, reviewing the criteria outlined in ASC 805 and conducting the relevant analysis, IFF has concluded that it is the accounting acquirer in the Merger. IFF’s conclusion is based primarily upon the following facts: (1) seven of thirteen members of the board of directors positions in the combined entity will be determined by IFF, (2) the current Chief Executive Officer of IFF as noted above will continue as Chief Executive Officer of the combined company after the Merger and (3) IFF is issuing its equity interests as consideration for the Merger. The above facts are deemed to outweigh the fact that the pre-Merger holders of shares of N&B common stock that receive shares of IFF common stock in the Merger will in the aggregate own a majority of IFF common stock on a fully diluted bases and associated voting rights after the Merger. As a result of the identification of IFF as the acquirer, IFF will apply the acquisition method of accounting to the assets acquired and liabilities assumed of the N&B Business upon consummation of the Merger. Upon consummation of the Merger, the historical pre-acquisition financial statements will reflect only the operations and financial condition of IFF.

U.S. Federal Income Tax Consequences of the Transactions

The completion of the Internal Reorganization, Distribution, and Merger is conditioned upon the receipt by DuPont of the Tax Opinion to the effect that, among other things, for U.S. federal income tax purposes, (a) the Parent Contribution, Special Cash Payment and Distribution, taken together, will qualify as a reorganization under Sections 355(a), 361 and 368(a)(1)(D) of the Code and (b) the Merger and the Second Merger will be treated as an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. Provided that the Parent Contribution, the Special Cash Payment and the Distribution so qualify, DuPont’s stockholders will not recognize any taxable income, gain or loss as a result of the receipt of N&B shares in the Distribution for U.S. federal income tax purposes and DuPont will not recognize any taxable income gain or loss as a result of the Parent Contribution, receipt of the Special Cash Payment, or the Distribution, provided DuPont uses the proceeds of the Special Cash Payment for certain permitted purposes, including repayment of certain debt, distributions to stockholders, and repurchases of DuPont shares. Provided that the Mergers so qualify, DuPont and its stockholders will not recognize any taxable income, gain or loss as a result of the Mergers for U.S. federal income tax purposes (except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of IFF common stock).

Please see “Risk Factors—Risks Related to the Transactions—The Distribution could result in significant tax liability, and IFF may be obligated to indemnify DuPont for any such tax liability imposed on DuPont,” “Risk Factors—Risks Related to the Transactions—If the Mergers do not qualify as a tax-free reorganization under Section 368 of the Code, the stockholders of DuPont may have significant tax liability,” and “U.S. Federal Income Tax Consequences of the Transactions” for more information regarding the Tax Opinion and the potential tax consequences of the Transactions. Holders of DuPont common stock should consult their tax advisor as to the particular tax consequences of the Transactions.

Regulatory Approvals

Under the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), the Merger cannot be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “DOJ”), and specified waiting period requirements have been satisfied. Each of IFF and N&B filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the DOJ and the FTC on February 3, 2020. The waiting period under the HSR Act expired at 11:59 p.m. (Eastern Time in the United States) on March 4, 2020.

Completion of the Merger is further subject to regulatory notifications, clearances and/or approvals in Brazil, China, the European Union and certain other non-U.S. jurisdictions.

There can be no assurance that a challenge to the Merger on antitrust or other grounds will not be made or, if such a challenge is made, that it would not be successful. DuPont and IFF have agreed to use their respective reasonable best efforts to obtain clearances and/or approvals.

For more information on regulatory approvals, see “The Transactions—Regulatory Approvals” beginning on page 220.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary historical combined financial data of the N&B Business and summary historical consolidated financial data of DuPont and IFF are being provided to help you in your analysis of the financial aspects of the Transactions. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the N&B Business,” “Information on the N&B Business,” “Information on DuPont,” “Information on IFF,” and “Selected Financial Statement Data.”

Summary Historical Combined Financial Data of the N&B Business

The following data of N&B as of December 31, 2019 and December 31, 2018, and for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, have been derived from the audited combined financial statements of N&B. The data below as of December 31, 2017 has been derived from the unaudited combined balance sheet of N&B not included or incorporated by reference in this prospectus. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the N&B Business” and the combined financial statements of N&B and the notes thereto included elsewhere in this document.

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Statement of Operations[1]
Net sales	$6,076	$6,216	$1,885	$2,810
Net (loss) income	$(471)	$394	$197	$285
Net income attributable to noncontrolling interests	$1	$1	$1	$5
Net (loss) income attributable to N&B	$(472)	$393	$196	$280
Year-end Financial Position
Total assets	$21,539	$22,612	$23,360

1.

The periods presented during the year ended December 31, 2017 reflect results related to Historical EID (as defined below under “Information on DuPont”) businesses for the entire year and includes the results of the Historical Dow (as defined below under “Information on DuPont”) businesses for the period beginning on and after September 1, 2017, and the H&N Business (as defined below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the N&B Business”) for the period beginning on and after November 1, 2017.

Summary Historical Consolidated Financial Data of DuPont

The following summary historical consolidated financial data of DuPont for the years ended December 31, 2019, 2018 and 2017 and as of such dates, have been derived from DuPont’s historical audited consolidated financial statements as of and for the years ended December 31, 2019, 2018 and 2017. The selected historical consolidated condensed financial data for the three months ended March 31, 2020 and 2019 and as of March 31, 2020, as set forth below, have been derived from the interim unaudited consolidated condensed financial statements of

DuPont incorporated by reference into this prospectus. This information is only a summary and should be read in conjunction with the financial statements of DuPont and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in DuPont’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

Selected Financial Data	As of and for the Three Months Ended		As of and for the Year Ended
In millions except as noted (Unaudited)	March 31, 2020	March 31, 2019	2019	2018	2017
Summary of Operations[1]
Net sales	$5,221	$5,414	$21,512	$22,594	$11,672
(Loss) income from continuing operations, net of tax[2]	$(610)	$(74)	$(614)	$405	$233
Income from discontinued operations, net of tax	$—	$646	$1,214	$3,595	$1,058
Net (loss) income available for DuPont common stockholders	$(616)	$521	$498	$3,845	$1,159
(Loss) earnings per common share – basic:
Continuing operations[2]	$(0.83)	$(0.11)	$(0.86)	$0.46	$0.39
Discontinued operations	$—	$0.80	$1.53	$4.54	$1.79
Net (loss) income[3]	$(0.83)	$0.69	$0.67	$4.99	$2.18
(Loss) earnings per common share – assuming dilution:
Continuing operations[2]	$(0.83)	$(0.11)	$(0.86)	$0.45	$0.38
Discontinued operations	$—	$0.80	$1.53	$4.51	$1.77
Net (loss) income[3]	$(0.83)	$0.69	$0.67	$4.96	$2.15
Cash dividends declared per share of common stock	$0.30	$1.56	$2.16	$4.56	$5.28
Period-end Financial Position
Total assets[4]	$67,987		$69,396	$187,855	$191,907
Long-Term Debt[5]	$13,618		$13,617	$12,624	$18

1.

The year ended December 31, 2017 reflects results related to Historical Dow businesses for the entire year and includes the results of the Historical EID businesses for the period beginning on and after September 1, 2017, segregated accordingly between continuing and discontinued operations.

2.

See Notes 4, 6, 8 and 14 to the Consolidated Financial Statements within the DuPont Annual Report on Form 10-K for information on items materially impacting the results for the years ended December 31, 2019, 2018 and 2017, including the effects of the goodwill impairments; gains on divestitures; integration and separation costs; charges related to restructuring programs; and the effects of the U.S. Tax Cuts and Jobs Act, enacted on December 22, 2017 (the “TCJA”).

3.

Earnings per share amounts are computed independently for income from continuing operations, income from discontinued operations and net income attributable to common stockholders. As a result, the per share amounts from continuing operations and discontinued operations may not equal the total per share amounts for net income attributable to common stockholders.

4.

Total assets as of December 31, 2018 and 2017 reflect the combination of Historical Dow and Historical EID. Total assets as of December 31, 2019 reflect assets of DuPont subsequent to the Dow Distribution (as defined below under “Information on DuPont”) and the Corteva Distribution.

5.	Long-term debt is revised on a continuing operations basis.

Summary Historical Consolidated Financial Data of IFF

The following summary historical consolidated financial data of IFF for the years ended December 31, 2019, 2018 and 2017 and as of such dates, have been derived from IFF’s historical audited consolidated financial statements as of and for the years ended December 31, 2019, 2018 and 2017. This information is only a summary and should be read in conjunction with the financial statements of IFF and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in IFF’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference.”

	Year Ended December 31,
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AND PERCENTAGE AMOUNTS)	2019(a)	2018(b)	2017(d)
Consolidated Statement of Income Data
Net sales	$5,140,084	$3,977,539	$3,398,719
Cost of goods sold(c)	3,027,336	2,294,832	1,926,256

Gross profit	2,112,748	1,682,707	1,472,463
Operating profit	665,270	583,882	552,630
Net income	460,268	339,781	295,665
Net income attributable to noncontrolling interests	4,395	2,479	—

Net income attributable to IFF stockholders	$455,873	$337,302	$295,665

Net income per share — basic	$4.05	$3.81	$3.73
Net income per share — diluted	$4.00	$3.79	$3.72
Average number of diluted shares (thousands)	113,307	88,121	79,370
Consolidated Balance Sheet Data
Total assets	$13,287,411	$12,889,395	$4,598,926
Bank borrowings, overdrafts and current portion of long-term debt	384,958	48,642	6,966
Long-term debt	3,997,438	4,504,417	1,632,186
Redeemable noncontrolling interests	99,043	81,806	—
Total Shareholders’ equity	6,229,548	6,043,374	1,689,294
Other Data
Cash dividends declared per share	$2.96	$2.84	$2.66

(a)	Results for the year ended 2019 include a full year of Frutarom’s business operations.
(b)	Results for the year ended 2018 include Frutarom’s business operations since the acquisition date of October 4, 2018.
(c)

The 2018 amount includes $23.6 million related to amortization for inventory “step-up” costs for the Frutarom acquisition and $7.1 million of net reimbursements from suppliers related to the previously disclosed FDA mandated recall. The 2017 amount includes $15.9 million of costs related to the amortization for inventory “step-up” for the Fragrance Resources and PowderPure acquisitions and FDA mandated product recall costs of $11.0 million.

(d)

The amounts have been adjusted to reflect the adoption of ASU 2017-07, which required that employers who present a measure of operating income in their statement of income to include only the service cost component of net periodic pension cost and postretirement costs in operating expenses. The impact of the adoption of this standard was a decrease in operating profit by approximately $28.8 million for the fiscal year 2017 and corresponding increases in Other (income) expense, net.

Summary Unaudited Combined Pro Forma Financial Data of IFF and the N&B Business

The following summary unaudited condensed combined pro forma financial information of IFF and the N&B Business is being presented for illustrative purposes only, and this information should not be relied upon for purposes of making any investment or other decisions. The following summary unaudited condensed combined pro forma financial data assume that the N&B Business had been owned by IFF for the period, and at the date presented. IFF and the N&B Business may have performed differently had they actually been combined for all periods or on the date presented. You should also not rely on the following summary unaudited condensed combined pro forma financial data as being indicative of the results or financial condition that would have been achieved had IFF and the N&B Business been combined during the periods or on the date presented or of the actual future results or financial condition of IFF to be achieved following the Transactions. See “Risk Factors—Risks Related to the Combined Company’s Business—The unaudited condensed combined pro forma financial information of IFF and the N&B Business is not intended to reflect what actual results of operations and financial condition would have been had IFF and the N&B Business been a combined company for the periods presented, and therefore these results may not be indicative of the combined company’s future operating performance.”

This information is only a summary and has been derived from and should be read in conjunction with the financial statements of IFF and the notes thereto contained in IFF’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this document, the financial statements of the N&B Business and the notes thereto included elsewhere in this document and the more detailed unaudited condensed combined pro forma financial statements of IFF and the N&B Business and the notes thereto included elsewhere in this document.

See “Where You Can Find More Information; Incorporation by Reference,” “Unaudited Condensed Combined Pro Forma Information of IFF and the N&B Business” and the audited financial statements of the N&B Business included elsewhere in this document.

(In thousands, except per-share data)	As at and for the year ended December 31, 2019
Statement of Income Data:
Net sales	$11,216,240

Net income (loss)	(441,843)
Net income attributable to noncontrolling interests	4,947

Net income (loss) attributable to IFF stockholders	$(446,790)

Net income (loss) per share — basic	$(1.76)
Net income (loss) per share — diluted	$(1.76)
Average number of shares outstanding—basic	253,841
Average number of shares outstanding—diluted	253,841
Balance Sheet Data:
Total assets	$42,673,789
Long-term debt	$11,435,201
Total stockholders’ equity	$24,703,084

Summary Comparative Historical and Pro Forma Per Share Data

The following table sets forth certain historical and pro forma per share data for IFF. The IFF historical data have been derived from and should be read together with IFF’s audited consolidated financial statements and related notes thereto contained in IFF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference into this prospectus. IFF’s pro forma data have been derived from the unaudited condensed combined pro forma financial statements of IFF and the N&B Business included elsewhere in this prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

This summary comparative historical and pro forma per share data are being presented for illustrative purposes only. IFF and the N&B Business may have performed differently had the Transactions occurred prior to the period or at the date presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had the N&B Business been separated from DuPont and combined with IFF during the period or at the date presented or of the actual future results or financial condition of IFF or the N&B Business to be achieved following the Transactions.

	As of and for the Year Ended December 31, 2019
IFF	Historical	Pro Forma
(in thousands, except per share data)
Basic earnings (loss) per share	$4.05	$(1.76)
Diluted earnings (loss) per share	$4.00	$(1.76)
Weighted average common shares outstanding—Basic	111,966	253,841
Weighted average common shares outstanding—Diluted	113,307	253,841
Book value per share of common stock	$55.64	$97.32
Dividends declared per share of common stock	$2.96	$2.96

Comparison of Market Prices

The following table sets forth the closing sale price per share of IFF common stock and DuPont common stock as reported on the NYSE as of December 13, 2019, the last trading day prior to the public announcement of the Transactions.

	Closing Sale Price Per Share of IFF Common Stock	Closing Sale Price Per Share of DuPont Common Stock
December 13, 2019	$133.98	$64.80

RISK FACTORS

You should carefully consider the following risks, together with the other information contained or incorporated by reference in this prospectus and the exhibits hereto. Some of the risks described below relate principally to the business and the industry in which IFF, including the N&B Business, will operate after the Transactions, while others relate principally to the Transactions and participation in the Exchange Offer. The remaining risks relate principally to the securities markets generally and ownership of shares of IFF common stock. For a discussion of additional uncertainties associated with forward-looking statements in this prospectus, please see the section entitled “Cautionary Statement Concerning Forward-Looking Statements.” In addition, you should consider the risks associated with IFF’s business that appear in IFF’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this prospectus. For a description of the material risks relating to DuPont, please read “Risk Factors” in DuPont’s Annual Report on Form 10-K for the year ended December 31, 2019, and which are incorporated by reference in this prospectus.

Any of the following risks could materially and adversely affect the business, financial condition and results of operations of IFF, the N&B Business or the combined company and the actual outcome of matters as to which forward-looking statements are made in this prospectus. In such case, the trading price for IFF common stock could decline, and you could lose all or part of your investment. The risks described below are not the only risks that IFF and the N&B Business currently face or that the combined company will face after the consummation of the Transactions. Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially and adversely affect the combined company’s business, financial condition and results of operations or the price of combined company’s common stock in the future. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to the Transactions

The calculation of merger consideration will not be adjusted if there is a change in the value of the N&B Business or its assets or the value of IFF before the Transactions are completed.

The calculation of the number of shares of IFF common stock to be issued to DuPont stockholders in the Merger is based on fixed percentages and will not be adjusted (i) if the value of the business or assets of the N&B Business increases prior to the consummation of the Merger or the value of IFF decreases prior to the Merger, or (ii) if the value of the business or assets of the N&B Business declines prior to the consummation of the Merger or the value of IFF increases prior to the Merger. IFF may not be permitted to terminate the Merger Agreement because of changes in the value of the N&B Business or its assets. IFF will not be permitted to terminate the Merger Agreement solely because of changes in the market price of IFF common stock.

The Transactions may not be completed on the terms or timeline currently contemplated, or at all, as IFF and DuPont may be unable to satisfy the conditions or obtain the approvals required to complete the Transactions or such approvals may contain material restrictions or conditions.

The consummation of the Transactions is subject to numerous conditions, as described in this prospectus, including the occurrence of certain events contemplated by the Merger Agreement and the Separation Agreement (such as the Separation, approvals from governmental agencies and the receipt of IFF shareholder approval for the Share Issuance). Neither DuPont nor IFF can make any assurances that the Transactions will be consummated on the terms or timeline currently contemplated, or at all. Recent events involving the novel coronavirus (COVID-19) could also impact the satisfaction of the conditions described in the Merger Agreement and the Separation Agreement. Each of DuPont and IFF has and will continue to expend time and resources and incur expenses related to the proposed Transactions. These expenses must be paid regardless of whether the Transactions are consummated.

Governmental agencies may not approve the Transactions, may impose conditions to the approval of the Transactions or require changes to the terms of the Transactions. Any such conditions or changes could have the effect of delaying completion of the Transactions, imposing costs on or limiting the revenues of the combined company following the Transactions or otherwise reducing the anticipated benefits of the Transactions.

IFF and N&B will need to obtain debt financing to complete the Transactions. Although the Commitment Letter has been obtained from various lenders, the obligations of the lenders under the Commitment Letter are subject to the satisfaction or waiver of customary conditions, including, among others, the absence of any material adverse effect. Accordingly, there can be no assurance that these conditions will be satisfied or, if not satisfied, waived by the lenders. If IFF is not able to obtain alternative financing on commercially reasonable terms, it could adversely affect IFF’s business, liquidity, financial condition and results of operations.

If completed, the Transactions may not be successful or achieve their anticipated benefits.

If the Transactions are completed, IFF may not be able to successfully realize anticipated growth opportunities and synergies, or integrate IFF’s business and operations with the N&B Business’s business and operations. See “—Risks Related to the Combined Company’s Business— The integration of the N&B Business with IFF may present significant challenges, and the combined company may not realize anticipated synergies and other benefits of the Transaction.”

After the Transactions, IFF will have significantly more revenue, expenses, assets and employees than IFF did prior to the Transactions. In the Transactions, IFF will also be assuming certain liabilities of the N&B Business and taking on other obligations (including collective bargaining agreements and certain pension obligations with respect to transferred employees). IFF may not successfully or cost-effectively integrate the N&B Business’s business and operations into IFF’s existing business and operations. Even if the combined company is able to integrate the combined businesses and operations successfully, this integration may not result in the realization of the full benefits of the growth and other opportunities that IFF currently expects from the Transactions within the anticipated time frame, or at all.

Failure to complete the Transactions could adversely affect the market price of IFF common stock as well as its business, financial condition and results of operations.

If the Transactions are not completed for any reason, the price of IFF common stock may decline, or IFF’s business, financial condition and results of operations may be impacted to the extent that the market price of IFF common stock reflects positive market assumptions that the Transactions will be completed and the related benefits will be realized; based on significant expenses, such as legal, advisory and financial services which generally must be paid regardless of whether the Transactions are completed; based on potential disruption of the business of IFF and distraction of its workforce and management team; and the requirement in the Merger Agreement that, under certain limited circumstances, IFF must pay DuPont the Termination Fee or reimburse DuPont for expenses relating to the Transactions.

Investors holding shares of IFF common stock immediately prior to the completion of the Transactions will, in the aggregate, have a significantly reduced ownership and voting interest in IFF after the Transactions and will exercise less influence over management.

Investors holding shares of IFF common stock immediately prior to the completion of the Transactions will, in the aggregate, own a significantly smaller percentage of the combined company immediately after the completion of the Transactions. Immediately following the completion of the Transactions, it is expected that DuPont stockholders will hold approximately 55.4 percent of the outstanding shares of IFF common stock, on a fully diluted basis. IFF’s existing shareholders will continue to hold the remaining approximately 44.6 percent of the outstanding shares of IFF common stock, on a fully diluted basis. Consequently, IFF shareholders, collectively, will be able to exercise less influence over the management and policies of the combined company than they will be able to exercise over IFF’s management and policies immediately prior to the completion of the Transactions.

The Merger Agreement contains provisions that may discourage other companies from trying to acquire IFF.

The Merger Agreement contains provisions that may discourage a third party from submitting a business combination proposal to IFF prior to the closing of the Transactions that might result in greater value to IFF shareholders than the Transactions. The Merger Agreement generally prohibits IFF from soliciting any alternative transaction proposal and IFF may not terminate the Merger Agreement in order to accept, and must hold a meeting of its shareholders to approve the Share Issuance, even if an unsolicited alternative transaction proposal that the IFF board of directors determines is superior to the Transactions is received. In addition, before the IFF board of directors may withdraw or modify its recommendation, DuPont has the opportunity to negotiate with IFF to modify the terms of the Transactions in response to any competing acquisition proposals. If the Merger Agreement is terminated by IFF or DuPont in certain limited circumstances, IFF may be obligated to pay the Termination Fee to DuPont, which would represent an additional cost for a potential third party seeking a business combination with IFF.

The announcement and pendency of the Transactions could have an adverse effect on IFF’s stock price as well as the business, financial condition, results of operations or business prospects of IFF and the N&B Business.

The announcement and pendency of the Merger could disrupt IFF’s and N&B’s business in negative ways. For example, customers and other third-party business partners of IFF or the N&B Business may seek to terminate and/or renegotiate their relationships with IFF or the N&B Business as a result of the Merger, whether pursuant to the terms of their existing agreements with IFF and/or the N&B Business or otherwise. In addition, current and prospective employees of IFF and the N&B Business may experience uncertainty regarding their future roles with the combined company, which might adversely affect IFF’s and N&B’s ability to retain, recruit and motivate key personnel. Should they occur, any of these events could adversely affect the stock price of IFF, or harm the financial condition, results of operations or business prospects of, IFF or N&B.

IFF’s estimates and judgments related to the acquisition accounting models used to record the purchase price allocation may be inaccurate.

Management will make significant accounting judgments and estimates for the application of acquisition accounting under GAAP, and the underlying valuation models. IFF’s business, operating results and financial condition could be materially and adversely impacted in future periods if IFF’s accounting judgments and estimates related to these models prove to be inaccurate.

IFF may be required to recognize impairment charges for goodwill and other intangible assets.

The proposed Transactions will add approximately $23.0 billion of goodwill and other intangible assets to IFF’s consolidated balance sheet. In accordance with GAAP, management periodically assesses these assets to determine if they are impaired. Significant negative industry or economic trends, disruptions to IFF’s business, inability to effectively integrate acquired businesses, unexpected significant changes or planned changes in use of the assets, divestitures and market capitalization declines may impair goodwill and other intangible assets. Any charges relating to such impairments would adversely affect results of operations in the periods recognized.

IFF is required to abide by potentially significant restrictions which could limit IFF’s ability to undertake certain corporate actions (such as the issuance of IFF common stock or the undertaking of a merger or consolidation) that otherwise could be advantageous.

During the two year period following the Distribution or, in the case of certain historic transactions undertaken by DuPont, during the two year period following each such historic transaction, the Tax Matters Agreement generally will prohibit N&B, IFF and their respective subsidiaries from taking certain actions that could cause the Distribution, the Merger, certain related transactions and certain historic transactions undertaken by DuPont to fail to qualify as tax-free transactions. These restrictions may limit IFF’s ability to pursue certain strategic transactions or engage in other transactions, including using IFF common stock to make acquisitions and in connection with equity capital market transactions or disposing of certain businesses that might increase the value of IFF’s business.

The Distribution could result in significant tax liability, and IFF may be obligated to indemnify DuPont for any such tax liability imposed on DuPont.

The completion of the Transactions is conditioned upon the receipt by DuPont of the Tax Opinion to the effect that, among other things, (a) the Parent Contribution, Special Cash Payment and Distribution, taken together, will qualify as a reorganization under Sections 355(a), 361 and 368(a)(1)(D) of the Code and (b) the Merger and the Second Merger will be treated as an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. Accordingly, DuPont’s stockholders will not recognize any taxable income, gain or loss as a result of the Distribution or the Mergers for U.S. federal income tax purposes (except for any gain or loss attributable to the receipt of cash in lieu of fractional shares) and DuPont will not recognize income, gain or loss except for gain to the extent the Special Cash Payment exceeds DuPont’s adjusted tax basis in the N&B common stock or the proceeds of the Special Cash Payment are not used for certain permitted purposes.

The Tax Opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by DuPont, IFF and N&B. If any of those factual representations or assumptions are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the opinion will be based are materially different from the facts at the time of the Distribution, the Distribution may not qualify (in whole or part) for tax-free treatment. Opinions of counsel are not binding on the IRS. As a result, the conclusions expressed in the opinions of counsel could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences to DuPont and its stockholders could be materially less favorable. DuPont may also incur tax and other obligations as a result of internal restructuring transactions undertaken in order to effectuate the Distribution, which are not covered by the Tax Opinion.

If the Exchange Offer were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, each DuPont stockholder who receives N&B common stock in the Exchange Offer would generally be treated as recognizing taxable gain or loss equal to the difference between the fair market value of the N&B common stock received by the stockholder in the Exchange Offer and its tax basis in the shares of DuPont common stock exchanged therefor, or, in certain circumstances, as receiving a taxable distribution equal to the fair market value of the N&B common stock received by the stockholder in the Exchange Offer. If the Spin-Off were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, each DuPont stockholder who receives N&B common stock in the Spin-Off would generally be treated as receiving a taxable distribution equal to the fair market value of the N&B common stock received by the stockholder in the Spin-Off.

In addition, if the Distribution were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, DuPont would generally recognize gain (but not loss) with respect to the transfer of N&B common stock in the Distribution.

Even if the Distribution otherwise qualifies under Section 355 and 368(a)(1)(D) of the Code, the Distribution would be taxable to DuPont (but not to DuPont stockholders) pursuant to Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of DuPont or N&B, directly or indirectly (including through acquisitions of IFF stock after the completion of the Merger), as part of a plan or series of related transactions that includes the Distribution. For this purpose, any direct or indirect acquisitions of DuPont or N&B stock (including through acquisitions of IFF stock after the completion of the Merger) within the period beginning two years before the Distribution and ending two years after the Distribution are presumed to be part of a plan that includes the Distribution, although DuPont, N&B or IFF may be able to rebut that presumption in certain circumstances. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature, and subject to a comprehensive analysis of the facts and circumstances of the particular case. Although it is expected that the Mergers will be treated as part of such a plan, the Mergers standing alone will not cause Section 355(e) of the Code to apply to the Distribution because holders of N&B common stock immediately before the Mergers will hold more than 50% of the stock of the combined company (by vote and value) immediately after the Mergers. However, if the IRS were to determine that other direct or indirect acquisitions of stock of DuPont or N&B, either before or after the Distribution, were part of a plan or series of related transactions that includes the Distribution, such determination could cause Section 355(e) of the Code to apply to the Distribution, which could result in significant tax liability.

The Distribution and certain aspects of the Separation could be taxable to DuPont if N&B or IFF were to engage in a Spinco Tainting Act (as defined in the Tax Matters Agreement). In such cases, under the Tax Matters Agreement, N&B and IFF will be required to indemnify DuPont against any taxes resulting from the Distribution or certain aspects of the Separation that arise as a result of a Spinco Tainting Act. If DuPont were to recognize gain on the Distribution or certain aspects of the Separation for reasons not related to a Spinco Tainting Act by N&B or IFF, DuPont would not be entitled to be indemnified under the Tax Matters Agreement and the resulting tax to DuPont could have a material adverse effect on DuPont. If N&B or IFF were required to indemnify DuPont as a result of the Distribution or certain aspects of the Separation being taxable, this indemnification obligation would likely be substantial and could have a material adverse effect on IFF, including with respect to its financial condition and results of operations.

If the Mergers do not qualify as a tax-free reorganization under Section 368 of the Code, the stockholders of DuPont may have significant tax liability.

The obligations of DuPont and IFF to consummate the Transactions are conditioned on, among other things, the receipt by DuPont of the Tax Opinion to the effect that the Mergers will be treated as a tax-free reorganization in which no gain will be recognized for U.S. federal income tax purposes. The opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by DuPont, IFF and N&B. If any of those factual representations or assumptions are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the opinion will be based are materially different from the facts at the time of the Distribution, the Mergers may not qualify (in whole or part) for tax-free treatment. Opinions of counsel are not binding on the IRS. As a result, the conclusions expressed in the opinions of counsel could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences to N&B and holders of shares of N&B common stock could be materially less favorable. If the Mergers were taxable, holders of shares of N&B common stock would be considered to have made a taxable sale of their shares of N&B common stock to IFF, and holders of shares of N&B common stock would generally recognize taxable gain or loss on their receipt of IFF common stock in the Mergers. See “U.S. Federal Income Tax Consequences of the Transactions.”

Some of IFF’s directors and executive officers have interests in seeing the Transactions completed that may be different from, or in addition to, those of other IFF shareholders. Therefore, some of IFF’s directors and executive officers may have a conflict of interest in recommending the proposals being voted on at IFF’s special meeting.

In considering the recommendations of the IFF board of directors that IFF’s shareholders vote to approve the Share Issuance, you should be aware that certain of IFF’s directors and executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of IFF’s shareholders generally. The members of the IFF board of directors were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions, including the Merger, and in recommending to IFF’s shareholders that they vote to approve the Share Issuance.

For a description and quantification of the benefits that IFF’s executive officers and directors may receive as a result of these interests, see “The Transactions—Interests of IFF’s Directors and Executive Officers in the Transactions.”

IFF and the N&B Business may have difficulty attracting, motivating and retaining executives and other employees in light of the Transactions.

IFF and the N&B Business may have difficulty attracting, motivating and retaining executives and other employees in light of the Transactions. Uncertainty about the effect of the Transactions on the employees of IFF and the N&B Business may have an adverse effect on IFF and the N&B Business. This uncertainty may impair IFF’s and the N&B Business’ ability to attract, retain and motivate personnel until the Transactions are completed. Employee retention may be particularly challenging during the pendency of the Transactions, as employees may feel uncertain about their future roles with IFF or the N&B Business after their combination. If employees of IFF or the N&B Business depart because of issues relating to the uncertainty or perceived difficulties of integration or a desire not to become employees of IFF after the Transactions, IFF’s ability to realize the anticipated benefits of the Transactions could be reduced.

IFF may waive one or more of the conditions to the consummation of the Transactions without re-soliciting shareholder approval.

IFF may determine to waive, in whole or in part, one or more of the conditions to its obligations to consummate the Transactions, to the extent permitted by applicable law. If IFF waives the satisfaction of a material condition to the consummation of the Transactions, IFF will evaluate the appropriate facts and circumstances at that time and re-solicit shareholder approvals of the Share Issuance if required to do so by applicable law or the rules of the NYSE. In some cases, if the IFF board of directors determines that such waiver or its effect on IFF’s shareholders does not rise to the level of materiality that would require re-solicitation of proxies pursuant to applicable law or the rules of the NYSE, IFF would complete the Transactions without seeking further shareholder approval. Any determination whether to waive any condition to the Transactions or as to re-soliciting IFF shareholder approval or amending the proxy statement as a result of a waiver will be made by the IFF board of directors at the time of such waiver based on the facts and circumstances as they exist at that time.

Risks Related to the Exchange Offer

Tendering DuPont stockholders may receive a reduced premium or may not receive any premium in the Exchange Offer.

The Exchange Offer is designed to permit you to exchange your shares of DuPont common stock for shares of N&B common stock at a     % discount to the per-share value of N&B common stock / There is no premium being offered in the exchange of your shares of DuPont common stock for N&B common stock and the number of shares of N&B common stock you will receive will be based entirely on the relative value of shares of IFF common stock versus shares of DuPont common stock, with no adjustment thereto, calculated as set forth in this prospectus. Stated another way, for each $100 of your DuPont common stock accepted in the Exchange Offer, you will receive approximately $         of N&B common stock (subject to the exception described below). The value of the DuPont common stock will be based on the calculated per-share value of DuPont common stock on the NYSE and the value of the shares of N&B common stock will be based on the calculated per-share value of IFF common stock on the NYSE, in each case determined by reference to the simple arithmetic average of the daily VWAP on each of the Valuation Dates.

The number of shares you can receive is, however, subject to an upper limit of                  shares of N&B common stock for each share of DuPont common stock accepted in the Exchange Offer. As a result, you may receive less than $         of N&B common stock for each $100 of DuPont common stock, depending on the calculated per-share value of DuPont common stock and the calculated per-share value of N&B common stock at the expiration date. Because of the limit on the number of shares of N&B common stock you will receive in the Exchange Offer, if there is a drop of sufficient magnitude in the trading price of IFF common stock relative to the trading price of DuPont common stock, and/or if there is an increase of sufficient magnitude in the trading price of DuPont common stock relative to the trading price of IFF common stock, you may not receive $         of N&B common stock for each $100 of DuPont common stock, and could receive much less.

For example, if the calculated per-share value of DuPont common stock was $     (    % above the highest closing price for DuPont common stock on the NYSE during the three-month period prior to commencement of the Exchange Offer) and the calculated per-share value of N&B common stock was $     (the lowest closing price for IFF common stock on the NYSE during that three-month period), the value of N&B common stock, based on the IFF common stock price, received for shares of DuPont common stock accepted for exchange would be approximately $     for each $100 of DuPont common stock accepted for exchange.

There are also risks associated with calculating the exchange ratio as of the Valuation Dates and not using the closing prices of DuPont common stock and IFF common stock on the expiration date of the Exchange Offer, such that you could receive fewer shares of N&B common stock than you would have received if the exchange ratio were determined using the closing prices of DuPont common stock and IFF common stock on the expiration date of the Exchange Offer. For example, if the trading price of DuPont common stock were to increase during the last two full trading days of the Exchange Offer, the average DuPont stock price used to calculate the exchange ratio would likely be lower than the closing price of shares of DuPont common stock on the expiration date of the Exchange Offer. As a result, you would receive fewer shares of N&B common stock, and therefore effectively fewer shares of IFF common stock, for each $100 of shares of DuPont common stock than you would have if the average DuPont stock price were calculated on the basis of the closing price of shares of DuPont common stock on the expiration date of the Exchange Offer or on the basis of an averaging period that includes the last two full trading days prior to the expiration of the Exchange Offer period. Similarly, if the trading price of IFF common stock were to decrease during the last two full trading days prior to the expiration of the Exchange Offer period, the average IFF stock price used to calculate the exchange ratio would likely be higher than the closing price of IFF common stock on the last full trading day prior to the expiration date. This could also result in your receiving fewer shares of N&B common stock, and therefore effectively fewer shares of IFF common stock, for each $100 of DuPont common stock than you would otherwise receive if the average IFF common stock price were calculated on the basis of the closing price of IFF common stock on the last full trading day prior to the expiration date or on the basis of an averaging period that included the last two full trading days prior to the expiration of the Exchange Offer period.

In addition, there is no assurance that holders of shares of DuPont common stock that are exchanged for shares of N&B common stock in the Exchange Offer will be able to sell the shares of IFF common stock after receipt in the Merger at prices comparable to the calculated per-share value of N&B common stock at the expiration date. For example, DuPont will distribute                shares of N&B common stock, as well as any shares not subscribed for in the Exchange Offer, in the Spin-Off that will convert into IFF common stock in the Merger. DuPont stockholders who receive IFF common stock as a result of the Spin-Off may not want to be IFF common stock holders and may sell those shares immediately in the public market. Although DuPont has no actual knowledge of any plan or intention of any significant stockholder of DuPont to sell the IFF common stock it receives as a result of the Spin-Off and the Merger, it is possible that some DuPont stockholders will sell the IFF common stock they receive if, for reasons such as IFF’s business profile or market capitalization, IFF does not fit their investment objectives, or in the case of index funds, IFF is not a participant in the index in which they are investing. The sales of significant amounts of IFF common stock relating to the above events or the perception in the market that such sales will occur may decrease the market price of IFF’s common stock.

Following the conversion of shares of N&B common stock into shares of IFF common stock in the Merger, the former holders of shares of N&B common stock (which are DuPont stockholders having received shares of N&B common stock in the Exchange Offer and the Spin-Off) may experience a delay prior to receiving their shares of IFF common stock or their cash in lieu of fractional shares, if any.

Following the conversion of shares of N&B common stock into shares of IFF common stock, the former holders of shares of N&B common stock will receive their shares of IFF common stock or cash in lieu of fractional shares, if any, only upon surrender of all necessary documents, duly executed, to the Exchange Agent. Until the distribution of the shares of IFF common stock to the individual stockholder has been completed, the relevant holder of shares of IFF common stock will not be able to sell its shares of IFF common stock. Consequently, in case the market price for IFF common stock should decrease during that period, the relevant stockholder (which are DuPont stockholders having received shares of N&B common stock in the Exchange Offer and the Spin-Off) would not be able to stop any losses by selling the shares of IFF common stock. Similarly, the former holders of shares of N&B common stock who received cash in lieu of fractional shares will not be able to invest the cash until the distribution to the relevant stockholder has been completed, and they will not receive interest payments for this time period.

The trading prices of IFF common stock may not be an appropriate proxy for the prices of N&B common stock.

The calculated per-share value for N&B common stock is based on the trading prices for IFF common stock, which may not be an appropriate proxy for the prices of N&B common stock. There is currently no trading market for N&B common stock and no such market will be established in the future. Immediately following the consummation of the Exchange Offer, Merger Sub I will be merged with and into N&B, and N&B will continue as the surviving company and a wholly owned subsidiary of IFF. In the Merger, each outstanding share of N&B common stock will be converted into the right to receive a number of fully paid and nonassessable shares of IFF common stock such that immediately after the Merger such DuPont stockholders will collectively own approximately 55.4% of IFF common stock on a fully diluted basis, and IFF shareholders will collectively own approximately 44.6% of IFF common stock on a fully diluted basis, in each case excluding any overlaps in the pre-transaction stockholder bases (calculated as further described in “The Merger Agreement – Merger Consideration”). There can be no assurance, however, that IFF common stock after the Merger will trade on the same basis as IFF common stock traded prior to the consummation of the Merger. In addition, it is possible that the trading prices of IFF common stock prior to the consummation of the Merger will not be indicative of the anticipated value of IFF common stock after the Merger. For example, trading prices of IFF common stock on the Valuation Dates could reflect some uncertainty as to the timing or the consummation of the Merger or could reflect trading activity by investors seeking to profit from market arbitrage.

As a result of the Pricing Mechanism (as defined below) utilized in the Exchange Offer, the exchange ratio for the Exchange Offer will not be fixed prior to the launch of the Exchange Offer, but will be instead determined while the Exchange Offer is open, creating a risk of arbitrage trading during the Exchange Offer that could impact the final exchange ratio.

The Exchange Offer does not set forth a fixed exchange ratio at the outset of the Exchange Offer. Rather, the Exchange Offer price is expressed as a ratio of N&B common stock for each $    of DuPont common stock validly tendered and not withdrawn pursuant to the Exchange Offer (subject to the limit on the exchange ratio that could result from the upper limit, as described in greater detailed in this document). The Exchange Offer’s pricing mechanism (the “Pricing Mechanism”) will calculate the values of DuPont common stock and N&B common stock by reference to a simple arithmetic average of daily VWAPs over the three Valuation Dates. The per-share values for DuPont common stock will be determined by DuPont by reference to the simple arithmetic average of the daily VWAP of DuPont common stock on the NYSE over the three Valuation Dates. Similarly, the per-share values for N&B common stock will be determined by DuPont by reference to the simple arithmetic average of the daily VWAP of IFF common stock on the NYSE over the Valuation Dates (since each share of N&B common stock will be exchanged for approximately one share of IFF common stock in the Merger). If the Exchange Offer is extended, the Valuation Dates will reset to the period of three consecutive trading days ending on and including the second trading day preceding the revised expiration date, as may be extended. The final exchange ratio will be announced by press release and be available on the website                , in each case by 11:59 p.m., New York City time, at the end of the second trading day preceding the expiration of the Exchange Offer, as may be extended, and therefore provides for a two business day window between pricing and Exchange Offer’s expiration. See “The Exchange Offer—Terms of the Exchange Offer—Pricing Mechanism.”

As the Pricing Mechanism results in the final exchange ratio being fixed two business days before the expiration of the Exchange offer, the value of DuPont common stock and IFF common stock may change after the final exchange ratio is fixed by the Pricing Mechanism. The difference between the changing prices of publicly traded DuPont common stock and IFF common stock and the fixed exchange ratio could allow for investors to engage in arbitrage trading during the final two business days prior to the expiration of the Exchange Offer, which could affect the price of DuPont common stock, IFF common stock or both. Such trading could impact the value of the consideration received by holders of DuPont common stock participating in the Exchange Offer.

Arbitrage trading during the Exchange Offer could adversely impact the price of IFF common stock.

The shares of N&B common stock to be received by holders of DuPont common stock who validly tender such stock in the Exchange Offer will be issued at a discount to the per-share value of IFF common stock. During the Exchange Offer, the existence of this discount could negatively affect the market price of IFF common stock. See “The Exchange Offer—Terms of the Exchange Offer—General.” Prospective buyers of IFF common stock could choose to acquire shares of IFF common stock indirectly by purchasing shares of DuPont common stock and then tender such shares in the Exchange Offer. Additionally, certain market participants may use a hedging strategy to manage risk in the context of split-off transactions that involves shorting IFF common stock. Both occurrences, or either individually, could result in a decrease in the price of IFF common stock during the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer— General.”

DuPont stockholders’ investment will be subject to different risks after the Exchange Offer regardless of whether they elect to participate in the Exchange Offer.

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If DuPont stockholders tender all of their shares of DuPont common stock and such shares are accepted and the Exchange Offer is not oversubscribed, then they will no longer have an interest in DuPont, but instead they will directly own an interest in IFF. As a result, your investment will be subject exclusively to risks associated with IFF and not risks associated solely with DuPont.

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If DuPont stockholders tender all of their shares of DuPont common stock and the Exchange Offer is oversubscribed, then the offer will be subject to the proration procedures described below and, unless their odd-lot tender is not subject to proration, such DuPont stockholders will own an interest in both DuPont and IFF. As a result, their investment will be subject to risks associated with both DuPont and IFF.

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If DuPont stockholders exchange some, but not all, of their shares of DuPont common stock, then regardless of whether the Exchange Offer is fully subscribed, the number of shares of DuPont common stock they own will decrease (unless they otherwise acquire shares of DuPont common stock), while the number of shares of N&B common stock, and therefore effectively shares of IFF common stock, they own will increase. As a result, their investment will be subject to risks associated with both DuPont and IFF.

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In addition to the consequences of the Exchange Offer described above, all DuPont stockholders that remain stockholders of DuPont following the completion of the Exchange Offer will receive shares of IFF common stock (although they may instead receive only cash in lieu of a fractional share) when DuPont completes the Spin-Off. As a result, their investment may be subject to risks associated with both DuPont and IFF.

Whether or not DuPont stockholders tender their shares of DuPont common stock, any DuPont shares they hold after the completion of the Exchange Offer will reflect a different investment from the investment they previously held because DuPont will no longer own the N&B Business.

Risks Related to the Combined Company’s Business Following the Transactions

Sales of IFF common stock after the Transactions may negatively affect the market price of IFF common stock.

The shares of IFF common stock to be issued in the Transactions to holders of shares of N&B common stock will generally be eligible for immediate resale. The market price of IFF common stock could decline as a result of sales of a large number of shares of IFF common stock in the market after the consummation of the Transactions or even the perception that these sales could occur.

It is expected that the IFF common stock outstanding on a fully-diluted basis immediately prior to the Transactions will represent, in the aggregate, approximately 44.6% of IFF common stock outstanding on a fully diluted basis immediately following the Transactions.

Currently, DuPont stockholders may include index funds that have performance tied to certain stock indices and institutional investors subject to various investing guidelines. Because IFF may not be included in these indices following the consummation of the Transactions or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may decide to or may be required to sell the shares of IFF common stock that they receive in the Transactions. In addition, the investment fiduciaries of DuPont’s defined contribution plans may decide to sell any shares of IFF common stock that the trusts for these plans receive in the Transactions, or may decide not to participate in the Exchange Offer, in response to their fiduciary obligations under applicable law. These sales, or the possibility that these sales may occur, may also make it more difficult for IFF to obtain additional capital by selling equity securities in the future at a time and at a price that it deems appropriate.

The historical financial information of the N&B Business may not be representative of its results or financial condition if it had been operated independently of DuPont and, as a result, may not be a reliable indicator of its future results.

The N&B Business is currently operated by DuPont. Consequently, the financial information of the N&B Business included in this prospectus has been derived from the combined financial statements and accounting records of the N&B Business and reflects all direct costs as well as assumptions and allocations made by management of DuPont. The financial position, results of operations and cash flows of the N&B Business presented herein may be different from those that would have resulted had the N&B Business been operated independently of DuPont during the applicable periods or at the applicable dates. For example, in preparing the financial statements of the N&B Business, DuPont made allocations of costs and DuPont corporate expenses deemed to be attributable to the N&B Business. However, these costs and expenses reflect the costs and expenses attributable to the N&B Business operated as part of a larger organization and do not necessarily reflect costs and expenses that would be incurred by the N&B Business had it been operated independently or costs and expenses that would be incurred by the combined company. As a result, the historical financial information of the N&B Business may not be a reliable indicator of future results.

The unaudited condensed combined pro forma financial information of IFF and the N&B Business is not intended to reflect what actual results of operations and financial condition would have been had IFF and the N&B Business been a combined company for the periods presented, and therefore these results may not be indicative of the combined company’s future operating performance.

Because IFF will combine with the N&B Business only upon completion of the Transactions, it has no available historical financial information that consolidates the financial results for the N&B Business and IFF. The historical financial statements contained or incorporated by reference in this document consist of the separate financial statements of DuPont, the N&B Business and IFF.

The unaudited condensed combined pro forma financial information presented in this document is for illustrative purposes only and is not intended to, and does not purport to, represent what the combined company’s actual results or financial condition would have been if the Transactions had occurred on the relevant date. In addition, such unaudited condensed combined pro forma financial information is based in part on certain assumptions regarding the Transactions that IFF believes are reasonable. These assumptions, however, are only preliminary and will be updated only after the consummation of the Transactions. The unaudited condensed combined pro forma financial information has been prepared using the acquisition method of accounting, with IFF considered the accounting acquirer of the N&B Business. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values with any excess purchase price allocated to goodwill. The purchase price allocation in the unaudited condensed combined pro forma financial information was based on a preliminary estimate of the fair values of the tangible and intangible assets and liabilities of the N&B Business. In arriving at the preliminary fair value estimates, IFF has considered the input of independent consultants based on a preliminary and limited review of the assets and liabilities related to the N&B Business to be transferred to, or assumed by, N&B in the Transactions. Following the effective date of the Transactions, IFF expects to complete the fair valuation of the N&B Business’s assets and liabilities at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material. The unaudited condensed combined pro forma financial information also does not reflect the costs of any integration activities or transaction-related costs or incremental capital expenditures that IFF management believes are necessary to realize the anticipated synergies from the Transactions. Accordingly, the pro forma financial information included in this document does not reflect what IFF’s results of operations or operating condition would have been had IFF and the N&B Business been a consolidated entity during all periods presented, or what the combined company’s results of operations and financial condition will be in the future.

IFF may be unable to provide (or obtain from third-parties) the same types and level of services to the N&B Business that historically have been provided by DuPont, or may be unable to provide (or obtain) them at the same cost.

As a separate reporting segment of DuPont, the N&B Business has been able to receive services from DuPont. Following the Transactions, IFF will need to replace these services either by providing them internally from IFF’s existing services or by obtaining them from unaffiliated third parties. These services include certain corporate level functions of which the effective and appropriate performance is critical to the operations of the N&B Business and the combined company following the Merger. While DuPont will provide certain services on a transitional basis pursuant to the Transition Services Agreements, the duration of such services is generally limited to no longer than three years from the date of the Separation for information technology services and no longer than two years from the date of the Separation for all other services. IFF may be unable to replace these services in a timely manner or on terms and conditions as favorable as those the N&B Business currently receives from DuPont. The costs for these services could in the aggregate be higher than the combination of IFF’s current costs and those reflected in the historical financial statements of the N&B Business. If IFF is not able to replace the services provided by DuPont or is unable to replace them at the same cost or is delayed in replacing the services provided by DuPont, the combined company’s results of operations may be materially adversely impacted.

The combined company’s business, financial condition and results of operations may be adversely affected following the Transactions if IFF cannot negotiate terms that are as favorable as those DuPont has received when IFF replaces contracts after the closing of the Transactions.

As a separate reporting segment of DuPont, the N&B Business has been able to receive benefits from being a part of DuPont and has been able to benefit from DuPont’s financial strength, extensive business relationships and purchasing power. Following the Merger, the N&B Business will be combined with IFF, and the combined company will not be able to leverage DuPont’s financial strength, may not have access to all of DuPont’s extensive business relationships and may not have purchasing power similar to what the N&B Business benefited from by being a part of DuPont prior to the Merger. In addition, some contracts that DuPont or its subsidiaries are a party to on behalf of the N&B Business require consents of third parties to assign them to N&B in connection with the Transactions. There can be no assurance that DuPont, N&B or IFF will be able to obtain those consents or enter into new agreements with respect to those contracts if consents are not obtained. It is therefore possible, whether as a result of routine renegotiations of terms in the ordinary course of business, or as part of a request for consent or a replacement of a contract where consent has not been obtained, that the combined company may not be able to negotiate terms as favorable as those DuPont has received previously, and any increased costs or decreased revenues resulting therefrom may adversely affect the combined company’s business, financial condition and results of operations following the closing of the Transactions.

The integration of the N&B Business with IFF may present significant challenges, and the combined company may not realize anticipated synergies and other benefits of the Transaction.

The combination of independent businesses is complex, costly and time-consuming, and combining IFF and the N&B Business’s practices and operations may divert significant management attention and resources and disrupt the combined company’s business. The failure to meet the challenges involved in integrating the businesses and to realize the anticipated benefits of the transaction could cause an interruption of, or a loss of momentum in, the combined company’s business activities and could adversely affect its results of operations. The overall combination of the IFF business and the N&B Business may also result in material unanticipated problems, expenses, liabilities, competitive responses, and loss of customer and other business relationships. The risks and difficulties of integration include, among others:

•	the diversion of management attention to integration matters;

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integrating operations and systems, including intellectual property and communications systems, administrative and information technology infrastructure and financial reporting and internal control systems, some of which may prove to be incompatible;

•	conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the businesses;

•	integrating employees and attracting and retaining key personnel, including talent;

•	retaining existing, and obtaining new customers and suppliers;

•	managing the expanded operations of a significantly larger and more complex company;

•	realizing contingent liabilities that are larger than expected; and

•	potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the transaction.

Many of these factors are outside of IFF’s control and/or will be outside the control of the N&B Business, and any one of them could result in lower revenues, higher costs and diversion of management time and energy, which could materially impact the business, financial condition and results of operations of the combined company’s business.

In addition, even if the operations of the IFF business and the N&B Business are integrated successfully, the full benefits of the transaction may not be realized, including, among others, the synergies, cost savings or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame or at all. Further, additional unanticipated costs may be incurred in the integration of the IFF business and the N&B Business. All of these factors could cause dilution to the earnings per share of IFF, decrease or delay the projected accretive effect of the transaction, and negatively impact the price of IFF common stock following the transaction.

The success of the combined company will also depend on relationships with third parties and pre-existing customers of IFF and the N&B Business, which relationships may be affected by customer or third-party preferences or public attitudes about the Transactions. Any adverse changes in these relationships could adversely affect the combined company’s business, financial condition or results of operations.

The combined company’s success will depend on its ability to maintain and renew relationships with pre-existing customers, suppliers and other third parties of both IFF and the N&B Business, and its ability to establish new relationships. There can be no assurance that the business of the combined company will be able to maintain and renew pre-existing contracts and other business relationships, or enter into or maintain new contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important business relationships could have a material adverse effect on the combined company’s business, financial condition or results of operations.

The combined company will have a substantial amount of indebtedness following the Transactions, which could materially adversely affect its financial condition.

The combined company’s level of indebtedness will increase as a result of the Transactions. As of December 31, 2019, IFF had $4,382.4 million of indebtedness outstanding (of which $3,997.4 million was long-term indebtedness), and as of December 31, 2019 on a pro forma basis after giving effect to the Transactions, the combined company would have had $11,820.2 million of indebtedness outstanding (of which $11,435.2 million would have been long-term indebtedness). In connection with the Transactions, N&B will be the initial borrower under a $1.25 billion 3-year/5-year senior unsecured term loan facility and, to the extent necessary, a $6.25 billion tranche of the Bridge Facility, which will be used to finance the Special Cash Payment to DuPont in connection with N&B’s separation from DuPont and to pay related fees and expenses. N&B may access the bond markets in advance of the closing of the Transactions and replace all or a portion of the Bridge Facility. Following the consummation of the Transactions, all obligations of N&B with respect to the Term Loan Facility and the Bridge Facility (or, if applicable, the Notes) will be guaranteed by IFF or at the election of N&B and IFF, IFF may assume these N&B obligations, which assumption is expected to occur after the Second Merger. In addition, following the Merger, by virtue of the fact N&B will be a wholly owned subsidiary of IFF, the consolidated indebtedness of IFF and its subsidiaries will include the indebtedness incurred by N&B in the debt financings completed prior to the Distribution (See “Debt Financing”). In addition, in connection with the acquisition of Frutarom, IFF had incurred approximately $3.3 billion of debt, thereby significantly increasing IFF’s leverage. Despite its level of indebtedness, the combined company expects to continue to have the ability to borrow additional debt.

There may be circumstances in which required payments of principal and/or interest on the combined company’s debt could adversely affect its cash flows, its operating results or its ability to return capital to its stockholders. Furthermore, the combined company’s degree of leverage could adversely affect the combined company’s future credit ratings. If the combined company is unable to maintain or improve IFF’s current investment grade rating, it could adversely affect its future cost of funding, liquidity and access to capital markets. In addition, the combined company’s level of leverage could increase its vulnerability to sustained, adverse macroeconomic weakness, limit its ability to obtain further financing, and its ability to pursue certain operational and strategic opportunities, including large acquisitions. The combined company’s level of indebtedness as well as its failure to comply with covenants under its debt instruments, could adversely affect its business, results of operation and financial condition.

Continued or increased turbulence in the United States or international financial markets and economies could also adversely impact the combined company’s ability to replace or renew maturing liabilities on a timely basis or access the capital markets to meet liquidity and capital expenditure requirements and may result in adverse effects on its business, financial condition and results of operations. As such, the combined company may not be able to obtain financing on favorable terms or at all.

Economic uncertainty may adversely affect demand for the combined company’s products which may have a negative impact on the combined company’s operating results and future growth.

IFF’s flavors and fragrance compounds, IFF’s fragrance, cosmetic active and functional food ingredients and the N&B Business’s ingredients and solutions products are components of a wide assortment of global consumer products throughout the world. Historically, demand for consumer products using these compounds and ingredients was stimulated and broadened by changing social habits and consumer needs, population growth, an expanding global middle-class and general economic growth, especially in emerging markets. The global economy is experiencing substantial recessionary pressures and declines in consumer confidence that are expected to negatively impact economic growth following the COVID-19 pandemic and measures adopted by various governments to address the spread of the disease. A global recessionary economic environment may increase unemployment and underemployment, decrease salaries and wage rates or result in other market-wide cost pressures that will adversely affect demand for consumer products in both developed and emerging markets. In addition, growth rates in the emerging markets have moderated from previous levels. Reduced consumer spending may cause changes in the combined company’s customer orders including reduced demand for IFF’s and the N&B Business’s compounds or ingredients, or order cancellations. The timing of placing of orders and the amounts of these orders are generally at the discretion of the combined company’s customers. Customers may cancel, reduce or postpone orders with the combined company on relatively short notice. Significant cancellations, reductions or delays in orders by customers could affect the combined company’s quarterly results. It is currently anticipated that these challenging economic uncertainties will continue to affect certain of the combined company’s markets during 2020 which could adversely affect the combined company’s sales, profitability and overall operating results.

IFF may not realize all the benefits anticipated from the Frutarom acquisition, which could adversely affect the combined company’s business.

The success of the Frutarom acquisition ultimately depends on IFF’s ability to realize anticipated benefits from the Frutarom acquisition. Since the Frutarom acquisition, IFF has benefited from, and expects to continue to benefit from cost synergies through global footprint optimization across manufacturing, the realization of significant procurement synergies plus organizational and operational efficiencies in overhead expenses. IFF also expects to achieve revenue synergies by leveraging customer relationships across a much broader customer base and cross-selling legacy IFF and Frutarom technology and capabilities. If IFF fails to realize all the benefits that it expects to achieve from the Frutarom acquisition, the combined company’s business could be adversely affected.

The integration of the legacy IFF business and Frutarom’s business is a costly and time-consuming process, and IFF may face significant implementation challenges that will impact its ability to realize the expected benefits from the acquisition, including without limitation:

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potential disruption of, or reduced growth in, IFF’s historical core businesses, due to diversion of management attention as well as financial and other resources from IFF’s historical core business and uncertainty with IFF’s current customer and supplier relationships;

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loss of business as a result of changes in customer and/or competitor behaviors following the Frutarom acquisition, including IFF’s inability to keep certain customer accounts of Frutarom who may be direct competitors to IFF, or IFF’s need to deprioritize its business activities in certain markets based on market conditions;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects;

•	challenges arising from the expansion of IFF’s product offerings into adjacencies with which IFF has limited experience, including functional foods and nutrition;

•	the possibility of faulty assumptions underlying expectations regarding the integration;

•	coordinating and integrating research and development teams across technologies and products to enhance product development while reducing costs;

•	coordinating sales and marketing efforts to effectively position IFF’s capabilities and the direction of product development;

•	ensuring regulatory compliance, quality, safety and sustainability standards across an organization of increased scale and complexity;

•	retaining and efficiently managing IFF’s significantly expanded and decentralized customer base;

•	the assumption of and exposure to unknown or contingent liabilities of Frutarom;

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unanticipated issues or higher than expected costs in consolidating and integrating corporate, information technology, finance and administrative infrastructures, and integrating and harmonizing business systems;

•	combining and optimizing IFF’s manufacturing facilities and global supply chain as well as leveraging customer relationships for cross-selling opportunities;

•	aligning compliance, quality, as well as safety and sustainability standards across operations;

•	aligning processes, policies, procedures, technologies, operations, employee benefits, information technologies and systems across operations;

•	difficulties in managing a larger and more complex combined company, addressing differences in business culture and retaining key personnel; and

•	managing tax costs or inefficiencies associated with integrating the operations of the combined company.

Some of these factors are outside of IFF’s control and any one of them if not successfully managed could result in increased costs and diversion of management’s time and energy, as well as reputational harm and decreases in the amount of expected revenue which could materially impact IFF’s business, financial condition and results of operations. If the anticipated benefits from the Frutarom acquisition are not fully realized, or take longer to realize than expected, the value of the combined company’s common stock, revenues, levels of expenses and results of operations may be adversely affected.

The Frutarom acquisition resulted, and may continue to result, in significant costs, charges or other liabilities that could adversely affect the financial results of IFF.

Following the acquisition of Frutarom, IFF’s financial results were adversely affected by restructuring charges, cash expenses and non-cash accounting charges incurred in connection with the acquisition. IFF expects to record total pretax restructuring charges related to the Frutarom acquisition of approximately $65 million, of which $10.4 million have been recorded since closing of the transaction through December 31, 2019, comprised of approximately $6.1 million of severance and related benefit costs; $0.5 million of asset write-downs and write-offs; and $3.7 million of costs associated with exit and disposal activities. In addition, there are many processes, policies, procedures, operations, technologies and systems that are being integrated across IFF’s organization that will result in costs, including financial advisory, tax, information technology, legal, consulting and other professional advisory fees associated with these integration activities. Costs and expenses incurred in connection with the integration limit resources that may otherwise be available for investment in research and development and capital expenditures.

In connection with IFF’s acquisition of Frutarom, IFF assumed all of Frutarom’s liabilities, including unknown and contingent liabilities. Due to the nature of the transaction and the characteristics of Frutarom, IFF’s ability to conduct extensive due diligence was limited and IFF may subsequently identify unknown liabilities, including those that Frutarom assumed in its prior acquisitions that are not currently probable or estimable. Prior to IFF’s acquisition, Frutarom completed 47 acquisitions since 2011, including 22 since the beginning of 2016. If IFF does not properly assess the scope of these liabilities or if these liabilities are neither probable nor estimable at this time, IFF’s future financial results could be adversely affected by unanticipated reserves or charges, unexpected litigation or regulatory exposure, unfavorable accounting charges, unexpected increases in taxes due, a loss of anticipated tax benefits or other adverse effects on IFF’s business, operating results or financial condition.

IFF may fail to realize the expected cost savings and increased efficiencies from or stay within its estimated costs of the Frutarom integration and IFF’s ongoing optimization of its manufacturing facilities may not be as effective as it anticipates.

IFF’s ability to realize anticipated cost savings and synergies from the Frutarom manufacturing rationalization may be affected by a variety of factors which may impose significant risks to IFF and which may be out of IFF’s control, including:

•	IFF’s ability to accurately estimate costs in multiple jurisdictions related to the consolidation, updating or closing of manufacturing facilities;

•	IFF’s ability to successfully and efficiently manufacture the relocated product lines at a different manufacturing facility;

•	IFF’s ability to effectively reduce overhead and integrate and retain employees of the relocated operations;

•	difficulties in implementing and maintaining consistent standards, controls, procedures, policies and information systems;

•	integrating newly acquired manufacturing, distribution and technology facilities;

•	potential strains on IFF’s personnel, systems and resources and diversion of attention from other priorities; and

•	unforeseen or contingent liabilities of the relocated operations, including tax liabilities.

Actual charges, costs and adjustments arising from these activities may vary materially from IFF’s estimates, and may require cash and non-cash integration and implementation costs or charges in excess of forecasted amounts, which could offset any such savings and other synergies and therefore could have an adverse effect on IFF’s margins.

Furthermore, as part of IFF’s ongoing strategy, IFF seeks to enhance its manufacturing efficiency and align its geographic manufacturing footprint with its expectations of future growth and technology needs. For example, IFF is in the process of relocating one of its Fragrance Ingredients facilities in China and constructing new facilities in India and Indonesia. In addition, in connection with the Frutarom integration, IFF is consolidating, updating and/or closing manufacturing facilities to achieve synergies and align its manufacturing footprint.

Failure to successfully establish and manage acquisitions, collaborations, joint ventures or partnerships could adversely affect the combined company’s growth.

From time to time, IFF evaluates acquisition candidates that may strategically fit its business and/or growth objectives. If IFF is unable to successfully integrate and develop acquired businesses, the combined company could fail to achieve anticipated synergies and cost savings, including any expected increase in revenues and operating results, which could have a material adverse effect on the combined company’s financial results. IFF may also incur asset impairment charges related to acquisitions that reduce its earnings.

Additionally, IFF also evaluates and enters into collaborations, joint ventures or partnerships from time to time to enhance its research and development efforts or expand its product portfolios and technology. The process of establishing and maintaining collaborative relationships is difficult and time-consuming to negotiate, document and implement. The combined company may not be able to successfully negotiate such arrangements or the terms of the arrangements may not be as favorable as anticipated. Furthermore, the combined company’s ability to generate revenues from such collaborations will depend on its partners’ abilities and efforts to successfully perform the functions assigned to them in these arrangements and these collaborations may not lead to development or commercialization of products in the most efficient manner, or at all. In addition, from time to time, IFF has acquired, and the combined company may acquire, only a majority interest in companies and provided or may provide earnouts for the former owners along with the ability, at IFF’s option, or obligation, at the former owners’ option, to purchase the minority interests at a future date at an established price. These investments may have additional risks and may not be as efficient as other operations as IFF may have fiduciary or contractual obligations to the minority investors and may rely on former owners for the continuing operation of the acquired business. If the combined company is unable to successfully establish and manage these collaborative relationships and majority investments it could adversely affect the combined company’s future growth.

Defects, quality issues, inadequate disclosure or misuse with respect to the products and capabilities of the combined company could adversely affect the business, reputation and financial statements of the combined company.

Defects in, quality issues with respect to or inadequate disclosure of risks relating to the combined company’s products or the misuse of the combined company’s products, could lead to lost profits and other economic damage, property damage, personal injury or other liability resulting in third-party claims, criminal liability, significant costs, damage to its reputation and loss of business. Any of these factors could adversely affect the business, financial condition and results of operations of the combined company.

IFF and the N&B Business operate in a highly competitive industry, and if IFF and the N&B Business are unable to compete effectively the combined company’s sales and results of operations will suffer.

The markets in which IFF and the N&B Business compete are highly competitive. IFF and the N&B Business face vigorous competition from companies throughout the world, including multi-national and specialized flavors, fragrances, nutrition and specialty ingredients companies, as well as consumer product companies which may develop their own flavors, fragrances or ingredients. In the flavors industry, IFF also faces increasing competition from ingredient suppliers that have expanded their portfolios to include flavor offerings. Some of the competitors of IFF and the N&B Business specialize in one or more of the product sub-segments of IFF and the N&B Business, while others participate in many of IFF’s or N&B Business’ product sub-segments. In addition, some of IFF’s and the N&B Business’s global competitors may have more resources than the combined company or may have proprietary products that could permit them to respond to changing business and economic conditions more effectively than the combined company can. Consolidation of IFF’s and the N&B Business’s competitors may exacerbate these risks.

As IFF and the N&B Business continue to enter into adjacent markets, such as cosmetic ingredients, functional foods, specialty fine ingredients and nutrition products, the combined company may face greater competition-related risks in these markets than with IFF’s core historic flavor and fragrances businesses. For example, the specialty fine ingredients market is more price sensitive than the flavors market and is characterized by relatively lower profit margins. Some fine ingredients products are less unique and more replaceable than competitors’ products. There is no assurance that operating margins will remain at current levels, which could substantially impact the combined company’s business, operating results and financial condition.

Competition in IFF’s business and the N&B Business is based, among other things, on innovation, product quality, regulatory compliance, pricing, quality of customer service, the support provided by marketing and application groups, and understanding of consumers. It is difficult for IFF and the N&B Business to predict the timing, scale and success of their competitors’ actions in these areas. In particular, the discovery and development of new flavors and fragrance compounds and ingredients, protection of IFF’s and the N&B Business’s intellectual property and development and retention of key employees are critical to the ability to effectively compete in the combined company’s business. Advancement in technologies have also enhanced the ability of IFF’s and the N&B Business’s competitors to develop substitutable products. Increased competition by existing or future competitors, including aggressive price competition, could result in the loss of sales, reduced pricing and margin pressure and could adversely impact the combined company’s sales and profitability.

Failing to identify and make capital expenditures to achieve growth opportunities, being unable to make new concepts scalable, or failing to effectively and timely reinvest in the combined company’s business operations, could result in the loss of competitive position and adversely affect the combined company’s financial condition or results of operations.

If the combined company is unable to successfully market to its expanded and diverse Taste customer base, the combined company’s operating results and future growth may be adversely affected.

As a result of IFF’s acquisition of Frutarom, the number of its customers significantly increased and became more diverse. IFF’s historical customer base was primarily comprised of large and medium-sized food, beverage and consumer products companies. As a result of the expansion of IFF’s Tastepoint initiative and the Frutarom acquisition, and based on 2019 sales, IFF currently has approximately 38,000 customers, approximately 65% of which are small and mid-sized companies. This substantial increase in and diversity of IFF’s customer base requires IFF to adjust, among other things, its product development, manufacturing, distribution, marketing, customer relationship and sales strategy as well as adapt corporate, information technology, finance and administrative infrastructures to support different go-to-market models. Following the Transactions, the combined company’s customer base may increase further in number and become more diverse. The combined company may experience difficulty managing the growth of a portfolio of customers that is more diverse in terms of its geographical presence as well as with respect to the types of services they require and the infrastructure required to deliver its products. If the combined company is unable to successfully gain market share or maintain its relationships with these customers, the combined company’s future growth could be adversely affected.

The combined company’s success depends on attracting and retaining talented people within its business. Significant shortfalls in recruitment or retention could adversely affect the combined company’s ability to compete and achieve its strategic goals.

Attracting, developing, and retaining talented employees is essential to the successful delivery of the combined company’s products and success in the marketplace. Furthermore, as IFF and the N&B Business continue to focus on innovation, the combined company’s need for scientists and other professionals will increase. The ability to attract and retain talented employees is critical in the development of new products and technologies which is an integral component of IFF’s growth strategy for the combined company.

Competition for employees can be intense and if the combined company is unable to successfully integrate, motivate and reward the employees from the N&B Business or IFF’s current employees in the combined company, the combined company may not be able to retain them. If the combined company is unable to retain these employees or attract new employees in the future, its ability to effectively compete with its competitors and to grow its business could be adversely affected.

A significant portion of the combined company’s sales are expected to be generated from a limited number of large multi-national customers, which are currently under competitive pressures that may affect the demand for the combined company’s products and profitability.

Some of IFF’s and the N&B Business’s largest customers, several of which are multi-national consumer products companies, collectively, account for a significant portion of IFF’s and the N&B Business’s sales in the aggregate. Large multi-national customers’ market share, especially in the consumer product industry, continues to be pressured by new smaller companies and specialty players that cater to or are more adept at adjusting to the latest consumer trends, including towards natural products and clean labels, changes in the retail landscape (including e-commerce and consolidation), and increased competition from private labels, which have resulted and may continue to result in decreased demand for our products by such multi-national customers and volume erosion, especially in IFF’s Taste business. Furthermore, consolidations amongst IFF’s and the N&B Business’s customers have resulted in larger and more sophisticated customers with greater buying power and additional negotiating strength. If such trends continue, the combined company’s sales could be adversely impacted if it is not able to replace these sales. In addition, large multi-national customers and, increasingly middle market customers, continue to utilize “core lists” of suppliers to improve margins and profitability. Typically, these

“core list” suppliers are then given priority for new or modified products. Recently, these customers are making inclusion on their “core lists” contingent upon a supplier providing more favorable commercial terms, including rebates, which could adversely affect the combined company’s margins. The combined company must either offer competitive cost-in-use solutions to secure and maintain inclusion on these “core lists” or seek to manage the relationship without being on the “core-list.” If the combined company chooses not to pursue “core-list” status due to profitability concerns or if the combined company is unable to obtain “core-list” status, the combined company’s ability to maintain its share of these customers’ future purchases could be adversely affected and therefore the combined company’s future results of operations.

The combined company may not successfully develop and introduce new products that meet its customers’ needs, which may adversely affect the combined company’s results of operations.

The combined company’s ability to differentiate and deliver growth largely depends on the combined company’s ability to successfully develop and introduce new products and product improvements that meet its customers’ needs, and ultimately appeal to its consumers. Innovation is a key element of the combined company’s ability to develop and introduce new products. IFF cannot be certain that it will be successful in achieving its innovation goals, such as the development of new molecules, new and expanded delivery systems and other technologies. Additionally, the N&B Business cannot be certain that it will be successful in achieving its innovation goals. IFF currently spends approximately 6.7% of its sales on research and development; however this investment level may vary if available resources to invest in research and development are limited due to its ongoing integration and restructuring efforts. The combined company’s research and development investments may only generate future revenues to the extent that the combined company is able to develop products that meet its customers’ specifications, are at an acceptable cost and achieve acceptance by its targeted consumer market. Furthermore, there may be significant lag times from the time the combined company incurs research and development costs to the time that these research and development costs may result in increased revenue. Consequently, even when the combined company “wins” a project, its ability to generate revenues as a result of these investments will be subject to numerous customer, economic and other risks that are outside of its control, including delays by its customers in the launch of a new product, the level of promotional support for the launch, poor performance of its third-party vendors, anticipated sales by its customers not being realized or changes in market preferences or demands, or disruptive innovations by competitors.

Natural disasters, public health crises (such as the recent coronavirus outbreak), international conflicts, terrorist acts, labor strikes, political crisis, accidents and other events could adversely affect the combined company’s business and financial results by disrupting development, manufacturing, distribution or sale of the combined company’s products.

As companies engaged in the global development, manufacture and distribution of products, IFF and the N&B Business are subject to the risks inherent in such activities, including industrial accidents, environmental events, strikes and other labor disputes, product quality control issues, safety, licensing requirements and other regulatory issues, as well as natural disasters, public health crises, such as pandemics or epidemics, international conflicts, terrorist acts and other external factors over which IFF and the N&B Business have no control.

While IFF and the N&B Business operate research and development, manufacturing and distribution facilities throughout the world, many of these facilities are extremely specialized and certain of IFF’s and the N&B Business’s research and development or creative laboratories facilities are uniquely situated to support IFF’s and the N&B Business’s research and development efforts while certain of IFF’s and the N&B Business’s manufacturing facilities are the sole location where a specific ingredient or product is produced. If IFF’s or the N&B Business’s research and development activities or the manufacturing of ingredients or products were disrupted, the cost of relocating or replacing these activities or reformulating these ingredients or products may be substantial, which could result in production or development delays or otherwise have an adverse effect on the combined company’s margins, operating results and future growth.

The extent to which the novel coronavirus (COVID-19) and measures taken in response to it, impact the N&B Business, results of operations and financial condition depends on future developments, which are highly uncertain and cannot be predicted.

The management of the N&B Business is actively monitoring the global impacts of COVID-19, including the impacts from responsive measures, and remains focused on its top priorities—the safety and health of its employees and the needs of its customers. The business and financial condition of the N&B Business, and the business and financial condition of its customers and suppliers, have been impacted by the significantly increased economic and demand uncertainties created by the COVID-19 outbreak. In addition, public and private sector responsive measures, such as the imposition of travel restrictions, quarantines, adoption of remote working, and suspension of non-essential business and government services, have impacted the N&B Business. Many of the facilities and employees of the N&B Business are based in areas impacted by the virus. While most of the manufacturing sites of the N&B Business remain in operation, the N&B Business has in some instances reduced or furloughed certain operations in response to government measures, employee welfare concerns and the impact of COVID-19 on the global demand and supply chain. For example, the N&B Business’s manufacturing plants and offices in India were required to reduce operations as a result of government measures taken to contain the outbreak. The manufacturing operations of the N&B Business may be further adversely affected by impacts from COVID-19 including, among other things, additional government actions and other responsive measures, more and /or deeper supply chain disruptions, quarantines and health and availability of essential onsite personnel.

In the first quarter 2020, the management of the N&B Business expects COVID-19 related demand in the home & personal care, food & beverage and health & wellness markets (as consumers stockpile basic and shelf-stable food items and increase focus on health and immunity) to more than offset COVID-19 related adverse impacts on demand in oil & gas and select industrial end-markets. The management of the N&B Business currently expects these demand trends in the end-markets it serves to continue into the first half of 2020. However, COVID-19 continues to adversely impact the broader global economy, and the management of the N&B Business is unable to predict the extent of COVID-19 related impacts on the business, results of operations, and financial condition on the N&B Business which depend on highly uncertain and unpredictable future developments, including, but not limited to, the duration and spread of the COVID-19 outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions resume. The financial results of the N&B Business may be materially and adversely impacted by a variety of factors that have not yet been determined. In addition, until the consummation of the Transactions, the N&B Business will remain a part of DuPont. DuPont is taking actions, including reducing costs, restructuring actions, and delaying certain capital expenditures and non-essential spend, and may consider further reductions in or furloughing additional operations in response to further and/or deeper declines in demand and/or supply chain disruptions. There can be no guaranty that such actions will not also impact the N&B Business and there can be no guaranty that such actions will significantly mitigate the impact of COVID-19 on the business, results of operations or financial condition of the N&B Business. In addition, as a part of DuPont, the N&B Business relies on DuPont for access to capital. As COVID-19 continues to adversely impact the broader global economy, including negatively impacting economic growth and creating disruption and volatility in the global financial and capital markets, which increases the cost of capital and adversely impacts the availability of and access to capital, this could negatively affect DuPont’s liquidity, which could in turn negatively affect the business, results of operations and financial condition of the N&B Business. After the COVID-19 outbreak has subsided, the N&B Business may experience adverse impacts to its business, results of operations and financial condition as a result of related global economic impacts, including any recession that has occurred or may occur in the future, and such adverse impacts may be material.

The COVID-19 pandemic may materially and adversely impact IFF’s operations, financial condition, results of operations and cash flows.

COVID-19 was identified in China in late 2019 and has spread globally. Government authorities, including those in countries where IFF has manufacturing and other operations, have taken various measures to try to contain this spread, such as the closure of non-essential businesses, reduced travel, the closure of retail establishments, the promotion of social distancing and remote working policies. These measures have impacted and may further impact IFF’s workforce and operations, and the operations of its customers, vendors and suppliers.

The COVID-19 pandemic has subjected IFF’s operations, financial condition and results of operations to a number of risks, including, but not limited to, those discussed below:

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Operations-related risks: As a result of government measures taken to contain the outbreak, IFF’s manufacturing plants and offices in China were required to close for a limited period of time in February 2020, and a portion of IFF’s manufacturing plants in India, Vietnam and Israel were required to reduce operations. Substantially all of IFF’s manufacturing facilities are currently operational. In addition, some of IFF’s R&D and creative applications centers are operating on limited schedules or with a reduced workforce comprised of essential employees as a result of certain safety measures implemented by IFF to limit the number of the on-site workforce.

The ability of IFF to continue to supply its products is highly dependent on its ability to maintain the safety of its workforce. The ability of employees to work may be significantly impacted by individuals contracting or being exposed to COVID-19, and IFF’s operations and financial results may be negatively affected as a result. While IFF is following the requirements of governmental authorities and taking additional preventative and protective measures to ensure the safety of its workforce, there can be no assurance that these measures will be successful, and to the extent that employees in IFF’s manufacturing or distribution centers contract COVID-19, IFF may be required to temporarily close those facilities, which may result in reduced production hours, more rigorous cleaning processes and other preventative and protective measures for employees. Workforce disruptions of this nature may significantly impact IFF’s ability to maintain its operations and may adversely impact its financial results.

Resolving such operational challenges has increased certain costs, such as labor, shipping, and cleaning, and the failure to resolve such challenges may result in IFF’s inability to deliver products to its customers and reduce sales.

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Supply chain-related risks: IFF has experienced some disruption, primarily regarding distribution of certain raw materials and transport logistics in markets where governments have implemented the strictest regulations. More significant disruptions may occur if the COVID-19 pandemic continues to impact markets around the world. In addition, as a result of disruptions to IFF’s supply chain, IFF is experiencing, and may continue to experience, increased costs for raw materials, shipping and transportation resources, which has negatively impacted, and may continue to negatively impact, IFF’s margins and operating results.

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Customer-related risks: IFF is experiencing, and may continue to experience, changes in the demand and volume for certain of its products, including due to consumption or stocking behavior changes. For example, ingredients used in products sold mainly in retail outlets, such as fine fragrances or flavors used in retail food services, have seen a decrease in demand as these outlets have closed due to COVID-19 related restrictions. In addition, IFF has received requests for extensions in payment terms from some customers in select markets whose products are experiencing reduced demand.

Although IFF does not currently anticipate any impairment charges related to COVID-19, the continuing effects of a prolonged pandemic could result in increased risk to IFF of asset write-downs and impairments, including, but not limited to, equity investments, goodwill and intangibles. Any of these events could potentially result in a material adverse impact on IFF’s business and results of operations.

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Market-related risks: The funding obligations for IFF’s pension plans will be impacted by the performance of the financial markets, particularly the equity markets and interest rates. Lower interest rates and lower expected asset valuations and returns can materially impact the calculation of long-term liabilities such as pension liabilities. In addition, the volatility in financial and commodities markets may have adverse impacts on other asset valuations such as the value of the investment portfolios supporting pension obligations. If the financial markets do not provide the long-term returns that are expected, IFF could be required to make larger contributions.

In addition to the risks noted above, COVID-19 may also heighten other risks described in IFF’s Annual Report on Form 10-K for the year ended December 31, 2019, including, but not limited to, risks related to a decrease in global demand for consumer products, manufacturing disruptions, disruption in the supply chain, price volatility for raw materials, level of indebtedness, currency fluctuations and impairment of long-lived assets. Further, the magnitude of the impact of the COVID-19 pandemic, including the extent of its impact on IFF’s operating and financial results, will be determined by the length of time that the pandemic continues, and while government authorities’ measures relating to COVID-19 may be relaxed if and when COVID-19 abates, these measures may be reinstated as the pandemic continues to evolve. The scope and timing of any such reinstatements are difficult to predict and may materially impact IFF’s operations in the future. As COVID-19 continues to adversely impact the broader global economy, including negatively impacting economic growth and creating disruption and volatility in the global financial and capital markets, which increases the cost of capital and adversely impacts the availability of and access to capital, this could negatively affect IFF’s liquidity, which could in turn negatively affect IFF’s business, results of operations and financial condition. The COVID-19 pandemic may also affect IFF’s operating and financial results in a manner that is not presently known to IFF or that IFF currently does not expect to present significant risks.

The COVID-19 pandemic may adversely impact the combined company’s operations, financial condition, results of operations and cash flows. The extent of such impact, which may be material, depends on future developments, which are highly uncertain and cannot be predicted.

Other than those risks related to the N&B Business currently being a part of DuPont, any of the risks noted above with respect to the impact of the COVID-19 pandemic on each of IFF and the N&B Business, individually, could result in an adverse impact on the combined company’s operations, financial condition, results of operations and cash flows. In addition to the risks noted above with respect to IFF and the N&B Business, individually, the impacts of COVID-19 may also heighten other risks described in “Risks Related to the Combined Company’s Business Following the Transactions”, including, but not limited to, risks related to a decrease in global demand for consumer products, manufacturing disruptions, disruption in the supply chain, price volatility for raw materials, level of indebtedness, currency fluctuations and impairment of long-lived assets. As a general matter, the business and financial condition of the combined company may be impacted by the COVID-19 outbreak, including, but not limited to, as a result of significantly increased economic and demand uncertainties created by the COVID-19 outbreak, impacts on its customers and suppliers, and public and private sector responsive measures, such as the imposition of travel restrictions, quarantines, adoption of remote working, and suspension of non-essential business and government services. Further, the magnitude of the impact on the combined company from the economic impacts of COVID-19 (as well as the impact on the combined company from measures by government authorities to try to contain its spread), including the extent of any impact on the combined company’s operating and financial results, will be determined by the length of time that the pandemic and its economic effects continue, the evolving response of government authorities (which may relax measures relating to COVID-19 if and when COVID-19 abates, but then reinstate measures as the pandemic continues to evolve) and how quickly and to what extent normal economic and operating conditions resume. In particular, the scope and timing of any reinstatement by government authorities of measures to contain the spread of the virus, and the timing of and the extent to which normal economic and operating conditions will resume, are generally difficult to predict, and any reinstatement of measures to contain the spread of the virus by government authorities or delay in a return to normal economic and operating conditions may materially impact the combined company’s operations in the future. The COVID-19 pandemic may also impact the combined company’s operating and financial results in a manner that is not presently known to us or that we currently do not expect to present significant risks.

A disruption in the combined company’s supply chain, including the inability to obtain ingredients and raw materials from third parties, could adversely affect the combined company’s business and financial results.

In connection with IFF’s and the N&B Business’s manufacture of their fragrance and flavor products, IFF and the N&B Business often rely on third party suppliers for ingredients and raw materials that are integral to their manufacture of such compounds. IFF’s and the N&B Business’s purchases of raw materials are subject to fluctuations in market price and availability caused by weather conditions, climate change, as further discussed below, market conditions, governmental actions and other factors beyond the control of IFF and the N&B Business affecting IFF, the N&B Business and/or their suppliers. Import alerts or specific country regulations may impair or delay the combined company’s ability to obtain sufficient quantity of certain ingredients, raw materials and naturals at the relevant manufacturing facility. In addition, IFF’s and the N&B Business’s ingredient or raw material suppliers are subject to risks, as applicable, inherent in agriculture, manufacturing and distribution on a global scale, including industrial accidents, environmental events, strikes and other labor disputes, disruptions in supply chain or information systems, disruption or loss of key research or manufacturing sites, product quality control, safety and environmental compliance issues, licensing requirements and other regulatory issues, as well as natural disasters, global or local health crisis, international conflicts, terrorist acts and other external factors over which they have no control. For example, as a result of the outbreak of COVID-19, the ability of IFF’s and the N&B Business’s suppliers and vendors to provide products and services to IFF and the N&B Business may be impaired or delayed. These suppliers also could become insolvent or experience other financial distress. For example, in 2017, a fire at the manufacturing facility of BASF Group (“BASF”), one of IFF’s suppliers, caused them to declare a force majeure and has resulted in industry disruption due to the lack of availability of certain ingredients used in many fragrance compounds.

These risks are enhanced since IFF and the N&B Business often rely on a limited number of suppliers for particular ingredients. If the combined company’s suppliers are unable to supply the combined company with sufficient quantities of ingredients and raw materials to meet its needs, the combined company would need to seek alternative sources of such materials or pursue its own production of such ingredients or direct acquisition of such raw materials. However, for certain of IFF’s and the N&B Business’s ingredients and raw materials they rely on a limited number of suppliers where there are not readily available alternatives. If the combined company is unable to obtain or manufacture alternative sources of such ingredients or raw materials at a similar cost, the combined company would seek to (i) reformulate its compounds and/or (ii) increase pricing to reflect the higher supply cost. However, if the combined company is not able to successfully implement any of these alternatives, the combined company could experience disruptions in production, increased cost of sales and a corresponding decrease in gross margin or reduced sales, especially if its competitors were able to more successfully adjust to such market disruption. At the same time, industry-wide supply disruptions, such as the one caused by the BASF incident, may lead to broader market shortages and sales volatility. There is uncertainty regarding the impact that such fluctuations and decrease in gross margin could have on the combined company, but it could have an adverse effect on the combined company’s business, results of operations and financial condition.

Volatility and increases in the price of raw materials, energy and transportation, including due to climate change, could harm the combined company’s profits.

IFF uses many different raw materials for their businesses, particularly natural products, including essential oils, extracts and concentrates derived from fruits, vegetables, flowers, woods and other botanicals, animal products, raw fruits, organic chemicals and petroleum-based chemicals. The major commodities, raw materials and supplies for the N&B Business include: gelatin, glycols, cellulose processed grains (including dextrose and glucose), guar, locust bean gum, organic vegetable oils, peels, saccharides, seaweed, soybeans, and sugars and yeasts. IFF and the N&B Business have experienced price volatility with respect to raw materials. For example, there has been industry-wide price volatility of certain ingredients used in fragrance compounds due to the BASF incident and in 2019 IFF experienced increases in the prices of certain naturals. In addition, in connection with the outbreak of COVID-19, IFF and the N&B Business may experience price volatility of certain raw materials as a result of restrictions on travel and movement and other measures enacted by countries around the world to contain the spread of COVID-19.

Natural products represent approximately half of IFF’s raw material spend, and IFF expects such volatility to continue in the near future. In addition, because the combined company offers a substantial number of natural product offerings and often relies on a limited number of suppliers for certain products, this risk may be exacerbated. There is growing evidence that carbon dioxide and other greenhouse gases in the atmosphere may have an adverse impact on global temperatures, weather and precipitation patterns, growing and harvesting conditions, and the frequency and severity of extreme weather and natural disasters, such as floods, wildfires, droughts and water scarcity. To the extent such climate change effects have a negative impact on crop size and quality, it could impact the availability and pricing of these natural products. If the combined company is unable to increase the prices to the customers of its products to offset raw material and other input cost increases, or if the combined company is unable to achieve cost savings to offset such cost increases, the combined company could fail to meet its cost expectations and its profits and operating results could be adversely affected. Increases in prices of the combined company’s products to customers may lead to declines in sales volumes, and the combined company may not be able to accurately predict the volume impact of price increases, which could adversely affect the combined company’s financial condition and results of operations.

Similarly, commodities and energy prices are subject to significant volatility caused by, among other things, market fluctuations, supply and demand, currency fluctuations, production and transportation disruptions, climate change and weather conditions, and other world events. As IFF and the N&B Business source many of their raw materials globally to help ensure quality control, if the cost of energy, shipping or transportation increases and the combined company is unable to pass along these costs to its customers, its profit margins would be adversely affected. Furthermore, increasing the combined company’s prices to its customers could result in long-term sales declines or loss of market share if its customers find alternative suppliers or choose to reformulate their consumer products to use fewer ingredients, which could have an adverse long-term impact on the combined company’s results of operations. The combined company’s ability to price its products competitively to timely reflect volatility in prices of raw material and ingredients is critical to maintain and grow its sales. If the combined company does not accurately estimate the amount of raw materials that will be used for the geographic region in which it will need these materials or competitively price its products, the combined company’s margins could be adversely affected.

A significant data breach or other disruption to the combined company’s information technology systems could disrupt its operations, result in the loss of confidential information or personal data, and adversely impact the combined company’s reputation, business or results of operations.

IFF and the N&B Business rely on information technology systems, including some managed by third-party providers, to conduct business and support their business processes, including those relating to product formulas, product development, manufacturing, sales, order and invoice processing, production, distribution, internal communications and communications with third parties throughout the world, processing transactions, summarizing and reporting results of operations, complying with regulatory, tax or legal requirements, and collecting and storing customer, supplier, employee and other stakeholder information. Cyber security incidents, data breaches and operational disruptions caused by cyberattacks or cyber-intrusions are constantly evolving in nature, becoming more sophisticated and are being made by groups and individuals with a wide range of expertise and motives including computer hackers, foreign governments, cyber terrorists, cyber criminals and malicious employees or other insiders. IFF, the N&B Business and their third-party providers are subject to risks posed by such incidents, which can take many forms, including code anomalies, “Acts of God,” data leakage, hardware or software failures, human error, cyber extortion, password theft or introduction of viruses, malware, ransomware, including through phishing emails.

A disruption to the combined company’s information technology systems could result in the loss of confidential business, customer, supplier or employee information, litigation or fines and may require substantial investigations, repairs or replacements, or impact the combined company’s ability to summarize and report financial results in a timely manner, resulting in significant financial, legal, and relational costs and potentially harming the combined company’s reputation and adversely impacting its operations, customer service and results of operations. Because IFF and the N&B Business do not currently have duplications of their information technology systems and IFF continues to work on upgrading and integrating Frutarom’s systems into IFF’s, these risks may be exacerbated. Additionally, a security or data breach could require the combined company to devote significant management and financial resources to address the problems created, and, as a result of the new private right of action provided for under the California Consumer Privacy Act (the “CCPA”), in the event of such breaches, additional private litigation against the combined company may result. These types of adverse impacts could also occur in the event the confidentiality, integrity or availability of company, customer, supplier or employee information are compromised due to a data loss by the combined company or a trusted third party. The combined company or the third parties with which the combined company shares information may not discover any such incidents and loss of information for a significant period of time after the incident occurs. While IFF and the N&B Business have security processes and initiatives in place, the combined company may be unable to detect or prevent a breach or disruption in the future. Additionally, while IFF and the N&B Business have insurance coverage designed to address certain aspects of cyber risks in place, such insurance coverage may be insufficient to cover all losses or all types of claims that may arise.

If the combined company fails to comply with data protection laws in the U.S. and abroad, it may be subject to fines, penalties and other costs.

Recently, there has also been heightened regulatory and enforcement focus on data protection in the U.S. (at both the state and federal level) and abroad, and an actual or alleged failure to comply with applicable U.S. or foreign data protection regulations or other data protection standards may expose the combined company to litigation (including, in some instances, class action litigation), fines, sanctions or other penalties, which could harm the combined company’s reputation and adversely impact its business, results of operations and financial condition. This regulatory environment is increasingly challenging and may present material obligations and risks to the combined company’s business, including significantly expanded compliance burdens, costs and enforcement risks. For example, the European Union’s General Data Protection Regulation (“GDPR”), which became effective in May 2018, greatly increases the jurisdictional reach of EU law and adds a broad array of requirements related to personal data, including individual notice and opt-out preferences and the public disclosure of significant data breaches. Additionally, violations of the GDPR can result in fines of as much as 4% of a company’s annual revenue. Other governments have enacted or are enacting similar data protection laws, including data localization laws that require data to stay within their borders. As of 2020, IFF and the N&B Business are also required to comply with certain additional requirements under the CCPA, which requires companies that process information on California residents to make new disclosures to consumers about their data collection, use and sharing practices, provide consumers with rights to access and delete information relating to them and allow consumers to opt out of certain data sharing with third parties. All of these evolving compliance and operational requirements, as well as the uncertain interpretation and enforcement of laws, impose significant costs and regulatory risks that are likely to increase over time. The combined company’s failure to comply with these evolving regulations could expose it to fines, penalties and other costs that could adversely impact its financial results.

If the combined company is unable to comply with regulatory requirements and industry standards, including those regarding product safety, quality, efficacy and environmental impact, the combined company could incur significant costs and suffer reputational harm which could adversely affect results of operations.

The development, manufacture and sale of IFF’s and the N&B Business’s products are subject to various regulatory requirements in each of the countries in which their products are developed, manufactured and sold. In addition, IFF and the N&B Business are subject to product safety and compliance requirements established by governments, non-governmental organizations, including industry or similar oversight bodies, or contractually by their customers, including requirements concerning product safety, quality and efficacy, environmental impacts (including packaging, energy and water use and waste management) and other sustainability or similar issues. Changes to regulations or the implementation of additional regulations, especially in certain highly regulated markets served by the N&B Business such as regulatory modernization of food safety laws and evolving standards and regulations affecting pharmaceutical excipients, microbials, or in reaction to new or next-generation technologies, including advances in protein engineering, gene editing and gene mapping, or novel uses of existing technologies, may result in significant costs or capital expenditures or require changes in business practice that could result in reduced margins or profitability. IFF and the N&B Business use a variety of strategies, methodologies and tools to minimize the likelihood of product or process non-compliance with these regulations and standards by (i) identifying current product standards, (ii) assessing relative risks in our supply chain, (iii) monitoring internal and external performance and (iv) testing raw materials and finished goods. As concerns regarding safety, quality and environmental impact become more pressing, the combined company may see new, more restrictive regulations adopted that impact the combined company’s products. For example, the European Chemicals Agency has proposed that the European Commission adopt a ban on microplastics, including those found in personal care items, detergents and cosmetics, to reduce plastics pollution. If this ban is adopted, the combined company will be required to modify our products and/or innovate new solutions to replace microplastics in its products. If the combined company is unable to adapt to these new regulations or standards in a cost effective and timely manner, the combined company may lose business to competitors who are able to provide compliant products.

Gaps in the combined company’s operational processes or those of its suppliers or distributors can result in products that do not meet the combined company’s quality control or industry standards or fail to comply with the relevant regulatory requirements, which in turn can result in finished consumer goods that do not comply with applicable standards and requirements. Products that are mislabeled, contaminated or damaged could result in a regulatory non-compliance event or even a product recall by the FDA or a similar foreign agency. IFF’s and N&B’s contracts often require indemnification of customers for the costs associated with a product non-compliance event, including penalties, costs and settlements arising from litigation, remediation costs or loss of sales. As the combined company’s flavors and fragrance compounds and ingredients and its nutrition and health, food and beverage and pharma offerings are used in many products intended for human use or consumption, these consequences would be exacerbated if the combined company or its customer did not identify the defect before the product reaches the consumer and there was a resulting impact at the consumer level. Such a result could lead to potentially large scale adverse publicity, negative effects on consumer’s health, recalls and potential litigation, fines, penalties, sanctions or other regulatory actions. In addition, if the combined company does not have adequate insurance or contractual indemnification from suppliers or other third parties, or if insurance or indemnification is not available, the liability relating to product or possible third-party claims arising from mislabeled, contaminated or damaged products could adversely affect its business, financial condition or results of operations. Furthermore, adverse publicity about the combined company’s products, or its customers’ products that contain its ingredients, including concerns about product safety or similar issues, whether real or perceived, could harm its reputation and result in an immediate adverse effect on the combined company’s sales and customer relationships, as well as require the combined company to utilize significant resources to rebuild its reputation.

Increasing awareness of health and wellness are driving changes in the consumer products industry, and if the combined company is unable to react in a timely and cost-effective manner, its results of operations and future growth may be adversely affected.

The combined company must continually anticipate and react, in a timely and cost-effective manner, to changes in consumer preferences and demands, including changes in demand driven by increasing awareness of health and wellness and demands for transparency or cleaner labels with respect to product ingredients by consumers and regulators. Consumers, especially in developed economies such as the U.S. and Western Europe, are rapidly shifting away from products containing artificial ingredients to all-natural, healthier alternatives. In addition, there has been a growing demand by consumers, non-governmental organizations and, to a lesser extent, governmental agencies to provide more transparency in product labeling and our customers have been taking steps to address this demand, including by voluntarily providing product-specific ingredients disclosure. These two trends could affect the types and volumes of the combined company’s ingredients and compounds that its customers include in their consumer product offerings and, therefore, affect the demand for its products. If the combined company is unable to react to or anticipate these trends in a timely and cost-effective manner, our results of operations and future growth may be adversely affected.

IFF and the N&B Business are subject to increasing customer, consumer and regulatory focus on sustainability issues, which may result in additional costs in order to meet new requirements or upgrade Frutarom’s sustainability practices.

Federal, state, local and foreign governments, IFF’s and the N&B Business’s customers and consumers are becoming increasingly sensitive to sustainability issues. IFF and the N&B Business have committed to a sustainability strategy designed to meet this global trend. IFF is currently assessing its combined environmental footprint following the Frutarom acquisition, with the intent of identifying synergies, gaps and opportunities in our sustainability efforts.

As part of IFF’s assessment so far, IFF has begun upgrading Frutarom’s sustainability practices to better align them to its legacy IFF practices, and which may require significant costs and time to implement. IFF’s assessment may reveal additional gaps between the legacy Frutarom operations and its sustainability practices and goals, which may require significant costs to remedy.

Despite IFF’s and the N&B Business’s efforts, the increased focus on sustainability may result in new regulations and customer requirements that could negatively affect the combined company. These could cause the combined company to incur additional direct costs or to make changes to its operations in order to comply with any new regulations and customer requirements. The combined company could also lose revenue if its customers divert business from the combined company because it has not complied with their sustainability requirements or if the combined company is not successful in improving Frutarom’s sustainability metrics. These potential costs, changes and loss of revenue could have a material adverse effect on the combined company’s business, results of operations and financial condition.

IFF and the N&B Business have investments in and continue to expand their business into emerging markets, which exposes the combined company to certain risks.

As part of IFF’s and the N&B Business’s growth strategy, IFF and the N&B Business have increased their presence in emerging markets by expanding their manufacturing presence, sales organization and product offerings in these markets, and IFF and the N&B Business expect to continue to expand their businesses in these markets. With IFF’s acquisition of Frutarom in 2018, which also had a significant presence in emerging markets, IFF’s business in these markets has meaningfully grown. In addition to the currency and international risks described below, IFF’s and the N&B Business’s operations in these markets may be subject to a variety of other risks. Emerging markets typically have a consumer base with limited or fluctuating disposable income and customer demand in these markets may fluctuate accordingly. As a result, decrease in customer demand in emerging markets may have an adverse effect on the combined company’s ability to execute its growth strategy.

Further, there is no assurance that IFF’s and the N&B Business’s existing products, variants of their existing products or new products that the combined company makes, manufactures, distributes or sells will be accepted or be successful in any particular developing or emerging market, due to local or global competition, product price, cultural differences, consumer preferences or otherwise. In addition, emerging markets may have weak legal systems which may affect the combined company’s ability to enforce its intellectual property and contractual rights, exchange controls, unstable governments and privatization or other government actions that may affect taxes, subsidies and incentive programs and the flow of goods and currency. In conducting IFF’s and the N&B Business’s business, IFF and the N&B Business move products from one country to another and may provide services in one country from a subsidiary located in another country. Accordingly, IFF and the N&B Business are vulnerable to abrupt changes in trade, customs and tax regimes in these markets. If the combined company is unable to expand its business in developing and emerging markets, effectively operate, or manage the risks associated with operating in these markets, or achieve the return on capital it expects from its investments in these markets, the combined company’s operating results and future growth could be adversely affected.

The impact of currency fluctuation or devaluation in the international markets in which the combined company operates may negatively affect the combined company’s results of operations.

IFF and the N&B Business have significant operations outside the U.S., the results of which are reported in the local currency and then translated into U.S. dollars at applicable exchange rates for inclusion in their consolidated financial statements. The exchange rates between these currencies and the U.S. dollar have fluctuated and will continue to do so in the future. For example, as of July 1, 2018, IFF concluded that Argentina’s economy is highly inflationary under GAAP, as it has experienced cumulative inflation of approximately 100% or more over a three-year period. While IFF’s current operations in Argentina represent less than 3% of its consolidated net sales and less than 1% of its consolidated total assets, continuing inflation in Argentina could adversely affect the combined company’s profitability in a specific period. Changes in exchange rates between these local currencies and the U.S. dollar will affect the recorded levels of sales, profitability, assets and/or liabilities. Additionally, volatility in currency exchange rates may adversely impact the combined company’s financial condition, cash flows or liquidity. Although the combined company expects to employ a variety of techniques to mitigate the impact of exchange rate fluctuations, including sourcing strategies and a limited number of foreign currency hedging activities, it cannot guarantee that such hedging and risk management strategies will be effective, and its results of operations could be adversely affected.

International economic, political, legal, compliance and business factors could negatively affect the financial statements, operations and growth of the combined company.

The combined company will operate on a global basis, with manufacturing and sales facilities in the U.S., Europe, Africa, the Middle East, Latin America and Greater Asia, and is expected to continue to expand its international operations. As a result, the business of the combined company will be increasingly exposed to risks inherent in international operations. These risks, which can vary substantially by location, include the following:

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governmental laws, regulations and policies adopted to manage national economic and macroeconomic conditions, such as increases in taxes, austerity measures that may impact consumer spending, monetary policies that may impact inflation rates, employment regulations, currency fluctuations or controls and sustainability of resources;

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changes in environmental, health and safety regulations, such as the continued implementation of the European Union’s REACH regulations and similar regulations that are being evaluated and adopted in other markets, and the burdens and costs of the combined company’s compliance with such regulations which may differ significantly across jurisdictions;

•	increased environmental, health and safety regulations or the loss of necessary environmental permits in certain countries;

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the imposition of or changes in customs, tariffs, quotas, trade barriers, other trade protection measures, import or export licensing requirements, and sanctions on trade with certain countries, imposed by the U.S. or other countries, which could adversely affect the combined company’s cost or ability to import raw materials or export the combined company’s products to surrounding markets;

•	risks and costs arising from the combined company’s ability to cater to local demand and customer preferences, language and cultural differences;

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changes in the laws and policies that govern foreign investment in the countries in which the combined company operates, including the risk of expropriation or nationalization, the costs and ability to repatriate the profit that the combined company generates in these countries;

•	risks and costs associated with complying with anti-money laundering and counter-terrorism financing laws;

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risks and costs associated with political and economic instability, bribery and corruption, anti-American sentiment, and social and ethnic unrest in the countries in which the combined company operates;

•	difficulty in recruiting and retaining trained local personnel;

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natural disasters, global or local health crisis (such as the recent coronavirus outbreak), pandemics, epidemics or international conflicts, including terrorist acts, political crisis, national and regional labor strikes in the countries in which the combined company operates, which could endanger the combined company’s personnel, interrupt its operations or adversely affect the demand for its products, the results of certain regions or the combined company’s global supply chain; or

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the risks of operating in developing or emerging markets in which there are significant uncertainties regarding the interpretation, application and enforceability of laws and regulations and the enforceability of contract rights and intellectual property rights.

The occurrence of any one or more of these factors could increase the combined company’s costs, and adversely affect the results of the combined company’s operations.

Failure to comply with environmental protection laws may cause the combined company to close, relocate or operate one or more of its plants at reduced production levels, and expose the combined company to civil or criminal liability, which could adversely affect the combined company’s operating results and future growth.

The business operations and properties of IFF and the N&B Business procure, make use of, manufacture, sell, and distribute substances that are sometimes considered hazardous and are therefore subject to extensive and increasingly stringent federal, state, local and foreign laws and regulations pertaining to protection of the environment, including air emissions, sewage discharges, the use of hazardous materials, waste disposal practices and clean-up of existing environmental contamination.

Failure to comply with these laws and regulations or any future changes to them may result in significant consequences to the combined company, including the need to close or relocate one or more of its production facilities, administrative, civil and criminal penalties, fines, sanctions, litigation, costly remediation measures, liability for damages and negative publicity. If the combined company is unable to meet production requirements, it can lose customer orders, which can adversely affect the combined company’s future growth or the combined company may be required to make incremental capital investments to ensure supply. For example, IFF recently completed negotiations with the Chinese government concerning the relocation of a second Fragrance facility in China. Idling of facilities or production modifications has caused or may cause customers to seek alternate suppliers due to concerns regarding supply interruptions and these customers may not return or may order at reduced levels even once issues are remediated. If these non-compliance issues reoccur in China or occur or in any other jurisdiction, IFF may lose business and may be required to incur capital spending above previous expectations, close a plant, or operate a plant at significantly reduced production levels on a permanent basis, and the combined company’s operating results and cash flows from operations may be adversely affected.

The combined company’s performance may be adversely impacted if it is not successful in managing its inventory and/or working capital balances.

IFF and the N&B Business evaluate their inventory balances of materials based on shelf life, expected sourcing levels, known uses and anticipated demand based on forecasted customer order activity and changes in their product/sales mix. Efficient inventory management is a key component of their business success, financial returns and profitability. To be successful, the combined company must maintain sufficient inventory levels and an appropriate product/sales mix to meet its customers’ demands, without allowing those levels to increase to such an extent that the costs associated with storing and holding other inventory adversely impact its financial results. If the combined company’s buying decisions do not accurately predict sourcing levels, customer trends or its expectations about customer needs are inaccurate, the combined company may have to take unanticipated markdowns or impairment charges to dispose of the excess or obsolete inventory, which can adversely impact its financial results. Additionally, excess inventory levels of raw materials with a short shelf life in its manufacturing facilities subjects the combined company to the risk of increased inventory shrinkage. If the combined company is not successful in managing its inventory balances and shrinkage, its results of and cash flows from operations may be negatively affected.

IFF and the N&B Business sell certain accounts receivable on a non-recourse basis to unrelated financial institutions under “factoring” agreements that are sponsored, solely and individually, by certain customers. The cost of participating in these programs was immaterial to IFF’s and the N&B Business’s results in all periods. Should the combined company choose not to participate, or if these programs were no longer available, it could reduce the combined company’s cash flows from operations in the period in which the arrangement ends.

The combined company could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act or similar U.S. or foreign anti-bribery and anti-corruption laws and regulations in the jurisdictions in which it operates.

The global nature of IFF’s and the N&B Business’s business, the significance of their international revenue and their focus on emerging markets create various domestic and local regulatory challenges and subject IFF and the N&B Business to risks associated with their international operations. The U.S. Foreign Corrupt Practices Act, or FCPA, and similar anti-bribery and anti-corruption laws and regulations in other countries generally prohibit companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business or for other commercial advantage. In addition, U.S. public companies are required to maintain records that accurately and fairly represent their transactions and have an adequate system of internal accounting controls. Under the FCPA, U.S. companies may be held liable for the corrupt actions taken by directors, officers, employees, agents, or other strategic or local partners or representatives. As such, if IFF, the N&B Business or their intermediaries fail to comply with the requirements of the FCPA or similar legislation, governmental authorities in the U.S. and elsewhere could seek to impose substantial civil and/or criminal fines and penalties which could have a material adverse effect on the combined company’s business, reputation, operating results and financial condition.

IFF and the N&B Business operate, or the combined company may pursue opportunities, in some jurisdictions, such as China, India, Brazil, Russia and Africa, that pose potentially elevated risks of fraud or corruption or increased risk of internal control issues. In certain jurisdictions, compliance with anti-bribery laws may conflict with local customs and practices. From time to time, IFF and the N&B Business have conducted and will conduct internal investigations of the relevant facts and circumstances, control testing and compliance reviews, and take remedial actions, when appropriate, to help ensure that IFF and the N&B Business are in compliance with applicable corruption and similar laws and regulations. For example, in August 2019, during the integration of Frutarom, IFF was made aware of allegations that two Frutarom businesses operating principally in Russia and Ukraine made certain improper payments, including to representatives of a number of customers. IFF’s investigation substantiated the allegations that improper payments to representatives of customers were made and that key members of Frutarom’s senior management at the time were aware of such payments. IFF did not uncover any evidence suggesting that such payments had any connection to the U.S. In addition, Frutarom grew through rapid acquisition and, as part of its integration efforts, IFF is implementing its anti-corruption and similar policies throughout a number of those acquired companies, many of which were not previously subject to these U.S. laws.

Detecting, investigating and resolving actual or alleged violations of the FCPA or other anti-bribery and anti-corruption laws and regulations is expensive, could consume significant time and attention of the combined company’s senior management and could subject the combined company to investigations and inquiries by governmental and other regulatory bodies. Any allegations of non-compliance with such laws and regulations could have a disruptive effect on the combined company’s operations in such jurisdiction, including interruptions of business or loss of third-party relationships, which may negatively impact the combined company’s results of operations or financial condition. Any determination that the combined company’s operations or activities are not in compliance with such laws and regulations could expose the combined company to severe criminal or civil penalties or other sanctions, significant fines, termination of necessary licenses and permits, and penalties or other sanctions that may harm the combined company’s business and reputation.

Any impairment of IFF’s tangible or intangible long-lived assets, including goodwill, may adversely impact the combined company’s profitability.

A significant portion of IFF’s assets consists of long-lived assets, including tangible assets such as IFF’s manufacturing facilities, and intangible assets, including goodwill. As a result of numerous recent acquisitions, including the 2018 acquisition of Frutarom, as of December 31, 2019, IFF had recorded approximately $8.3 billion of intangible assets and goodwill, including $4.3 billion of goodwill associated with the acquisition of Frutarom. The combined company’s results of operations and financial position in future periods could be negatively impacted should future impairments of IFF’s long-lived assets, including intangible assets or goodwill occur.

At least annually, IFF assesses both goodwill and indefinite-lived intangible assets for impairment. IFF tests for impairment by comparing the estimated fair value of a reporting unit with its carrying amount. If the carrying amount of a reporting unit exceeds its estimated fair value, IFF records an impairment charge based on the difference of the two. Long-lived assets are also tested for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Such events and changes in circumstances could include a sustained decrease in IFF’s market capitalization, increased competition or unexpected loss of market share, increased input costs beyond projections (for example due to regulatory or industry changes), IFF’s inability to recognize the anticipated benefits of acquisitions, unexpected business disruptions (for example due to a natural disaster, public health crises, such as pandemics or epidemics or loss of a customer, supplier, or other significant business relationship), acts by governments and courts, operating results falling short of projections, or significant adverse changes in the markets in which IFF operates.

Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions, estimates and market factors. Estimating the fair value of reporting units requires IFF to make assumptions and estimates regarding its business performance, future plans, future annual net cash flows, income tax considerations, discount rates, growth rates, and based on industry, economic, regulatory conditions and other market factors. To the extent any of IFF’s acquisitions, including the acquisition of Frutarom, do not perform as anticipated and IFF’s underlying assumptions and estimates related to their fair value determination are not met, whether due to internal or external factors, the value of such assets may be negatively affected and the combined company may be required to record impairment charges.

The combined company’s ability to compete effectively depends on the combined company’s ability to protect IFF’s or the N&B Business’s intellectual property rights.

IFF and the N&B Business rely on patents and trade secrets to protect their respective intellectual property rights. IFF and the N&B Business often rely on trade secrets to protect its proprietary fragrance and flavor formulations, as well as its extract methodologies, and processes for its nutrition, natural colors for food and natural antioxidants for food protection, as this does not require IFF or the N&B Business to publicly file information regarding its intellectual property. From time to time, a third party may claim that IFF or the N&B Business have infringed upon or misappropriated their intellectual property rights, or a third party may infringe upon or misappropriate IFF’s and the N&B Business’s intellectual property rights. The combined company could incur significant costs in connection with legal actions to assert IFF’s and the N&B Business’s intellectual property rights against third parties or to defend the combined company from third-party assertions of invalidity, infringement, misappropriation or other claims. Any settlement or adverse judgment resulting from such litigation could require the combined company to obtain a license to continue to use the intellectual property rights that are the subject of the claim, or otherwise restrict or prohibit the combined company’s use of such intellectual property rights. Any required licenses may not be available to the combined company on acceptable terms, if at all. For those intellectual property rights that are protected as trade secrets, this litigation could result in even higher costs, and potentially the loss of certain rights, since IFF and the N&B Business would not have a perfected intellectual property right that precludes others from making, using or selling their products or processes. The ongoing trend among IFF’s and the N&B Business’s customers towards more transparent labeling could further diminish the combined company’s ability to effectively protect its proprietary flavor formulations.

For intellectual property rights that IFF and the N&B Business seek to protect through patents, IFF and the N&B Business cannot be certain that these rights, if obtained, will not later be opposed, invalidated, or circumvented. In addition, even if such rights are obtained in the U.S., the laws of some of the other countries in which IFF’s and the N&B Business’s products are or may be sold do not protect intellectual property rights to the same extent as the laws of the US. If other parties were to infringe on IFF’s or the N&B Business’s intellectual property rights, or if a third party successfully asserted that IFF or the N&B Business had infringed on their intellectual property rights, it could materially and adversely affect the combined company’s future results of operations by, among other things, (i) reducing the price that the combined company could obtain in the marketplace for products which are based on such rights, (ii) increasing the royalty or other fees that the combined company may be required to pay in connection with such rights, (iii) limiting the volume, if any, of such products that the combined company can sell or (iv) resulting in significant litigation costs and potential liability.

The combined company’s results of operations may be negatively impacted by the outcome of uncertainties related to litigation.

From time to time IFF and the N&B Business are involved in a number of legal claims, regulatory investigations and litigation, including claims related to intellectual property, product liability, environmental matters and indirect taxes. For instance, product liability claims may arise due to the fact that IFF supplies flavors and fragrances to the food and beverage, functional food, pharma/nutraceutical and personal care industries. IFF’s and the N&B Business’s manufacturing and other facilities may expose them to environmental claims and regulatory investigations. In addition, as IFF expands its product offering into functional food, nutraceuticals, and natural antioxidants, IFF may also be subject to claims of false or deceptive advertising claims in the U.S., Europe and other foreign jurisdictions in which IFF offers these types of products. These claims can arise as a result of function claims, health claims, nutrient content claims and other claims that impermissibly suggest therapeutic benefits for certain foods or food components. The cost of defending these claims or IFF’s obligations for direct damages and indemnification if IFF were found liable could adversely affect the combined company’s results of operations.

As a result of the acquisition of Frutarom, IFF assumed a number of legal claims, regulatory investigations and litigation and IFF may become involved in additional actions in the future arising from the acquired operations. Specifically, as Frutarom has a significantly greater number of facilities that are located globally and a significantly larger number of customers, IFF’s exposure to these types of environmental claims, product liability claims and regulatory investigations may increase. This could result in an increase in the combined company’s cost for defense or settlement of claims or indemnification obligations if the combined company were to be found liable in excess of IFF’s historical experience.

In addition, IFF is also the subject of a putative shareholder class action lawsuit filed in August 2019 after IFF disclosed that preliminary results of investigations indicated that Frutarom businesses operating principally in Russia and Ukraine had made improper payments to representatives of customers.

The combined company’s insurance may not be adequate to protect it from all material expenses related to pending and future claims and IFF’s and the N&B Business’s current levels of insurance may not be available in the future at commercially reasonable prices. Any of these factors could adversely affect the combined company’s profitability and results of operations.

IFF’s and the N&B Business’s funding obligations for their respective pension and postretirement plans could adversely affect the combined company’s earnings and cash flows.

The funding obligations for IFF’s and the N&B Business’s pension plans are impacted by the performance of the financial markets, particularly the equity markets and interest rates. Funding obligations are determined under government regulations and are measured each year based on the value of assets and liabilities on a specific date. If the financial markets do not provide the long-term returns that are expected under the governmental funding calculations, IFF and the N&B Business could be required to make larger contributions. The equity markets can be very volatile, and therefore IFF’s and the N&B Business’s estimate of future contribution requirements can change dramatically in relatively short periods of time. Similarly, changes in interest rates and legislation enacted by governmental authorities can impact the timing and amounts of contribution requirements. An adverse change in the funded status of the plans could significantly increase IFF’s and the N&B Business’s required contributions in the future and adversely impact the combined company’s liquidity.

Assumptions used in determining projected benefit obligations and the fair value of plan assets for pension and other postretirement benefit plans are determined by IFF and the N&B Business in consultation with outside consultants and advisors. If it is determined that changes are warranted in the assumptions used, such as the discount rate, expected long-term rate of return on assets, or expected health care costs, the combined company’s future pension and postretirement benefit expenses could increase or decrease. Due to changing market conditions or changes in the participant population, the assumptions that were used may differ from actual results, which could have a significant impact on the combined company’s pension and postretirement liabilities and related costs and funding requirements.

Changes in the tax rates, the adoption of new U.S. or international tax legislation, or changes in existing tax laws could expose the combined company to additional tax liabilities that may affect the combined company’s future results.

IFF and the N&B Business are subject to taxes in the U.S. and numerous foreign jurisdictions. The combined company’s future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in liabilities for uncertain tax positions, cost of repatriations or changes in tax laws or their interpretation. Any of these changes could have a material adverse effect on the combined company’s profitability.

IFF and the N&B Business have and will continue to implement transfer pricing policies among their various operations located in different countries. These transfer pricing policies are a significant component of the management and compliance of operations across international boundaries and overall financial results. Many countries routinely examine transfer pricing policies of taxpayers subject to their jurisdiction, challenge transfer pricing policies aggressively where there is potential non-compliance and impose significant interest charges and penalties where non-compliance is determined. However, governmental authorities could challenge these policies more aggressively in the future and, if challenged, the combined company may not prevail. The combined company could suffer significant costs related to one or more challenges to the combined company’s transfer pricing policies.

IFF and the N&B Business are subject to the continual examination of their income tax returns by the Internal Revenue Service, state tax authorities and foreign tax authorities in those countries in which IFF and the N&B Business operate, and the combined company may be subject to assessments or audits in the future in any of the countries in which it operates. The final determination of tax audits and any related litigation could be materially different from IFF’s or the N&B Business’s historical income tax provisions and accruals, and while the results that follow are not expected to have a material adverse effect on their financial condition, such results could have a material effect on the combined company’s income tax provision, net income or cash flows in the period or periods in which that determination is made.

In addition, a number of international legislative and regulatory bodies have proposed legislation and begun investigations of the tax practices of multi-national companies and, in the European Union, the tax policies of certain European Union member states. One of these efforts has been led by the Organisation for Economic Co-operation and Development, an international association of 34 countries including the U.S., which has finalized recommendations to revise corporate tax, transfer pricing, and tax treaty provisions in member countries. Since 2013, the European Commission (“EC”) has been investigating tax rulings granted by tax authorities in a number of European Union member states with respect to specific multi-national corporations to determine whether such rulings comply with European Union rules on state aid, as well as more recent investigations of the tax regimes of certain European Union member states. Under European Union law, selective tax advantages for particular taxpayers that are not sufficiently grounded in economic realities may constitute impermissible state aid. If the EC determines that a tax ruling or tax regime violates the state aid restrictions, the tax authorities of the affected European Union member state may be required to collect back taxes for the period of time covered by the ruling. In late 2015 and early 2016, the EC declared that tax rulings, related to other companies, by tax authorities in Luxembourg, the Netherlands and Belgium did not comply with the European Union state aid restrictions. If the EC or tax authorities in other jurisdictions were to successfully challenge tax rulings applicable to the combined company in any of the member states in which it is subject to taxation or the combined company’s internal intercompany arrangements, the combined company could be exposed to increased tax liabilities.

In December 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) that significantly revised the U.S. tax code effective January 1, 2018 by, among other things, lowering the corporate income tax rate from a top marginal rate of 35% to a flat 21%, limiting deductibility of interest expense and performance based incentive compensation, transitioning to a territorial system and creating new taxes associated with global operations. The Tax Act impacted IFF’s consolidated results of operations during 2018 and 2019 and is expected to continue to impact the combined company’s consolidated results of operations in future periods. In future periods, the combined company expects that its effective tax rate will be impacted by the lower U.S. corporate tax rate that will initially be offset by the elimination of the deductibility of performance-based incentive compensation, and other provisions of the Tax Act that may impact the combined company prospectively. However, the ultimate impact of the Tax Act will depend on additional regulatory or accounting guidance that may be issued with respect to the Tax Act and any operating and structural changes that the combined company may undertake to permit it to benefit from the new, lower U.S. tax rate prospectively. This could adversely affect the combined company’s results of operations.

The combined company’s business may be negatively impacted as a result of the United Kingdom’s departure from the European Union.

IFF and the N&B Business currently manufacture goods in the United Kingdom for distribution in the European Union and vice-versa and therefore may be adversely affected as a result of the United Kingdom’s departure from the European Union (“Brexit”) in 2020. The impact of the withdrawal could, among other outcomes, exacerbate the disruption of the free movement of goods, services and people between the United Kingdom and the European Union, undermine bilateral cooperation in key geographic areas and significantly disrupt trade between the United Kingdom and the European Union or other nations as the United Kingdom pursues independent trade relations. In addition, Brexit has caused legal uncertainty, which could last indefinitely, and may potentially create divergent national laws and regulations as the United Kingdom determines which European Union laws to replace or replicate. Given the lack of comparable precedent, it is unclear what the financial, trade and legal implications of the withdrawal of the United Kingdom from the European Union will be and how the withdrawal will affect the combined company. Adverse consequences concerning Brexit or the European Union could include deterioration in global economic conditions, instability in global financial markets, political uncertainty, volatility in currency exchange rates, or adverse changes in the cross-border agreements currently in place, any of which could have an adverse impact on the combined company’s financial results in the future.

The expected phase out of the London Interbank Office Rate (“LIBOR”) could impact the interest rates paid on the combined company’s variable rate indebtedness and cause the combined company’s interest expense to increase.

In 2017, the United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021. Currently there is no definitive information regarding the future utilization of LIBOR or of any particular replacement rate. Borrowings under IFF’s revolving credit facility and term loan are at variable interest rates based on LIBOR. If LIBOR is no longer available, or if the combined company’s lenders have increased costs due to changes in LIBOR, the combined company may need to amend its debt facilities to replace LIBOR with an agreed upon replacement index, which could result in higher rates and adversely impact the combined company’s interest expense.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus (including information included or incorporated by reference herein) and other materials IFF, DuPont and N&B have filed or will file with the SEC contain, or will contain, forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the Transactions, the expected timetable for completing the Transactions, the benefits and synergies of the Transactions, future opportunities for the combined company and its products and any other statements regarding DuPont’s, IFF’s and N&B’s future operations, financial or operating results, capital allocation, dividend policy, debt ratio, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, and other expectations and targets for future periods. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to:

•	IFF’s ability to obtain requisite shareholder approval of the Share Issuance to complete the Transactions;

•

the ability of DuPont, N&B and IFF to receive regulatory approvals required to complete the Transactions, or such required approvals delaying the Transactions or resulting in the imposition of conditions that could have a material adverse effect on the combined company or causing the companies to abandon the Transactions;

•	the impact of any divestitures that may be required as a condition to consummation of the Transactions as well as other conditional commitments;

•	risks associated with third party contracts containing consent and/or other provisions that may be triggered by the Transactions;

•	other conditions to the closing of the Transactions not being satisfied;

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a material adverse change, event or occurrence affecting IFF or the N&B Business prior to the closing of the Transactions delaying the Transactions or causing the companies to abandon the Transactions;

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the integration of the N&B Business and IFF being more difficult, time consuming or costly than expected, which may result in the combined company not operating as effectively and efficiently as expected;

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inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements and the providing of estimates of financial measures, in accordance with GAAP and related standards, or on an adjusted basis;

•	IFF’s ability to achieve the expected benefits, synergies and operating efficiencies expected to result from the Transactions in the estimated amounts and within the anticipated time frame, if at all;

•	the possibility that the Transactions may involve other unexpected costs, liabilities or delays;

•	the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatment of the Transactions;

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risks and costs and pursuit and/or implementation of the Separation, including timing anticipated to complete the Separation, any changes to the configuration of businesses included in the Separation if implemented;

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the possibility that the failure to complete the Transactions could adversely affect the market price of DuPont or IFF common stock as well as each of DuPont’s, N&B’s and IFF’s business, financial condition and results of operations;

•	the possibility that if completed, the Transactions may not be successful or achieve their anticipated benefits;

•	the businesses and market price of the common stock of each respective company being negatively impacted as a result of uncertainty surrounding the Transactions;

•	disruptions from the Transactions harming relationships with customers, employees or suppliers;

•	risks related to the value of IFF’s shares to be issued in the Transactions and uncertainty as to the long-term value of IFF common stock and DuPont common stock;

•	risks associated with potential litigation related to the Transactions that could be instituted against DuPont, IFF or their respective directors;

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the effect of economic conditions in the industries and markets in which IFF and the N&B Business operate in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand, the impact of weather conditions, natural disasters, public health issues, epidemics and pandemics, including COVID-19, or the fear of such events, and the financial condition of IFF’s and N&B’s customers and suppliers;

•	the potential inability or reduced access to the capital markets or increased cost of borrowings, including as a result of a credit rating downgrade;

•	the risk that N&B, as a newly formed entity that currently has no credit rating, will not have access to the capital markets on acceptable terms;

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uncertainties regarding future prices, industry capacity levels and demand for each company’s products, raw materials and energy costs and availability, changes in governmental regulations or the adoption of new laws or regulations that may make it more difficult or expensive to operate each company’s businesses or manufacture its products before or after the Transactions, each company’s ability to achieve expected or targeted future financial and operating performance and results before and after the Transactions, future economic conditions in the specific industries to which its respective products are sold and global economic conditions;

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future levels of indebtedness, including significant indebtedness expected to be incurred in connection with the Transactions, future compliance with debt covenants and the degree to which IFF will be leveraged following completion of the Transactions each of which may materially and adversely affect the combined company’s business, financial condition and results of operations;

•	IFF and N&B may be unable to timely obtain or consummate the financing or refinancing required in connection with the Transactions upon acceptable terms or at all;

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the effect of changes in political conditions in the U.S. and other countries in which IFF and N&B operate, including the effect of changes in U.S. trade policies or the U.K.’s withdrawal from the EU, on general market conditions, global trade policies and currency exchange rates in the near term and beyond;

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the risk that natural disasters, public health issues, epidemics and pandemics, including COVID-19, or the fear of such events, could provoke responses that cause delays in the anticipated transaction timing or the completion of Transactions, including, without limitation, as a result of any government or company imposed travel restrictions or the closure of government offices and resulting delays with respect to any matters pending before such governmental authorities;

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the effect of changes in tax, environmental, regulatory (including among other things import/export) and other relevant laws and regulations in the U.S. and other countries in which IFF and N&B operate; and

•	other risk factors discussed herein and listed from time to time in DuPont’s and IFF’s public filings with the SEC.

Unlisted factors, risks and uncertainties may present significant additional obstacles to the realization of forward-looking statements. For a further discussion of the factors described above and other risks and uncertainties, see the section of this document entitled “Risk Factors” as well as the sections entitled “Information on IFF” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the N&B Business.” However, no list or description should be considered to be a complete statement of all potential factors, risks and uncertainties. These may be other factors, risks and uncertainties that the parties are unable to currently identify or that the parties do not currently expect to have a material impact on IFF or the N&B Business, as applicable. As such, there can be no assurance that the Transactions will in fact be completed in the manner described or at all.

In addition, material differences in results as compared with those anticipated in forward-looking statements, as well as unknown or unpredictable factors, could have consequences which could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which, could have a material adverse effect on the consolidated financial condition, results of operations, credit rating or liquidity of IFF, DuPont, the N&B Business or, following the Merger, the combined company.

The information contained herein speaks as of the date hereof and none of IFF, DuPont nor N&B assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

THE EXCHANGE OFFER

Terms of the Exchange Offer

General

DuPont is offering to exchange                shares of N&B common stock held by it, which represents approximately    % of the outstanding shares of N&B, at an exchange ratio to be calculated in the manner described below, on the terms and conditions and subject to the limitations described below and in the letter of transmittal (including the instructions thereto) filed as an exhibit to the registration statement of which this prospectus forms a part, by 11:59 p.m., New York City time, on                    , 2021, unless the Exchange Offer is extended or terminated. The last day on which tenders will be accepted, whether on                    , 2021 or any later date to which the Exchange Offer is extended, is referred to in this document as the “expiration date.” You may tender all, some or none of your shares of DuPont common stock.

An aggregate of                shares of N&B common stock will be held by DuPont upon completion of the Separation. The number of shares of DuPont common stock that will be accepted if the Exchange Offer is completed will depend on the final exchange ratio, the number of shares of N&B common stock offered (i.e.,                ) and the number of shares of DuPont common stock tendered.

DuPont’s obligation to complete the Exchange Offer is subject to important conditions that are described in the section entitled “—Conditions to Consummation of the Exchange Offer.”

For each share of DuPont common stock that you validly tender in the Exchange Offer and do not properly withdraw and that is accepted, you will receive a number of shares of N&B common stock at a    % discount to the per-share value of IFF common stock, calculated as set forth below, subject to an upper limit of                shares of N&B common stock per share of DuPont common stock. Stated another way, subject to the upper limit described below, for each $100 of DuPont common stock accepted in the Exchange Offer, you will receive approximately $            of N&B common stock.

The final calculated per-share value and per-share value, as applicable, will be equal to:

•

with respect to DuPont common stock, the simple arithmetic average of the daily VWAP of DuPont common stock on the NYSE for each of the Valuation Dates, as reported by Bloomberg L.P. displayed under the heading Bloomberg VWAP on the Bloomberg page “                ” (or its equivalent successor page if such page is not available); and

•

with respect to N&B common stock, the simple arithmetic average of the daily VWAP of IFF common stock on the NYSE for each of the Valuation Dates, as reported by Bloomberg L.P. displayed under the heading Bloomberg VWAP on the Bloomberg page “                ” (or its equivalent successor page if such page is not available).

The daily VWAP provided by Bloomberg L.P. may be different from other sources of volume-weighted average prices or investors’ or security holders’ own calculations of volume-weighted average prices. DuPont will determine such calculations of the per-share value of DuPont common stock and the per-share value of N&B common stock, and such determination will be final.

If the upper limit on the number of shares of N&B common stock that can be received for each share of DuPont common stock tendered is in effect, then the exchange ratio will be fixed at the limit.

Upper Limit

The number of shares of N&B common stock you can receive in the Exchange Offer is subject to an upper limit of                shares of N&B common stock for each share of DuPont common stock accepted in the Exchange

Offer. If the upper limit is in effect, a stockholder will receive less than $            of N&B common stock for each $100 of DuPont common stock that the stockholder validly tenders, that is not properly withdrawn and that is accepted in the Exchange Offer, and the stockholder could receive much less. This limit was calculated based on a    % discount for shares of N&B common stock based on the average of the daily VWAPs of DuPont common stock and IFF common stock on                    , 2020,    , 2020 and    , 2020 (the last three full trading days ending on the second to last full trading day prior to commencement of the Exchange Offer). DuPont set this limit to ensure that an unusual or unexpected drop in the trading price of IFF common stock, relative to the trading price of DuPont common stock, would not result in an unduly high number of shares of N&B common stock being exchanged for each share of DuPont common stock accepted in the Exchange Offer.

Pricing Mechanism

The terms of the Exchange Offer are designed to result in your receiving $            of N&B common stock for each $100 of DuPont common stock validly tendered, not properly withdrawn and accepted in the Exchange Offer based on the calculated per-share values described above. The Exchange Offer does not provide for a minimum exchange ratio because a minimum exchange ratio could result in the shares of N&B common stock exchanged for each $100 of DuPont common stock being valued higher than approximately $            . Regardless of the final exchange ratio, the terms of the Exchange Offer would always result in you receiving approximately $            of N&B common stock for each $100 of DuPont common stock, so long as the upper limit is not in effect. See the table on page 96 for purposes of illustration.

Subject to the upper limit described above, for each $100 of DuPont common stock accepted in the Exchange Offer, you will receive approximately $            of N&B common stock. The following formula will be used to calculate the number of shares of N&B common stock you will receive for shares of DuPont common stock accepted in the Exchange Offer:

Number of shares of N&B common stock	=	Number of shares of DuPont common stock tendered and accepted, multiplied by the lesser of:	(a) (the upper limit) and	(b) 100% of the calculated per-share value of DuPont common stock divided by % of the calculated per-share value of N&B common stock (calculated as described below)

The calculated per-share value of a share of DuPont common stock for purposes of the Exchange Offer will equal the simple arithmetic average of the daily VWAP of DuPont common stock on the NYSE on each of the Valuation Dates. The calculated per-share value of a share of N&B common stock for purposes of the Exchange Offer will equal the simple arithmetic average of the daily VWAP of IFF common stock on the NYSE on each of the Valuation Dates.

To help illustrate the way this calculation works, below are two examples:

Example 1: Assuming that the average of the daily VWAP on the Valuation Dates is $            per share of DuPont common stock and $            per share of IFF common stock, you would receive                shares of N&B common stock ($            divided by    % of $            ) for each share of DuPont common stock accepted in the Exchange Offer. In this example, the upper limit of                shares of N&B common stock for each share of DuPont common stock would not apply.

Example 2: Assuming that the average of the daily VWAP on the Valuation Dates is $            per share of DuPont common stock and $            per share of IFF common stock, the upper limit would apply and you would

only receive                shares of N&B common stock for each share of DuPont common stock accepted in the Exchange Offer because the limit is less than                shares of N&B common stock ($            divided by    % of $            ) for each share of DuPont common stock.

Indicative Per-Share Values

Indicative exchange ratios, calculated per-share values of DuPont common stock, calculated per-share values of N&B common stock and the final exchange ratio used to determine the number of shares of N&B common stock to be exchanged per share of DuPont common stock will be available commencing after the close of trading on the third trading day of the Exchange Offer by contacting the information agent at the toll-free number provided on the back cover of this prospectus on each day of the Exchange Offer period prior to the announcement of the final exchange ratio. In addition, a website will be maintained at                that provides indicative exchange ratios, calculated per-share values of DuPont common stock and calculated per-share values of N&B common stock.

From after the close of trading on the third trading day of the Exchange Offer until the first Valuation Date, the website will show the indicative calculated per-share values, as applicable, calculated as though that day were the third Valuation Date of the Exchange Offer, of (i) DuPont common stock, which will equal the simple arithmetic average of the daily VWAP of DuPont common stock, as calculated by DuPont, on each of the three consecutive trading days ending on and including such day and (ii) N&B common stock, which will equal the simple arithmetic average of the daily VWAP of IFF common stock, as calculated by DuPont, on each of the three consecutive trading days ending on and including such day.

On the first two Valuation Dates, when the values of DuPont common stock and N&B common stock are calculated for the purposes of the Exchange Offer, the indicative calculated per-share values of DuPont common stock and the indicative calculated per-share values of N&B common stock, as calculated by DuPont, will each equal (i) after the close of trading on the NYSE on the first Valuation Date, the VWAPs for that day, and (ii) after the close of trading on the NYSE on the second Valuation Date, the VWAPs for that day averaged with the VWAPs on the first Valuation Date. No indicative exchange ratio will be published or announced on the third Valuation Date. The final exchange ratio will be announced by press release and be available on the website, in each case by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be                    , 2021) immediately preceding the expiration date of the Exchange Offer (currently expected to be                    , 2021). DuPont will determine the simple arithmetic average of the VWAPs based on data provided by Bloomberg L.P., and such determinations will be final.

Final Exchange Ratio

The final exchange ratio that shows the number of shares of N&B common stock that you will receive for each share of DuPont common stock accepted in the Exchange Offer will be available at                 and announced by press release by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be                    , 2021) immediately preceding the expiration date of the Exchange Offer (currently expected to be                    , 2021), unless the Exchange Offer is extended or terminated.

After that time, you may also contact the information agent to obtain the final exchange ratio at its toll-free number provided on the back cover of this prospectus.

Each of the daily VWAPs, calculated per-share values and the final exchange ratio will be rounded to four decimal places.

If DuPont common stock or IFF common stock does not trade on any of the Valuation Dates, the calculated per-share value of DuPont common stock and the calculated per-share value of N&B common stock will be determined using the daily VWAP of DuPont common stock and IFF common stock on the preceding full trading day or days, as the case may be, on which both DuPont common stock and IFF common stock did trade.

Since the Exchange Offer is scheduled to expire at 11:59 p.m., New York City time, on the last day of the Exchange Offer period, and the final exchange ratio will be announced by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be                    , 2021) immediately preceding the expiration date of the Exchange Offer (currently expected to be                    , 2021), unless the Exchange Offer is extended or terminated, you will be able to tender or withdraw your shares of DuPont common stock after the final exchange ratio is determined. The timing of such announcement will therefore provide each holder of DuPont common stock with two full business days after knowing the final exchange ratio and whether the upper limit is in effect during which to decide whether to tender or withdraw their shares in the Exchange Offer. For more information on validly tendering and properly withdrawing your shares, see “—Procedures for Tendering” and “—Withdrawal Rights.”

For the purposes of illustration, the table below indicates the number of shares of N&B common stock that you would receive per share of DuPont common stock, calculated on the basis described above and taking into account the limit described above, assuming a range of averages of the daily VWAP of DuPont common stock and IFF common stock on the Valuation Dates. The first row of the table below shows the indicative calculated per-share value of DuPont common stock, the indicative calculated per-share value of N&B common stock and the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on                    , 2020, based on the daily VWAPs of DuPont common stock and IFF common stock on                    , 2020,    , 2020 and                    , 2020. The table also shows the effects of a 10% increase or decrease in either or both the calculated per-share value of DuPont common stock and the calculated per-share value of N&B common stock based on changes relative to the values of                    , 2020.

DuPont Common Stock	IFF Common Stock	Calculated Per-Share Value of DuPont Common Stock(A)	Calculated Per- Share Value of N&B Common Stock (Before The % Discount)(B)	Shares of N&B Common Stock To Be Received Per Share of DuPont Common Stock Tendered (The Exchange Ratio)(C)	Calculated Value Ratio(D)
As of , 2020	As of , 2020
Down 10%	Up 10%
Down 10%	Unchanged
Down 10%	Down 10%
Unchanged	Up 10%
Unchanged	Down 10%
Up 10%	Up 10%
Up 10%	Unchanged
Up 10%	Down 10%

(A)	As of , 2020, the calculated per-share value of DuPont common stock equals the simple arithmetic average of daily VWAPs on each of the three prior trading dates ($ , $ and $ ).
(B)	As of , 2020, the calculated per-share value of N&B common stock equals the simple arithmetic average of daily IFF VWAPs on each of the three prior trading dates ($ , $ and $ ).
(C)	Calculated as A / (B*(1- %)) or equal to the upper limit, whichever is less.
(D)

The Calculated Value Ratio equals (i) the calculated per-share value of N&B common stock (B) multiplied by the exchange ratio (C), divided by (ii) the calculated per-share value of DuPont common stock (A), rounded to the nearest three decimals.

If the trading price of DuPont common stock were to increase during the last two full trading days prior to the expiration of the Exchange Offer, the average per-share value of DuPont common stock used to calculate the exchange ratio would likely be lower than the closing price of DuPont common stock on the expiration date of the Exchange Offer. As a result, you will receive fewer shares of N&B common stock and, therefore, effectively fewer shares of IFF common stock, for each $100 of DuPont common stock than you would have if that per-share value were calculated on the basis of the closing price of DuPont common stock on the expiration date of the Exchange Offer. Similarly, if the trading price of IFF common stock were to decrease during the last two full trading days prior to the expiration of the Exchange Offer, the average per-share value of N&B common stock used to calculate the exchange ratio would likely be higher than the closing price of IFF common stock on the expiration date of the Exchange Offer. This could also result in your receiving fewer shares of N&B common stock and, therefore, effectively fewer shares of IFF common stock, for each $100 of DuPont common stock than you would otherwise receive if that per-share value were calculated on the basis of the closing price of IFF common stock on the expiration date of the Exchange Offer.

The number of shares of DuPont common stock that may be accepted in the Exchange Offer may be subject to proration. Depending on the number of shares of DuPont common stock validly tendered, and not properly withdrawn in the Exchange Offer, and the final exchange ratio, determined as described above, DuPont may have to limit the number of shares of DuPont common stock that it accepts in the Exchange Offer through a proration process. Any proration of the number of shares accepted in the Exchange Offer will be determined on the basis of the proration mechanics described below under “—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of DuPont Common Stock.”

This prospectus and related documents are being sent to persons who directly held shares of DuPont’s common stock on                    , 2020 and brokers, banks and similar persons whose names or the names of whose nominees appear on DuPont’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of DuPont’s common stock.

Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of DuPont Common Stock

If, upon the expiration of the Exchange Offer, DuPont stockholders have validly tendered and not properly withdrawn more shares of DuPont common stock than DuPont is able to accept for exchange (taking into account the exchange ratio and the total number of shares of N&B common stock being offered in the Exchange Offer by DuPont), DuPont will accept for exchange the DuPont common stock validly tendered and not properly withdrawn by each tendering stockholder on a pro rata basis, based on the proportion that the total number of shares of DuPont common stock to be accepted bears to the total number of shares of DuPont common stock validly tendered and not properly withdrawn (rounded to the nearest whole number of shares of DuPont common stock), and subject to any adjustment necessary to ensure the exchange of all shares of N&B common stock being offered by DuPont in the Exchange Offer, except for tenders of odd-lots, as described below.

Except as otherwise provided in this section, beneficial holders (other than participants in the RSP) of fewer than 100 shares of DuPont common stock who validly tender all of their shares will not be subject to proration if the Exchange Offer is oversubscribed. Beneficial holders of 100 or more shares of DuPont common stock are not eligible for this preference.

Any beneficial holder (other than participants in the RSP) of fewer than 100 shares of DuPont common stock who wishes to tender all of the shares must complete the section entitled “Odd-Lot Shares” on the letter of transmittal. If your odd-lot shares are held by a broker for your account, you can contact your broker and request the preferential treatment.

DuPont will announce the preliminary proration factor for the Exchange Offer at                 and separately by press release promptly after the expiration of the Exchange Offer. Upon determining the number of shares of DuPont common stock validly tendered for exchange, DuPont will announce the final results, including the final proration factor for the Exchange Offer.

Any shares of DuPont common stock not accepted for exchange in the Exchange Offer as a result of proration or otherwise will be returned to the tendering stockholder promptly after the final proration factor for the Exchange Offer is determined.

For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fractional Shares

Following the consummation of the Exchange Offer, Merger Sub I will be merged with and into N&B, whereby N&B will continue as the surviving company and a wholly owned subsidiary of IFF. Each outstanding share of N&B common stock (except for shares of N&B common stock held by N&B as treasury stock or by DuPont, which will be canceled and cease to exist and no consideration will be delivered in exchange therefor) will be automatically converted into the right to receive a number of fully paid and nonassessable shares of IFF common stock such that immediately after the Merger such DuPont stockholders will collectively own approximately 55.4% of IFF common stock on a fully diluted basis, and IFF shareholders will collectively own approximately 44.6% of IFF common stock on a fully diluted basis, in each case excluding any overlaps in the pre-transaction stockholder bases (calculated as further described in “The Merger Agreement – Merger Consideration”). In this conversion of shares of N&B common stock into shares of IFF common stock, no fractional shares of IFF common stock will be delivered to holders of shares of N&B common stock. Instead, all fractional shares of IFF common stock that a holder of shares of N&B common stock would otherwise be entitled to receive as a result of the Merger will be aggregated by the Exchange Agent. The Exchange Agent will cause the whole shares obtained thereby to be sold on behalf of such holders of shares of N&B common stock that would otherwise be entitled to receive such fractional shares of IFF common stock in the Merger in the open market or otherwise, in each case at then prevailing market prices, and in no case later than five business days after the Merger. The Exchange Agent will make available the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and conveyance and similar taxes, on a pro rata basis, without interest, as soon as practicable to the holders of N&B common stock that would otherwise be entitled to receive such fractional shares of IFF common stock in the Merger.

Exchange of Shares of DuPont Common Stock

Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of the extension or amendment (see “The Exchange Offer—Conditions to Consummation of the Exchange Offer”)), DuPont will accept for exchange and will exchange, for shares of N&B common stock owned by DuPont, the DuPont common stock validly tendered, and not properly withdrawn, prior to the expiration of the Exchange Offer, promptly after the expiration date.

The exchange of DuPont common stock tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Offer Agent of (a) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of DuPont common stock in the Exchange Offer Agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the section below entitled “—Procedures for Tendering,” (b) the letter of transmittal for shares of DuPont common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

For purposes of the Exchange Offer, DuPont will be deemed to have accepted for exchange, and thereby exchanged, DuPont common stock validly tendered and not properly withdrawn if and when DuPont notifies the Exchange Offer Agent of its acceptance of the tenders of those shares of DuPont common stock pursuant to the Exchange Offer.

Upon the consummation of the Exchange Offer, DuPont will deliver to the Exchange Offer Agent a book-entry authorization representing all of the shares of N&B common stock being exchanged in the Exchange Offer (as well as all shares of N&B common stock being distributed in the Spin-Off) for the account of the DuPont stockholders that are entitled thereto, with instructions to hold the shares of N&B common stock for the account of the DuPont stockholders pending the Merger.

Upon surrender of the documents required by the Exchange Offer Agent, duly executed, each former holder of shares of DuPont common stock will receive from the Exchange Agent in exchange for their shares of N&B common stock shares of IFF common stock and/or cash in lieu of fractional shares of IFF common stock, as the case may be. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment. For the avoidance of doubt, those receiving shares of N&B common stock solely in the Spin-Off need not complete any documentation and they will receive first, their shares of N&B common stock (which shall not be transferable during the brief period in which they are held) and second, their shares of IFF common stock without any action on their part.

If DuPont does not accept for exchange any tendered shares of DuPont common stock for any reason pursuant to the terms and conditions of the Exchange Offer, shares tendered by book-entry transfer pursuant to the procedures set forth below in the section entitled “—Procedures for Tendering” will be credited to an account maintained within The Depository Trust Company promptly following expiration or termination of the Exchange Offer.

Procedures for Tendering

Shares Held in Certificated Form/Book-Entry DRS

If your shares of DuPont common stock are held in book-entry via the DRS, you must deliver to the Exchange Offer Agent a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents.

Shares Held Through a Broker, Dealer, Commercial Bank, Trust Company or Similar Institution

If you hold shares of DuPont common stock through a broker, dealer, commercial bank, trust company or similar institution and wish to tender your shares of DuPont common stock in the Exchange Offer, you should follow the instructions sent to you separately by that institution. In this case, you should not use a letter of transmittal to direct the tender of your DuPont common stock. If that institution holds shares of DuPont common stock through The Depository Trust Company, it must notify The Depository Trust Company and cause it to transfer the shares into the Exchange Offer Agent’s account in accordance with The Depository Trust Company’s procedures. The institution must also ensure that the Exchange Offer Agent receives an agent’s message from The Depository Trust Company confirming the book-entry transfer of your DuPont common stock. A tender by book-entry transfer will be completed upon receipt by the Exchange Offer Agent of an agent’s message, book-entry confirmation from The Depository Trust Company and any other required documents.

The term “agent’s message” means a message, transmitted by The Depository Trust Company to, and received by, the Exchange Offer Agent and forming a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares of DuPont common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal (including the instructions thereto) and that DuPont may enforce that agreement against the participant.

The Exchange Offer Agent will establish an account with respect to the shares of DuPont common stock at The Depository Trust Company for purposes of the Exchange Offer, and any eligible institution that is a participant in The Depository Trust Company may make book-entry delivery of shares of DuPont common stock by causing The Depository Trust Company to transfer such shares into the Exchange Offer Agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedure for the transfer. Delivery of documents to The Depository Trust Company does not constitute delivery to the Exchange Offer Agent.

Shares Held in the RSP

If the offer to exchange shares of DuPont common stock for N&B common stock (which will be automatically converted to shares of IFF common stock in the Merger) is oversubscribed, the number of shares of DuPont common stock that you elect to exchange will be reduced on a pro rata basis. Any proration of the number of shares accepted in the Exchange Offer will be determined on the basis of the proration mechanics described under “Terms of the Exchange Offer—Proration.”

General Instructions

Do not send letters of transmittal to DuPont, IFF, N&B or the information agent. Letters of transmittal for DuPont common stock should be sent to the Exchange Offer Agent at an address listed on the letter of transmittal. Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity who sign a letter of transmittal or stock powers must indicate the capacity in which they are signing and must submit evidence of their power to act in that capacity unless waived by DuPont.

The Exchange Offer Agent must receive the letter of transmittal for DuPont common stock at the address set forth on the back cover of this prospectus prior to the expiration of the Exchange Offer. Alternatively, in case of a book-entry transfer of DuPont common stock through The Depository Trust Company, the Exchange Offer Agent must receive the agent’s message and a book-entry confirmation prior to such time and date.

Letters of transmittal for DuPont common stock must be received by the Exchange Offer Agent. Please read carefully the instructions to the letter of transmittal you have been sent. You should contact the information agent if you have any questions regarding tendering your DuPont common stock.

Signature Guarantees

Signatures on all letters of transmittal for DuPont common stock must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being a “U.S. eligible institution”), except in cases in which shares of DuPont common stock are tendered for the account of a U.S. eligible institution.

If shares of DuPont common stock held through the DRS are registered in the name of a person other than the person who signs the letter of transmittal, the letter of transmittal must be accompanied by appropriate stock powers signed exactly as the name or names of the registered owner or owners appear on the letter of transmittal accompanying the tender of shares of DuPont common stock held through the DRS without alteration, enlargement or any change whatsoever, with the signature(s) on the letter of transmittal or stock powers guaranteed by an eligible institution.

Guaranteed Delivery Procedures

If you wish to tender shares of DuPont common stock pursuant to the Exchange Offer but (i) you cannot deliver the shares or other required documents to the Exchange Offer Agent on or before the expiration date of the Exchange Offer or (ii) you cannot comply with the procedures for book-entry transfer through The Depository Trust Company on a timely basis, you may still tender your DuPont common stock, so long as all of the following conditions are satisfied:

•	you must make your tender by or through a U.S. eligible institution;

•

on or before the expiration date, the Exchange Offer Agent must receive a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by DuPont, in the manner provided below; and

•

no later than 5:00 p.m. on the second NYSE trading day after the date of execution of such notice of guaranteed delivery, the Exchange Offer Agent must receive: (i) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of DuPont common stock in the Exchange Offer Agent’s account at The Depository Trust Company, (ii) a letter of transmittal for shares of DuPont common stock properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through The Depository Trust Company, an agent’s message and (iii) any other required documents.

Registered stockholders (including any participant in The Depository Trust Company whose name appears on a security position listing of The Depository Trust Company as the owner of DuPont common stock) may transmit the notice of guaranteed delivery by e-mail transmission or mail it to the Exchange Offer Agent. If you hold DuPont common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any notice of guaranteed delivery on your behalf.

Tendering Your Shares After the Final Exchange Ratio Has Been Determined

DuPont will announce the final exchange ratio used to determine the number of shares that can be received for each share of DuPont common stock accepted in the Exchange Offer by press release, and it will be available on the website                , in each case by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be                    , 2021) immediately preceding the expiration date of the Exchange Offer (currently expected to be                    , 2021), unless the Exchange Offer is extended or terminated.

If you are a registered stockholder of DuPont common stock, then it is unlikely that you will be able to deliver an original executed letter of transmittal to the Exchange Offer Agent prior to the expiration of the Exchange Offer at 11:59 p.m., New York City time, on the expiration date. Accordingly, in such a case, if you wish to tender your shares after the final exchange ratio has been determined, you will generally need to do so by means of delivering a notice of guaranteed delivery and complying with the guaranteed delivery procedures described above. If you hold DuPont common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your shares on your behalf.

The Depository Trust Company is expected to remain open until 5:00 p.m., New York City time, on the last trading day prior to the expiration of the Exchange Offer, which is also the expiration date, and institutions may be able to process tenders for DuPont common stock through The Depository Trust Company during that time (although there is no assurance that this will be the case). Once The Depository Trust Company has closed, participants in The Depository Trust Company whose name appears on a Depository Trust Company security position listing as the owner of DuPont common stock will still be able to tender their DuPont common stock by delivering a notice of guaranteed delivery to the Exchange Offer Agent via e-mail so long as it is received prior to the expiration of the Exchange Offer.

If you hold DuPont common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any notice of guaranteed delivery on your behalf. It will generally not be possible to direct such an institution to submit a notice of guaranteed delivery once that institution has closed for the day. Stockholders should consult with the institution through which they hold shares on the procedures that must be complied with and the time by which such procedures must be completed in order for that institution to provide a notice of guaranteed delivery on such holder’s behalf prior to 11:59 p.m., New York City time, on the expiration date. In addition, any such institution, if it is not an eligible institution, will need to obtain a Medallion guarantee from an eligible institution in the form set forth in the applicable notice of guaranteed delivery in connection with the delivery of those shares.

If the upper limit on the number of shares that can be received for each share of DuPont common stock validly tendered is in effect, then the exchange ratio will be fixed at the limit.

Effect of Tenders

A tender of DuPont common stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the Exchange Offer as well as your representation and warranty to DuPont that (1) you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares of DuPont common stock or other securities issued or issuable in respect of such shares), (2) when the same are accepted for exchange, DuPont will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims, and (3) you own the shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares of DuPont common stock for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares of DuPont common stock tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the shares of DuPont common stock tendered and such person will acquire such shares for tender by conversion, exchange or exercise and (2) will cause such shares to be delivered in accordance with the terms of this prospectus. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The exchange of DuPont common stock validly tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Offer Agent of (a) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of DuPont common stock in the Exchange Offer Agent’s account at The Depository Trust Company, (b) the letter of transmittal for shares of DuPont common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

Appointment of Attorneys-in-Fact and Proxies

By executing a letter of transmittal as set forth above, you irrevocably appoint DuPont’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of DuPont common stock tendered and accepted for exchange by DuPont and with respect to any and all other DuPont common stock and other securities issued or issuable in respect of the DuPont common stock on or after the expiration of the Exchange Offer. That appointment is effective when and only to the extent that DuPont deposits the shares of N&B common stock for the shares of DuPont common stock that you have tendered with the Exchange Offer Agent. All such proxies will be considered coupled with an interest in the tendered shares of DuPont common stock and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). DuPont’s designees will, with respect to the shares of DuPont common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. DuPont reserves the right to require that, in order for shares of DuPont common stock to be deemed validly tendered, immediately upon DuPont’s acceptance for exchange of those shares of DuPont common stock, DuPont must be able to exercise full voting rights with respect to such shares.

Determination of Validity

DuPont will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of DuPont common stock, in DuPont’s sole discretion, and its determination will be final and binding. DuPont reserves the absolute right to reject any and all tenders of DuPont common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. In the event a stockholder disagrees with such determination, he or she may seek to challenge such determination in a court of competent jurisdiction. DuPont also reserves the absolute right to waive any of the conditions of the Exchange Offer, or any defect or irregularity in the tender of any shares of DuPont common stock. No tender of shares of DuPont common stock is valid until all defects and irregularities in tenders of shares of DuPont common stock have been cured or waived. Neither DuPont nor the Exchange Offer Agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in the tender of any shares of DuPont common stock or will incur any liability for failure to give any such notification. DuPont’s interpretation of the terms and conditions of the Exchange Offer (including the letter of transmittal and instructions thereto) will be final and binding. Notwithstanding the foregoing, DuPont stockholders may challenge any such determination in a court of competent jurisdiction.

Binding Agreement

The tender of DuPont common stock pursuant to any of the procedures described above, together with DuPont’s acceptance for exchange of such shares pursuant to the procedures described above, will constitute a binding agreement between DuPont and you upon the terms of, and subject to, the conditions to the Exchange Offer. See “—Conditions to Consummation of the Exchange Offer.”

The method of delivery of shares of DuPont common stock and all other required documents, including delivery through The Depository Trust Company, is at your option and risk, and the delivery will be deemed made only when actually received by the Exchange Offer Agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Partial Tenders

If shares of DuPont common stock are delivered and not accepted due to proration or a partial tender, (i) shares of DuPont common stock held through the DRS that were delivered will remain in book-entry form in the holder’s name and (ii) shares of DuPont common stock held through The Depository Trust Company will be credited back through The Depository Trust Company in book-entry form.

If you validly withdraw your shares of DuPont common stock or the Exchange Offer is not completed, (i) shares of DuPont common stock held through the DRS that were delivered will remain in book-entry form in the holder’s name and (ii) shares of DuPont common stock held through The Depository Trust Company will be credited back through The Depository Trust Company in book-entry form.

Withdrawal Rights

Shares of DuPont common stock tendered pursuant to the Exchange Offer may be withdrawn at any time after the commencement of the Exchange Offer on                    , 2020 and before 11:59 p.m., New York City time, on the expiration date of the Exchange Offer (currently expected to be                    , 2021). Once DuPont accepts shares of DuPont common stock pursuant to the Exchange Offer, your tender is irrevocable. In addition, shares of DuPont common stock tendered pursuant to the Exchange Offer may be withdrawn after                    , 2020 (i.e., after the expiration of 40 business days from the commencement of the Exchange Offer), if DuPont does not accept your shares of DuPont common stock pursuant to the Exchange Offer by such date. Once DuPont accepts shares of DuPont common stock pursuant to the Exchange Offer, your tender is irrevocable.

For a withdrawal of shares of DuPont common stock to be effective, the Exchange Offer Agent must receive from you a written notice of withdrawal, in the form made available to you, at one of its addresses or the e-mail address set forth on the back cover of this prospectus, and your notice must include your name and the number of shares of DuPont common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.

If shares of DuPont common stock have been tendered pursuant to the procedures for book-entry tender discussed in the section entitled “—Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with the procedures of The Depository Trust Company.

DuPont will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and its decision will be final and binding, subject to the rights of the tendering stockholders to challenge DuPont’s determination in a court of competent jurisdiction. Neither DuPont nor the Exchange Offer Agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.

Any shares of DuPont common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer. However, you may re-tender withdrawn DuPont common stock by following one of the procedures discussed in the section entitled “—Procedures for Tendering” at any time prior to the expiration of the Exchange Offer (or pursuant to the instructions sent to you separately).

Except for the withdrawal rights described above, any tender made under the Exchange Offer is irrevocable.

Withdrawing Your Shares After the Final Exchange Ratio Has Been Determined

The final exchange ratio will be available no later than 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be                    , 2021) immediately preceding the expiration date of the Exchange Offer (currently expected to be                    , 2021). If you are a registered stockholder of DuPont common stock and you wish to withdraw your shares after the final exchange ratio has been determined, you must deliver a written notice of withdrawal or e-mail transmission notice of withdrawal to the Exchange Offer Agent prior to 11:59 p.m., New York City time, on the expiration date. Medallion guarantees will not be required for such withdrawal notices. If you hold DuPont common stock through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be delivered by that institution on your behalf. Stockholders should consult with the institution through which they hold shares on the procedures that must be complied with and the time by which such procedures must be completed in order for that institution to provide a notice of withdrawal on such holder’s behalf prior to 11:59 p.m., New York City time, on the expiration date.

The Depository Trust Company is expected to remain open until 5:00 p.m., New York City time on the last trading day prior to the expiration (which is also the expiration date), and institutions may be able to process withdrawals of DuPont common stock through The Depository Trust Company during that time (although there can be no assurance that this will be the case). Once The Depository Trust Company has closed, if you beneficially own shares of DuPont common stock that were previously delivered through The Depository Trust Company, then in order to properly withdraw your shares the institution through which your shares are held must deliver a written notice of withdrawal or e-mail transmission notice of withdrawal to the Exchange Offer Agent prior to 11:59 p.m., New York City time, on the expiration date. Such notice of withdrawal must be in the form of The Depository Trust Company’s notice of withdrawal, must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with The Depository Trust Company’s procedures. Shares can be properly withdrawn only if the Exchange Offer Agent receives a withdrawal notice directly from the relevant institution that tendered the shares through The Depository Trust Company.

If the upper limit on the number of shares of N&B common stock that can be exchanged for each share of DuPont common stock tendered is in effect, then the exchange ratio will be fixed at the limit.

Book-Entry Accounts

Certificates representing shares of N&B common stock will not be issued to holders of shares of DuPont common stock pursuant to the Exchange Offer. Rather than issuing certificates representing such shares of N&B common stock to tendering holders of shares of DuPont common stock, the Exchange Offer Agent will cause the shares of N&B common stock to be credited to records maintained by the Exchange Offer Agent for the benefit of the respective holders. Following the consummation of the Exchange Offer, Merger Sub I will be merged with and into N&B in the Merger and each share of N&B common stock will be automatically converted into the right to receive IFF common stock and cash in lieu of fractional shares of IFF common stock. In connection with the Exchange Offer, you will receive a letter of transmittal and instructions for use in obtaining the IFF common stock and cash in lieu of fractional shares of IFF into which your shares of N&B common stock held in book-entry accounts are converted. For the avoidance of doubt, stockholders of DuPont receiving shares of N&B and IFF common stock solely as a result of the Spin-Off, and who are not participating in the Exchange Offer, need not complete any letter of transmittal or take any other action to receive their shares. As promptly as practicable following the Merger and DuPont’s notice and determination of the final proration factor, if any, the Exchange Agent will credit the shares of IFF common stock into which the shares of N&B common stock have been converted to book-entry accounts maintained for the benefit of the DuPont stockholders who received shares of N&B common stock in the Exchange Offer and in the Spin-Off and will send these holders a statement evidencing their holdings of shares of IFF common stock.

Extension; Termination; Amendment

Extension, Termination or Amendment by DuPont

Subject to its compliance with the Separation Agreement, DuPont expressly reserves the right, in its sole discretion, at any time and from time to time to extend the period of time during which the Exchange Offer is open and thereby delay acceptance for payment of, and the payment for, any shares of DuPont common stock validly tendered and not properly withdrawn in the Exchange Offer. For example, the Exchange Offer can be extended if any of the conditions to consummation of the Exchange Offer described in the next section entitled “—Conditions to Consummation of the Exchange Offer” are not satisfied or waived prior to the expiration of the Exchange Offer. If the Exchange Offer is extended, the Valuation Dates will reset to the period of three consecutive trading days ending on and including the second trading day preceding the revised expiration date, as may be extended.

Subject to its compliance with the Separation Agreement, DuPont expressly reserves the right, in its sole discretion, to amend the terms of the Exchange Offer in any respect prior to the expiration of the Exchange Offer, except that DuPont does not intend to extend the Exchange Offer other than in the circumstances described above.

If DuPont materially changes the terms of or information concerning the Exchange Offer or if DuPont waives a material condition of the Exchange Offer, it will extend the Exchange Offer if required by law. The SEC has stated that, as a general rule, it believes that an offer should remain open for a minimum of five business days from the date that notice of the material change is first given or in the event there is a waiver of a material condition to the Exchange Offer. The length of time will depend on the particular facts and circumstances.

As required by law, the Exchange Offer will be extended so that it remains open for a minimum of ten business days following the announcement if:

•	DuPont changes the method for calculating the number of shares of N&B common stock offered in exchange for each share of DuPont common stock; and

•	the Exchange Offer is scheduled to expire within ten business days of announcing any such change.

If DuPont extends the Exchange Offer, is delayed in accepting for exchange any shares of DuPont common stock or is unable to accept for exchange any shares of DuPont common stock under the Exchange Offer for any reason, then, without affecting DuPont’s rights under the Exchange Offer, the Exchange Offer Agent may retain all shares of DuPont common stock tendered on DuPont’s behalf. These shares of DuPont common stock may not be withdrawn except as provided in the section entitled “—Withdrawal Rights.”

DuPont’s reservation of the right to delay acceptance of any shares of DuPont common stock is subject to applicable law, which requires that DuPont pay the consideration offered or return the shares of DuPont common stock deposited promptly after the termination or withdrawal of the Exchange Offer.

DuPont will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled expiration date.

Method of Public Announcement

Subject to applicable law (including Rules 13e-4(d), 13e-4(e)(3) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Exchange Offer be promptly disclosed to stockholders in a manner reasonably designed to inform them of the change) and without limiting the manner in which DuPont may choose to make any public announcement, DuPont assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to PRNewswire.

Conditions to Consummation of the Exchange Offer

DuPont will not be required to complete and consummate the Exchange Offer and may extend or terminate the Exchange Offer, if, at the scheduled expiration of the Exchange Offer:

•

any condition precedent to the consummation of the Transactions (other than the Exchange Offer) pursuant to the Merger Agreement and Separation Agreement has not been satisfied or waived (except for the conditions precedent that will be satisfied at the time of the consummation of the Transactions) or for any reason the Transactions (other than the Exchange Offer) cannot be consummated promptly after consummation of the Exchange Offer (see “The Merger Agreement—Conditions to the Merger” and “The Separation Agreement—Conditions to the Distribution”);

•	the shares of IFF common stock to be issued in the Merger have not been authorized for listing on the NYSE;

•	any proceeding for the purpose of suspending the effectiveness of any registration statement of which this document is a part has been initiated by the SEC and not concluded or withdrawn;

•	the Merger Agreement or the Separation Agreement has been terminated;

•	DuPont has not received the Tax Opinion from DuPont’s counsel, dated as of the closing date of the Merger, on certain aspects of the anticipated non-taxable nature of the Transactions; or

•	any of the following conditions or events have occurred, or DuPont reasonably expects any of the following conditions or events to occur:

•

any action, litigation, suit, claim or proceeding is instituted that would be reasonably likely to enjoin, prohibit, restrain, make illegal, make materially more costly or materially delay the consummation of the Exchange Offer;

•

any injunction, order, stay, judgment, ruling, stipulation, determination, decree or award is issued, or any law, statute, rule, regulation, legislation, interpretation, governmental order or injunction is enacted, in each case, by any court, government, governmental authority or other regulatory or administrative authority having jurisdiction over DuPont, N&B or IFF, in each case, whether temporary, preliminary or permanent in nature, any of which would reasonably be likely to restrain, prohibit, enjoin, make illegal or delay consummation of the Exchange Offer;

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•

any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least    % in either the Dow Jones Average of Industrial Stocks or the Standard & Poor’s 500 Index within a period of 60 consecutive days or less occurring after                    , 2020;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

a commencement of a war (whether declared or undeclared) or the existence, occurrence or continuation of any armed hostilities, act of terrorism, pandemics (other than COVID-19), tsunamis, typhoons, hail storms, blizzards, tornadoes, droughts, cyclones, earthquakes, floods, hurricanes, tropical storms, fires or other natural or man-made disasters or acts of God or any national, international or regional calamity, which would reasonably be expected to affect materially and adversely, DuPont, N&B or IFF, or to delay materially, the consummation of the Exchange Offer;

•	if any of the situations above exist as of the commencement of the Exchange Offer, any material deterioration of the situation;

•

any condition or event (including, without limitation, those listed above) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of DuPont, N&B or IFF; or

•

a “market disruption event” (as defined below) occurs with respect to shares of DuPont common stock or IFF common stock on any of the Valuation Dates and such market disruption event has, in DuPont’s reasonable judgment, impaired the benefits of the Exchange Offer to DuPont.

Each of the foregoing conditions to the consummation of the Exchange Offer is independent of any other condition; the exclusion of any event from a particular condition above does not mean that such event may not be included in another condition.

If any of the above events occurs, DuPont may (in its sole discretion):

•	terminate the Exchange Offer and promptly return all tendered shares of DuPont common stock to tendering stockholders;

•

extend (subject to the terms of the Separation Agreement and Merger Agreement) the Exchange Offer and, subject to the withdrawal rights described in the section entitled “—Withdrawal Rights,” retain all tendered shares of DuPont common stock until the extended Exchange Offer expires;

•	amend the terms of the Exchange Offer; or

•	waive or amend any unsatisfied condition and, subject to any requirement to extend the period of time during which the Exchange Offer is open, complete the Exchange Offer.

These conditions are for the sole benefit of DuPont. DuPont may assert these conditions with respect to all or any portion of the Exchange Offer regardless of the circumstances giving rise to them (except any action or inaction by DuPont). DuPont expressly reserves the right, in its sole discretion, to waive any condition in whole or in part at any time prior to the expiration of the Exchange Offer. DuPont’s failure to exercise its rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time prior to the expiration of the Exchange Offer. All conditions to consummation of the Exchange Offer must be satisfied or waived by DuPont prior to the expiration of the Exchange Offer.

A “market disruption event” with respect to either DuPont common stock or IFF common stock means a suspension, absence or material limitation of trading of DuPont common stock or IFF common stock on the

NYSE for more than two hours of trading or a breakdown or failure in the price and trade reporting system of the NYSE, as a result of which the reported trading prices for DuPont common stock or IFF common stock on the NYSE during any half-hour trading period during the principal trading session in the NYSE are materially inaccurate, as determined by DuPont or the Exchange Offer Agent in its sole discretion, on the day with respect to which such determination is being made. For purposes of such determination, a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the NYSE.

Fees and Expenses

DuPont has retained                to act as the information agent and                to act as the Exchange Offer Agent in connection with the Exchange Offer. The information agent may contact holders of DuPont common stock by mail, e-mail, telephone and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Exchange Offer to beneficial owners. It is expected that the information agent and the Exchange Offer Agent each will receive reasonable compensation for its respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against specified liabilities in connection with their services, including liabilities under the federal securities laws.

None of the information agent or the Exchange Offer Agent has been retained to make solicitations or recommendations with respect to the Exchange Offer. The fees they receive will not be based on the number of shares of DuPont common stock tendered under the Exchange Offer.

DuPont will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of DuPont common stock under the Exchange Offer. DuPont will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

No broker, dealer, bank, trust company or fiduciary will be deemed to be DuPont’s agent or the agent of N&B, the information agent or the Exchange Offer Agent for purposes of the Exchange Offer.

Legal Limitations

This prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy or sell any shares of N&B common stock, shares of DuPont common stock or shares of IFF common stock in any jurisdiction in which the offer, sale or exchange is not permitted. It will not be possible to trade the shares of N&B common stock after the consummation of the Exchange Offer and prior to the consummation of the Merger or during any other period.

Certain Matters Relating to Non-U.S. Jurisdictions

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of DuPont, IFF or N&B has taken any action under non-U.S. regulations to facilitate a public offer to exchange the shares of DuPont common stock, IFF common stock or N&B common stock outside the United States. Accordingly, the ability of any non-U.S. person to tender shares of DuPont common stock in the Exchange Offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the Exchange Offer without the need for DuPont, IFF or N&B to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. stockholders should consult their advisors in considering whether they may participate in the Exchange Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of DuPont common stock, IFF common stock or N&B common stock that may apply in their home countries. None of DuPont, IFF or N&B can provide any assurance about whether such limitations may exist.

Distribution of N&B Common Stock Remaining After the Exchange Offer

DuPont is only offering                shares of N&B common stock in the Exchange Offer. All other shares of N&B common stock owned by DuPont that are not exchanged in the Exchange Offer, whether because they are not being offered in the Exchange Offer or because the Exchange Offer is not fully subscribed because an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered by DuPont are exchanged, will be distributed as a pro rata distribution to holders of DuPont common stock whose shares of DuPont common stock remain outstanding after the consummation of the Exchange Offer, referred to throughout this prospectus as the Spin-Off. The record date for the Spin-Off will be announced by DuPont, but DuPont intends for it to be following the completion of the Exchange Offer. Any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in the Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in the Spin-Off.

Upon the consummation of the Exchange Offer, DuPont will deliver to the Exchange Offer Agent a book-entry authorization representing all of the shares of N&B common stock being exchanged in the Exchange Offer (as well as all shares of N&B common stock being distributed in the Spin-Off) for the account of the DuPont stockholders that are entitled thereto, with instructions to hold the shares of N&B common stock for the account of the DuPont stockholders pending the Merger. Shares of IFF common stock will be delivered following the effectiveness of the Merger, pursuant to the procedures determined by the Exchange Offer Agent and Exchange Agent. See “The Exchange Offer—Terms of the Exchange Offer—Exchange of Shares of DuPont Common Stock.” The Exchange Offer is subject to the conditions to the Exchange Offer as further described in “The Exchange Offer—Conditions to Consummation of the Exchange Offer” of this prospectus. In addition to the conditions applicable to the Exchange Offer, the Distribution is subject to certain conditions set forth in the Separation Agreement and the Merger is subject to certain conditions set forth in the Merger Agreement. See “The Merger Agreement—Conditions to the Merger” and “The Separation Agreement—Conditions to the Distribution.”

If the Exchange Offer is terminated by DuPont without the exchange of shares, but the conditions to consummation of the Transactions have otherwise been satisfied, DuPont intends to distribute all shares of N&B common stock owned by DuPont on a pro rata basis to holders of DuPont common stock, with a record date to be announced by DuPont.

INFORMATION ON IFF

Overview

IFF is a leading innovator of sensory experiences that move the world. IFF’s creative capabilities, global footprint, regulatory and technological know-how provide IFF a competitive advantage in meeting the demands of its global, regional and local customers around the world. The 2018 acquisition of Frutarom solidified IFF’s position as an industry leader across an expanded portfolio of products, resulting in a broader customer base across small, mid-sized and large companies and an expansion to new adjacencies that provides a platform for significant cross-selling opportunities.

IFF’s product portfolio covers taste, scent and complementary adjacent products, and IFF has over 128,000 individual products that are provided to customers in approximately 200 countries. IFF’s global manufacturing footprint allows IFF to optimize its supply chain and support its global and regional customers. As of December 31, 2019, IFF had 104 manufacturing facilities and 82 creative centers and application laboratories located in 44 different countries. IFF currently anticipates that it will continue to optimize its global facilities footprint as it seeks opportunities to efficiently and cost-effectively deliver value to its global and regional customers.

For a more detailed description of the business of IFF, see IFF’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.”

IFF’s Business After the Transactions

The combination of IFF and the N&B Business is expected to create a global leader in high-value ingredients and solutions in the global Food & Beverage, Home & Personal Care and Health & Wellness markets. IFF expects that the companies’ complementary product portfolios will give the combined company leadership positions across key Taste, Texture, Scent, Nutrition, Enzymes, Cultures, Soy Proteins and Probiotics categories.

IFF expects the Transactions to have the following strategic benefits:

•

Best-in-class innovation portfolio to create differentiated offering and compelling value proposition. The combined company is expected to be a leader in the rapid consumer-driven industry evolution toward healthier “better for you” products. With leading research and development and applications development capabilities and an expanded customer base, the combined company is expected to significantly increase customer speed to market, create new efficiencies in product development and provide critical consumer insights for next-generation products.

•

Leading positions across high-value added ingredient categories. The combined company is expected to have first or second positions across attractive Taste, Texture, Scent, Nutrition, Cultures, Enzymes, Soy Proteins and Probiotics categories.

•

Highly attractive financial profile. Shareholders are expected to benefit from a highly profitable business with strong cash generation. IFF expects the combined company to generate attractive top-line growth and enhanced margins with further benefit from cost synergies and revenue growth opportunities. The combined company is expected to maintain IFF’s current dividend policy.

•

Shared culture and vision, a strategic asset to execution. IFF and N&B are customer-focused organizations with cultures that emphasize science and creativity. The combined company will benefit from the best of both organizations’ experienced leaders and talented teams. The shared commitment to sustainability, along with the combination of complementary capabilities, will allow the combined company to positively share the evolution of the industry.

Prior to the consummation of the Transactions, DuPont and the N&B Business have provided certain functions (such as treasury, cash management, tax compliance, benefits, corporate development, internal audit, purchasing and information systems) to each other. To enable IFF and DuPont to manage an orderly transition in the operation of the N&B Business, DuPont, N&B and IFF will enter into the Transition Services Agreements. Pursuant to the Transition Services Agreements, DuPont and N&B (or certain of their affiliates) will provide each other with certain limited transition services from the period beginning on the date of the Distribution and generally ending by a date to be agreed between DuPont and IFF, or a shorter or longer period for certain specific services. See “Other Agreements – Transition Services Agreements.”

IFF’s Liquidity and Capital Resources After the Transactions

Overview

As of December 31, 2019, IFF had total assets of $13,287.4 million, current liabilities of $1,552.2 million and long-term debt of $3,997.4 million. Following the consummation of the Transactions, IFF’s total assets and liabilities will increase significantly. As of December 31, 2019, on a pro forma basis (as described in the section of this document entitled “Unaudited Condensed Combined Pro Forma Financial Statements of IFF and the N&B Business”), IFF would have had total assets of $42,673.8 million, current liabilities of $2,484.1 million and long-term debt of $11,435.2 million as of December 31, 2019. IFF’s cash from operations was $699.0 million for the fiscal year ended December 31, 2019. IFF also expects its cash from operations to increase significantly as a result of the consummation of the Transactions and the integration of the N&B Business.

IFF expects its interest expense to increase significantly as a result of the consummation of the Transactions. For the year ended December 31, 2019, on a pro forma basis (as described in the section of this document entitled “Unaudited Condensed Combined Pro Forma Financial Statements of IFF and the N&B Business”), IFF would have incurred additional interest expense of $498.4 million in connection with the N&B Debt Financing. See the section of this document entitled “Debt Financing.”

IFF expects to realize cost synergies of approximately $300 million on a run-rate basis by the end of the third year following the consummation of the Transactions. These cost synergies are expected to be driven by procurement excellence, streamlining overhead and manufacturing efficiencies. In addition, IFF’s target is to deliver more than $400 million in run-rate revenue synergies by the end of the third year following the consummation of the Transactions, which would result in more than $175 million of EBITDA, driven by cross-selling opportunities and leveraging the expanded capabilities across a broader customer base. IFF expects to incur significant, one-time costs in connection with the Transactions of approximately $355 million in transaction-related costs (before accounting for an estimated $40 million of capital expenditure synergies) over the first three years following the consummation of the Transactions that IFF management believes are necessary to realize the anticipated synergies from the Transactions. No assurances of the timing or amount of synergies able to be captured, or the costs necessary to achieve those synergies, can be provided.

In connection with the Transactions, N&B will be the initial borrower under the Term Loan Facility (and, if necessary, the Bridge Facility) and the initial issuer of the Notes, incurring total indebtedness of approximately $7.5 billion. Following the consummation of the Transactions, all obligations of N&B with respect to the Term Loan Facility and the Bridge Facility (or, if applicable, the Notes) will be guaranteed by IFF or at the election of N&B and IFF, IFF may assume these N&B obligations, which assumption is expected to occur after the Second Merger. In addition, following the Merger, by virtue of the fact N&B will be a wholly owned subsidiary of IFF, the consolidated indebtedness of IFF and its subsidiaries will include the indebtedness incurred by N&B in the debt financings completed prior to the Distribution (See “Debt Financing”).

IFF anticipates that its primary sources of liquidity for working capital and operating activities will be cash from operations and borrowings under its existing credit facilities. IFF expects that these sources of liquidity will be sufficient to make required payments of interest on the outstanding IFF debt and to fund working capital and capital expenditure requirements, including the significant one-time costs relating to the Transactions described above. IFF expects that it will be able to comply with the financial and other covenants of its existing debt arrangements and the covenants under the agreements governing the Term Loan Facility, the Bridge Facility (if applicable) and the indenture governing the Notes.

For more information on the N&B Business’s and IFF’s existing sources of liquidity, see the section of this document entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the N&B Business” and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in IFF’s Annual Report on Form 10-K for the year ended December 31, 2019, which is filed with the SEC and incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.”

Directors and Officers of IFF Before and After the Transactions

Board of Directors

The IFF board of directors currently consists of eleven directors. As of immediately following the effective time of the Merger, IFF’s board of directors will consist of 13 directors, including seven directors from IFF and six individuals selected by the DuPont board of directors. See “The Transactions—Board of Directors and Management of IFF Following the Transactions.” Listed below is the biographical information for each person who is currently a director of IFF.

Marcello V. Bottoli, 58, has been a director of IFF since 2007. Mr. Bottoli is a Partner at Es Vedra Capital Advisors LLP, an advisory and investment firm dedicated to venture capital and growth equity. Since October 2019, Mr. Bottoli also serves as Managing Partner of EVCP Growth Equity LLP, a U.K. based advisory company to EVCP Growth Equity GP II S.a.r.l., a private equity fund with a focus on consumer lifestyle companies. Previously, Mr. Bottoli was an Operating Partner at Boston-based Advent International, a private equity firm, between 2010 and 2015. Mr. Bottoli also served as Interim Chief Executive Officer of Pandora A/S, a designer, manufacturer and marketer of hand-finished and modern jewelry, from August 2011 until March 2012. Mr. Bottoli served as President and Chief Executive Officer of Samsonite Inc., a luggage manufacturer and distributor, from March 2004 through January 2009, and President and Chief Executive Officer of Louis Vuitton Malletier, a manufacturer and retailer of luxury handbags and accessories, from 2001 through 2002. Previously, Mr. Bottoli held a number of roles with Benckiser N.V., and then Reckitt Benckiser plc, a home, health and personal care products company, following the merger of Benckiser with Reckitt & Colman Ltd.

Michael L. Ducker, 66, has been a director of the IFF board of directors of directors since 2014. Mr. Ducker served as President and Chief Executive Officer of FedEx Freight from January 2015 – August 2018. In that role, he provided strategic direction for FedEx’s less-than-truckload (LTL) companies throughout North America and for FedEx Custom Critical, a leading carrier of time sensitive, critical shipments. Mr. Ducker was formerly the Chief Operating Officer and President of International for FedEx Express, where he led all customer-facing aspects of the company’s U.S. operations and its international business, spanning more than 220 countries and territories across the globe. Mr. Ducker also oversaw FedEx Trade Networks and FedEx Supply Chain. During his FedEx career, which began in 1975, Mr. Ducker has also served as president of FedEx Express Asia Pacific in Hong Kong and led the Southeast Asia and Middle East regions from Singapore, as well as Southern Europe from Milan, Italy.

David R. Epstein, 58, has been a director of IFF since 2016. Mr. Epstein is an Executive Partner at Flagship Pioneering, a biotechnology venture creation firm focused on life sciences companies, where he has served since January 2017. Previously, Mr. Epstein served as Division Head and CEO of Novartis Pharmaceuticals, a division of Novartis AG, a Swiss multinational pharmaceutical company, from January 2010 until July 2016. In addition, Mr. Epstein was a member of Novartis’s Executive Committee. From September 2000 to February 2010, Mr. Epstein served as President and Chief Executive Officer of Novartis Oncology division. He joined Sandoz, the predecessor of Novartis, in 1989 and held various leadership positions of increasing responsibility, including Chief Operating Officer of Novartis Pharmaceuticals Corporation in the United States and Global Head of Novartis Specialty Medicines until August 2000. Before joining Sandoz, Mr. Epstein was an associate in the strategy practice of Booz Allen Hamilton, a consulting firm.

Roger W. Ferguson, 68, has been a director of IFF since 2010. Mr. Ferguson has been the President and Chief Executive Officer of TIAA (formerly TIAA-CREF) since 2008. Prior to joining TIAA, Mr. Ferguson served as Chairman of Swiss Re America Holding Corporation, a global insurance company, from 2006 to 2008. Mr. Ferguson served as Vice Chairman of the Board of Governors of the U.S. Federal Reserve System from 1999 to 2006. He represented the Federal Reserve on several international policy groups and served on key Federal Reserve System committees, including Payment System Oversight, Reserve Bank Operations and Supervision and Regulation. In addition, Mr. Ferguson led the Federal Reserve’s initial response on 9/11. From 1984 to 1997, Mr. Ferguson was an associate and partner at McKinsey & Company.

John F. Ferraro, 65, has been a director of IFF since 2015. Mr. Ferraro was the Executive Vice President, Strategy and Sales of Aquilon Energy Services, a software company for the energy industry from February 2019 to July 2019. He was the Global Chief Operating Officer of Ernst & Young, a leading professional services firm, from 2007 to January 2015. In that role, he was responsible for the overall operations and services of Ernst & Young worldwide. Prior to the COO role, Mr. Ferraro served in several leadership positions, including as Global Vice Chair of Audit and as the senior advisory partner on some of the firm’s largest accounts. Mr. Ferraro began his career with Ernst & Young Milwaukee in 1976 and has served a variety of global companies. He has worked in Europe (London and Rome), throughout the Midwest (Chicago, Cleveland and Kansas City) and New York.

Andreas Fibig, 58, has been a Chairman of the IFF board of directors and Chief Executive Officer of IFF since 2014 and a director of IFF since 2011. Previously, he served as President and Chairman of the Board of Management of Bayer HealthCare Pharmaceuticals, the pharmaceutical division of Bayer AG, from September 2008 to September 2014. Prior to that position, Mr. Fibig held a number of positions of increasing responsibility at Pfizer Inc., a research-based pharmaceutical company, including as Senior Vice President of the US Pharmaceutical Operations group from 2007 through 2008 and as President, Latin America, Africa and Middle East from 2006 through 2007.

Christina Gold, 72, has been a director of IFF since 2013. From September 2006 until September 2010, Ms. Gold was Chief Executive Officer, President and a director of The Western Union Company, a leader in global money movement and payment services. She was President of Western Union Financial Services, Inc. and Senior Executive Vice President of First Data Corporation, former parent company of The Western Union Company and provider of electronic commerce and payment solutions, from May 2002 to September 2006. Prior to that, Ms. Gold served as Vice Chairman and Chief Executive Officer of Excel Communications, Inc., a former telecommunications and e-commerce services provider, from October 1999 to May 2002. From 1998 to 1999, Ms. Gold served as President and CEO of Beaconsfield Group, Inc., a direct selling advisory firm that she founded. Prior to founding Beaconsfield Group, Ms. Gold spent 28 years (from 1970 to 1998) with Avon Products, Inc., a leading global beauty company, in a variety of positions, including as Executive Vice President, Global Direct Selling Development, Senior Vice President and later President of Avon North America, and Senior Vice President & CEO of Avon Canada.

Katherine M. Hudson, 73, has been a director of IFF since 2008. As Chairperson, President and Chief Executive Officer of Brady Corporation, a global manufacturer of identification solutions and specialty industrial products, from 1994 until 2004. Her prior experience during 24 years with Eastman Kodak, an imaging technology products provider, covered various areas of responsibility, including systems analysis, supply chain, finance and information technology. Her general management experience spans both commercial and consumer product lines.

Dale F. Morrison, 71, has been a director of IFF since 2011. Mr. Morrison is a founding partner of Twin Ridge Capital Management, a private equity firm, since 2016. Prior to Twin Ridge, he founded TriPointe Capital Partners in 2011. From 2004 until 2011, Mr. Morrison served as the President and Chief Executive Officer of McCain Foods Limited, an international leader in the frozen food industry. A food industry veteran, his experience includes service as Chief Executive Officer and President of Campbell Soup Company, various roles at General Foods and PepsiCo and as an operating partner of Fenway Partners, a private equity firm.

Li-Huei Tsai, Ph.D., 60, has been a director of IFF since 2019. Dr. Li-Huei Tsai is Picower Professor and Director of the Picower Institute for Learning and Memory at the Massachusetts Institute of Technology. Previously, Li-Huei was an investigator at Howard Hughes Medical Institute. Ms. Tsai also served as a Professor at Harvard Medical School from 1994-2006. She holds a Ph.D. from the University of Texas Southwestern Medical Center at Dallas, and received postdoctoral training at Cold Spring Harbor laboratory and Massachusetts General Hospital.

Stephen Williamson, 53, has been a director of IFF since 2017. Mr. Williamson currently serves as Senior Vice President and Chief Financial Officer at Thermo Fisher Scientific, a leader in life sciences and healthcare technologies. Appointed to this role in August 2015, Mr. Williamson is responsible for the company’s finance, tax, treasury and investor relations functions. He joined Thermo Fisher in 2001 as Vice President, European Financial Operations, based in the U.K., and oversaw its integration activities across Europe. In 2004, Mr. Williamson moved to the U.S. and held finance leadership roles for many of Thermo Fisher’s operating businesses. In 2008, he became Vice President of Financial Operations for the company and led the finance function supporting all businesses. Prior to Thermo Fisher, Mr. Williamson served as Vice President and Chief Financial Officer, Asia Pacific for Honeywell International (formerly AlliedSignal) in Singapore and held other finance roles in corporate development and operational finance. He began his career with Price Waterhouse in the transaction support group and the audit practice, working in both London and New York.

The IFF board of directors has determined that all of its members, except Mr. Fibig, constituting a majority, satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Exchange Act.

In addition, as of immediately following the effective time of the Merger, IFF’s board of directors will include seven directors from IFF serving on its board of directors immediately before the effective time of the Merger and six DuPont director appointees until IFF’s Annual Meeting in 2022, when there will be six directors from each of IFF and DuPont. Andreas Fibig will continue to serve as Chairman and CEO of IFF. Current DuPont Executive Chairman and CEO Ed Breen will join the board of IFF following the effective time of the Merger as a DuPont appointee and will serve as Lead Independent Director upon the later of June 1, 2021 and the closing date of the Merger.

Executive Officers

Following the Merger, Andreas Fibig will continue to serve as Chairman and CEO of IFF. It is expected that the management team of the combined business will consist of members of both IFF’s current management team and management team members from the N&B Business. IFF and N&B have formed an Integration Office, comprised of leaders from both companies, to manage the integration of the companies.

Listed below is the biographical information for each person who is currently an executive officer of IFF:

Andreas Fibig, 58, has served as IFF’s Chairman since December 2014 and Chief Executive Officer since September 2014. Mr. Fibig has been a member of IFF Board of Directors since 2011. From 2008 to 2014, Mr. Fibig served as President and Chairman of the Board of Management of Bayer HealthCare Pharmaceuticals, the pharmaceutical division of Bayer AG. Prior to Bayer HealthCare Pharmaceuticals, Mr. Fibig held a number of positions of increasing responsibility at Pfizer Inc., a research-based pharmaceutical company, including as Senior Vice President in the US Pharmaceutical Operations group from 2007 through 2008 and as President, Latin America, Africa and Middle East from 2006 through 2007.

Rustom Jilla, 59, has served as IFF’s Executive Vice President and Chief Financial Officer since January 2020. From July 2015 to January 2020, Mr. Jilla served as Executive Vice President and Chief Financial Officer of MSC Industrial Direct Co., Inc., a distributor of metalworking and maintenance repair operations, products and services. From April 2013 to September 2014, Mr. Jilla served as CFO for Dematic Group, a European based global provider of warehouse logistics and inventory management solutions. Prior to that Mr. Jilla was CFO of

Ansell Limited, an Australian-listed global leader in protective solutions from September 2002 to April 2013. Before that, Mr. Jilla held various leadership positions in finance and product management at PerkinElmer Inc. and The BOC Group, a British public multinational industrial gas company, in the U.S. and New Zealand. He began his career in auditing with PricewaterhouseCoopers LLP in Sri Lanka.

Richard A. O’Leary, 60, has served as IFF’s Executive Vice President and Integration Officer since January 2020. Previously, Mr. O’Leary served as IFF’s Executive Vice President and Chief Financial Officer since October 2016. Mr. O’Leary originally joined IFF in July 2007. Mr. O’Leary was IFF’s Senior Vice President, Controller and Chief Accounting Officer from July 2015 until his appointment as Chief Financial Officer, and served as IFF’s Vice President and Controller from May 2009 to November 2014. Mr. O’Leary served as IFF’s Interim Chief Financial Officer from November 2014 to July 2015 and from July 2008 to May 2009. Mr. O’Leary was also IFF’s Vice President, Corporate Development from July 2007 to May 2009. Prior to joining IFF, Mr. O’Leary held various positions at International Paper Co., a paper and packaging company, which he originally joined in 1986, including Chief Financial Officer of International Paper Company (Brazil) from June 2004 to June 2007. Prior to International Paper Co., Mr. O’Leary was with Arthur Young & Co.

Nicolas Mirzayantz, 57, has served as IFF’s Divisional Chief Executive Officer, Scent since October 2018. Mr. Mirzayantz originally joined IFF in 1988 and was IFF’s Group President, Fragrances from January 2007 to October 2018. Mr. Mirzayantz also served as a member of IFF’s Temporary Office of the Chief Executive Officer from October 1, 2009 until February 2010, IFF’s Senior Vice President, Fine Fragrance and Beauty Care and Regional Manager, North America from March 2005 to December 2006, IFF’s Senior Vice President, Fine Fragrance and Beauty Care from October 2004 to February 2005, and IFF’s Vice President Global Fragrance Business Development from February 2002 to September 2004.

Nicolas Mirzayantz, 57, has served as IFF’s Divisional Chief Executive Officer, Scent since October 2018. Mr. Mirzayantz originally joined IFF in 1988 and was IFF’s Group President, Fragrances from January 2007 to October 2018. Mr. Mirzayantz also served as a member of IFF’s Temporary Office of the Chief Executive Officer from October 1, 2009 until February 2010, IFF’s Senior Vice President, Fine Fragrance and Beauty Care and Regional Manager, North America from March 2005 to December 2006, IFF’s Senior Vice President, Fine Fragrance and Beauty Care from October 2004 to February 2005, and IFF’s Vice President Global Fragrance Business Development from February 2002 to September 2004.

Matthias Haeni, 54, has served as IFF’s Divisional Chief Executive Officer, Taste since October 2018. Mr. Haeni joined IFF in 2007 as Regional General Manager, Flavors Greater Asia and was IFF’s Group President, Flavors from April 2014 to October 2018. In 2010, Mr. Haeni transferred to Hilversum, The Netherlands where he served as Regional General Manager for Flavors in Europe, Africa, and the Middle East (“EAME”). Prior to joining IFF, Mr. Haeni was based in Singapore as Givaudan’s Vice President of Commercial Flavors, Southeast Asia Pacific and held similar positions throughout EAME.

Gregory Yep, 55, has served as IFF’s Executive Vice President, Chief Global Scientific & Sustainability Officer since June 2016. Prior to joining IFF, Dr. Yep was Senior Vice President of Research, Development & Applications with The Kerry Group from January 2015 to June 2016. Prior to The Kerry Group, Dr. Yep was Senior Vice President of R&D at PepsiCo from June 2009 to December 2015 and was Global Vice President, Application Technologies at Givaudan Flavors and Fragrances from December 2005 to June 2009. Earlier in his career, Dr. Yep was at McCormick & Company, where he held executive roles of increasing responsibility in food science. Dr. Yep holds a bachelor’s degree in biology and chemistry from the University of Pennsylvania and master’s degree and Ph.D. in organic chemistry from Johns Hopkins University.

Susana Suarez-Gonzalez, 51, has served as IFF’s Executive Vice President, Chief Human Resources Officer since November 2016. Prior to joining IFF, Ms. Gonzalez was Senior Vice President, Global Operations & Centers Expertise, Human Resources of Fluor Corporation from 2014 to 2016. Ms. Gonzalez began her career at Fluor Corporation in 1991, and during her 25 years with the company, she held various leadership positions across several business groups and functions including construction, marketing, sales, project engineering and human resources.

Anne Chwat, 61, has served as IFF’s Executive Vice President, General Counsel and Corporate Secretary since August 2015 and as IFF’s Senior Vice President, General Counsel and Corporate Secretary from April 2011 to August 2015. Prior to joining IFF, Ms. Chwat served as Executive Vice President and General Counsel of Burger King Holdings, Inc., a fast food hamburger restaurant company, from September 2004 to April 2011. From September 2000 to September 2004, Ms. Chwat held various positions at BMG Music (now Sony Music Entertainment), including Senior Vice President, General Counsel and Chief Ethics and Compliance Officer.

Francisco Fortanet, 51, has served as IFF’s Executive Vice President, Operations since August 2015 and as Senior Vice President, Operations from February 27, 2012 to August 2015. In 2018, he was named Frutarom Integration lead. Mr. Fortanet joined IFF in 1995, and has served as IFF’s Vice President, Global Manufacturing Compounding from January 2007 to February 2012, IFF’s Vice President, Global Manufacturing from January 2006 to January 2007, IFF’s Regional Director of North America Operations from December 2003 to January 2005, the Project Manager of a special project in Ireland from May 2003 to December 2003, and as IFF’s Plant Manager in Hazlet, New Jersey from October 1999 to May 2003. Mr. Fortanet started his career in IFF-Mexico.

INFORMATION ON DUPONT

DuPont is a Delaware corporation formed in 2015 (formerly, DowDuPont Inc.), for the purpose of effecting an all-stock merger of equals transactions between The Dow Chemical Company (“Historical Dow”) and E. I. du Pont de Nemours and Company (“Historical EID”) with the announced intent to separate its materials science, agriculture and specialty products businesses. Effective August 31, 2017, pursuant to the merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017 (“DWDP Merger Agreement”), Historical Dow and Historical EID each merged with subsidiaries of DowDuPont Inc. (“DowDuPont”) and, as a result, Historical Dow and Historical EID became subsidiaries of DowDuPont (the “DWDP Merger”).

On April 1, 2019, DuPont separated its materials science business by way of a pro rata spin-off of Dow Inc. (referred to herein as the “Dow Distribution”). On June 1, 2019, DuPont separated its agriculture business by way of a pro rata spin-off of Corteva, Inc. (referred to herein as the “Corteva Distribution”). Following the Dow Distribution and Corteva Distribution, DuPont holds the specialty products business. On June 1, 2019, DowDuPont changed its registered name from “DowDuPont Inc.” to “DuPont de Nemours, Inc.” doing business as “DuPont,” and beginning on June 3, 2019, DuPont’s common stock is traded on the NYSE under the ticker symbol “DD”. DuPont’s principal executive offices are located at 974 Centre Road, Building 730, Wilmington, Delaware 19805 and its telephone number is (302) 774-3034. DuPont’s internet address is http://www.dupont.com. The information on DuPont’s website is not incorporated by reference into or part of this prospectus.

With about 35,000 employees worldwide, today DuPont is a global innovation leader with technology-based materials, ingredients and solutions that help transform industries and everyday life by applying diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, building and construction, health and wellness, food and worker safety. DuPont has subsidiaries in about 70 countries and manufacturing operations in about 40 countries.

DuPont’s worldwide operations are managed through global businesses, which are reported in five reportable segments: Electronics & Imaging; Nutrition & Biosciences; Transportation & Industrial; Safety & Construction, and Non-Core.

Electronics & Imaging is a leading global supplier of differentiated materials and systems for a broad range of consumer electronics including mobile devices, television monitors, personal computers and electronics used in a variety of industries.

Nutrition & Biosciences is an innovation-driven and customer-focused segment that provides solutions for the global food and beverage, dietary supplements, pharma, home and personal care, energy and animal nutrition markets. In the first quarter of 2020, DuPont realigned its polysaccharides assets and activities to Nutrition & Biosciences from Non-Core.

Transportation & Industrial provides high-performance engineering resins, adhesives, silicones, lubricants and parts to engineers and designers in the transportation, electronics, healthcare, industrial and consumer end-markets to enable systems solutions for demanding applications and environments.

Safety & Construction is the global leader in providing innovative engineered products and integrated systems for a number of industries, including worker safety, water purification and separation, aerospace, energy, medical packaging and building materials.

Non-Core is a leading global supplier of key materials for the manufacturing of photovoltaic cells and panels; materials used in components and films for consumer electronics, automotive, and aerospace markets; and materials and services to improve the safety, productivity, and sustainability of organizations across a range of industries.

For a more detailed description of DuPont’s business, see DuPont’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 and Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC and incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation By Reference.”

INFORMATION ON THE N&B BUSINESS

Overview

The N&B Business, one of the world’s largest producers of specialty ingredients, is an innovation-driven and customer-focused business that provides solutions for the global food and beverage, dietary supplements, home and personal care, energy, animal nutrition and pharma markets. Additionally, the N&B Business is an industry pioneer and innovator that works with customers to improve the performance, productivity and sustainability of their products and processes through differentiated technology in ingredients applications, fermentation, biotechnology, chemistry and manufacturing process excellence.

Business Segments, Products and Markets

The N&B Business operates and reports its results through three operating segments: Food & Beverage; Health & Biosciences and Pharma Solutions. The N&B Business generated 2019 revenues of $6,076 million, about $2,945 million of which was from Food & Beverage, $2,317 million from Health & Biosciences and $814 million from Pharma Solutions.

Food & Beverage is the N&B Business’s innovative and broad portfolio of natural-based ingredients, including texturants, hydrocolloids, emulsifiers, sweeteners, plant-based proteins and systems for multiple ingredients, is marketed under the DANISCO® and SUPRO® brands, as well as others, and serves to enhance nutritional value, texture and functionality in a wide range of dairy, beverage, bakery and culinary applications. The major markets for Food & Beverage are the industrial prepared foods market.

Health & Biosciences is the biotechnology driven portfolio of the N&B Business, where enzymes, food cultures, probiotics and specialty ingredients for food and non-food applications are developed and produced. The N&B Business’s biotechnology- driven probiotics portfolio, including the HOWARU® brand, is a leading technology platform for dietary supplements supported by science-based health claims, with a growing portfolio of proprietary strains, and possesses among the highest potency and highest volume production capabilities in the market. Health & Biosciences is a leading producer of cultures for use in fermented foods such as yogurt, cheese and fermented beverages. It also uses industrial fermentation to produce enzymes and microorganisms that provide product and process performance benefits to household detergents, animal feed, ethanol production and brewing. Health & Biosciences also offers a broad portfolio of formulated biocides for controlling microbial populations. The major markets for Health & Biosciences are the health and wellness market, food and beverage, animal nutrition, detergents, biofuels production, and microbial control solutions for oil and gas production, home and personal care and other industrial preservation markets.

Pharma Solutions is one of the world’s largest producers of cellulosics- and alginates-based pharma excipients, used to improve the functionality and delivery of active pharmaceutical ingredients, including controlled or modified drug release formulations, and enabling the development of more effective pharma solutions, including those marketed under the AVICEL® brand. The primary market for Pharma Solutions is the oral dosage pharmaceuticals excipients market.

Strategy

The N&B Business believes that a growing emphasis on preventive health management and healthy and active lifestyles, along with increased knowledge of human health, including the microbiome, provide significant growth opportunities in the nutrition and wellness markets. Additionally, the N&B Business sees increased consumer interest in natural, plant-based and “free from” products, coupled with growing demand for transparency, science-based claims and “clean labeling”. The N&B Business expects bio-based solutions to continue to be of high interest, including to consumer products companies and retailers as they look for ways to meet their sustainability goals and create a competitive edge with consumers.

The N&B Business’s growth strategy is focused on high-growth markets, increased capacity and margin expansion, with an emphasis on:

•	accelerating the time it takes to bring its innovative products to market;

•	broadening the portfolio of new offerings, with a focus on value creation through collaborative applications development and cost competitive products;

•	capturing efficiencies of scale in its manufacturing processes;

•	capitalizing on product and customer segmentation; and

•	maintaining the N&B Business’s leadership positions in the markets in which it operates.

Major Customers and Competition

The N&B Business serves customers across the six growing and diverse industries of food and beverage, dietary supplements, pharma excipients, home and personal care, animal nutrition, and energy and industrials. No single customer or group of customers represented more than 10% of the N&B Business’s sales in 2019, 2018 or the periods September 1, through December 31, 2017 and January 1 through August 31, 2017.

Competitors include many large multinational nutrition and biosciences companies, as well as a number of regional and local competitors, that compete primarily through technology, range of products and services, performance, quality, reliability, brand, reputation, service and support. Key competitors include Archer Daniels Midland Company, Chr. Hansen Holding A/S, Corbion NV, CP Kelco U.S., Inc., Royal DSM N.V., Kerry Group plc, Lonza Group Ltd., Novozymes A/S, Shin-Etsu Chemical Co., Ltd. and Tate & Lyle PLC.

The N&B Business leverages strong global and regional customer relationships and an extensive worldwide network of food and beverage application centers that employ specialists with in-depth knowledge of local consumer preferences, tastes and trends. These specialists work directly with customers, leveraging the business’s global portfolio to meet customers’ rapid product development timelines, while endeavoring to ensure that the N&B Business’s products meet local regulations and other requirements. The N&B Business utilizes deep research & development capabilities and intellectual property and strategic partnerships with key customers and value-chain partners to accelerate commercialization of next-generation products and solutions and to identify market spaces for high value creation. Management of the N&B Business believes that these attributes, together with the N&B Business’s proprietary product and process technologies, robust product and application development pipelines, global manufacturing capability and local service capability, enable it to compete successfully.

Key Raw Materials

The main raw materials used by N&B are natural commodities which include organic vegetable oils, soy, gelatin, pulp, cellulose processed grains (including dextrose and glucose), guar, locust bean kernels, citrus peels, seaweed, glycols, sugars and yeasts.

Distribution

Most of the N&B Business’s products are marketed primarily through the N&B Business sales organization, although in some regions and market segments, including the pharma market, sales also are made through distributors to improve market reach. The N&B Business has a diverse worldwide network which markets and distributes its brands to customers globally. This network consists of the N&B Business’s sales and marketing organization partnering with distributors, independent retailers, cooperatives and agents throughout the world.

Backlog

In general, the N&B Business does not manufacture its products against a backlog of orders and does not consider backlog to be a significant indicator of the level of future sales activity. Production and inventory levels are based on the level of incoming orders, as well as projections of future demand and frequency and size of batch manufacture.

Seasonality

In general, demand for N&B Business products and solutions is not seasonal; however, consumer food and beverage preferences are influenced by the weather, and therefore, changes in expected seasonal weather patterns can impact results in Food & Beverage.

International

The N&B Business has a global footprint serving customers around the world. The N&B Business has about 70 manufacturing sites and 30 innovation centers worldwide, and this geographic diversity allows it to draw on the skills of a worldwide workforce, provides greater stability to its operations, allows it to drive economies of scale, provides revenue streams that may help offset economic trends that are specific to individual economies and offers it an opportunity to access new markets for products.

On a geographical basis, about $2,263 million or approximately 37.2% of 2019 revenues were attributable to the United States and Canada; about $1,812 million or approximately 29.9% to Europe, Middle East and Africa (“EMEA”), $1,380 million or approximately 22.7% to Asia Pacific and $621 million or approximately 10.2% to Latin America. For additional information related to revenues and long-lived assets by country, see Note 23 to the N&B Combined Financial Statements. For information regarding deferred taxes by geography, see Note 10 to the N&B Combined Financial Statements.

Employees

The N&B Business believes that high employee engagement is a driver of business performance and seeks to foster an environment of respect for diversity and inclusion. The N&B Business currently employs approximately 10,000 people around the world and is led by senior leaders who have extensive experience in their respective fields. About 40% of N&B Business employees are located in EMEA and 30% in the United States. Within the United States, about 1,750 employees are in non-exempt or hourly-rate positions and approximately 15% are in positions covered by Collective Bargaining Agreements. Management of the N&B Business considers employee relations to be good.

Working Capital

The N&B Business maintains an adequate level of working capital to support its business needs. There are no unusual industry practices or requirements relating to working capital items in the N&B Business. In addition, management of the N&B Business believes that the N&B Business’s sales and payment terms are generally similar to those of its competitors.

Intellectual Property

Intellectual property rights, including patents, trademarks, tradenames and trade dress, and trade secrets, know-how and other confidential information, are important to the N&B Business.

Patents: The N&B Business continually applies for and obtains patents in many countries, including the U.S., and has access to a large patent portfolio, primarily owned, but also licensed. The protection afforded by these patents varies based on country, scope of individual patent coverage, as well as the availability of legal remedies in each country. The term of each of these patents is approximately twenty years from the filing date in general, but varies depending on the country. As of the end of April 2020, the N&B Business owns approximately 9,000 patents and patent applications globally. Approximately 30% of the patent estate is in pending applications, while approximately 70% is in granted patents. The N&B Business’s significant patent estate may be leveraged to align with the N&B Business’s strategic priorities within and across product lines. The N&B Business enforces its patent rights globally through litigation, as needed.

Trademarks: The N&B Business owns or licenses many trademarks that have significant recognition at the customer level. Ownership rights in trademarks do not expire if the trademarks are continued in use and properly protected.

Trade Secrets: Trade secrets are an important part of the N&B Business’s intellectual property. Many of the processes used to make products are kept as trade secrets which, from time to time, may be licensed to third parties under obligations of confidentiality. The N&B Business vigilantly protects all of its intellectual property including its trade secrets. When the N&B Business discovers that its trade secrets have been unlawfully taken, it reports the matter to governmental authorities for investigation and potential criminal action, as appropriate. In addition, the N&B Business takes measures to mitigate any potential impact, which may include civil actions seeking redress, restitution and/or damages based on loss to the N&B Business and/or unjust enrichment.

Research & Development

The N&B Business differentially invests in research and development across its three operating segments to support its strategic priorities, including innovation led growth grounded in market and customer feedback. The N&B Business plans to reinvest in innovation, with a focus on premium product lines and differentiated technology platforms to accelerate growth and drive efficiency and value creation. The N&B Business expects to support its strong product and application development pipelines built upon a global network that includes research & development, as well as regulatory and product stewardship capabilities. Expenditures for research and development during fiscal years 2019 and 2018 were approximately $288 million and $275 million, respectively. Expenditures for research and development in the period September 1, 2017 through December 31, 2017 was about $88 million and in the period January 1, 2017 through August 31, 2017 was about $139  million.

Regulatory Environment

The N&B Business is subject to government regulations both within and outside the United States relating to the development, manufacture, marketing, sale and distribution of its products. In most jurisdictions, the N&B Business must test the safety, efficacy and environmental impact of its products to satisfy regulatory requirements and obtain the needed approvals. In certain jurisdictions, the N&B Business must periodically renew approvals, which may require it to demonstrate compliance with then-current standards. The regulatory approvals process can be lengthy and complex, with requirements that can vary by product, technology, industry and country. Additionally, the regulatory environment may be impacted by the activities of non-governmental organizations and special interest groups and stakeholder reactions to the actual or perceived impacts of new technology, products or processes on safety, health and the environment.

In addition, the N&B Business is subject to federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment, greenhouse gas emissions, and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials.

Legal Proceedings

The N&B Business is, from time to time, subject to a variety of litigation and other legal and regulatory proceedings and claims incidental to its business, including various products liability (involving its current or former products), intellectual property, employment related, and commercial matters. Based upon the experience of management of the N&B Business, current information and applicable law, the N&B Business does not believe that these proceedings and claims will have a material adverse effect on its financial position, results of operations or cash flows. See Note 17 to the N&B Combined Financial Statements.

Properties

The N&B Business’s corporate headquarters is currently located in Wilmington, Delaware. Its manufacturing, processing, marketing and research and development facilities, as well as regional purchasing offices and distribution centers, are located throughout the world. Additional information with respect to the N&B Business’s property, plant and equipment and leases is contained in Notes 13, and 19 to the N&B Combined Financial Statements.

The N&B Business’s principal sites include facilities which, in the opinion of its management, are suitable and adequate for their use and have sufficient capacity for its current business needs and expected near-term growth. Certain properties are leased and some are shared with, and leased from or to, other DuPont businesses. No title examination of the properties has been made for the purpose of this prospectus and certain properties are shared with other tenants under long-term leases.

The N&B Business’s manufacturing sites, innovations centers and principal offices are located worldwide with about 20 sites in Asia Pacific, 47 in EMEA, 13 in Latin America and 25 in the United States and Canada.

HISTORICAL MARKET PRICE DATA AND DIVIDEND INFORMATION

Comparative Historical and Pro Forma Per Share Data

The following table sets forth certain historical and pro forma per share data for IFF. The IFF historical data have been derived from and should be read together with IFF’s audited consolidated financial statements and related notes thereto contained in IFF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference into this prospectus. The pro forma data have been derived from the unaudited condensed combined pro forma financial statements of IFF and the N&B Business included elsewhere in this prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

This comparative historical and pro forma per share data are being presented for illustrative purposes only. IFF and the N&B Business may have performed differently had the Transactions occurred prior to the period or at the date presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had IFF and the N&B Business been combined during the period or at the date presented or of the actual future results or financial condition of IFF or the N&B Business to be achieved following the Transactions.

	As of and for the Year Ended December 31, 2019
IFF	Historical	Pro Forma
(in thousands, except per share data)
Basic earnings (loss) per share	$4.05	$(1.76)
Diluted earnings (loss) per share	$4.00	$(1.76)
Weighted average common shares outstanding—Basic	111,966	253,841
Weighted average common shares outstanding—Diluted	113,307	253,841
Book value per share of common stock	$55.64	$97.32
Dividends declared per share of common stock	$2.96	$2.96

Comparison of Market Prices

The following table sets forth the closing sale price per share of IFF common stock and DuPont common stock as reported on the NYSE as of December 13, 2019, the last trading day prior to the public announcement of the Transactions.

	Closing Sale Price Per Share of IFF Common Stock	Closing Sale Price Per Share of DuPont Common Stock
December 13, 2019	$133.98	$64.80

IFF Dividend Policy

Declarations of dividends on IFF’s common stock are made at the discretion of IFF’s board of directors upon the board’s determination that the declaration of dividends are in the best interest of IFF’s shareholders. IFF has consistently paid regular dividends and in 2019, IFF’s board of directors declared total cash dividends of $2.96 per share. Following the Merger, IFF intends to maintain its current dividend policy and remains committed to maintaining its history of paying a dividend to investors, as determined by its Board of Directors at its discretion based on various factors.

DuPont Dividend Policy

Declarations of dividends on DuPont’s common stock are made at the discretion of DuPont’s board of directors upon the board’s determination that the declaration of dividends are in the best interest of DuPont’s stockholders.

Prior to the distribution of the performance materials business through the spin-off of Dow Inc. on April 1, 2019 and of the distribution of the agriculture business through the spin-off of Corteva, Inc. on June 1, 2019, DuPont declared cash pro rata dividends to its stockholders totaling $1,156 million. Following the consummation of the spin-offs of Dow and Corteva, DuPont declared and paid a dividend $0.30 per share in each of the third and fourth quarters of 2019.

SELECTED FINANCIAL STATEMENT DATA

Selected Historical Combined Financial Data of the N&B Business

The following selected historical combined financial data of N&B as of December 31, 2019 and December 31, 2018, and for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, have been derived from the audited combined financial statements of N&B included elsewhere in this document. The selected historical combined financial data as of December 31, 2017, December 31, 2016 and December 31, 2015, and for the years ended December 31, 2016 and 2015, have been derived from N&B’s unaudited combined financial statements not included in or incorporated by reference into this prospectus. The selected historical combined financial data presented below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the N&B Business” and the combined financial statements of N&B and the notes thereto included elsewhere in this document.

Selected Financial Data	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Summary of Operations[1]
Net sales	$6,076	$6,216	$1,885	$2,810	$4,285	$4,234
Net (loss) income	$(471)	$394	$197	$285	$344	$208
Net income attributable to noncontrolling interests	$1	$1	$1	$5	$2	$3
Net (loss) income attributable to N&B	$(472)	$393	$196	$280	$342	$205
Year-end Financial Position
Total assets[2]	$21,539	$22,612	$23,360		$7,859	$8,363

1.

The periods presented during the year ended December 31, 2017 reflect results related to Historical EID businesses for the entire year and includes the results of the Historical Dow businesses for the period beginning on and after September 1, 2017, and the H&N Business for the period beginning on and after November 1, 2017. The years ended December 31, 2016 and 2015 solely reflect the results of the Historical EID businesses.

2.

Total assets as of December 31, 2016 and 2015 solely reflect Historical EID. Total assets as of December  31, 2019, 2018 and 2017 reflect the combination of Historical EID, Historical Dow, and the H&N Business.

Selected Historical Consolidated Financial Data of DuPont

The following selected historical consolidated financial data of DuPont, as of December 31, 2019 and 2018, and for the years ended December 31, 2019, 2018 and 2017, have been derived from the audited consolidated financial statements of DuPont incorporated by reference into this prospectus. The selected historical consolidated condensed financial data for the three months ended March 31, 2020 and 2019 and as of March 31, 2020, as set forth below, have been derived from the interim unaudited consolidated condensed financial statements of DuPont incorporated by reference in this prospectus. The selected historical consolidated financial data of DuPont as of December 31, 2017, 2016 and 2015, and for the years ended December 31, 2016 and 2015 have been derived from DuPont’s audited consolidated financial statements not included in or incorporated by reference into this prospectus. The selected historical consolidated financial data presented below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. You should read the table below in conjunction with the financial statements of DuPont and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in DuPont’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

Selected Financial Data	As of and for the Three Months Ended		As of and for the Year Ended
In millions except as noted (Unaudited)	March 31, 2020	March 31, 2019	2019	2018	2017	2016	2015
Summary of Operations[1]
Net sales	$5,221	$5,414	$21,512	$22,594	$11,672	$6,030	$5,500
(Loss) income from continuing operations, net of tax[2]	$(610)	$(74)	$(614)	$405	$233	$880	$(436)
Income from discontinued operations, net of tax	$—	$646	$1,214	$3,595	$1,058	$3,524	$8,219
Net (loss) income available for DuPont common stockholders	$(616)	$521	$498	$3,845	$1,159	$3,975	$7,345
(Loss) earnings per common share – basic:
Continuing operations[2]	$(0.83)	$(0.11)	$(0.86)	$0.46	$0.39	$2.25	$(1.30)
Discontinued operations	$—	$0.80	$1.53	$4.54	$1.79	$8.46	$20.66
Net (loss) income[3]	$(0.83)	$0.69	$0.67	$4.99	$2.18	$10.71	$19.36
(Loss) earnings per common share – assuming dilution:
Continuing operations[2]	$(0.83)	$(0.11)	$(0.86)	$0.45	$0.38	$2.22	$(1.30)
Discontinued operations	$—	$0.80	$1.53	$4.51	$1.77	$8.35	$20.66
Net (loss) income[3]	$(0.83)	$0.69	$0.67	$4.96	$2.15	$10.57	$19.36
Cash dividends declared per share of common stock	$0.30	$1.56	$2.16	$4.56	$5.28	$5.52	$5.16
Period-end Financial Position
Total assets[4]	$67,987		$69,396	$187,855	$191,907	$79,511	$67,938
Long-Term Debt[5]	$13,618		$13,617	$12,624	$18	$—	$—

1.

The year ended December 31, 2017 reflects results related to Historical Dow businesses for the entire year and includes the results of the Historical EID businesses for the period beginning on and after September 1, 2017, segregated accordingly between continuing and discontinued operations. The years ended December 31, 2016 and 2015 solely reflect the results of the Historical Dow businesses, segregated accordingly between continuing and discontinued operations.

2.

See Notes 4,6,8 and 14 to the Consolidated Financial Statements within the DuPont Annual Report on Form 10-K for information on items materially impacting the results for the years ended December 31, 2019, 2018 and 2017, including the effects of the goodwill impairments; gains on divestitures; integration and separation costs; charges related to restructuring programs; and the effects of the U.S. Tax Cuts and Jobs Act, enacted on December 22, 2017.

3.

Earnings per share amounts are computed independently for income from continuing operations, income from discontinued operations and net income attributable to common stockholders. As a result, the per share amounts from continuing operations and discontinued operations may not equal the total per share amounts for net income attributable to common stockholders.

4.

Total assets as of December 31, 2016 and 2015 solely reflect Historical Dow. Total assets as of December 31, 2018 and 2017 reflect the combination of Historical Dow and Historical EID. Total assets as of December 31, 2019 reflect assets of DuPont subsequent to the Dow Distribution and the Corteva Distribution.

5.	Long-term debt is revised on a continuing operations basis.

Selected Historical Consolidated Financial Data of IFF

The following table presents selected historical consolidated financial data of IFF as of and for the fiscal years ended December 31, 2019, 2018, 2017, 2016 and 2015. The statement of income data for the fiscal years ended December 31, 2019, 2018 and 2017 and the balance sheet data as of December 31, 2019 and 2018 have been derived from IFF’s audited consolidated financial statements included in IFF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference into this prospectus. The statement of income data for the fiscal years ended December 31, 2016 and 2015 and the balance sheet data as of December 31, 2017, 2016 and 2015 have been derived from IFF’s consolidated financial statements not incorporated by reference into this prospectus. The selected historical consolidated financial data presented below are not necessarily indicative of the results or financial condition that may be expected for any future period or date. You should read the table below in conjunction with the financial statements of IFF and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in IFF’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

	As of and for Year Ended December 31,
	2019(a)	2018(b)	2017(d)	2016(d)	2015(d)
Consolidated Statement of Income Data
Net sales	$5,140,084	$3,977,539	$3,398,719	$3,116,350	$3,023,189
Cost of goods sold(c)	3,027,336	2,294,832	1,926,256	1,720,787	1,672,308

Gross profit	2,112,748	1,682,707	1,472,463	1,395,563	1,350,881
Operating profit	665,270	583,882	552,630	552,955	588,545
Net income	460,268	339,781	295,665	405,031	419,247
Net income attributable to noncontrolling interests	4,395	2,479	—	—	—

Net income attributable to IFF stockholders	$455,873	$337,302	$295,665	$405,031	$419,247

Net income per share — basic	$4.05	$3.81	$3.73	$5.07	$5.19
Net income per share — diluted	$4.00	$3.79	$3.72	$5.05	$5.16
Average number of diluted shares (thousands)	113,307	88,121	79,370	79,981	80,891
Consolidated Balance Sheet Data
Total assets	$13,287,411	$12,889,395	$4,598,926	$4,016,984	$3,702,010
Bank borrowings, overdrafts and current portion of long-term debt	384,958	48,642	6,966	258,516	132,349
Long-term debt	3,997,438	4,504,417	1,632,186	1,066,855	935,373
Redeemable noncontrolling interests	99,043	81,806	—	—	—
Total Shareholders’ equity	6,229,548	6,043,374	1,689,294	1,631,134	1,594,989
Other Data
Cash dividends declared per share	$2.96	$2.84	$2.66	$2.40	$2.06

(a)	Results for the year ended 2019 include a full year of Frutarom’s business operations.
(b)	Results for the year ended 2018 include Frutarom’s business operations since the acquisition date of October 4, 2018.
(c)

The 2018 amount includes $23.6 million related to amortization for inventory “step-up” costs for the Frutarom acquisition and $7.1 million of net reimbursements from suppliers related to the previously disclosed FDA mandated recall. The 2017 amount includes $15.9 million of costs related to the amortization for inventory “step-up” for the Fragrance Resources and PowderPure acquisitions and FDA mandated product recall costs of $11.0 million. The 2016 amount includes $7.6 million of costs related to the amortization for inventory “step-up” for the David Michael and Lucas Meyer acquisitions. The 2015 amount includes $6.8 million of costs related to the fair value step-up of inventory for the Ottens Flavors and Lucas Meyer acquisitions.

(d)

The amounts have been adjusted to reflect the adoption of ASU 2017-07, which required that employers who present a measure of operating income in their statement of income to include only the service cost component of net periodic pension cost and postretirement costs in operating expenses. The impact of the adoption of this standard was a decrease in operating profit by approximately $28.8 million, $14.4 million and $0.6 million for the fiscal year 2017, 2016 and 2015, respectively, and corresponding increases in Other (income) expense, net.

UNAUDITED CONDENSED COMBINED PRO FORMA INFORMATION OF IFF AND THE N&B BUSINESS

The following unaudited condensed combined pro forma financial statements and notes thereto have been prepared by IFF in accordance with Article 11 of Regulation S-X in order to give effect to the Transactions. The Merger will be accounted for under the acquisition method of accounting in accordance with ASC 805. The unaudited condensed combined pro forma financial information contains only adjustments that are (i) directly attributable to the Transactions described below, (ii) factually supportable and (iii) with respect to the statement of income, expected to have a continuing impact on the combined results of IFF and the N&B Business.

On December 15, 2019, DuPont, N&B and IFF entered into definitive agreements, pursuant to which and subject to the terms and conditions therein, (1) DuPont will transfer the N&B Business to N&B (generally referred to herein as the Separation), (2) N&B will make a cash distribution to DuPont equal to $7,306.0 million, subject to the adjustments described herein, (3) DuPont will distribute to its stockholders all of the issued and outstanding shares of N&B common stock by way of either (at DuPont’s option) a pro rata dividend, an exchange offer or a combination of both (generally referred to herein as the Distribution) and (4) no matter which form of Distribution is selected, Merger Sub I will merge with and into N&B, with N&B as the surviving corporation (generally referred to herein as the Merger). As a result of the Merger, the existing shares of N&B common stock will be automatically converted into the right to receive a number of shares of IFF common stock. When the Merger is completed, holders (or, if such holders exchange all of their shares of DuPont common stock in the Exchange Offer, also former holders) of DuPont’s common stock that received shares of N&B common stock in the Distribution will own approximately 55.4% of the outstanding shares of IFF common stock on a fully diluted basis and existing holders of IFF common stock immediately prior to the Merger will own approximately 44.6% of the outstanding shares of IFF common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases.

The consummation of the Transactions is subject to the approval by IFF’s shareholders of the issuance of IFF shares in the Transactions and the satisfaction of customary closing conditions, including regulatory approvals. The Transactions are expected to be completed in the first quarter of 2021.

IFF is determined to be the legal and accounting acquirer of N&B. In identifying IFF as the accounting acquirer, the companies considered the structure of the Transactions and other actions contemplated by the Merger Agreement, relative outstanding share ownership and market values, the composition of the combined company’s board of directors, the relative size of IFF and the N&B Business and the designation of certain senior management positions of the combined company. Refer to section “Accounting Treatment and Considerations” for more details.

The unaudited condensed combined pro forma financial information, including the notes thereto, should be read in conjunction with the following historical financial statements and accompanying notes for the applicable periods, which are incorporated by reference or included in this prospectus:

•

IFF’s audited consolidated financial statements for the year ended December 31, 2019 included in IFF’s Annual Report on Form 10-K which was filed with the SEC on March 3, 2020 (incorporated by reference herein); and

•	The N&B Business’s audited combined financial statements for the year ended December 31, 2019 included in this prospectus.

The unaudited condensed combined pro forma statement of income for the year ended December 31, 2019 combines the historical consolidated statement of income and comprehensive income of IFF and the historical combined statement of operations for the N&B Business, giving effect to the Transactions as if they had been consummated on January 1, 2019, the beginning of the earliest period presented. The unaudited condensed combined pro forma balance sheet combines the historical consolidated balance sheet of IFF as of December 31,

2019 and the historical combined balance sheet of the N&B Business as of December 31, 2019, giving effect to the Transactions as if they had been consummated on December 31, 2019. The unaudited condensed combined pro forma financial statements are based on the assumptions, adjustments and eliminations described in the accompanying notes to the unaudited condensed combined pro forma financial statements.

IFF has historically operated on a 52/53-week fiscal year on the Friday nearest to the last day of the year, which was January 3, 2020 for fiscal year 2019. The N&B Business reports its results of operations on a calendar year basis. The differences in the periods were not significant to the unaudited condensed combined pro forma financial statements. For ease of presentation, December 31 is used consistently throughout the financial statements and notes to represent the period-end date.

The historical combined financial statements of the N&B Business have been derived from DuPont’s accounting records as if the N&B Business’s operations had been conducted independently from those of DuPont and were prepared on a stand-alone basis in accordance with GAAP and pursuant to the rules and regulations of the SEC. The historical combined financial statements of the N&B Business may not be indicative of what they would have been had the N&B Business actually been an independent stand-alone entity, nor are they necessarily indicative of the N&B Business’s future results of operations and financial position. The combined statement of operations and comprehensive income (loss) of the N&B Business reflects allocations of general corporate expenses from DuPont including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services, and restructuring and Dow-DuPont (“DWDP”) integration activities related to these functions. These allocations were made on the basis of revenue, expenses, headcount or other relevant measures. Management of the N&B Business and DuPont considers these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, the N&B Business, in the aggregate. The allocations may not, however, reflect the expenses the N&B Business would have incurred as a stand-alone company for the periods presented. See Note 1 to the N&B Business’s financial statements included elsewhere in this document.

As a separate reporting segment of DuPont, the N&B Business has been able to receive services from DuPont. Following the Transactions, IFF will need to replace these services either by providing them internally from IFF’s existing services or by obtaining them from unaffiliated third parties. These services include certain corporate level functions of which the effective and appropriate performance is critical to the operations of the N&B Business and the combined company following the Merger. While DuPont will provide certain services on a transitional basis pursuant to the Transition Services Agreements, the duration of such services is generally limited to no longer than three years from the date of the Separation for information technology services and no longer than two years from the date of the Separation for all other services. IFF may be unable to replace these services in a timely manner or on terms and conditions as favorable as those the N&B Business currently receives from DuPont. The costs for these services could in the aggregate be higher than the combination of IFF’s current costs and those reflected in the historical financial statements of the N&B Business.

The unaudited condensed combined pro forma financial information does not reflect certain costs associated with the Transition Services Agreements, the Space Leases, Supply Agreement and certain other Ancillary Agreements. These agreements may have an impact on the statement of income, but as they are currently being negotiated such amounts are not currently estimable or factually supportable.

The unaudited condensed combined pro forma financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Merger or potential divestitures that may occur prior to, or subsequent to, the completion of the Merger or any acquisition and integration costs that may be incurred.

The unaudited condensed combined pro forma financial information is being presented for illustrative purposes only and, therefore, is not necessarily indicative of the consolidated results of operations or financial position that might have been achieved by the combined company for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position of the combined company that may occur in the future. The unaudited condensed combined pro forma financial information has been prepared by IFF management and is based on the estimates and assumptions set forth in the notes to such information. The pro forma adjustments included in this document are preliminary and subject to modification based on changes in interest rates, changes in share prices, the final determination of the fair value of the assets acquired and liabilities assumed, additional analysis, and additional information that may become available, which may cause the final adjustments to be materially different from the condensed combined pro forma financial statements presented in this prospectus.

The Transactions have not been consummated as of the date of the preparation of the unaudited condensed combined pro forma financial statements and their completion is subject to approval by IFF’s shareholders of the issuance of IFF shares in the Transactions and the satisfaction of customary closing conditions, including regulatory approvals, and thus there can be no assurances that the Transactions will be consummated. The pro forma purchase price allocation of the N&B Business’s assets to be acquired and liabilities to be assumed is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, and the pro forma financial statements are based upon available information and certain assumptions that IFF management believes are factually supportable as of the date of this document. The process of evaluating accounting policies for conformity is still in the preliminary stages. Upon closing of the Transactions, final valuations will be performed. The completion of the valuation, accounting for the Transactions and the allocation of the purchase price may be different than that of the amounts reflected in the pro forma purchase price allocation, and any differences could be material. Such differences could affect the purchase price and allocation of the purchase price, which may affect the value assigned to the tangible or intangible assets and amount of depreciation and amortization expense recorded in the combined statement of income. There can be no assurances that the form of the Permanent Financing will not change, or that N&B will receive additional Permanent Financing at all other than the Term Loan Facility. See “Risk Factors” for additional discussion of risk factors associated with the unaudited condensed combined pro forma financial statements. Following the consummation of the Transactions, IFF management will perform a detailed review of the N&B Business’s accounting policies and may identify additional differences, which could have a material impact on the unaudited combined pro forma financial information.

IFF AND THE N&B BUSINESS

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

AS OF DECEMBER 31, 2019

(In USD thousands)

	Historical IFF	Historical N&B Business after reclassification (Note 3)	Pre-merger adjustments	Note	Merger adjustments	Note	Pro forma combined
Assets
Current assets:
Cash and cash equivalents	$606,823	$—	$83,036	5	$(143,053)	8a	$546,806
Restricted cash	17,122	—	—		—		17,122
Receivables:
Trade	884,428	915,211	—		—		1,799,639
Allowance for doubtful accounts	(8,231)	(8,000)	—		—		(16,231)
Inventories	1,123,068	1,421,798	—		388,702	7	2,933,568
Prepaid expenses and other current assets	319,334	265,795	(23,000)	5	—		562,129

Total current assets	2,942,544	2,594,804	60,036		245,649		5,843,033
Property, plant and equipment, net	1,386,920	2,981,039	—		144,961	7	4,512,920
Goodwill	5,497,596	11,196,300	—		2,480,570	7	19,174,466
Other intangible assets, net	2,851,935	4,377,292	—		4,922,708	7	12,151,935
Deferred income tax assets	—	36,219	—		—		36,219
Other assets	608,416	353,800	(7,000)	5	—		955,216

Total assets	$13,287,411	$21,539,454	$53,036		$7,793,888		$42,673,789

Liabilities and shareholders’ equity
Current liabilities:
Bank borrowings, overdrafts and current portion of long-term debt	$384,958	$—	$—		$—		$384,958
Accounts payable	510,372	644,987	—		—		1,155,359
Dividends payable	80,038	—	—		—		80,038
Other current liabilities	576,822	286,908	—		—		863,730

Total current liabilities	1,552,190	931,895	—		—		2,484,085
Long-term debt	3,997,438	—	7,437,763	5	—		11,435,201
Retirement liabilities	265,370	34,000	—		—		299,370
Deferred income taxes	641,456	1,079,106	—		1,212,062	7	2,932,624
Other liabilities	502,366	218,016	—		—		720,382

Total liabilities	6,958,820	2,263,017	7,437,763		1,212,062		17,871,662

Redeemable noncontrolling interests	99,043	—	—		—		99,043
Shareholders’ equity:
Common stock	16,066	—	—		17,734	6	33,800
Capital in excess of par value	3,823,152	—	—		18,572,179	6	22,395,331
Retained earnings	4,117,804	—	—		(143,053)	8a	3,974,751
Parent company net investment	—	20,081,355	(7,384,727)	5	(12,696,628)	6	—
Accumulated other comprehensive loss	(716,894)	(831,594)	—		831,594	6	(716,894)
Treasury stock, at cost	(1,022,824)	—	—		—		(1,022,824)

Total shareholders’ equity	6,217,304	19,249,761	(7,384,727)		6,581,826		24,664,164

Noncontrolling interests	12,244	26,676	—		—		38,920

Total shareholders’ equity including NCI	6,229,548	19,276,437	(7,384,727)		6,581,826		24,703,084

Total liabilities and shareholders’ equity	$13,287,411	$21,539,454	$53,036		$7,793,888		$42,673,789

See the accompanying “Notes to the Unaudited Condensed Combined Pro Forma Financial Information” beginning on page 134, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

IFF AND THE N&B BUSINESS

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2019

(in USD thousands, except per share amounts)

	Historical IFF	Historical N&B Business after reclassification (Note 3)	Pre-merger adjustments	Note	Merger adjustments	Note	Pro forma combined
Net sales	$5,140,084	$6,076,156	$—		$—		$11,216,240
Cost of goods sold	3,027,336	4,043,065	—		12,497	7	7,082,898

Gross profit	2,112,748	2,033,091	—		(12,497)		4,133,342

Research and development expenses	346,128	287,754	—		—		633,882
Selling and administrative expenses	876,121	968,605	—		(67,343)	8a	1,777,383
Restructuring and other charges, net	29,765	117,350	—		—		147,115
Amortization of acquisition-related intangibles	193,097	349,284	—		252,116	7	794,497
Goodwill and equity method investment impairment	—	736,566	—		—		736,566
Losses (gains) on sale of assets	2,367	(13,000)	—		—		(10,633)

Total expenses	1,447,478	2,446,559	—		184,773		4,078,810

Operating profit	665,270	(413,468)	—		(197,270)		54,532
Interest expense	138,221	—	360,197	5	—		498,418
Other (income) expense, net	(30,403)	6,717	—		—		(23,686)

Total other (income) expense	107,818	6,717	360,197		—		474,732
Income (loss) before taxes	557,452	(420,185)	(360,197)		(197,270)		(420,200)
Taxes on income (loss)	97,184	51,370	(81,044)	8b	(45,867)	8b	21,643

Net income (loss)	460,268	(471,555)	(279,153)		(151,403)		(441,843)
Net income attributable to noncontrolling interests	4,395	552	—		—		4,947

Net income (loss) attributable to IFF stockholders	$455,873	$(472,107)	$(279,153)		$(151,403)		$(446,790)

Net income (loss) per share — basic	$4.05	$—					$(1.76)
Net income (loss) per share — diluted	$4.00	$—					$(1.76)
Average number of shares outstanding — basic	111,966						253,841
Average number of shares outstanding — diluted	113,307						253,841

See the accompanying “Notes to the Unaudited Condensed Combined Pro Forma Financial Information” beginning on page 134, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

IFF AND THE N&B BUSINESS

NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

(In USD thousands, except share and per share data)

1) DESCRIPTION OF TRANSACTION

On December 15, 2019, IFF entered into definitive agreements with DuPont, N&B, and Merger Sub I, pursuant to which and subject to the terms and conditions therein:

•	DuPont will transfer the N&B Business to N&B (generally referred to herein as the Separation),

•	N&B will make a cash distribution to DuPont equal to $7,306,000 subject to the adjustments described in the Separation Agreement (referred to herein as the Special Cash Payment),

•

DuPont will distribute to its stockholders all of the issued and outstanding shares of N&B common stock by way of, at DuPont’s option, a pro rata dividend, an exchange offer, or a combination of both (generally referred to herein as the Distribution), and

•	Merger Sub I will merge with and into N&B, with N&B as the surviving corporation (generally referred to herein as the Merger).

As a result of the Merger, the existing shares of N&B common stock will be automatically converted into the right to receive a number of shares of IFF common stock. When the Merger is completed, holders (or, if such holders exchange all of their shares of DuPont common stock in the Exchange Offer, also former holders) of DuPont’s common stock that received shares of N&B common stock in the Distribution will own approximately 55.4% of the outstanding shares of IFF common stock on a fully diluted basis and existing holders of IFF common stock immediately prior to the Merger will own approximately 44.6% of the outstanding shares of IFF common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases. The Distribution and the Merger are a Reverse Morris Trust transaction and are expected to be tax-free to DuPont stockholders for U.S. federal income tax purposes, except to the extent that cash is paid to DuPont stockholders in lieu of fractional shares in the Distribution or the Merger.

In addition, except as agreed between the parties, no fewer than 30 days (or 15 days, in some circumstances) after the Merger, N&B will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of IFF.

Based on market conditions prior to the closing of the Merger, DuPont will determine whether the shares of N&B common stock will be distributed to DuPont stockholders in a spin-off, a split-off exchange offer or a combination of both and if conducted in whole or in part as an exchange offer, the terms thereof (including whether to offer any discount for shares of N&B common stock). In a spin-off, all DuPont stockholders would receive a pro rata number of shares of N&B common stock. In a split-off exchange offer, DuPont would offer its stockholders the option to exchange their shares of DuPont common stock for shares of N&B common stock in an exchange offer resulting in a reduction in DuPont’s outstanding shares. In a combination of those two options, DuPont would offer a portion of N&B common stock in an exchange offer and distribute the remaining shares of N&B common stock in a spin-off (but only to those DuPont stockholders whose shares of DuPont common stock remain outstanding after the consummation of the exchange offer). If DuPont distributes the shares of N&B common stock in whole or in part through an exchange offer, and if the exchange offer is not fully subscribed because less than all shares of N&B common stock offered by DuPont in such exchange offer are exchanged, the remaining shares of N&B common stock owned by DuPont would be distributed on a pro rata basis to DuPont stockholders whose shares of DuPont common stock remain outstanding after the consummation of the exchange offer. IFF and N&B are filing their registration statements (including this registration statement) under the assumption that the shares of N&B common stock will be distributed to DuPont stockholders pursuant to a combination exchange offer and spin-off. However, no final decision has been made about the form of distribution or the final terms of any potential exchange offer (including whether to offer any discount for shares of N&B common stock). Once a final decision is made regarding the manner of distribution of the shares, IFF’s registration statement on Form S-4 and N&B’s registration statement on Form S-4 and Form S-1 will be amended to reflect that decision, if necessary. It is not expected that DuPont’s decision to effect the distribution of N&B common stock solely through a spin-off instead of a combination split-off/spin-off would have a material impact on the combined company or on IFF’s shareholders.

As described above, prior to the Distribution, N&B will make the Special Cash Payment to DuPont amounting to $7,306,000 in cash, subject to certain adjustments described in the Separation Agreement.

The Special Cash Payment will be funded by newly issued debt treated as assumed by the combined company in the Merger pursuant to ASC 805. Such debt is not currently reflected in the historical combined financial statements of the N&B Business as N&B will incur borrowings for the Special Cash Payment on or prior to the date of the Distribution, which will occur immediately prior to the closing of the Merger. See Note 5 for more details.

2) BASIS OF PRESENTATION

The unaudited condensed combined pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X after giving effect to the Merger and other adjustments related to the Transactions. The Merger is being accounted for as a business combination with IFF as the legal and accounting acquirer. The unaudited condensed combined pro forma statement of income is presented as if these Transactions occurred on January 1, 2019. The unaudited condensed combined pro forma balance sheet is presented as if these Transactions occurred on December 31, 2019.

The unaudited condensed combined pro forma financial statements are derived from IFF’s historical consolidated financial statements and the N&B Business’s historical combined financial statements for each period presented. The N&B Business’s historical combined financial statements have been prepared on a “carve-out” basis from DuPont’s consolidated financial statements using the historical results of operations, assets and liabilities of the N&B Business and include allocations of expenses from DuPont. All of the allocations and estimates in such financial statements are based on assumptions that DuPont’s management believes are reasonable, in the aggregate. As a result, the N&B Business’s historical financial statements may not necessarily reflect what its financial condition and results of operations would have been had the N&B Business been an independent, stand-alone entity during the period presented.

The preparation of unaudited condensed combined pro forma financial statements requires IFF and N&B management to make estimates and assumptions that affect the amounts reported in such financial statements and the notes thereto. These unaudited condensed combined pro forma financial statements, including the preliminary purchase price allocation, are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Transactions had been consummated on the dates indicated, nor is it necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.

Based on a preliminary review of the accounting policies of IFF and the N&B Business, IFF is not aware of any differences that would have a material impact on the unaudited condensed combined pro forma financial statements. After the completion of the Transactions, as more information becomes available, accounting policy differences may be identified and these differences, when identified, could have a material impact on the unaudited pro forma financial statements. Certain items included in the N&B Business’s historical combined financial statements have been reclassified to conform to IFF’s basis of presentation (See Note 3).

IFF expects (through N&B) to enter into Transition Services Agreements with DuPont under which various categories of services will be provided to N&B upon consummation of the Transactions until the applicable term for each service has expired or has otherwise been terminated. See Note 4 for further discussion.

3) RECLASSIFICATION ADJUSTMENTS

Certain reclassifications have been made on a preliminary basis to the historical presentation of combined statement of operations and combined balance sheet of the N&B Business included within the unaudited condensed combined pro forma financial information to conform to the financial statement presentation of IFF. Upon completion of the Transactions, IFF will perform a full and detailed review of the N&B Business’s accounting policies and financial statements. As a result of that review, IFF may identify additional differences between the accounting policies and financial statements presentation of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. The following tables indicate the reclassification made for the purpose of unaudited pro forma financial statements included in this filing:

Balance Sheet Reclassifications

As of December 31, 2019

(In USD thousand)

	Historical N&B Business (audited)	Reclassification adjustment	Note	Historical N&B Business after reclassification
Current assets:
Accounts and notes receivable, net	$1,092,211	$(1,092,211)	3a,3b	$—
Receivables:
Trade	—	915,211	3a	915,211
Allowance for doubtful accounts	—	(8,000)	3a	(8,000)
Inventories	1,421,798	—		1,421,798
Prepaid expenses and other current assets	80,795	185,000	3b	265,795

Total current assets	2,594,804	—		2,594,804

Noncurrent assets:
Property, plant and equipment, net	2,981,039	—		2,981,039
Goodwill	11,196,300	—		11,196,300
Other intangible assets, net	4,377,292	—		4,377,292
Deferred income tax assets	36,219	—		36,219
Other assets	353,800	—		353,800

Total noncurrent assets	18,944,650	—		18,944,650

Total assets	$21,539,454	$—		$21,539,454

Liabilities and equity:
Current liabilities
Accounts payable	$644,987	$—		$644,987
Employee compensation and benefits	125,235	(125,235)	3c	—
Income taxes payable	50,698	(50,698)	3c	—
Accrued and other current liabilities	110,975	(110,975)	3c	—
Other current liabilities	—	286,908	3c	286,908

Total current liabilities	931,895	—		931,895

Non-current liabilities
Deferred income taxes	1,079,106	—		1,079,106
Retirement liabilities	—	34,000	3d	34,000
Other liabilities	252,016	(34,000)	3d	218,016

Total noncurrent liabilities	1,331,122	—		1,331,122

Total liabilities	2,263,017	—		2,263,017
Equity
Parent company net investment	20,081,355	—		20,081,355
Accumulated other comprehensive loss	(831,594)	—		(831,594)

Total N&B equity	19,249,761	—		19,249,761
Noncontrolling interests	26,676	—		26,676

Total equity	19,276,437	—		$19,276,437

Total liabilities and equity	$21,539,454	$—		$21,539,454

Statement of Income Reclassifications

For the year ended December 31, 2019

(In USD thousand)

	Historical N&B Business (audited)	Reclassification adjustment	Note	Historical N&B Business after reclassification
Revenue:
Net sales	$6,076,156	$—		$6,076,156
Cost of goods sold	4,043,065	—		4,043,065

Gross profit	2,033,091	—		2,033,091

Research and development expenses	287,754	—		287,754
Selling and administrative expenses	704,426	264,179	3e	968,605
Amortization of acquisition-related intangibles	349,284	—		349,284
Restructuring and asset related charges, net	180,350	(180,350)	3f	—
Restructuring and other charges, net	—	117,350	3f	117,350
Goodwill impairment charge	673,566	(673,566)	3g	—
Goodwill and equity method investment impairment	—	736,566	3f,3g	736,566
Losses (gains) on sale of assets	—	(13,000)	3h	(13,000)
Integration and separation costs	264,179	(264,179)	3e	—
Other (income) expense, net	(6,283)	13,000	3h	6,717

Loss before income taxes	(420,185)	—		(420,185)
Taxes on income (loss)	51,370	—		51,370

Net loss	(471,555)	—		(471,555)
Net income attributable to noncontrolling interests	552	—		552

Net loss attributable to N&B’s shareholders	$(472,107)	$—		$(472,107)

The following items represent certain reclassifications of the historical N&B Business’s financial statement line items to conform to the expected financial statement line items of the combined company including:

Balance sheet items:

a)

Accounts receivables of $915,211 and Allowance for doubtful accounts of $8,000 as of December 31, 2019 included in Accounts and notes receivable, net have been reclassified to Receivables: Trade and Receivables: Allowance for doubtful accounts, respectively;

b)	Notes receivable and other miscellaneous receivables of $185,000 included in Accounts and notes receivable, net have been reclassified to Prepaid expenses and other current assets;

c)	Employee compensation and benefits, Income taxes payable and Accrued and other current liabilities have been combined into Other current liabilities;

d)	Net funded status of single employer plans amounting to $34,000 included in Other liabilities have been reclassified to Retirement liabilities.

Statement of income items:

e)	Integration and separation costs have been reclassified to Selling and administrative expenses;

f)

Equity method investment impairment loss of $63,000 included in Restructuring and asset related charges, net has been reclassified to Goodwill and equity method investment impairment, and remaining expenses included in Restructuring and asset related charges, net have been reclassified to Restructuring and other charges, net;

g)	Goodwill impairment charge has been reclassified to Goodwill and equity method investment impairment;

h)	Gains on sale of assets of $13,000 included in Other (income) expense, net have been reclassified to Losses (gains) on sale of assets.

4) SEPARATION ADJUSTMENTS

The N&B Business’s historical combined financial statements include certain assets and liabilities that have historically been held at the DuPont corporate level but are specifically identifiable or otherwise attributable to the N&B Business. In addition, the historical statement of operations for the N&B Business reflects allocations of general corporate expenses from DuPont including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services, and restructuring and DWDP integration activities related to these functions. These allocations were made on the basis of revenue, expenses, headcount or other relevant measures. Management of the N&B Business and DuPont consider these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, the N&B Business, in the aggregate. The allocations may not, however, reflect the expenses the N&B Business would have incurred as a stand-alone company for the periods presented. Actual costs that may have been incurred if the N&B Business had been a stand-alone company could have been materially different (higher or lower) and would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Following the Transactions, these functions will be performed by IFF (utilizing IFF’s existing capabilities, the N&B Business’s own resources acquired by IFF as part of the Transactions, or a combination of both) or third-party service providers. For an interim period, however, some of these functions may continue to be provided by DuPont under the Transition Services Agreements. The duration of such services is generally limited to no longer than three years from the date of the Separation for information technology services and no longer than two years from the date of the Separation for all other services and the total of service fees payable by N&B (and as such a cost of the combined company) may not exceed $45 million in any calendar year, and as such any costs or expenses in excess of that for services provided will be borne by DuPont. IFF may be unable to replace these services in a timely manner or on terms and conditions as favorable as those the N&B Business currently receives from DuPont. The costs for these services could in the aggregate be higher than the combination of IFF’s current costs and those reflected in the historical financial statements of the N&B Business.

However, the unaudited condensed combined pro forma financial statements do not include pro forma adjustments in relation to these separation-related items and certain Ancillary Agreements, including, without limitation, the Transition Services Agreements, the Space Leases and Supply Agreement as certain terms of the applicable agreements related to the Separation and Distribution and transition services have not been finalized at this time and, as such, the impact on various items on the unaudited condensed combined pro forma balance sheet and condensed combined pro forma statement of income has not been assessed. These agreements may have an impact on the statement of income, but as they are currently being negotiated such amounts are not currently estimable or factually supportable.

5) PRE-MERGER ADJUSTMENTS

Prior to the effective time of the Merger, and as a condition to the Distribution, N&B will make the Special Cash Payment to DuPont. The amount of the Special Cash Payment would be equal to a cash dividend of $7,306,000, as adjusted by certain items provided under the Separation Agreement, including but not limited to, financing fees incurred or paid by DuPont prior to the Distribution. The following table summarizes the calculation of the Special Cash Payment:

(in USD ’000)
Base cash dividend amount	7,306,000
Add: adjustments as per the Separation Agreement	48,727

The Special Cash Payment to DuPont	7,354,727

N&B, with the coordination from IFF, expects to finance the Special Cash Payment with the issuance of $7,500,000 of newly issued debt which, pursuant to ASC 805, will be treated as assumed by the combined company in the Merger. The financing is expected to consist of (i) issuing new par value debt in the form of notes of approximately $6,250,000 (referred to in this prospectus as the Notes) at a weighted average interest rate of 5.21% per annum with maturities ranging from 2 – 30 years, and (ii) senior unsecured term loans under the Term Loan Facility referred to below of up to $1,250,000. Debt issuance costs of $60,475 and $1,762 are expected to be incurred for the Notes and term loans, respectively. The debt issuance costs associated with each indebtedness would be amortized over the respective terms of the debt.

On January 17, 2020, N&B entered into a term loan credit agreement in an aggregate principal amount of $1,250,000 (referred to in this prospectus as the Term Loan Facility). The Term Loan Facility included a $625,000 three-year tranche and a $625,000 five-year tranche (collectively, the Term Loans and, together with the Notes, are referred to in this prospectus as the Permanent Financing) and are expected to have a weighted average interest rate of 3.04% per annum. Following the consummation of the Merger, N&B’s obligations under the Term Loan Facility will be guaranteed by IFF. At the election of N&B and IFF, in lieu of IFF providing the guarantee, or at any time after such guarantee having been provided, IFF may agree to assume all of N&B’s obligations under the Term Loan Facility, whereupon N&B shall be released from such obligations, which assumption is expected to occur after the Second Merger.

These agreements are subject to change and the level of debt expected to be incurred, the form of debt instruments to be issued, the debt issuance cost to be incurred, and related interest expense could vary significantly from what is assumed in the unaudited condensed combined pro forma financial statements. Other factors that are subject to change include, but are not limited to, the timing of borrowings, the amount of cash on hand at the time of the closing, inputs to interest rate determination on debt instruments issued including certain market indices and IFF’s credit rating.

The historical carved-out financial statements of the N&B Business did not include any debt allocation from DuPont. The following pro forma adjustments have been recorded in the unaudited condensed combined pro forma balance sheet in relation to the Permanent Financing (in USD thousands):

As of December 31, 2019
Term loans	1,250,000
Notes	6,250,000
Debt issuance costs	(62,237)

Pro forma adjustments to Long term debt	7,437,763

The following pro forma adjustments have been recorded in the unaudited condensed combined pro forma statement of income:

Year ended December 31, 2019
Interest expense on the Term Loans	37,944
Interest expense on the Notes	322,253

Pro forma adjustments to Interest expense	360,197

The weighted-average interest rate on the Term Loans and the Notes as of the issuance is expected to be 4.84%. The actual terms of the financing will be subject to market conditions. A 1/8% change in interest rates on the debt to be incurred as part of the Merger would result in a change in interest expense of $9,350 annually. The tax impact of the pro forma adjustment to Interest expense is calculated at a weighted average rate of 22.5%.

IFF and N&B have entered into a debt commitment letter with Morgan Stanley Senior Funding, Inc., Credit Suisse Loan Funding LLC, and Credit Suisse AG, under which N&B obtained a 364-day senior unsecured bridge loan facility of up to $7,500,000 (referred to in this document as the Bridge Facility), which has been and will be reduced by the net cash proceeds from the Permanent Financing. As the Bridge Facility is not expected to be utilized, the fees payable in connection with the Bridge Facility in the amount of $47,135 are not included in the calculation of the pro forma interest expense since they are not expected to have a continuing impact with respect to the statement of income. However, the Separation Agreement provides that certain fees with respect to the financing arrangements are paid by DuPont prior to the closing of the Transactions would be reimbursed to DuPont by an increase in the amount of the Special Cash Payment to be paid by N&B to DuPont prior to the Distribution. As such, the payment of the financing fees in relation to the Bridge Facility amounting to $47,135 and in relation to the Term Loan Facility amounting to $1,592 has been adjusted to compute the Special Cash Payment. An adjustment has been posted to the unaudited condensed combined pro forma balance sheet to remove the portion of the Bridge Facility financing fees paid by DuPont in 2019, $23,000 of which was recognized in Prepaid expenses and other current assets, and $7,000 of which was recognized in Other assets, in the historical balance sheet of the N&B Business with a corresponding decrease to Parent company net investment.

If IFF and N&B are not able to consummate all or any portion of the Permanent Financing, and must utilize the Bridge Facility to fund the Special Cash Payment, incremental financing fees would be payable. Further, the unaudited condensed combined pro forma statement of income would reflect an adjustment to Interest expense of approximately $318,663 for the year ended December 31, 2019 and the unaudited condensed combined pro forma balance sheet would reflect adjustments to Long-term debt and Bank borrowings, overdrafts and current portion of long-term debt of $1,248,238 and $6,176,250, respectively.

The following table summarizes the Pre-Merger pro forma adjustment posted to Cash and cash equivalents:

(in USD ’000)
Proceeds from debt financing	7,500,000
Debt issuance costs	(62,237)
Payment of the Special Cash Payment	(7,354,727)

Pro forma adjustment to Cash and cash equivalents	83,036

The Pre-merger adjustments to Parent company net investment reflect a decrease of $7,354,727 for the payment of the Special Cash Payment and a decrease of $30,000 for the elimination of the prepaid financing fees for the Bridge Facility reflected in the historical balance sheet of the N&B Business.

6) ESTIMATED PRELIMINARY PURCHASE CONSIDERATION

Pursuant to the Transactions, the N&B shares held by DuPont’s stockholders will be converted into the number of shares of IFF common stock such that immediately after the Merger such DuPont stockholders will collectively own approximately 55.4% of IFF common stock on a fully diluted basis, and IFF shareholders will collectively own approximately 44.6% of IFF common stock on a fully diluted basis.

The following table represents the preliminary estimate of the purchase consideration to be paid in the Transactions

(in USD thousands, except share and per share data):

Estimated number of fully diluted shares of IFF common stock(6a)	114,217,253
Share issuance ratio(6b)	1.24215
Estimated number of shares of IFF common stock to be issued to former DuPont stockholders	141,875,243
IFF share price(6c)	131.03

Estimated fair value of equity shares to be issued	18,589,913

Estimated preliminary purchase consideration	18,589,913

Notes:

a.	Estimated number of fully diluted IFF common stock

Number of shares of IFF common stock issued and outstanding (excluding stock held in treasury)	106,787,299
Number of shares issuable upon conversion of TEU	6,334,350
Number of shares issuable upon conversion of equity awards	1,095,604

114,217,253

b.

The number of shares of IFF common stock to be issued is equal to the number of fully diluted shares of IFF common stock multiplied by the quotient of 55.4% / 44.6% (1.24215) in accordance with the Merger Agreement.

c.	Closing price of one share of IFF common stock on the New York Stock Exchange on April 30, 2020.

The estimated preliminary purchase consideration reflected in the unaudited condensed combined pro forma financial information does not purport to represent what the actual purchase consideration will be when the Transactions close. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration paid will be measured on the closing date of the Transactions at the then-current market price. The final purchase consideration could significantly differ from the amounts presented in the unaudited condensed combined pro forma financial information due to movements in IFF’s common stock price up to the closing date of the Merger. A sensitivity analysis related to the fluctuation in the IFF’s common stock price was performed to assess the impact that a hypothetical change of 10% on the closing price of IFF common stock on April 30, 2020 would have on the estimated preliminary purchase consideration and goodwill as of the closing date. The percentage of this possible increase or decrease was derived from the recent historical volatility of IFF’s common stock price and is not indicative of IFF’s expectation for future stock price performance. The following table shows the impact of change in stock price on the estimated preliminary purchase consideration and goodwill:

	Estimated preliminary purchase consideration	Estimated goodwill
As presented in the unaudited condensed combined pro forma financial statements	18,589,913	13,676,870
10% increase in IFF’s share price	20,448,904	15,535,861
10% decrease in IFF’s share price	16,730,922	11,817,879

IFF intends to issue new equity shares as purchase consideration to those DuPont’s stockholders that receive shares of N&B common stock in the Distribution, subject to IFF shareholders’ approval. In addition, the unaudited condensed combined pro forma balance sheet has been adjusted to eliminate the N&B Business’s Parent company net investment, which represents the historical book value of the N&B Business’s net assets, as a result of the Transactions.

The following pro forma adjustments have been recorded to equity balances in the unaudited condensed combined pro forma balance sheet:

	Removal of N&B’s equity	Purchase consideration issued to DuPont shareholders	Pro forma adjustment
Common stock		17,734	17,734
Capital in excess of par value		18,572,179	18,572,179
Parent company net investment	(12,696,628)	—	(12,696,628)
Accumulated other comprehensive loss	831,594	—	831,594

Total	(11,865,034)	18,589,913	6,724,879

7) ESTIMATED PURCHASE PRICE ALLOCATION

Under the acquisition method of accounting, the N&B Business’s assets and liabilities will be recognized at fair value at the date of the completion of the Merger and combined with the historical carrying amounts of the assets and liabilities of IFF. In the unaudited condensed combined pro forma balance sheet, IFF’s estimated preliminary purchase price to acquire N&B has been allocated to the assets acquired, liabilities assumed and goodwill based upon management’s preliminary estimate of their respective fair values. Accordingly, the unaudited condensed combined pro forma financial information includes a preliminary allocation of the purchase price based on the assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material.

As of the date of this prospectus, IFF has not completed a full, detailed valuation analysis necessary to determine the fair values of the N&B Business’s identifiable assets to be acquired, liabilities to be assumed and noncontrolling interest. The preliminary purchase price allocation presented below is based on IFF management’s estimate of the fair value of tangible and intangible assets acquired and liabilities assumed using information that is currently available. The excess of the purchase price over the fair value of net assets acquired will be allocated to goodwill. The final allocation of the purchase price will be determined upon the completion of the Transactions and will be based on a comprehensive final evaluation of tangible and intangible assets acquired and liabilities assumed by IFF.

As of the date of this prospectus, the calculations necessary to estimate the fair values of certain assets acquired have been performed based on publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions, as there are limitations on the type of information that can be exchanged between IFF and N&B at this time. Where applicable, the benchmark information was corroborated with an income approach methodology such as the relief from royalty or multi-period excess earnings method. IFF will continue to refine its identification and valuation of assets to be acquired and the liabilities to be assumed as further information becomes available.

The estimated values of the assets acquired and liabilities assumed will remain preliminary until after the closing of the Merger, at which time IFF will determine the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Merger and will be based on the fair values of the assets acquired and liabilities assumed as of the Merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited condensed combined pro forma financial statements.

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by IFF in the Merger, reconciled to the estimated preliminary purchase consideration expected to be transferred:

	Historical N&B after reclassification	Pre-merger adjustments	Fair value adjustments	Fair value
	(Note 3)	(Note 5)
Purchase consideration				18,589,913
Identifiable net assets:
Cash and cash equivalents	—	83,036	—	83,036
Inventories	1,421,798	—	388,702	1,810,500
Property, plant and equipment	2,981,039	—	144,961	3,126,000
Identifiable intangible assets	4,377,292	—	4,922,708	9,300,000
Deferred tax assets	36,219	—	—	36,219
All other assets (excluding goodwill)	1,526,806	(30,000)	—	1,496,806
Deferred tax liabilities	(1,079,106)	—	(1,212,062)	(2,291,168)
Long-term debt	—	(7,437,763)	—	(7,437,763)
All other liabilities	(1,183,911)	—	—	(1,183,911)

Total identifiable net assets	8,080,137	(7,384,727)	4,244,309	4,939,719
Noncontrolling interests	(26,676)	—	—	(26,676)
Goodwill	11,196,300	—	2,480,570	13,676,870

Total	19,249,761	(7,384,727)	6,724,879	18,589,913

Net assets acquired will include the debt incurred by N&B to pay the Special Cash Payment to DuPont and certain acquisition-related expenses. See Note 5 for further details.

The unaudited condensed combined pro forma balance sheet has been adjusted to reflect the elimination of the N&B Business’s historical goodwill of $11,196,300 and to record goodwill resulting from the Transactions of $13,676,870. Recorded goodwill is calculated as the difference between the fair value of the purchase price paid and the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed as calculated above.

The unaudited condensed combined pro forma balance sheet has been adjusted to step up the N&B Business’s inventory to a fair value of approximately $1,810,500, an increase of $388,702 from the carrying value. This fair value estimate of inventory is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their highest and best use. The final fair value determination for inventories may differ from this preliminary determination. No adjustment to the unaudited condensed combined pro forma statement of income has been recorded since the step up of inventory does not have a continuing impact with respect to the statement of income of the combined company.

The unaudited condensed combined pro forma balance sheet has been adjusted to step up the N&B Business’s property, plant and equipment to a fair value of approximately $3,126,000, an increase of $144,961 from the carrying value. Personal property assets such as computer hardware and software, furniture, fixtures and equipment were valued using the trending method of the cost approach. For real property assets, IFF does not have sufficient information available to make a reasonable preliminary estimate of the fair value adjustment at this time. Therefore, no adjustment has been recorded to modify the current book value for the real property assets. Changes in the estimated fair values are expected based on valuation studies and other analyses which have not been performed to date. This estimate is preliminary and could vary materially from the final fair value. The unaudited condensed combined pro forma statement of income has been adjusted to recognize additional depreciation expense of $12,497 related to the increased basis under Cost of goods sold. The additional depreciation expense is computed with the assumption that the assets will be depreciated over the remaining estimated useful lives on a straight-line basis.

As part of the preliminary valuation analysis, IFF identified finite and indefinite lived Trade Names, Customer Relationships, Developed Technology, and In-Process Research and Development. The intangible assets are valued based on a percentage of premium (intangibles and goodwill) for comparable transactions in the nutrition & biosciences industry. IFF has not completed the detailed valuation work necessary to finalize the required estimated fair values, estimated lives, or pattern of amortization associated with the acquired intangible assets which may result in a change in actual amortization expense recognized. IFF does not have sufficient information with regards to the amount, timing and risk of cash flows of all of these intangible assets, particularly those assets still in the research and development phase. The final fair value determinations for identifiable intangible assets may differ from this preliminary determination, and such differences could be material. The pro forma adjustment to recognize additional amortization expense related to the increased basis of the intangible assets has been computed with the assumption that these will be amortized over the estimated useful lives on a straight-line basis as IFF management continues to evaluate the pattern of the economic benefits.

The following table summarizes the estimated fair values of the N&B Business’s identifiable intangible assets and their estimated useful lives and amortization expense based on a straight-line method:

	Estimated fair value	Estimated useful life (in years)	Amortization expense for the year ended December 31, 2019
Indefinite lived intangible assets
Trade name	540,000	Indefinite	—
In-process research and development	160,000	Indefinite	—
Finite lived intangible assets
Trade name	330,000	10 to 15 years	26,400
Customer relationships	5,880,000	15 to 20 years	336,000
Developed technology	2,390,000	8 to 12 years	239,000

	9,300,000		601,400

Less: historical amortization expense			(349,284)

Pro forma adjustment			252,116

A 10% change in the valuation of intangible assets and property, plant and equipment would cause a corresponding increase or decrease in the balance of goodwill and would also cause a corresponding increase or decrease in the annual amortization expense of approximately $60,140 and an increase or decrease in the annual depreciation expense of approximately $1,250.

The estimated tax impact of the fair market value adjustments on the amortization expense is reflected in the unaudited condensed combined pro forma statement of income using the weighted average statutory tax rate of the jurisdictions expected to be impacted. The actual deferred tax assets and liabilities may differ materially based on changes resulting from finalizing the allocation of the purchase price and valuing the assets acquired and liabilities assumed and tax basis step ups resulting from the Transactions that are not reasonably estimable for the purposes of these pro forma financial statements. The estimated tax impact of the fair market value adjustments on the depreciation and amortization expense is reflected in the unaudited condensed combined pro forma statement of income using the weighted average rate of 22.32%, which was based on the statutory tax rates of the jurisdictions expected to be impacted.

8) OTHER PRO FORMA ADJUSTMENTS

a)

The unaudited condensed combined pro forma balance sheet has been adjusted to reflect an adjustment for estimated transaction related costs consisting of professional, legal and other acquisition-related fees.

Pursuant to the requirements for the preparation of pro forma financial information under Article 11 of Regulation S-X, these transaction related costs are not included in the unaudited condensed combined pro forma statement of income, since these costs do not have a continuing impact with respect to the statement of income. During the year ended December 31, 2019, IFF has recognized $20,747 as transaction related expenses with a tax benefit of $2,354 and the N&B Business has recognized $46,596 as transaction related expenses with a tax benefit of $10,840. The transaction related costs recognized by IFF and the N&B Business during the year ended December 31, 2019 have been eliminated from the unaudited condensed combined pro forma statement of income, since they do not have a continuing impact. The anticipated costs that are expected to be incurred by IFF through the closing of the Transactions amounting to $143,053 are adjusted in the unaudited condensed combined pro forma balance sheet as a decrease to Cash and cash equivalents and Retained earnings. No tax effect was recorded for these costs as their deductibility has not been assessed. The unaudited condensed combined pro forma balance sheet does not include an adjustment for the N&B Business’s anticipated separation related expenses as these are incurred and paid by DuPont.

b)

The estimated tax impacts of the pro forma adjustments have been reflected in Taxes on income (loss) in the unaudited condensed combined pro forma statement of income and to Deferred income taxes in the condensed combined pro forma balance sheet by using a tax rate which was determined using the weighted average statutory tax rate of the jurisdictions expected to be impacted. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material. The pro forma adjustments do not consider the impact of the changes to legislation due to the recent and ongoing outbreak of the COVID-19 pandemic.

The estimate of the deferred income tax liabilities resulting from the fair value adjustments for the inventory, property, plant and equipment and identifiable intangible assets acquired is preliminary and is subject to change based upon final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed in the Transactions.

The pro forma adjustments to Taxes on income (loss) for the year ended December 31, 2019 reflect the aggregate pro forma income tax effects of the following adjustments reflected in the unaudited condensed combined pro forma statement of income.

	For the year ended December 31, 2019
	Pre-merger adjustments	Merger adjustments
Tax effect of incremental amortization expense adjustment (Note 7)	—	(56,272)
Tax effect of incremental depreciation expense adjustment (Note 7)	—	(2,789)
Tax effect of interest expense adjustment (Note 5)	(81,044)	—
Tax effect of reversal of transaction related costs (Note 8a)	—	13,194

	(81,044)	(45,867)

The adjustments to Deferred income taxes reflect an increase to the deferred tax liability of $1,212,062 for the impact of the fair value adjustments on preliminary purchase price allocation as described in Note 7.

9) PRO FORMA INCOME (LOSS) PER SHARE

The pro forma income (loss) per share of common stock for the year ended December 31, 2019 has been calculated based on the estimated weighted average number of shares of IFF’s common stock that would have been outstanding on a pro forma basis. The pro forma weighted average number of shares outstanding was derived using IFF’s historical weighted average number of shares outstanding after giving effect to the preliminary estimated number of shares of IFF common stock to be issued as part of purchase consideration calculated pursuant to the Merger Agreement. There was no difference in the weighted average number of common shares used for the calculation of pro forma basic and diluted loss per share as the effect of all potentially dilutive shares outstanding would have been anti-dilutive. For the purposes of the pro forma earnings per share calculations, the shares issued in connection with the Merger were considered issued and outstanding as of January 1, 2019. Pro forma income (loss) per share calculations do not consider the impact of issuance of common stock to tangible equity units (“TEU”) holders and equity award holders from January 1, 2020 through the date of acquisition. Per share information for the N&B Business is not presented because the N&B Business did not have outstanding capital stock since its historical combined financial statements have been prepared on a carve-out basis.

The following table presents the calculation of pro forma combined basic and diluted net loss per share of common stock (in thousands, except per share amounts):

Year ended December 31, 2019
Pro forma net loss attributable to stockholders	(446,790)
Weighted average number of IFF shares outstanding — basic	111,966
IFF shares issued to DuPont as part of purchase consideration (Note 6)	141,875

Pro forma weighted average number shares outstanding — basic	253,841
Pro forma weighted average number shares outstanding — diluted	253,841
Pro forma net loss per share of common stock — basic	(1.76)
Pro forma net loss per share of common stock — diluted	(1.76)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE N&B BUSINESS

References in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to “N&B” should be read to reference to and/or include the N&B Business, as N&B did not exist or did not contain the N&B Business during the periods presented.

This management’s discussion and analysis of financial condition and results of operations accompanies and should be read in conjunction with the combined financial statements (the “N&B Combined Financial Statements”) and notes thereto of the N&B Business which appear elsewhere in this prospectus.

N&B believes the assumptions underlying the N&B Combined Financial Statements are reasonable. However, the N&B Combined Financial Statements included herein may not necessarily reflect N&B’s results of operations, financial position, and cash flows in the future or what they would have been had N&B been an independent, publicly traded company during the periods presented. As a result, historical financial information is not necessarily indicative of N&B’s future results of operations, financial position or cash flows. The following section is qualified in its entirety by the more detailed information in this document, including the N&B Combined Financial Statements and notes thereto.

The following discussion may contain forward-looking statements that reflect N&B’s plans, estimates, and beliefs. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those set forth in the forward-looking statements. Additionally, there may be other risks and uncertainties that N&B is unable to identify at this time or that N&B does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include those discussed below and elsewhere herein. See “Risks Related to the Combined Company’s Business following the Transactions” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Set forth below is a discussion of N&B’s historical operations. The effects of the Transactions are reflected in the unaudited pro forma condensed combined financial statements of IFF and N&B included elsewhere in this document.

DowDuPont merger of Dow and DuPont completed in August 2017

DowDuPont Inc. (“DowDuPont”) was formed on December 9, 2015 to effectuate an all-stock, merger of equals strategic combination between The Dow Chemical Company (“Historical Dow”) and E. I. du Pont de Nemours and Company (“Historical EID”). On August 31, 2017 at 11:59 pm ET, (the “DWDP Merger Effectiveness Time”) pursuant to the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017 (the “DWDP Merger Agreement”), Historical Dow and Historical EID each merged with wholly owned subsidiaries of DowDuPont and, as a result, became subsidiaries of DowDuPont (the “DWDP Merger”). DowDuPont accounted for the DWDP Merger as a business combination, with Historical Dow as the accounting acquirer, using the acquisition method of accounting.

Acquisition of FMC’s H&N Business in November 2017

As a condition of the regulatory approval of the DWDP Merger, Historical EID was required to divest a portion of its crop protection product line, including certain research and development capabilities. As a result, on March 31, 2017, Historical EID entered into a definitive agreement (the “FMC Transaction Agreement”) with FMC Corporation (“FMC”). In accordance with a definitive agreement dated March 31, 2017, between Historical EID and FMC, on November 1, 2017, FMC acquired certain Historical EID crop protection business and research and development assets and Historical EID acquired certain assets relating to FMC’s Health and Nutrition segment (the

“H&N Business”) (collectively, the “FMC Transactions”). The H&N Business is included in this N&B financial information from the acquisition date forward.

Spin-off of Dow and Corteva

Subsequent to the DowDuPont Merger, DuPont engaged in a series of internal reorganization and realignment steps to realign its businesses into three subgroups: agriculture, material science, and specialty products (the “DowDuPont realignments”). On April 1, 2019, DuPont completed the separation of its material science business (including the Historical Dow parent company, The Dow Chemical Company) into a separate and independent public company by way of a distribution of Dow through a pro rata dividend in-kind of all the then-issued and outstanding shares of Dow’s common stock. On June 1, 2019, DuPont completed the separation of its agriculture business (including the Historical EID parent company, E. I. du Pont de Nemours and Company) into a separate and independent public company by way of a distribution of Corteva through a pro rata dividend in-kind of all the then-issued and outstanding shares of Corteva’s common stock.

Following the Corteva spin-off, on June 1, 2019, DowDuPont changed its registered name to DuPont de Nemours, Inc. and holds the specialty products businesses. Effective June 1, 2019, DuPont (approximately $22 billion of annual net sales in 2019 on a full year basis) consists of the following reportable segments: Electronics & Imaging, Transportation & Industrial, Safety & Construction, Non-Core, and Nutrition & Biosciences, which includes the Historical EID Nutrition and Biosciences business (“Historical EID N&B”), the Historical Dow Nutrition and Biosciences business (“Historical Dow N&B”) and the H&N Business acquired from FMC.

Reverse Morris Trust Transaction Anticipated in the first quarter of 2021

On December 15, 2019, DuPont, N&B (presently a wholly owned subsidiary holding company of DuPont) and IFF entered into definitive agreements, pursuant to which and subject to the terms and conditions therein, (1) DuPont will transfer the N&B Business to N&B (generally referred to herein as the Separation), (2) N&B will make a cash distribution to DuPont equal to $7.306 billion, subject to certain adjustments (referred to herein as the Special Cash Payment), (3) DuPont will distribute to its stockholders all of the issued and outstanding shares of N&B common stock by way of either (at DuPont’s option) a pro rata dividend, an exchange offer or a combination of both (generally referred to herein as the Distribution) and (4) Merger Sub I will merge with and into N&B, with N&B as the surviving corporation (generally referred to herein as the Merger). This disclosure in this document has generally been prepared under the assumption that the shares of N&B common stock will be distributed to DuPont stockholders pursuant to a combination exchange offer and spin-off. Based on market conditions prior to closing, DuPont will determine whether the shares of N&B common stock will be distributed to DuPont’s stockholders in a spin-off, exchange offer or a combination of both and, once a final decision is made, this disclosure will be amended to reflect that decision, if necessary. No matter which form of Distribution is selected, DuPont will distribute all of the shares of N&B common stock to DuPont stockholders in the Distribution, and as a result of the Merger occurring thereafter, the existing shares of N&B common stock will be automatically converted into the right to receive a number of shares of IFF common stock. When the Merger is completed, holders (or, if such holders exchange all of their shares of DuPont common stock in the Exchange Offer, also former holders) of DuPont’s common stock that received shares of N&B common stock in the Distribution will own approximately 55.4% of the outstanding shares of IFF common stock on a fully diluted basis and existing holders of IFF common stock immediately prior to the Merger will own approximately 44.6% of the outstanding shares of IFF common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases. The Distribution and the Merger are a Reverse Morris Trust transaction and are expected to be tax-free to DuPont stockholders for U.S. federal income tax purposes, except to the extent that cash is paid to DuPont stockholders in lieu of fractional shares in the Distribution or the Merger. The Separation, Distribution and the Merger are collectively referred to herein as the “Transactions”.

The Transactions are subject to the approval by IFF’s shareholders of the issuance of IFF shares in the Transactions and the satisfaction of customary closing conditions, including regulatory approvals. The Transactions are expected to be completed in the first quarter of 2021.

Overview

N&B, one of the world’s largest producers of specialty ingredients, is an innovation-driven and customer-focused business that provides solutions for the global food and beverage, dietary supplements, home and personal care, energy, animal nutrition and pharma markets. Additionally, N&B is an industry pioneer and innovator that works with customers to improve the performance, productivity and sustainability of their products and processes through differentiated technology in ingredients applications, fermentation, biotechnology, chemistry and manufacturing process excellence. See “Information on the N&B Business” for a further discussion of the N&B Business, including its strategies, products, raw materials and markets.

Note on Financial Presentation

The N&B financial information for periods presented prior to the closing of the DWDP Merger, (the “Predecessor Period”) is that of Historical EID N&B and, therefore, reflects Historical EID’s carrying value for its N&B business. For all periods subsequent to the DWDP Merger (the “Successor Periods”) included in the N&B Combined Financial Statements, N&B operated as part of DowDuPont (now known as DuPont) and the N&B financial information presented reflects the step up in fair value of Historical EID N&B at the effective time of the DWDP Merger, as Historical Dow was the accounting acquirer in the DowDuPont Merger. All periods prior to the closing of the DWDP Merger reflect the historical operations and accounting basis in Historical EID N&B’s assets and liabilities and are labeled “Predecessor.” The N&B activities of Historical Dow and FMC are not included in the Predecessor results or financial position. The N&B Combined Financial Statements for the periods subsequent to the DWDP Merger are labeled “Successor” and include operations of both Historical EID and Historical Dow, as well as FMC for periods subsequent to the FMC Transactions, as they operated as part of DowDuPont and subsequently DuPont. The N&B Combined Financial Statements and notes include a black line division between the columns titled “Predecessor” and “Successor” to signify that the amounts shown for the periods prior to and following the DWDP Merger are not comparable. See Note 4 to the N&B Combined Financial Statements for additional information on the DWDP Merger. The term “Parent” as used herein refers to either, in the Successor Periods presented, DuPont, or, in the Predecessor Period presented, Historical EID.

The N&B Combined Financial Statements discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations have been derived, as described above, from DuPont’s and Historical EID’s accounting records as if N&B’s operations had been conducted independently from those of DuPont and Historical EID in the Successor and Predecessor Periods, respectively, and were prepared on a stand-alone basis in accordance with GAAP and pursuant to the rules and regulations of the SEC.

The historical results of operations, financial position and cash flows of N&B discussed in this document may not be indicative of what they would have been had N&B actually been an independent stand-alone entity, nor are they necessarily indicative of N&B’s future results of operations, financial position and cash flows.

ANALYSIS OF OPERATIONS

2019 Restructuring Program

During the second quarter of 2019 and in connection with the ongoing integration activities, Parent approved restructuring actions to simplify and optimize certain organizational structures following the completion of the Dow and Corteva separations (the “2019 Restructuring Program”). For the year ended December 31, 2019, N&B recorded pre-tax charges of $20 million, recognized in “Restructuring and asset related charges, net” in the N&B Combined Statement of Operations. Actions under the 2019 Restructuring Program are substantially complete at December 31, 2019, and total liabilities related to the program of $10 million represent expected future cash payments of severance and related benefits.

DowDuPont Cost Synergy Program

In September and November 2017, Parent approved post-merger restructuring actions under the DowDuPont Cost Synergy Program (the “Synergy Program”), adopted by the DowDuPont Board of Directors. The Synergy

Program was designed to integrate and optimize the organization following the DWDP Merger and in preparation for the Dow and Corteva separations. N&B recorded pre-tax restructuring charges of $145 million inception-to-date, consisting of severance and related benefit costs of $79 million, asset related charges of $47 million and contract termination charges of $19 million. At December 31, 2019, total liabilities related to the program were $17 million. N&B does not expect to incur further significant charges related to the Synergy Program and at December 31, 2019 the program is considered substantially complete.

Health & Biosciences Goodwill Impairment

During the second quarter of 2019, N&B was required to perform interim impairment tests of its goodwill due to Parent’s internal distribution of the specialty products legal entities from Historical EID to DowDuPont (the “Internal SP Distribution”) and Parent’s changes to its management and reporting structure and creation of a new non-core segment (the “Second Quarter Segment Realignment”). As a result of the analyses performed, N&B recorded a pre-tax, non-cash impairment charge of $674 million during the year ended December 31, 2019, related to the Health & Biosciences segment. The charge was recognized in “Goodwill impairment charge” in the combined statements of operations. See Note 14 to the N&B Combined Financial Statements.

Equity Method Investment Impairment

During the second quarter of 2019, the Internal SP Distribution served as a triggering event requiring N&B to perform an impairment analysis of its equity method investments. As a result of the analysis performed, N&B recorded a pre-tax, non-cash impairment charge of $63 million to write-down the value of an equity method investment. The charge was recognized in “Restructuring and asset related charges, net” in the Combined Statements of Operations. See Note 7 to the N&B Combined Financial Statements.

RESULTS OF OPERATIONS

Net Sales

Summary of Sales Results	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net sales	$6,076	$6,216	$1,885	$2,810

Summary of Sales Results by Segments and Geographic Region	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Food & Beverage	$2,945	$2,987	$722	$1,619
Health & Biosciences	2,317	2,405	756	1,191
Pharma Solutions	814	824	407	—

Total	$6,076	$6,216	$1,885	$2,810

United States	$2,125	$2,123	$632	$1,001
Canada	138	142	41	62
EMEA [1]	1,812	1,906	579	820
Asia Pacific	1,380	1,406	416	585
Latin America	621	639	217	342

Total	$6,076	$6,216	$1,885	$2,810

1.	Europe, Middle East and Africa

2019 versus 2018

Net sales were $6,076 million for the year ended December 31, 2019, down from $6,216 million for the year ended December 31, 2018, due to a 2 percent unfavorable currency impact, primarily in EMEA and Latin America, and a 1 percent increase in price offset by a 1 percent decrease from portfolio actions. Volume was flat with gains in Food & Beverage, primarily in cellulosics and protein solutions, from growing demand in the meat alternatives and high protein nutritional beverages and bars, offset by declines in emulsifiers and sweeteners and in Health & Biosciences due to continued market-driven softness in biorefineries and decreased volume related to home and personal care applications, which were partially offset by strength in food enzymes.

2018 versus the period from September 1, 2017 through December 31, 2017 and the period January 1, 2017 through August 31, 2017

Net sales for the year ended December 31, 2018 were $6,216 million compared to $1,885 million for the period September 1 through December 31, 2017 and $2,810 million for the period January 1 through August 31, 2017. Net sales for the year ended December 31, 2018 included net sales of $1,797 million related to the portfolios of Historical Dow N&B and the H&N Business which have been included in N&B’s results subsequent to the DWDP Merger and the FMC Transactions. The Successor period September 1 through December 31, 2017 included net sales of $714 million related to the portfolios assumed from the DWDP Merger and the FMC Transactions. The remaining increasing trend in net sales was driven primarily by volume growth across all three segments led by gains in Food & Beverage products and driven by demand in Asia Pacific. Demand for Health & Biosciences products, led by home and personal care applications and animal nutrition, also contributed to volume growth.

Cost of Goods Sold

Cost of goods sold was $4,043 million for the year ended December 31, 2019 compared to $4,196 million for the year ended December 31, 2018. The $153 million decrease was primarily driven by lower sales volume, cost synergies, portfolio actions, plant productivity and currency impacts. The year ended December 31, 2018 included a charge of $67 million related to the amortization of the fair value step-up in inventories, primarily related to the acquisition of the H&N Business. There was no amortization of fair value step-up recorded for the year ended December 31, 2019. Cost of goods sold as a percentage of net sales improved to 67 percent for the year ended December 31, 2019 from 68 percent for the year ended December 31, 2018.

Cost of goods sold for the year ended December 31, 2018 was $4,196 million compared to $1,671 million for the period September 1 through December 31, 2017 and $1,808 million for the period January 1 through August 31, 2017. Cost of goods sold as a percentage of net sales was 68 percent, 89 percent, and 64 percent for the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, respectively. The year ended December 31, 2018 and the Successor period September 1 through December 31, 2017 included a charge of $67 million and $397 million, respectively, related to amortization of the fair value step-up in inventories of Historical EID and the H&N Business as a result of the DWDP Merger and the FMC Transactions. Excluding the impact of the inventory step-up amortization, cost of goods sold as a percentage of net sales was 66 percent, 68 percent, and 64 percent for the year ended December 31, 2018, the period September 1 through December 31, 2017 and the period January 1 through August 31, 2017, respectively. The increase in cost of goods sold as a percentage of net sales after August 31, 2017 resulted primarily from the increased percentage of sales from lower margin products due to the acquisition of Historical Dow N&B and the H&N Business.

Research and Development (“R&D”) Expenses

R&D expense was $288 million for the year ended December 31, 2019 compared to $275 million for the year ended December 31, 2018. The $13 million increase was primarily driven by investments in growth including probiotics, microbiome and human milk oligosaccharides. The increases were partially offset by cost synergies compared to the prior year. R&D expense as a percentage of net sales was 5 percent and 4 percent for the years ended December 31, 2019 and 2018, respectively.

R&D expense was $275 million for the year ended December 31, 2018, $88 million for the period September 1 through December 31, 2017, and $139 million for the period January 1 through August 31, 2017. R&D expense as a percentage of net sales was 4 percent, 5 percent and 5 percent for the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, respectively. R&D expense as a percentage of net sales was flat as increased spend on projects associated with the microbiome and human milk oligosaccharides was offset by cost synergies. The year ended December 31, 2018 and the Successor period September 1 through December 31, 2017 included R&D expense of $76 million and $38 million, respectively, from operations assumed in the DWDP Merger and FMC Transactions. The Predecessor period January 1 through August 31, 2017 consisted of only R&D expense of Historical EID N&B.

Selling and Administrative (“S&A”) Expenses

S&A expense was $704 million for the year ended December 31, 2019 compared to $760 million for the year ended December 31, 2018. The $56 million decrease was primarily driven by cost synergies. S&A expense as a percentage of net sales was 12 percent for both of the years ended December 31, 2019 and 2018. S&A expense excluding Parent’s corporate allocations for the years ended December 31, 2019 and December 31, 2018 was $431 million and $471 million, respectively, with the decrease driven by cost synergies.

S&A expense was $760 million for the year ended December 31, 2018, $262 million for the period September 1 through December 31, 2017, and $403 million for the period January 1 through August 31, 2017. S&A expense as a percentage of net sales was 12 percent, 14 percent, and 14 percent for the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, respectively. The decreasing percentage was primarily driven by cost synergies. $239 million and $125 million of S&A expenses were related to operations assumed in the DWDP Merger and FMC Transactions for the year ended December 31, 2018 and the Successor period September 1 through December 31, 2017, respectively. $521 million and $137 million of S&A expenses were related to Historical EID N&B business for the year ended December 31, 2018 and the period September 1 through December 31, 2017, respectively. Excluding the impacts of Historical Dow N&B and the H&N Business, S&A expense as a percentage of net sales was 12 percent for both the year ended December 31, 2018 and the Successor period September 1 through December 31, 2017. S&A expense excluding corporate allocations for the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017 was $471 million, $152 million, and $241 million, respectively.

Amortization of Acquisition-Related Intangibles

Acquisition-related intangible asset amortization was $349 million for the year ended December 31, 2019 compared to $311 million for the year ended December 31, 2018. The $38 million increase was primarily driven by the $1.2 billion reclassification of indefinite-lived tradenames to definite-lived tradenames as a result of the announcement of the Transaction during the fourth quarter of 2019.

Acquisition-related intangible asset amortization was $311 million for the year ended December 31, 2018 compared to $96 million for the period September 1 through December 31, 2017 and $84 million for the period January 1 through August 31, 2017. The change between the Predecessor and Successor periods in acquisition-related intangible asset amortization was primarily driven by the additional amortization expense resulting from the fair value adjustment to intangibles as part of the DWDP Merger and FMC Transactions. See Notes 4 and 14 to the N&B Combined Financial Statements for additional information on intangible assets.

Restructuring and Asset Related Charges, Net

Restructuring and asset related charges, net were $180 million, $29 million, $20 million and $8 million for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017 and the period January 1 through August 31, 2017, respectively. Restructuring costs consist of restructuring programs and other asset related charges, which include other asset impairments.

The activity for the year ended December 31, 2019 includes $20 million of charges related to the 2019 Restructuring Program, $97 million of charges related to the Synergy Program and a $63 million asset impairment charge related to an equity method investment. Charges for the year ended December 31, 2018 and the period September 1 through December 31, 2017 were primarily related to the Synergy Program.

See Note 7 to the N&B Combined Financial Statements for additional information.

Goodwill Impairment Charge

During the second quarter of 2019, N&B recorded a pre-tax, non-cash impairment charge of $674 million for the year ended December 31, 2019 impacting the Health & Biosciences segment. There was no goodwill impairment charge recognized during the year ended December 31, 2018, the period September 1 through December 31, 2017, or the period January 1 through August 31, 2017. See Note 14 to the N&B Combined Financial Statements for additional information on the impairment charge.

Integration and Separation Costs

Integration and separation costs include an allocation of costs incurred by Parent to prepare for and close the DWDP Merger, post-merger integration and separation expenses, and beginning in the fourth quarter of 2019, costs directly related to the separation of N&B. These costs have primarily consisted of financial advisory, information technology, legal, accounting, consulting, and other professional advisory fees associated with the preparation and execution of these activities. Integration and separation costs were $264 million, $136 million, $42 million and $57 million for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, respectively.

Other Income, Net

Other income, net includes a variety of income and expense items such as gains on sale of businesses and other assets, net exchange gains and losses, interest expense, non-operating pension and other post-employment benefit credits or costs, equity in earnings or losses of nonconsolidated affiliates and miscellaneous income or expenses. Other income, net was $6 million, $10 million, $10 million, and $113 million for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1, 2017, and the period January 1 through August 31, 2017, respectively.

The year ended December 31, 2019 included a net gain on sales of businesses and other assets of $13 million offset by net exchange losses of $7 million and non-operating pension and other post-employment benefits of $2 million.

The year ended December 31, 2018 included non-operating pension and other post-employment benefits of $17 million and miscellaneous income, net of $5 million. These balances were partially offset by net exchange losses of $9 million.

The period September 1, 2017 through December 31, 2017 included non-operating pension and other post-employment benefits of $6 million and net exchange gains of $5 million.

The period January 1, 2017 through August 31, 2017 included a net gain on sale of businesses and other assets of $160 million. This amount includes a pre-tax gain of $162 million ($86 million net of tax) related to the sale of the global food safety diagnostics business. The gain was partially offset by net exchange losses of $32 million, non-operating pension and post-employment credits of $11 million, and equity in losses of nonconsolidated affiliates of $6 million.

See Note 9 to the N&B Combined Financial Statements for additional information.

Taxes on (Loss) Income

N&B’s effective tax rate fluctuates based on, among other factors, the geographic mix of earnings. On December 22, 2017, the TCJA was enacted. The TCJA reduces the U.S. federal corporate income tax rate from 35 percent to 21 percent, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously deferred, creates new provisions related to foreign sourced earnings, eliminates the domestic manufacturing deduction and moves towards a hybrid territorial system. The underlying factors affecting N&B’s overall tax rate are summarized in Note 10 to the N&B Combined Financial Statements.

For the year ended December 31, 2019, N&B’s effective tax rate was (12.1) percent on pre-tax loss of $420 million. The negative tax rate for the year ended December 31, 2019 was principally the result of the non-tax-deductible goodwill impairment charge impacting the Health & Biosciences segment. See Note 14 to the N&B Combined Financial Statements for more information regarding the goodwill impairment charge.

For the year ended December 31, 2018, N&B’s effective tax rate was 24.1 percent on pre-tax income of $519 million. The effective tax rate for the year ended December 31, 2018 was unfavorably impacted by an increase in valuation allowances on various U.S., state and local and foreign deferred tax assets. This impact was partially offset by a benefit related to remeasurement of U.S. state deferred tax assets and liabilities.

For the period September 1 through December 31, 2017, N&B’s effective tax rate was 169.4 percent on a pre-tax loss of $284 million. The tax rate for the period September 1 through December 31, 2017 was unfavorably impacted by U.S. tax effects resulting from the enactment of the TCJA. The TCJA resulted in a one-time transition tax on earnings of foreign subsidiaries and required N&B to remeasure its U.S. federal deferred tax assets and liabilities. See Note 10 to the N&B Combined Financial Statements for more information regarding the impact of the TCJA on N&B.

For the period January 1 through August 31, 2017, N&B’s effective tax rate was 32.8 percent on pre-tax income of $424 million. The tax rate for the period ended August 31, 2017 was favorably impacted by a benefit associated with tax deductions related to certain foreign intangible assets. This impact was partially offset by an unfavorable adjustment related to the sale of the global food safety diagnostics business.

SEGMENT RESULTS

N&B’s reportable segments are Food & Beverage, Health & Biosciences, and Pharma Solutions. Major products by segment include Food & Beverage (emulsifiers, sweeteners, functional solutions, and protein solutions); Health & Biosciences (dietary supplements, food protection, cultures, enzymes and microbial control); and Pharma Solutions (pharma excipients, industrial applications and nitrocellulose). N&B operates globally in substantially all of its product lines.

N&B’s measure of profit/loss for segment reporting purposes is Segment Operating EBITDA as this is the manner in which N&B’s chief operating decision maker assesses performance and allocates resources. N&B defines Segment Operating EBITDA as earnings (net (loss) income) before interest, taxes on (loss) income, non-operating pension and other post-employment benefit costs, depreciation and amortization, exchange gains and losses, and corporate expenses, excluding certain significant items. N&B believes that its primary measure of segment profitability, Segment Operating EBITDA, provides relevant and meaningful information to investors about the ongoing operating results of N&B and underlying prospects of N&B. Reconciliations of these measures can be found in Note 24 to the N&B Combined Financial Statements.

FOOD & BEVERAGE

Food & Beverage is N&B’s innovative and broad portfolio of natural-based ingredients, including texturants, hydrocolloids, emulsifiers, sweeteners, plant-based proteins and systems for multiple ingredients, is marketed under the DANISCO® and SUPRO® brands, as well as others, and serves to enhance nutritional value, texture and functionality in a wide range of dairy, beverage, bakery and culinary applications. The major market for Food & Beverage is the industrial prepared foods market.

Food & Beverage	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net sales	$2,945	$2,987	$722	$1,619
Segment Operating EBITDA	$586	$605	$167	$258

2019 versus 2018

Food & Beverage net sales were $2,945 million for the year ended December 31, 2019, a decrease of 1 percent from $2,987 million for the year ended December 31, 2018 due to a 3 percent unfavorable currency impact partially offset by a 2 percent increase in price. The increase in price was primarily attributable to sweeteners and locust bean kernels where raw material price increases were passed on to customers. Volume was flat year over year as gains, primarily within cellulosics and protein solutions from growing demand in the meat alternatives and high protein nutritional beverages and bars, were offset by lower volume within emulsifiers and sweeteners.

Segment Operating EBITDA was $586 million for the year ended December 31, 2019, a decrease of 3 percent from Segment Operating EBITDA of $605 million for the year ended December 31, 2018. Segment Operating EBITDA as a percentage of net sales was flat year over year, as unfavorable currency impacts were partially offset by cost synergies and favorable mix.

2018 versus the period September 1, 2017 through December 31, 2017 and January 1, 2017 through August 31, 2017

Food & Beverage net sales were $2,987 million for the year ended December 31, 2018 compared to $722 million for the period September 1 through December 31, 2017 and $1,619 million for the period January 1 through August 31, 2017. Net sales for the year ended December 31, 2018 consisted of net sales of $2,507 million related to Historical EID N&B and $480 million related to the businesses assumed from the DWDP Merger and the FMC Transactions. The Successor period September 1 through December 31, 2017 consisted of net sales of $148 million related to the businesses assumed from the DWDP Merger and FMC Transactions. The Predecessor period January 1 through August 31, 2017 included only net sales related to Historical EID N&B products. Net sales of Historical EID N&B products increased in 2018 due to volume, price and favorable product mix from hydrocolloids and higher demands in the meat-free market which caused growth in demand of specialty proteins products.

Segment Operating EBITDA was $605 million for the year ended December 31, 2018, compared to Segment Operating EBITDA of $167 million for the period September 1 through December 31, 2017 and $258 million for the period January 1 through August 31, 2017. Segment Operating EBITDA as a percentage of net sales increased in the Successor periods as a result of cost synergies.

HEALTH & BIOSCIENCES

Health & Biosciences is the biotechnology driven portfolio of N&B, where enzymes, food cultures, probiotics and specialty ingredients for food and non-food applications are developed and produced. N&B’s biotechnology-

driven probiotics portfolio, including the HOWARU® brand, is a leading technology platform for dietary supplements supported by science-based health claims, with a growing portfolio of proprietary strains, and possesses among the highest potency and highest volume production capabilities in the market. Health & Biosciences is a leading producer of cultures for use in fermented foods such as yogurt, cheese and fermented beverages. It also uses industrial fermentation to produce enzymes and microorganisms that provide product and process performance benefits to household detergents, animal feed, ethanol production, human food and brewing. Health & Biosciences also offers a broad portfolio of formulated biocides for controlling microbial populations. The major markets for Health & Biosciences are the health and wellness market, food and beverage, animal nutrition, detergents, biofuels production, and microbial control solutions for oil and gas production, home and personal care and other industrial preservation markets.

Health & Biosciences	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net sales	$2,317	$2,405	$756	$1,191
Segment Operating EBITDA	$617	$658	$184	$371

2019 versus 2018

Health & Biosciences net sales were $2,317 million for the year ended December 31, 2019, a decrease of 4 percent from $2,405 million for the year ended December 31, 2018, due to a 3 percent unfavorable currency impact and 1 percent decrease in volume. Strong volume gains within food enzymes were offset by continued market-driven softness in biofuels production and decreased volume related to home and personal care applications.

Segment Operating EBITDA was $617 million for the year ended December 31, 2019, a decrease of 6 percent from Segment Operating EBITDA of $658 million for the year ended December 31, 2018, as unfavorable impacts related to product mix and currency coupled with investment in research and development in probiotics clinical trials, microbiome and human milk oligosaccharides, were partially offset by cost synergies. Segment Operating EBITDA as a percentage of net sales was flat due to increased investment in growth offset by productivity improvements and cost synergies.

2018 versus the period September 1, 2017 through December 31, 2017 and January 1, 2017 through August 31, 2017

Health & Biosciences net sales were $2,405 million for the year ended December 31, 2018 compared to $756 million for the period September 1 through December 31, 2017 and $1,191 million for the period January 1 through August 31, 2017. Net sales for the year ended December 31, 2018 consisted of net sales of $1,912 million related to Historical EID N&B products and $493 million related to the business assumed from the DWDP Merger. The Successor period September 1 through December 31, 2017 consisted of net sales of $159 million related to the businesses assumed from the DWDP Merger. The Predecessor period January 1 through August 31, 2017 included only net sales related to Historical EID N&B products. Historical EID N&B products contributed to an increase in sales primarily due to volume and pricing increases in probiotics, and volume growth in home and personal care applications and animal nutrition.

Segment Operating EBITDA was $658 million for the year ended December 31, 2018, compared to Segment Operating EBITDA of $184 million for the period September 1 through December 31, 2017 and $371 million for the period January 1 through August 31, 2017. Segment Operating EBITDA as a percentage of sales decreased during the Successor periods primarily as a result of an unfavorable mix.

PHARMA SOLUTIONS

Pharma Solutions is one of the world’s largest producers of cellulosics- and alginates-based pharma excipients, used to improve the functionality and delivery of active pharmaceutical ingredients, including controlled or modified drug release formulations, and enabling the development of more effective pharma solutions, including those marketed under the AVICEL® brand. The primary market for Pharma Solutions is the oral dosage pharmaceuticals excipients market.

Pharma Solutions	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net sales	$814	$824	$407	$—
Segment Operating EBITDA	$225	$204	$32	$—

2019 versus 2018

Pharma Solutions net sales were $814 million for the year ended December 31, 2019, a decrease of 1 percent from $824 million for the year ended December 31, 2018, due to a 2 percent unfavorable currency impact and 1 percent decrease in volume which were partially offset by a 2 percent increase in price. Overall growth in demand and price for controlled release applications were offset by a weaker demand in immediate release applications.

Segment Operating EBITDA was $225 million for the year ended December 31, 2019, an increase of 10 percent from Segment Operating EBITDA of $204 million for the year ended December 31, 2018, as pricing gains, cost synergies and productivity actions offset unfavorable currency impacts. This also drove improvement in Segment Operating EBITDA as a percentage of net sales, which increased to 28 percent from 25 percent.

2018 versus the period September 1, 2017 through December 31, 2017 and January 1, 2017 through August 31, 2017

Pharma Solutions net sales were $824 million for the year ended December 31, 2018 compared to $407 million for the period September 1 through December 31, 2017. As the Pharma Solutions segment consists of products relating to Historical Dow N&B and the H&N Business, the Predecessor period January 1 through August 31, 2017 did not include any sales. Growth was driven by increases in both volume and pricing.

Segment Operating EBITDA was $204 million for the year ended December 31, 2018, compared to $32 million for the period September 1 through December 31, 2017. Product mix and raw material efficiencies were the main drivers of the improved Segment Operating EBITDA as a percentage of net sales. As the Pharma Solutions segment consists of products relating to Historical Dow N&B and the H&N Business, the Predecessor period January 1 through August 31, 2017 did not include any Segment Operating EBITDA activity.

Liquidity & Capital Resources

Historically, N&B’s cash flow provided by operations has been transferred to Parent, and transfers from Parent have been the primary source of N&B’s liquidity. Prior to separation, transfers of cash to and from Parent’s cash management system have been reflected in “Parent company net investment” in the combined balance sheets, combined statements of cash flows and combined statements of changes in equity. N&B has not reported cash or cash equivalents for the periods presented in the combined balance sheets. N&B expects Parent to continue to fund N&B’s cash needs through the date of the separation.

Parent has been advised that following the consummation of the Transaction, IFF expects to deploy its sources of liquidity and its capital resources to continue to provide the support to the N&B business that previously was provided by Parent.

Nutrition & Biosciences Financing

As described elsewhere in this document, the Separation Agreement requires that, prior to the Distribution, N&B will make a cash payment to Parent in the amount of approximately $7.3 billion, subject to certain adjustments (referred to herein as the Special Cash Payment).

To secure funding for the Special Cash Payment, on December 15, 2019, N&B (along with IFF) entered into the Commitment Letter, under which the Commitment Parties committed to provide $7.5 billion in an aggregate principal amount of senior unsecured bridge term loans in the Bridge Facility, the availability of which is subject to reduction upon the consummation of the Permanent Financing pursuant to the terms set forth in the Commitment Letter.

On January 17, 2020, N&B entered into the Term Loan Facility, which reduced the commitments under the Commitment Letter by a corresponding amount to $6.25 billion.

The remaining $6.25 billion is expected to be funded through a debt offering of senior unsecured notes pursuant to a Rule 144A offering or other private placement, and if such offering is not available, a drawdown on the Bridge Facility. The proceeds from the aforementioned funding sources shall be used to make the Special Cash Payment and to pay the related transaction fees and expenses. The commitments under the Commitment Letter and the availability of funding under the Term Loan Facility are subject to customary closing conditions including among others, the satisfaction of substantially all the conditions to the consummation of the proposed transaction with IFF.

Borrowing under the Term Loan Facility and, if any, under the Bridge Facility, and, therefore, the distribution to DuPont of the Special Cash Payment, would occur close to closing the proposed transaction with IFF. If an alternative is pursued in lieu of the Bridge Facility, any issuance of senior unsecured notes pursuant to a Rule 144A offering or other private placement for some or all the remaining $6.25 billion would likely occur in advance of the closing. (See “Debt Financing” for more information.)

Summary of Cash Flows

N&B’s cash flows from operating, investing, and financing activities, as reflected in the combined statements of cash flows, are summarized in the following table:

Cash Flow Summary	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Cash provided by (used for):
Operating Activities	$674	$830	$220	$245
Investing Activities	$(294)	$(329)	$(83)	$62
Financing Activities	$(380)	$(501)	$(137)	$(307)

Cash Flows from Operating Activities

Cash provided by operating activities was $674 million and $830 million for the years ended December 31, 2019 and 2018, respectively. Cash provided by operating activities decreased by $156 million for 2019 compared to 2018, primarily due to lower sales and earnings year over year coupled with increases in working capital related to increases in accounts receivable and decreases in payables and accrued expenses. Cash provided by operating activities was $220 million for the period September 1 through December 31, 2017 and $245 million for the period January 1 through August 31, 2017. Cash provided by operating activities trends for 2018 were positive compared to prior periods, primarily due to the results of Historical Dow N&B and the H&N Business being included for the entire year, leading to higher sales trends, slightly offset by lower margins, compounded by lower cash used in working capital.

Net Working Capital (In millions except ratio)	December 31, 2019	December 31, 2018
Current assets	$2,595	$2,457
Current liabilities	932	1,031

Net working capital	$1,663	$1,426

Current ratio	2.78:1	2.38:1

Cash Flows from Investing Activities

Cash used for investing activities in 2019 was $294 million compared to cash used for investing of $329 million in 2018. Cash used for investing activities decreased $35 million for 2019 compared to 2018, primarily related to the proceeds of the sale of a business during 2019. Cash used for investing activities was $83 million for the period September 1 through December 31, 2017. Cash provided by investing activities for the period January 1 through August 31, 2017 was $62 million. Cash used by investing activities for 2018 was higher than previous periods, primarily due to the results of Historical Dow N&B and the H&N Business being included for the entire year, leading to higher capital expenditures in 2018, compounded by the cash received for the sale of the food safety diagnostics business in February 2017.

Cash Flows from Financing Activities

As Parent manages N&B’s cash and financing arrangements, all excess cash generated through earnings is deemed to be remitted to Parent and all sources of cash are deemed to be funded by Parent. See Note 1 to the N&B Combined Financial Statements for further details regarding Parent’s centralized approach to cash management.

Cash used for financing activities in 2019 was $380 million compared with $501 million in 2018. Cash used for financing activities decreased $121 million in 2019 compared to 2018, as less cash was transferred to Parent due to decreases in operating cash flows. Cash used for financing activities was $137 million for the period September 1 through December 31, 2017 and $307 million for the period January 1 through August 31, 2017. Cash used for financing activities for 2018 was higher than prior periods, as more cash was transferred to Parent due to increases in operating cash flows.

Restructuring

During the second quarter of 2019 and in connection with the ongoing integration activities, Parent approved the 2019 Restructuring Program in order to simplify and optimize certain organizational structures following the completion of the Dow and Corteva separations. For the year ended December 31, 2019, N&B recorded pre-tax charges of $20 million, recognized in “Restructuring and asset related charges, net” in the N&B combined statements of operations. Actions under the 2019 Restructuring Program are substantially complete at December 31, 2019, and total liabilities related to the program of $10 million represent expected future cash payments of severance and related benefits.

In September and November 2017, Parent approved post-merger restructuring actions under the Synergy Program, adopted by the DowDuPont Board of Directors. The Synergy Program was designed to integrate and optimize the organization following the DWDP Merger, and in preparation for the Dow and Corteva separations.

N&B recorded pre-tax restructuring charges of $145 million inception-to-date, consisting of severance and related benefit costs of $79 million, asset related charges of $47 million and contract termination charges of $19 million. At December 31, 2019, total liabilities related to the program were $17 million. N&B does not expect to incur further significant charges related to the Synergy Program and at December 31, 2019 the program is considered substantially complete.

See Note 7 to the N&B Combined Financial Statements for additional information.

Off-Balance Sheet Arrangements

Guarantees

Guarantees arise in the ordinary course of business from relationships with customers and nonconsolidated affiliates when N&B undertakes an obligation to guarantee the performance of others if specific triggering events occur. There are no material guarantees at December 31, 2019 or December 31, 2018.

OTHER MATTERS

Recent Accounting Pronouncements

See Note 3 to the N&B Combined Financial Statements for a discussion of recent accounting guidance.

Critical Accounting Estimates

N&B’s significant accounting policies are more fully described in Note 2 to the N&B Combined Financial Statements. N&B’s management believes that the application of these policies on a consistent basis enables N&B to provide the users of the financial statements with useful and reliable information about N&B’s operating results and financial condition.

The preparation of the N&B Combined Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts, including, but not limited to, receivable and inventory valuations, impairment of tangible and intangible assets, long-term employee benefit obligations, income taxes, restructuring liabilities and litigation. N&B management’s estimates are based on historical experience, facts and circumstances available at the time and various other assumptions that are believed to be reasonable. N&B reviews these matters and reflects changes in estimates as appropriate. N&B’s management believes that the following represent some of the more critical judgment areas in the application of N&B’s accounting policies which could have a material effect on N&B’s financial position, liquidity or results of operations.

Corporate Expense Allocations

The N&B combined statements of operations and comprehensive (loss) income reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services, as well as restructuring and DWDP Merger integration and separation activities related to these functions. These allocations were made on the basis of revenue, expenses, headcount or other relevant measures. Management of N&B and Parent consider these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, N&B, in the aggregate.

Management believes the assumptions regarding the allocation of Parent’s general corporate expenses and financing costs are reasonable. However, the N&B Combined Financial Statements may not reflect the actual expenses that would have been incurred and may not reflect N&B’s combined results of operations, financial position, and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if N&B had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, such as the division of shared services in human resources, corporate stewardship, legal, finance, sourcing, information systems, and marketing.

Pension and Other Postemployment Benefits

N&B employees participate, as eligible, in N&B and Parent’s sponsored pension plans, including defined benefit plans and defined contribution plans. The employees of N&B are participants in various pension and other postemployment benefit plans. For purposes of the N&B Combined Financial Statements, the plans are classified as multiemployer or single employer plans. Parent offers both funded and unfunded noncontributory defined benefit pension plans that are shared amongst its businesses, including N&B, and the participation of its employees and retirees in these plans is reflected as though N&B participated in a multiemployer plan with Parent. N&B also has non-U.S. pension plans that benefit only its employees and retirees, and these plans are considered single employer plans.

Accounting for pension and other postemployment benefit plans involves numerous assumptions and estimates. Parent considers discount rates and expected return on plan assets as two critical assumptions in measuring the cost and benefit obligation of the pension and other postemployment benefits. Management reviews these two key assumptions when plans are re-measured. These and other assumptions are updated periodically to reflect the actual experience and expectations on a plan specific basis as appropriate. As permitted by GAAP, actual results that differ from the assumptions are accumulated on a plan by plan basis and to the extent that such differences exceed 10 percent of the greater of the plan’s benefit obligation or the applicable plan assets, the excess is amortized over the average remaining service period of the active employees or the average remaining life expectancy of the inactive participants if all or almost all of a plan’s participants are inactive.

Parent establishes strategic allocation percentage targets and appropriate benchmarks for significant asset classes in accordance with the laws and practice of those countries. Where appropriate, asset-liability studies are also taken into consideration. For plans, the long-term expected return on plan assets pension expense is determined using the fair value of assets.

The following table highlights the potential impact on N&B’s pre-tax earnings due to changes in certain key assumptions with respect to N&B’s pension plans based on assets and liabilities at December 31, 2019:

Pre-tax Earnings Benefit (Charge) (In millions)	1/4 Percentage Point Increase	1/4 Percentage Point Decrease
Discount Rate	$(1)	$1
Expected rate of return on plan assets	$(1)	$1

Additional information with respect to pension plans, liabilities and assumptions is discussed in Note 18 to the N&B Combined Financial Statements.

Income Taxes

Income taxes as presented herein attribute current and deferred income taxes of Parent to N&B’s stand-alone financial statements in a manner that is systematic, rational, and consistent with the asset-and-liability method prescribed by Accounting Standards Codification (ASC) 740, Income Taxes, issued by the Financial Accounting Standards Board. Accordingly, N&B’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the consolidated group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the consolidated financial statements of DuPont may not be included in the N&B Combined Financial Statements. Similarly, the tax treatment of certain items reflected in the N&B Combined Financial Statements may not be reflected in the consolidated financial statements and tax returns of Parent; therefore, such items as net operating losses, credit carryforwards, and valuation allowances may exist in the stand-alone financial statements that may or may not exist in Parent’s consolidated financial statements.

The breadth of N&B’s operations and the global complexity of tax regulations require assessments of uncertainties and judgments in estimating taxes N&B will ultimately pay. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions, outcomes of tax litigation, and resolution of disputes arising from federal, state, and international tax audits in the normal course of business.

The taxes on (loss) income are determined using the asset-and-liability method of accounting for income taxes. Under this method, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The taxes on (loss) income represent income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of N&B’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. For the period January 1 through August 31, 2017, it was N&B’s policy to include accrued interest related to unrecognized tax benefits in “Other income, net” in the combined statements of operations. For periods beginning on or after September 1, 2017, it is N&B’s policy to include accrued interest related to unrecognized tax benefits and income tax-related penalties in the provision for income taxes.

Goodwill

The assets and liabilities of acquired businesses are measured at their estimated fair values at the dates of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired, including identified intangibles, is recorded as goodwill. The determination and allocation of fair value to the assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring considerable management judgement, including estimates based on historical information, current market data and future expectations. The principal assumptions utilized in N&B’s valuation methodologies include the projected revenue, earnings before interest, depreciation and amortization (EBITDA) margins, the weighted average costs of capital, the terminal growth rates, and other market data. Although the estimates are deemed reasonable by management based on information available at the dates of acquisition, those estimates are inherently uncertain.

N&B performs goodwill impairment testing at the reporting unit level which is defined as the operating segment or one level below the operating segment. One level below the operating segment, or component, is a business in which discrete financial information is available and regularly reviewed by segment management. N&B aggregates certain components into reporting units based on economic similarities. N&B tests goodwill for impairment annually (during the fourth quarter), or more frequently when events or circumstances indicate it is more likely than not that the fair value of the reporting unit has declined below its carrying value. Prior to the DWDP Merger, annual impairment tests were performed during the third quarter. As of the date of the most recent annual impairment test, N&B identified four reporting units, all of which have goodwill assigned.

For purposes of goodwill impairment testing, N&B has the option to first perform qualitative testing to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Qualitative factors assessed at the N&B level include but are not limited to, GDP growth rates, long-term commodity prices, equity and credit market activity, discount rates foreign exchange rates, and overall financial performance. Qualitative factors assessed at the reporting unit level include, but are not limited to, changes in industry and market structure, competitive environments, planned capacity and new product launches, cost factors such as raw material prices, and financial performance of the reporting unit. If N&B chooses not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is required.

If additional quantitative testing is performed, the reporting unit’s fair value is compared with its carrying amount, and an impairment charge, if any, is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value.

Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. N&B uses its internal forecasts to estimate future cash flows and includes an estimate of long-term future growth rates based on its most recent views of the long-term outlook for each reporting unit. The discounted cash flow valuations are completed using the following key assumptions: projected revenue growth rates; discount rates; tax rates; and terminal values. These key assumptions are determined through evaluation of N&B as a whole and underlying business fundamentals and industry risk. Actual results may differ from those assumed in N&B’s forecasts. N&B derives its discount rates using a capital asset pricing model and analyzing published rates for industries relevant to its reporting units to estimate the cost of equity financing. N&B uses discount rates that are commensurate with the risks and uncertainty inherent in the respective reporting units and in its internally developed forecasts. Discount rates used in N&B’s reporting unit valuations ranged from 6.75% to 7.75%.

2019 Interim Goodwill Impairment Testing

During the second quarter of 2019, the Internal SP Distribution and the Second Quarter Segment Realignment served as triggering events requiring N&B to perform impairment analyses related to goodwill. As a result of the analyses performed, N&B recorded a pre-tax, non-cash impairment charge during the year ended December 31, 2019 totaling $674 million related to the Health & Biosciences segment. See Note 14 to the N&B Combined Financial Statements for additional information.

The analyses above used discounted cash flow models (a form of the income approach) utilizing Level 3 unobservable inputs. The significant assumptions in these analyses include, but are not limited to, projected revenue, EBITDA margins, the weighted average cost of capital, the terminal growth rate, and tax rates. The key assumption driving the change in fair value was the lower financial projections resulting from developing market conditions, events and circumstances that evolved throughout 2019. The estimates of future cash flows are based on current regulatory and economic climates, recent operating results, and planned business strategies. These estimates could be negatively affected by changes in federal, state, or local regulations or economic downturns. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from estimates. If the ongoing estimates of future cash flows are not met, additional impairment charges may be recorded in future periods. N&B believes the current assumptions and estimates utilized are both reasonable and appropriate.

Estimating the fair value of reporting units requires the use of estimates and significant judgements that are based on a number of factors including actual operating results. It is reasonably possible that the judgements and estimates described above could change in future periods. For further information see Note 14 to the N&B Combined Financial Statements.

2019 Annual Goodwill Impairment Testing

In the fourth quarter of 2019, N&B performed qualitative testing on all of its reporting units that carry goodwill. Based on the results of the testing, the estimated fair value of each of the reporting units exceeded their carrying values. The dynamic economic environments in which N&B’s diversified product lines operate, and key economic and product line assumptions with respect to projected selling prices, market growth and inflation rates, can significantly affect the outcome of impairment tests. Estimates based on these assumptions may differ significantly from actual results.

Subsequent Valuation of Assets

The assessment for the potential impairment of property, other intangible assets, investments in affiliates, and other assets is an integral part of N&B’s normal ongoing review of operations. Testing for potential impairment of these assets is dependent on numerous assumptions and reflects management’s best estimates at a particular point in time. The dynamic economic environments in which N&B’s diversified businesses operate and key economic and business assumptions with respect to projected selling prices, market growth, and inflation rates can significantly affect the outcome of impairment tests. Estimates based on these assumptions may differ significantly from actual results. Changes in factors and assumptions used in assessing potential impairments can have a significant impact on the existence and magnitude of impairments, as well as the time in which such impairments are recognized. In addition, N&B continually reviews its diverse portfolio of assets to ensure they are achieving their greatest potential and are aligned with N&B’s growth strategy. Strategic decisions involving a particular group of assets may trigger an assessment of the recoverability of the related assets and such an assessment could result in an impairment loss. See Note 7 to the N&B Combined Financial Statements for further discussion regarding asset impairments.

Contractual Obligations

Information related to significant contractual obligations is summarized in the following table:

		Payments Due In
(In millions)	Total at December 31, 2019	2020	2021-2022	2023-2024	2025 and beyond
Finance lease obligations	$1	$1	$—	$—	$—
Operating leases	137	34	48	27	28
Pension and other post-employment benefits	59	5	13	10	31
Purchase obligations [1]	150	137	9	4	—
Other liabilities [2]	28	10	7	2	9

Total contractual obligations	$375	$187	$77	$43	$68

1.

Represents enforceable and legally binding agreements to purchase goods or services that specify fixed or minimum quantities; fixed, minimum or variable price provisions; and the approximate timing of the agreement.

2.

Includes liabilities related to workers compensation, vacation, human resources and other long-term liabilities. The table excludes uncertain tax positions due to uncertainties in the timing of the effective settlement of tax positions with the respective taxing authorities and deferred tax liabilities as it is impractical to determine whether there will be a cash impact related to these liabilities.

N&B expects to meet its contractual obligations through its normal sources of liquidity and believes it has the financial resources to satisfy these contractual obligations.

COVID-19 Pandemic

N&B is actively monitoring the global impacts of COVID-19, including the impacts from responsive measures, and remains focused on its top priorities – the safety and health of its employees and the needs of its customers. N&B’s business and financial condition, and the business and financial condition of its customers and suppliers, have been impacted by the significantly increased economic and demand uncertainties created by the COVID-19 outbreak. In addition, public and private sector responsive measures, such as the imposition of travel restrictions, quarantines, adoption of remote working, and suspension of non-essential business and government services, have impacted N&B’s business. In the first quarter of 2020, N&B expects to benefit from increased demand in food & beverage, home and personal care and animal nutrition markets as consumers stockpile basic and shelf-stable food items and increase focus on health and immunity in response to COVID-19, to more than offset expected declines in demand in oil and gas and select industrial end-markets.

Based on financial performance and other information available to DuPont as of the date hereof, N&B currently expects the demand trends anticipated in the first quarter of 2020 to continue into the first half of 2020. However, N&B is unable to predict the extent of COVID-19 related impacts on its business, results of operations, and financial condition which depends on highly uncertain and unpredictable future developments, including, but not limited to, the duration and spread of the COVID-19 outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions resume.

QUANTITATIVE	AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the ordinary course of business, Parent enters into contractual arrangements (derivatives) to reduce the exposure of Parent and its consolidated subsidiaries, including N&B, taken as a whole to foreign currency, interest rate and commodity price risks. Since these activities are conducted by Parent based on total exposures for the DuPont Group, the N&B Combined Financial Statements do not reflect the impact of such activities.

Foreign Currency Exchange Rate Risks

N&B has significant international operations resulting in a large number of currency transactions that result from international sales, purchases, investments and borrowings. The primary currencies for which N&B has an exchange rate exposure are the Euro and Chinese yuan.

Concentration of Credit Risk

N&B’s sales are not materially dependent on any single customer. For the years ended December 31, 2019 and 2018, and the periods September 1 through December 31, 2017 and January 1 through August 31, 2017, no one individual customer or group of customers represented more than 10 percent of N&B’s total sales. Further, as of December 31, 2019 and 2018, no one individual customer balance or group of related customer’s balances represented more than 10 percent of N&B’s outstanding receivables. Credit risk associated with N&B’s receivables is representative of the geographic, industry, and customer diversity associated with N&B’s global businesses.

THE TRANSACTIONS

Overview

On December 15, 2019, DuPont, N&B and IFF entered into definitive agreements, pursuant to which and subject to the terms and conditions therein, (1) DuPont will transfer the N&B Business to N&B (generally referred to herein as the Separation), (2) N&B will make a cash distribution to DuPont equal to $7.306 billion, subject to certain adjustments (referred to herein as the Special Cash Payment), (3) DuPont will distribute to its stockholders all of the issued and outstanding shares of N&B common stock by way of either (at DuPont’s option) a pro rata dividend, an exchange offer or a combination of both (generally referred to herein as the Distribution) and (4) Merger Sub I will merge with and into N&B, with N&B as the surviving corporation (generally referred to herein as the Merger). As a result of the Merger, the existing shares of N&B common stock will be automatically converted into the right to receive a number of shares of IFF common stock. When the Merger is completed, holders (or, if such holders exchange all of their shares of DuPont common stock in the Exchange Offer, also former holders) of DuPont’s common stock that received shares of N&B common stock in the Distribution will own approximately 55.4% of the outstanding shares of IFF common stock on a fully diluted basis and existing holders of IFF common stock immediately prior to the Merger will own approximately 44.6% of the outstanding shares of IFF common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases as described under “—Calculation of the Merger Consideration” below. The Distribution and the Merger are a Reverse Morris Trust transaction and are expected to be tax-free to DuPont stockholders for U.S. federal income tax purposes, except to the extent that cash is paid to DuPont stockholders in lieu of fractional shares in the Distribution or the Merger. The Separation, Distribution and the Mergers are collectively referred to herein as the “Transactions”.

The definitive agreements entered into in connection with the Transactions include (1) the Merger Agreement, (2) the Separation Agreement, and (3) the Employee Matters Agreement. In addition, DuPont, N&B, IFF and certain of their respective affiliates will enter into other Ancillary Agreements in connection with the Transactions. These agreements, which are described in greater detail in “Other Agreements,” govern the relationship among DuPont, N&B, IFF and their respective affiliates after the Separation, the Distribution and the Merger.

The N&B Business is one of the world’s largest producers of specialty ingredients, and is an innovation-driven and customer-focused business that provides solutions for the global food and beverage, dietary supplements, home and personal care, energy, animal nutrition and pharma markets. Additionally, the N&B Business is an industry pioneer and innovator that works with customers to improve the performance, productivity and sustainability of their products and processes through differentiated technology in ingredients applications, fermentation, biotechnology, chemistry and manufacturing process excellence. Prior to the Distribution and the Merger, DuPont will undertake the Separation and transfer the N&B Assets that are not already owned by members of the N&B Group to members of the N&B Group and members of the N&B Group will assume the N&B Liabilities that are not already directly owed by or otherwise directly the responsibility of members of the N&B Group, and DuPont will transfer of Excluded Assets that are not already directly owned by members of the DuPont Group to members of the DuPont Group and the DuPont Group will assume the Excluded Liabilities that are not already directly owed by or otherwise the responsibility of members of the DuPont Group. Immediately thereafter, in the Parent Contribution, DuPont will transfer all the equity interests in each member of the N&B Group (i.e., such subsidiary of DuPont holding assets and liabilities constituting a portion of the N&B Business) to N&B. In exchange, N&B will: (i) issue to DuPont shares of N&B common stock and (ii) pay to DuPont the Special Cash Payment.

The Distribution will be conducted through a combination of a spin-off and an exchange offer, subject to the conditions to the Exchange Offer as further described in “The Exchange Offer—Conditions to Consummation of the Exchange Offer” of this prospectus. On the closing date of the Merger, DuPont will distribute 100% of the shares of N&B common stock to DuPont stockholders through the Exchange Offer followed by the Spin-Off. In the Exchange Offer, DuPont will offer its stockholders the option to exchange all or a portion of their shares of DuPont common stock for approximately                shares of N&B common stock offered in the Exchange Offer. Following the Exchange Offer, the remaining shares of N&B common stock that were not offered by DuPont in the Exchange Offer (expected to be approximately                shares of N&B common stock), as well as any other remaining shares of N&B common stock if the Exchange Offer is not fully subscribed because an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered by DuPont are exchanged, will be distributed in the Spin-Off on a pro rata basis to DuPont stockholders as of the record date in respect of those shares of DuPont common stock that remain outstanding after consummation of the Exchange Offer. Any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in the Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in the Spin-Off.

The Exchange Offer Agent will hold, for the account of the relevant DuPont stockholders, the book-entry authorizations representing all of the outstanding shares of N&B common stock, pending the consummation of the Merger. Shares of N&B common stock will not be able to be traded during this period. Rather, following the completion of the Exchange Offer and the Spin-Off the shares of N&B common stock will be automatically converted into the right to receive shares of IFF common stock in the Merger, as described above. In addition to the conditions applicable to the Exchange Offer described above, the Distribution is subject to certain conditions set forth in the Separation Agreement and the Merger is subject to certain conditions set forth in the Merger Agreement. See “The Merger Agreement—Conditions to the Merger” and “The Separation Agreement—Conditions to the Distribution.”

After the consummation of the Merger, IFF will own and operate the N&B Business, and will also continue IFF’s current businesses. All shares of IFF common stock, including those issued in the Merger, will be listed on the NYSE, Euronext Paris and the Tel Aviv Stock Exchange (“TASE”) under IFF’s current trading symbol “IFF.”

Transaction Steps

Below is a step-by-step list illustrating the material events relating to the Separation, the Distribution and the Merger. Each of these events, as well as any conditions to their consummation, is discussed in more detail elsewhere in this prospectus.

Step #1—Internal Reorganization; the Separation. Prior to the Distribution and the Merger, DuPont will convey to N&B or one or more subsidiaries of N&B certain assets and liabilities constituting the N&B Business, and will cause any applicable subsidiary of DuPont to convey to DuPont or its designated subsidiary (other than N&B or any members of the N&B Group) certain excluded assets and excluded liabilities in order to separate the N&B Business, in each case, as set forth in and subject to the terms and conditions of the Separation Agreement. Thereafter, DuPont will transfer all the equity interests in each such subsidiary or subsidiaries of DuPont holding N&B Assets and N&B Liabilities, and constituting the N&B Business, to N&B.

Step #2—Issuance of N&B common stock. Immediately prior to the Distribution, N&B will issue to DuPont a number of shares of N&B common stock equal to the number of shares of IFF common stock to be issued in the Share Issuance.

Step #3—Special Cash Payment; Borrowings. Prior to the effective time of the Merger, and as a condition to the Distribution, N&B will make the Special Cash Payment to DuPont, which is a cash distribution to DuPont equal to $7.306 billion, subject to the adjustments described herein. Prior to making the Special Cash Payment, N&B will consummate its financing and receive the proceeds of the Term Loan Facility, the issuance of the Notes and/or the Bridge Facility.

Step #4—The Distribution; Exchange Offer and Spin-Off. On the closing date of the Merger, DuPont will distribute 100% of the shares of N&B common stock to DuPont stockholders through the Exchange Offer and the

Spin-Off. In the Exchange Offer, DuPont will offer its stockholders the option to exchange all or a portion of their shares of DuPont common stock for approximately    shares of N&B common stock offered in the Exchange Offer. Following the Exchange Offer, the remaining shares of N&B common stock that were not offered by DuPont in the Exchange Offer (expected to be approximately    shares of N&B common stock), as well as any other remaining shares of N&B common stock if the Exchange Offer is not fully subscribed because an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered by DuPont are exchanged, will be distributed in the Spin-Off on a pro rata basis to DuPont stockholders as of the record date in respect of those shares of DuPont common stock that remain outstanding after consummation of the Exchange Offer. Any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in the Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in the Spin-Off. See “The Separation Agreement—The Distribution” and “The Exchange Offer.”

The Exchange Offer Agent will hold, for the account of the relevant DuPont stockholders, the book-entry authorizations representing all of the outstanding shares of N&B common stock, pending the consummation of the Merger. Shares of N&B common stock will not be able to be traded during this period.

In order to enable stockholders of DuPont to value their shares of N&B common stock in the Exchange Offer, DuPont intends to cause N&B to issue such number of shares of N&B common stock to DuPont prior to the Distribution such that the number of shares of N&B common stock is equal to the amount of shares to be issued in the Share Issuance and the exchange ratio in the Merger is equal to approximately one. As such, the actual number of shares of N&B common stock distributed in the Distribution may differ from what is set forth above to the extent the number of fully diluted shares of IFF common stock (and by extension the Share Issuance) changes between the date hereof and the Distribution.

As previously noted, this disclosure has been prepared under the assumption that the shares of N&B common stock will be distributed to DuPont stockholders pursuant to a combination exchange offer and spin-off. Based on market conditions prior to closing, DuPont will determine whether the shares of N&B common stock will be distributed to DuPont’s stockholders in a spin-off, exchange offer or a combination of both and, once a final decision is made, this disclosure will be amended to reflect that decision, if necessary.

Step #5—The Mergers. In the Merger, Merger Sub I will be merged with and into N&B, with N&B surviving as a wholly owned subsidiary of IFF. In the Merger, each outstanding share of N&B common stock (except for shares of N&B common stock held by N&B as treasury stock or by DuPont, which will be canceled and cease to exist and no consideration will be delivered in exchange therefor) will be converted into the right to receive a number of shares of IFF common stock such that immediately after the Merger such holders (or, if such holders exchange all of their shares of DuPont common stock in the Exchange Offer, also former holders) of DuPont’s common stock that received shares of N&B common stock in the Distribution will own approximately 55.4% of the outstanding shares of IFF common stock on a fully diluted basis and existing holders of IFF common stock immediately prior to the Merger will own approximately 44.6% of the outstanding shares of IFF common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases (calculated as further described in “The Merger Agreement – Merger Consideration”). No fewer than 30 days (or 15 days, in some circumstances) after the Merger (unless otherwise agreed by the parties), N&B will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of IFF.

The foregoing are subject to certain conditions to their consummation. See “The Exchange Offer—Conditions to Consummation of the Exchange Offer,” “The Merger Agreement—Conditions to the Merger,” “The Separation Agreement—Conditions to the Distribution” and “The Separation Agreement—Conditions to the Internal Reorganization.”

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the Separation and Distribution but before the Merger and the corporate structure immediately following the consummation of the Mergers.

The Separation and the Distribution

The Separation

DuPont will convey to N&B certain assets and liabilities constituting the N&B Business by first transferring the N&B Assets that are not already owned by members of the N&B Group to members of the N&B Group and having members of the N&B Group assume the N&B Liabilities that are not already directly owed by or otherwise directly the responsibility of members of the N&B Group, and transferring the Excluded Assets that are not already directly owned by members of the DuPont Group to members of the DuPont Group and having the DuPont Group assume the Excluded Liabilities that are not already directly owed by or otherwise the responsibility of members of the DuPont Group. Immediately thereafter, in the Parent Contribution, DuPont will transfer all the equity interests in each member of the N&B Group (i.e., such subsidiary of DuPont holding assets and liabilities constituting a portion of the N&B Business) to N&B. In exchange, N&B will: (i) issue to DuPont shares of N&B common stock and (ii) pay to DuPont the Special Cash Payment.

The Distribution— Exchange Offer Followed by the Spin-Off

On the closing date of the Merger, DuPont will distribute 100% of the shares of N&B common stock to DuPont stockholders through the Exchange Offer followed by the Spin-Off. In the Exchange Offer, DuPont will offer its stockholders the option to exchange all or a portion of their shares of DuPont common stock for approximately      shares of N&B common stock offered in the Exchange Offer. Following the Exchange Offer, the remaining shares of N&B common stock that were not offered by DuPont in the Exchange Offer (expected to be approximately     shares of N&B common stock), as well as any other remaining shares of N&B common stock if the Exchange Offer is not fully subscribed because an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered by DuPont are exchanged, will be distributed on a pro rata basis in the Spin-Off to DuPont stockholders as of the record date in respect of those shares of DuPont common stock that remain outstanding after consummation of the Exchange Offer. Any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in the Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in the Spin-Off. For additional information regarding the Exchange Offer, see “The Exchange Offer.”

The Exchange Offer Agent will hold, for the account of the relevant DuPont stockholders, the book-entry authorizations representing all of the outstanding shares of N&B common stock, pending the consummation of the Merger. Shares of N&B common stock will not be able to be traded during this period. Rather, following the completion of the Exchange Offer and the Spin-Off the shares of N&B common stock will be automatically converted into the right to receive shares of IFF common stock in the Merger as further described below under “—Calculation of the Merger Consideration.”

As previously noted, this disclosure has been prepared under the assumption that the shares of N&B common stock will be distributed to DuPont stockholders pursuant to a combination exchange offer and spin-off. Based on market conditions prior to closing, DuPont will determine whether the shares of N&B common stock will be distributed to DuPont’s stockholders in a spin-off, exchange offer or a combination of both and, once a final decision is made, this disclosure will be amended to reflect that decision, if necessary.

The Merger

Under the Merger Agreement and in accordance with the DGCL, at the effective time of the Merger, Merger Sub I will merge with and into N&B. As a result of the Merger, the separate corporate existence of Merger Sub I will cease and N&B will continue as the surviving company and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub I in accordance with the DGCL. As a result of the Merger, N&B will become a direct wholly owned subsidiary of IFF. At the effective time of the Merger, each share of N&B common stock issued and outstanding as of the effective time of the Merger (other than each share of N&B common stock held by N&B as treasury stock or by DuPont which, in each case, immediately prior to the effective time of the Merger will be canceled and will cease to exist, and no stock or other consideration will be issued or delivered in exchange therefor) will be automatically converted into the right to receive a number of shares of IFF common stock (or cash payment in lieu of fractional shares) based on the exchange ratio set forth in the Merger Agreement, as further described below under “—Calculation of the Merger Consideration.”

Calculation of the Merger Consideration

In the Merger, each share of N&B common stock will be automatically converted into the right to receive a number of shares of IFF common stock based on the exchange ratio set forth in the Merger Agreement. The exchange ratio will be determined prior to the closing of the Merger based on the number of outstanding shares of IFF common stock on a fully diluted, as-converted and as-exercised basis, on the one hand, and the number of shares of N&B common stock, on the other hand, in each case outstanding immediately prior to the effective time of the Merger. As described in the Merger Agreement, the exchange ratio equals the quotient of (i) the total shares of IFF common stock issued pursuant to the Share Issuance divided by (ii) the number of shares of N&B common stock issued and outstanding immediately prior to the effective time of the Merger. The total shares of IFF common stock issued pursuant to the Share Issuance equals the number of shares of outstanding IFF common stock on a fully diluted, as-converted and as-exercised basis (including shares of IFF common stock underlying IFF Equity Awards and any other outstanding securities convertible into or exercisable for shares of IFF common stock (including those tangible equity units of IFF)) immediately prior to the effective time of the merger multiplied by the quotient of 55.4 divided by 44.6.

For example, solely for illustrative purposes, assume there are 114,217,253 shares of IFF common stock outstanding immediately prior to the effective time of the Merger on a fully diluted, as-converted and as-exercised basis, which is the number of shares of IFF common stock outstanding as of December 31, 2019, on that basis. The total shares of IFF common stock issued pursuant to the Share Issuance would equal the product of (A) 114,217,253 multiplied by (B) a fraction, the numerator of which is 55.4% and the denominator of which is 44.6%, which equals 141,875,243. On this basis, IFF would issue to holders of the issued and outstanding shares of N&B common stock 141,875,243 shares of IFF common stock. DuPont intends to cause N&B to issue such number of shares of N&B common stock to DuPont prior to the Distribution such that the number of shares of N&B common stock is equal to the amount of shares to be issued in the Share Issuance. As a result, the exchange ratio in the Merger would be equal to 1. The actual exchange ratio will depend on the aggregate number of shares of N&B common stock outstanding on a fully diluted, as-converted and as-exercised basis and the number of shares of N&B common stock issued and outstanding, in each case, immediately prior to the effective time of the Merger. The Merger Agreement contains limited provisions designed to maintain the exchange ratio in the event of any adjustment in the current capital structure of the parties and to potentially adjust the exchange ratio if necessary to preserve the intended tax treatment of the Transactions (though such adjustment is not expected to be necessary).

No fractional shares of IFF common stock will be issued to any holder of N&B common stock pursuant to the Merger. All fractional shares of IFF common stock that a holder of shares of N&B common stock would otherwise be entitled to receive as a result of the Merger will be aggregated by the Exchange Agent (as defined in the Merger Agreement) and sold by the Exchange Agent, in the open market or otherwise no later than five business days after the date on which the Merger becomes effective. Any holder of shares of N&B common stock who would otherwise be entitled to receive a fraction of a share of IFF common stock (after aggregating all fractional shares issuable to such holder) will, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, brokerage charges, commissions and conveyances and similar taxes, on a pro rata basis, without interest, as soon as practicable.

Background of the Transactions

As part of the ongoing review of its business, the IFF board of directors and its management regularly assess IFF’s historical performance, future growth prospects and overall strategic objectives and considers a variety of potential financial and strategic opportunities to enhance shareholder value. These reviews have included consideration of various potential strategic alternatives, partnerships, investments and other strategic transactions and opportunities and the potential risks of such transactions in light of, among other things, developments in its industry.

The DuPont board of directors and its senior management regularly review and discuss DuPont’s performance, business strategy and competitive position in the industries in which it operates. In addition, the board and senior management regularly review and evaluate various strategic alternatives, including acquisitions, divestitures and other strategic transactions, as part of DuPont’s ongoing efforts to continually review its portfolio of assets for contributions to its objectives, alignment with the DuPont growth strategy and DuPont’s intent to actively pursue strategic portfolio transactions that drive increased stockholder returns and sustainable long-term growth.

On August 31, 2017, Historical EID and Historical Dow each merged with wholly owned subsidiaries of DuPont (at the time named DowDuPont Inc.) (the “DWDP Merger”). Immediately thereafter, DowDuPont Inc. began to pursue the separation of the combined company that resulted from the DWDP Merger into three independent publicly traded companies—one for each of the combined company’s agriculture, materials science and specialty products businesses. On April 1, 2019, the separation of the materials science business was completed through the spin-off of Dow Inc. (the “Dow Separation”) and on June 1, 2019, the separation of the agriculture business was completed through the spin-off of Corteva, Inc. (the “Corteva Separation” and, together the with the Dow Separation, the “DWDP Separations”). Following the spin-off of Corteva, Inc., the specialty products business remained at DowDuPont Inc., which formally changed its name to DuPont de Nemours, Inc.

Following the DWDP Merger and prior to the DWDP Separations, the DowDuPont Inc. board of directors and its advisory committee overseeing the specialty products business (the “Specialties Advisory Committee”) regularly reviewed and discussed the performance, business strategy and competitive position of the specialty products business, including potential strategic alternatives, such as acquisitions, dispositions and other strategic transactions. Following the Dow Separation, throughout the month of April, the Specialties Advisory Committee, as part of its regular review and discussion of DuPont’s portfolio, discussed a number of different scenarios for value creation at DuPont following the completion of the DWDP Separations, and determined that, later in 2019 and following completion of the Corteva Separation and the business transformation effected by the DWDP Separations, it would evaluate more specific strategic options for value creation at DuPont, including with respect to the N&B Business.

In the past, including at various times during the prior two years, Andreas Fibig, Chairman and Chief Executive Officer of IFF, and Ed Breen, formerly Chief Executive Officer and then Executive Chairman, and current Executive Chairman and Chief Executive Officer, of DuPont, have periodically met in person or spoken by telephone for high level discussions of IFF’s and DuPont’s respective businesses and general economic and market dynamics. Certain of these discussions have also included other executives of IFF and DuPont. On occasion during these discussions, Mr. Fibig referenced IFF’s potential strategic interest in pursuing a Reverse Morris Trust transaction involving the nutrition and biosciences business of DuPont, but DuPont was not willing to explore a potential transaction at such times and no further discussions regarding a potential transaction ensued.

During the spring and summer of 2019, representatives of Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Evercore Group L.L.C. (“Evercore”) worked with senior management of DuPont to evaluate a number of different scenarios for value creation at DuPont, including potential scenarios for value creation with respect to the N&B Business. Such scenario planning included developing a list of third-parties that would potentially be interested in a combination with the N&B Business should the DuPont board of directors decide to pursue a business combination of the N&B Business with a third-party. On June 26, 2019, at a regularly scheduled meeting, the DuPont board of directors considered strategic levers to increase stockholder value, including a potential spin-off or Reverse Morris Trust transaction involving the N&B Business.

On August 26, 2019, at a regularly scheduled meeting of the DuPont board of directors, the DuPont board of directors received a brief presentation from its financial advisors about Reverse Morris Trust transactions, including that utilizing such a structure allows a party to divest assets in a tax efficient manner. The DuPont board of directors continued to consider a number of different scenarios for value creation at DuPont, including a possible spin-off or Reverse Morris Trust transaction involving the N&B Business. Senior management of DuPont proposed a plan to begin outreach, after September 1, 2019, to potential counterparties that would be interested in the N&B Business, but senior management had not made a decision about whether to recommend the separation of the N&B Business, and the DuPont board of directors and senior management concurred that a final recommendation by senior management, and decision by the DuPont board of directors, would be made at a later time and would consider the potential for other value creating actions as well.

Starting on September 2 and 3, 2019, representatives of Credit Suisse and Evercore reached out to a number of potential counterparties by phone. On September 2, 2019, representatives of Evercore contacted Mr. Fibig in order to organize a telephonic meeting between IFF, Evercore and Credit Suisse. The following day, Evercore and Credit Suisse met telephonically with Mr. Fibig and representatives from IFF’s corporate development team to describe the potential timing for a transaction, after which Evercore and Credit Suisse delivered to IFF a draft mutual non-disclosure agreement (“NDA”) regarding a potential transaction.

From September 5 through September 8, 2019, IFF’s outside legal counsel, Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), and DuPont’s outside legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), exchanged drafts and negotiated the terms of the NDA. On September 9, 2019, IFF and DuPont executed the NDA. Around this time, DuPont and its representatives at Skadden negotiated and executed non-disclosure agreements with a number of parties that expressed interest, including a third-party industry participant we refer to herein as Party A and a third-party industry participant we refer to herein as Party B.

From September 10 through September 15, 2019, at the direction of DuPont, Credit Suisse and Evercore delivered a process letter to counterparties, including IFF, that had expressed interest regarding a transaction involving the N&B Business. The process letter outlined the anticipated steps of the transaction process being run by DuPont and the timing and procedures for submitting a non-binding proposal, specifically requesting that, no later than October 8, 2019, parties submit a non-binding proposal for a strategic combination with the N&B Business by way of a Reverse Morris Trust transaction that included a pre-transaction dividend to DuPont.

During the remainder of September, each of the parties that executed a non-disclosure agreement received a confidential presentation describing the N&B Business and, most, including IFF, participated in an executive presentation by senior members of the management of the N&B Business describing the N&B Business and its financial performance. Members of senior management of the N&B Business also had informal dinners with management of some of the parties, including IFF, during this time. On September 13, 2019, Mr. Fibig and Mr. Breen spoke by telephone to discuss matters related to the N&B Business, including overhead cost structure and assets and liabilities within the potential transaction’s perimeter. At a regularly scheduled meeting of the DuPont board of directors on September 25, 2019, members of senior management of DuPont continued to discuss various potential scenarios for value creation at DuPont with the DuPont board of directors, including a potential transaction involving the N&B Business, and provided a brief update on the progress of the process to date.

On September 28, 2019, the standing Transaction Committee of the IFF board of directors, composed of Marcello Bottoli, David Epstein, Andreas Fibig, Dale Morrison and Stephen Williamson (the “IFF Transaction Committee”), held a telephonic meeting with members of IFF’s executive management team. The committee members and management team discussed the process requirements outlined in DuPont’s process letter, the strategic rationale for a potential transaction and the need for continued due diligence and financial modeling related thereto. During the meeting, Greg Soutendijk, Senior VP and Head of Corporate Development at IFF, reviewed the work that a management consulting firm (“IFF Synergies Advisor”) was engaged in to evaluate the potential synergies to be generated by a potential combination with the N&B Business. Mr. Soutendijk further informed the IFF Transaction Committee that Greenhill and Morgan Stanley, IFF’s financial advisors, were in the process of working with IFF’s management team to develop a financial model related to a potential transaction, which would incorporate the potential synergies to be generated, per IFF’s work with IFF Synergies Advisor, and discussed certain potential risks that IFF was considering in connection with the transaction, including the continued Frutarom integration, IFF’s investigation of allegations of improper payments to certain Frutarom customers, market reaction related thereto and rating agency considerations.

On September 30, 2019, representatives of each of IFF and DuPont met in New York for a mutual management presentation regarding a potential transaction, with representatives from each party presenting. IFF attendees included senior management and other representatives. DuPont attendees included senior management, DuPont’s financial advisors and other representatives. Prior to the meeting, Mr. Soutendijk and Raj Ratnakar, Senior VP and Chief Strategy Officer of DuPont, met to discuss strategic priorities, working groups and the presentation.

On October 3, 2019, representatives of IFF and DuPont and their respective financial advisors held a telephonic meeting to discuss the potential benefits of integration between IFF and the N&B Business in light of evolving customer needs, including the potential synergies, cost savings, innovation and operational efficiencies to be generated by a combination of the companies’ respective product portfolios and geographic footprints.

Also on October 3, 2019, Mr. Fibig and Mr. Breen spoke about the upcoming management presentation planned to be held on November 2 and 3 if IFF advanced into the next round of the process, the cultural fit between IFF and the N&B Business, human resources matters and other strategic rationales of the combination.

On October 6 and 7, 2019, the IFF board of directors held a telephonic meeting with members of IFF’s executive management team and representatives of Cleary Gottlieb, Greenhill, Morgan Stanley and IFF Synergies Advisor. Representatives from IFF’s management reviewed the N&B Business and the implications and strategic rationale of a combination between IFF and N&B, the preliminary perspectives on value creation and synergy estimates, the organizational structure, integration plan, key risk factors and the focus of future diligence efforts. Representatives from Greenhill and Morgan Stanley provided a preliminary financial overview of a potential transaction, including preliminary perspectives on valuation and the potential impact on share price and credit ratings based on information provided by DuPont at that time.

On October 8, 2019, DuPont received non-binding proposals for the N&B Business from IFF, Party A and Party B. The IFF proposal detailed the strategic rationale and synergy opportunities from a combination of IFF with N&B, as well as the potential transaction structure (specifically that the business combination between IFF and the N&B Business would be effected through a Reverse Morris Trust transaction) and certain financial assumptions underlying IFF’s indicative proposal. The non-binding proposal valued the N&B Business at between $24.2 billion and $25.8 billion on a cash-free and debt-free basis.

On October 9, 2019, members of senior management of DuPont and representatives from Credit Suisse, Evercore and Skadden met to review and discuss the non-binding proposals. The same day, at a regularly scheduled meeting of the DuPont board of directors, senior management of DuPont presented an update to the DuPont board of directors on the process, including reviewing the strategic rationale for a divestiture of the N&B Business and the various options to implement the divestiture in a manner that creates the most value for DuPont’s stockholders. Senior management also presented the terms of each of the three non-binding proposals to DuPont’s board. Members of DuPont’s board of directors asked questions and there was discussion among members of management, DuPont’s advisors (representatives of Credit Suisse, Evercore and Skadden participated in the October 9 meeting) and DuPont’s board of directors. Following the discussion, management recommended proceeding to the next step in the process with both IFF and Party A and the DuPont board of directors directed management to follow that approach.

On October 10, 2019, members of senior management of IFF made a presentation to DuPont senior management on the combination rationale for the N&B Business with IFF and the strategic vision for the combined company.

On October 11, 2019, representatives of Credit Suisse and Evercore spoke to representatives of IFF to provide an overview of the second round of the process and to discuss certain features of IFF’s proposal, including the post-closing governance of IFF, DuPont’s request to appoint directors to serve on the combined company’s board of directors and the potential number of such appointments. Around this time representatives of DuPont informed representatives of Party B that they would not advance into the second round of the process.

Beginning on October 15, 2019, at DuPont’s direction, Credit Suisse and Evercore distributed to IFF and Party A a document providing details on the auction process and a description of the key deliverables related thereto. The outline included key dates in the auction process and addressed other matters related thereto, including management presentation logistics, expectations for reciprocal management presentations to be made by the potential counterparties to DuPont, reciprocal due diligence and other key process and logistical parameters.

On October 18, 2019, a virtual data room maintained on behalf of DuPont and containing information relating to the N&B Business opened to representatives of IFF. DuPont also provided access to such virtual data room to Party A. In addition, DuPont established a question and answer process for responding to questions raised by IFF and Party A and their advisors in connection with their due diligence review. From this time until the execution of the Merger Agreement, representatives of IFF engaged in due diligence of the N&B Business and various discussions regarding potential synergies.

On October 23, 2019, a virtual data room maintained on behalf of IFF opened to representatives of DuPont, enabling DuPont to commence its formal due diligence of IFF. Party A opened a similar virtual data room to provide DuPont and its representatives access to information regarding its business. Each of IFF and Party A established a question and answer process to facilitate DuPont’s due diligence review. From this time until the execution of the Merger Agreement, representatives of DuPont and its advisors engaged in due diligence of IFF and Party A.

On October 25, 2019, Evercore and Credit Suisse sent a process letter to IFF and Party A inviting them to submit revised proposals on November 13, 2019. On that same day, Skadden sent initial drafts of the term sheets for the Merger Agreement, the Separation Agreement and the Tax Matters Agreement to Cleary Gottlieb, reflecting DuPont’s preferred approach on certain key transaction terms to be included in those documents.

On October 27, 2019, the IFF Transaction Committee held a telephonic meeting where the committee members, John Ferraro, a member of the IFF board of directors, and members of IFF’s senior management in attendance discussed the potential combination with N&B, the diligence completed to date, the combination’s strategic rationale, potential timeline, and potential governance and organizational structure.

From October 28 to October 31, 2019, representatives from IFF, DuPont, Cleary Gottlieb, Skadden, Evercore, Credit Suisse, Morgan Stanley, Greenhill and other third-party advisors of IFF and DuPont conducted due diligence calls on various topics.

On October 29, Mr. Fibig and Mr. Breen held a call where Mr. Fibig updated Mr. Breen on IFF’s board of directors meeting and followed up on the auction process.

On October 29, 2019, a nationally recognized advisory firm and third-party advisor of DuPont (“DuPont Synergies Advisor”) and IFF Synergies Advisor conducted a high level meeting to discuss areas of potential synergies between the N&B Business and IFF and estimates thereof.

On October 30, 2019, the IFF board of directors met at the offices of Cleary Gottlieb with members of IFF’s executive management team and representatives of Cleary Gottlieb, Greenhill and Morgan Stanley, where they discussed various topics including those related to the potential transaction. The topics discussed included the process for the potential transaction, the strategic analysis of the combination, and proposed next steps. The IFF board of directors then requested a further follow-up meeting on the potential combination prior to IFF submitting a revised bid.

Generally, from mid-October until revised non-binding proposals were received on November 13, 2019, through numerous telephonic sessions, IFF and Party A conducted financial and legal due diligence on the N&B Business and DuPont conducted financial and legal due diligence on IFF and Party A.

On November 1, 2019, IFF and DuPont executed a clean team confidentiality agreement, setting forth customary “clean team” procedures to facilitate the sharing of limited non-public, confidential and proprietary information regarding each party’s business (DuPont entered into a similar agreement with Party A on November 12, 2019). On the same day, representatives of IFF, including Mr. Fibig, Francisco Fortanet (Executive Vice President, Operations) and Greg Yep (Executive Vice President, Chief Global Scientific & Sustainability Officer), visited certain manufacturing sites of the N&B Business in Denmark.

On November 2 and 3, 2019, representatives from IFF, IFF’s financial advisors and representatives from DuPont met for a management presentation in London. Representatives of DuPont, including management of the N&B Business, gave a presentation on the N&B Business, and representatives of IFF gave a presentation on IFF’s business and the potential benefits of a strategic combination between IFF and the N&B Business, including, but not limited to, cost synergies.

On November 5, 2019, Cleary Gottlieb sent Skadden revised drafts of the terms sheets for the Merger Agreement, the Separation Agreement and the Tax Matters Agreement.

On November 7, 2019, Skadden sent Cleary Gottlieb revised drafts of the terms sheets for the Merger Agreement, the Separation Agreement and the Tax Matters Agreement. Following Skadden’s delivery of revised drafts to Cleary Gottlieb on November 7, 2019, Cleary Gottlieb and Skadden had a call on November 8, 2019, to discuss Cleary Gottlieb’s initial markup and Skadden’s response. During that call, Cleary Gottlieb and Skadden discussed, among other things, the extent of adjustments to the special cash payment from N&B to DuPont, the circumstances under which IFF’s board of directors would maintain the right to change its recommendation regarding the transaction, the circumstances under which the Merger Agreement could be terminated and the fees and expenses payable or reimbursable in connection with such termination. Also on November 8, 2019, DuPont Synergies Advisor and IFF Synergies Advisor met to conduct a detailed review of potential synergies between the N&B Business and IFF and estimates thereof. This was followed by a broader telephonic meeting, on November 9, 2019, which included representatives of DuPont and IFF, where DuPont Synergies Advisor and IFF Synergies Advisor discussed the findings from their synergies discussions. In general, during this time, Skadden, on behalf of DuPont, also exchanged drafts of, and engaged in discussions regarding, the term sheets with representatives of IFF and Party A.

On November 7 and 9, 2019, representatives from IFF and DuPont and their respective advisors participated in joint working sessions relating to the proposed combination.

During this time, Party B re-entered the transaction process. In particular, on November 4, 2019, Party B delivered to DuPont an initial indication of a revised proposal for the N&B Business, and on November 10, 2019, made a presentation to senior management and advisors of DuPont regarding the business rationale for a transaction with Party B. Around this time Party B was provided draft term sheets for certain transaction documents, reflecting DuPont’s preferred approach on certain key transaction terms to be included in those documents, and Party B was instructed to deliver any comments thereto in connection with the submission of a revised non-binding proposal.

On November 10, 2019, the IFF board of directors held a telephonic meeting with members of IFF’s executive management team where they discussed various topics related to the potential transaction. The topics discussed included an overview of the N&B Business, updates on the ongoing auction process, including the preparation of the preliminary term sheets related thereto, the potential synergies between the businesses of IFF and N&B, updated preliminary financial analyses related to the proposed transaction, the potential integration process in the event of a transaction and an overview of IFF’s due diligence efforts. Representatives from Cleary Gottlieb reviewed the fiduciary duties of IFF’s directors in connection with their consideration of the proposed transaction. The IFF board of directors unanimously authorized management to submit a revised, non-binding proposal and to negotiate the proposed transactions based on the valuation and terms presented during the meeting.

On November 13, 2019, IFF, Party A and Party B delivered revised non-binding proposals to DuPont. The revised proposal from IFF (the “November 13 Proposal”), which included an overview of IFF’s vision and strategy for the combination, investment highlights, revised terms and certain due diligence requirements, valued the N&B Business at $25.35 billion on a cash-free and debt-free basis and contemplated a Reverse Morris Trust transaction structure, and where DuPont would receive a pre-closing cash payment of $7.38 billion. The November 13 Proposal also contemplated a right for DuPont to nominate four directors to the combined company’s board of directors (or, if greater, such a number that would constitute one third of the board of the combined company). The proposal was accompanied by revised draft of the transaction term sheets and included a draft exclusivity agreement pursuant to which the parties would negotiate exclusively regarding a potential transaction for 30 days.

On November 15, 2019, representatives of Evercore contacted Mr. Soutendijk and representatives of Greenhill and Morgan Stanley telephonically and indicated that IFF would need to improve the terms of its latest proposal in order to be competitive in the transaction process, citing the relative ownership ratios of the combined company by IFF’s and DuPont’s shareholders as implied by the valuation of the N&B Business in IFF’s latest proposal and IFF’s proposal regarding board composition.

On November 18, 2019, the DuPont board of directors met telephonically and senior management from DuPont made a presentation to the DuPont board of directors regarding the process, the latest non-binding proposals received, a description of each of the parties that provided non-binding proposals (including their financial performance, strengths and weaknesses as a potential partner and the investment thesis of each partner), a summary of value attributable to DuPont’s stockholders based on each of the non-binding proposals and the value comparison for the combined company based on various trading multiples. Finally, management presented its recommendation that, based on the strength of Party A’s non-binding proposal relative to the other parties, DuPont pursue a transaction involving the N&B Business with Party A. Further insight was then provided by Credit Suisse and Evercore as DuPont’s financial advisors. Throughout the presentations and thereafter there was significant discussion among the members of the DuPont board of directors and the directors asked questions of management and DuPont’s advisors. Following these discussions, the DuPont board of directors made clear its continued support for a potential transaction involving the N&B Business and supported initiating negotiations with Party A given the strength of its non-binding proposal.

After this meeting representatives of DuPont informed representatives of IFF and Party B that their proposals would need to be improved in order to remain in the process.

On November 19, 2019, Mr. Fibig and Mr. Breen held a call to discuss IFF’s latest proposal and the status of its participation in the auction process. Mr. Breen informed Mr. Fibig that DuPont was presently focused on another bidder following the November 13 submissions. On that same day, on behalf of DuPont, Skadden sent initial drafts of certain of the Transaction Documents, including the Merger Agreement, to Party A’s legal advisors. Over the next several days, Party A conducted additional due diligence, and Skadden and Party A’s legal advisors discussed the draft Transaction Documents.

On November 20, 2019, the IFF Transaction Committee held a telephonic meeting where the committee members, Mr. Ferraro and members of IFF’s senior management discussed DuPont’s feedback on the November 13 Proposal and reviewed the terms of a revised proposal. After discussing questions regarding, among other things, the auction process, DuPont’s feedback to the November 13 Proposal and the terms of the revised proposal, the IFF Transaction Committee approved the submission of a revised proposal.

On November 21, 2019, Mr. Fibig called Mr. Breen to inform him that IFF would be submitting revised economic terms to the November 13 Proposal and to reiterate the merits of a combination of the N&B Business with IFF. Later that day, Mr. Fibig sent a letter to Mr. Breen outlining the revised economic terms to the November 13 Proposal. The letter stated, among other things, that IFF would be prepared to increase its valuation of the N&B Business to $26.92 billion on a cash-free and debt-free basis. The letter acknowledged DuPont’s desire for greater representation on the combined company’s board of directors and expressed a willingness to further discuss the topic. The letter also reaffirmed the transaction structure outlined in the November 13 Proposal.

DuPont, IFF and Party A continued conducting mutual due diligence during the period after the November 13 submission of non-binding proposals through early December.

On November 26, 2019, Evercore informed Mr. Soutendijk that, in light of IFF’s willingness to improve its economic terms, IFF would be advanced in the auction process along with another bidder (Party A), with the expectation that DuPont would continue to negotiate with each bidder until definitive transaction agreements and final economic terms could be agreed with one of them. As such, Evercore informed Mr. Soutendijk that DuPont was not in a position to grant IFF’s request for exclusivity. Later that day, Skadden delivered initial drafts of the Merger Agreement, Separation Agreement, Employee Matters Agreement and Tax Matters Agreement to Cleary Gottlieb. Through December 15, 2019, IFF and DuPont and their respective legal advisors exchanged drafts of these agreements and other transaction-related agreements, and held numerous telephonic and in-person meetings to negotiate and finalize the terms of such agreements.

On November 29, 2019, Mr. Fibig and Mr. Breen held a call to discuss the auction process, next steps, including the upcoming rating agency meetings, and IFF’s revised proposal. Later that day, members of the Cleary Gottlieb and Skadden teams convened a conference call to discuss an issues list on the various Transaction Documents that Cleary Gottlieb had sent to Skadden earlier in the day, including addressing matters related to the cost of transition services, debt and working capital adjustments to the special cash payment from N&B to DuPont, the financing for the proposed transaction (as well as the allocation of financing costs related thereto), governance matters, the size of the termination fee and control of the process for obtaining regulatory approvals for the transaction.

On November 29, 2019, representatives of Party B sent an email to representatives of DuPont improving their non-binding proposal of November 13, 2019. On December 1, 2019, Skadden sent, on behalf of DuPont, initial drafts of certain of the Transaction Documents to Party B’s legal advisor.

On December 2, 2019, representatives from both IFF and DuPont met with representatives from selected ratings agencies to provide them with an overview of the proposed combination between IFF and the N&B Business and to discuss the strategic rationale and financial analyses related to the combination.

On December 3, 2019, Mr. Fibig and Mr. Breen spoke by telephone to discuss a number of matters related to the potential transaction, including, in particular, next steps in the due diligence process, finalizing major open transaction points (including governance structure) and DuPont’s desire to understand the perspective of Winder, IFF’s largest shareholder, on the potential transaction. Mr. Breen emphasized that, as previously communicated, DuPont intended to complete its auction process and execute definitive agreements before the holidays. On December 3, 2019, at a regularly scheduled telephonic meeting of the DuPont board of directors, senior management of DuPont provided an update to the DuPont board of directors on the current status of the process, including on the current non-binding proposals from IFF, Party A and Party B, as well as the issues and challenges associated with each of them.

On December 4, 2019, Cleary Gottlieb delivered a revised draft of the Merger Agreement to Skadden. The following day, Cleary Gottlieb delivered a revised draft of the Separation Agreement to Skadden.

On December 5 and December 6, 2019, representatives of DuPont met with representatives of Party A at the offices of Skadden in New York, New York, to discuss the terms of the proposed transaction and certain of the changes proposed by Party A to certain of the draft Transaction Documents.

On December 6 and December 8, 2019, representatives of DuPont and its legal and financial advisors met with representatives of IFF at the offices of Cleary Gottlieb in New York, New York, to discuss the terms of the proposed transaction and certain of the changes proposed by IFF to certain of the draft Transaction Documents.

From December 4 to December 9, 2019, Mr. Fibig and Mr. Breen spoke several times to discuss various open transaction points including the board composition, management team and value of the combined company as impacted by the parties’ due diligence findings and fluctuations in IFF’s stock price and, in connection therewith, a potential 55.4% and 44.6% ownership split of the combined company between DuPont stockholders and IFF shareholders, on a fully diluted basis and excluding any overlap in the stockholders of the company. Discussions also included the potential of Mr. Breen serving as Lead Independent Director on the combined company’s board of directors.

On December 7, 2019, Skadden delivered a revised draft of the Separation Agreement to Cleary Gottlieb and a draft voting agreement to be entered into by Winder.

On December 8, 2019, Skadden delivered a revised draft of the Merger Agreement to Cleary Gottlieb. The following day, Cleary Gottlieb delivered revised drafts of the Merger Agreement and the Separation Agreement to Skadden.

Generally, from December 9 through December 14, 2019, representatives of Skadden and Cleary Gottlieb continued to exchange drafts of various Transaction Documents and negotiated open terms, including the schedules to the Merger Agreement and the Separation Agreement. As part of these discussions, the representatives negotiated the allocation of certain liabilities and costs, including responsibility for certain debt-like items. In addition, the necessary documentation for the financing underlying the proposed special cash payment was finalized. During this time, DuPont representatives, including DuPont’s financial and legal representatives, also continued to exchange drafts and negotiate open terms with Party A and members of DuPont’s senior management also met frequently with DuPont’s financial and legal advisors to discuss the status of negotiations between both IFF and Party A and the relative merits of each of their proposals.

On December 9, 2019, representatives of IFF contacted representatives of Winder to indicate that IFF would like to discuss a confidential potential transaction and to request that Winder enter into a non-disclosure agreement to facilitate such discussions. On December 10, 2019, representatives of IFF and Cleary Gottlieb discussed with representatives of Winder the proposed terms of a non-disclosure agreement and described that IFF would be requesting that Winder enter into a voting agreement to support a potential transaction after Winder had an opportunity to review the proposed terms thereof. Following such call, Cleary Gottlieb sent representatives of Winder drafts of the non-disclosure and voting agreements.

On December 10, 2019, Mr. Fibig and Marc Doyle, then Chief Executive Officer of DuPont, met to discuss the progress of the ongoing negotiations between IFF and DuPont and the composition of the combined company’s board of directors.

Also on December 10, 2019, the IFF Transaction Committee met to discuss the progress of the ongoing negotiations and due diligence efforts related to the proposed transaction. Mr. Ferraro was present by invitation. Mr. O’Leary and Mr. Soutendijk provided updates on the business plan, valuation, due diligence, negotiation status, communications and integration planning, financing and next steps. During the discussion, representatives from Cleary Gottlieb gave a presentation on key provisions and remaining open issues in current drafts of the Transaction Documents and discussed key diligence findings; they also reviewed the fiduciary duties of the IFF board of directors in relation to the proposed transaction. Representatives from Greenhill and Morgan Stanley provided preliminary valuation considerations and methodologies, and the pro forma impact of the proposed transaction from various illustrative perspectives.

On December 10 and 11, 2019, the IFF board of directors met at the offices of Cleary Gottlieb with members of IFF’s executive management team and representatives of Cleary Gottlieb, Greenhill, Morgan Stanley and Abernathy MacGregor Group, Inc. (“Abernathy MacGregor”), IFF’s public relations firm. Representatives from IFF’s management and Cleary Gottlieb reviewed proposals regarding the governance of the combined company. Representatives from IFF’s management reviewed the implications and strategic rationale of a combination between IFF and the N&B Business, valuation, due diligence, the status of the negotiations, communications and integration planning, financing and next steps. Representatives from Cleary Gottlieb reviewed the principal terms of the proposed agreements, the key due diligence findings and the directors’ fiduciary duties in connection with the proposed transaction and answered questions from the board of directors regarding due diligence, the terms of the proposed merger agreement and the governance of the combined company. Representatives from Greenhill and Morgan Stanley provided a financial overview of the proposed transaction, including preliminary perspectives on valuation, the proposed financing structure, ratings agency considerations and key financing components and the pro forma impacts of the proposed transaction from various perspectives. Representatives from Abernathy MacGregor reviewed preliminary communications plans regarding the potential transaction and its announcement.

On December 11, 2019, Mr. Fibig and Mr. Breen met to discuss the resolution of the outstanding issues for a potential transaction, as well as the proposed governance structure of the combined company. They agreed to work with their respective teams to resolve the remaining contract-related issues and for Mr. Fibig to continue to discuss proposals for the corporate governance of the combined company with the IFF board of directors. During the course of this meeting, Mr. Breen was also introduced to Dale Morrison, Lead Director of the IFF board of directors.

On December 12, 2019, representatives of IFF, DuPont and their respective advisors met over the course of the day to discuss open points in the negotiations of the various Transaction Documents. Later on December 12, 2019, Mr. Fibig and Mr. Breen met to discuss negotiations from earlier in the day and discuss the board composition of the combined company.

On December 12, 2019, Winder entered into a non-disclosure agreement with IFF to facilitate discussions regarding the potential transaction.

From December 12 to December 15, 2019, communications and investor relations teams from IFF and DuPont collaborated to finalize announcement materials.

On December 13, 2019, Skadden delivered revised drafts of the Merger Agreement and the Separation Agreement to Cleary Gottlieb. Later that day, Cleary Gottlieb delivered revised drafts of those agreements to Skadden.

On December 13, 2019, representatives of IFF and Cleary Gottlieb discussed with representatives of Winder the terms of the proposed transaction and of the Voting Agreement that Winder would be asked to enter into. From December 13 to December 15, 2019, representatives from IFF, Cleary Gottlieb and Winder engaged in several discussions regarding the proposed terms of and strategic rationale for the transaction and the proposed terms of the Voting Agreement. Conversations regarding the proposed terms of the Voting Agreement were also had with Skadden and DuPont during that time.

From December 13 to December 15, 2019, representatives from IFF, DuPont and their advisors met as necessary to finalize all open negotiation points, including governance matters for the combined company and allocation of liabilities under the Separation Agreement. In particular, on December 14, 2019, in the morning, representatives of Skadden met with representatives of Cleary Gottlieb and IFF at Cleary Gottlieb’s offices, and, in the afternoon, representatives of IFF and IFF’s financial advisors visited Skadden’s offices and met with representatives from DuPont and their advisors to discuss final issues.

Generally, from December 11 through December 15, 2019, Mr. Breen and Mr. Fibig spoke several times to discuss terms of a potential transaction with IFF. Among other things, Messrs Breen and Fibig discussed the value of the combined company as impacted by the parties’ due diligence findings and fluctuations in IFF’s stock price and, as such, the relative shares of ownership of the combined company and the size of the cash payment made by N&B to DuPont. Messrs Breen and Fibig also discussed the governance of the combined company and the treatment of certain pension liabilities. Mr. Breen emphasized in these discussions that, notwithstanding the other terms of the potential transaction and the parties’ due diligence findings and fluctuations in IFF’s stock price, it was important for IFF to commit to a percentage of ownership of the combined company for DuPont’s stockholders and cash payment from N&B to DuPont that valued the N&B Business higher than what was reflected in IFF’s November 13, 2019, non-binding proposal and the importance of creating a combined company governance structure that equally leveraged the expertise and experience of both DuPont and IFF. Credit Suisse and Evercore communicated similar messages to Greenhill and Morgan Stanley during this time, including that agreement on such items would be necessary for IFF to remain competitive with Party A in the auction process. Messrs Breen and Fibig ultimately agreed to a split of ownership of the combined company whereby DuPont stockholders would own 55.4% of the combined company and IFF shareholders would own 44.6% of the combined company, on a fully diluted basis and excluding any overlap in the pre-transaction stockholders of the company and a cash payment from N&B to DuPont of approximately $7.3 billion. With respect to governance, Messrs Breen and Fibig agreed that the combined company’s board of directors will consist of thirteen directors, with seven current IFF directors and six DuPont director appointees until the annual meeting in 2022, when there will be six directors from each company, that Mr. Fibig will continue to be the Chairman of the IFF board of directors (and Chief Executive Officer) and that Mr. Breen will join the combined company’s board of directors as a DuPont appointee and will serve as Lead Independent Director starting on the later of June 1, 2021, and the closing date of the Merger. Based on the agreed ownership by DuPont stockholders of 55.4% of the combined company on a fully diluted basis, combined with the agreed amount of the special cash payment of approximately $7.3 billion, the final proposal from IFF valued the N&B Business at approximately $26.2 billion on a cash-free and debt-free basis, based on IFF’s closing stock price on December 13, 2019.

On December 14, representatives of Winder delivered a revised draft of the Voting Agreement to Cleary Gottlieb, which was also shared with Skadden and DuPont. Following discussions with Skadden and DuPont, later that day, IFF returned a revised draft of the Voting Agreement to Winder. On the morning of December 15, 2019, representatives of Winder proposed additional changes to the Voting Agreement and delivered an executed copy thereof.

On December 14, 2019, a representative of DuPont informed Party A that DuPont was proceeding with final negotiations with another party. Party B was also informed around this time of the same.

On December 15, 2019, the IFF board of directors held a telephonic meeting. At this meeting, the IFF board of directors reviewed the proposed structure and terms of the contemplated transaction. During the discussions, representatives of Cleary Gottlieb reviewed the final terms of the proposed transaction, including the proposed post-closing governance structure of the combined company. Representative from Cleary Gottlieb also reviewed the final key terms of the Voting Agreement with Winder. Representatives from Greenhill and Morgan Stanley reviewed their financial analysis of the proposed transaction and delivered oral opinions, subsequently confirmed in writing by delivery of written opinions dated December 15, 2019, that as of the date of their respective written fairness opinions, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by each of Greenhill and Morgan Stanley as set forth in such written fairness opinions, the exchange ratio pursuant to the proposed Merger Agreement was fair, from a financial point of view, to IFF. Representatives of Morgan Stanley also reviewed the terms of the financing sources and uses of proceeds for the proposed transaction. Following the discussion with IFF’s executive management team and IFF’s legal and financial advisors, the IFF board of directors unanimously determined, among other things, that the Transactions, including the Merger, were advisable and in the best interest of IFF and its shareholders, approved the Merger Agreement, the Separation Agreement and the Employee Matters Agreement, the transactions contemplated thereby, including the Merger, and the entrance into the other Transaction Documents either in the form attached to the Merger Agreement and Separation Agreement or as negotiated by IFF’s authorized officers, and resolved to recommend that IFF’s shareholders vote in favor of the Share Issuance.

On December 15, 2019, the DuPont board of directors held a meeting to review the final proposals with respect to a business combination involving the N&B Business, review the terms and conditions of the Transaction Documents that had been negotiated between representatives of DuPont and IFF and which were substantially complete, review the structure of the proposed business combination with IFF as a Reverse Morris Trust transaction and review with DuPont’s senior management and financial and legal advisors their views on the proposed Transactions and the benefits afforded by the Transactions to DuPont and its stockholders as well as the N&B Business. At the meeting, senior management of DuPont provided the DuPont board of directors with an overview of the results of negotiations with IFF and Party A and on discussions with both IFF and Party A subsequent to the previous board update call on December 3, 2019. This included an overview of the benefits of a transaction with IFF and the reasons why management determined that IFF was the best partner. Representatives of Skadden then reviewed the terms of the principal Transaction Documents, including, without limitation, the structure of the proposed business combination with IFF as a Reverse Morris Trust transaction, the calculation of the merger consideration and those terms bearing on deal protections and regulatory approvals. Throughout the meeting members of the DuPont board of directors asked questions and there was discussion regarding the proposed transaction terms, the key factors that distinguished a transaction with IFF from a transaction with Party A and level of certainty to closing a transaction with IFF. Following discussion with DuPont’s senior management, and taking into account the analysis of its financial advisors and an analysis from a nationally recognized third-party consulting firm of the solvency of DuPont following the completion of the Transactions, the DuPont board of directors unanimously determined, among other things, that the Merger and the Separation were in the best interest of DuPont and its stockholders, and approved the Merger Agreement, the Separation Agreement and the Employee Matters Agreement, the transactions contemplated thereby, including the Internal Reorganization, the Separation, the Distribution and the Merger and the entrance into other Transaction Documents either in form attached to the Merger Agreement and Separation Agreement or as negotiated by DuPont’s authorized officers.

On December 15, 2019, following the approval by the IFF board of directors and the DuPont board of directors of the Transaction Documents and the Transactions, the parties executed the Merger Agreement, the Separation Agreement, the Employee Matters Agreement and other documentation related to the Merger, and executed commitment letters for the N&B financing for the Special Cash Payment to DuPont were provided concurrently with the execution the Merger Agreement. Also concurrent with the execution of the Merger Agreement, DuPont executed the Voting Agreement.

On December 15, 2019, IFF and DuPont issued a joint press release announcing the Transactions.

IFF’s Reasons for the Transactions

In reaching its decision to approve the Transaction Documents and the Transactions and recommend that IFF shareholders approve the Share Issuance, the IFF board of directors considered, among other things, the strategic and financial benefits that could be achieved by combining IFF and the N&B Business relative to the future prospects of IFF on a stand-alone basis, the relative actual results of operations and prospects of IFF and of the N&B Business and synergies expected to be realized in the combination, as well as other alternatives that may be available to IFF, and the risks and uncertainties associated with the Transactions and with such alternatives.

In that process, the IFF board of directors consulted with its financial and legal advisors and considered a variety of factors as generally supporting its decision to approve the Transaction Documents and the Transactions and recommend that IFF shareholders approve the Share Issuance, including the following:

•

the increased size, economies of scale, geographic presence and total capabilities of IFF after the Transactions, which are expected to enable IFF to improve its cost structure, deepen its innovation platform, enhance growth and expand margins;

•

the complementary asset portfolios and strengths of IFF and the N&B Business and the expectation that the combination with the N&B Business would diversify and expand IFF’s mix of product offerings, including the N&B Business’s food & beverage, health & biosciences and pharma solutions platforms;

•	the belief that IFF would benefit from the scale of the combined company and diversity of its lines of business, making it less dependent on the performance of any particular segment or business line;

•	the expectation that IFF would maintain broad market presence, with an enhanced position in the food & beverage, home & personal care and health & wellness markets;

•

the expectation that IFF would achieve approximately $300 million of estimated cost synergies anticipated on a run-rate basis by the end of the third year following the consummation of the Transactions as a result of anticipated procurement improvements along with manufacturing and organizational efficiencies, as well as have an enhanced ability to drive volumes via a combination of cross-selling opportunities across the enhanced portfolio and the creation of integrated solutions, which is expected to generate more than $400 million in run-rate revenue synergies by the end of the third year following the consummation of the Transactions;

•

the expectation that the combination of IFF and N&B Business employees’ experience will drive improvements in manufacturing, R&D, leadership and growth, and enhance IFF’s ability to achieve its strategic objectives with respect to its existing business and the businesses of the combined company;

•

the expectation that the combined company will provide a compelling value proposition to global, regional and local customers, including through the provision of differentiated integrated solutions using the complementary capabilities of each business;

•

the expectation that the cash flow from the combined businesses after the Transactions would be strong enough to allow IFF to maintain its current quarterly dividend policy, reduce indebtedness incurred to finance the Transactions and maintain its investment grade rating;

•	the significant increase in total equity market capitalization of IFF, which could increase the trading volume, and therefore, the liquidity, of IFF’s common stock;

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the fact that the consideration payable by IFF in the Merger consists of IFF’s common stock, enabling IFF to acquire the N&B Business without incurring the amount of indebtedness that would be required to fund an all-cash transaction;

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the fact that IFF shareholders as of immediately prior to the completion of the Merger are expected to own 44.6% of the issued and outstanding shares of common stock of the combined company, on a fully diluted basis, immediately following completion of the Merger, and will have the opportunity to share in the future growth and expected synergies of the combined company while retaining the flexibility of selling all or a portion of those shares;

•

the fact that the management team of IFF, following the closing of the Transactions, would continue to be led by IFF’s Chairman and Chief Executive Officer and IFF’s senior management team would be expanded to include executives from the N&B Business;

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the fact that the Merger Agreement and the other Transaction Documents and the aggregate consideration to be paid by IFF pursuant to the Merger Agreement were the result of extensive arms-length negotiations between representatives of IFF and DuPont, and the IFF board of directors’ belief that IFF had negotiated the transaction terms most favorable to IFF that DuPont would be willing to accept;

•	the expectation that IFF’s experience with acquiring and integrating businesses and growing larger companies will enhance IFF’s ability to integrate the N&B Business and grow the combined company;

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the expectation that DuPont’s experience with separating its business lines through prior spin-offs or divestitures would lower the execution risk associated with the separation of the N&B Business from DuPont’s other businesses;

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the expectation that IFF’s board of directors will benefit from expertise provided by the addition to its board of six directors to be designated by DuPont, including Mr. Ed Breen who will join the board of IFF as a DuPont appointee and will serve as Lead Independent Director starting June 1, 2021;

•	the support of IFF’s largest shareholder, Winder, and its willingness to enter into a voting agreement to vote in favor of the Share Issuance;

•

the opinion of Greenhill rendered to the IFF board of directors on December 15, 2019, that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth in such written fairness opinion, the exchange ratio set forth in the Merger Agreement was fair from a financial point of view to IFF, as more fully described below in “Opinion of Greenhill & Co., LLC;”

•

the opinion of Morgan Stanley rendered to the IFF board of directors on December 15, 2019, that, as of the date of the written fairness opinion and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in such written fairness opinion, the exchange ratio pursuant to the Merger Agreement was fair from a financial point of view to IFF, as more fully described below in “Opinion of Morgan Stanley & Co. LLC;” and

•

the ability of the IFF board of directors, to withdraw or modify its recommendation that IFF’s shareholders approve the Share Issuance subject to the limitations set forth in the Merger Agreement, including, without limitation, the potential payment of a termination fee and the obligation of IFF to proceed with a vote of IFF’s shareholders on the Share Issuance regardless of such withdrawal or modification of its recommendation.

The IFF board of directors also considered certain countervailing factors in its deliberations concerning the Merger and the other Transactions, including:

•	the dilution of the ownership interests of IFF’s current shareholders that would result from the issuance of IFF common stock in the Merger;

•	the inability of IFF to influence the operations of the N&B Business during the potentially significant time period prior to closing of the Transactions;

•	the possibility that the increased revenues, earnings and synergies expected to result from the Transactions would fail to materialize or may not be realized within the expected time frame;

•

the challenges and difficulties, foreseen and unforeseen, relating to the separation of the N&B Business from the other businesses of DuPont and the integration of the N&B Business with IFF’s operations, including due to the size of the N&B Business relative to IFF and its operations;

•

the possibility of management and employee disruption associated with the Transactions and integrating the operations of the companies, including the risk that, despite IFF’s intention to retain such personnel, key management of the N&B Business might not be employed with IFF after the Transactions;

•

the fact that the combined company will be dependent on the provision of certain transition services by DuPont, and may be required to provide certain transition services to DuPont, for a limited period of time following the consummation of the Transactions, and the possibility that the cost of operating the N&B Business, particularly following this transitional period, could diverge from the historical cost structure of the N&B Business when owned by DuPont;

•	the significant, one-time costs expected to be incurred in connection with the Transactions, including an estimated $175 million in transaction-related costs;

•	the risk that the Transactions and the integration process may divert management attention and resources away from other strategic opportunities and from operational matters;

•	the substantial increase in IFF’s indebtedness that is expected to result from the Transactions and the related financing transactions;

•

the fact that, in order to preserve the tax-free treatment of the Spin-Off and related transactions (including certain transactions undertaken as part of the Internal Reorganization), IFF would be required to abide by certain restrictions that could limit its ability to engage in certain future business transactions that might be advantageous;

•	the indemnities being provided by the combined company to DuPont under the Separation Agreement and the Ancillary Agreements;

•

the restrictions on IFF’s ability to solicit alternative transactions and the fact that certain provisions of the Merger Agreement may dissuade third parties from seeking to acquire IFF or otherwise increase the cost of any potential acquisition;

•

the fact that, under the Merger Agreement, IFF may be required to pay DuPont the Termination Fee if the Merger Agreement is terminated under certain circumstances, and that in a situation where IFF’s shareholders do not approve the Share Issuance and the Merger Agreement is terminated, IFF may be required to reimburse DuPont for certain of its expenses in connection with the Transactions up to $75 million and bear a portion of certain commitment fees incurred prior to any termination;

•

the risks inherent in requesting regulatory approval from multiple government agencies in multiple jurisdictions, as more fully described in the section entitled “Regulatory Approvals,” or that governmental authorities could attempt to condition their approval of the Transactions on compliance with certain burdensome conditions or that regulatory approvals may be delayed;

•

the risk that the Transactions may not be completed in a timely manner or at all and the potential adverse consequences, including substantial costs that would be incurred and potential damage to IFF’s reputation, if the Transactions are not completed; and

•	other risks of the type and nature described in the section entitled “Risk Factors.”

The IFF board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to approve the Transaction Documents and the Transactions, and to recommend that IFF shareholders approve the Share Issuance. The foregoing discussion of the information and factors considered by the IFF board of directors is not exhaustive. In view of the wide variety of factors considered by the IFF board of directors in connection with its evaluation of the Transactions and the complexity of these matters, the IFF board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the IFF board of directors based its recommendation on the totality of the information presented to and considered by it. The IFF board of directors evaluated the factors described above with the assistance of IFF management and its legal and financial advisors. In considering the factors described above and any other factors, individual members of the IFF board of directors may have viewed factors differently or given different weights to other or different factors.

This explanation of the factors considered by the IFF board of directors is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this document entitled “Cautionary Statement on Forward-Looking Statements” and “Risk Factors.”

After careful consideration, the IFF board of directors unanimously resolved that the Transactions, including the Merger and the Share Issuance, are advisable and in the best interests of IFF and its shareholders and unanimously approved the Transaction Documents and the Transactions.

Opinion of Greenhill & Co., LLC

At the December 15, 2019 meeting of the IFF board of directors held to evaluate the Transactions, Greenhill rendered an oral opinion, confirmed by delivery of a written opinion dated as of December 15, 2019, to the effect that, as of such date and subject to and based on the various assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth therein, the exchange ratio set forth in the Merger Agreement was fair, from a financial point of view, to holders of IFF common stock.

The full text of the written opinion of Greenhill, dated December 15, 2019, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in connection with the opinion, is attached as Annex A and is incorporated herein by reference. The summary of the Greenhill opinion provided in this prospectus is qualified in its entirety by reference to the full text of the opinion. We encourage you to read Greenhill’s opinion and this section carefully and in their entirety. Greenhill provided advisory services and its opinion for the information and assistance of the IFF board of directors in connection with its consideration of the Transactions. Greenhill’s opinion is not a recommendation as to how any holder of shares of IFF common stock should vote with respect to matters related to the Transactions, or any other matter.

For purposes of its opinion, Greenhill, among other things:

•	reviewed the draft of the Merger Agreement, dated as of December 14, 2019, and certain related documents;

•	reviewed the draft of the Separation Agreement dated as of December 14, 2019, and certain related documents;

•	reviewed certain publicly available financial statements of each of IFF and DuPont (relating to the N&B Business);

•	reviewed certain other publicly available business, operating and financial information relating to each of IFF and N&B Business that Greenhill deemed relevant;

•

reviewed certain information, including financial forecasts and other financial and operating data, concerning the N&B Business supplied to or discussed with Greenhill by management of the N&B Business, including the DuPont Provided Financial Projections as described under “—Certain Financial Forecasts Prepared by DuPont” (the “N&B Management Case”);

•	reviewed the IFF Management Case for N&B as described under “—Certain Financial Forecasts Prepared by IFF”;

•	reviewed the IFF Standalone Projections as described under “—Certain Financial Forecasts Prepared by IFF” (the “IFF Management Case”);

•	reviewed financial forecasts prepared by research analysts of IFF (the “Street Consensus Case”);

•

reviewed certain information regarding certain potential revenue synergies and cost efficiencies and financial and operational benefits anticipated from the Transactions prepared by management of IFF (the “Synergies”);

•	discussed the past and present operations and financial condition and the prospects of IFF with the management of IFF;

•

discussed the past and present operations and financial condition and the prospects of the N&B Business with the N&B Business’s and DuPont’s management and financial advisors and the management of IFF;

•	reviewed the historical market prices and trading activity for IFF ordinary shares;

•

reviewed publicly available financial and stock market data, including valuation multiples, for certain companies, the securities of which are publicly traded, in lines of business that Greenhill deemed relevant, and compared that data to certain data with respect to IFF and the N&B Business;

•

compared the ownership levels implied from the exchange ratio set forth in the Merger Agreement to the ownership levels derived by discounting future cash flows and a terminal value for IFF and the N&B Business based upon IFF Management Case (for IFF), and the IFF Management Case for N&B (for the N&B Business), in each case excluding Synergies, at discount rates Greenhill deemed appropriate;

•

compared the ownership levels implied from the exchange ratio set forth in the Merger Agreement to the ownership levels derived from comparing valuation multiples of publicly traded companies to corresponding data of IFF and the N&B Business based upon the IFF Management Case (for IFF) and the IFF Management Case for N&B (for the N&B Business), in each case excluding Synergies;

•

reviewed the pro forma impact of the Transactions on IFF’s revenues, profitability, earnings per share, cash flow, consolidated capitalization and financial ratios and value creation to IFF’s shareholders;

•	participated in discussions and negotiations among representatives of IFF and its legal advisors and representatives of the N&B Business and its legal and financial advisors; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

In arriving at its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information and data publicly available, supplied or otherwise made available to, or reviewed by or discussed with Greenhill. With respect to the N&B Management Case, Greenhill assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the N&B Business and DuPont. With respect to the IFF Management Case, the IFF Management Case for N&B and the Synergies, Greenhill assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgements of the management of IFF, and, at the direction of IFF, Greenhill relied upon the IFF Management Case, the IFF Management Case for N&B and the Synergies in arriving at its opinion. Further, Greenhill assumed, at the direction of the management of IFF, that the Synergies will be achieved at the times and in the amounts projected thereby. The Synergies assume: $435 million of revenue synergies on a run-rate basis by end of year 3 post-close (representing earnings before interest, tax, depreciation and amortization (“EBITDA”) impact of $185 million) and $304 million of cost synergies on a run-rate basis by end of year 3 post-close, with $314 million one-time costs to achieve (after accounting for approximately $40 million of capital expenditure synergies); run-rate revenue synergies grown at the N&B Business top-line growth rate beyond year 3 post-close with assumed approximately 43% margin; and approximately 40 basis points of tax rate synergy. The IFF Management Case for N&B EBITDA is assumed to be burdened by incremental carve-out costs which start in year 1 post-close, reach run-rate of $34 million by year 3 post-close and grow at a rate of 2.5% in perpetuity thereafter.

In arriving at its opinion, Greenhill made no independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of IFF or the N&B Business, nor was Greenhill furnished with any such evaluation or appraisal. Greenhill assumed that the Transactions will be consummated in accordance with the terms set forth in the final, executed Merger Agreement and the final, executed Separation Agreement (including, among other things, that the Transactions will be treated as a tax-free reorganization, pursuant to the Code), which Greenhill further assumed would be substantially similar in all material respects to the latest drafts thereof Greenhill reviewed, and without waiver or modification of any material terms or conditions the effect of which would be in any way meaningful to its analysis. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Transactions will be obtained without any material effect on IFF, the N&B Business, the Transactions or the contemplated benefits of the Transactions in any way meaningful to Greenhill’s analysis. Greenhill is not a legal, regulatory, accounting or tax expert and relied on the assessments made by IFF and the N&B Business and their respective advisors with respect to such issues. Greenhill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Greenhill as of, the date of the written opinion. It should be understood that subsequent developments may affect Greenhill’s opinion, and Greenhill does not have any obligation to update, revise or reaffirm its opinion.

Summary of Greenhill’s Financial Analysis

The following is a summary of the material financial and comparative analyses contained in the presentation that was made by Greenhill to the IFF board of directors in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the analyses performed by Greenhill, nor does the order of analyses described represent the relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Greenhill, the tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of Greenhill’s financial analysis. As part of the comparative analysis, Greenhill compared the expected ownership percentage of IFF shareholders in the combined company of 44.6% to the corresponding relative ownership percentages in the combined company implied by the equity values of IFF and the N&B Business based on each of a discounted cash flow analysis and a multiple-based comparable company analysis.

Discounted Cash Flow Analysis

Greenhill performed discounted cash flow analyses of IFF and the N&B Business, respectively. The discounted cash flow analysis is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered after-tax free cash flows and terminal value of such company. Greenhill’s discounted cash flow analyses assumed a December 31, 2019 valuation date.

IFF

Greenhill calculated a range of implied enterprise values (“EV”) for IFF by performing a discounted cash flow analysis of IFF by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that IFF was projected to generate during the calendar years ending December 31, 2020 through December 31, 2029. In this analysis, Greenhill utilized, at IFF’s direction, the IFF Management Case, excluding Synergies. Greenhill calculated a range of terminal values for IFF by applying to IFF’s stand-alone unlevered, steady state after-tax free cash flow for the year ending December 31, 2029, a selected range of perpetuity growth rates of 1.5% to 2.5%, which were estimated by Greenhill based on its professional judgment and experience, taking into account the IFF Management Case, excluding Synergies, and market expectations regarding long-term real growth of gross domestic product and inflation in such terminal year. The present values of IFF’s cash flows and terminal values were then calculated using a discount rate of 7.0% based on a selected range of 6.1% and 7.9%, which range was selected based on Greenhill’s professional judgment and taking into consideration, among other things, IFF’s estimated weighted average cost of capital (calculated using the cost of equity derived from the capital asset pricing model and the estimated after-tax cost of debt).

This analysis indicated a standalone reference range of implied IFF EV of approximately $18.9 billion to $21.7 billion and an implied price per share of IFF common stock of $132 to $156.

N&B Business

Greenhill calculated a range of implied EVs for the N&B Business by performing a discounted cash flow analysis of the N&B Business by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that the N&B Business was projected to generate during the calendar years ending December 31, 2020 through December 31, 2029. In this analysis, Greenhill utilized, at IFF’s direction, the IFF Management Case for N&B, excluding Synergies. Greenhill calculated a range of terminal values for the N&B Business by applying to the N&B Business’s respective stand-alone unlevered, steady state after-tax free cash flow for the year ending December 31, 2029 a selected range of perpetuity growth rates of 1.5% to 2.5%, which were estimated by Greenhill based on its professional judgment and experience, taking into account the IFF Management Case for N&B, excluding Synergies, and market expectations regarding long-term real growth of gross domestic product and inflation in such terminal year. The present values of the N&B Business’s respective cash flows and terminal values were then calculated using a discount rate of 7.0% based on a selected range of 6.1% and 7.9%, which range was selected based on Greenhill’s professional judgment and taking into consideration, among other things, the N&B Business’s respective estimated weighted average cost of capital (calculated using the cost of equity derived from the capital asset pricing model and the estimated after-tax cost of debt).

The analysis indicated a standalone reference range of implied N&B Business EV of approximately $23.8 billion to $27.2 billion.

Selected Comparable Company Analysis

Greenhill performed a comparable company analysis, which compared selected financial information, ratios and multiples for IFF and the N&B Business to the corresponding data for publicly traded companies selected by Greenhill. The companies used in the IFF and N&B Business company comparisons were:

•	Chr. Hansen A/S

•	Croda International plc

•	Givaudan SA

•	Kerry Group plc

•	Koninklijke DSM N.V.

•	Lonza Group AG

•	Novozymes A/S

•	Symrise AG

Although none of the selected companies is directly comparable to IFF or the N&B Business, Greenhill selected each of the above-listed companies because, among other reasons, they are companies with operations or businesses in related sectors or for purposes of analysis may be considered similar or reasonably similar to the operations of IFF or the N&B Business, as applicable. However, because of the inherent differences between the business, operations and prospects of IFF and the N&B Business and those of the selected companies, Greenhill believed that it was inappropriate to, and therefore did not, rely solely on the numerical results of the selected company analysis. Accordingly, Greenhill also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of IFF and the N&B Business and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing business models, sizes, growth prospects, revenue mix, profitability levels, degree of operational risk, domiciles and listings between IFF and the N&B Business and the companies included in the selected company analysis. Greenhill also made judgments as to the relative comparability of the various valuation parameters with respect to those companies. Greenhill’s analysis was based on publicly available data and information for the selected companies, including information published by Street Consensus and public filings, the IFF forecasts and the N&B Business forecasts.

For each of the selected companies, Greenhill compared financial information and calculated, among other things, the ratio of EV to research analyst consensus estimates of EBITDA for the fiscal year 2020 (such ratio, “EV / 2020E EBITDA”) for each comparable company. The multiple ranges used in the IFF and the N&B Business company comparisons and the multiple ranges resulting from these analyses are summarized below:

Selected Company	EV / 2020E EBITDA
Chr. Hansen A/S	22.4x
Croda International plc	15.8x
Givaudan SA.	21.2x
Kerry Group plc	19.0x
Koninklijke DSM N.V.	11.9x
Lonza Group AG	16.0x
Novozymes A/S	18.6x
Symrise AG	16.3x

From these analyses, based on its professional judgment and experience, Greenhill selected ranges of multiples it deemed most meaningful for its analysis.

IFF

Based on the results of this analysis, historical trading levels and other factors which Greenhill considered appropriate based on its experience and judgment, Greenhill selected a representative range of EV/2020E EBITDA multiples for IFF of 15.5x to 18.0x and applied this range of multiples to (1) the IFF Management Case EBITDA projection for the fiscal year of 2020 of $1,202 million and (2) the Street Consensus Case EBITDA projection for the fiscal year 2020 of $1,192 million. This analysis indicated (1) an implied IFF EV of approximately $18.6 billion to $21.6 billion and an implied price per share of IFF common stock of $129 to $156 under the IFF Management Case and (2) an implied IFF EV of approximately $18.5 billion to $21.5 billion and an implied price per share of IFF common stock of $128 to $154 under the Street Consensus Case.

N&B Business

Based on the results of this analysis and other factors which Greenhill considered appropriate based on its experience and judgment, Greenhill selected a representative range of EV/2020E EBITDA multiples for the N&B Business of 16.0x to 18.0x and applied this range of multiples to the IFF Management Case for N&B EBITDA projection for the fiscal year of 2020 of $1,522 million. This analysis indicated an implied N&B Business standalone range EV of approximately $24.3 billion to $27.4 billion.

Relative Ownership Analysis

Greenhill used the high and low implied estimated IFF and N&B Business enterprise values calculated pursuant to the discounted cash flow analyses and trading multiples analyses described above, which Greenhill adjusted by subtracting the $7.3 billion dividend to DuPont from the N&B Business and the impact of IFF’s estimated 2019 net debt, non-controlling interest and illustrative transaction expenses of $4.1 billion, to calculate (1) an implied IFF ownership percentage in the combined company utilizing the high IFF implied equity value and the low N&B Business equity value and (2) an implied IFF ownership percentage in the combined company utilizing the low IFF implied equity value and the high N&B Business implied equity value. The results of these analyses are summarized below:

	Implied Ownership of IFF’s Shareholders in Combined Company
Trading Multiples Analyses	42.0	% - 50.7%
Discounted Cash Flow Analysis	42.6	% - 51.7%

Greenhill then compared the respective ranges of implied ownership (in the table above) to the implied ownership of the IFF’s shareholders in the combined company of 44.6% upon consummation of the Transactions as implied by the exchange ratio set forth in the Merger Agreement.

Other Information

Greenhill observed certain additional information that was not considered part of its financial analysis for its opinion but was noted solely for informational purposes, including the following:

52-Week Trading Range Analysis

Using market data as of December 12, 2019, Greenhill reviewed the historical trading range for IFF common stock in the 52 weeks up to (and including) December 6, 2019. Using information published by Capital IQ, the range between the intraday low and intraday high for IFF common stock over the 52-week period was approximately $105 to $153 per share. The analysis resulted in a range of implied estimated enterprise values of approximately $15.8 billion to $21.3 billion, assuming IFF estimated 2019 net debt and non-controlling interest of $3.9 billion.

Analyst Price Targets Analysis

Greenhill reviewed the share price targets for IFF common stock prepared by equity research analysts, which reflect each analyst’s estimate of the undiscounted trading price of IFF common stock. Greenhill also discounted such share price targets to present value (as of December 6, 2019) by applying an illustrative one-year discount period at an equity discount rate of approximately 7.6%, which is IFF’s illustrative cost of equity based on a selected range of 6.5% and 8.5%, which was selected based on Greenhill’s professional judgment and taking into consideration, among other things, the cost of equity derived from the capital asset pricing model. This review presented a range of $108 to $163 per share of IFF common stock undiscounted and $100 to $152 discounted as described above. The analysis resulted in a range of implied estimated enterprise values of approximately $16.2 billion to $22.5 billion undiscounted and approximately $15.3 billion to $21.2 billion discounted as described above. The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for IFF common stock and these estimates are subject to uncertainties, including the future financial performance of IFF and future financial market conditions.

Precedent Transactions Analysis

Greenhill performed an analysis of selected recent business combinations involving target companies in the Specialty Value-added Ingredients industry that in Greenhill’s judgment were relevant for its analysis.

Greenhill reviewed the consideration paid in the transactions and analyzed the EV implied by such consideration as a multiple of last-12-months (which is referred to in this section of this prospectus as “LTM”) EBITDA (for the 12-month period prior to the fiscal quarter in which the transaction was announced).

The following table identifies the selected transactions reviewed by Greenhill in this analysis and the EV/LTM EBITDA multiples calculated for such transactions:

($ in billions)
Date Announced	Acquiror	Target	EV/ LTM EBITDA
March 2018	Givaudan	Naturex	22.8x
May 2018	IFF	Frutarom	20.3x

Based on the results of this analysis and other factors which Greenhill considered appropriate based on its experience and judgment, Greenhill applied EV/LTM EBITDA multiples of 20.3x and 22.8x to the IFF management’s estimate of EBITDA for the N&B Business for the fiscal year of 2019 of approximately $1,430 million, which indicated an implied N&B Business EV of approximately $29.0 billion to $32.6 billion, respectively.

Although Greenhill analyzed the multiples implied by the precedent transactions, none of the precedent transactions or associated companies is identical to the proposed Transactions because of inherent differences between the business, operations and prospects of the N&B Business and those of the target companies in the selected precedent transactions. Furthermore, the Transactions utilize a Reverse Morris Trust structure which does not involve a change of control generally associated with such precedent transactions. Greenhill believed that it was inappropriate to, and therefore did not, rely solely on the numerical results of the selected precedent transaction analysis.

Discounted Cash Flow – Synergized IFF Management Case for N&B

Greenhill calculated a range of implied EVs for the N&B Business by performing a discounted cash flow analysis of the N&B Business by calculating the estimated present value of the synergized unlevered, after-tax free cash flows that the N&B Business was projected to generate during the calendar years ending December 31, 2020 through December 31, 2029. In this analysis, Greenhill utilized, at the direction of IFF, the IFF Management Case for N&B and included the effect of the Synergies. Greenhill calculated a range of terminal values for the N&B Business by applying to the N&B Business’s synergized unlevered, steady state after-tax free cash flow for the year ending December 31, 2029, a selected range of perpetuity growth rates of 1.5% to 2.5%, which were estimated by Greenhill based on its professional judgment and experience, taking into account the IFF Management Case for N&B and market expectations regarding long-term real growth of gross domestic product and inflation in such terminal year. The present values of the N&B Business’s cash flows and terminal values were then calculated using a discount rate of 7.0% based on a selected range of 6.1% and 7.9%, which range was selected based on Greenhill’s professional judgment and taking into consideration, among other things, the N&B Business’s estimated weighted average cost of capital (calculated using the cost of equity derived from the capital asset pricing model and the estimated after-tax cost of debt).

This analysis indicated a reference range of implied EV of the N&B Business of approximately $29.4 billion to $33.7 billion.

DCF Value Creation Analysis

Greenhill determined the pro forma combined company equity value by taking (1) the standalone equity value of IFF based on Greenhill’s discounted cash flow analysis described above in “Discounted Cash Flow Analysis” using the midpoint perpetuity growth rate of 2.0%, minus (2) 55.4% of the standalone equity value of IFF based on Greenhill’s discounted cash flow analysis described above in “Discounted Cash Flow Analysis” using the midpoint perpetuity growth rate of 2.0%, plus (3) 44.6% of the equity value of the N&B Business based on the IFF Management Case for N&B and Greenhill’s discounted cash flow analysis using the midpoint perpetuity growth rate of 2.0% described above in “Discounted Cash Flow Analysis” plus (4) 44.6% of the estimated present value of the projected Synergies as outlined previously and discounted at illustrative pro forma weighted average cost of capital of 7.0%. The value creation analysis at the exchange ratio implying ownership of IFF shareholders in the combined company of 44.6% implied value creation (as a percentage of IFF’s standalone equity value) to IFF shareholders of 10.3%.

Multiple-Based Value Creation Analysis

Greenhill reviewed certain market-based analyses of the potential illustrative value created by the Transactions for the existing shareholders of IFF common stock that compared the estimated future price per share of IFF common stock, cumulative of dividends, on a standalone basis (by applying a multiple of IFF’s EV divided by the EBITDA for the 12-month period following the announcement date of the applicable transaction (“NTM EBITDA”), using the unaffected 10-day Volume-Weighted Average Price per share of IFF common stock of $141.04 as of December 6, 2019, and applying that multiple to an IFF Management Case forecasted EBITDA to derive a future IFF EV and subsequently IFF future equity value and IFF standalone price per share of common stock), to the implied future price per share of the ownership of IFF shareholders in the pro forma combined company, cumulative of dividends. The implied future price per share of the combined company was expressed as a range and derived based on (1) the sum of (a) the estimated pro forma NTM EBITDA of the combined company based on the IFF Management Case and the IFF Management Case for N&B and (b) projected Synergies as outlined previously multiplied by (2) a range of pro forma NTM EBITDA multiples. Based on estimated 2023 NTM EBITDA, this multiple-based value creation analysis implied a mid-point equity value creation to IFF shareholders of approximately 9.3% above the standalone estimated future price per share of IFF common stock, cumulative of dividends.

Pro Forma Combination Analysis

Greenhill performed an illustrative pro forma transaction analysis of the potential financial impact of the Transactions on IFF’s estimated cash earnings per share for fiscal years 2021 to 2024 as if the Transactions had been completed on January 1, 2021 and subject to certain other assumptions. In this analysis, Greenhill used the pro forma earnings estimates reflected in the IFF Management Case (for IFF) and the IFF Management Case for N&B (for the N&B Business), including Synergies, at the direction of IFF management.

The following table presents the potential financial impact of the Transactions on IFF’s standalone cash earnings per share, using the IFF Management Case, excluding Synergies:

	2021E	2022E	2023E	2024E
Pro Forma Accretion/(Dilution)	(10.5%)	(1.3%)	4.2%	5.5%

General

The summary set forth above does not purport to be a complete description of the analyses performed by Greenhill, but simply describes, in summary form, the material analyses that Greenhill conducted in connection with rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Greenhill did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Greenhill considered the totality of the factors and analyses performed in determining its opinion. Accordingly, Greenhill believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Greenhill based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Analyses based on forecasts or projections of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties or their advisors. Accordingly, Greenhill’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, Greenhill’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. In addition, no company or transaction used in Greenhill’s analysis as a comparison is directly comparable to IFF, the N&B Business or the Transactions. Because these analyses are inherently subject to uncertainty, being based on numerous factors or events beyond the control of the parties or their respective advisors, none of IFF, the N&B Business or Greenhill or any other person assumes responsibility if future results are materially different from those forecasts or projections.

The exchange ratio set forth in the Merger Agreement was determined through arms’ length negotiations between IFF and DuPont and was approved by the IFF board of directors. Greenhill provided advice to the IFF board of directors during these negotiations. Greenhill did not, however, recommend any specific exchange ratio to IFF or the IFF board of directors or that any specific exchange ratio constituted the only appropriate consideration for the Merger. Greenhill’s opinion did not in any manner address the underlying business decision to proceed with or effect the Transactions.

Greenhill’s opinion was approved by Greenhill’s fairness opinion committee.

Greenhill has acted as financial advisor to IFF in connection with the Transactions. Greenhill in the past provided, is currently providing and in the future may provide investment banking services to IFF unrelated to the proposed Transactions, for which services Greenhill received and expects to receive compensation, including, during the two years preceding the date of Greenhill’s written opinion, having acted or acting as financial advisor to IFF in connection with certain other strategic transactions. As IFF has been advised, during the three years preceding the date of Greenhill’s written opinion, Greenhill has been engaged by, performed services for and received compensation from DuPont Capital Management (“DuPont Capital”), a subsidiary of Historical EID and as of June 1, 2019, a subsidiary of Historical EID and of Corteva, including having acted as financial advisor to DuPont Capital and Dow Chemical Company, in relation to the sale of certain limited partnership interests in the secondary capital market and related financial advisory services, for which Greenhill and its affiliates have received fees of approximately $298,000 from former Dow Chemical and $405,000 from DuPont Capital. Neither Greenhill nor its affiliates have invested, or have any long or short positions, in any equity or debt securities of any of the parties.

In connection with the Transactions, IFF has agreed to pay Greenhill a fee of $40 million, of which $5 million was paid upon the rendering of Greenhill’s opinion and the remainder of which is contingent on completion of the Transactions, and an additional fee of $8.5 million payable at IFF’s discretion. IFF has also agreed to reimburse Greenhill for certain out-of-pocket expenses incurred by it in connection with its engagement and will indemnify Greenhill against certain liabilities that may arise out of its engagement.

Greenhill is an internationally recognized investment banking firm regularly engaged in providing financial advisory services in connection with mergers and acquisitions. IFF selected Greenhill as its financial advisor in connection with the Transactions on the basis of Greenhill’s experience in similar transactions, its reputation in the investment banking community and its familiarity with the Specialty Value-added Ingredients industry.

Greenhill’s opinion was one of the many factors considered by the IFF board of directors in its evaluation of the Transactions and should not be viewed as determinative of the views of the IFF board of directors with respect to the Transactions.

Opinion of Morgan Stanley & Co. LLC

Morgan Stanley was retained by the IFF board of directors to act as its financial advisor and to provide a fairness opinion in connection with the Transactions, including the Merger. The IFF board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and experience in recent transactions in IFF’s industry and its knowledge and understanding of the business and affairs of IFF. At the meeting of IFF’s board of directors on December 15, 2019, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing on December 15, 2019, that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the exchange ratio pursuant to the Merger Agreement was fair from a financial point of view to IFF.

The full text of the written opinion of Morgan Stanley, dated December 15, 2019, is attached as Annex B and incorporated by reference into this prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read Morgan Stanley’s opinion and this section carefully and in its entirety. Morgan Stanley’s opinion is directed to the IFF board of directors and addresses only the fairness, from a financial point of view, of the exchange ratio pursuant to the Merger Agreement to IFF. Morgan Stanley’s opinion did not address any other aspect of the transactions contemplated by the Merger Agreement or the Separation Agreement and did not address any other aspects or implications of the Transactions, including the price at which IFF common stock will trade following the consummation of the Transactions or at any time, or the fairness of the amount or nature of the compensation to any of the N&B Business’ or IFF’s officers, directors or employees, or any class of such persons, whether relative to the exchange ratio set forth in the Merger Agreement or otherwise. Morgan Stanley’s opinion was not intended to, and does not constitute advice or a recommendation as to how stockholders of IFF entitled to vote on the Transactions should vote at any stockholders’ meeting to be held in connection with the Transactions or to take any other action with respect to the Transactions. The summary of Morgan Stanley’s opinion set forth in this prospectus is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of DuPont (relating to the N&B Business) and IFF, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning the N&B Business and IFF, respectively;

•

reviewed certain financial projections prepared by management of the N&B Business and IFF, respectively, as further described in the section of this prospectus captioned “—Certain Financial Forecasts Prepared by IFF”;

•

discussed the financial condition and the prospects of the N&B Business following the consummation of the Transactions, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, with management of the N&B Business and IFF, respectively;

•

discussed the past and current operations and financial condition and the prospects of IFF following the consummation of the Transactions, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, with management of IFF;

•	reviewed the pro forma impact of the Transactions on IFF’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

•	reviewed the reported prices and trading activity for IFF common stock;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of DuPont, the N&B Business and IFF and their financial and legal advisors;

•	reviewed the Merger Agreement, the draft commitment letter from certain lenders substantially in the form of the drafts dated December 14, 2019 and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by DuPont and IFF, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the respective managements of DuPont and IFF of the future financial performance of the N&B Business and IFF. Morgan Stanley was advised by IFF, and assumed, with IFF’s consent, that the financial projections were reasonable bases upon which to evaluate the business and financial prospects of N&B Business and IFF, respectively. In addition, Morgan Stanley assumed that the Transactions would be consummated in accordance with the terms set forth in the Merger Agreement and the Separation Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Transactions would be treated as a tax-free reorganization, pursuant to the Code that IFF would obtain financing in accordance with the terms set forth in the Commitment Letter and that the definitive Merger Agreement and the Separation Agreement would not differ in any material respect from the drafts thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Transactions, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transactions. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of IFF and DuPont and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of DuPont’s, the N&B Business’s or IFF’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of the N&B common stock in the Transactions. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the N&B Business or IFF, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, December 15, 2019. Events occurring after the date of Morgan Stanley’s opinion may affect Morgan

Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. For further information regarding the financial projections, see the sections of this document entitled “—Certain Financial Forecasts Prepared by IFF”.

Morgan Stanley’s opinion was limited to the fairness, from a financial point of view, of the exchange ratio pursuant to the Merger Agreement to IFF and did not address the relative merits of the Transactions as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of IFF to enter into the Merger Agreement.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to IFF’s board of directors dated December 15, 2019. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is (i) with respect to IFF, based on market data as it existed on or before December 6, 2019, the last trading day prior to initial media speculation of a potential transaction involving IFF, and (ii) with respect to all other market data, based on market data as it existed on or before December 12, 2019, and is not necessarily indicative of current market conditions. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon the IFF Management Case for N&B as described under “—Certain Financial Forecasts Prepared by IFF”, the IFF Standalone Projections as described under “—Certain Financial Forecasts Prepared by IFF” (hereinafter referred to as the “IFF Management Case”), certain information regarding certain potential cost efficiencies and financial and operational benefits anticipated from the Transactions prepared by management of IFF (hereinafter referred to as the “Synergies”; “Synergized” implying inclusion of Synergies in financial forecasts corresponding to certain Cases) and research analyst consensus estimates of certain financial information of IFF (hereinafter referred to as the “Street Consensus Case”). With respect to the IFF Management Case for N&B, IFF Management Case and the Synergies, Morgan Stanley assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgements of the management of IFF, and, at the direction of IFF, Morgan Stanley relied upon the IFF Management Case for N&B, the IFF Management Case and the Synergies in arriving at its opinion. With respect to the N&B Management Case, Morgan Stanley assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the N&B Business.

Further, Morgan Stanley assumed, at the direction of the management of IFF, that the Synergies will be achieved at the times and in the amounts projected thereby. Morgan Stanley expressed no opinion with respect to the N&B Management Case, the IFF Management Case for N&B, the IFF Management Case or the Synergies or the assumptions upon which they were based. The Synergies assume: $435 million of revenue synergies on a run-rate basis by end of year 3 post-close (representing EBITDA impact of $185 million) and $304 million of cost synergies on a run-rate basis by end of year 3 post-close, with $314 million one-time costs to achieve (after accounting for approximately $40 million of capital expenditure synergies); run-rate revenue synergies grown at the N&B Business top-line growth rate beyond year 3 post-close with assumed approximately 43% margin; and

approximately 40 basis points of tax rate synergy. The IFF Management Case for N&B EBITDA is assumed to be burdened by incremental carve-out costs which start in year 1 post-close, reach run-rate of $34 million by year 3 post-close and grow at a rate of 2.5% in perpetuity thereafter.

As part of the financial analysis, Morgan Stanley compared the expected ownership percentage of IFF shareholders in the combined company of 44.6% to the corresponding relative ownership percentages in the combined company implied by the respective equity values of IFF and the N&B Business based on each of a discounted cash flow analysis and a multiple-based comparable company analysis.

Discounted Cash Flow Analyses

Morgan Stanley performed discounted cash flow analyses of the N&B Business and IFF, respectively. The discounted cash flow analysis is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered after-tax free cash flows and terminal value of such company. Morgan Stanley’s discounted cash flow analyses assumed a December 31, 2019 valuation date.

IFF

Morgan Stanley calculated a range of implied enterprise values (“EV”) for IFF based on IFF Management Case estimates of the unlevered, after-tax free cash flows that IFF was forecasted to generate during calendar years 2020 through 2029 and a terminal value for IFF. Morgan Stanley estimated a range of terminal values by, at IFF’s direction, extrapolating the IFF Management Case estimated unlevered after-tax free cash flow for the terminal year and then applying perpetual growth ranging from 1.5% to 2.5% to the unlevered after-tax free cash flow in such terminal year. Present values of free cash flows and terminal values were calculated using a discount rate of approximately 6.7%, which is the midpoint between a selected range of 5.9% and 7.5%, which range was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, IFF’s assumed cost of equity calculated utilizing a capital asset pricing model, which is a financial valuation method that takes into account returns in equity markets generally, volatility in a company’s common stock and the risk free rate.

This analysis indicated an implied standalone IFF EV range of approximately $19.8 billion to $22.9 billion and an implied price per share of IFF common stock of approximately $139 to $167.

N&B Business

Morgan Stanley calculated a range of EVs for the N&B Business based on IFF Management Case for N&B estimates of the unlevered, after-tax free cash flows that the N&B Business was forecasted to generate during calendar years 2020 through 2029 and a terminal value for the N&B Business. Morgan Stanley estimated a range of terminal values by, at IFF’s direction, extrapolating the IFF Management Case for N&B estimated unlevered after-tax free cash flow for the terminal year and then applying perpetual growth rates ranging from 1.5% to 2.5% to the unlevered after-tax free cash flow in such terminal year. Present values of free cash flows and terminal values were calculated using a discount rate of approximately 6.7%, which is the midpoint between a selected range of 5.9% and 7.5%, which range was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, the N&B Business’ assumed cost of equity calculated utilizing a capital asset pricing model.

This analysis indicated an implied N&B EV standalone range of approximately $24.9 billion to $28.8 billion.

Public Trading Comparable Company Analysis

Morgan Stanley performed a public trading comparable company analysis for the N&B Business and IFF. A public trading comparable company analysis attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded.

The following list sets forth the selected publicly traded comparable companies in the nutrition & ingredients, flavor, fragrance, and specialty chemicals industries that shared certain similar business and operating characteristics to the N&B Business and IFF that were reviewed in connection with this analysis (the “Comparable Companies”):

•	Chr. Hansen A/S

•	Croda International plc

•	Givaudan SA

•	Kerry Group plc

•	Koninklijke DSM N.V.

•	Lonza Group AG

•	Novozymes A/S

•	Symrise AG

The above companies were chosen based on Morgan Stanley’s knowledge of the respective industries and because these companies have businesses that may be considered similar to the N&B Business and IFF. Although none of such companies are identical or directly comparable to the N&B Business and IFF, these companies are publicly traded companies with operations or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar or reasonably comparable to those of the N&B Business and IFF. While there may have been other companies that operate in similar industries or have similar principal lines of business or financial or operating characteristics to the N&B Business and IFF, Morgan Stanley did not specifically identify any other companies for purposes of this analysis.

For purposes of this comparative analysis, Morgan Stanley calculated and compared, among other things, the ratio of EV to research analyst consensus estimates of EBITDA for the fiscal year 2020 (such ratio, “EV/2020E EBITDA”) for each Comparable Company.

Company	EV/2020E EBITDA
Chr. Hansen A/S	22.4x
Croda International plc	15.8x
Givaudan SA	21.2x
Kerry Group plc	19.0x
Koninklijke DSM N.V.	11.9x
Lonza Group AG	16.0x
Novozymes A/S	18.6x
Symrise AG	16.3x

No company utilized in the comparable company analysis is identical to IFF or the N&B Business. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of IFF and the N&B Business, such as the impact of competition on the businesses of IFF and the N&B Business and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of IFF or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

IFF

Based on the results of this analysis and other factors which Morgan Stanley considered appropriate based on its experience and judgment, Morgan Stanley selected a representative range of EV/2020E EBITDA multiples for

IFF of 15.5x to 18.0x and applied this range of multiples to (1) IFF Management Case EBITDA for the fiscal year 2020 of approximately $1,202 million and (2) IFF’s Street Consensus Case EBITDA for the calendar year 2020 of approximately $1,192 million. This analysis indicated (1) an implied IFF EV standalone range of approximately $18.6 billion to $21.6 billion and an implied price per share range of IFF common stock of approximately $129 to $156 under the IFF Management Case and (2) an implied IFF EV standalone range of approximately $18.5 billion to $21.5 billion and an implied price per share of IFF common stock of $128 to $154 under the Street Consensus Case.

N&B Business

Based on the results of this analysis and other factors which Morgan Stanley considered appropriate based on its experience and judgment, Morgan Stanley selected a representative range of EV/2020E EBITDA multiples for the N&B Business of 16.0x to 18.0x and applied this range of multiples to the IFF Management Case for N&B EBITDA for the fiscal year 2020 of approximately $1,522 million. This analysis indicated an implied N&B Business EV standalone range of approximately $24.3 billion to $27.4 billion.

Relative Ownership Analyses

Based on comparing the implied range of valuations for each of IFF and the N&B Business calculated pursuant to the discounted cash flow analyses and trading multiples analyses described above, Morgan Stanley calculated the illustrative implied ownership of IFF’s shareholders in the combined company after the consummation of the Transactions using the implied equity values of IFF and the N&B Business, respectively. At IFF’s direction, Morgan Stanley calculated IFF’s estimated equity value by subtracting $126 million of non-controlling interest and $4.0 billion of net debt and estimated transaction fees from IFF’s implied standalone EV ranges. Morgan Stanley calculated the N&B Business’ equity value by subtracting the $7.3 billion dividend to DuPont from the N&B Business’ implied standalone EV ranges. This analysis indicated the following approximate implied ownership ranges of the IFF’s shareholders in the combined company after the consummation of the Transactions:

Implied Ownership Ranges of IFF’s Shareholders in Combined Company
Trading Multiples Analyses	42.0% - 50.7%
Discounted Cash Flow Analysis	42.1% - 51.7%

Morgan Stanley then compared the respective ranges of implied ownership above to the implied ownership of IFF’s shareholders in the combined company of 44.6% after the consummation of the Transactions as implied by the exchange ratio set forth in the Merger Agreement.

Other Factors

Morgan Stanley noted for the IFF board of directors certain additional factors solely for informational purposes, including, among other things, the following.

IFF Trading Range and Research Targets

To provide a historical perspective, Morgan Stanley reviewed the historical trading range of IFF common stock for the 52-week period prior to December 6, 2019 and share price targets for IFF common stock prepared and published by certain equity research analysts, which reflect each analyst’s estimate of the undiscounted future public market trading price of IFF common stock. Morgan Stanley also discounted such share price targets to present value (as of December 6, 2019) by applying an illustrative one-year discount period at an equity discount rate of approximately 7.8%, which was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, IFF’s assumed cost of equity calculated utilizing a capital asset pricing model. Morgan Stanley noted that the low and high closing prices for shares of IFF common stock for the

52-week period ending December 6, 2019, indicated an implied IFF EV range of approximately $15.8 billion to $21.3 billion. Morgan Stanley also noted an implied range of IFF EV based on equity research analysts’ share price targets for IFF common stock as of December 6, 2019, discounted as described above, of approximately $15.3 billion to $21.1 billion, and undiscounted of approximately $16.2 billion to $22.5 billion.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for IFF common stock and these estimates are subject to uncertainties, including the future financial performance of IFF and future financial market conditions.

Selected Precedent Transactions Analysis

In connection with its analysis, Morgan Stanley compared publicly available market data for certain selected precedent transactions in the Specialty Value-added Ingredients industry. Morgan Stanley calculated and compared the ratio of the EV of the target implied by the consideration paid in each selected transaction to each such target company’s EBITDA for the 12-month period prior to the announcement date of the applicable transaction (“LTM EBITDA,” and such ratio, “EV/LTM EBITDA”) for the following publicly announced transactions:

Announcement Date	Acquiror	Target	EV/LTM EBITDA
May 2018	IFF	Frutarom	20.3x
March 2018	Givaudan	Naturex	22.8x

Based on the results of this analysis and other factors which Morgan Stanley considered appropriate based on its experience and judgment, Morgan Stanley applied EV/LTM EBITDA multiples of 20.3x and 22.8x to IFF management’s estimate of EBITDA for the N&B Business for the fiscal year 2019 of approximately $1,430 million, which indicated an implied N&B Business EV range of approximately $29.0 billion to $32.6 billion, respectively.

No company or transaction utilized in the selected precedent transactions analyses is identical to the Transactions, IFF or the N&B Business. In evaluating the selected precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of DuPont, the N&B Business and IFF, such as the impact of competition on the business of IFF, the N&B Business or the industry generally, industry growth and the absence of any adverse material change in the financial condition of the N&B Business, IFF or the industry or in the financial markets in general, which could affect the public trading value of the companies and the EV of the selected precedent transactions to which they are being compared.

DCF Value Creation Analysis

Morgan Stanley determined the pro forma combined company equity value by taking (1) the standalone equity value of IFF using the midpoint value determined in Morgan Stanley’s discounted cash flow analysis described above in “Discounted Cash Flow Analysis”, minus (2) 55.4% of the standalone equity value of IFF using the midpoint value determined in Morgan Stanley’s discounted cash flow analysis described above in “Discounted Cash Flow Analysis”, plus (3) 44.6% of the equity value of the N&B Business using the midpoint value described above in “Discounted Cash Flow Analysis” and plus (4) 44.6% of the estimated present value of the expected synergies which were determined using a perpetuity growth rate of 2.0% and discounted at an illustrative pro forma weighted average cost of capital of approximately 6.7%. This value creation analysis, at the exchange ratio implying ownership of IFF shareholders in the combined company of 44.6%, yielded equity value creation to such shareholders of approximately 10.7%.

Multiple-Based Value Creation Analysis

Morgan Stanley reviewed certain market-based analyses of the potential illustrative value created by the Transactions for the existing shareholders of IFF common stock that compared the estimated future price per share of IFF common stock, cumulative of dividends, on a standalone basis (by applying a multiple of IFF’s EV divided by the NTM EBITDA, using the unaffected 10-day Volume-Weighted Average Price per share of IFF common stock of $141.04 as of December 6, 2019, and applying that multiple to an IFF Management Case forecasted EBITDA to derive a future IFF EV and subsequently IFF future equity value and IFF standalone price per share of common stock), to the implied future price per share of the of the ownership of IFF shareholders in the pro forma combined company, cumulative of dividends. The implied future price per share of the combined company was expressed as a range and derived based on (1) the sum of (a) the estimated pro forma NTM EBITDA of the combined company based on the IFF Management Case and the IFF Management Case for N&B and (b) projected Synergies as outlined previously multiplied by (2) a range of pro forma NTM EBITDA multiples. Based on estimated 2023 NTM EBITDA, this multiple-based value creation analysis implied a mid-point equity value creation to IFF shareholders of approximately 9.3% above the standalone estimated future price per share of IFF common stock, cumulative of dividends.

Pro Forma Combination Analysis

Morgan Stanley performed an illustrative pro forma transaction analysis of the potential financial impact of the Transactions on IFF’s estimated cash earnings per share for fiscal years 2021 to 2024 as if the Transactions had been completed on January 1, 2021 and subject to certain other assumptions. In this analysis, Morgan Stanley used the pro forma earnings estimates in the synergized IFF Management Case, at the direction of IFF management.

The following table presents the potential financial impact of the Transactions on IFF’s cash earnings per share:

	2021E	2022E	2023E	2024E
Pro Forma Accretion/(Dilution)	(10.5%)	(1.3%)	4.2%	5.5%

General

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described should not be taken to be Morgan Stanley’s view of the actual value of the N&B Business or IFF. In performing its analyses, Morgan Stanley made numerous judgments and assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of DuPont, the N&B Business or IFF. These include, among other things, the impact of competition on the businesses of IFF and the N&B Business and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of IFF or the industry or in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results of the N&B Business or IFF or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the exchange ratio set forth in the Merger Agreement from a financial point of view to IFF and in connection with the delivery of its oral opinion to IFF’s board of directors subsequently confirmed in writing. These analyses do not purport to be appraisals or to reflect the prices at which shares of IFF or DuPont might actually trade following the consummation of the Transactions or at any time.

The exchange ratio set forth in the Merger Agreement was determined through arm’s-length negotiations between IFF and DuPont and was approved by IFF’s board of directors. Morgan Stanley provided advice to IFF during these negotiations but did not, however, recommend any specific form or amount of consideration to IFF or IFF’s board of directors, nor did Morgan Stanley opine that any specific form or amount of consideration constituted the only appropriate consideration for the Transactions. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation as to how IFF’s shareholders should vote at any shareholders’ meeting that may be held in connection with the Transactions, or whether the shareholders should take any other action in connection with the Transactions. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which shares of IFF common stock will trade at any time.

Morgan Stanley’s opinion and its presentation to IFF’s board of directors was one of many factors taken into consideration by IFF’s board of directors in deciding to approve the Transactions. Consequently, the analyses described above should not be viewed as determinative of the view of IFF’s board of directors with respect to the exchange ratio set forth in the Merger Agreement or of whether IFF’s board of directors would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of IFF, DuPont or any other company, or any currency or commodity, that may be involved in these Transactions, or any related derivative instrument.

As compensation for its financial advisory services and financial opinion, described in this section and attached to this prospectus as Annex B relating to the Transactions, IFF has agreed to pay Morgan Stanley (i) a fee of $5 million payable upon the rendering of Morgan Stanley’s opinion, and (ii) a fee of $40 million if the Transactions are consummated (against which the fee related to the rendering of the opinion will be credited).

IFF has also agreed to reimburse Morgan Stanley for its reasonable, documented out-of-pocket expenses incurred in performing its services. In addition, IFF has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to, arising out of or in connection with Morgan Stanley’s engagement.

Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley, has, as joint lead arranger and joint bookrunner, committed to provide financing in connection with the Transactions and is expected to receive approximately $25 million in relation to the financing associated with the Transactions.

In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services for IFF, for which Morgan Stanley and its affiliates have received fees of approximately $45 million to $65 million from IFF, and Morgan Stanley or an affiliate thereof is a lender and agent to IFF under IFF’s credit facilities. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financing services for DuPont, for which Morgan Stanley and its affiliates have received fees of less than approximately $3 million from DuPont. Morgan Stanley may seek to provide financial advisory and financing services to IFF, the N&B Business and DuPont and their respective affiliates in the future and would expect to receive fees for the rendering of those services.

Certain Financial Forecasts Prepared by IFF

Other than annual and certain other limited financial guidance provided to investors, IFF does not as a matter of course publish projections as to the future performance, earnings or other results of its business due to, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with its due diligence review of the N&B Business, IFF was provided with the DuPont Provided Financial Projections as described under “—Certain Financial Forecasts Prepared by DuPont,” as well as certain non-public financial forecasts regarding the N&B Business for the fiscal year ended December 31, 2019, which forecasts did not deviate significantly from the actual results of the N&B Business for that period. Subsequently, IFF’s management made certain adjustments to the DuPont Provided Financial Projections and extrapolated such adjusted N&B Business projections for the fiscal years ending December 31, 2020 through December 31, 2029 (the “IFF Management Case for N&B”), in each case based on IFF management’s judgment and experience in the industry, their analysis of the N&B Business and discussions with the management of DuPont and the N&B Business. The IFF board of directors was provided with IFF Management Case for N&B and certain non-public financial projections prepared by management of IFF with respect to IFF’s business, as a stand-alone company, for the fiscal years ending December 31, 2020 through December 31, 2029 (the “IFF Standalone Projections”, and collectively with the IFF Management Case for N&B, the “IFF Financial Projections”). IFF management also provided the IFF Financial Projections to IFF’s financial advisors, Greenhill and Morgan Stanley, for their use and reliance in connection with their respective financial analyses and opinions described under “—Opinions of IFF’s Financial Advisors.” In addition, the IFF Board and IFF’s financial advisors were provided with an estimate of certain synergies expected to result from the transactions projected by IFF management. None of the estimated synergies are reflected in the IFF Financial Projections or the DuPont Provided Financial Projections, since the IFF Financial Projections and the DuPont Provided Financial Projections are unaudited financial forecasts for each of the N&B Business and IFF on a standalone basis.

The IFF Financial Projections are being included in this document solely to give shareholders access to information that was made available to IFF’s financial advisors, Greenhill and Morgan Stanley, for their use and reliance in connection with their respective financial analyses and opinions described under “—Opinions of IFF’s Financial Advisors” above, and to the IFF board of directors in connection with its consideration of the Transactions. The IFF Financial Projections are not being included in this document in order to influence any stockholder to make any investment decision with respect to the Transactions or to vote in favor of the Share Issuance to be voted on at the special meeting of IFF shareholders, or for any other purpose.

The IFF Financial Projections were not prepared for the purpose of public disclosure or with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or in accordance with GAAP. The IFF Financial Projections included in this document have been prepared by, and are the responsibility of, IFF’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying IFF Financial Projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to IFF’s previously issued financial statements. It does not extend to the IFF Financial Projections and should not be read to do so. In addition, the IFF Financial Projections were not prepared by IFF’s financial advisors or DuPont’s financial advisors, and the financial advisors assume no responsibility for their content. Furthermore, the IFF Financial Projections:

•

were based upon numerous estimates or expectations, beliefs, opinions and assumptions with respect to the N&B Business and IFF’s business, respectively, including their respective results of operations and financial conditions, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond IFF’s or DuPont’s control and may not prove to be accurate;

•

do not take into account any transactions, circumstances or events occurring after the date they were prepared, including the Transactions contemplated by the Merger Agreement and the Separation Agreement and the effect of any failure of the Merger or the other Transactions to occur;

•	are not necessarily indicative of current market conditions or values or future performance, which may be significantly more favorable or less favorable than as set forth in these projections; and

•	are not, and should not be regarded as, a representation that any of the expectations contained in, or forming a part of, the IFF Financial Projections will be achieved.

IFF’s management believes that the assumptions used as a basis for the IFF Financial Projections were reasonable at the times they were made, given the information available to IFF’s management at the time. However, the IFF Financial Projections are not a guarantee of future performance. The future financial results of the N&B Business and IFF’s business, respectively, may materially differ from those expressed in the IFF Financial Projections due to factors that are beyond IFF’s or DuPont’s ability to control or predict.

Although the IFF Financial Projections are presented with numerical specificity, they are forward-looking statements that involve inherent risks and uncertainties. Further, the IFF Financial Projections cover multiple years and such information by its nature becomes less reliable with each successive quarter and year. Shareholders are urged to read the section of this document entitled “Cautionary Statement on Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the IFF Financial Projections. Shareholders should also review the factors described under “Risk Factors” and those incorporated herein by reference from Item 1A of IFF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. IFF notes specifically that the IFF Financial Projections do not consider any potential impacts of current market conditions, including the impact of the COVID-19 pandemic and the recent economic impacts related thereto.

None of IFF, DuPont or N&B or any of their respective affiliates or representatives intend to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the IFF Financial Projections to reflect circumstances existing or arising after the date such projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error or any of the IFF Financial Projections are shown to be inaccurate.

Certain of the financial information contained in the IFF Financial Projections, including EBITDA and unlevered free cash flow, may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by IFF or DuPont may not be comparable to similarly titled amounts used by other companies. The non-GAAP financial measures used in the IFF Financial Projections were relied upon by Greenhill and Morgan Stanley for the purposes of their respective fairness opinions and by the IFF board of directors in connection with its consideration of the Transactions. Financial measures provided to a financial advisor in this context were not prepared with a view toward public disclosure and are excluded from the definition of non-GAAP financial measures under applicable SEC rules and regulations. As a result, the IFF Financial Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Greenhill or Morgan Stanley for purposes of their respective opinions, or by the IFF board of directors in connection with its consideration of the Transactions. Accordingly, IFF has not provided a reconciliation of the financial measures included in the IFF Financial Projections to the relevant GAAP financial measures.

For the foregoing reasons, the inclusion of projections in this document should not be regarded as an indication that IFF, DuPont, N&B or their respective affiliates or representatives considered or consider the IFF Financial Projections to be a prediction of actual future events, and the projections should not be relied upon as such. The DuPont Provided Financial Projections and the IFF Management Case for N&B should be evaluated in conjunction with the limitations described above and the historical financial statements and other information regarding the N&B Business contained elsewhere in this document, and the IFF Standalone Projections should be evaluated in conjunction with the limitations described above and the historical financial statements and other information regarding IFF’s business contained elsewhere in this document.

The IFF Management Case for N&B

The following is a summary of the IFF Management Case for N&B:

	Fiscal Year ending December 31,
	2020E	2021E	2022E	2023E	2024E
	(in millions)
Net Sales	$6,315	$6,550	$6,843	$7,131	$7,436
EBITDA (1)	$1,522	$1,621	$1,763	$1,864	$1,970
Capital expenditures	$235	$254	$264	$273	$284
Unlevered free cash flow (1)	$1,286	$1,367	$1,500	$1,591	$1,686

	Fiscal Year ending December 31,
	2025E	2026E	2027E	2028E	2029E
	(in millions)
Net Sales	$7,728	$8,018	$8,299	$8,568	$8,804
EBITDA (1)	$2,048	$2,126	$2,200	$2,272	$2,335
Capital expenditures	$295	$306	$317	$328	$337
Unlevered free cash flow (1)(2)	$1,753	$1,820	$1,883	$1,944	$1,998

(1)

N&B Business standalone EBITDA is assumed to be burdened by incremental carve-out costs which start in 2020, reach run-rate of $34 million by the end of 2022, and grow at a rate of 2.5% in perpetuity thereafter.

(2)	Calculated as EBITDA less Capital Expenditures.

The IFF Standalone Projections

IFF’s management prepared non-public financial projections with respect to IFF’s business as a stand-alone company. These projections do not give pro forma effect to the combination of IFF and the N&B Business.

The following is a summary of the IFF Standalone Projections:

	Fiscal Year ending December 31,
	2020E	2021E	2022E	2023E	2024E
	(in millions)
Net Sales	$5,299	$5,572	$5,869	$6,139	$6,416
EBITDA	$1,202	$1,317	$1,412	$1,514	$1,590
Capital expenditures	$210	$211	$210	$210	$210
Unlevered free cash flow (1)	$992	$1,106	$1,202	$1,304	$1,380

	Fiscal Year ending December 31,
	2025E	2026E	2027E	2028E	2029E
	(in millions)
Net Sales	$6,705	$7,006	$7,294	$7,549	$7,738
EBITDA	$1,660	$1,732	$1,801	$1,862	$1,906
Capital expenditures	$219	$229	$239	$247	$253
Unlevered free cash flow (1)	$1,440	$1,503	$1,562	$1,615	$1,653

(1)	Calculated as EBITDA less Capital Expenditures.

DuPont’s Reasons for the Transactions

As discussed in the section of this document entitled “—Background of the Transactions,” the DuPont board of directors and its senior management regularly review and discuss DuPont’s performance, business strategy and competitive position in the industries in which it operates. In addition, the DuPont board of directors and its senior management regularly review and evaluate various strategic alternatives, including acquisitions, divestitures and other strategic transactions, in light of its strategic objectives and returns to stockholders. As a result of that process, at a regularly scheduled meeting of the DuPont board of directors on August 26, 2019, the DuPont board of directors instructed DuPont’s senior management to begin outreach, starting in September 2019, to potential parties that might be interested in the N&B Business. After conducting an auction process that included a number of participants, DuPont decided that the transaction with IFF would be highly value accretive to DuPont and its stockholders and would be aligned with DuPont’s strategic objectives.

In reaching its decision to approve the Merger Agreement and the Transactions, the DuPont board of directors consulted with DuPont’s senior management as well as DuPont’s legal and financial advisors and considered a wide variety of factors, including the significant factors listed below, as generally supporting its decision:

•	the Transactions resulted from a competitive auction process that was conducted by DuPont and its advisors and involved the participation of several interested parties;

•	the belief that the Transactions provide the most attractive value with respect to the N&B Business;

•

the expectation that the Separation, Distribution and Merger generally would result in a tax-efficient disposition of the N&B Business for DuPont and DuPont’s stockholders, while a sale of the N&B Business for cash would result in a taxable disposition for DuPont;

•

DuPont would receive approximately $7.3 billion in cash (subject to adjustment) in connection with the Transactions, which would be received tax-free by DuPont to the extent such cash is used for repayment of certain debt, payment of dividends and/or share repurchases;

•

due to the shares of IFF common stock that would be received by DuPont stockholders as consideration for the Merger, DuPont stockholders would have the opportunity to participate in the combined IFF and N&B businesses after the consummation of the Transactions;

•

DuPont stockholders, by receiving shares of IFF common stock as consideration for the Merger, would have the opportunity to benefit from the belief of the DuPont board of directors and DuPont management of the complementary nature of IFF and the N&B Business, and that combining the portfolios will create a global innovation driven industry leader of ingredients, flavor, scent and taste offerings for consumers;

•

DuPont stockholders, by receiving shares of IFF common stock as consideration for the Merger, would have the opportunity to benefit from the belief of the DuPont board of directors and DuPont management that the highly compatible cultures of the two businesses will drive sustainable industry innovation;

•	the synergies associated with a combination of IFF and the N&B Business that are expected to be both significant and achievable;

•

the ability of each of DuPont’s and the N&B Business’s management teams to concentrate on the expansion and growth of their respective businesses following the Separation, allowing each group of management to pursue the development of business strategies most appropriate to their respective operations;

•	the results of DuPont’s senior management’s due diligence review of IFF’s business;

•

the belief that DuPont stockholders, by receiving shares of IFF common stock as consideration for the Merger, would benefit from the scale of the combined company and diversity of its lines of business;

•

the belief that DuPont stockholders, who would receive shares of IFF common stock in the Merger, would benefit the from the expertise provided by the addition to IFF’s board of directors of six directors to be designated by DuPont, including Mr. Ed Breen who will join the board of IFF as a DuPont appointee and will serve as Lead Independent Director starting June 1, 2021;

•	the support of IFF’s largest shareholder, Winder, and its willingness to enter into a voting agreement to vote in favor of the Share Issuance; and

•

the review by the DuPont board of directors with DuPont’s senior management and legal and financial advisors of the terms and conditions and structure of the Merger Agreement, the Separation Agreement, the form of the Tax Matters Agreement, the Employee Matters Agreement and the other agreements relating to the Transactions that had been negotiated and were substantially complete, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of the consummation of the Transactions and the DuPont board of directors’ evaluation of the likely time period necessary to close the Transactions.

In the course of its deliberations, the DuPont board of directors also considered a variety of risks and other potentially negative factors, including the following:

•

while the Transactions are expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the Transactions will be satisfied or waived, and as a result, it is possible that the Transactions might not be completed;

•

because the consideration to be received by DuPont’s stockholders in the Transactions consists of a fixed percentage of shares of IFF’s common stock, the value of the IFF common stock received in the Merger could fluctuate significantly based on a number of factors, many of which are outside of the control of DuPont or are unrelated to the performance of the N&B Business and some of which are outside of the control of both DuPont and IFF, including general market conditions;

•	risks relating to the separation of the N&B Business from DuPont and the operation of the N&B Business as a separate business from DuPont’s other businesses;

•	risks relating to integrating the N&B Business with IFF’s current operations and the potential effects on the value of the IFF common stock to be received in the Merger as noted above;

•

that DuPont, prior to the completion of the Transactions, is required to conduct the N&B Business in the ordinary course consistent with past practice, subject to specific limitations and exceptions, which could delay or prevent DuPont from undertaking business opportunities that may arise prior to the completion of the Transactions; and

•	risks of the type and nature described under the section of this document entitled “Risk Factors.”

The DuPont board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination that the Merger and the Separation were in the best interest of DuPont and its stockholders, and to approve the Merger Agreement, the Separation Agreement and the Employee Matters Agreement, the transactions contemplated thereby, including the Internal Reorganization, the Separation, the Distribution and the Merger and the entrance into other Transaction Documents either in form attached to the Merger Agreement and Separation Agreement or as negotiated by DuPont’s authorized officers. The foregoing discussion of the information and factors considered by the DuPont board of directors is not exhaustive. In view of the wide variety of factors considered by the DuPont board of directors in connection with its evaluation of the Transactions and the complexity of these matters, the DuPont board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The DuPont Board evaluated the factors described above, among others, and unanimously determined, among other things, that the Merger and the Separation were in the best interest of DuPont and its stockholders, and approved the Merger Agreement, the Separation Agreement and the Employee Matters Agreement, the transactions contemplated thereby, including the Internal Reorganization, the Separation, the Distribution and the Merger and the entrance into other Transaction Documents either in form attached to the Merger Agreement and Separation Agreement or as negotiated by DuPont’s authorized officers. In considering the factors described above and any other factors, individual members of the DuPont board of directors may have viewed factors differently or given different weight or merit to different factors. This explanation of the factors considered by the DuPont board of directors is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this document entitled “Cautionary Statement on Forward-Looking Statements” and “Risk Factors.”

Certain Financial Forecasts Prepared by DuPont

Other than quarterly and annual financial guidance provided to investors, DuPont does not as a matter of course publish projections as to the future performance, earnings or other results of its business due to, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with the due diligence review of the N&B Business by IFF, on September 12, 2019, DuPont provided to IFF and its financial advisors certain non-public financial forecasts for the N&B Business for the fiscal years ending December 31, 2019, 2020, 2021, 2022 and 2023. These forecasts were updated during the due diligence process as additional information on the actual performance of the N&B Business for fiscal year 2019 became available, which not only improved the ability of management of the N&B Business to evaluate the initial financial forecasts provided for 2019, but also helped management of the N&B Business identify trends related to the performance of the N&B Business more generally. As such, on October 21, 2019, DuPont provided updated financial forecasts to IFF for the N&B Business for the fiscal years ending December 31, 2019, 2020, 2021, 2022 and 2023, which reflected updated financial results for fiscal year 2019 and the roll-forward impact of the update to fiscal year 2019 on the periods thereafter. On November 26, 2019, DuPont provided further updated financial forecasts to IFF solely for the fiscal years ended December 31, 2019 and 2020, based on further updated financial results for fiscal year 2019 and the roll-forward impact of the updated fiscal year 2019 forecast on fiscal year 2020. The revised financial forecasts provided on October 21 did not differ in a material manner from the initial financial forecasts provided on September 12, and the revised financial forecasts for fiscal year 2019 and 2020 provided on November 26 did not differ in a material manner from the financial forecasts for those periods provided on October 21. The revised financial forecasts for the fiscal year ended December 31, 2019 provided on November 26 did not differ in a material manner from the actual results of the N&B Business for that period. As described above, the non-public financial forecasts regarding the N&B Business for the fiscal year ended December 31, 2020 provided on November 26, 2019, and the non-public financial forecasts regarding the N&B Business for the fiscal years ending December 31, 2021, 2022 and 2023 provided on October 21, 2019 (which are referred to herein as the “DuPont Provided Financial Projections”) were subsequently adjusted by the management of IFF (including to take into account, among other things, the roll-forward impact in the fiscal years ending December 31, 2021, 2022 and 2023 of adjustments reflected in the revised forecasts regarding the N&B Business for the fiscal year ended December 31, 2020 delivered by DuPont on November 26, 2019), and the specific financial information provided to the IFF board of directors and IFF’s financial advisors is more fully addressed above.

The DuPont Provided Financial Projections were not prepared for the purpose of public disclosure or with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information or in accordance with GAAP but, in the view of DuPont’s management, were prepared on a reasonable basis and reflected the best then-currently available estimates and judgments of DuPont’s management on the dates of their preparation. The DuPont Provided Financial Projections were also not prepared on a basis consistent with the presentation of the financial statements of the N&B Business included elsewhere in this prospectus. For completeness, DuPont notes that Operating EBITDA, is defined as earnings (i.e. income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, adjusted to exclude significant items. The DuPont Provided Financial Projections included in this document have been prepared by, and are the responsibility of, DuPont’s management. Neither PricewaterhouseCoopers LLP nor any other independent accountant has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying DuPont Provided Financial Projections and, accordingly, neither PricewaterhouseCoopers LLP nor any other independent accountant expresses an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports included (as it relates to the financial statements of the N&B Business) or incorporated by reference (as it relates to the financial statements of DuPont) in this document relate to the historical financial statements of the N&B Business and DuPont, respectively. They do not extend to the DuPont Provided Financial Projections and should not be read to do so. The inclusion of the DuPont Provided Financial Projections should not be regarded as an indication that DuPont or the DuPont board, considered, or currently considers, such information to be a reliable predictor of actual future results. Although DuPont management believed, at the date they were generated, that the DuPont Provided Financial Projections were prepared on a reasonable basis and reflected the best then-currently available estimates and judgments of DuPont’s management, DuPont cautions stockholders and shareholders that future results could be materially different from the DuPont Provided Financial Projections. The summary of the DuPont Provided Financial Projections is included in this prospectus in order to comply with the anti-fraud and other liability provisions of the federal securities laws given that these internal financial forecasts were provided by DuPont to IFF and its financial advisors and not to influence the decision of any stockholder or shareholder (including, without limitation, any investment decision in connection with the Transactions or any vote by IFF shareholders regarding the Share Issuance). Accordingly, the financial measures included in such forecasts are excluded from the definition of non-GAAP financial measures as defined by the SEC.

The DuPont Provided Financial Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of DuPont. Important factors affecting results and potentially causing the DuPont Provided Financial Projections not to be achieved include, but are not limited to, risks and uncertainties related to the N&B Business, industry performance, the regulatory environment, general business and economic conditions, the ability of IFF to integrate the N&B successfully, and the other factors described under “Cautionary Statement Concerning Forward-Looking Statements.” See also “Risk Factors” and “Management’s Discussion and Analysis of the Financial Condition and Results of Operations of the N&B Business.”

The DuPont Provided Financial Projections also reflect assumptions as to a number of other business decisions that are subject to change and do not necessarily reflect current estimates or assumptions DuPont’s management may have about prospects for the N&B Business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared. The DuPont provided financial forecasts specifically do not take into account the Transactions, including, without limitation, any anticipated synergies associated therewith. As a result, actual results may differ materially from those contained in the DuPont Provided Financial Projections and be significantly lower or higher than estimated. Accordingly, there can be no assurance that the DuPont Provided Financial Projections will be realized.

DuPont notes specifically that the DuPont Provided Financial Projections do not consider any potential impacts of current market conditions, including the impact of the COVID-19 pandemic and the recent economic impacts related thereto.

The following is a summary of the DuPont Provided Financial Projections provided on October 21, 2019, for the fiscal years ended 2021, 2022 and 2023.

	Fiscal Year ending December 31,
	2021E	2022E	2023E
	(in millions)
Net Sales	$6,710	$7,006	$7,325
Gross Margin	$2,348	$2,500	$2,654
Operating EBITDA	$1,742	$1,892	$2,046

The following is a summary of the DuPont Provided Financial Projections provided on November 26, 2019, for the fiscal year ended 2020.

Fiscal Year ending December 31, 2020E
(in millions)
Net Sales	$6,327
Gross Margin	$2,187
Operating EBITDA	$1,558

The inclusion of the DuPont Provided Financial Projections in this prospectus should not be regarded as an indication that any of DuPont, IFF or their respective officers, directors, affiliates, advisors or other representatives considered the DuPont Provided Financial Projections to be predictive of actual future events or results, and the forecasts should not be relied upon as such. None of DuPont, IFF or their respective affiliates, advisors or other representatives can assure you that actual results will not differ materially from these internal financial forecasts, and DuPont cautions stockholders and shareholders that future results could be materially different from the DuPont Provided Financial Projections (as further described above). None of DuPont, IFF or their respective affiliates, advisors or other representatives undertakes any obligation to update or otherwise revise or reconcile the DuPont Provided Financial Projections to reflect circumstances existing after the date the DuPont Provided Financial Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error. DuPont does not intend to make publicly available any update or other revision to these forecasts. None of DuPont or its respective officers, directors, affiliates, advisors or other representatives has made or makes any representation to any stockholder, shareholder or other person regarding the N&B Business’s ultimate performance compared to the information contained in these forecasts or that forecasted results will be achieved. DuPont has made no representation to IFF, in the Merger Agreement or otherwise, concerning the forecasts.

Ownership of IFF Following the Transactions

It is expected that upon completion of the Transactions, pre-Merger holders of N&B common stock and N&B Employees will hold approximately 55.4% of IFF’s common stock on a fully diluted basis and IFF’s existing equityholders will hold approximately 44.6% of IFF’s common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases (subject to adjustment in limited circumstances as provided in the Merger Agreement). Based on the composition of the current significant stockholder bases of each of IFF and DuPont, IFF does not expect that there will be any individual holder of more than approximately 12% of the outstanding IFF common stock immediately following the closing of the Merger, determined on a basis of a pro rata distribution of shares of N&B common stock by DuPont without taking into account participation in the Exchange Offer.

Board of Directors and Management of IFF Following the Transactions

As of immediately following the effective time of the Merger, IFF shall set the size of its board of directors at 13 members, and the IFF board of directors shall consist of seven current IFF directors selected by the IFF board of directors and six individuals selected by the DuPont board of directors. The IFF designees will include IFF’s Chairman and CEO, who will continue as Chairman and CEO of the combined company. DuPont’s Executive Chairman and CEO, Ed Breen, will join the board of the combined company as a DuPont designee and will serve as lead independent director upon the later of June 1, 2021 and the closing date of the Merger. At the 2022 annual meeting of IFF shareholders, the IFF board of directors will take all actions necessary to set the size of the IFF board of directors at 12 members, and to include (i) DuPont’s six designated directors (or any replacements thereof) and (ii) six of IFF’s current directors (or any replacements thereof) as nominees to serve a full new term on IFF’s board of directors. Until the second annual meeting of IFF shareholders that occurs after consummation of the Merger, (i) if a vacancy is created by the cessation of service of any DuPont designated director, then the remaining DuPont designated directors then in office will designate a replacement by a majority vote, even if less than a quorum, or by a sole DuPont designated director; and (ii) if a vacancy is created by the cessation of service of any IFF director, then the remaining IFF directors then in office will designate a replacement by a majority vote, even if less than a quorum, or by a sole remaining IFF director.

Andreas Fibig will continue to serve as Chairman and CEO of IFF. It is expected that the management team of the combined business will consist of members of both IFF’s current management team and management team members from the N&B Business. IFF and N&B have formed an Integration Office, comprised of leaders from both companies, to manage the integration of the companies.

Interests of DuPont’s and N&B’s Directors and Executive Officers in the Transactions

As with all holders of shares of DuPont common stock, if a director or executive officer of DuPont or N&B owns shares of DuPont common stock, directly or indirectly, such person may participate in the Exchange Offer on the same terms as other holders of shares of DuPont common stock. In any event directors and executive officers of DuPont and N&B who directly or indirectly own shares of DuPont common stock will receive shares of N&B common stock in the Spin-Off that will convert into the right to receive IFF common stock in connection with the Merger in each case on the same terms as other holders of shares of DuPont common stock. As more fully described in “The Merger Agreement—Post-Closing IFF Board of Directors and Officers,” certain existing DuPont directors will or may serve as directors of IFF upon consummation of the Transactions. Otherwise, except as discussed below with respect to Matthias Heinzel’s compensation arrangements, none of the directors or executive officers of DuPont or N&B have interests in the Transactions that may be different from, or in addition to, the interests of DuPont’s stockholders generally. Mr. Heinzel’s interests are summarized below. The members of the DuPont board of directors were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions.

For at least 18 months following the closing of the Merger if he is an N&B Employee, upon a termination of his employment by his employer without “cause” or by him for “good reason”, subject to a release of claims and a 12-month noncompetition obligation as applicable, Mr. Heinzel would be entitled to certain severance payments. These severance payments consist of (i) a lump sum cash payment equal to one and one half (1 1⁄2) times (two (2) times if the termination occurs within two years following a change in control of IFF) the sum of his base salary and target annual bonus and (ii) a lump sum cash payment equal to the pro-rated portion of his target (or, if greater, actual) annual bonus for the year of termination. Had such a qualifying termination occurred on                 , 2020, the amount of the payment would have been €         (assuming the pro-rata bonus at target). A qualifying termination will be deemed to occur if Mr. Heinzel terminates employment other than for cause after the earlier of the closing of the Merger or March 31, 2021, in either case if he is not the chief executive officer of the resulting entity.

Mr. Heinzel is also party to special retention awards that will pay him (i) €750,000 if he remains employed through May 1, 2021, or if he is terminated earlier by his employer without cause, plus (ii) €1,470,458 if he remains employed through March 31, 2021, or if he is terminated earlier by his employer without cause, plus (iii) €735,229 if he remains employed through the closing of the Merger (provided that the closing of the Merger occurs on or before December 31, 2021) or if he is terminated earlier by his employer without cause or by reason of death or disability.

Mr. Heinzel also holds equity incentive compensation awards in respect of DuPont common stock that will convert into awards denominated in IFF common stock if he is an N&B Employee (as more fully described below in “—Effects of the Distribution and the Merger on DuPont Equity Awards”). In that case, upon termination by his employer without cause, his resulting IFF RSU Awards would vest and become payable, his vested stock options would remain exercisable during the one-year period following termination (but not beyond their expiration date) and, during the one-year period, his unvested options would continue to become exercisable as if he had not terminated. As of April 10, 2020, Mr. Heinzel held DuPont restricted stock units covering

89,923 shares of DuPont common stock, DuPont performance share units covering 29,325 shares of DuPont common stock at the target level of performance, vested stock options covering 30,331 shares of DuPont common stock with a weighted average exercise price of $88.24, and unvested stock options covering 88,058 shares of DuPont common stock with a weighted average exercise price of $64.00.

Interests of IFF’s Directors and Executive Officers in the Transactions

Although the closing date of the Merger will result in a change in control of IFF for purposes of certain compensation and benefits plans, with the exception of an automatic acceleration of the aggregate vested balance held in the Deferred Compensation Plan (defined below) for each of the executive officers who participate in that plan, unless a participant had elected to defer accelerated payment upon a change in control, no payments or benefits become due to directors or executive officers upon the closing of the Merger. However, in considering the recommendations of the IFF board of directors that IFF’s shareholders vote to approve the Share Issuance, you should be aware that IFF’s executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of IFF’s shareholders generally, as more fully described below. The members of the IFF board of directors were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions, including the Merger, and in recommending to IFF’s shareholders that they vote to approve the Share Issuance. These interests are described and quantified in further detail in the narratives and tables below.

The interests of IFF’s executive officers generally include the following:

•	potential enhanced severance payments in the event of a qualifying termination of employment within the first 24 months following the closing date of the Merger;

•

potential accelerated vesting of certain outstanding LTIP and equity awards in the event of a qualifying termination of employment within the first 24 months following the closing date of the Merger; and

•

automatic acceleration of the aggregate vested balance held in the Deferred Compensation Plan for each of the executive officers who participate in that plan, unless a participant had elected to defer accelerated payment upon a change in control.

As of April 27, 2020, IFF’s directors and executive officers owned less than 1% of the outstanding shares of IFF common stock. Details of the beneficial ownership of IFF’s directors and executive officers of IFF’s common stock are set out in the section of this document entitled “Security Ownership of IFF Common Stock.”

The interests of IFF’s non-employee directors include the following:

•	if a director’s service terminates in connection with the Transactions, acceleration of IFF RSUs granted to each director on May 1, 2019; and

•

automatic acceleration of the aggregate vested balance held in the Deferred Compensation Plan for each of the directors who participate in that plan, unless a participant had elected to defer accelerated payment upon a change in control.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	the effective time of the Merger is on April 10, 2020, which is the most recent practicable date prior to the date hereof solely for purposes of this transaction-related compensation disclosure;

•	the relevant price per share of IFF common stock is $ , the closing price per share as quoted on the NYSE on (the “Assumed IFF Closing Price”);

•

each executive officer is terminated by IFF without “cause” or terminates his or her own employment for “good reason” (as each such term is defined in the relevant plans and agreements and collectively, referred to as a “qualifying termination”), in each case, on the date of the consummation of the Merger; and

•	the amounts set forth in the tables below regarding executive officer compensation are based on compensation levels as of April 10, 2020.

IFF Executive Severance Policy

The Merger will constitute a change in control with respect to IFF’s Executive Severance Policy, as amended and restated on November 1, 2017 (the “ESP”); however, no payments become due upon the closing date of the Merger. Each of IFF’s executive officers participates in the ESP. The ESP provides for “double-trigger” vesting, and the Merger constitutes the first trigger. A termination without “cause” or a resignation for “good reason” (in each case as defined under the ESP and described below) constitutes the second trigger. Notwithstanding the foregoing, “cause” and “good reason” for Andreas Fibig are defined under his letter agreement dated May 19, 2014 (the “Fibig Agreement”) and described below, and the Fibig Agreement also provides him with certain special equity award vesting rights as described below.

The ESP also governs the treatment of IFF Equity Awards upon a change in control. Outstanding IFF Equity Awards include LTIP Awards, IFF PRSUs, IFF RSUs and IFF SSARs.

Upon a qualifying termination within 24 months following the closing date of the Merger, each executive will be entitled to receive the following benefits under the ESP, subject to a release of claims and compliance with certain restrictive covenants:

•

lump-sum cash severance payment equal to two times (or three times for Mr. Fibig) the sum of (x) the executive’s annual base salary and (y) the greater of (1) the executive’s target annual bonus for the year of termination and (2) the average annual bonus paid to the executive for the three completed fiscal years immediately preceding the year of termination;

•	lump-sum prorated bonus, paid out at target performance level, for the year of termination;

•

with respect to LTIP Awards (both the equity portion and the cash portion), (x) for each performance segment that ended prior to the executive’s termination date, an LTIP Award payment equal to the LTIP Award payment the executive would have been entitled to had the executive not been terminated, and (y) for each performance segment in which the date of termination occurs, a prorated LTIP Award payment, paid out at target performance level in a lump sum, in each case excluding the equity portion of Mr. Fibig’s LTIP Awards, which are discussed below;

•

all outstanding IFF Equity Awards (excluding the equity portion of LTIP Awards described above for all executive officers other than Mr. Fibig) will fully accelerate and become vested, and all of Mr. Fibig’s IFF Equity Awards (including the equity portion of the LTIP Awards described above) will fully accelerate and become vested at target performance levels; and

•

continued medical, dental and life insurance and short- and long-term disability insurance coverage for the executive (and the executive’s spouse and dependents, if applicable) for 18 months (or 24 months for Mr. Fibig) following the qualifying termination or, if earlier, until the executive becomes employed by a new employer that offers any corresponding welfare benefit plans or the executive reaches the age of 65.

Under the ESP “cause” and “good reason” have the following definitions:

“Cause” means any of the following, provided that a resolution duly adopted by the affirmative vote of the majority of the members of the board of directors of IFF has been delivered to the executive: (i) the executive’s failure to perform his or her material duties in any material respect, which if such failure is reasonably susceptible to cure as reasonably determined in the sole discretion of the compensation committee of IFF’s board of directors, has continued after IFF has provided written notice of such failure and the executive has not cured such failure within ten (10) days of receipt by the executive of such written notice; (ii) willful misconduct or gross negligence by the executive that has caused or is reasonably expected to result in material injury to IFF’s business, reputation or prospects; (iii) the engagement by the executive in illegal conduct or in any act of serious dishonesty which could reasonably be expected to result in material injury to IFF’s business or reputation or which adversely affects the executive’s ability to perform his or her duties; (iv) the executive being indicted or convicted of (or having pled guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (v) a material and willful violation by the executive of IFF’s rules, policies or procedures.

“Good Reason” means any of the following events, subject to notice and cure, unless the executive has consented in writing thereto: (i) a material decrease in the executive’s base salary, target bonus under an annual incentive plan, long-term performance incentive plan or an equity choice program award under the IFF Incentive Plan, other than as part of an across-the-board reduction applicable to all similarly situated employees of the executive’s employer; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a relocation of the executive’s primary work location more than fifty (50) miles from the executive’s primary work location at the time of such requested relocation; (iv) the failure of IFF to obtain the binding agreement of any successor to IFF expressly to assume and agree to fully perform IFF’s obligations under the ESP, as contemplated in the last sentence of Section 13(a) of the ESP.

Under the Fibig Agreement, “cause” and “good reason” have the following definitions:

“Cause” means any of the following, provided that a resolution duly adopted by the affirmative vote of at least three-quarters of the members of the board of directors of IFF has been delivered to Mr. Fibig after reasonable notice and opportunity to be heard finding him guilty of the conduct set forth in (i) through (iv): (i) his being indicted for or convicted of (or pleading guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; (ii) his willful and continued failure to perform substantially his duties with IFF (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to him by the board of directors of IFF which specifically identifies the manner in which he has not substantially performed his duties, and which provides him with a 20 day cure period; (iii) his willful engagement in conduct which is not authorized by the board of directors of IFF or within the normal course of his business decisions and is known by him to be materially detrimental to the best interests of IFF or any of its subsidiaries, including any misconduct that results in material noncompliance with any financial reporting requirement under the Federal securities laws if such noncompliance results in an accounting restatement (as these terms are used in Section 304 of the Sarbanes-Oxley Act of 2002); or (iv) his willful engagement in illegal conduct or any act of serious dishonesty which adversely affects, or in the reasonable estimation of the board of directors of IFF, could in the future adversely affect his value, reliability or performance to IFF in a material manner. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the board of directors of IFF or based upon the advice of counsel for IFF will be conclusively presumed to be done, or omitted to be done, by him in good faith and in the best interests of IFF.

“Good Reason” means his resignation from employment within 180 days after the occurrence, without his express written consent, of one of the events, subject to notice and cure: (i) an adverse change in his status or position as Chief Executive Officer of IFF (including as a result of a material diminution in his duties or responsibilities); (ii) any reduction in his base salary or target annual bonus; (iii) his being required to relocate to a principal place of employment outside of the New York City metropolitan area; or (iv) the failure of IFF to obtain an agreement from any successor to all or substantially all of the assets or business of IFF to assume and agree to perform the Fibig Agreement within fifteen (15) days after a merger, consolidation, sale or similar transaction.

No Tax Gross-Up/Potential Cutback

The ESP further provides that, if payments to an executive officer in connection with the Merger are subject to “golden parachute” excise taxes imposed under Section 4999 of the Code, the payments to the executive officer will be reduced in order to limit or avoid the “golden parachute” excise tax if and to the extent such reduction is expected to produce a better after-tax result for the executive officer. No executive officer will be entitled to any tax gross-up for the “golden parachute” excise tax in connection with the Merger.

IFF Deferred Compensation Plan

The Merger will constitute a change in control with respect to IFF’s Deferred Compensation Plan, as amended and restated on December 12, 2011 (the “Deferred Compensation Plan”). The aggregate vested balance held in the Deferred Compensation Plan for each of the executive officers who participate in that plan automatically accelerate upon the closing date of the Merger, unless a participant had elected to defer accelerated payment upon a change in control.

No Other Benefits

Other than as set forth above, the directors and executive officers of IFF will receive no extra or special benefit that is not shared on a pro rata basis by all other IFF shareholders in connection with the Transactions.

As with all holders of shares of DuPont common stock, if a director or executive officer of IFF owns shares of DuPont common stock, directly or indirectly, such person may participate in the Exchange Offer on the same terms as other holders of shares of DuPont common stock.

Quantification of Potential Payments and Benefits

In accordance with Item 402(t) of Regulation S-K, the table below, entitled “Golden Parachute Compensation,” along with its footnotes, shows the compensation that could become payable to the named executive officers, as determined for purposes of its most recent annual proxy statement, and that are based on or otherwise relate to the Transactions. “Named executive officers” collectively refers to IFF’s chief executive officer, chief financial officer, former chief financial officer and the three other most highly compensated executive officers as determined in its most recent annual proxy statement. Please note that, although you are being provided with the information identified in Item 402(t) of Regulation S-K, in accordance with the rules of the SEC, you are not being asked to vote on the compensation and benefits that IFF’s named executive officers may receive in connection with the Transactions, as presented below.

The table assumes that the consummation of the Merger occurs on April 10, 2020, and each executive officer incurs a qualifying termination on such date. As noted above, no outstanding IFF Equity Awards are subject to “single trigger” vesting, and the values disclosed below for equity awards are only payable in connection with the Merger if the applicable executive officer incurs a qualifying termination. The amounts indicated below are estimates of the amounts that would be payable to the named executive officers. Such estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this document. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)	Pension/NQDC ($)	Perquisites/ Benefits ($) (3)	Total ($)
Named Executive Officers
Andreas Fibig	10,693,876			52,199
Rustom Jilla	2,208,930			39,149
Richard O’Leary	2,283,113			45,050
Nicolas Mirzayantz	2,699,493			45,050
Matthias Haeni	2,460,850			17,238
Anne Chwat	1,853,145			45,050

(1)

As described above under “—IFF Executive Severance Policy,” upon a qualifying termination within the first 24 months following the closing date of the Merger, each named executive officer will have the right to receive certain cash severance payments. These payments are double-trigger because they will only be payable in the event of a qualifying termination, which means a termination of employment without “cause” or a resignation for “good reason,” during the applicable period.

These payments are based on the compensation and benefit levels in effect on April 10, 2020; therefore, if compensation and benefit levels are increased after April 10, 2020, actual payments to an executive officer may be greater than those provided for above.

The amounts of the severance components described above are set forth in the following table:

Name	Salary Component ($)	Bonus Component ($)	Prorated Bonus Component ($)	Cash LTIP Component ($)	Total ($)
Named Executive Officers
Andreas Fibig	3,900,000	4,680,000	429,000	1,684,876	10,693,876
Rustom Jilla	1,140,000	912,000	101,333	55,596	2,208,930
Richard O’Leary	1,030,000	824,000	113,300	315,813	2,283,113
Nicolas Mirzayantz	1,248,000	998,400	137,280	315,813	2,699,493
Matthias Haeni	1,123,056	898,445	123,536	315,813	2,460,850
Anne Chwat	992,000	595,200	81,840	184,105	1,853,145

As part of severance, each executive is entitled to a multiple of his or her annual salary and annual target bonus (or, if greater, the average annual bonus paid to the executive in the three prior years) as well as a prorated bonus for the year of termination and a prorated LTIP Award. The value of any portion of the LTIP Awards that are cash awards is included in the cash column. For purposes of this disclosure, the cash portion of the LTIP Awards has been calculated assuming actual performance for each performance segment that ended prior to the executive’s termination date, and target performance for each performance segment in which the date of termination occurs. For purposes of these calculations, the prorated bonus is equal to each executive’s prorated portion of his or her target bonus assuming that the closing of the Merger and the executive’s termination of employment occurred on April 10, 2020, based on the days lapsed from the beginning of 2020 through such date.

(2)

As described above under “—IFF Executive Severance Policy”, upon a qualifying termination within the first 24 months following the closing date of the Merger, each executive officer will be entitled to full acceleration and immediate vesting of his or her then outstanding IFF Equity Awards, excluding the equity portion of the LTIP Awards (other than for Mr. Fibig), and a prorated equity portion of the LTIP Awards (other than for Mr. Fibig, for whom the equity portion is not prorated). The value of any portion of the LTIP Awards that are equity awards is included in the equity column. The equity value for each executive is equal to the product of (x) the number of shares with respect to the outstanding restricted stock, performance share awards and/or stock appreciation rights, as applicable, that will immediately vest upon a change in control coupled with a qualifying termination (which, for purposes of this disclosure, has been calculated assuming actual performance for each performance segment that ended prior to the executive’s termination date, and target performance for each performance segment in which the date of termination occurs (other than for Mr. Fibig)) multiplied by (y) the Assumed IFF Closing Price. IFF does not have outstanding, and no executive officer holds, any other type of IFF Equity Award besides the equity portion of LTIP Awards, IFF PRSUs, IFF RSUs and IFF SSARs. These payments are double-trigger because they will only be payable in the event of a qualifying termination during the applicable period.

The amounts of the equity value components described above are set forth in the following table:

Name	Restricted Shares ($)	IFF SSARs ($)	Shares LTIP Component ($)	Total ($)
Named Executive Officers
Andreas Fibig
Rustom Jilla
Richard O’Leary
Nicolas Mirzayantz
Matthias Haeni
Anne Chwat

(3)

As described above, under “—IFF Executive Severance Policy,” upon a qualifying termination within the first 24 months following the closing date of the Merger, each executive officer will have the right to continued medical, dental and life insurance and short- and long-term disability coverage for the executive (and the executive’s spouse and dependents, if applicable) for a period of 18 months (or 24 months for Mr. Fibig) following such termination or, if earlier, until the executive becomes employed by a new employer that offers any corresponding welfare benefit plans or the executive reaches the age of 65. The executives are not entitled to the continuation of any perquisites following a change in control and qualifying termination, so the perquisite/benefits value reflects only the value of health benefits and group insurance benefits.

Effects of the Distribution and the Merger on DuPont Equity Awards

The Employee Matters Agreement provides for the treatment of DuPont stock options and stock appreciation rights (“DuPont Options” and “DuPont Stock Appreciation Rights,” respectively) and DuPont restricted stock units (both those with exclusively time-based vesting (“DuPont RSU Awards”) and performance-share units that also have a performance-vesting component (“DuPont PSU Awards”)) in each case that are held by N&B Employees (collectively, “Conversion Equity Awards”). As explained further below, all such Conversion Equity Awards will be converted into IFF Equity Awards effective as of the closing of the Merger, generally with comparable value and comparable remaining vesting schedules (with any reference in respect of the Conversion Equity Award to a “change in control” or similar term deemed to refer to such a “change in control” in respect of IFF that occurs following the closing of the Merger). No other equity incentive compensation awards denominated in DuPont common stock, including those held by Former N&B Business Employees, will be converted into IFF awards, and such awards will instead be equitably adjusted to reflect the Distribution as determined by the People and Compensation Committee of the DuPont board of directors as appropriate pursuant to the terms of the equity compensation plan under which they were granted.

DuPont Options and Stock Appreciation Rights

Each Conversion Equity Award that is a DuPont Option or DuPont Stock Appreciation Right will be converted into an IFF Option or an IFF SSAR, as applicable, subject to the same terms and conditions after the closing of the Merger as were applicable immediately prior to the closing of the Merger, except that the number of shares subject to the IFF award will be the number of DuPont shares subject to the award immediately before the closing of the Merger multiplied by the “Equity Adjustment Ratio,” rounded down to the nearest whole share number, and the applicable exercise price will be the exercise price under the award immediately before the closing of the Merger divided by the Equity Adjustment Ratio, rounded up to the nearest penny. For purposes of the equity award conversion mechanic described in this “Effects of the Distribution and the Merger on DuPont Equity Awards,” Equity Adjustment Ratio means a fraction, (a) the numerator of which is the volume-weighted average price of a share of DuPont common stock on the NYSE trading on the “regular way” basis for each of the twenty (20) trading days immediately preceding the Distribution date, and (b) the denominator of which is the volume-weighted average of a share of IFF common stock on the NYSE trading on the “regular way” basis for each of the twenty (20) trading days immediately preceding the closing of the Merger.

Restricted Stock Units

Each Conversion Equity Award that is a DuPont RSU Award will be converted into an IFF RSU Award subject to the same terms and conditions (excluding from and after the closing of the Merger any rights to dividend equivalents) as were applicable immediately prior to the closing of the Merger, except that the number of shares subject to the IFF award will be the number of DuPont shares subject to the award immediately before the closing of the Merger multiplied by the Equity Adjustment Ratio, rounded up to the nearest whole share number.

Performance Share Units

Each Conversion Equity Award that is a DuPont PSU Award will be converted into an IFF RSU Award. The number of shares of IFF common stock to which the IFF RSU Award relates will equal the product, rounded up to the nearest whole number of shares, obtained by multiplying the number of DuPont common stock shares subject to the DuPont PSU Award immediately before the closing of the Merger by the Equity Adjustment Ratio. For purposes of determining the number of shares of DuPont common stock subject to the DuPont PSU Award, the performance criteria under the DuPont PSU Award will be deemed satisfied at the actual level of performance immediately preceding the closing of the Merger (as determined by the People and Compensation Committee of the DuPont board of directors in its reasonable good faith discretion). The IFF RSU Award otherwise will be subject to the same terms and conditions (excluding from and after the closing of the Merger any rights to dividend equivalents) as were applicable immediately prior to the closing of the Merger.

Certain Additional Considerations

Each of DuPont, N&B and IFF will take such commercially reasonable additional actions as are deemed necessary or advisable by those parties to comply with securities laws and other legal requirements associated with equity compensation awards in the U.S. and affected non-U.S. jurisdictions with respect to the shares of IFF common stock authorized for issuance under Conversion Equity Awards, including the substitution of cash settlement, where IFF determines, following good faith consultation with DuPont, that applicable law or tax considerations prohibit or make commercially impracticable settlement in IFF common stock or, as determined by IFF, following good faith consultation with DuPont, would otherwise frustrate the intent of the equity conversion mechanic described above.

IFF’s Shareholders Meeting

Under the terms of the Merger Agreement, IFF is required to take all lawful action to call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon the issuance of shares of IFF’s common stock in the Merger and related matters as promptly as practicable following the date on which the SEC has cleared IFF’s proxy statement. IFF will ask its shareholders to vote on a proposal to approve the Share Issuance at the special meeting of IFF shareholders by delivering IFF’s proxy statement to its shareholders in accordance with applicable law and its organizational documents. The IFF board of directors has unanimously recommended that IFF shareholders vote in favor of the proposal.

As of                 , 2020, IFF’s directors and executive officers held approximately         % of the shares entitled to vote at IFF’s special meeting of the shareholders. As of                 , 2020, N&B’s directors, executive officers and their affiliates did not hold shares entitled to vote at IFF’s special meeting of the shareholders. N&B’s stockholders are not required to vote on any of the proposals, and N&B will not hold a special meeting of stockholders in connection with the Transactions.

Accounting Treatment and Considerations

ASC 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify the accounting acquirer. In a business combination effected primarily through an exchange of equity interests, such as the Merger, the entity that issues its equity interests (IFF in this case) is usually the acquiring entity. However, in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including, but not limited to, the following:

•

The relative voting interests of significant stockholders and the ability of any of those stockholders to exercise control over the consolidated entity after the Transactions. It was determined that upon the combination pre-Merger holders of shares of N&B common stock will own 55.4 percent of the outstanding shares of IFF common stock, on a fully diluted basis. In this case, it was also determined that the stockholder bases of both entities are dispersed such that no single stockholder or group of related stockholders would control the entity after the Transactions.

•

The composition of the governing body of IFF after the Transactions. The board of directors of the combined company immediately following the Merger is expected to consist of seven members from the board of directors of IFF immediately prior to the consummation of the Merger and six DuPont director appointees. At the 2022 IFF annual meeting, the composition of the board will revert to six IFF and six DuPont designated directors, and thereafter, directors will be elected annually according to a typical nomination and election process. However, given IFF has majority in the governing body until the 2022 IFF annual meeting, IFF has influence over the governing body for at least a period of time.

•

The composition of the senior management of IFF after the Transactions. Effective as of the closing of the Merger, Andreas Fibig shall continue as the Chairman and Chief Executive Officer of the combined company. It is expected that the management team of the combined business will consist of members of both IFF’s current management team and management team members from the N&B Business. IFF and N&B have formed an Integration Office, comprised of leaders from both companies, to manage the integration of the companies.

After considering all pertinent facts, reviewing the criteria outlined in ASC 805 and conducting the relevant analysis, IFF has concluded that it is the accounting acquirer in the Merger. IFF’s conclusion is based primarily upon the following facts: (1) seven of thirteen members of the board of directors positions in the combined entity will be determined by IFF, (2) the current Chief Executive Officer of IFF as noted above will continue as Chief Executive Officer of the combined company after the Merger and (3) IFF is issuing its equity interests as consideration for the Merger. The above facts are deemed to outweigh the fact that the pre-Merger holders of shares of N&B common stock that receive shares of IFF common stock in the Merger will in the aggregate own a majority of IFF common stock on a fully diluted bases and associated voting rights after the Merger. As a result of the identification of IFF as the acquirer, IFF will apply the acquisition method of accounting to the assets acquired and liabilities assumed of the N&B Business upon consummation of the Merger. Upon consummation of the Merger, the historical financial statements will reflect only the operations and financial condition of IFF.

Regulatory Approvals

Completion of the Merger is subject to antitrust and competition laws in various jurisdictions.

Under the HSR Act, and the rules and regulations promulgated thereunder by the FTC, the Merger cannot be consummated unless certain information has been furnished to the FTC and the DOJ, and specified waiting period requirements have been satisfied.

Each of IFF and N&B filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the DOJ and the FTC on February 3, 2020. The waiting period under the HSR Act expired at 11:59 p.m. (Eastern Time in the United States) on March 4, 2020.

At any time before or after the consummation of any such transaction, the FTC or the DOJ could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of certain assets. At any time before or after the consummation, private parties (including individual States) may also bring legal actions under the antitrust laws of the United States.

Completion of the Merger is further subject to regulatory notifications, clearances and/or approvals in Brazil, China, the European Union and certain other non-U.S. jurisdictions.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by the Merger Agreement, which is incorporated by reference in this document. Stockholders of DuPont and IFF are urged to read the Merger Agreement in its entirety. This summary of the Merger Agreement has been included to provide DuPont stockholders and IFF shareholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information included in this document. This summary is not intended to provide any other factual information about IFF, Merger Sub I, DuPont or N&B. Information about IFF, Merger Sub I, DuPont and N&B can be found elsewhere in this document and in the documents incorporated by reference into this document. See also “Where You Can Find More Information; Incorporation by Reference.”

The Merger

Under the Merger Agreement and in accordance with the DGCL, at the effective time of the Merger, Merger Sub I will merge with and into N&B. As a result of the Merger, the separate corporate existence of Merger Sub I will cease and N&B will continue as the surviving corporation and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub I in accordance with the DGCL. As a result of the Merger, N&B will become a direct wholly owned subsidiary of IFF. The N&B Certificate of Incorporation and N&B Bylaws in effect immediately prior to the Merger will be the certificate of incorporation and bylaws of the surviving corporation following the consummation of the Merger.

Under the terms of the Merger Agreement, the directors and officers of Merger Sub I immediately prior to the effective time of the Merger will be the initial directors and officers of the surviving corporation after the effective time of the Merger.

Closing; Effective Time

Under the terms of the Merger Agreement, the closing of the Merger and the other transactions contemplated by the Merger Agreement will take place on the third business day after the satisfaction or waiver of the conditions precedent to the Merger (other than those, including the completion of the Separation and the Distribution, that are to be satisfied at or immediately prior to the closing), or at such other date and time as IFF and DuPont may mutually agree; provided that the closing will not occur prior to January 4, 2021. On the closing date, N&B and Merger Sub I will file a certificate of merger with the Secretary of State of the State of Delaware to effect the Merger. The Merger will become effective at the time of filing of the certificate of merger or at such later time as DuPont and IFF may agree and cause N&B and Merger Sub I to specify such time in the certificate of merger.

Merger Consideration

The Merger Agreement provides that, at the effective time of the Merger, each issued and outstanding share of N&B common stock (except for any such shares held as treasury stock by N&B or by DuPont, which, in each case, will be cancelled immediately prior to the effective time of the Merger and cease to exist, and no stock or other consideration will be issued or delivered in exchange therefor) will be automatically converted into the right to receive a number of shares of IFF common stock, or a cash payment in lieu of fractional shares, equal to the exchange ratio set forth in the Merger Agreement. The exchange ratio is defined as (i) (A) the number of outstanding shares of IFF common stock on a fully diluted, as-converted and as-exercised basis immediately prior to the effective time of the Merger multiplied by (B) the quotient of 55.4 divided by 44.6 divided by (ii) the number of shares of N&B common stock issued and outstanding immediately prior to the effective time of the Merger. The calculation of the merger consideration as set forth in the Merger Agreement is expected to result in N&B’s stockholders immediately prior to the Merger collectively holding approximately 55.4% of the outstanding shares of IFF common stock immediately following the Merger.

No certificates or scrip representing fractional shares of IFF common stock or book-entry credit of the same shall be issued to any holder of N&B common stock upon the conversion of N&B common stock, and such fractional share interests will not entitle the owner thereof to vote, or to any other rights of a shareholder of IFF. All fractional shares of IFF common stock that a holder of shares of N&B common stock would otherwise be entitled to receive as a result of the Merger will be aggregated by the Exchange Agent. The Exchange Agent will cause the whole shares obtained thereby to be sold on behalf of such holders of shares of N&B common stock that would otherwise be entitled to receive such fractional shares of IFF common stock pursuant to the Merger, in the open market or otherwise, in each case at then-prevailing market prices, and in no case later than five business days after the Merger. The Exchange Agent will make available the net proceeds thereof, subject to the deduction of the amount of any withholding taxes and brokerage charges, commissions and conveyance and similar taxes, on a pro rata basis, without interest, as soon as practicable to the holders of N&B common stock that would otherwise be entitled to receive such fractional shares of IFF common stock pursuant to the Merger. Until the proceeds of such sale or sales have been distributed to the holders of N&B common stock, the Exchange Agent will hold such proceeds in trust for the holders of N&B common stock that would otherwise be entitled to receive such fractional shares of IFF common stock pursuant to the Merger.

The exchange ratio may be adjusted in certain limited circumstances relating to the capital structure of the parties or to preserve the intended tax treatment of the Transactions. With respect to capital structure, the exchange ratio may be adjusted to reflect the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of IFF common stock or N&B common stock, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to IFF common stock or N&B common stock having a record date occurring on or after the date of the Merger Agreement and prior to the effective time of the Merger, other than, in the case of N&B common stock, to the extent contemplated in the Separation Agreement (including the Internal Reorganization or in connection with the Spin-Off or the Exchange Offer); provided that none of the foregoing shall be construed to permit DuPont, N&B or IFF to take any action with respect to its securities that is prohibited by the terms of the Merger Agreement.

Distribution of Per Share Merger Consideration

Prior to the effective time of the Merger, IFF will deposit or cause to be deposited with the Exchange Agent shares of IFF common stock in book-entry form for the benefit of the DuPont stockholders who received shares of N&B common stock in the Distribution and for distribution in the Merger upon conversion of the N&B common stock.

At the effective time of the Merger, all issued and outstanding shares of N&B common stock will be automatically converted into the right to receive shares of IFF common stock as described above under “—Merger Consideration.” Immediately following the effective time of the Merger, the Exchange Agent will, pursuant to irrevocable instructions from IFF, deliver the shares of IFF common stock to each person who was entitled to receive N&B common stock in the Distribution. Each person entitled to receive N&B common stock in the Distribution will be entitled to receive in respect of such shares of N&B common stock a book-entry authorization representing the number of whole shares of IFF common stock that such holder has the right to receive pursuant to the Merger (and cash in lieu of fractional shares of IFF common stock as described above under “—Merger Consideration” and any dividends or distributions and other amounts as described below under “—Distributions With Respect to Shares of IFF Common Stock after the Effective Time of the Merger”).

Distributions With Respect to Shares of IFF Common Stock after the Effective Time of the Merger

No dividends or other distributions declared or made with respect to IFF common stock with a record date after the effective time of the Merger will be paid to the former holders of N&B common stock with respect to any shares of IFF common stock that are not able to be distributed to such holder promptly after the effective time of the Merger, whether due to a legal impediment to such distribution or otherwise. Subject to applicable law, following the distribution of any such previously undistributed shares of IFF common stock, the following amounts will be paid to the record holder of such shares of IFF common stock, without interest:

•	at the time of the distribution (to the extent not previously paid), the amount of cash payable in lieu of fractional shares of IFF common stock to which such holder is entitled pursuant to the Merger

Agreement and the amount of dividends or other distributions with a record date after the effective time of the Merger theretofore paid with respect to such shares of IFF common stock; and

•

at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the effective time of the Merger but prior to the distribution of such shares of IFF common stock and a payment date subsequent to the distribution of such shares of IFF common stock payable with respect to such whole shares of IFF common stock.

IFF will deposit all such dividend and distribution amounts in an exchange fund.

Termination of the Exchange Fund

Any portion of the exchange fund (including proceeds of any investment thereof, if any) that remains undistributed to the former holders of N&B common stock on the one-year anniversary of the effective time of the Merger will, subject to any abandoned property, escheat or similar law, be delivered to IFF, upon demand, and any former holders of N&B common stock who have not theretofore received shares of IFF common stock in accordance with the Merger Agreement may thereafter look only to IFF for the consideration to which they are entitled, any cash in lieu of fractional shares of IFF common stock and any dividends or distributions with respect to IFF common stock.

Post-Closing IFF Board of Directors and Officers

The Merger Agreement provides that, as of immediately following the effective time of the Merger, IFF shall set the size of its board of directors at 13 members, consisting of seven current IFF directors selected by the IFF board of directors and six individuals selected by the DuPont board of directors. The IFF designees will include IFF’s Chairman and CEO, who will continue as Chairman and CEO of the combined company. DuPont’s Executive Chairman and CEO, Ed Breen, will join the board of the combined company as a DuPont designee and will serve as lead independent director upon the later of June 1, 2021 and the closing date of the Merger. At the 2022 annual meeting of IFF shareholders, the IFF board of directors will take all actions necessary to set the size of the IFF board of directors at 12 members, and to include (i) DuPont’s six designated directors (or any replacements thereof) and (ii) six of IFF’s current directors (or any replacements thereof) as nominees to serve a full new term on IFF’s board of directors. Until the second annual meeting of IFF shareholders that occurs after consummation of the Merger, (i) if a vacancy is created by the cessation of service of any DuPont designated director, then the remaining DuPont designated directors then in office will designate a replacement by a majority vote, even if less than a quorum, or by a sole DuPont designated director; and (ii) if a vacancy is created by the cessation of service of any IFF director, then the remaining IFF directors then in office will designate a replacement by a majority vote, even if less than a quorum, or by a sole remaining IFF director.

Shareholders Meeting

Under the terms of the Merger Agreement, IFF is required to take all lawful action to call a meeting of its shareholders for the purpose of voting upon the Share Issuance as promptly as practicable (and not more than 45 calendar days, without the prior written consent of DuPont) following the date on which the SEC has cleared IFF’s proxy statement relating to the special meeting or, if required by the SEC as a condition to the mailing of IFF’s proxy statement, the registration statement of IFF has been declared effective. IFF is required to call such a shareholders meeting for the purpose of voting upon the Share Issuance, and IFF may not adjourn or postpone the shareholders meeting without DuPont’s prior written consent, unless: (i) a quorum has not been established; (ii) to allow reasonable additional time to solicit additional proxies for the purposes of obtaining shareholder approval of the Share Issuance; (iii) to allow reasonable additional time for the filing and dissemination of a supplemental or amended disclosure that the IFF board of directors, after consultation with outside legal counsel, reasonably determines in good faith is necessary to comply with applicable law and for such supplemental or amended disclosure to be reviewed by the IFF shareholders in advance of the IFF shareholders meeting;

(iv) required by law or governmental order; or (v) DuPont provides its prior written consent to such postponement or adjournment. Notwithstanding the foregoing, the shareholders meeting may not be postponed or adjourned (x) in the event a quorum has not been established or to allow additional time to solicit proxies, by more than 30 days from any date on which such IFF shareholder meeting was scheduled, without the prior written consent of DuPont, and (y) with respect to allowing additional time for the filing and dissemination of a supplemental or amended disclosure, by more than 10 business days, or such other amount of time reasonably agreed by IFF and DuPont to be necessary to comply with applicable law. Once established, IFF may not change the record date of the IFF shareholder meeting without the prior written consent of DuPont (such consent not to be unreasonably withheld, delayed or conditioned).

Unless the Merger Agreement is terminated in accordance with its terms, the Share Issuance shall be submitted to the shareholders of IFF for approval at the IFF shareholders’ meeting whether or not there is an IFF Change in Recommendation or any Competing Proposal has been publicly proposed or announced or otherwise submitted to IFF or any of its representatives.

Representations and Warranties

In the Merger Agreement, each of IFF and Merger Sub I made representations and warranties to DuPont and N&B, and DuPont and N&B made representations and warranties to IFF and Merger Sub I relating to N&B and the N&B Business. These representations and warranties relate to, among other things:

•	due organization, good standing and qualification;

•	capital structure and subsidiaries;

•	authority to enter into the Merger Agreement (and other Transaction Documents);

•	absence of conflicts with or violations of organizational documents, other obligations or laws;

•	governmental consents;

•	with respect to N&B assets, the title to and sufficiency of assets;

•	financial statements and absence of undisclosed liabilities;

•	absence of certain changes or events;

•	litigation and proceedings;

•	compliance with applicable laws;

•	accuracy of information supplied for use in this document and certain other disclosure documents to be filed with the SEC in connection with the Transactions;

•	intellectual property matters;

•	interests in real property;

•	employee benefit and labor matters;

•	tax matters;

•	with respect to DuPont and N&B, the financing contemplated by the Commitment Letter;

•	material contracts;

•	material vendors and customers;

•	the required vote of IFF or N&B stockholders, as applicable, on the transactions contemplated by the Merger Agreement (including, in the case of IFF, the Share Issuance);

•

with respect to IFF, the exemption of the Merger Agreement and the Transactions from any restrictions set forth in any “fair price,” “moratorium,” “control share acquisition,” “business combination,” or other similar anti-takeover statute or regulation, or any anti-takeover provision in IFF’s or Merger Sub I’s organizational documents;

•	operations and purpose of formation of Merger Sub I or N&B, as applicable;

•	environmental matters; and

•	payment of fees to brokers or finders in connection with the Transactions.

Many of the representations and warranties contained in the Merger Agreement are subject to a “material adverse effect” standard, knowledge qualifications, or both, and none of the representations and warranties will survive the effective time of the Merger or the termination of the Merger Agreement.

Under the Merger Agreement, a material adverse effect means, with respect to the N&B Business or IFF, as applicable, any state of facts, circumstance, condition, change, event, development, occurrence, result or effect (each, an “Effect”) that, individually or in the aggregate with such other Effects, has a material adverse effect on (a) the business, condition (financial or otherwise), assets or results of operations of the N&B Business, taken as a whole, or the IFF Companies, taken as a whole, as the case may be, or (b) the ability of N&B or IFF, as the case may be, to consummate the Merger. However, in the case of the foregoing clause (a) none of the following will be deemed in themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there is a material adverse effect:

•	general market, economic, financial, capital markets, international trade (including the imposition or adjustment of tariffs) or political or regulatory conditions;

•	changes (or proposed changes) in GAAP or applicable law (or, in each case, authoritative interpretations thereof);

•	changes resulting from weather, natural disaster or any man-made disaster, any act of terrorism, war, national or international hostilities, or any worsening thereof;

•	changes generally affecting the industries in which N&B and the N&B subsidiaries or IFF Companies, as applicable, conduct their businesses;

•

the execution of the Merger Agreement and other Transaction Documents, the identity of IFF or DuPont as a counterparty, as applicable, or the announcement of the Merger Agreement or other Transaction Documents or the transactions contemplated thereby, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the transactions contemplated by the Merger Agreement or the other Transaction Documents;

•

in the case of IFF, changes in the price or the trading volume of IFF common stock or any change in the credit rating of IFF (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of the definition of a material adverse effect);

•

actions taken or omitted to be taken by IFF, or DuPont or N&B, as the case may be, or, in each case, any of their subsidiaries, that are expressly required to be taken or omitted to be taken by the Merger Agreement or the other Transaction Documents, including any actions taken or omitted to be taken with the other party’s prior written consent after disclosure to such party of all material and relevant facts and information related to such request for consent (but excluding any obligation to operate in the ordinary course of business consistent with past practice or similar obligation);

•

the failure of IFF, DuPont or N&B, as the case may be, to meet internal or analysts’ expectations or projections of results of operations for future periods (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of the definition of a material adverse effect);

•	in the case of N&B, any matters relating to or arising from a DuPont liability (after taking into account the benefits of any applicable provisions of the Separation Agreement); or

•

any action brought by any IFF shareholder or DuPont stockholder, as the case may be, arising from or relating to the Merger Agreement or the Transactions or the securities filings made in connection therewith (as applicable).

Notwithstanding the foregoing, in the case of the changes described in the first, second, third and fourth bullets above, to the extent such changes have a disproportionate impact on the IFF Companies or N&B and its subsidiaries, as the case may be, taken as a whole, compared to other participants in the industries in which the IFF Companies or N&B and its subsidiaries conduct their businesses (as applicable) such changes would be taken into account in determining whether a material adverse effect has occurred.

The representations and warranties of DuPont and N&B contained in the Merger Agreement are solely for the benefit of IFF and Merger Sub I, and the representations and warranties of IFF and Merger Sub I contained in the Merger Agreement are solely for the benefit of DuPont and N&B. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure letters that the parties have exchanged in connection with signing the Merger Agreement as of a specific date. The disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Therefore, investors and security holders should not treat the representations and warranties as categorical statements of fact. Moreover, these representations and warranties may apply standards of materiality in a way that is different from what may be material to investors and security holders. The representations and warranties were made only as of the date of the Merger Agreement, or such other date or dates as may be specified in the Merger Agreement, and they are subject to more recent developments. Accordingly, investors and security holders should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about IFF and DuPont and their respective subsidiaries that the respective companies include in this document and other reports and statements they file with the SEC.

Conduct of Business Pending the Merger

Each of the parties has agreed to customary covenants in the Merger Agreement that place restrictions on it and its subsidiaries until the earlier of the effective time of the Merger or termination of the Merger Agreement in accordance with its terms. In general, each of IFF and DuPont (with respect to the N&B Business only) has agreed that prior to the effective time of the Merger, unless (i) expressly contemplated by the Merger Agreement or the other Transaction Documents, (ii) set forth in the confidential disclosure letter, (iii) in the case of DuPont and N&B, as contemplated by the Separation Plan, (iv) consented to by the other party (which consent may not be unreasonably withheld, conditioned or delayed) or (v) required by law, subject to certain agreed exceptions, such party will conduct its respective business in the ordinary course of business consistent with past practice in all material respects and use commercially reasonable efforts to (1) substantially preserve its present business organization, (2) keep available the services of the IFF or N&B employees, as applicable, (3) maintain its existing relationships with material customers, suppliers, distributors, regulators and business partners and (4) in the case of DuPont and its subsidiaries, make capital expenditures consistent with the capital expenditure budget provided to IFF.

In addition, DuPont has agreed that, prior to the effective time of the Merger, unless (i) expressly contemplated by the Merger Agreement or the other Transaction Documents, (ii) set forth in a confidential disclosure letter delivered to IFF, (iii) as contemplated by the Separation Plan, (iv) consented to by IFF in writing (which consent may not be unreasonably withheld, conditioned or delayed) or (v) required by law, and subject to certain agreed exceptions, DuPont will not (solely to the extent relating to the N&B Business and the N&B Companies), and will ensure that its subsidiaries conducting the N&B Business do not, take any of the following actions:

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amend or adopt any change in, or waive any provision of, the organizational documents of any of the N&B Companies, other than an amendment to the N&B Certificate of Incorporation to increase the number of authorized or outstanding shares of N&B common stock in connection with the Distribution and other than immaterial amendments to any such organizational documents that do not impact in any respect the economic benefits of the Merger to IFF shareholders;

•

authorize, declare, set aside or pay any dividends on or make other distributions in respect of any capital stock or other interests of any of the N&B Companies (whether in cash, securities or property), except for (i) dividends paid by and among DuPont and its wholly owned subsidiaries (including in connection with the collection of cash and cash equivalents from subsidiaries allocated to N&B in the Transactions) and (ii) any dividends paid by DuPont to its stockholders;

•

other than in connection with the Distribution, alter, split, combine or reclassify any of the interests of any of the N&B Companies or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, the capital stock or other interests of the N&B Companies;

•

redeem, repurchase or otherwise acquire, or permit any subsidiary to redeem, repurchase or otherwise acquire, any capital stock or interests of any N&B entity (other than any such capital stock or interests held by another N&B entity or any DuPont entity or acquired by another N&B entity);

•	enter into any agreement with respect to the voting or registration of the capital stock or other interests of any N&B entity;

•

issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any bonds, debentures, notes or other indebtedness of any N&B entity having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of N&B may vote, shares of any class of capital stock of, any other interest of any class in, any of the N&B entities, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other interests in any of the N&B entities or any options, warrants or other rights of any kind to acquire any shares of capital stock or other interests or such convertible or exchangeable securities, or any other ownership interest, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance rights (with respect to N&B employees);

•

other than with respect to intellectual property, sell, assign, transfer, convey, lease (as lessor), license (as licensor), encumber or otherwise dispose of any N&B Assets that are material to the N&B Business (taken as a whole), except for (A) non-exclusive licenses, (B) sales or other dispositions of obsolete assets or inventory in the ordinary course of business, (C) other dispositions of assets in an amount not to exceed $100,000,000 in the aggregate or (D) the factoring of receivables in the ordinary course of business;

•

merge, combine or consolidate any of the N&B Companies with any other entity or person (that is not also a wholly owned subsidiary of N&B) or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization (other than repayment or refinancing of debt in accordance with the terms in the Merger Agreement) or other reorganization of any of the N&B Companies, other than pursuant to the Separation Plan or any internal reorganizations that would not have a material and adverse impact on the N&B Companies, the N&B Business or the transactions contemplated by the Merger Agreement;

•

acquire any interest in any other entity, or any assets thereof which would be an N&B Asset as of the date of Distribution, except for (A) any acquisition of goods or services in the ordinary course of business, (B) any acquisition for which the purchase price will be paid by DuPont prior to the date of Distribution, and (C) acquisitions for which the amounts paid or transferred by any DuPont entity or

N&B entity do not exceed $25,000,000 individually or $100,000,000 in the aggregate, unless, in the case of each of clause (A) and clause (B), such transaction (1) would reasonably be expected to prevent or materially delay or impede the receipt of any Required Consent (as defined below under “—Regulatory Matters”) or (2) would reasonably be expected to result in IFF having a below-investment-grade rating, taking into account and after giving effect to the Special Cash Payment, the Merger and the other transactions contemplated thereby;

•

permit or cause any of the N&B Companies to repurchase, repay, prepay, refinance or incur any indebtedness, issue any debt securities, engage in any securitization transactions or similar arrangements or assume or guarantee the obligations of any other entity or person (other than an N&B entity) for borrowed money, other than (A) the incurrence of indebtedness in connection with the financing described under “—Debt Financing” for an amount sufficient to fund the Special Cash Payment, (B) the repurchase, repayment, prepayment, refinancing or incurrence of indebtedness between or among the N&B Companies, (C) the repurchase, repayment, prepayment or incurrence of any indebtedness or any other liability between a N&B entity and a DuPont entity in the ordinary course of business, (D) supplier/customer financing programs, cash management programs or the factoring of receivables, in each case, in the ordinary course of business, (E) incurrence and repayment of indebtedness under overdraft facilities in the ordinary course of business consistent with past practice, (F) indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding, provided that the terms of any such indebtedness aligns with certain terms and conditions agreed upon between DuPont and IFF, or (G) letters of credit or similar arrangements entered into in the ordinary course of business; provided that in no event will any N&B entity be permitted to issue indebtedness that is convertible into equity, and in no event will any DuPont entity (with respect to the N&B Companies and N&B Business (excluding DuPont’s assets and liabilities)) or N&B entity be permitted to take any actions that, taking into account and after giving effect to the Special Cash Payment, the Merger and the other transactions contemplated thereby, would reasonably be expected to result in IFF having a below-investment-grade rating (other than in the case of the actions contemplated in connection with the financing of the Special Cash Payment, which shall be permitted at all times);

•

permit or cause any of the N&B Companies to make any material loans to or investments in, or material advances of money to, any other entity or person (other than the N&B Companies), except for (A) extensions of credit (including in connection with supplier or customer financing programs) and advances to employees or officers of any N&B entity for expenses incurred in the ordinary course of business and (B) investments in any other entity or person in an aggregate amount not to exceed $10,000,000 in the aggregate;

•

(A) materially modify in a manner adverse to any N&B entity or the N&B Business, or voluntarily terminate (excluding any expiration in accordance with its terms), any N&B material contract or contract with related parties of DuPont related to the N&B Business or involving any N&B Asset, (B) enter into certain specified contracts that would constitute a material contract under the Merger Agreement with respect to the N&B Business, (C) modify in any manner or enter into any contract if such modification or contract, taking into account and giving effect to the Special Cash Payment, the Merger and the other transactions contemplated thereby, would reasonably be expected to result in IFF having a below-investment-grade rating;

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(A) grant any increase in the base salaries, target bonus opportunity, or other compensation or benefits payable by DuPont or its affiliates to any of the N&B Employees, (B) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any DuPont Benefit Plan or N&B Benefit Plan or any plan, program, agreement or arrangement that would be a DuPont Benefit Plan or N&B Benefit Plan if in effect on the date hereof, or (C) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement, in each case of (A) through (C), other than (1) as required by applicable law, (2) as required by any DuPont Benefit Plan, N&B Benefit Plan or Collective Bargaining Agreement, each as in effect on the date of the

Merger Agreement, (3) in the ordinary course of business consistent with the past practices of DuPont or its affiliates (including in the context of new hires or promotions based on job performance or workplace requirements), or (4) to the extent undertaken in connection with the implementation of a program that affects all similarly situated employees of DuPont and/or its affiliates and does not disproportionately increase the compensation and benefits of the N&B Employees relative to such other similarly situated employees;

•

establish, adopt, enter into, terminate or materially amend any Collective Bargaining Agreement that covers solely employees of the N&B Business, except, in each case, in the ordinary course of business or as required by applicable law and either (A) on market terms, (B) on terms that do not materially increase aggregate costs with respect to the employees of the N&B Business subject to such Collective Bargaining Agreement, or (C) on terms materially consistent with the treatment of employees of any of the DuPont Group represented by the same union as the N&B Employees who are or will be covered by the Collective Bargaining Agreement;

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(A) hire any individual for a N&B Key Executive Role or any role that directly reports thereto, (B) terminate the employment of any individual in a N&B Key Executive Role or in any role that directly reports thereto other than for cause (as determined by DuPont or N&B in good faith), (C) terminate the employment of certain designated N&B Employees (1) other than for cause as determined by DuPont or N&B in good faith or (2) in the ordinary course of business consistent with past practice, including as a result of workplace restructuring due to lack of work, (D) hire any individual who would qualify as a N&B Employee, other than to fill, in the ordinary course of business consistent with past practice, a position (1) that was open as of the date of the Merger Agreement, (2) that opens following the date of the Merger Agreement as a result of the termination of employment of a N&B Employee consistent with the terms and conditions of the Merger Agreement or the Employee Matters Agreement, or a transfer permitted under the Merger Agreement, or (3) that is needed to fill legitimate business needs of the N&B Business as determined by N&B acting reasonably and in good faith; or (E) transfer any of the designated N&B Employees from their group other than for transfers permitted under the Merger Agreement;

•	except as required by GAAP or applicable law, make any material change to any financial accounting principles, methods or practices of any N&B entity;

•	settle, release, waive or compromise any claim or litigation action (or threatened litigation action) against N&B that would be identified as an N&B liability under the Merger Agreement;

•

(A) make, change or rescind any material tax election, (B) settle or compromise any material tax liability, (C) amend any material tax return, (D) surrender any material right or claim to a refund of taxes, (E) consent to any extension or waiver of the statute of limitations period applicable to any material taxes, tax returns, or claims for taxes, or (F) enter into any closing agreements relating to material taxes, in each case solely in respect of an N&B entity;

•

(A) sell, assign or grant any security interest in, to or under, fail to continue to prosecute or defend, abandon, cancel, fail to renew or maintain or otherwise allow to lapse (other than expirations that cannot be renewed) any material N&B owned intellectual property or (B) grant to any third party any license, or enter into any covenant not to sue with respect to any material N&B owned intellectual property, except, solely in the case of clause (B), non-exclusive licenses of intellectual property granted in the ordinary course of business consistent with past practice or exclusive licenses of intellectual property granted to customers in the ordinary course of business consistent with past practice;

•

fail to maintain (with insurance companies substantially as financially responsible as their existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of the N&B Business;

•	discontinue any line of business or part thereof; or

•	authorize or enter into any contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing that delays or prevents the closing of the Merger.

Furthermore, IFF has agreed that, prior to the effective time of the Merger, unless (i) expressly contemplated by the Merger Agreement or the other Transaction Documents, (ii) set forth in the confidential disclosure letter delivered to DuPont, (iii) consented to by DuPont in writing (which consent may not be unreasonably withheld, conditioned or delayed) or (iv) required by law, and subject to certain agreed exceptions, IFF will not, and will ensure that its subsidiaries do not, take any of the following actions:

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amend or adopt any change in, or waive any provision of, the organizational documents of any of the IFF Companies, other than immaterial amendments to the organizational documents that do not impact in any respect the economic benefits of the Merger to N&B stockholders;

•

authorize, declare, set aside or pay any dividends on or make other distributions in respect of its capital stock or other interests (whether in cash, securities or property), except for (x) dividends paid by and among IFF and the IFF Companies, and (y) regular quarterly cash dividends of IFF; provided that such quarterly cash dividends do not exceed a certain amount under the Merger Agreement;

•

alter, split, combine or reclassify any of its interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, its capital stock or other interests;

•

redeem, repurchase or otherwise acquire its capital stock or other interests (including any securities convertible or exchangeable into such capital stock or interests) (other than the acquisition of IFF common stock from holders of IFF Equity Awards in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of any stock options, stock appreciation rights, restricted stock units or other rights granted under the IFF Stock Plan, in each case, in the ordinary course of business consistent with past practice);

•	enter into any agreement with respect to the voting or registration of its capital stock or its other interests;

•

issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any indebtedness of IFF or its subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of the capital stock of IFF may vote, any shares of any class of capital stock of, or any other interests of any class in, IFF or any of its subsidiaries, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other interests of IFF or any of its subsidiaries, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance rights;

•

sell, assign, transfer, convey, lease (as lessor), encumber or otherwise dispose of any assets that are material to IFF and the IFF Companies (taken as a whole), except for (A) sales or other dispositions of obsolete assets or inventory in the ordinary course of business, (B) other dispositions of assets in an amount not to exceed $100,000,000 in the aggregate or (C) the factoring of receivables in the ordinary course of business;

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merge, combine or consolidate IFF with any other person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization (other than repayment or refinancing of debt in accordance with the terms in the Merger Agreement) or other reorganization of IFF;

•

acquire any interest in any other entity or the assets thereof, except in each case for (1) any acquisition of goods or services in the ordinary course of business, (2) any acquisition for which the amounts paid or transferred by IFF and its subsidiaries does not exceed $100,000,000 individually or $400,000,000 in the aggregate, unless, in the case of each of clause (1) and clause (2), such transaction (A) would reasonably be expected to prevent or materially delay or impede the receipt of regulatory approval or (B) would reasonably be expected to result in IFF having a below-investment-grade rating, taking into account and after giving effect to the Special Cash Payment, the Merger and the other transactions contemplated thereby;

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permit or cause IFF or any of its subsidiaries to (A) issue indebtedness that is convertible into equity or (B) repurchase, repay, prepay, refinance or incur any indebtedness, issue any debt securities, engage in any securitization transactions or similar arrangements or assume or guarantee the obligations of any person (other than IFF or a subsidiary of IFF) for borrowed money if, in each case, taking into account and after giving effect to the Special Cash Payment, the Merger and other transactions contemplated thereby, such actions would reasonably be expected to result in IFF have a below-investment-grade rating;

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permit or cause IFF or any of its subsidiaries to make any material loans to or investments in, or material advances of money to, any other entity or person (other than a wholly owned subsidiary of IFF), except for (A) extensions of credit and advances to employees or officers of IFF or any IFF subsidiary for expenses incurred in the ordinary course of business or (B) in an amount not to exceed $100,000,000;

•

modify in any manner or enter into any contract if such modification or contract, taking into account and after giving effect to the Special Cash Payment, the Merger and the other transactions contemplated by the Merger Agreement, would reasonably be expected to result in IFF having a below-investment-grade rating;

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(A) grant any increase in the base salaries, target bonus opportunity, or other compensation or benefits payable by IFF or its affiliates to any of its employees, (B) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any IFF Benefit Plan or any plan, program, agreement or arrangement that would be an IFF Benefit Plan if in effect as of the date of the Merger Agreement, or (C) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement with any employee of any of the IFF Companies, in each case, other than (1) as required by applicable Law, (2) as required by any IFF Benefit Plan or Collective Bargaining Agreement, each as in effect as of the date of the Merger Agreement, (3) in the ordinary course of business consistent with the past practices of IFF or its affiliates (including in the context of new hires or promotions based on job performance or workplace requirements) or (4) to the extent undertaken in connection with the implementation of a program that affects all similarly situated employees of IFF and/or its subsidiaries;

•	except as required by GAAP or applicable law, make any material change to any of its financial accounting principles, methods or practices;

•	settle, release, waive or compromise any claim, suit, or cause of action (or threatened suit or cause of action) against IFF;

•

(A) make, change or rescind any material tax election, (B) settle or compromise any material tax liability, (C) amend any material tax return, (D) surrender any material right or claim to a refund of taxes, (E) consent to any extension or waiver of the statute of limitations period applicable to any material taxes, tax returns, or claims for taxes, or (F) enter into any closing agreements relating to material taxes;

•

permit Merger Sub I to conduct any activities other than in connection with the organization of Merger Sub I, the negotiation and execution of the Merger Agreement and the Ancillary Agreements and the consummation of the Merger; or

•	authorize or enter into any contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing that delays or prevents the closing of the Merger.

Tax Matters

The Merger Agreement contains certain additional representations, warranties and covenants relating to the preservation of the tax-free status of: (1) the Separation and the Distribution and (2) the Mergers. Additional covenants relating to the tax-free status of the Transactions are contained in the Tax Matters Agreement. Indemnification for taxes generally is governed by the terms, provisions and procedures described in the Tax Matters Agreement. See “Other Agreements—Tax Matters Agreement.”

SEC Filings

Under the Merger Agreement, DuPont, N&B, IFF and Merger Sub I have agreed to have (i) (A) the parties jointly prepare and N&B file with the SEC a registration statement to effect the registration of N&B common stock and (B) if the Distribution is effected in whole or in part as an exchange offer, DuPont prepare and file with the SEC a tender offer statement on Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act and (ii) the parties jointly prepare and IFF file with the SEC (A) a proxy statement relating to the IFF shareholder approval and the IFF shareholders meeting and (B) a registration statement on Form S-4 to register under the Securities Act the shares of IFF common stock to be issued by IFF to stockholders of N&B in connection with the Merger.

IFF is required under the Merger Agreement to mail its proxy statement to its shareholders as promptly as practicable after the SEC clears that proxy statement.

Regulatory Matters

The Merger Agreement provides that each party to the Merger Agreement will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to:

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obtain all actions or nonactions, waivers, consents and approvals from governmental authorities (including any required action or non-action under antitrust and competition laws) (referred to herein as the “Required Consents”) that may be or become necessary to consummate the Merger prior to the effective time of the Merger and make all necessary registrations and filings and take all steps as necessary to obtain a Required Consent from, or to avoid an action or proceeding by, any governmental authority; and

•

avoid or eliminate each and every impediment under the HSR Act or any other antitrust and competition law that may be asserted by any governmental authority or any other person so as to enable the parties to consummate the Merger as promptly as practicable, and in any event prior to the End Date (as defined below under “—Termination”).

Each party to the Merger Agreement has also agreed to promptly make an appropriate filing of a Notification and Report Form pursuant to the HSR Act, appropriate filings with respect to foreign antitrust laws as promptly as practicable and all other necessary filings with other governmental authorities relating to the Merger and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to antitrust and competition laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the antitrust and competition laws and the receipt of the Required Consents as soon as practicable.

Without limiting the general obligation of the parties, the parties and their respective subsidiaries have agreed to use their reasonable best efforts to obtain clearance under any antitrust and competition laws so as to enable the parties to consummate the Merger as promptly as practicable, and prior to the End Date, which reasonable best efforts will include (i) proposing, negotiating, committing to and effecting the sale, divestiture, disposition, license or other disposition of any subsidiaries, operations, divisions, businesses, product lines, contracts, customers or assets of N&B or IFF or any of their respective subsidiaries; (ii) taking or committing to take such other actions that may limit or impact N&B’s or IFF’s or any of their subsidiaries’ freedom of action with respect to, or ability to retain, any of their operations, divisions, businesses, product lines, contracts, customers or assets; (iii) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the consummation of the Merger, in any case, that may be issued by any court or other governmental authority; and (iv) creating, terminating or divesting relationships, contractual rights or obligations of N&B, IFF or any of their respective subsidiaries, in each case, in connection with obtaining all, or eliminating any requirement to obtain any, waiting period expirations or terminations, consents, clearances, waivers, exemptions, licenses, orders, registrations, approvals, permits and authorizations for the transactions contemplated by the Merger Agreement under the HSR Act or any other applicable antitrust and competition laws or from any governmental authority so as to enable the closing of the Merger to occur no later than the End Date.

No Solicitation

The Merger Agreement contains detailed provisions restricting IFF’s ability to seek certain alternative transactions and restricting DuPont’s ability to seek alternative transactions with respect to the N&B Business. Under these provisions, DuPont has agreed that, as of the date of the Merger Agreement, it will:

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immediately cease and terminate, and cause its subsidiaries and their respective representatives to cease and terminate, any discussions or negotiations with any other person (other than IFF or its affiliates) regarding any Competing N&B Proposal (which is described below);

•

promptly request, or cause to be requested, that each person that has received confidential information within the 12 month period prior to the date of the Merger Agreement in connection with a possible Competing N&B Proposal return to DuPont or destroy all such confidential information furnished to such person by or on behalf of DuPont or any of its subsidiaries and promptly prohibit any access by any person (other than IFF and its representatives) to any physical or electronic data room relating to a possible Competing N&B Proposal; and

•	not grant any waiver or release under or knowingly fail to enforce any confidentiality, standstill or similar agreement in respect of a proposed Competing N&B Proposal.

Moreover, DuPont has agreed that it will not, directly or indirectly, nor will it authorize or permit its subsidiaries or authorize or knowingly permit its or their respective representatives to, directly or indirectly:

•

solicit, initiate, or knowingly encourage or take any other action to knowingly facilitate (including by way of furnishing nonpublic information), or engage in, continue or otherwise participate in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) which constitutes or would be reasonably expected to lead to a Competing N&B Proposal;

•

furnish any nonpublic or confidential information or afford access to properties, books or records to any person in connection with or for the purpose of soliciting or knowingly encouraging or facilitating a Competing N&B Proposal;

•

approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent or similar agreement relating to a Competing N&B Proposal or that would reasonably be expected to lead to a Competing N&B Proposal or that would require DuPont or N&B to abandon or fail to consummate the Merger and the other transactions contemplated by the Merger Agreement; or

•	propose publicly or agree to do any of the foregoing.

As used in this section, the term “Competing N&B Proposal” means any inquiry, proposal or offer for, or indication of interest from any person with respect to, or that would reasonably be expected to lead to, in a single transaction or a series of related transactions, any (A) direct or indirect acquisition, exclusive license or purchase of any business or assets of DuPont or any of its subsidiaries that, individually or in the aggregate, constitutes 15% or more of the net revenues, net income or assets of the N&B Business, taken as a whole; provided, that, this does not apply with respect to ordinary course offers for sale, or sale of the N&B Business, products or services, (B) direct or indirect acquisition or purchase of 15% or more of any class of any equity securities, or interests representing 15% or more of the outstanding voting power, of any N&B entity, or (C) merger, consolidation, business combination, share exchange, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving any business of DuPont or any of its subsidiaries that constitutes 15% or more of the net revenue, net income or assets of the N&B Business, taken as a whole, in the case of each of clauses (A) through (C), with certain conduct of business exceptions.

IFF, on the other hand, has agreed that, as of the date of the Merger Agreement, it will:

•

immediately cease and terminate, and cause its subsidiaries and their respective representatives to cease and terminate, any discussions or negotiations with any other person (other than DuPont or its affiliates) regarding any Competing Proposal (which is described below);

•

promptly request, or cause to be requested, that each person that has received confidential information within the twelve month period prior to the date of the Merger Agreement in connection with a possible Competing Proposal return to IFF or destroy all such confidential information furnished to such person by or on behalf of IFF or any of its subsidiaries and promptly prohibit any access by any person (other than DuPont and its representatives) to any physical or electronic data room relating to a possible Competing Proposal; and

•

not grant any waiver or release under or knowingly fail to enforce any confidentiality, standstill or similar agreement in respect of a proposed Competing Proposal, provided that, solely with respect to the provision described in this bullet, prior to the time the IFF shareholder approval is obtained, but not after, IFF may take any action described in this bullet to the extent (x) necessary to permit a person to make, on a confidential basis, a Competing Proposal, conditioned upon such person agreeing to disclosure of such Competing Proposal to DuPont, and (y) the IFF board of directors concludes in good faith (after consultation with its outside financial advisor and outside legal counsel) that a failure to take any action described in this bullet could be inconsistent with the IFF directors’ fiduciary duties to IFF’s shareholders under applicable law.

Furthermore, IFF has agreed that it will not, directly or indirectly, nor will it authorize or permit its subsidiaries or authorize or knowingly permit its or their respective representatives to, directly or indirectly:

•

solicit, initiate, knowingly encourage or take any other action to knowingly facilitate (including by way of furnishing nonpublic information), or engage in, continue or otherwise participate in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a Competing Proposal (which is described below) with respect to IFF;

•

furnish any nonpublic or confidential information or afford access to properties, books or records to any person in connection with or for the purpose of soliciting or knowingly encouraging or facilitating a Competing Proposal;

•

take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation, including any transaction under, or a third party becoming an “interested shareholder” under, Section 912 of the New York Business Corporation Law (“NYBCL”) inapplicable to any person (other than DuPont and its affiliates) or to any transactions constituting or contemplated by a Competing Proposal;

•	approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, acquisition agreement, merger agreement or similar agreement relating to a Competing Proposal or that would reasonably be expected to lead to a Competing Proposal or that would require IFF to abandon or fail to consummate the Merger and the other transactions contemplated by the Merger Agreement; or

•	propose publicly or agree to do any of the foregoing.

Notwithstanding the foregoing, if an unsolicited, bona fide Competing Proposal is submitted in writing to IFF by a third person or group, then prior to (but not after) the approval by the IFF shareholders of the Share Issuance, IFF may (i) furnish information and access to such person or group and its representatives (for so long as such Competing Proposal has not been withdrawn) and (ii) participate in discussions and negotiate with such person concerning any such unsolicited Competing Proposal if and only if:

•	such Competing Proposal did not result from or arise in connection with a material breach of the non-solicitation covenants of IFF described above in this section;

•

the IFF board of directors concludes, after consultation with IFF’s financial advisors and outside legal counsel, that such Competing Proposal constitutes or would be reasonably likely to constitute or result in, a Superior Proposal (which is described below);

•

IFF receives from such person or group an executed confidentiality agreement that contains customary provisions at least as favorable in the aggregate to IFF as the provisions of the confidentiality agreement between IFF and DuPont as in effect immediately prior to the execution of the Merger Agreement and allows for IFF to comply with its obligations in the Merger Agreement; and

•

the IFF board of directors determines in good faith (after consultation with its outside financial advisor and outside legal counsel) that the failure to take such action could be inconsistent with the IFF directors’ fiduciary duties to IFF’s shareholders under applicable law.

DuPont is entitled to receive an executed copy of any such confidentiality agreement described in the third bullet above and notification of the determination of the IFF board of directors and the identify of such person promptly (and in any event, within 24 hours) after the IFF board of directors makes the determination that the Competing Proposal constitutes or would be reasonably likely to constitute or result in a Superior Proposal.

Unless the Merger Agreement is terminated in accordance with its terms, the Share Issuance shall be submitted to the shareholders of IFF for approval at the IFF shareholders’ meeting whether or not any Competing Proposal has been publicly proposed or announced or otherwise submitted to IFF or any of its representatives.

As used in this section, the term “Competing Proposal” means, other than from DuPont or any of its subsidiaries, any inquiry, proposal or offer for, or indication of interest from any person with respect to, or that would reasonably be expected to lead to, in a single transaction or a series of related transactions, any (A) direct or indirect acquisition, exclusive license or purchase of any business or assets of IFF or any of its subsidiaries that, individually or in the aggregate, constitutes 15% or more of the net revenues, net income or assets of IFF and its subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of 15% or more of any class of equity securities, or interests representing 15% or more of the outstanding voting power, of IFF, (C) tender offer or exchange offer that, if consummated, would result in any person or group (or the shareholders of any person or group) beneficially owning 15% or more of any class of equity securities, or interests representing 15% or more of the outstanding voting power, of IFF, or (D) merger, consolidation, business combination, share exchange, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving any business of IFF or any of its subsidiaries that constitutes 15% or more of the net revenue, net income or assets of IFF and its subsidiaries, taken as a whole. The Merger and the other transactions contemplated thereby shall not be a Competing Proposal.

As used in this section, the term “Superior Proposal” means any bona fide, written Competing Proposal received after the date of the Merger Agreement that the IFF board of directors determines in good faith (after consultation with its outside financial advisor and outside legal counsel) (x) is reasonably likely to be consummated in accordance with its terms and (y) if consummated, would be more favorable to the IFF’s shareholders from a financial point of view than the Merger and the other transactions contemplated hereby, in each case taking into account the financial (including the availability of financing and any financing terms), legal, regulatory, timing, risk of consummation and other aspects of such Competing Proposal (including the person or group making the Competing Proposal) and of the Merger Agreement (including any changes to the terms of the Merger Agreement offered by DuPont in response to a Competing Proposal); provided, however, that for purposes of the definition of “Superior Proposal” references to “15%” in the definition of “Competing Proposal” shall be deemed to be references to 50%.

Under the Merger Agreement, IFF has agreed to promptly (and in no event later than 24 hours) after receipt of any Competing Proposal, inquiry, proposal, indication of interest or request notify DuPont of any such Competing Proposal, inquiry, proposal, indication of interest or request (including the identity of the person making such proposal and the terms thereof, including a copy of any written proposal and any other documentation in respect of such proposal received from the proponent thereof or its representative) that is made or submitted by any person prior to the closing of the Merger. Furthermore, IFF has agreed under the Merger Agreement to keep DuPont reasonably and promptly informed of the status (including with respect to changes to the status or material terms) of such Competing Proposal, inquiry, proposal, indication of interest or request. IFF also agreed to provide copies of all documentation comprising such Competing Proposal or other documentation that is material to understanding such Competing Proposal.

Board Recommendation

IFF has agreed in the Merger Agreement that neither the IFF board of directors nor any committee thereof will:

•

withhold, withdraw, modify or qualify (or propose to withhold, withdraw, modify or qualify), in any manner adverse to DuPont, N&B or their respective affiliates, the approval of the Merger Agreement or the recommendation that IFF’s shareholders vote in favor of the Share Issuance at the IFF shareholders meeting (the “IFF Board Recommendation”);

•	recommend, adopt or approve, (or propose publicly to recommend, adopt or approve), any Competing Proposal;

•

refrain from recommending against (and re-affirming the IFF Board Recommendation) any Competing Proposal that is a tender offer or exchange offer within ten business days after the commencement thereof; or

•	resolve or publicly propose to do any of the actions described in the three bullets immediately above.

Any action described in the four bullets above is referred to as an “IFF Change in Recommendation.”

Notwithstanding the foregoing, if the IFF board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that a Competing Proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement constitutes a Superior Proposal, the IFF board of directors may make an IFF Change in Recommendation if all of the following conditions are met:

•	IFF shareholder approval of the Share Issuance has not been obtained;

•

IFF provides written notice to DuPont advising DuPont at least four business days prior to taking such action, which notice advises DuPont of the intention of the IFF board of directors to take such action, specifies the material terms and conditions of such Competing Proposal, identifies the person making such Competing Proposal and includes a copy of the proposed agreement (if any) for such Competing Proposal (such notice referred to herein as a “superior proposal notice”); provided that if there is a material modification to the terms or status of the Competing Proposal, IFF will provide a subsequent notice and not take action prior to the second business day following delivery of the subsequent notice;

•

if requested by DuPont, DuPont and IFF negotiate in good faith with respect to any revisions or adjustments proposed by DuPont to the terms and conditions of the Merger Agreement during a period of four business days following DuPont’s receipt of a superior proposal notice (or with an extension of two additional business days if a new superior proposal notice was given); and

•

if applicable, at the end of the negotiation period, the IFF board of directors, after considering in good faith any revisions to the Merger Agreement irrevocably offered by DuPont in writing, prior to the expiration of the negotiation period, continues to determine in good faith (after consultation with its outside legal counsel and financial advisors) that the Competing Proposal constitutes a Superior Proposal and the failure to make such IFF Change in Recommendation could be inconsistent with the fiduciary duties of the IFF board of directors under applicable law.

IFF is not prohibited from taking and disclosing to IFF’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 (including any “stop, look and listen” communication pursuant to Rule 14d-9(f)) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable law; provided, however, that no disclosure that would amount to a IFF Change in Recommendation is to be permitted, made or taken, except as described above.

The Merger Agreement further provides that, notwithstanding any IFF Change in Recommendation, unless the Merger Agreement is terminated in accordance with its terms prior to the occurrence of the receipt of the approval of IFF shareholders to the Share Issuance, the obligations of the parties under the Merger Agreement, including those with respect to completing the securities filings and conducting the IFF shareholders meeting as described above, shall continue in full force and effect. In addition, the Merger Agreement further provides that, unless the Merger Agreement is terminated in accordance with its terms prior to the occurrence of the receipt of the approval of IFF shareholders to the Share Issuance, the Share Issuance shall be submitted to the shareholders of IFF for approval at the IFF shareholders meeting whether or not (i) the IFF board of directors shall have effected a IFF Change in Recommendation or (ii) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to IFF or any of its representatives.

Financing

In connection with its entry into the Separation Agreement and the Merger Agreement, N&B and IFF entered into the Commitment Letter, under which the Commitment Parties committed to provide N&B with the Bridge Facility, as defined in the section entitled “Debt Financing” (the “Bridge Financing”), subject to the terms and conditions of the Commitment Letter. The anticipated material terms of the Bridge Facility, based on the current expectations of N&B and IFF, are described in more detail under the section entitled “Debt Financing.”

The Merger Agreement provides that N&B must use reasonable best efforts to (i) maintain in effect, until the earlier of the initial funding of the Bridge Financing and the replacement of the Bridge Financing with the Permanent Financing, in each case, in an amount sufficient to fund the Special Cash Payment, the Commitment Letter, (ii) negotiate definitive agreements with respect to the Bridge Financing, on the terms and conditions contained in the Commitment Letter or on such other terms as are reasonably acceptable to DuPont and IFF and that are not materially less favorable in the aggregate to N&B than those in the Commitment Letter (with respect to the Bridge Financing, the “Bridge Financing Agreements”, and with respect to the Permanent Financing, the “Permanent Financing Agreements”, and collectively, the “Financing Agreements”), (iii) materially comply with the obligations that are set forth in the Commitment Letter and the Financing Agreements that are applicable to N&B and satisfy (or if deemed advisable by N&B and IFF, seek a waiver of) on a timely basis all conditions precedent in the Commitment Letter and the Financing Agreements that are within its control, and (iv) in the event that all conditions to funding in the Commitment Letter or the Financing Agreements are satisfied at or prior to the Distribution, consummate the Financing (as defined below) at or prior to the Distribution.

IFF shall have the right to direct N&B to replace all or a portion of the Bridge Financing with the proceeds of consummated capital markets debt financing and/or commitments in respect of other long term debt (any such financing, the “Permanent Financing”) from the same and/or alternative bona fide third-party financing sources (the “Financing Sources”) so long as (1) all conditions precedent to effectiveness of definitive documentation for such financing have been satisfied and the conditions precedent to funding of such financing are in the aggregate, in respect of certainty of funding, substantially equivalent to (or more favorable to N&B than) the conditions precedent set forth in the Commitment Letter and (2) the terms thereof are consistent with the intended tax treatment of the transactions and reasonably acceptable to DuPont and N&B.

Until the earliest of the closing, the valid termination of the Merger Agreement and the replacement of the Bridge Financing with Permanent Financing, IFF has agreed to use reasonable best efforts to cause its affiliates and their respective representatives to provide to N&B and the Commitment Parties, on a timely basis, such cooperation that may be reasonably requested by N&B or the Commitment Parties in connection with the arrangement and consummation of the Bridge Financing, in each case consistent with the terms of the Merger Agreement.

Until the earlier of the closing and the valid termination of the Merger Agreement, each of DuPont and N&B and their respective subsidiaries shall provide to IFF and the Financing Sources, and shall use reasonable best efforts to cause its Affiliates and their respective Representatives to provide to IFF and the Financing Sources, on a timely basis, such cooperation that may be reasonably requested by IFF or the Financing Sources in connection with the arrangement and consummation of the Permanent Financing, in each case consistent with the terms of the Merger Agreement.

If any funds in the amounts set forth in the Commitment Letter or the Financing Agreements, or any portion thereof, become unavailable on the terms and conditions contemplated in the Commitment Letter or the Financing Agreements, as applicable, N&B (in consultation in good faith with IFF, and, with respect to any Alternative Financing (as defined below) that is in the form of the Permanent Financing, at the direction of IFF) shall arrange and obtain promptly any such portion from the same or alternative sources, in an amount sufficient, when added to the portion of the N&B Debt Financing that is available, to allow N&B to make the Special Cash Payment (the “Alternative Financing”), and to obtain a new financing commitment that provides for such financing, provided that certain conditions set forth in the Merger Agreement are satisfied.

Neither N&B nor IFF shall, without the prior written consent of the other party, amend, modify, supplement, restate, substitute, replace, terminate, or agree to any waiver under the Commitment Letter or the Permanent Financing Agreements, as applicable, in a manner that (i) reduces the aggregate amount of the N&B Debt Financing such that the aggregate funds that would be available to N&B on the date of Distribution would not be sufficient to provide the funds required to satisfy the Special Cash Payment, (ii) adds or expands on the conditions precedent to the funding of the N&B Debt Financing as set forth in the Commitment Letter as in effect on the date hereof or the Permanent Financing Agreements, as applicable, in a manner that could materially delay or prevent or make materially less likely the funding of the N&B Debt Financing on the date of Distribution or (iii) materially adversely affects the ability of N&B to enforce its rights against the Commitment Parties under the Commitment Letter as in effect on the date hereof or against the Financing Sources with respect to the Permanent Financing under the Permanent Financing Agreements, as applicable; provided that notwithstanding the foregoing, N&B may (in consultation with IFF) (a) implement or exercise any of the “market flex” provisions exercised by the Commitment Parties in accordance with the Commitment Letter as of the date hereof or any Permanent Financing commitment letter or (b) amend and restate the Commitment Letter or any Permanent Financing commitment letter or otherwise execute joinder agreements to the Commitment Letter solely to add additional Commitment Parties.

IFF shall indemnify, defend and hold harmless DuPont, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the N&B Debt Financing, and any information utilized in connection therewith (other than information provided by DuPont, its Subsidiaries or their respective Representatives), except in instances of gross negligence or willful misconduct on the part of DuPont, its Subsidiaries and their respective Representatives (as determined in a final and nonappealable judgment).

Under the Merger Agreement, each of DuPont, N&B, IFF and Merger Sub I also expressly acknowledge and agree that their obligations under the Merger Agreement are not conditioned in any manner upon N&B obtaining the N&B Debt Financing or any other financing.

Non-Solicitation of Employees

The parties acknowledge and agree in the Merger Agreement that certain non-solicitation provisions regarding employees in the confidentiality agreement between the parties remain in full force and effect. Under the terms of the confidentiality agreement between DuPont and IFF, for a period of two years after September 9, 2019, each of DuPont and IFF has agreed that it and its controlled affiliates will not (and each party will direct its third-party representatives not to, and use reasonable best efforts to cause other representatives and affiliates not to), without the other party’s prior written consent, directly or indirectly, solicit for employment (whether as an employee, consultant or otherwise), offer to hire, hire or enter into any employment or consulting agreement or arrangement with, any person who as of September 9, 2019 (1) is employed in a management, supervisory or senior operational position or at a level of vice president or above by the other party or its subsidiaries or (2) is an employee of the other party or its affiliates with whom such party first comes in contact in connection with its consideration of the Transactions.

The restrictions in the immediately preceding paragraph do not apply to general solicitations, including advertisements, electronic listings or third-party search firms that are not targeted at the employees of the other party, and hirings resulting from those solicitations. In addition, neither DuPont nor IFF or their respective subsidiaries are restricted from hiring or entering into a consulting agreement with any person who independently approaches such party or whose employment with the other party ceased at least 90 days prior to commencement of employment discussions with such person.

The Employee Matters Agreement has additional provisions addressing solicitation of employees. See “Other Agreements—Employee Matters Agreement—Non-Solicitation.”

Certain Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Merger Agreement) relating to:

•	reasonable access to each of the N&B Business’s and IFF’s books and records;

•

the indemnification of, present and former director and officers of any N&B subsidiary for a period of six years in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters existing or occurring at or prior to the consummation of the Merger (as well as the provision of directors’ and officers’ insurance in connection therewith);

•	the parties’ obligation to keep the other parties informed of the defense of any shareholder action concerning the Merger (if any);

•

steps required to cause any acquisitions or dispositions of IFF common stock and other interests in IFF, and acquisition of DuPont common stock or N&B common stock, resulting from the transactions contemplated by the Merger Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	the obligation of DuPont to effect a clean-up spin-off, if applicable;

•

cooperation among the parties concerning written broad-based notices or communications materials to current or former employees, with respect to the transactions contemplated by the Transaction Documents or employment, compensation or benefits matters of such employees that relate to the transactions contemplated by the Transaction Documents;

•	the listing of the shares of IFF common stock issued in the Merger on the NYSE;

•

the parties’ obligations to use reasonable best efforts to grant approvals and take actions necessary if there are (i) restrictions on business combinations in IFF’s and/or N&B’s organizational documents or (ii) any “fair price”, “moratorium,” “business combination,” or “control share acquisition” statute or other similar statute or regulation that is or becomes applicable to the transactions contemplated by the Merger Agreement;

•

the parties’ obligations to consult in good faith before issuing any press release, having any communications with the press or making any other public statement with respect to the transactions contemplated by the Merger Agreement or other Transaction Documents;

•

the preparation of certain financial statements, included audited financials, concerning the N&B Business and the preparation of pro forma financial information, in each case, for inclusion in SEC filings;

•

matters related to the N&B Business’s assets and liabilities in France, and any potential delayed closing with respect to such assets and liabilities should certain consultations with works councils in France not be completed by the closing date of the Merger;

•

the parties’ obligation to provide notice with respect to the occurrence or non-occurrence of any event that has resulted or would reasonably expected to result in any non-mutual condition to the obligations of DuPont and N&B, on the one hand, or IFF, on the other hand, not being satisfied;

•	the completion of certain other Transaction Documents and certain Ancillary Agreements;

•

the parties’ obligation to use commercially reasonable efforts to take, or cause to be taken, appropriate actions to do all things necessary, proper or advisable under the Merger Agreement and applicable law, and to execute and deliver the documents and other papers as may be required to carry out the provisions of the Merger Agreement and to consummate and make effective the transactions contemplated by the Merger Agreement; and

•

the parties’ obligation to, following the signing of the Merger Agreement and prior to certain specified deadlines, (i) complete the services schedules to the Transition Services Agreements (subject to the limitations set forth in the Merger Agreement as to what services may be properly requested by the parties to be provided under the Transition Services Agreements) by identifying and agreeing upon such services and negotiating and agreeing upon terms in good faith and (ii) execute those Ancillary Agreements the forms of which had not been agreed to or executed prior to the date of the Merger Agreement on terms mutually agreed by the parties acting reasonably and in good faith, and the obligations, in each case, if the terms are not finalized and mutually agreed by the appropriate date, the finalization of the terms will be escalated to appropriate senior executive officers of each of IFF and DuPont for resolution, if the terms of the services or agreements as applicable are not agreed within 30 days of the applicable target date, IFF and DuPont will refer the disputed terms to a binding arbitration panel constituted in accordance with the Merger Agreement to facilitate the completion of the services schedules and the applicable Ancillary Agreements.

Conditions to the Merger

IFF’s, Merger Sub I’s, DuPont’s and N&B’s obligations to consummate the Merger are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by DuPont and IFF of the following conditions at or prior to the closing of the Merger:

•

the expiration or termination of any applicable waiting period under the HSR Act, and the receipt of any applicable consents, authorizations, orders or approvals required under the antitrust and competition laws in certain other jurisdictions (which waiting period has expired and approvals have been received);

•	the consummation of the Separation in accordance with the terms of the Separation Agreement;

•	the consummation of the Distribution in accordance with the terms of the Separation Agreement;

•	the effectiveness of the registration statement of IFF and the registration statement of N&B and the absence of any stop order or proceeding seeking a stop order with respect thereto;

•	the approval for listing on the NYSE of the shares of IFF common stock to be issued pursuant to the Merger;

•	the approval by the IFF shareholders of the Share Issuance; and

•

the absence of any law or binding governmental order or taking of any other action prohibiting, enjoining, restraining or otherwise making illegal the Separation, the Distribution or the Merger by a court of competent jurisdiction or other governmental authority in certain jurisdictions.

IFF’s and Merger Sub I’s obligations to consummate the Merger are further subject to the fulfillment or (to the extent permitted by applicable law) waiver by IFF of the following conditions:

•

that N&B and DuPont shall have, on an aggregate basis, performed in all material respects all obligations and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with at or prior to the effective time of the Merger (other than those in Section 8.7 of the Merger Agreement);

•

the accuracy in all material respects (without giving effect to any materiality, material adverse effect or similar qualifications therein), as of the date of the Merger Agreement and the closing date of the Merger (except, in each case, for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), of the representations and warranties made by DuPont, on behalf of itself and N&B, with respect to organization; corporate authority to execute and deliver the Transaction Documents; absence of any conflict between the execution, delivery and performance of DuPont and N&B of the Transaction Documents (to the extent DuPont or N&B, as applicable, is a party) and any organizational documents of DuPont and N&B, respectively; broker’s fees; absence of voting debt of N&B; absence of certain securities convertible into or agreements with respect to N&B capital stock; DuPont and N&B board approvals and the approval of DuPont as N&B’s sole stockholder;

•

the accuracy in all respects (other than any inaccuracies that are de minimis in the aggregate) of the representation and warranty made by DuPont with respect to the capitalization of N&B as of the date of the Merger Agreement;

•	the accuracy of the representation and warranty made by DuPont with respect to the absence of a material adverse effect on N&B since December 31, 2018;

•

the accuracy of the other representations and warranties made by DuPont, on behalf of itself and N&B, as of the date of the Merger Agreement and as of the closing date of the Merger (except, in each case, for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except to the extent a failure to be accurate would not have (without giving effect to any materiality, material adverse effect or similar qualifications therein), individually or in the aggregate, in the case of N&B a material adverse effect on N&B or in the case of DuPont a material adverse effect on the ability of DuPont to consummate the Separation, the Distribution and the Merger;

•

the delivery of a certificate dated as of the closing date of the Merger signed by a senior officer of DuPont certifying that the covenants and representations and warranties of DuPont and N&B have been satisfied; and

•

the entrance into and delivery of the Tax Matters Agreement, Intellectual Property Cross-License Agreement and the Transition Services Agreements by DuPont and N&B as of the closing date of the Merger (and the agreements’ continued effectiveness).

DuPont’s and N&B’s obligations to consummate the Merger are further subject to the fulfillment or (to the extent permitted by applicable law) waiver by DuPont of the following conditions:

•

that IFF and its subsidiaries shall have, on an aggregate basis, performed in all material respects all obligations and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with at or prior to the effective time of the Merger;

•

the accuracy in all material respects (without giving effect to any materiality, material adverse effect or similar qualification therein), as of the date of the Merger Agreement and as of the closing date of the Merger (except, in each case, for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), of IFF’s and Merger Sub I’s representations and warranties with respect to organization; corporate authority to execute and deliver the Transaction Documents; absence of conflict between the execution, delivery and performance by IFF and Merger Sub I of the Transaction Documents (to the extent IFF or Merger Sub I, as applicable, is a party) and the organizational documents of IFF and Merger Sub I; absence of voting debt; the capitalization of Merger Sub I; broker’s fees; IFF and Merger Sub I board approvals; and required shareholder approval;

•

the accuracy in all respects (other than any inaccuracies that are de minimis in the aggregate) of IFF’s and Merger Sub I’s representations and warranties with respect to capitalization of IFF and absence of certain securities convertible into or agreements with respect to capital stock (except, in each case, for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date);

•	the accuracy of IFF’s and Merger Sub I’s representation and warranty with respect to the absence of a material adverse effect on IFF since December 31, 2018;

•

the accuracy of IFF’s and Merger Sub I’s other representations and warranties as of the date or the Merger Agreement and as of the closing date of the Merger (except, in each case, for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except to the extent a failure to be accurate would not have (without giving effect to any materiality, material adverse effect or similar qualifications therein), individually or in the aggregate, a material adverse effect on IFF;

•

the delivery of a certificate dated as of the closing date of the Merger signed by a senior officer of IFF to DuPont certifying that the covenants and representations and warranties of IFF have been satisfied;

•	the receipt by DuPont of the Tax Opinion from DuPont’s tax counsel, which may not have been withdrawn or rescinded, or modified in any material respect;

•	the consummation of the Special Cash Payment in accordance with the terms of the Separation Agreement;

•

the delivery of a FIRPTA certificate from N&B to IFF dated as of the Closing Date certifying that equity interests in N&B are not “United States real property interests” within the meaning of Section 897 of the Code; and

•	the entrance into and delivery of the Tax Matters Agreement by IFF and Merger Sub I as of the closing date of the Merger (and the Tax Matters Agreement continued effectiveness).

To the extent permitted by applicable law, DuPont and N&B, on the one hand, and IFF and Merger Sub I, on the other hand, may waive the satisfaction of the conditions to their respective obligations to consummate the Transactions. If IFF waives the satisfaction of a material condition to the consummation of the Transactions, IFF will evaluate the appropriate facts and circumstances at that time and re-solicit shareholder approvals of the Share Issuance if required to do so by applicable law or the rules of the NYSE. If IFF waives a material condition to the consummation of the Transactions, IFF will notify shareholders of the waiver by issuing a press release or other public announcement a minimum of five business days prior to the special meeting of IFF shareholders.

See “Risk Factors—Risks Related to the Transactions—IFF may waive one or more of the conditions to the consummation of the Transactions without re-soliciting shareholder approval.”

Termination

The Merger Agreement may be terminated at any time prior to the closing date of the Merger (whether before or after receipt of IFF shareholder approval) by mutual written agreement of IFF and DuPont. Also, subject to specified qualifications and exceptions, either DuPont or IFF may terminate the Merger Agreement at any time prior to the consummation of the Merger if:

•

the Merger has not been consummated by March 15, 2021 (such date, as it may be extended as described below, the “End Date”), unless the only conditions to the consummation of the Merger that have not been satisfied or waived are the conditions relating to the governmental approvals required under the HSR Act and other antitrust and competition laws, in which case the End Date will be automatically extended to June 15, 2021;

•

a final and non-appealable legal restraint is in effect in certain specified jurisdictions which permanently prohibits, enjoins, restrains or otherwise makes illegal the consummation of the Merger; provided that the right to terminate the Merger Agreement as described in this bullet will not be available to any party whose action or failure to perform any of its obligations under the Merger Agreement proximately contributed to the enactment or issuance of such law; or

•

IFF shareholder approval for the Share Issuance is not obtained upon a vote taken at the IFF shareholder meeting; provided that the right to terminate the Merger Agreement as described in this bullet will not be available to IFF if any action or failure to perform any of its obligations under the Merger Agreement is the primary cause of, or primarily resulted in, the failure to obtain the IFF shareholder approval.

In addition, subject to specified qualifications and exceptions, DuPont may terminate the Merger Agreement:

•

upon written notice to IFF, in the event of a breach of a representation, warranty, covenant or agreement in the Merger Agreement on the part of IFF or any of its subsidiaries, such that the non-mutual conditions to DuPont’s and N&B’s obligations to effect the Merger would not be capable of being satisfied, and the breach is not cured within 60 days of receipt of written notice by DuPont to IFF of such breach; provided, that if DuPont has previously delivered an officer’s certificate that DuPont has determined in good faith that a breach of its obligations is reasonably expected to be cured prior to the End Date, then DuPont may not terminate the Merger Agreement as described in this bullet at any time prior to the earlier of (i) the business day occurring two business days after March 15, 2021 and (ii) the date DuPont has cured the breach specified in such officer’s certificate;

•

at any time before IFF shareholder approval of the Share Issuance if (i) IFF’s board of directors (or any committee thereof) effects an IFF Change in Recommendation or (ii) after the receipt and public disclosure of a Competing Proposal, IFF’s board of directors fails to publicly reaffirm the IFF Board Recommendation within 10 business days after such public disclosure (or within 2 business days after such public disclosure if the IFF shareholder meeting is scheduled within 10 business days); or

•	IFF has breached in any material respect any of its obligations with respect to the IFF shareholder meeting or non-solicitation.

In addition, subject to specified qualifications and exceptions, IFF may terminate the Merger Agreement if:

•

upon written notice to DuPont, in the event of a breach of a representation, warranty, covenant or agreement in the Merger Agreement on the part of DuPont or any of its subsidiaries, such that the non-mutual conditions to IFF’s and Merger Sub I’s obligations to effect the Merger would not be capable of being satisfied, and the breach is not cured within 60 days of receipt of written notice by IFF to DuPont of such breach; provided that IFF may not terminate the Merger Agreement as described in this bullet at any time prior to March 15, 2021 (and, at such time, only if such breach remains uncured as of such date) if, prior to the date that is 60 days following IFF’s delivery of such written notice, DuPont has delivered to IFF an officer’s certificate certifying that DuPont has determined in good faith (after consultation with its outside legal counsel) that such breach is reasonably expected to be cured prior to March 15, 2021.

If the Merger Agreement is terminated, the Merger Agreement will terminate without any liability on the part of any party except as described below in the section of this document entitled “—Termination Fees and Expenses Payable in Certain Circumstances” and provided that no termination will release any party of any liability or damages resulting from fraud or willful breach.

Termination Fees and Expenses Payable in Certain Circumstances

The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, a termination fee of $521.5 million may be payable by IFF to DuPont. The circumstances under which the Termination Fee may be payable include:

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if DuPont terminates the Merger Agreement at any time before approval of the Share Issuance by the IFF shareholders due to (i) IFF’s board of directors effecting an IFF Change in Recommendation, (ii) after receipt and public disclosure of a Competing Proposal, IFF’s board of directors failing to publicly reaffirm the IFF Board Recommendation within 10 business days after such public disclosure (or within 2 business days of such public disclosure if the IFF shareholder meeting is scheduled within 10 business days) or (iii) IFF has breached, in any material respect, any of its obligations with respect to the IFF shareholder meeting or non-solicitation; or

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if (i) the Merger Agreement is terminated (A) by IFF or DuPont because the Merger has not been consummated by the End Date or because IFF’s shareholders fail to approve the Share Issuance at the IFF shareholder meeting, or (B) by DuPont because of an uncured breach by IFF, (ii) prior to such termination, in the case of termination for failure to obtain the IFF shareholder approval, a Competing Proposal has been publicly announced or otherwise becomes publicly known after the date of the Merger Agreement and prior to receipt of the IFF shareholder approval, or, in the case of termination for failure to consummate the Merger prior to the End Date and termination due to an incurable breach by IFF, a Competing Proposal has been publicly announced or otherwise becomes publicly known or communicated to the IFF board of directors after the date of the Merger Agreement and prior to such termination and (iii) on or prior to the date that is 12 months after the date of such termination, a Competing Proposal is consummated or IFF enters into a definitive written agreement in respect of a Competing Proposal (provided that for purposes of the circumstances described by this bullet, all references in the definition of Competing Proposal to 15% shall instead refer to 50%).

If the Merger Agreement is terminated because IFF’s shareholders fail to approve the Share Issuance at the IFF shareholder meeting, IFF will be required to reimburse all of DuPont’s reasonable out-of-pocket costs, fees and expenses incurred by DuPont and N&B in connection with the Merger Agreement and the transactions contemplated thereby, subject to a cap of $75 million. If IFF becomes obligated to pay the Termination Fee to DuPont, the amount of any expenses of DuPont and N&B previously reimbursed by IFF would be deducted from the amount of the Termination Fee payable. If the Merger is consummated, any commitment fees with respect to the N&B Debt Financing will be paid by N&B; however, the N&B Debt Financing commitment fees will be borne by DuPont and IFF equally in the event that the Merger Agreement is terminated.

The Merger Agreement also provides that, in the event that there is a breach by DuPont of any representation, warranty, covenant or agreement that would cause the non-mutual conditions in favor of IFF not to be satisfied, and following delivery of an officer’s certificate by DuPont stating that DuPont has determined in good faith (after consultation with its legal counsel) that such breach is reasonably expected to be cured by the End Date, the Merger Agreement is terminated (i) by IFF because such breach is uncured by the End Date or (ii) by DuPont or IFF due to either the existence of a legal restraint prohibiting or enjoining the Merger, failure to consummate the Merger by the End Date or failure to obtain the IFF shareholder approval of the Share Issuance and, in either case, DuPont failed to cure the breach specified in such officer’s certificate prior to such termination, then DuPont is required to pay IFF an amount equal to all reasonable out-of-pocket costs, fees and expense incurred by IFF in connection with the Merger Agreement and the transactions contemplated thereby, subject to a cap of $75 million.

If IFF fails to pay the Termination Fee and any of the expenses it is obligated to pay, in each case, if due, and in order to obtain such payment, DuPont commences a suit that results in a judgment against IFF for such amounts, the amount of these payments will be increased to include interest on such amounts and the costs and expenses of DuPont in connection with such suit. Payment of the Termination Fee will be the sole and exclusive remedy of DuPont and its subsidiaries in circumstances where the Termination Fee is payable, except for claims resulting from fraud or Willful Breach by the IFF and its subsidiaries.

Specific Performance

In the Merger Agreement, the parties agree that irreparable harm would occur in the event that the parties do not perform any provision of the Merger Agreement (or, prior to the closing of the Merger, any Transaction Document) in accordance with its specific terms or otherwise breach the Merger Agreement (or, prior to the closing of the Merger, any Transaction Document) and the remedies at law for any breach or threatened breach of the Merger Agreement are inadequate compensation for any loss. Accordingly, in the event of any actual or threatened (whether or not in writing) default in, or breach of, any of the terms, conditions and provisions of the Merger Agreement (or, prior to the closing of the Merger, any Transaction Document), the parties agree that the party to the Merger Agreement who is thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under the Merger Agreement or, if they are party to a Transaction Document, such Transaction Document, without the necessity of proving actual damages or the inadequacy of monetary damages as a remedy, in addition to any other remedy to which such party is entitled at law or in equity.

Governing Law; Jurisdiction

The Merger Agreement is governed by the laws of the State of Delaware. The parties have irrevocably and unconditionally chosen the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, the United States District Court for the District of Delaware (or, if such court shall not have jurisdiction, any state court in the state of Delaware), and any appellate court from any appeal thereof, as the exclusive jurisdiction for any action or dispute with respect to the Merger Agreement.

Amendments

The Merger Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement. For any amendments or modifications to the sections of the Merger Agreement relating to amendments, expenses and termination payments, jurisdiction, waiver of jury trial, assignment, third-party beneficiaries and certain non-parties to the Merger Agreement, in each case, to the extent such amendments or modifications adversely affect any of N&B’s financing sources, the prior written consent of such affected financing sources will be required.

THE SEPARATION AGREEMENT

The following is a summary of the material provisions of the Separation Agreement. This summary is qualified in its entirety by the Separation Agreement, which is incorporated by reference in this document. Stockholders of DuPont and IFF are urged to read the Separation Agreement in its entirety. This summary of the Separation Agreement has been included to provide DuPont stockholders and IFF shareholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms and conditions of the Separation Agreement and not by this summary or any other information included in this document. This summary is not intended to provide any other factual information about DuPont, N&B, IFF, Merger Sub I or Merger Sub II. Information about DuPont, N&B, IFF, Merger Sub I or Merger Sub II can be found elsewhere in this document and in the documents incorporated by reference into this document. See also “Where You Can Find More Information; Incorporation by Reference.”

The Separation

Internal Reorganization

At or prior to the date of the Distribution, DuPont and N&B will take steps to effect the transfer and/or assignment and assumption of assets and liabilities in accordance with the Separation Plan (the “Internal Reorganization”) and to facilitate the transfer of assets and assumption of liabilities described below.

Transfer of Assets

Subject to the terms and conditions of the Separation Agreement at or prior to the Distribution, DuPont will assign, transfer, convey and deliver to N&B or the applicable member of the N&B Group all of DuPont’s and its applicable subsidiaries’ respective right, title and interest in and to all the N&B Assets. The “N&B Assets” include, among other things and subject to certain exceptions:

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all issued and outstanding equity or ownership interests in the subsidiaries of DuPont that will be included in the N&B Group, as well as certain non-controlling equity interests in other legal entities;

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owned real property and leases to certain premises (respectively, the “N&B Owned Real Property” and “N&B Leased Real Property”) and all rights and interests of DuPont or any subsidiary of DuPont under such owned real property or leases;

•	all furniture (which does not include fixtures) to the extent the relevant historical use was at a N&B Owned Real Property or N&B Leased Real Property;

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any contract that is (i) exclusively related to the N&B Business or (ii) primarily related to the N&B Business and that also relates to any other business or business function of DuPont or its subsidiaries;

•	any rights of any member of the N&B Group as a third-party beneficiary under the DWDP Separation Related Agreements (as defined below);

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all rights to counterclaims, insurance claims, enforcement rights, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and any similar rights of any member of the DuPont Group to the extent the foregoing relate to the N&B Liabilities;

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all computer and other information technology systems, including hardware and documentation, dedicated software, contracts, reference and resource materials relating thereto, that are used, or held for use, primarily in the N&B Business (collectively, the “N&B IT”);

•	all cash and cash equivalents held by members of the N&B Group to the extent DuPont has been reimbursed for them pursuant to the Post-Closing Cash Payment (as defined below);

•	all credits, prepaid expenses, rebates, deferred charges and prepaid items, in each case to the extent used, held for use in, or arising out of the N&B Business;

•	all accounts and notes receivable (other than intercompany receivables) to the extent related to the N&B Business;

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any and all intellectual property primarily related to the N&B Business, and all rights and remedies (i) against past, present, and future infringement, misappropriation, or other violation thereof (including the right to sue and recover damages and obtain other equitable relief), (ii) to collect future royalties and other payments thereunder, (iii) to claim priority based on such intellectual property under the laws of any jurisdiction and/or under international conventions or treaties, (iv) to prosecute, register, maintain and defend such intellectual property before any public or private agency, office or registrar and (v) with respect to any trademarks included therein;

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all other assets expressly contemplated by the Separation Agreement or any Ancillary Agreement as assets to be retained by or transferred to the N&B Group (including certain assets set aside in a trust or other funding vehicle or otherwise designated to fund N&B Employee Liabilities (as defined below), pursuant to the terms of the Employee Matters Agreement);

•	all assets primarily related to the N&B Business (excluding any Specified DuPont Assets (as defined below)) including in the following categories;

•	all interests in tangible personal property, including machinery, tools, equipment, and vehicles primarily related to the N&B Business;

•	all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories primarily related to the N&B Business;

•	all of the consents, waivers, registrations, approvals and other similar authorizations primarily related to the N&B Business;

•	all information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media primarily related to the N&B Business; and

•	all of the permits (including any pending applications for such permits) primarily related to the N&B Business.

All of the assets of DuPont or any of its subsidiaries other than the N&B Assets will be retained by or transferred to DuPont or the DuPont Group (these assets, as well as any Specified DuPont Assets (as defined below) are referred to herein as the “Excluded Assets”). The Separation Agreement also identifies specific assets that will not be allocated to N&B or the N&B Group (the “Specified DuPont Assets”), including, among other things and subject to certain exceptions:

•	all the issued and outstanding equity interests in the subsidiaries of DuPont other than N&B and the other members of the N&B Group;

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owned real property and leases to certain premises (respectively, the “DuPont Owned Real Property” and “DuPont Leased Real Property”) and all rights and interests of DuPont or any subsidiary of DuPont under such owned real property or leases;

•	all furniture (which does not include fixtures) to the extent the relevant historical use was at a DuPont Owned Real Property or DuPont Leased Real Property;

•	all contracts other than those allocated to N&B;

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all rights to counterclaims, insurance claims, enforcement rights, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and any similar rights of any member of the DuPont Group other than to the extent the foregoing relate to the N&B Liabilities;

•	all computer and other information technology systems other than the N&B IT;

•	all cash and cash equivalents other than that held by members of the N&B Group;

•	all credits, prepaid expenses, rebates, deferred charges and prepaid items, in each case other than to the extent used, held for use in, or arising out of the N&B Business;

•	all accounts and notes receivable (other than intercompany receivables) that are not allocated to the N&B Group;

•	all intellectual property not allocated to the N&B Group;

•	all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories not allocated to the N&B Group;

•	all of the consents, waivers, registrations, approvals and other similar authorizations not allocated to the N&B Group;

•	all financial records relating to the N&B Business that form part of the general ledger of DuPont or any of its affiliates (other than the members of the N&B Group);

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any working papers of DuPont’s auditors and any other accounting records of DuPont or any of its affiliates (other than the members of the N&B Group), provided that N&B will have certain access rights to financial information as set forth in the Separation Agreement;

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records relating to the negotiation and consummation of transactions contemplated by the Separation Agreement (other than rights to enforce certain confidentiality provisions that relate to confidential information of the N&B Business); and

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all other assets expressly contemplated by the Separation Agreement or any Ancillary Agreement as assets retained by the DuPont Group (including certain assets set aside in a trust or other funding vehicle or otherwise designated to fund DuPont Employee Liabilities (as defined below), pursuant to the terms of the Employee Matters Agreement).

Assumption of Liabilities

In exchange for the contribution of the N&B Assets to N&B or one its subsidiaries, N&B or the applicable subsidiary of N&B will accept, assume, agree to pay, discharge, fulfill, and to the extent applicable, comply with on a timely basis, certain liabilities which include, among other things, the liabilities described below, referred to herein as the “N&B Liabilities”:

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all liabilities that are expressly assumed by or allocated to N&B or any other member of the N&B Group pursuant to the Separation Agreement or any Ancillary Agreement (including certain employee liabilities allocated under the Employee Matters Agreement (the “N&B Employee Liabilities”));

•	certain liabilities for businesses and operations of the N&B Business that were previously discontinued or divested;

•	all liabilities arising under the N&B Debt Financing;

•	all liabilities relating to (i) the disclosure documents in connection with the Distribution and the N&B Debt Financing and (ii) from the N&B Debt Financing arrangements;

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all out-of-pocket, third-party fees and expenses related to the N&B Debt Financing, including underwriting, sale, distribution, placement, commitment, ticking, funding, upfront or other fees and any fees of counsel, accountants, consultants and other advisors incurred with respect to the N&B Debt Financing;

•	all checks issued but not drawn to the extent related to the N&B Business or any liabilities of N&B;

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all obligations with respect to any and all credits, prepaid expenses, rebates, deferred charges and prepaid items of any Person other than the DuPont Group or N&B Group to the extent related to the N&B Business;

•	all accounts payable (other than intercompany payables between N&B or DuPont or their subsidiaries) to the extent related to the N&B Business;

•	all liabilities to the extent related to the operation of any business conducted by N&B after the Distribution; and

•	all liabilities primarily related to the N&B Business, including in the following categories:

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liabilities related to, arising out of or resulting from death, personal injury, advertising injury, other injury to persons or property damage relating to past, current or future use of or exposure to any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed, by, or on behalf of, the N&B Business, including any such liabilities for negligence, strict liability, design or manufacturing defect, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use;

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liabilities related to, arising out of or resulting from any demand, action, claim, cause of action, suit, countersuit, arbitration, inquiry, case, litigation, subpoena, proceeding or investigation (whether civil, criminal or administrative and whether at law or in equity) by or before any court or grand jury, any governmental entity or any arbitration or mediation tribunal or authority (“Action”) primarily related to the N&B Business;

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liabilities related to, arising out of or resulting from warranty, product liability obligations or claims or similar obligations entered into, created or incurred by, or otherwise primarily related to, the N&B Business;

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liabilities related to, arising out of or resulting from any past, current or future tort, breach of contract or violation of, or non-compliance with, any law or any approval, consent, franchise, license, permit, registration, authorization or certificate or other right issued or granted by any governmental entity (other than any environmental liability), in each case primarily related to the N&B Business;

•	liabilities related to, arising out of or resulting from any return, rebate, discount, credit, customer program, or similar matters related to products or services of the N&B Business;

•	liabilities related to, arising out of or resulting from any of the contracts allocated to N&B;

•	environmental liabilities primarily to the N&B Business; and

•	liabilities related to, arising out of or resulting from any indebtedness primarily to the N&B Business.

The N&B Liabilities shall include the aforementioned liabilities (except that liabilities with respect to taxes are governed exclusively by the Tax Matters Agreement), in each case, regardless of (i) when or where such liabilities arose or arise (whether arising prior to, at or after the Distribution), (ii) where or against whom such liabilities are asserted or determined, (iii) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of law, fraud or misrepresentation by any member of the DuPont Group or N&B Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, subsidiaries or affiliates and (iv) which entity is named in any Action associated with any liability.

DuPont will generally retain any liabilities that are not N&B Liabilities, which liabilities, along with those liabilities specified below, are referred to herein as the “Excluded Liabilities.” The Separation Agreement also identifies specific liabilities of DuPont or its subsidiaries that will not be assumed by N&B or any subsidiary of N&B as part of the Separation, including, among other things, the following liabilities:

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all liabilities that are expressly assumed by or allocated to DuPont or any other member of the DuPont Group pursuant to the Separation Agreement or any Ancillary Agreement (including certain employee liabilities allocated under the Employee Matters Agreement (the “DuPont Employee Liabilities”));

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certain fees and expenses actually incurred or accrued prior to the effective time of the Merger, by any member of the DuPont Group or N&B Group related to the transactions, including without limitation (i) the drafting or negotiation of the transaction agreements, (ii) the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of the transactions contemplated thereby, (iii) the preparation, review and audit of any financial statements of the N&B Business and (iv) the preparation of the N&B Business for sale or separation and any due diligence, marketing or similar activities in connection therewith;

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the amount of any employee retention awards, special bonus, retention payment, transaction bonus, change in control bonus or similar payments that vest or become payable or are paid prior to March 31, 2021;

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any amount in respect of unpaid severance payable upon or relating the transactions contemplated by the Separation Agreement, the Merger Agreement and the Employee Matters Agreement, subject to certain exceptions;

•	all checks issued but not drawn other than those allocated to N&B;

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all obligations with respect to any and all credits, prepaid expenses, rebates, deferred charges and prepaid items of any person other than the DuPont Group or N&B Group other than those allocated to N&B;

•	all accounts payable (other than intercompany payables between N&B or DuPont or their subsidiaries) other than the payables allocated to N&B;

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certain liabilities for businesses and operations of DuPont that were previously discontinued or divested and not related to the N&B Business (including certain historical liabilities of DuPont allocated to it under the DWDP Separation Related Agreements (as defined below));

•	all liabilities of DuPont or any of the members of its Group to the extent relating to any businesses or operations conducted by DuPont after the Distribution;

•	indemnification liabilities arising under the Transaction Agreement, dated as of March 31, 2017, by and between DuPont and FMC Corporation;

•	all environmental liabilities primarily related to the businesses other than the N&B Business conducted by DuPont prior to the Distribution (other than the N&B Business); and

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Actions brought by or on behalf of stockholders of DuPont relating to any state laws or fiduciary claims relating to the transactions contemplated by the Separation Agreement or the Merger Agreement (other than the liabilities specifically allocated to N&B).

The Excluded Liabilities shall include the aforementioned liabilities (except that liabilities with respect to taxes are governed exclusively by the Tax Matters Agreement), in each case, regardless of (i) when or where such liabilities arose or arise (whether arising prior to, at or after the Distribution), (ii) where or against whom such liabilities are asserted or determined, (iii) which entities is named in any Action associated with any liability (provided than any Excluded Liability that constitutes an environmental liability will be subject to Section 7.10 of the Separation Agreement).

The Separation Agreement generally provides that, as between DuPont and N&B, DuPont will retain, and as such indemnify N&B for, any and all liabilities to the extent arising out of, relating to or resulting from the development, testing, manufacture, sale, distribution, use, storage, handling, disposal or release of or exposure to any perfluoroalkyl, polyfluoroalkyl, or perfluorooctanoic substances, perfluorooctanoic acid, hexafluoropropylene oxide (HFPO) dimer acid, and any substances colloquially referred to as “PFAS”, “PFOA”, “PFOS” and/or “GenX,” and including, in each case, any acids, salts or derivatives thereof (all referred to herein as “PFAS substances”) or any product containing any PFAS substance, including as an impurity. The foregoing is subject to a limited exception (and DuPont will not be liable for or provide any indemnification under the

Separation Agreement) with respect to PFAS substances that were produced, manufactured, distributed or sold by a third-party and that DuPont and/or N&B did not knowingly utilize, solely to the extent that a competent tribunal finally determines, or a settlement agreement entered into by N&B after the Distribution specifies, as such. The Separation Agreement governs DuPont’s responsibility with respect to PFAS substances solely as between DuPont and N&B and does not, and should not be construed to, amend, modify, adjust or otherwise impact DuPont’s obligation with respect to PFAS substances more generally, if any, which is described in DuPont’s most recent annual report for the fiscal year ended December 31, 2019, as filed with the SEC on Form 10-K on February 14, 2020.

Information contained herein with respect to the assets and liabilities of the parties following the Separation is presented based on the allocation of such assets and liabilities pursuant to the Separation Agreement, unless the context otherwise requires. Certain of the liabilities and obligations assumed by one party or for which one party will have an indemnification obligation under the Separation Agreement and the ancillary agreements are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Consents and Delayed Transfers

The Separation Agreement provides that DuPont and N&B will use commercially reasonable efforts to obtain as promptly as practicable the required consents, waivers, notices, reports or other filings required for the transfer or assignment of any assets, contracts, license, permits or authorizations as contemplated by the Separation Agreement. To the extent that any transfers of assets or assumption of liabilities contemplated by the Separation Agreement are not consummated at or prior to the Distribution, the party retaining the deferred asset will hold the asset in trust for the benefit of the party entitled to the asset and such party entitled to the asset will reimburse the other for any liabilities related thereto until the asset is transferred. The party retaining such asset or liability (or relevant subsidiary thereof) shall (or shall cause such subsidiary to) treat, insofar as reasonably possible and to the extent permitted by applicable law, such asset or liability in the ordinary course of business and take such other actions as may be reasonably requested by the party to which such asset is to be transferred or by the party responsible for assuming such liability in order to place such party, insofar as reasonably possible and to the extent permitted by applicable law, in the same position as if such asset or liability had been transferred or assumed as contemplated by the Separation Agreement. During such time, the parties will use commercially reasonable efforts to effect such transfer or assumption. As soon as the legal impediment to the transfer of the asset in question is removed, or the necessary consents and/or governmental approvals are obtained, the transfer will be effected pursuant to the terms of the Separation Agreement and/or applicable ancillary agreement.

Shared Contracts and DWDP Separation Related Agreements

The Separation Agreement provides that DuPont and N&B will use commercially reasonable efforts to partially assign, amend, bifurcate or replicate any contract that relates to both the N&B Business and DuPont’s other businesses, so that the N&B Group or the DuPont Group, as applicable, will retain the rights and benefits, and be subject to the liabilities, with respect to or arising from each shared contract to the extent relating to its business. If any shared contract cannot be so modified by its terms or such modification would impair the benefit the parties derived from the shared contract, then DuPont and N&B will use commercially reasonable efforts to take such other reasonable and permissible action to cause the appropriate party to receive the benefits and bear the liabilities of the portion of any such shared contracts as relates to the other party’s business or any other alternative arrangements to allocate such rights and liabilities.

The Separation Agreement provides that, subject to certain specified exceptions, DuPont is not required to assign or use any level of efforts to attempt to assign or otherwise transfer any agreement related to the separation of the material science business into a separate and independent public company by way of a distribution of Dow Inc. through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Dow Inc.’s common stock on April 1, 2019 and the separation of the agriculture business into a separate and independent public company by way of a distribution of Corteva through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Corteva’s common stock on June 1, 2019 (such agreements, the “DWDP Separation Related Agreements”). The Separation Agreement further provides that, following the Distribution, with respect to certain DWDP Separation Related Agreements, unless the benefits of such DWDP Separation Related Agreements are conveyed by an Ancillary Agreement, and subject to certain exceptions, DuPont will either at (i) N&B’s request (or shall cause its applicable subsidiary to) or (ii) allow N&B or another member of the N&B Group, as applicable, to enforce in a commercially reasonable manner, any and all rights of any member of the DuPont Group (after giving effect to the Separation) under such DWDP Separation Related Agreements to the extent related to the N&B Business, N&B Assets or N&B Liabilities (and N&B shall (x) directly bear the out of pocket costs and expenses of such enforcement to the extent related to the rights being enforced for the benefit of the N&B Group, (y) indemnify DuPont against any indemnifiable losses arising out of such enforcement to the extent related to the rights being enforced for the benefit of the N&B Group and (z) for the avoidance of doubt, be entitled to any recovery to the extent (1) related to the N&B Business or N&B Assets and (2) related to, arising out of or resulting from such enforcement). The Separation Agreement further requires that N&B shall, or shall cause the applicable member of the N&B Group to, pay, perform and discharge fully all of the obligations and liabilities of any member of the DuPont Group or N&B Group under the DWDP Separation Related Agreements to the extent constituting a N&B Liability and shall otherwise use commercially reasonable efforts to pay, perform and discharge such obligations and liabilities related to the N&B Business or a N&B Asset or any obligation that DuPont is obligated to cause the other members of the “SpecCo Group” (as defined in the separation and distribution agreement among DuPont, Corteva and Dow Inc.) to perform as if it were a party thereto. To the extent any such performance by N&B is not permitted by any applicable counterparty, and subject to any separate arrangement reached in any Ancillary Agreement, DuPont shall continue to pay, perform and discharge fully all such obligations in coordination with and at N&B’s direction, and any and all costs, expenses and liabilities incurred by DuPont or its affiliates in connection with the performance by DuPont or its affiliates of its obligations shall be borne solely by N&B.

Treatment of Intercompany Agreements; Receivables and Payables

The Separation Agreement provides that all agreements that are between members of the DuPont Group, on the one hand, and members of the N&B Group, on the other hand, and do not involve any third-parties will be terminated as of the Distribution, except for the Separation Agreement, the Merger Agreement, the Ancillary Agreements and agreements entered into in connection with the transfer of assets and liabilities contemplated by the Separation Agreement and the Internal Reorganization. The Separation Agreement also provides that all intercompany receivables owed and intercompany payables due solely between members of the DuPont Group, on the one hand, and members of the N&B Group, on the other hand, as of immediately prior to the Distribution will be settled or terminated in accordance with the Separation Plan prior to the Distribution.

Guarantees

The Separation Agreement provides that, at or prior to the Distribution or as soon as reasonably practicable thereafter, DuPont will (with the reasonable cooperation of the applicable member of N&B’s Group) use commercially reasonable efforts to have the applicable member of N&B’s Group removed as a guarantor or obligor for any liability being allocated to DuPont and substituted by a member of the DuPont Group. At or prior to the Distribution or as soon as reasonably practicable thereafter, N&B will (with the reasonable cooperation of the applicable member of DuPont’s Group) use commercially reasonable efforts to have the applicable member of DuPont’s Group removed as a guarantor or obligor for any liability being allocated to N&B and substituted by a member of the N&B Group. Furthermore, each of the parties will use reasonable best efforts to replace all credit support instruments issued by any party on behalf of or in favor of any member of the other party’s group or business as promptly as reasonably practicable as of the Distribution. If any party is unable to obtain any required removal from a guarantee or replace the required credit support instruments, such party will indemnify and hold harmless the other party from all losses pursuant to the indemnification provisions of the Separation Agreement.

Special Cash Payment and Post-Closing Adjustments

The Separation Agreement requires that, prior to the Distribution, N&B will make the Special Cash Payment in the amount of $7.306 billion to DuPont, subject to certain adjustments. The Special Cash Payment may be adjusted (i) upwards or downwards depending on the extent that the actual net working capital of N&B and the members of the N&B Group as of immediately prior to the Distribution is greater or less than specified target amounts of net working capital for N&B and the members of the N&B Group as of such time, (ii) downwards to the extent N&B and the members of the N&B Group are liable for indebtedness other than the N&B Debt Financing and (iii) upward to reimburse DuPont with respect to certain specified expenses, principally certain commitment fees in connection with the N&B Debt Financing and certain post-closing employee payments. The Special Cash Payment will be made immediately prior to the Distribution based on estimates of the items set forth in (i)-(iii) of the preceding sentence. To the extent the actual amounts in respect of those items differs from the estimates utilized in the calculation of the Special Cash Payment paid immediately prior to the Distribution, the parties will make a subsequent corrective payment following the closing of the Merger. If the parties are unable to agree on such amounts following the closing of the Merger, the Separation Agreement provides that the parties will engage a nationally known independent accounting firm mutually agreed in writing by the parties, which firm shall not be the then regular auditors of, or have any material relationship with, DuPont, N&B or IFF to resolve the matters in dispute on a binding basis. The Separation Agreement also requires that N&B make a payment to DuPont following the closing of the Merger to reimburse DuPont for certain cash amounts of N&B and members of the N&B Group immediately prior to the Distribution, less repatriation costs to the extent applicable (the “Post-Closing Cash Payment”). With respect to cash in jurisdictions other than the United States of America, such reimbursement is limited to amounts in excess of local operating cash needs that can be repatriated to N&B, and is subject to the agreement of the parties on operating cash amounts in those jurisdictions and the delivery of a repatriation plan by DuPont to N&B following the closing of the Merger with respect to the repatriation of amounts in excess of such operating cash amounts. Any disputes with respect to the cash reimbursement and the calculation thereof are to be resolved in accordance with the general dispute resolution provisions of the Separation Agreement.

Cash Reduction

Prior to the Distribution, DuPont may, and may cause N&B and any member of the N&B Group to, take such actions as DuPont deems advisable to minimize or reduce the amount of cash and cash equivalents remaining or present in any accounts held by or in the name of N&B or any member of the N&B Group prior to or at the time of the Distribution. DuPont is not obligated to provide, and N&B is not entitled to receive any minimum amount of cash as part of the Separation and, subject to the terms described above, DuPont will be reimbursed for cash remaining at N&B as of the time of the Distribution.

Insurance

Following the Distribution, the members of the N&B Group and the DuPont Group will have no obligation to maintain insurance coverage in respect of the assets, liabilities or business of the other party’s group regarding post-Distribution acts or occurrences. The Separation Agreement provides that the parties will have the right to access coverage under the insurance policies of the other group that were in place prior to the date of the Distribution and under which such requesting party or member of its Group was insured for claims arising out of an act or occurrence taking place prior to the Distribution. On and after the Distribution Date, to the extent that any member of either the DuPont Group or the N&B Group, as applicable, obtains insurance coverage for its assets or liabilities under the other party’s insurance policies, such party will bear directly, or reimburse the other party for, any deductibles, self-insured retentions, retrospective premiums and other costs associated with any insurance proceeds collected by such party.

Disclaimer of Representations and Warranties

The Separation Agreement provides that, except as expressly set forth in the Separation Agreement or any Ancillary Agreement, none of DuPont, N&B or IFF makes any representation or warranty as to the assets, businesses, information or liabilities transferred or assumed as contemplated by the Separation Agreement or any Ancillary Agreement, as to any consents or governmental approvals required in connection with the Separation Agreement or any Ancillary Agreement, as to the value or freedom from any security interests of, as to noninfringement, validity or enforceability or any other matter concerning, any assets of such party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any Action or other asset, including accounts receivable, of any party, or as to the legal sufficiency of any assignment, document, certificate or instrument delivered hereunder to convey title to any asset or thing of value upon the execution, delivery and filing hereof or thereof. The Separation Agreement provides that, except as may expressly be set forth in the Separation Agreement or any Ancillary Agreement, all assets are being transferred on an “as is,” “where is” and “with all faults” basis (and, in the case of any real property, without any additional liabilities or warranties) and the respective transferees shall bear the economic and legal risks that (i) any conveyance shall prove to be insufficient to vest in the transferee good title, free and clear of any security interest or other matter whether or not of record and (ii) any necessary consents are not obtained or that any requirements of laws or judgments are not complied with.

Conditions to the Internal Reorganization

The obligations of DuPont to effect the Internal Reorganization pursuant to the Separation Agreement are subject to the fulfillment or waiver by DuPont at or prior to the Distribution of each of the following conditions:

•

each of the parties to the Merger Agreement has confirmed that each of the conditions to such party’s obligations to effect the Merger has been satisfied, will be satisfied at the time of the Distribution or is waived by such party; and

•	receipt by DuPont and N&B of any necessary permits and authorizations under the applicable state and federal securities laws.

The Distribution

In the Distribution, DuPont will distribute all of the outstanding shares of N&B common stock to holders of DuPont common stock as of the close of business on the Distribution Date. The Separation Agreement provides that DuPont may elect, in its sole discretion, to effect the Distribution in the form of a pro rata distribution of N&B common stock to DuPont’s stockholders or through an exchange offer of DuPont common stock for N&B common stock, or a combination of both. Any exchange offer that is under subscribed may also be followed by a pro rata, clean-up distribution to DuPont’s stockholders of the remaining shares of N&B common stock held by DuPont that were not exchanged in the exchange offer. In connection with any exchange offer, DuPont shall determine, in its sole discretion, the terms of any exchange offer, including the number of shares of N&B common stock that will be offered for each validly tendered share of DuPont common stock and any exchange ratio related thereto (including any discount to the reference price of shares of IFF common stock), the period during which such exchange offer shall remain open and any extensions thereto, the procedures for the tender and exchange of shares and all other terms and conditions of such exchange offer, which terms and conditions shall comply with the terms of the Merger Agreement and all securities law requirements applicable to such exchange offer and each DuPont stockholder may elect in the exchange offer to exchange a number of shares of DuPont common stock held by such DuPont stockholder for shares of N&B common stock in such quantities, at such an exchange ratio and subject to such other terms and conditions as may be determined by DuPont and set forth in the publicly filed disclosure documents; provided, however, that except to the extent required by applicable law, the maximum number of days that the exchange offer may be extended following satisfaction of the conditions to the closing of the Merger set forth in Article IX of the Merger Agreement (other than consummation of the transactions contemplated by the Separation Agreement and satisfaction of those conditions to be satisfied as of the closing date of the Merger, provided that such conditions are capable of being satisfied at such date) shall be the earlier of (i) twenty business days and (ii) the latest date that would permit the Distribution to occur prior to the initial outside date in compliance with all applicable laws. DuPont must advise IFF of the form of the Distribution at least thirty (30) days prior to the anticipated Distribution Date.

Conditions to the Distribution

The obligations of DuPont to effect the Distribution pursuant to the Separation Agreement are subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable law, waiver by DuPont in its sole and absolute discretion (other than the condition relating to the Internal Reorganization, which prior to the termination of the Merger Agreement may not be waived without IFF’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed), of the following conditions:

•

the completion of the Internal Reorganization substantially in accordance with the terms of the Separation Plan (other than those steps that are expressly contemplated to occur at or after the Distribution);

•	N&B has entered into a definitive agreement or agreements providing for the N&B Debt Financing, incurred the N&B Debt Financing and received the proceeds thereof;

•

receipt by the DuPont board of directors of a solvency opinion from an independent appraisal firm as to (x) the solvency of N&B and (y) the solvency and surplus of DuPont, in each case after giving effect to the Special Cash Payment and the consummation for the Distribution (with the terms “solvency” and “surplus” having the meaning ascribed thereto under Delaware law) (the “Solvency Opinion”); and such Solvency Opinion shall be reasonably acceptable to DuPont in form and substance in DuPont’s sole discretion; and such Solvency Opinion shall not have been withdrawn or rescinded or modified in any respect adverse to DuPont;

•	the execution and delivery of the Tax Matters Agreement, Intellectual Property Cross-License Agreement and the Transition Services Agreements by each party thereto;

•

each of the conditions to DuPont’s obligations to effect the Merger has been satisfied or waived (other than those conditions that by their nature are to be satisfied contemporaneously with the Distribution and/or the Merger, so long as such conditions are capable of being satisfied at such time); and

•

IFF has irrevocably confirmed to DuPont that each of the conditions to IFF’s obligations to effect the Merger (i) has been satisfied, (ii) will be satisfied at the time of the Distribution or (iii) subject to applicable laws, has been waived by IFF.

IFF Guarantee

Following the effective time of the Merger, IFF guarantees the obligations of N&B and the N&B Group to DuPont under the Separation Agreement.

Mutual Releases; Indemnification

Release of Pre-Distribution Date Claims

Except for (i) the right to enforce the Separation Agreement, the Merger Agreement, any Ancillary Agreement, any continuing arrangements or any agreements, arrangements, commitments or understandings that continue in effect after the Distribution pursuant to the terms of the Separation Agreement, the Merger Agreement or any Ancillary Agreement, (ii) any matter for which an indemnitee is entitled to indemnification pursuant to Article VII of the Separation Agreement and (iii) certain other specified exceptions, each party to the Separation Agreement, on behalf of itself and, in the case of DuPont and N&B each member of its group, and to the extent permitted by law, in the case of DuPont and N&B, on behalf of all persons who at any time prior to the

Distribution were directors, officers, agents or employees of any member of its respective group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, (x) irrevocably but effective at the time of and conditioned upon the occurrence of the Distribution, and (y) at the time of the Distribution remise, release and forever discharge the other parties and, as applicable, the other members of such other party’s group and their respective successors and all persons who at any time prior to the Distribution were shareholders, directors, officers or employees of any member of such other party’s group (in their capacity as such), in each case, together with their respective heirs, executors, administrators, successors and assigns from any and all liabilities whatsoever, whether at law or in equity, whether arising under any contract, by operation of law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Internal Reorganization, Distribution or any of the other transactions contemplated under the Separation Agreement and under the Ancillary Agreements; provided, however, that no employee shall be remised, released and discharged to the extent that such Liability relates to, arises out of or results from intentional misconduct by such employee. In addition, the Separation Agreement expressly provides that IFF does not release DuPont with respect to any claim relating to or arising from fraud with respect to any representation or warranty made in the Merger Agreement. “Fraud” is defined specifically as an intentional act of common law fraud by a party in the making of the representations and warranties contained in the Merger Agreement.

General Indemnification

N&B has agreed to indemnify, defend and hold harmless DuPont and its affiliates following the Distribution from and against all indemnifiable losses to the extent relating to any of the following:

•	the N&B Liabilities and any claim by a third-party that would, if resolved in favor of the claimant, constitute an N&B Liability; or

•	any breach by N&B of any provision of the Separation Agreement.

IFF has agreed to indemnify, defend and hold harmless DuPont and its affiliates following the Distribution from and against all indemnifiable losses to the extent relating to any breach by IFF of IFF’s guarantee of the N&B Group’s obligations under the Separation Agreement.

DuPont has agreed to indemnify, defend and hold harmless N&B and its affiliates following the Distribution from and against all indemnifiable losses to the extent relating to any of the following:

•	the Excluded Liabilities and any claim by a third-party that would, if resolved in favor of the claimant, constitute an Excluded Liability; or

•	any breach by DuPont of any provision of the Separation Agreement.

The Separation Agreement also establishes procedures with respect to claims subject to indemnification and related matters. For environmental remediation liabilities, the Separation Agreement provides that an indemnifying party that is not the owner or the primary tenant of the impacted property will have the right, but not the obligation, to perform the remediation at the impacted property. If the indemnifying party elects to perform the remediation at such property, the parties will cooperate to provide reasonable access to the impacted property and to minimize any disruptions or harm to real or personal property. Remediation subject to an indemnification obligation at such properties will be subject to a “least stringent remediation” standard, taking into account the use of the property as of the Distribution, applicable law, and the terms and conditions of any site-specific agreements (including leases) in effect as of the Distribution.

Under the Separation Agreement, each indemnifying party’s indemnification obligations are uncapped and the amount of any indemnifiable loss will be reduced by any insurance proceeds or proceeds from any third-party actually recovered by the indemnified party in respect of the indemnifiable loss. An indemnifying party’s indemnification obligations are also not subject to any deductible or de minimis threshold amounts. Indemnification with respect to taxes is governed by the Tax Matters Agreement.

Termination

Prior to the Distribution, the Separation Agreement will terminate without any further action upon termination of the Merger Agreement. After the Distribution, the Separation Agreement may be terminated by an agreement in writing signed by each of DuPont and N&B. In the event of any termination of the Separation Agreement, no party will have any further liability or further obligation to any other party under the Separation Agreement subject to certain specified exceptions.

Dispute Resolution

Except as otherwise set forth in the Separation Agreement, if a dispute arises between the parties under the Separation Agreement, the general counsels of the parties and such other executive officers as the parties may designate will negotiate to resolve any disputes for a reasonable period of time. If the parties are unable to resolve the dispute in this manner, then the dispute will be resolved through binding arbitration.

Other Matters

The Separation Agreement also governs, among other matters, access to financial and other information, receipt by one party of mail, packages and other communications properly belonging to another party, confidentiality, access to and provision of witnesses and records, counsel and legal privileges.

DEBT FINANCING

Overview

On December 15, 2019, in connection with the entry into the Separation Agreement and the Merger Agreement, N&B and IFF entered into the Commitment Letter, under which the Commitment Parties committed to provide $7.5 billion in an aggregate principal amount of senior unsecured bridge term loans, the availability of which is subject to reduction upon the consummation of the Permanent Financing pursuant to the terms set forth in the Commitment Letter.

On January 17, 2020, N&B entered into the Term Loan Facility, which reduced the commitments under the Commitment Letter by a corresponding amount to $6.25 billion.

IFF and N&B expect the Special Cash Payment from N&B to DuPont to be funded through the Term Loan Facility and the issuance by N&B of the Notes in an aggregate principal amount of up to $6.25 billion. If the portion of the Permanent Financing to be funded through the issuance of the Notes is unavailable on or prior to the date of the Special Cash Payment, then the corresponding tranche of the Bridge Facility will be made available to N&B pursuant to the Commitment Letter to fund the Special Cash Payment and to pay related fees and expenses.

Following the consummation of the Transactions, all obligations of N&B with respect to the Term Loan Facility and the Bridge Facility (or, if applicable, the Notes) will be guaranteed by IFF or at the election of N&B and IFF, IFF may assume these N&B obligations, which assumption is expected to occur after the Second Merger. In addition, following the Merger, by virtue of the fact N&B will be a wholly owned subsidiary of IFF, the consolidated indebtedness of IFF and its subsidiaries will include the indebtedness incurred by N&B in the debt financings completed prior to the Distribution.

As a result of these financing activities, IFF’s level of indebtedness will increase after the consummation of the Transactions. For a discussion of IFF’s liquidity and capital resources after the consummation of the Transactions, see “Information on IFF—IFF’s Liquidity and Capital Resources After the Transactions.”

Term Loan Facility

On January 17, 2020, N&B entered into a term loan credit agreement, dated as of January 17, 2020, by and among N&B, Morgan Stanley Senior Funding, Inc., as administrative agent, Credit Suisse AG, Cayman Islands Branch, as syndication agent, and the other lenders and financial institutions party thereto.

The Term Loan Facility provides for a senior unsecured term loan credit facility in an aggregate principal amount of $1,250,000,000, comprised of a $625,000,000 three-year tranche and a $625,000,000 five-year tranche. Interest for each tranche under the Term Loan Facility will equal a LIBOR-based rate plus an applicable margin (based on any class of IFF’s non-credit-enhanced, senior unsecured long-term debt credit rating).

The funding of the loans under the Term Loan Facility will be available upon the satisfaction of several limited conditions precedent, including (i) the accuracy of certain representations and warranties, (ii) the absence of a material adverse effect on N&B and (iii) the consummation of the Separation and the Merger in accordance with the Merger Agreement and the Separation Agreement substantially concurrently with the funding of the loans under the Term Loan Facility.

The proceeds of the term loans are to be used to (i) finance a portion of the Special Cash Payment and (ii) to pay the related transaction fees and expenses.

The Term Loan Facility will be subject to customary affirmative and negative covenants and events of default after the closing date of the Merger. The Term Loan Facility is also subject to a financial covenant requiring maintenance of a maximum consolidated leverage ratio of 4.50 to 1.00 as of the last day of the first three full fiscal quarters after the closing date of the Merger, stepping down to 4.25 to 1.00 as of the last day of the fourth, fifth and sixth full fiscal quarters after the closing date of the Merger, and stepping down further to 3.50 to 1.00 as of the end of the seventh full fiscal quarter after the closing date of the Merger and each fiscal quarter thereafter, with a step-up in connection with certain qualifying acquisitions.

Voluntary prepayments of loans under the Term Loan Facility may be made at any time, without premium or penalty, subject to the lenders’ redeployment costs other than on the last day of the relevant interest period.

Following the consummation of the Merger, N&B’s obligations under the Term Loan Bridge Facility will be guaranteed by IFF. Following the Second Merger, at the election of IFF, in lieu of IFF continuing to provide the guarantee, or at any time after such guarantee having been provided, IFF may agree to assume all of Merger Sub II’s (as successor to N&B) obligations under the Term Loan Bridge Facility, whereupon Merger Sub II shall be released from such obligations.

The commitments under the Term Loan Facility will terminate on the earliest of (i) the consummation of the Special Cash Payment without using the loans under the Term Loan Facility, (ii) the date on which the Merger Agreement is terminated in accordance with its terms without the closing of the Merger and (iii) 11:59 p.m., New York City time, on March 15, 2021 (or if such date is extended as provided in the Merger Agreement, on such extended date).

Bridge Facility

Pursuant to the Commitment Letter, the Commitment Parties agreed to provide N&B with a 364-day senior unsecured bridge loan facility of up to $7.5 billion. On January 17, 2020, N&B entered into the Term Loan Facility, which reduced the commitments under the Commitment Letter to $6.25 billion.

The remaining $6.25 billion Bridge Facility will be available in a single draw to be used to pay (a) all or any portion of the Special Cash Payment in the event N&B is unable to obtain the Permanent Financing in the full amount described above and (b) related transaction fees and expenses. The obligation of the Commitment Parties to provide the Bridge Facility is subject to customary conditions, including, among others, (i) the accuracy of certain representations and warranties, (ii) the absence of a material adverse effect on N&B and (iii) the consummation of the Separation and the Merger substantially concurrently with the funding of the Bridge Facility.

The terms of the Bridge Facility will be set forth in definitive loan documentation consistent with the terms set forth in the Commitment Letter and specified documentation standards. Interest under the Bridge Facility will initially equal a LIBOR-based rate plus an applicable margin (based on IFF’s non-credit-enhanced, senior unsecured long-term debt credit rating) that increases over time up to a specified maximum amount if the bridge loans are not earlier repaid. The Bridge Facility will be subject to affirmative and negative covenants and events of default consistent with the specified documentation standards. The Bridge Facility is also subject to a financial covenant requiring maintenance of a maximum consolidated leverage ratio of 4.50 to 1.00 as of the last day of the first three full fiscal quarters after the closing date of the Merger, stepping down to 4.25 to 1.00 as of the last day of the fourth, full fiscal quarters after the closing date of the Merger.

The Commitment Letter provides that voluntary prepayments of loans under the Bridge Facility may be made at any time, without premium or penalty, subject to the Commitment Parties’ redeployment costs other than on the last day of the relevant interest period. In addition, the commitments under the Bridge Facility will be permanently reduced by, or the loans under the Bridge Facility will be required to be prepaid with, as applicable, the net cash proceeds of asset sales and other dispositions of property, subject to customary reinvestment rights, and all issuances, offerings or placements of debt, in each case, by any member of the Group (as defined in the Commitment Letter), subject to certain customary exceptions.

Following the consummation of the Merger, N&B’s obligations under the Bridge Facility will be guaranteed by IFF. Following the Second Merger, at the election of IFF, IFF may agree to assume all of the obligations of Merger Sub II (as successor to N&B) under the Bridge Facility, whereupon Merger Sub II shall be released from such obligations.

The commitments under Commitment Letter will terminate on the earliest of (i) the execution of definitive documentation in respect of the Bridge Facility, (ii) the consummation of the Special Cash Payment without using the loans under the Bridge Facility, (iii) the date on which the Merger Agreement is terminated in accordance with its terms without the closing of the Merger, (iv) written notice from N&B of its election to terminate all commitments under the Bridge Facility in full and (v) 11:59 p.m., New York City time, on March 15, 2021 (or if such date is extended as provided in the Merger Agreement, on such extended date).

N&B Notes

N&B expects to issue Notes having an aggregate principal amount of up to $6.25 billion to finance the Special Cash Payment and to make payments in connection with the Transactions, which amount will be available under the Bridge Facility in the event N&B is unable to issue all or any portion of the Notes at or prior to the Distribution. The Notes would carry an interest rate based on then current market conditions at the time of issuance. N&B anticipates that the instruments governing the Notes would contain customary covenants for issuers of comparable creditworthiness. To the extent N&B does not issue and sell the Notes in the full amount described above, N&B expects to incur senior unsecured bridge loans on the terms, and subject to the conditions, in the Commitment Letter. The exact terms, materials and interest rate of the Notes will be subject to market and other conditions. There can be no assurance if or when N&B will issue the Notes and the terms of such securities.

OTHER AGREEMENTS

The following is a summary of the material provisions of the Employee Matters Agreement, the Tax Matters Agreement, the Voting Agreement, the Transition Services Agreement, the Lease Agreements, the Site Services Agreement, the Supply Agreement, the IP Cross-License Agreement, the Trademark Cross-License Agreement, the Regulatory Transfer and Support Agreement, the Regulatory Cross-License Agreement, the Umbrella Secrecy Agreement and the TMODS License Agreement. The summaries below have been included to provide DuPont stockholders and IFF shareholders with information regarding the material terms of such agreements.

Employee Matters Agreement

In connection with the Transactions, DuPont, N&B and IFF have entered into an Employee Matters Agreement. The Employee Matters Agreement generally allocates between the parties the pre- and post-closing liabilities in respect of employees of the N&B Business and establishes certain requirements relating to compensation and benefits of N&B Employees after the effective time of the Merger. This summary is qualified by reference to the complete text of the Employee Matters Agreement, which is incorporated by reference and is filed as an exhibit to the registration statement of which this document is a part.

Identification of N&B Employees

“N&B Employees” will generally include individuals who: (i) as of December 15, 2019, are primarily dedicated to the N&B Business or the Polysaccharides Business (not including individuals in shared corporate or functional roles) as identified on a particular employee census; (ii) are in shared corporate or functional departments and identified through a talent selection process; (iii) are hired in the ordinary course following December 15, 2019 to the extent permitted by the Merger Agreement; (iv) by operation of applicable law or the terms of an applicable labor agreement become employed by N&B on or before the Distribution Date; and (v) are mutually identified by N&B, DuPont and IFF.

Effective no later than immediately before the Distribution, DuPont and N&B will cause each N&B Employee to be employed by N&B. N&B Employees not actively at work as of the Distribution Date as a result of a disability will not transfer to N&B unless and until such individual is able to return to active duty within certain specified timeframes.

General Allocation of Liabilities

The EMA generally provides that N&B will assume the employee liabilities of the N&B Employees and DuPont will assume the employee liabilities of DuPont employees, subject to limited exceptions whereby employee liabilities relating to N&B Employees and former employees who were employed by an entity with a business identifier attributable to the N&B Business or otherwise were primarily dedicated to the N&B Business (“Former N&B Business Employees”) are allocated to N&B. Employee liabilities relating to all other current or former employees are allocated to DuPont. This is generally the case notwithstanding whether, for administrative, statutory, collective bargaining or other reasons, the liability must be satisfied by a party other than the party to whom it is allocated (i.e., the responsible party will reimburse the payor party).

Post-Closing Compensation and Benefits

The EMA provides that for eighteen (18) months following the Distribution Date, N&B will provide each N&B Employee with: (i) base pay or wage rate no less than the base pay or wage rate such employee received immediately prior to the Distribution Date; (ii) a target annual cash bonus compensation opportunity no less than the target annual cash bonus opportunity such employee received immediately prior to the Distribution Date; (iii) employee benefits substantially no less favorable in the aggregate than the employee benefits such employee received in the ordinary course immediately prior to the Distribution Date, excluding defined benefit pension benefits, post-retirement medical and life insurance, equity, equity-based and other long-term incentive compensation opportunities and transaction-based retention, change in control, incentive or other similar payments, and (iv) paid time off no less favorable than the paid time off such employee received immediately prior to the Distribution Date. For the first annual equity grant cycle of IFF that occurs immediately after the Distribution Date, N&B will also provide each N&B Employee with a target long-term incentive award opportunity substantially comparable to the target long-term incentive award opportunity (if any) such employee received in respect of the ordinary course DuPont grant cycle immediately before the Distribution Date.

The EMA provides that for eighteen (18) months following the Distribution Date, N&B will provide each N&B Employee whose employment terminates in such period with cash severance entitlements no less favorable than the cash severance entitlements such employee would have received upon termination under the same or similar circumstances immediately prior to the Distribution Date pursuant to the applicable non-statutory severance arrangement in effect on December 15, 2019.

Service Crediting

The EMA provides that, subject to certain customary exceptions, N&B Employees generally will be fully credited by N&B for all pre-closing service to DuPont or any applicable predecessor employer for purposes of eligibility and vesting under the N&B benefit plans in which N&B Employees participate after the Distribution Date.

Treatment of Benefit Plans

Generally, there will be: (i) an assumption by N&B of liabilities (and any assets that are dedicated to the satisfaction of such liabilities) in respect of any portion of any DuPont benefit plans the parties have agreed are N&B Employee liabilities, and (ii) an assumption by DuPont of liabilities (and any assets that are dedicated to the satisfaction of such liabilities) in respect of any portion of any N&B benefit plans the parties have agreed are DuPont employee liabilities.

Subject to certain exceptions, N&B will retain all liabilities (and any attributable assets) in respect of (i) defined benefit pension plans principally maintained by N&B and (ii) certain scheduled defined benefit pension plans. DuPont will assume all liabilities (and any attributable assets) in respect of defined benefit pension plans maintained by DuPont or N&B in Belgium, Canada, Netherlands, the United Kingdom and the United States and, in respect of Former N&B Business Employees, under defined benefit pension plans maintained by DuPont or N&B in France, Germany, Japan, Luxembourg, Mexico and Switzerland.

DuPont will assume all liability for any retention award, special bonus, retention payment, transaction bonus, change in control bonus or similar payment in respect of the transactions contemplated by the Transaction Documents that are scheduled or that are otherwise vested, payable or paid to any N&B Employee or Former N&B Employee on or before March 31, 2021 (which such liability amount also will be a downward adjustment to the Special Cash Payment under the terms of the Separation Agreement).

Vacation

Vacation balances that must be cashed out pursuant to applicable law or labor agreement by reason of the Transactions, and certain other banked vacation balances (including the “U.S. 2014 Bank,” as defined in the E.I. du Pont de Nemours and Company Vacation Plan), will be paid out by DuPont and reimbursed by N&B. The EMA provides that N&B will not take away from any N&B Employee earned but unused vacation benefits that have not been paid out.

Severance

N&B will generally assume all liabilities for severance payable to any N&B Employee following the Distribution. Notwithstanding the foregoing, DuPont will retain all liabilities for severance payable to any (i) N&B Employee or Former N&B Business Employee solely by reason of the occurrence of the Transactions (including related internal reorganizations), or (ii) Non-Consenting Employee; provided that N&B will reimburse DuPont for an amount up to the lesser of 50% and $5,000,000 of the aggregate amount of such severance actually paid; provided, further, that N&B is not obligated to reimburse DuPont for severance payable to any Non-Consenting Employee to the extent the employment of the relevant Non-Consenting Employee has not been terminated within three months following the Distribution or such later period required by applicable law or agreement. The severance payable solely by reason of the occurrence of the Transactions and up to 50% of the first $10 million and 100% of any such amount in excess thereof of the severance payable to Non-Consenting Employees is a downward adjustment to the Special Cash Payment under the Separation Agreement to the extent it would be a liability of any member of the N&B Group.

Annual Cash Incentives

The EMA provides that annual cash incentive compensation earned or accrued by a N&B Employee or Former N&B Business Employee for the fiscal year preceding the fiscal year in which the Distribution occurs and which is not yet paid as of the Distribution will be paid by DuPont prior to the Distribution Date. The EMA also provides that annual cash incentive compensation earned or accrued by any N&B Employee or Former N&B Business Employee for the fiscal year in which the Distribution occurs will be paid by N&B. The amount of any annual cash incentive compensation in excess of $25 million in respect of any N&B Employee or Former N&B Business Employee in respect of fiscal year 2020 that would be a liability of any member of the N&B Group is a downward adjustment to the Special Cash Payment under the Separation Agreement.

Equity Awards

Under the terms of the EMA, each outstanding DuPont equity incentive compensation award (i.e., stock options, stock appreciation rights and stock units) held by an N&B Employee as of immediately before the Distribution will generally be adjusted and converted into IFF Equity Awards, effective as of the closing of the Merger, on essentially similar terms. Former N&B Business Employee equity awards will be retained by DuPont. Additional information regarding the treatment of equity awards held by N&B Employees is set out at “The Transactions—Effects of the Distribution and the Merger on DuPont Equity Awards.”

Welfare Benefit Claims

Under the terms of the EMA, N&B will assume liability for claims under any DuPont welfare benefits plan incurred prior to the Distribution Date with respect to each N&B Employee and Former N&B Business Employee. DuPont will retain liability for claims under any N&B welfare benefits plan incurred prior to the Distribution Date with respect to each employee who is not a N&B Employee or Former N&B Business Employee.

Labor Matters

The EMA provides that N&B will assume labor agreements to the extent applicable to N&B Employees.

Non-Solicitation

Subject to certain exceptions, for a period of twenty-four (24) months after the Distribution Date, (i) DuPont will not solicit for employment or engagement any N&B Employee and certain other specified categories of individuals, or otherwise induce them to cease or terminate their relationship with N&B or IFF, and (ii) IFF and N&B will not solicit for employment or engagement any DuPont employee and certain other specified categories of individuals, or otherwise induce them to cause or terminate their relationship with DuPont.

Certain U.S. Employee Matters

Subject to certain customary exceptions, DuPont will pay out to each U.S. N&B Employee in the U.S. all earned but unused vacation benefits remaining in the employee’s 2014 Bank, and N&B will reimburse DuPont for the amount of such payments.

Effective as of the Distribution Date, contributions under the DuPont Retirement Savings Plan (the “DuPont RSP”) in respect of N&B Employees who participated in the DuPont U.S. Savings Plan (each, a “U.S. Savings Plan Participant”) will cease, and DuPont will vest the account balances in the DuPont U.S. Savings Plan of all participants.

The EMA provides that, effective as of immediately following the Distribution Date, N&B will permit DuPont U.S. Savings Plan Participants to participate in a defined contribution retirement plan that satisfies the requirements of Sections 401(a) and 401(k) of the Code (the “N&B U.S. Savings Plan”). N&B (or IFF if applicable) will cause the N&B U.S. Savings Plan trustee to accept, as a direct rollover, any distribution from the DuPont U.S. Savings Plan (including in the form of plan loans not in default) to the extent the rollover request is initiated by a N&B U.S. Savings Plan Participant.

N&B will be responsible for and assume all liabilities related to all claims for workers’ compensation benefits and coverage which are incurred (i) on or following the Distribution Date by N&B Employees or (ii) prior to the Distribution Date by N&B Employees.

For a period of ninety (90) days after the closing date of the Merger, N&B and IFF will not engage in conduct which would result in an employment loss or layoff for a sufficient number of employees of N&B, which, if required under the WARN Act to be aggregated with any layoffs prior to the closing of the Merger set forth on the WARN List, would trigger the WARN Act.

Miscellaneous

Effective as of the consummation of the Merger, IFF guarantees all obligations of N&B under the Employee Matters Agreement. The Employee Matters Agreement incorporates by reference certain general terms of the Separation Agreement, including the dispute resolution procedures and payment terms. The Employee Matters Agreement is governed by Delaware law.

The EMA does not provide any commitment of continued employment on behalf of DuPont or IFF. Nothing in the EMA is intended to confer any rights, benefits, remedies, obligations or liabilities upon any persons other than the parties to the agreement and their respective successors and assigns.

Tax Matters Agreement

In connection with the Transactions, DuPont, N&B and IFF have generally agreed on a form of the Tax Matters Agreement that will be entered into at the close of the Transactions. The Tax Matters Agreement governs the parties’ respective rights, responsibilities, and obligations with respect to taxes, including taxes arising in the ordinary course of business, taxes, if any, incurred as a result of any failure of the Distribution, the Mergers or certain related transactions to qualify as tax-free for U.S. federal income tax purposes, and the apportionment of tax attributes. The Tax Matters Agreement also sets forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters. This summary is qualified by reference to the complete text of the form of the Tax Matters Agreement, which is incorporated by reference and is filed as an exhibit to the registration statement of which this document is a part.

In general, the Tax Matters Agreement governs the rights and obligations of DuPont, on the one hand, and N&B and IFF, on the other hand, after the Distribution with respect to taxes for both pre-Distribution and post-Distribution periods. Under the Tax Matters Agreement, DuPont is generally responsible for taxes of consolidated, combined and affiliated groups, the parent of which is DuPont or an entity that continues to be owned by DuPont following the close of the Transactions (including the U.S. federal income tax liability of the DuPont consolidated group), tax liabilities solely attributable to DuPont’s retained businesses, tax liabilities arising from internal separation transactions separating the N&B Business, and liabilities related to certain specified tax matters. Subject to certain exceptions, N&B is responsible for any taxes payable by N&B and any of its subsidiaries after the closing of the Merger, other than those taxes for which DuPont is responsible pursuant to the preceding sentence.

Furthermore, each party is responsible for any taxes imposed on DuPont or N&B that arise from the failure of the Distribution, the Mergers and certain related transactions to qualify as tax-free transactions to the extent that such failure to qualify is attributable to certain actions taken by such party.

In addition, during the two year period following the Distribution or, in the case of certain historic transactions undertaken by DuPont, during the two year period following each such historic transaction, the Tax Matters Agreement generally will prohibit N&B, IFF and their respective subsidiaries from taking certain actions that could cause the Distribution, the Mergers, certain related transactions and certain historic transactions undertaken by DuPont to fail to qualify as tax-free transactions. If N&B, IFF or any of their respective subsidiaries intends to take an action that is otherwise prohibited as described above, N&B or IFF is required to notify DuPont of its proposal and obtain a favorable IRS ruling or an unqualified tax opinion, in each case, satisfactory to DuPont in its discretion and stating that such action will not affect the tax-free status of the Distribution, the Mergers, such related transactions or such historic transactions, as the case may be. If N&B, IFF or any of their respective subsidiaries takes any of the actions described above and such actions result in indemnifiable losses to DuPont under the Tax Matters Agreement, IFF and its subsidiaries generally are required to indemnify DuPont for such losses, without regard to whether DuPont has given prior consent to such action and without regard to whether N&B or IFF obtains an IRS ruling or an unqualified tax opinion.

The indemnity obligations of N&B, IFF and any of their respective subsidiaries under the Tax Matters Agreement are not subject to a cap.

The Tax Matters Agreement is binding on and will inure to the benefit of any successor to any of the parties of the Tax Matters Agreement to the same extent as if such successor had been an original party to the Tax Matters Agreement. Further, as of the effective time of the Merger, IFF will be subject to the obligations and restrictions imposed on N&B.

Voting Agreement

In connection with the Transactions, on December 15, 2019, DuPont and Winder Investment Pte. Ltd. (“Winder”) entered into a voting agreement (referred to herein as the “Voting Agreement”). Pursuant to the Voting Agreement, Winder has agreed, subject to the termination of the Voting Agreement, at any duly called meeting of the IFF shareholders (including any adjournment or postponement thereof), and in any other circumstance upon which a vote, consent or other approval (including an action by written consent) is sought from the IFF shareholders, Winder shall, if a meeting is held (including any adjournment or postponement thereof), appear at the meeting, in person or by proxy, or otherwise cause the Subject Shares (as defined below) to be counted as present thereat for purposes of establishing a quorum, and it shall vote, consent or approve (or cause to be voted, consented or approved), in person or by proxy, all of the Subject Shares (a) in favor of the Share Issuance and any proposal or action presented to effectuate the foregoing; and (b) against any proposal or action to approve any action or agreement that Winder is aware would result in a breach of any covenant, representation or warranty or any other obligation or agreement of IFF or any of its subsidiaries under the Merger Agreement. The Voting Agreement further provides that any vote by Winder that is not in accordance with the foregoing shall be considered null and void and that Winder shall not enter into any agreement or understanding with any person prior to the termination of the Voting Agreement to vote or give instructions in a manner inconsistent with the foregoing. This summary is qualified by reference to the complete text of the Voting Agreement, which is incorporated by reference and is filed as an exhibit to the registration statement of which this document is a part.

In addition, under the Voting Agreement, Winder agreed to, solely in the event of a failure by Winder to act in accordance with its obligations with respect to the foregoing, irrevocably (to the fullest extent permitted by law) grant to and appoint Edward Breen and Erik Hoover, in their respective capacities as officers of DuPont, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of Winder, to represent, vote and exercise all voting and related rights, sign or execute forms of proxy and/or such other deeds or documents (including under seal, if necessary or desirable) and to do such other acts and things as may be necessary (including, without limitation, the power to execute and deliver written consents) with respect to the Subject Shares.

Pursuant to the Voting Agreement, the “Subject Shares” are the number of shares of IFF common stock owned by Winder as of the date of the Voting Agreement, together with any other equity securities of IFF acquired (including any equity securities of IFF of which power to dispose of or voting control is acquired) by Winder during the period from and including the date of the Voting Agreement through and including the date on which the Voting Agreement is terminated in accordance with its terms (including, but not limited to, any IFF common stock acquired upon exercise of any options that vest before or during such period). As of December 15, 2019, the date of the Voting Agreement, Winder held 20,300,000 shares of IFF common stock (which represented approximately 19.01% of the total outstanding shares of IFF common stock, based on 106,780,994 shares of IFF common stock reported outstanding as of the close of business on December 13, 2019 (as represented by IFF in the Merger Agreement)) and 2,958,500 tangible equity units in IFF.

Winder has also agreed, among other things, subject to certain exceptions (including transfers to an affiliate who agrees in writing to be bound by the terms of the Voting Agreement): not to directly or indirectly (i) offer for sale, sell (including short sales), transfer or otherwise dispose of or consent to the offer for sale, sale, transfer or other disposition of any or all of the Subject Shares; (ii) grant any proxies or powers of attorney, delivery any voting instruction form or other voting instruction, deposit into a voting trust or enter into any other voting arrangement, in each case with respect to the Subject Shares; or (iii) commit or agree to take any of the foregoing actions. The Voting Agreement further provides that the obligations thereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including without limitation Winder’s administrators, successors or receivers.

Winder expressly acknowledges and agrees under the Voting Agreement that the obligations of Winder will not be affected by any IFF Change in Recommendation.

Winder made customary representations and warranties, including with respect to authority to enter into and carry out its obligations under, and the enforceability of, the Voting Agreement.

The Voting Agreement and the limited proxy granted thereunder will automatically terminate upon the earliest of (i) the mutual consent of DuPont and Winder, (ii) the receipt of IFF shareholder approval for the Share Issuance, (iii) September 30, 2020, (iv) the date of termination of the Merger Agreement in accordance with its terms and (v) if either (a) any Competing Proposal or Superior Proposal has been adopted by two-thirds of the votes of all outstanding shares of IFF common stock entitled to vote thereon or (b) there has been validly tendered and not validly withdrawn in favor of any Competing Proposal or Superior Proposal a number of shares of IFF common stock that would represent at least two-thirds of the vote of all outstanding shares of IFF common stock (with the Voting Agreement providing that Winder has agreed and understood that it shall not vote, or tender, any Subject Shares in favor of any Competing Proposal or Superior Proposal prior to the termination of the Voting Agreement).

The Voting Agreement is governed by the laws of the state of Delaware and the parties thereto have irrevocably and unconditionally submitted to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, the United States District Court for the District of Delaware (or, if such court shall not have jurisdiction, any state court in the state of Delaware), and any appellate court from any appeal thereof, in any action arising out of or relating to the Voting Agreement or the transactions contemplated thereby. The parties further agreed that irreparable harm would occur in the event that the parties do not perform any provision of the Voting Agreement in accordance with its terms or otherwise breach the Voting Agreement and the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss. Accordingly, in the event of any actual or threatened (whether or not in writing) default in, or breach of, any of the terms, conditions and provisions of the Voting Agreement, the parties agreed that the party to the Voting Agreement who is thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under the Voting Agreement without the necessity of proving actual damages or the inadequacy of monetary damages as a remedy, in addition to any other remedy to which such party is entitled at law or in equity.

Transition Services Agreements

At or immediately prior to the Distribution, DuPont and N&B will enter into the Transition Services Agreements, pursuant to which members of the DuPont Group will provide services to members of the N&B Group, and members of the N&B Group may provide one or more services to members of the DuPont Group, in order to ensure business continuity and to transition the business to N&B after the Separation. The services will be set forth in service level agreements appended to the Transition Services Agreements. The key services that are anticipated to be provided under the Transition Services Agreements include information technology services, human resources services, facilities services and operational and business services.

The term for provision of information technology services will extend no longer than three years from the date of the Separation, and the term for provision of all other services will extend no longer than two years from the date of the Separation. The service fees under the Transition Services Agreements will generally be based on the cost of services provided, with a five percent (5%) markup for non-third party costs for services with contemplated terms longer than twelve (12) months. The total of service fees payable by the N&B Group may not exceed $45 million in any calendar year, and as such any costs or expenses in excess of that for services provided will be borne by DuPont.

Lease Agreements

At or immediately prior to the Distribution, one or more members of the DuPont Group and one or more members of the N&B Group will enter into certain lease agreements and sublease agreements (the “Space Leases”) in respect of certain buildings (primarily office, manufacturing and laboratory space) at shared sites. Pursuant to these agreements, (i) a member of the DuPont Group will grant to a member of the N&B Group a leasehold interest in certain buildings (or portions thereof) that will continue to be owned or, in the case of a sublease, leased by the applicable member of the DuPont Group after the consummation of the Separation and (ii) a member of the N&B Group will grant to a member of the DuPont Group a leasehold interest in certain buildings (or portions thereof) that will continue to be owned or, in the case of a sublease, leased by the applicable member of the N&B Group after the consummation of the Separation. These agreements will provide for a customary term and an annual rent to be paid by the lessee.

Site Services Agreement

At or immediately prior to the Distribution, one or more members of the DuPont Group and one or more members of the N&B Group will enter into one or more site services agreements for the provision of site services at shared sites by a member of the DuPont Group to a member of the N&B Group at sites owned by DuPont on which (or adjacent to which) a member of the N&B Group will continue operations. These site services agreements generally address the provision of services, which may include site security and access, infrastructure, facility rentals, site logistics and other applicable services, in each case, to the extent permitted by applicable law.

Such site services agreements generally have a term coextensive with the related lease agreement, although certain services set forth therein will terminate after shorter periods set forth in such agreements. The site services agreements will provide for service fees, which are generally based on the cost of services provided.

Supply Agreement

At or immediately prior to the Distribution, one or more members of the DuPont Group and one or more members of the N&B Group will enter into a product supply agreement (the “Supply Agreement”), pursuant to which one or more members of the N&B Group will sell products it manufactures to one or more members of the DuPont Group.

Under the Supply Agreement, N&B will supply products, including                 , to DuPont at the prices specified in each of the schedules to the agreement. The term of the Supply Agreement is          years, and each schedule has a separate term. The Supply Agreement and the schedules may be terminated early in certain circumstances.

IP Cross-License

At or prior to the Distribution Date, N&B and DuPont will enter into an Intellectual Property Cross-License Agreement (the “IP Cross-License”), which will set forth the terms and conditions under which each company may use in its business, following the Separation, certain know-how (including trade secrets), copyrights, design rights, software, and possibly certain patents (as further described below), allocated to the other party pursuant to the Separation Agreement, and pursuant to which N&B may use certain standards retained by DuPont. This summary of the IP Cross-License is qualified in its entirety by reference to the full text of the agreement, which is incorporated by reference into this prospectus.

Under the IP Cross-License, each of N&B and DuPont will grant licenses to the other to use, in the field of their respective businesses as conducted as of the Distribution Date (and natural evolutions of such businesses): (i) certain know-how, copyrights, design rights and proprietary software that are owned and licensable by the licensor and used or held for use in the licensee’s business as of the Distribution Date, and (ii) patents actually used in the licensee’s business as of the Distribution Date (if any).

This agreement will include a license to N&B of the intellectual property in the engineering, safety, health and environmental standards owned by DuPont that are actually used in the N&B Business as of the Distribution Date (“EHS License”). The EHS License will be limited to use of such standards in the field of the N&B Business as it is conducted as of the Distribution Date (and natural evolutions thereof) at facilities where N&B’s assets are situated at such time, and any subsequent substantial replications of such facilities.

All licenses under the IP Cross-License are currently contemplated to be non-exclusive worldwide, royalty-free and sublicensable to affiliates and certain other parties.

The IP Cross-License will expire on a licensed patent-by-licensed patent (if any) and licensed copyright-by-licensed copyright basis upon expiration of the relevant intellectual property and will be perpetual with respect to all other intellectual property licensed by the parties. The IP Cross-License will not be terminable other than by mutual agreement of the parties.

The IP Cross-License will be assignable in whole or in part to affiliates or successors, but it will not otherwise be assignable or transferable without consent.

Trademark Cross-License Agreement

At or prior to the Distribution Date, DuPont and N&B will enter into a Trademark Cross-License Agreement pursuant to which, (i) DuPont will provide a license to N&B to use certain corporate and trade names of entities that have such names as of the Distribution Date (including in connection with product registrations, licenses and permits issued by a governmental entity), (ii) DuPont will provide a license to N&B to use certain trademarks that are allocated to DuPont pursuant to the Separation Agreement but are also used in the N&B Business as of the Distribution Date, and (iii) N&B will provide a license to DuPont to use certain trademarks that are allocated to N&B pursuant to the separation agreement but are also used in DuPont’s business as of the Distribution Date.

All licenses under the Trademark Cross-License are currently contemplated to be non-exclusive, worldwide, royalty-free and sublicensable to other members of the N&B Group or DuPont Group, as applicable, and certain other parties, and are subject to standard quality controls. The term for all the licenses under the Trademark Cross-License Agreement will last three years with the option to extend for one additional year to the extent necessary to comply with law.

The Trademark Cross-License will be assignable in whole or in part to affiliates or successors, but it will not otherwise be assignable or transferable without consent.

Regulatory Transfer and Support Agreement

At or prior to the Distribution, DuPont and N&B will enter into a Regulatory Transfer and Support Agreement pursuant to which each party will maintain, support and transfer certain designated governmental approvals and related data that are allocated to N&B pursuant to the Separation Agreement but are held by DuPont as of the Distribution Date. With respect to the transfer of certain designated governmental approvals and related data, each party will provide certain services to the other relating to such governmental approvals and related data.

Regulatory Cross-License Agreement

At or prior to the Distribution, DuPont and N&B will enter into a Regulatory Cross-License Agreement, pursuant to which each party will license certain designated governmental approvals and related or otherwise designated regulatory data that are allocated to the licensor pursuant to the Separation Agreement, so that each of N&B and DuPont can make use of such regulatory data in its respective business field as conducted as of the Distribution Date and natural evolutions thereof.

All licenses under the Regulatory Cross-License are currently contemplated to be non-exclusive, worldwide, royalty-free and sublicensable to affiliates and certain other parties. The licenses under the Regulatory Cross-License Agreement will be perpetual.

The Regulatory Cross-License will be assignable in whole or in part to affiliates or successors, but it will not otherwise be assignable or transferable without consent.

Umbrella Secrecy Agreement

At or prior to the Distribution, DuPont and N&B will enter into an Umbrella Secrecy Agreement, pursuant to which each party will maintain as confidential and not use (other than as permitted under the Separation Agreement, the Merger Agreement or an ancillary agreement) the confidential information, know-how and standards of the other party that each party receives or accesses under the Separation Agreement, the Merger Agreement or an ancillary agreement covered thereby, including whether such access or receipt is by license, access to facilities or systems or otherwise.

TMODS License Agreement

At or prior to the Distribution, DuPont and N&B will enter into the DuPont TMODS Dynamic Process Simulation Software Agreement License and Services, which provides for (i) a non-exclusive license for N&B and its affiliates to use the TMODS software and (ii) certain support services from DuPont, for use in N&B’s and its affiliates’ facilities that utilize the TMODS software as of the Distribution Date. The TMODS License Agreement currently contemplates a license and support service fee and is subject to other terms and conditions set forth therein.

DESCRIPTION OF CAPITAL STOCK OF IFF AND THE COMBINED COMPANY

The rights of IFF shareholders are governed by New York law and the IFF Charter and the IFF Bylaws, which are included as exhibits to IFF’s filings with the SEC.

The following description of IFF’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the IFF Charter and the IFF Bylaws.

General

As of the date of this document, IFF’s authorized capital stock consists of 500,000,000 shares of common stock, par value $0.125 per share. As of April 27, 2020, there were 106,851,144 shares of IFF common stock issued and outstanding and 1,545 holders of record of IFF common stock. A number of IFF shareholders hold their shares in “street name;” therefore IFF believes that there are substantially more beneficial owners of IFF common stock.

IFF has adopted and maintains equity incentive plans and stock purchase plans pursuant to which IFF is authorized to issue stock, stock options and other types of equity-based compensation to employees, directors and consultants. As of April 27, 2020, awards and other rights or options to acquire shares of IFF common stock were outstanding under these plans that represented rights or options to acquire approximately 1,051,806 shares of IFF common stock and IFF had reserved approximately 1,397,923 additional shares of IFF common stock for future issuances under these plans.

IFF has issued and sold 16,500,000, 6.00% tangible equity units (“TEUs”). Each TEU is comprised of: (i) a prepaid stock purchase contract (“SPC”) to be settled by delivery of a specified number of shares of IFF common stock, and (ii) a senior amortizing note, with an initial principal amount of $8.45 and a final installment payment date of September 15, 2021. Unless settled early at the holder’s or IFF’s election, each SPC will automatically settle on September 15, 2021 for a number of shares of common stock per SPC based on the 20 day volume-weighted average price (“VWAP”) of IFF common stock as follows:

VWAP of IFF Common Stock	Common Stock Issued
Equal to or greater than $159.54	0.3134 shares (minimum settlement rate)
Less than $159.54, but greater than $130.25	$50 divided by VWAP

Less than or equal to $130.25	0.3839 shares (maximum settlement rate)

Additionally, at any time prior to the second scheduled trading day immediately preceding September 15, 2021, if a “fundamental change” (as defined in the terms of the SPCs) occurs, the holders of the SPCs have the right to require early settlement of their contracts at a special fundamental change early settlement rate determined pursuant to the terms of the SPCs.

Common Stock

Dividends

The IFF Charter provides that the IFF board of directors is expressly authorized and empowered (i) to determine the amount of funds legally available for dividends under the laws of the State of New York and (ii) to determine whether any, and, if any, what part, of the funds legally available for dividends shall be declared and paid as dividends. Covenants and other restrictions in loan agreements entered into by IFF from time to time may restrict its ability to pay dividends without lender consent.

Voting Rights

Holders of IFF common stock are entitled to one vote per share on the election of directors and all matters submitted to a vote of IFF shareholders. There is no cumulative voting. With respect to the election of directors, at each meeting of shareholders for the election of directors at which a quorum is present, except in the case of a contested election, the vote required for election of a director will be the affirmative vote of a majority of the votes cast in favor of or against the election of a nominee. In a contested election, the persons receiving a plurality of the votes cast at the meeting will be elected as directors. An election will be deemed to be contested if, as of the record date for the IFF shareholder meeting in question, there are more nominees for election than positions on IFF’s board of directors to be filled by election at the meeting. For all other matters put to a vote of shareholders, assuming a quorum is present, the vote of the holders of a majority of the votes cast will decide any question brought before such meeting, except as otherwise expressly provided by the IFF Charter, IFF Bylaws or the laws of the State of New York. Abstentions and broker non-votes will not count as a vote cast.

Liquidation Rights

On liquidation, dissolution or winding up, holders of IFF common stock are entitled to share ratably in the assets available for distribution to holders of IFF common stock, as determined by applicable law.

Preemptive Rights

Except as may otherwise be determined by a two-thirds vote of the whole board of directors of IFF, holders of IFF common stock are entitled to purchase any new or additional issue of any equity or voting shares of IFF or of any security convertible into equity or voting shares, in any and all cases, except such preemptive rights do not apply to shares issued upon the exercise of stock options or upon the surrender of scrip certificates outstanding as of the date of the IFF Charter. The board of directors of IFF has previously determined that preemptive rights will not be available in connection with the Share Issuance and as such no shareholder of IFF will have any preemptive rights with respect to the Share Issuance.

Certain Anti-Takeover Effects of Provisions of the IFF Charter and the IFF Bylaws

IFF is subject to the following provisions of New York law, the IFF Charter and the IFF Bylaws which may have the effect of discouraging unsolicited acquisition proposals regarding IFF or delaying or preventing a change in control of the IFF board of directors:

Section 912 of the NYBCL. As a New York corporation that has a class of voting stock listed on a national securities exchange, IFF is subject to the provisions of Section 912 of the NYBCL. In general, Section 912 prohibits a public New York corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years from the date on which the shareholder first becomes an interested shareholder unless such business combination or the purchase of stock made by such interested shareholder on such interested shareholder’s stock acquisition date is approved by the board of directors prior to such interested shareholder’s stock acquisition date. In addition, no domestic corporation shall engage at any time in any business combination with any interested shareholder of such corporation other than in situation where: (i) the business combination is approved by the board of directors before the stock acquisition or the acquisition of the stock had been approved by the board of directors before the stock acquisition; (ii) the business combination is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote not beneficially owned by the interested shareholder at a meeting called for that purpose no earlier than five years after the stock acquisition; or (iii) in the business combination, the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share that is paid by the interested shareholder and such business combination meets certain other requirements. The NYBCL defines the term “business combination” to include transactions such as certain mergers, consolidations, dispositions of assets or stock, issuance or transfer of any stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions. The NYBCL defines the term “interested shareholder” generally as any person who owns at least twenty-percent (20%) of the outstanding shares of stock entitled to vote or is an affiliate or associate of such corporation and at any time within the five-year period immediately prior to the date in question owned at least twenty-percent (20%) of the then outstanding shares of stock entitled to vote. A corporation can expressly elect not to be governed by the NYBCL’s business combination provision in its bylaws, which must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote and is subject to further conditions, but IFF has not done so.

Board of Directors. The IFF board of directors currently consists of 11 directors, but the number of directors may be increased or decreased, to not less than six or more than 15, by amendment to the IFF Bylaws. At the effective time of the Merger, IFF will increase the size of its board of directors by two to 13 members. At the effective time of the Merger, the IFF board will consist of (i) the Chairman and Chief Executive Officer of IFF prior to the effective time and six directors designated by the IFF board of directors each of whom shall be a director of IFF prior to the effective time, collectively the IFF designated directors, and (ii) the Executive Chairman of DuPont as of the date of the Merger Agreement and five directors designated by the DuPont board of directors, collectively the DuPont designated directors. Prior to the closing of the Merger, if an IFF or a DuPont designee is unable or unwilling to serve on the IFF board for any reason such vacancy will be filled by the IFF and DuPont boards, respectively. If either an IFF or a DuPont designated director: (i) is unwilling or unable to serve prior to the effective time of the Merger, or (ii) ceases to be a director at any time until the second annual meeting of IFF following the closing of the Merger, such vacancy will be filled by a majority vote of the remaining designated directors of IFF or DuPont, respectively. Under the terms of the Merger Agreement, at the IFF 2022 annual meeting, the IFF board of directors will take all necessary action including to cause the IFF board to consist of 12 directors and include six IFF designees and six DuPont designees as nominees to the IFF board of directors, including recommending such designees to the IFF shareholders.

Stockholder Nominations and Proposals. The IFF Bylaws require that advance notice of nominees for election as directors made by a shareholder or other shareholder proposals be given to IFF’s corporate secretary, together with certain specified information, no less than 90 days or more than 120 days prior to the anniversary of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the IFF annual meeting is called for on a date that is not within 30 days before or after such anniversary date, notice by the IFF shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the IFF annual meeting was mailed or such public disclosure of the date of the IFF annual meeting was made, whichever first occurs; and (ii) in the case of a special meeting of IFF shareholders called for the purpose of electing directors, not later than the close of business on the tenth 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Special Meetings of Shareholders. Special meetings of IFF’s shareholders may be called only by the chairman of the IFF board, the Chief Executive Officer or by a majority of directors.

Listing

IFF common stock trades on the NYSE, Euronext Paris and TASE under the trading symbol “IFF.”

Transfer Agent

The transfer agent and registrar for IFF common stock is American Stock Transfer & Trust Co.

DESCRIPTION OF N&B COMMON STOCK

The following is a summary of the material terms of the N&B common stock and the material provisions of the N&B Certificate of Incorporation and N&B Bylaws, but does not purport to describe all of the terms thereof.

N&B Common Stock

N&B’s authorized capital structure consists of one class of common stock and no classes of preferred stock. All shares of N&B common stock are identical with each other in every respect. The N&B Certificate of Incorporation was amended on                     , 2020 to increase its authorized outstanding shares to          million, in furtherance of the Distribution. Currently, there are 100 shares of common stock outstanding, par value $0.01 per share, all of which are held by the sole stockholder of N&B, DuPont. In connection with the Separation, the Distribution and the Merger, N&B will issue a number of additional shares of N&B common stock to DuPont such that the total number of shares of common stock held by DuPont is equal to the number of shares of IFF common stock to be issued in the Merger. In the Distribution, DuPont, pursuant to the Separation Agreement, will distribute 100% of the shares of N&B common stock to DuPont stockholders through the Exchange Offer followed by the Spin-Off. In the Exchange Offer, DuPont will offer its stockholders the option to exchange all or a portion of their shares of DuPont common stock for those shares of N&B common stock available for the Exchange Offer. Following the Exchange Offer with respect to those shares of N&B common stock not offered in the Exchange Offer, and with respect to any other shares of N&B common stock, if the Exchange Offer is not fully subscribed, DuPont will distribute in the Spin-Off the remaining shares of N&B common stock owned by DuPont on a pro rata basis to DuPont stockholders whose shares of DuPont common stock remain outstanding after consummation of the Exchange Offer.

Immediately following the Distribution, and as of the effective time of the Merger, the Exchange Agent will deliver shares of IFF common stock and cash in lieu of fractional shares for all of the N&B common stock distributed to the holders of DuPont common stock in the Distribution. For additional information, see the section titled “The Transactions—The Separation and the Distribution.”

General

Immediately prior to the Merger, DuPont will effect the distribution of all of the outstanding shares of N&B common stock to DuPont stockholders. No holder of shares of N&B common stock will be entitled to preemptive, redemption or conversion rights. The N&B board of directors, as well as DuPont as N&B’s sole stockholder, have previously approved the Merger.

Voting Rights

Generally, N&B’s board of directors has broad powers to conduct N&B’s business and affairs, except for matters expressly reserved under the N&B Certificate of Incorporation or the N&B Bylaws or under the DGCL to the stockholders for decision. DuPont is currently the sole stockholder of N&B. The N&B board of directors may decide corporate actions that may be taken by stockholders without a meeting. Matters requiring consent of the stockholders include: electing and removing directors to the N&B board of directors and amending the N&B Bylaws (which also may be amended by a majority vote of the N&B board of directors).

Dividend and Distribution Rights

The N&B board of directors may declare and pay dividends upon the shares of N&B common stock either out of its surplus or, in the case of no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Dissolution Rights

Under Section 281 of the DGCL, in the event of dissolution or winding up of N&B, holders of shares of N&B common stock will be entitled to receive N&B’s remaining assets available for distribution, after satisfaction of all of N&B’s debts and liabilities.

Trading Market

There currently is no trading market for N&B common stock and no trading market will develop as a result of the Distribution and Merger.

N&B Bylaws

Organization; Purpose

N&B was formed on October 30, 2019, under the DGCL. N&B is permitted to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Board of Directors

The board of directors currently consists of three individuals. The presence of one-third of the total number of the board of directors, but not less than two, constitutes a quorum at any meeting of the board of directors, and all actions of the board of directors require the vote of a majority of the directors present at the meeting, except as otherwise required by law. Action may be taken by the N&B board of directors without a meeting if all members consent thereto in writing.

The number of directors constituting N&B’s board of directors shall be designated by the N&B board of directors, except that in the absence of such designation, the number of directors shall be three. Each director shall be elected by the stockholders at the annual meeting of the stockholders and shall serve until the next annual meeting of the stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier resignation or removal. The stockholders may remove any director from the board of directors at any time, with or without cause.

In addition, the board of directors shall have the authority to appoint and remove officers of N&B, each of whom have the authority and may perform duties as the N&B board of directors may prescribe.

Indemnification and Exculpation

The N&B Bylaws provide for the indemnification of the directors and officers (including the heirs, executors, administrators or estate of such person) to the full extent permitted by the DGCL against any liability, cost or expense asserted against such director or officer and incurred by such director or officer by reason of the fact that such person is or was a director or officer. The indemnification rights also include the right to be paid by N&B for the expenses incurred in defending any action, suit or proceeding in advance of its final disposition.

Amendment of the N&B Bylaws

The N&B Bylaws may be amended or repealed by the stockholders or the N&B board of directors, in each case, at any meeting or by consent.

Termination and Dissolution

N&B’s existence is perpetual unless dissolved sooner upon a majority vote of the outstanding stock of N&B entitled to vote and the filing of a certification of dissolution with the Secretary of State of Delaware under Section 275 of the DGCL.

COMPARISON OF RIGHTS OF HOLDERS OF DUPONT COMMON STOCK AND IFF COMMON STOCK

IFF is incorporated under the laws of the State of New York, and, accordingly, the rights of the shareholders of IFF are currently governed by the NYBCL. DuPont and N&B are Delaware corporations subject to the provisions of the DGCL. Holders of DuPont common stock, whose rights are currently governed by the DuPont Charter, the DuPont Bylaws and the DGCL, will, with respect to the shares validly tendered and exchanged immediately following the Exchange Offer, and with respect to the shares of N&B common stock they receive in the Spin-Off, receive shares of IFF common stock in the Merger and become shareholders of IFF, and their rights with respect to the IFF common stock will be governed by the IFF Charter, the IFF Bylaws and the NYBCL.

The following description summarizes the material differences between the rights associated with DuPont common stock and IFF common stock that may affect DuPont stockholders who will obtain shares of IFF common stock in the Merger. While DuPont and IFF believe this summary covers the material provisions and differences between the two, this summary may not contain all of the information that is important to you and does not purport to be a complete discussion of stockholders’ rights. The following description is qualified in its entirety by, and DuPont stockholders should read carefully, the relevant provisions of the NYBCL, the DGCL, the DuPont Charter, the DuPont Bylaws, the IFF Charter and the IFF Bylaws. The DuPont Charter and the DuPont Bylaws have been publicly filed with the SEC as exhibit 3.2 and exhibit 3.3, respectively, to DuPont’s Form 8-K filed June 3, 2019. The IFF Charter and the IFF Bylaws have been publicly filed with the SEC as exhibit 10(g) to IFF’s Form 10-Q filed August 12, 2002 and as exhibit 3(ii) to IFF’s Current Report on Form 8-K filed October 30, 2019, respectively. See also “Description of Capital Stock of IFF and the Combined Company.”

Authorized Capital Stock

The following table sets forth the authorized and issued capital stock of DuPont and IFF as of May 1, 2020 and April 27, 2020, respectively, without giving effect to the Exchange Offer.

Class of Security	Authorized	Outstanding
DuPont:
Common Stock, par value $0.01 per share	1,666,666,667	733,797,258
IFF:
Common Stock, par value $0.125 per share	500,000,000	106,851,144

STOCKHOLDER RIGHT	DUPONT	IFF
Voting Rights	Except as provided by the DuPont board with respect to the issuance of any series of preferred stock or by the DGCL, the holders of outstanding shares of DuPont common stock shall have the exclusive right to vote on all matters requiring stockholder action. On each matter on which holders of DuPont common stock are entitled to vote, each outstanding share of DuPont common stock will be entitled to one vote.	Each shareholder of record of IFF common stock is entitled to one vote for each share held.

STOCKHOLDER RIGHT	DUPONT	IFF

Number and Classification of Board of Directors

The DuPont Bylaws provide that the number of directors constituting the entire DuPont board shall be not less than six nor more than 16, as fixed from time to time exclusively by resolution of a majority of the entire DuPont board.

DuPont does not have a classified board.

The IFF Charter provides that the number of directors shall be as fixed in the IFF Bylaws and shall be not less than six or more than 15. The IFF Bylaws provide that the number of directors shall be 11 but the number thereof may be diminished to not less than six by amendment of the IFF Bylaws.

IFF does not have a classified board.

Majority Voting for Directors	The DuPont Bylaws provide that directors shall be elected by the vote of a majority of the votes cast at a meeting where there is a quorum; except that, notwithstanding the foregoing, directors shall be elected by a plurality of the votes cast at a meeting where there is a quorum if as of the record date for such meeting the number of nominees exceeds the number of directors to be elected.

The IFF Bylaws provide that at each meeting of the IFF shareholders for the election of directors at which a quorum is present, the vote required for election of a director by the IFF shareholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast by the holders of shares of IFF capital stock entitled to vote at such meeting.

In a contested election, the persons receiving a plurality of the votes cast by the holders of IFF shares of capital stock entitled to vote at such meeting shall be the directors. A “contested election” means an election where, as of the record date for such meeting in which the election will be held, there are more nominees for election than positions on the IFF board of directors to be filled by election at the meeting. In accordance with the IFF Bylaws, if plurality voting is applicable to the election of directors at any meeting, the nominees who receive the highest number of votes cast “for,” without regard to votes cast “against” or “withhold,” shall be elected as directors up to the total number of directors to be elected at that meeting. Abstentions and broker non-votes will not count as a vote cast with respect to any election of directors.

Removal of Directors	The DuPont Charter provides that except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, any director, or the entire DuPont board, may be removed from office at any time,	The IFF Charter provides that any director may be removed with cause by the affirmative vote of at least two-thirds of the whole IFF board of directors or may be removed with or without cause by IFF’s shareholders as provided in the IFF Bylaws.

STOCKHOLDER RIGHT	DUPONT	IFF

	with or without cause only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of DuPont then entitled to vote generally in the election of directors, voting as a single class.	The IFF Bylaws provide that any director may be removed with cause by the affirmative vote of at least two-thirds of the whole IFF board of directors or with or without cause by vote of the IFF shareholders at a regular or special meeting, subject to the provisions of the NYBCL.

Vacancies on the Board of Directors	The DuPont Charter and the DuPont Bylaws provide that, except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock to elect directors, any vacancies on the DuPont board for any reason, including from the death, resignation, disqualification or removal of any director, and any newly created directorships resulting by reason of any increase in the number of directors shall be filled exclusively by the DuPont board, acting by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by DuPont stockholders. Any directors elected to fill a vacancy shall hold office until the next annual meeting of DuPont stockholders or until their successors are duly elected and qualified.

The IFF Charter provides that any vacancy of the IFF board of directors arising from any cause shall be filled for the unexpired portion of the term by the affirmative vote of at least two-thirds of the whole IFF board of directors or by the IFF shareholders as provided in the IFF Bylaws.

The IFF Bylaws provide that vacancies occurring in the IFF board of directors for any reason, except the removal of directors without cause by the IFF shareholders, may be filled by the affirmative vote of at least two-thirds of the whole IFF board of directors. A director elected to fill a vacancy shall be elected to hold office for the unexpired term of his or her predecessor. Newly-created directorships resulting from an increase in the number of directors may be filled by the vote of a majority of the directors then in office, although less than a quorum exists.

As described elsewhere in this prospectus, at the effective time of the Merger the IFF Bylaws will be amended to provide that, until the second annual meeting of IFF shareholders that occurs after consummation of the Merger, (i) if a vacancy is created by the cessation of service of any DuPont designated director, then the remaining DuPont designated directors then in office will designate a replacement by a majority vote, even if less than a quorum, or by a sole DuPont designated director; and (ii) if a vacancy is created by the cessation of service of any IFF designated director, then the remaining IFF designated directors then in office

STOCKHOLDER RIGHT	DUPONT	IFF

will designate a replacement by a majority vote, even if less than a quorum, or by a sole remaining IFF designated director.

Notice of Shareholder Meeting	The DuPont Bylaws provide that notice (either written or as otherwise permitted by the DGCL) of each meeting of DuPont stockholders, whether annual or special, stating the date, time, place and, with respect to a special meeting, purpose thereof, shall be distributed (either by the U.S. Postal Service or as otherwise permitted by the DGCL) by the Secretary or Assistant Secretary of DuPont not less than 10 days nor more than 60 days before the date of such meeting to every DuPont stockholder entitled to vote thereat.	The IFF Bylaws provide that written notice of each meeting of IFF shareholders stating the place, date and hour of the meeting shall be sent to each IFF shareholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting. To the extent that the meeting is a special meeting, such notice shall also indicate the person or persons calling the meeting, or the person(s) directing that the meeting be so called, and shall state the purpose or purposes for which the meeting has been called. Notice of any meeting of IFF shareholders may be sent either in written or electronic form and shall comply with Section 505 of the NYBCL.

Stockholder Action by Written Consent	The DuPont Charter provides that any action required or permitted to be taken by the stockholders of DuPont must be effected at a duly called annual or special meeting of stockholders of DuPont and may not be effected by any consent in writing by DuPont stockholders; provided, however, that any action required or permitted to be taken by the holders of any series of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation for such series of preferred stock.

Under Section 615 of the NYBCL, any action that may be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent of the holders of all of the outstanding shares of stock entitled to vote on such action. If the certificate of incorporation so permits, any such action may be taken by written consent of the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The IFF Charter does not address actions by written consent; therefore any such action can be taken only by unanimous written consent.

STOCKHOLDER RIGHT	DUPONT	IFF

Quorum of Stockholders

The DuPont Bylaws provide that the holders of a majority of the voting power of all of the shares of capital stock of DuPont then entitled to vote with respect to the purposes for which the meeting is called, present in person or represented by proxy, shall constitute a quorum, except as otherwise required by the DGCL.

If a quorum does not exist, the chairman of the meeting or a majority in interest of the DuPont stockholders present in person or represented by proxy may adjourn the meeting from time to time without notice other than announcement at the meeting, until a quorum shall be obtained. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

The IFF Bylaws provide that at all meetings of the shareholders of IFF, the holders of a majority of the shares of capital stock of IFF entitled to vote at such meeting, present in person or by proxy, shall constitute a quorum for the transaction of any business except as otherwise provided by law.

Proxy Access; Advance Notice Procedures for a Stockholder Proposal or Director Nomination

Proxy Access

Subject to the terms and conditions of the DuPont Bylaws, in connection with an annual meeting of DuPont stockholders at which directors are to be elected, DuPont (a) shall include in its proxy statement and on its form of proxy the names of, and (b) shall include in its proxy statement certain additional information relating to, a number of nominees specified pursuant to Section 2.10(b)(i) of the DuPont Bylaws for election to the DuPont Board submitted by a DuPont stockholder pursuant to Section 2.10 of the DuPont Bylaws (each, a “stockholder nominee”), if: (i) the stockholder nominee satisfies certain eligibility requirements, (ii) the stockholder nominee is identified in a timely notice (the

Director Nominations

The IFF Bylaws provide that nominations of persons for election to the IFF board of directors may be made at any annual meeting of IFF shareholders, or at any special meeting of shareholders called for the purpose of electing directors (i) by or at the direction of the IFF board of directors (or any duly authorized committee thereof), (ii) by any shareholder of IFF (A) who is a shareholder of record (x) on the date the shareholder provides the shareholder notice discussed below (y) on the record date for the determination of shareholders entitled to vote at such meeting and (z) on the date of such meeting and (iii) by an eligible shareholder or eligible shareholder group with respect to any director nomination to be included in IFF’s proxy statement for an annual meeting who satisfies the requirements set forth in the IFF Bylaws.

STOCKHOLDER RIGHT	DUPONT	IFF

“stockholder notice”) and is delivered by a stockholder that qualifies as, or is acting on behalf of, an eligible stockholder (as defined below) and (iii) the eligible stockholder satisfies certain requirements under the DuPont Bylaws and expressly elects at the time of the delivery of the stockholder notice to have the stockholder nominee included in DuPont’s proxy materials.

An “eligible stockholder” is a person or group who (i) owns and has owned, continuously for at least three years as of the date of the stockholder notice a number of shares that represents at least three percent (3%) of the outstanding shares of DuPont that are entitled to vote generally in the election of directors as of the date of the stockholder notice, and (ii) thereafter continues to own the required shares through such annual meeting of stockholders. A group of not more than 20 stockholders may aggregate the number of shares of DuPont that each group member has individually owned for at least three years as of the date of the stockholder notice if all other requirements and obligations for an eligible stockholder are met under the DuPont Bylaws.

Advance Notice Procedures for a Stockholder Proposal or Director Nomination

The DuPont Bylaws provide that nominations and the proposal of other business to be considered at an annual meeting of DuPont stockholders may be made by any stockholder of DuPont who is a stockholder of record at the time the required notice is delivered to,

An “eligible shareholder” is a person who either (i) has been a record holder of the shares of common stock used to satisfy the eligibility requirements discussed below for the three-year period preceding and including the date of submission of the nomination notice or (ii) provides to the Secretary of IFF within the time periods for timely notice specified below evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the IFF board or its designee, acting in good faith, determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule). An “eligible shareholder group” is a group of up to 20 eligible shareholders.

In addition to any other applicable requirements, in order for an IFF shareholder to present any business to be transacted at an annual meeting of IFF shareholders, including any nomination for a director, such IFF shareholder must provide the Secretary of IFF notice thereof that (A) is timely (as specified below) and (B) includes certain information specified in the IFF Bylaws. IFF shareholders may also submit other matters properly brought under Rule 14a-8 of the Exchange Act.

To be timely, the IFF Bylaws provide that a shareholder’s notice to IFF’s Secretary must be delivered to or mailed and received at the principal executive offices of IFF (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of IFF shareholders; provided, however, that in the event that the annual meeting is called for on a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of

STOCKHOLDER RIGHT	DUPONT	IFF

or mailed to and received by, the Secretary of DuPont, who is entitled to vote at such annual meeting and who complies with the notice procedures and disclosure requirements set forth in Section 2.9 of the DuPont Bylaws.

The DuPont Bylaws provide that for nominations or other business to be properly brought to an annual meeting by a DuPont stockholder, such stockholder must have given timely written notice thereof in proper form to the Secretary of DuPont and such proposed business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to, or mailed to and received by, the Secretary of DuPont at DuPont’s principal executive offices: not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the anniversary date on which DuPont first distributed its proxy materials for the prior year’s annual meeting of stockholders of DuPont; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the first anniversary of the prior year’s annual meeting, notice must be delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting or later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day after the first public disclosure of the date of such meeting by DuPont in a press release or in any document publicly filed by DuPont with the SEC (a “DuPont public disclosure”).

business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (ii) in the case of a special meeting of IFF shareholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Pursuant to the IFF Bylaws, for director nominations to be properly brought before a meeting by an IFF shareholder, such shareholder’s notice must set forth certain required information as to (i) each person whom the shareholder proposes to nominate for election as a director the following information and (ii) the shareholder giving the notice.

For a nomination to be properly brought before a meeting by a shareholder pursuant to the IFF Bylaws and to be in proper written form for inclusion in IFF’s proxy statement, the shareholder’s notice must also provide certain other information specified in the IFF Bylaws.

Other Shareholder Proposals

With regard to matters other than the nomination of a director, the IFF Bylaws provide that a shareholders’ notice to the Secretary of IFF must set forth as to each matter such shareholder proposes to bring before an annual meeting, certain required information.

STOCKHOLDER RIGHT	DUPONT	IFF
For a notice of nomination to be timely in connection with a special meeting called by DuPont for the purpose of electing one or more directors, such notice must be delivered to, or mailed to and received by, the Secretary of DuPont at DuPont’s principal executive offices not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such special meeting or (ii) the 10th day following the day on which a DuPont public disclosure of the date of the special meeting and of the nominees proposed by the DuPont board to be elected at such meeting is first made.

Amendment of Charters

Under Section 242 of the DGCL, an amendment to a corporation’s certificate of incorporation requires (i) a board resolution setting forth the proposed amendment, declaring its advisability and either calling a special meeting of the stockholders or directing that the amendment be considered at the next annual meeting of the stockholders (unless in the limited circumstances where no stockholder vote is required pursuant to Section 242 of the DGCL), (ii) the affirmative vote of a majority of the outstanding stock, and a majority of each class entitled to vote and (iii) filing of an amended certificate of incorporation in accordance with the DGCL.

The DuPont Charter provides that DuPont reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the DuPont Charter, and any other provisions

The IFF Charter provides that any provision therein may be amended, altered, changed or repealed in the manner prescribed by law. In accordance with Section 803 of the NYBCL, the IFF Charter may be amended so long as the amendment is authorized by a vote of the IFF board of directors, followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of IFF shareholders. Under Section 803 of the NYBCL, the IFF board of directors may make certain amendments to the IFF Charter without the authorization of IFF shareholders. In particular, the IFF board of directors may (a) change the location of IFF’s office, (b) specify or change the post office address to which the secretary of state shall mail a copy of any process against the corporation served upon him, and (c) make, revoke, or change the designation of a registered agent, or specify or change the address of IFF’s registered agent.

STOCKHOLDER RIGHT	DUPONT	IFF
authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by the DGCL, and all rights, preferences and privileges of whatsoever nature conferred on stockholders, directors or any other persons whomsoever therein granted are subject to this reservation.

Amendment of Bylaws	The DuPont Charter and the DuPont Bylaws provide that (i) the DuPont board is expressly authorized and shall have the power to amend, alter, change, repeal or adopt any provision of the DuPont Bylaws at any regular or special meeting of the DuPont board at which there is a quorum by the affirmative vote of a majority of the total number of directors present at such meeting, or by unanimous written consent and (ii) the DuPont stockholders shall have power to amend, alter, change, adopt and repeal any provision of the DuPont Bylaws at any annual or special meeting, subject to the requirements of the DuPont Bylaws and the DuPont Charter, by the affirmative vote of the holders of a majority of the voting power of all the shares of capital stock of DuPont then entitled to vote generally in the election of directors, voting together as a single class.	The IFF Bylaws provide that the IFF board of directors shall have the power to amend, repeal or adopt the IFF Bylaws and the IFF Bylaws may be amended, repealed or adopted by the IFF shareholders entitled at the time to vote in the election of directors.

Dividends	Section 170 of the DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, directors of a corporation may declare and pay dividends either (i) from the corporation’s surplus (as defined and computed in accordance with the DGCL) or (ii) if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If the corporation’s	The IFF Charter provides that the IFF board of directors is expressly authorized and empowered (i) to determine the amount of funds legally available for dividends under the laws of the State of New York and (ii) to determine whether any, and, if any, what part, of the funds legally available for dividends shall be declared and paid as dividends.

STOCKHOLDER RIGHT	DUPONT	IFF

capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets then dividends cannot be declared and paid out of net profits, until such deficiency is repaired.

The DuPont Charter provides that subject to the rights of holders of any series of outstanding preferred stock, holders of shares of DuPont common stock shall have equal rights of participation in the dividends and other distributions in cash, stock or property of DuPont when, as and if declared thereon by the DuPont board from time to time out of assets or funds of DuPont legally available therefor and shall have equal rights to receive the assets and funds of DuPont available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of DuPont, whether voluntary or involuntary.

The DuPont Bylaws provide that, subject to the requirements of the DGCL and the provisions of the DuPont Charter, dividends may be declared by the DuPont board at any regular or special meeting of the DuPont board (or any action by written consent in lieu thereof in accordance with the DuPont Bylaws), and may be paid in cash, in property, or in shares of DuPont’s capital stock.

Exemption and Limitation of Personal Liability of Directors and Officers	Section 102(b)(7) of the DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to	Section 402(b) of the NYBCL permits corporations to eliminate or limit the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity except liability of a director:

STOCKHOLDER RIGHT	DUPONT	IFF

the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duties, provided that such provision shall not eliminate or limit liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL (which deals generally with unlawful payments of dividends and unlawful stock purchases or redemptions) and (iv) for any transaction from which the director derived an improper personal benefit.

The DuPont Charter provides that a DuPont director is not personally liable to DuPont or its stockholders for monetary damages for breaches of fiduciary duties as a director to the fullest extent permitted by the DGCL as the same now exists or hereafter may be amended.

(i) whose acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law;

(ii) who personally gained a financial profit or other advantage to which he or she was not legally entitled; or

(iii) whose acts violated Section 719 of the NYBCL.

The IFF Charter includes such a provision.

Indemnification of Directors and Officers

The DuPont Charter provides that DuPont directors, officers, employees and agents may be indemnified by DuPont to the fullest extent as is permitted by the laws of the State of Delaware as it presently exists or may hereafter be amended and as the DuPont Bylaws may from time to time provide.

Mandatory Indemnification

The DuPont Bylaws provide that DuPont shall indemnify, to the fullest extent permitted by Delaware law, any person who was or is a defendant or is threatened to be made a defendant to any threatened, pending or

Under Section 722 of the NYBCL, a corporation may indemnify its directors and officers (or a person who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) against reasonable expenses (including attorneys’ fees), judgement, fines and amounts paid in settlement actually and necessarily incurred by the person if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify a

STOCKHOLDER RIGHT	DUPONT	IFF

completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person: (i) is or was a director, officer or employee of DuPont, (ii) is or was a director, officer or employee of DuPont and is or was serving at the request of DuPont as a director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise or (iii) is or was serving at the request of DuPont as a director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of DuPont, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Permitted Indemnification

DuPont may indemnify to the fullest extent permitted by Delaware law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person: (i) is or was a director or officer (or a person who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) against reasonable expenses (including attorneys’ fees) and amounts paid in settlement actually and necessarily incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action that is settled or otherwise disposed or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses and settlement amount as the court deems proper.

The indemnification provisions of the NYBCL require indemnification of any individual who has been successful on the merits or otherwise in defense of any action or proceeding that he or she was a party to by virtue of the fact that he or she is or was a director or officer of the corporation. Except as provided in the preceding sentence, unless ordered by a court pursuant to Section 724 of the NYBCL, any indemnification under the NYBCL as described in the immediately preceding paragraph may be made only if, pursuant to Section 723 of the NYBCL, indemnification is authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available or, if the quorum so directs or is unavailable, by (i) the board of

STOCKHOLDER RIGHT	DUPONT	IFF

DuPont director, officer, employee or agent of DuPont or (ii) is or was serving at the request of DuPont as a director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of DuPont, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Expenses Payable in Advance

The DuPont Bylaws further provide that expenses (including attorneys’ fees) incurred by any person who is or was a director or officer of DuPont, or any person who is or was serving at the request of DuPont as a director, trustee, member, member representative or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, in defending or investigating a threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by DuPont to the fullest extent permitted by Delaware law in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such person to directors upon the written opinion of independent legal counsel or (ii) the shareholders. Further, the NYBCL permits a corporation to purchase directors and officers insurance.

The IFF Bylaws provide that IFF shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of IFF, or was serving, at the request of IFF, as a director, officer, employee, fiduciary or agent of any other affiliated corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees, incurred by such person as a result of such action or proceeding, or any appeal therein, unless a judgment or other final adjudication adverse to such person establishes that his or her acts, or the acts of the person of whom he or she is the legal representative, were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she, or the person of whom he or she is the legal representative, personally gained in fact a financial profit or other advantage to which he or she, or the other person of whom he or she is the legal representative, was not legally entitled. The IFF Bylaws provide that IFF shall advance to such person funds to pay for such expenses, including attorney’s fees, incurred by such person in defending against any such action or proceeding, or any appeal therein, upon receipt of an undertaking by or on behalf of such person to repay such funds to IFF if a judgment or other final adjudication adverse to such person establishes that his or her acts, or the acts of the person of whom he or she is the

STOCKHOLDER RIGHT	DUPONT	IFF

repay such amount if it ultimately shall be determined that such person is not entitled to be indemnified by DuPont. Such expenses incurred by any person who is or was an employee or agent of DuPont, or any person who is or was serving at the request of DuPont as an employee or agent of another corporation, partnership, limited liability company, joint venture, trust or enterprise, may be so paid upon such terms and conditions, if any, as the DuPont board deems appropriate.

The DuPont Bylaws provides that the indemnification and advancement of expenses mandated or permitted thereby are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may otherwise be entitled.

DuPont may, but shall not be obligated to, purchase and maintain insurance at its expense on behalf of any such person described above, whether or not DuPont would have the power or the obligation to indemnify such person against such liability under the DuPont Bylaws.

legal representative, were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she, or the person of whom he or she is the legal representative, personally gained in fact a financial profit or other advantage to which he or she, or such person, was not legally entitled.

The IFF Bylaws also provide that IFF may purchase and maintain insurance to indemnify officers, directors and others against costs or liabilities incurred by them in connection with the performance of their duties and any activities undertaken by them for, or at the request of, IFF, to the fullest extent permitted by the NYBCL.

Exclusive Forum	The DuPont Bylaws provide that unless DuPont consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of DuPont, (ii) any action asserting a claim of breach of a fiduciary duty owed by any DuPont director, officer or other employee to DuPont or DuPont’s stockholders, (iii) any action asserting a claim	Neither the IFF Charter nor the IFF Bylaws contain an exclusive forum provision.

STOCKHOLDER RIGHT	DUPONT	IFF

arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine.

The DuPont Bylaws also provide that DuPont is entitled to equitable relief, including injunction and specific performance, to enforce such provisions regarding forum.

Certain Anti-Takeover Effects of Provisions of the IFF Charter, the IFF Bylaws and New York Law

Provisions of the IFF Charter and the IFF Bylaws and applicable New York law could make the acquisition of IFF and the removal of incumbent directors more difficult. For a description of these provisions, see “Description of IFF Capital Stock—Certain Anti-Takeover Effects of Provisions of the IFF Charter and the IFF Bylaws.”

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

The following is a general discussion of the U.S. federal income tax consequences of the Distribution and the Mergers to holders of DuPont common stock that receive IFF common stock, and cash in lieu of fractional shares of IFF common stock, in the Distribution and the Mergers. The following discussion is based on the Code, the Treasury regulations promulgated under the Code, and interpretations of such authorities by the courts and the IRS, all as they exist as of the date of this registration statement and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is limited to holders of DuPont common stock that are U.S. holders, as defined below, and that hold their shares of DuPont common stock as capital assets within the meaning of Section 1221 of the Code. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances, nor does it address any consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including entities treated as partnerships for U.S. federal income tax purposes) and partners therein, persons who are subject to the alternative minimum tax, certain former citizens or long-term residents of the United States, persons who actually or constructively own 5% of more of DuPont’s common stock, persons who acquire their shares of DuPont common stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, dealers or traders in securities, and persons who hold their shares of DuPont common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes. This discussion does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or non-U.S. tax consequences, or the consequences of the Medicare tax on net investment income. Holders of DuPont common stock should consult their tax advisors as to the particular tax consequences to them as a result of the Transactions.

For purposes of this discussion, a U.S. holder is a beneficial owner of DuPont common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of DuPont common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of DuPont common stock should consult its tax advisor regarding the tax consequences of the Transactions.

Treatment of the Distribution

The completion of the Internal Reorganization, Distribution, and Merger is conditioned upon the receipt by DuPont of the Tax Opinion to the effect that (among other things), for U.S. federal income tax purposes, the Parent Contribution, taken together with the Special Cash Payment and the Distribution, will qualify as a reorganization under Sections 368(a), 361 and 355 of the Code. Assuming that the Parent Contribution, Special Cash Payment and Distribution so qualify, for U.S. federal income tax purposes:

•

DuPont will not recognize income, gain or loss on the Parent Contribution, Special Cash Payment or Distribution, except for gain to the extent the Special Cash Payment exceeds DuPont’s adjusted tax basis in the N&B common stock or to the extent that the proceeds of the Special Cash Payment are not used for certain permitted purposes;

•	holders of DuPont common stock will recognize no income, gain or loss upon the receipt of N&B common stock in the Distribution;

•

the tax basis of N&B common shares, including any fractional shares, received in the Exchange Offer in the hands of a holder of DuPont common stockholder who exchanges DuPont common stock for N&B common stock in the Exchange Offer will be, immediately after the Exchange Offer, the same as the tax basis of the shares of DuPont common stock exchanged therefor, and each DuPont stockholder’s holding period in the N&B common stock received in the Distribution will include the holding period of the DuPont common stock exchanged therefor; and

•

the aggregate tax basis of the shares of DuPont common stock (excluding any DuPont common stock exchanged for N&B common stock in the Exchange Offer) and N&B common stock distributed in the Spin-Off, in the hands of each DuPont stockholder immediately after the Spin-Off, will be the same as the aggregate tax basis of the shares of DuPont common stock held by such holder immediately before the Spin-Off (excluding any DuPont common stock exchanged for N&B common stock in the Exchange Offer), allocated between such shares of DuPont common stock and N&B common stock in proportion to their relative fair market values immediately following the Spin-Off, and each DuPont stockholder’s holding period in the N&B common stock received in the Spin-Off will include the holding period of the DuPont common stock with respect to which the N&B common stock was received.

The Tax Opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by DuPont, IFF and N&B. If any of those factual representations or assumptions are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the opinion will be based are materially different from the facts at the time of the Distribution, the Distribution may not qualify (in whole or part) for tax-free treatment. Opinions of counsel are not binding on the IRS. As a result, the conclusions expressed in the Tax Opinion could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences to DuPont and its stockholders could be materially less favorable. DuPont may also incur certain U.S. federal income tax obligations as a result of internal restructuring transactions undertaken in order to effectuate the Distribution, which are not covered by the Tax Opinion.

If the Exchange Offer were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, each DuPont stockholder who receives N&B common stock in the Exchange Offer would generally be treated as recognizing taxable gain or loss equal to the difference between the fair market value of the N&B common stock received by the stockholder in the Exchange Offer and its tax basis in the shares of DuPont common stock exchanged therefor, or, in certain circumstances, as receiving a taxable distribution equal to the fair market value of the N&B common stock received by the stockholder in the Exchange Offer. If the Spin-Off were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, each DuPont stockholder who receives N&B common stock in the Spin-Off would generally be treated as receiving a taxable distribution equal to the fair market value of the N&B common stock received by the stockholder in the Spin-Off. In the event that a DuPont stockholder is treated as receiving a taxable distribution pursuant to the Exchange Offer and/or Spin-Off, such distribution would be treated as a taxable dividend to the extent of such DuPont stockholder’s allocable share of DuPont’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the distribution exceeds such earnings and profits, the distribution will constitute a return of capital and will first reduce the stockholder’s basis in its DuPont stock, but not below zero, and then will be treated as a gain from the sale of the DuPont stock.

In addition, if the Distribution were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, DuPont would generally recognize gain (but not loss) with respect to the transfer of N&B common stock in the Distribution in an amount equal to the excess, if any, of the fair market value of the N&B common stock distributed to DuPont’s stockholders over DuPont’s tax basis in such shares. DuPont would also recognize gain with respect to the receipt of certain N&B debt and cash in connection with the Parent Contribution, Special Cash Payment and Distribution. Under certain circumstances, IFF may be required to indemnify DuPont against the taxes associated with such gain recognition pursuant to the Tax Matters Agreement. See “Other Agreements—Tax Matters Agreement.”

Even if the Distribution were to otherwise qualify as a tax-free transaction under Sections 368(a)(1)(D) and 355 of the Code, the Distribution would be taxable to DuPont (but not to DuPont’s stockholders) pursuant to Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of DuPont or N&B, directly or indirectly (including through acquisitions of the stock of IFF after the completion of the Merger), as part of a plan or series of related transactions that includes the Distribution. For this purpose, any direct or indirect acquisitions of DuPont or N&B stock (including through acquisitions of the stock of IFF after the completion of the Merger) within the period beginning two years before the Distribution and ending two years after the Distribution are presumed to be part of such a plan, although DuPont, N&B or IFF may be able, depending on the facts and circumstances, to rebut that presumption. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature, and subject to a comprehensive analysis of the facts and circumstances of the particular case. Although it is expected that the Mergers will be treated as part of such a plan, the Mergers standing alone will not cause Section 355(e) of the Code to apply to the Distribution because holders of N&B common stock immediately before the Mergers will hold more than 50% of the stock of the combined company (by vote and value) immediately after the Mergers. However, if the IRS were to determine that other direct or indirect acquisitions of DuPont or N&B stock, either before or after the Distribution, were part of a plan or series of related transactions that included the Distribution, such determination could cause Section 355(e) of the Code to apply to the Distribution, which could result in significant tax liability.

Treatment of the Mergers

The Merger and the Second Merger are expected to be treated as an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, and qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The completion of the Mergers is conditioned upon the receipt by DuPont of the Tax Opinion to the effect that, for U.S. federal income tax purposes, the Mergers will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

Assuming that the Mergers so qualify, for U.S. federal income tax purposes:

•	N&B, Merger Sub I and IFF will not recognize income, gain or loss in the Mergers;

•

except with respect to the receipt of cash in lieu of fractional shares of IFF common stock, a holder of N&B common stock will not recognize income, gain or loss upon the exchange of N&B common stock for IFF common stock in the Mergers;

•

a stockholder’s aggregate tax basis in the shares of IFF common stock received in the Mergers (including any fractional shares deemed received, as described below) will be equal to the stockholder’s aggregate tax basis in its N&B common stock surrendered for such shares of IFF common stock; and

•

a stockholder’s holding period in the IFF common stock received in the Mergers (including any fractional shares deemed received, as described below) will include the holding period of the N&B common stock surrendered in the Mergers.

DuPont stockholders that have acquired different blocks of DuPont common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, N&B common stock distributed with respect to blocks of DuPont common stock and the IFF common stock received in exchange therefor in the Merger.

A holder that receives cash in lieu of a fractional share of IFF common stock generally will be treated as having received such fractional share and then as having sold such fractional share for cash. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s aggregate adjusted tax basis in the N&B common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holder’s holding period for its N&B common stock, as described above, exceeds one year at the effective time of the Mergers. Long-term capital gains generally are subject to preferential rates of U.S. federal income tax for certain non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to significant limitations.

The Tax Opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by DuPont, IFF and N&B. If any of those factual representations or assumptions are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the opinion will be based are materially different from the facts at the time of the Distribution, the conclusions reached in the Tax Opinion could be adversely affected and the Mergers may not qualify (in whole or part) for tax-free treatment. Opinions of counsel are not binding on the IRS or the courts. As a result, the conclusions expressed in the Tax Opinion could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences to N&B and holders of N&B common stock could be materially less favorable. If the Mergers were determined to be taxable, holders of N&B common stock would be considered to have made a taxable disposition of their shares of N&B common stock to IFF, and such stockholders would generally recognize taxable gain or loss on their receipt of IFF common stock in an amount equal to the difference between (i) the fair market value of such IFF common stock and (ii) the stockholder’s aggregate tax basis in the shares of N&B common stock surrendered, as described above.

The foregoing is a summary of the material U.S. federal income tax consequences to U.S. holders of the Distribution and the Mergers under current law and for general information only. The foregoing does not purport to address all U.S. federal income tax consequences or tax consequences that may arise under other tax laws or that may apply to particular categories of stockholders. Each DuPont stockholder should consult his, her or its own tax advisor as to the particular tax consequences of the Distribution and the Mergers to such stockholder, including the application of U.S. federal, state, local and foreign tax laws, and the effect of possible changes in tax laws that may affect the tax consequences described above.

SECURITY OWNERSHIP OF IFF COMMON STOCK

The following table sets forth certain information as of April 27, 2020, regarding the beneficial ownership of shares of IFF common stock by: (i) each person or entity known to IFF to be the beneficial owner of more than 5% of IFF common stock, (ii) each of IFF’s named executive officers, (iii) each member of the IFF board of directors and (iv) all members of the IFF board of directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules adopted by the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of IFF common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of April 27, 2020, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder. Percentage of beneficial ownership is otherwise based on 106,851,144 shares of common stock outstanding as of April 27, 2020.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)(2)		Percent of Common Stock
Principal Securityholders:
Winder Investment Pte Ltd and related persons 17-01 6 Battery Road Singapore 049909	25,057,193	(3)	23.3%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	12,872,747	(4)	12.1%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,693,712	(5)	7.2%
AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105	5,494,313	(6)	5.1%
Named Executive Officers:
Anne Chwat	52,110	(7)	*
Andreas Fibig	119,500	(8)	*
Matthias Haeni	39,924		*
Rustom Jilla	—		—
Nicolas Mirzayantz	35,218	(9)	*
Richard O’Leary	27,852	(10)	*
Directors:
Marcello V. Bottoli	23,658	(11)	*
Dr. Linda Buck	21,762	(12)	*
Michael L. Ducker	7,517	(13)	*
David R. Epstein	5,256	(14)	*
Roger W. Ferguson, Jr.	13,435	(15)	*
John F. Ferraro	4,853	(16)	*
Christina Gold	7,197	(17)	*
Katherine M. Hudson	25,888	(18)	*
Dale F. Morrison	24,373	(19)	*
Dr. Li-Huei Tsai	591	(20)	*
Stephen Williamson	4,939	(21)	*
All directors and executive officers as a group (20 persons)	445,088	(22)	*

*	Less than 1%.

Except as otherwise indicated, the address of each of the beneficial owners identified in this table is c/o International Flavors & Fragrances Inc., 521 W. 57th Street, New York, New York 10019.

(1)	This column includes shares held by IFF’s executive officers in IFF’s 401(k) Retirement Investment Fund Plan.
(2)

In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person within 60 days after April 27, 2020 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. Certain stock equivalent units held in the IFF Stock Fund under IFF’s Deferred Compensation Plan (the “DCP”) are premium stock equivalent units paid to executive officers that are subject to vesting and may be forfeited if the executive officer’s employment is terminated. To IFF’s knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

(3)

This amount is based solely on Amendment No. 4 to Schedule 13D filed with the SEC on April 16, 2020, by Winder Investment Pte Ltd (“Winder”), Freemont Capital Pte Ltd (“Freemont”), Haldor Foundation (“Haldor”), Peter Prast and Ernst Walch. These shares are held of record by Winder, and the amount includes 927,193 shares of common stock that would be issued upon voluntary settlement of 2,958,500 purchase contracts held by Winder. Winder is a wholly owned subsidiary of Freemont, and Freemont is a wholly owned subsidiary of Haldor and Mr. Prast and Mr. Walch are board members of Haldor. By virtue of such relationships, Freemont, Haldor, Mr. Prast, Mr. Walch and Winder each have shared voting and dispositive power with respect to all the shares held of record by Winder.

(4)

This amount is based solely on Amendment No. 11 to Schedule 13G filed with the SEC on February 12, 2020 by The Vanguard Group. Of these shares, The Vanguard Group has the (i) sole power to vote or direct the vote with respect to 155,129 of these shares, (ii) shared power to vote or direct the vote with respect to 33,280 of these shares, (iii) sole power to dispose or direct the disposition of 12,692,579 of these shares, and (iv) shared power to dispose or direct the disposition of 180,168 of these shares.

(5)

This amount is based solely on Amendment No. 10 to Schedule 13G filed with the SEC on February 10, 2020 by BlackRock, Inc. Of these shares, BlackRock has the (i) sole power to vote or direct the vote with respect to 6,544,879 of these shares and (ii) sole power to dispose or direct the disposition of 7,693,712 of these shares.

(6)

This amount is based solely on Schedule 13G filed with the SEC on February 18, 2020 by AllianceBernstein L.P. Of these shares, AllianceBernstein has the (i) sole power to vote or direct the vote with respect to 4,015,956 of these shares, (ii) sole power to dispose or direct the disposition of 5,485,709 of these shares, and (iii) shared power to dispose or direct the disposition of 8,604 of these shares.

(7)	Includes 4,668 stock equivalent units held in the IFF Stock Fund under the DCP.
(8)	Includes 55,158 stock equivalent units held in the IFF Stock Fund under the DCP.
(9)	Includes 2,766 stock equivalent units held in the IFF Stock Fund under the DCP.
(10)	Includes 5,336 stock equivalent units held in the IFF Stock Fund under the DCP.
(11)

Includes (i) 19,496 stock equivalent units held in the IFF Stock Fund under the DCP, (ii) 997 shares issuable pursuant to RSUs that vest within 60 days after April 27, 2020 and (iii) 1,100 shares held indirectly by a trust for which Mr. Bottoli is the settlor/grantor and Mr. Bottoli and three immediate family members are the beneficiaries.

(12)	Represents (i) 20,765 stock equivalent units held in the IFF Stock Fund under the DCP and (ii) 997 shares issuable pursuant to RSUs that vest within 60 days after April 27, 2020.
(13)	Represents (i) 6,520 stock equivalent units held in the IFF Stock Fund under the DCP and (ii) 997 shares issuable pursuant to RSUs that vest within 60 days after April 27, 2020.
(14)	Represents (i) 4,259 stock equivalent units held in the IFF Stock Fund under the DCP and (ii) 997 shares issuable pursuant to RSUs that vest within 60 days after April 27, 2020.
(15)	Represents (i) 12,438 stock equivalent units held in the IFF Stock Fund under the DCP and (ii) 997 shares issuable pursuant to RSUs that vest within 60 days after April 27, 2020.
(16)	Represents (i) 3,856 stock equivalent units held in the IFF Stock Fund under the DCP and (ii) 997 shares issuable pursuant to RSUs that vest within 60 days after April 27, 2020.

(17)	Includes (i) 1,409 stock equivalent units held in the IFF Stock Fund under the DCP and (ii) 997 shares issuable pursuant to RSUs that vest within 60 days after April 27, 2020.
(18)	Includes (i) 22,391 stock equivalent units held in the IFF Stock Fund under the DCP and (ii) 997 shares issuable pursuant to RSUs that vest within 60 days after April 27, 2020.
(19)	Includes (i) 19,366 stock equivalent units held in the IFF Stock Fund under the DCP and (ii) 997 shares issuable pursuant to RSUs that vest within 60 days after April 27, 2020.
(20)	Represents shares issuable pursuant to RSUs that vest within 60 days after April 27, 2020.
(21)	Represents (i) 3,942 stock equivalent units held in the IFF Stock Fund under the DCP and (ii) 997 shares issuable pursuant to RSUs that vest within 60 days after April 27, 2020.
(22)	Includes an aggregate of (i) 182,371 stock equivalent units held in the IFF Stock Fund under the DCP and (ii) 10,561 shares issuable pursuant to RSUs that vest within 60 days after April 27, 2020.

SECURITY OWNERSHIP OF DUPONT COMMON STOCK

The following table presents the beneficial ownership of DuPont’s common stock as of March 31, 2020, except as noted, for (i) each director of DuPont, (ii) each nominee for director (iii) each of DuPont’s named executive officers, (iv) all directors and executive officers as a group, and (v) each person beneficially owning more than 5% of the outstanding shares of DuPont’s Common Stock. As of March 31, 2020, there were 733,793,781 shares of DuPont’s common stock outstanding.

Name	Current Shares Beneficially Owned(a)		Rights to Acquire Beneficial Ownership of Shares(b)	Total	Percent of Shares Beneficially Owned(c)
Amy G. Brady	50.0		15,551.0	15,601.0	*
Edward D. Breen	143,790.0		492,703.0	636,493.0	*
Ruby R. Chandy	0.0		3,216.0	3,216.0	*
Franklin K. Clyburn, Jr.	0.0		2,279.0	2,279.0	*
Terrence R. Curtin	0.0		2,950.0	2,950.0	*
Alexander M. Cutler	2,136.7		34,611.0	36,747.7	*
Jeanmarie F. Desmond	21,126.2		35,429.0	56,555.2	*
C. Marc Doyle	104,383.0		151,409.0	255,792.0	*
Eleuthère I. du Pont	909.7		18,142.0	19,051.7	*
Rajiv L. Gupta	12,302.0		3,030.0	15,332.0	*
Matthias Heinzel	22,598.0		30,331.0	52,929.0	*
Luther C. Kissam	0.0		3,216.0	3,216.0	*
Rose Lee	17,904.0		47,621.0	65,525.0	*
Frederick M. Lowery	0.0		3,828.0	3,828.0	*
Raymond J. Milchovich	5,724.2		2,279.0	8,003.2	*
Raj Ratnakar	0.0		48,404.0	48,404.0	*
Steven M. Sterin	0.0		3,572.0	3,572.0	*
Howard I. Ungerleider	52,327.9		59,652.0	111,979.9	*

All Directors and Executive Officers as a Group (21 persons)	253,064.8		809,091.0	1,062,155.8	*

Certain Other Owners:					*
The Vanguard Group	60,008,218.0	(d)			8.18%
BlackRock, Inc.	50,765,002.0	(e)			6.92%
State Street Corporation	38,665,703.0	(f)			5.27%

(a)

Except as otherwise noted and for shares held by a spouse and other members of the person’s immediate family who share a household with the named person, the named persons have or share voting and investment power over the indicated number of shares. This column also includes all shares held in a trust over which the person has or shares voting or investment power and shares, or shares held in trust for the benefit of the named party in The Dow Chemical Company Employees’ Savings Plan or the DuPont RSP. Beneficial ownership of some or all of the shares listed may be disclaimed.

(b)

This column includes any shares that the person could acquire through May 30, 2020, by (1) exercise of an option granted by Historical Dow or Historical EID; or (2) performance shares granted by Historical Dow or Historical EID to be delivered prior to May 30, 2020.

(c)	The percentage of shares beneficially owned is calculated based on the number of shares of common stock outstanding as of March 31, 2020.
(d)

Based on an Amendment No.2 Schedule 13G filed by The Vanguard Group on February 12, 2020 with the SEC reporting beneficial ownership as of December 31, 2019. The Vanguard Group has sole voting power over 1,102,203 shares, shared voting power over 202,934 shares, sole dispositive power over 58,769,695 shares and shared dispositive power over 1,238,523 shares. The Vanguard Group’s address is 100 Vanguard Boulevard, Malvern, PA 19355.
(e)

Based on a Schedule 13G filed by BlackRock, Inc. on February 5, 2020 with the SEC reporting beneficial ownership as of December 31, 2019. BlackRock, Inc. has sole voting power over 43,780,738 shares, shared voting power over 0 shares, sole dispositive power over 50,765,002 shares and shared dispositive power over 0 shares. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10055.

(f)

Based on a Schedule 13G filed by State Street Corporation on February 14, 2020 with the SEC reporting beneficial ownership as of December 31, 2019. State Street Corporation has shared voting power over 27,004,812 shares and shared dispositive power over 38,658,703 shares. State Street Corporation’s address is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

*	Less than 1% of the total shares of DuPont common stock outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

IFF, DuPont and N&B or their respective subsidiaries, in each case as applicable, have entered into or, before the consummation of the Transactions, will enter into, the Ancillary Agreements and various interim and on-going relationships between IFF, DuPont and N&B. See “Other Agreements.”

LEGAL MATTERS

The validity of the shares of N&B common stock offered hereby with respect to the Transactions is being passed upon for N&B by Erik T. Hoover, director of N&B. The validity of the issuance of common stock by IFF pursuant to the Merger Agreement is being passed upon for IFF by Cleary Gottlieb Steen & Hamilton LLP. Skadden Arps, Slate, Meagher & Flom LLP will provide to DuPont a legal opinion regarding certain federal income tax matters relating to the Distribution and the Merger.

EXPERTS

The financial statements and management’s effectiveness over internal control (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of International Flavors & Fragrances Inc. for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on their authority as experts in auditing and accounting.

The financial statements of DuPont and its subsidiaries as of December 31, 2019 and for the year then ended, except as they relate to The Dow Chemical Company for the period from January 1, 2019 to March 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of DuPont for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of The Dow Chemical Company for the period from January 1, 2019 to March 31, 2019, not separately presented or incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, whose report thereon is incorporated by reference in this prospectus. The audited financial statements of DuPont as of December 31, 2019 and for the year then ended, to the extent they relate to The Dow Chemical Company, have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of DuPont and its subsidiaries as of December 31, 2018 and for the two years then ended, except as they relate to E. I. du Pont de Nemours and Company as of December 31, 2018 and for the year ended December 31, 2018 and for the period from September 1, 2017 to December 31, 2017, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of Deloitte & Touche LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of E.I. du Pont de Nemours and Company as of December 31, 2018 and for the year ended December 31, 2018 and the period from September 1, 2017 through December 31, 2017, not separately presented or incorporated by reference in this prospectus, except as they relate to the combined financial statements of the Dow Agricultural Sciences Business, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon is incorporated by reference in this prospectus. The audited financial statements of DuPont as of December 31, 2018 and for the years ended

December 31, 2018 and 2017 incorporated in this prospectus by reference to the Annual Report on Form 10-K of DuPont for the year ended December 31, 2019, to the extent they relate to E.I. du Pont de Nemours and Company (and except as they relate to the combined financial statements of the Dow Agricultural Sciences Business), have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of the N&B Business of DuPont (Successor) as of December 31, 2019 and 2018 and for each of the years ended December 31, 2019 and 2018 and the period from September 1, 2017 through December 31, 2017 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of the N&B Business of DuPont (Predecessor) for the period from January 1, 2017 through August 31, 2017 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of Frutrarom Industries Ltd. included in exhibit 99.1 of International Flavors & Fragrances Inc.’s Current Report on Form 8-K dated August 3, 2018 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified public accountants (Isr.), a member of PricewaterhouseCoopers International Limited, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT ACCOUNTANTS

With respect to the unaudited financial information of Frutarom Industries Ltd. for the three-month and nine-month periods ended September 30, 2018, included in exhibit 99.1 of International Flavors & Fragrances Inc.’s Current Report on Form 8-K dated November 30, 2018, which is incorporated by reference in this prospectus, Kesselman & Kesselman, Certified public accountants (Isr.), a member of PricewaterhouseCoopers International Limited, reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated November 29, 2018 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Kesselman & Kesselman is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Kesselman & Kesselman within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

N&B has filed with the SEC a registration statement on Form S-4 and Form S-1 under the Securities Act to register with the SEC the shares of N&B common stock to be delivered in the Exchange Offer to stockholders whose shares of DuPont common stock are accepted for exchange and distributed to stockholders in the subsequent pro rata Spin-Off distribution. DuPont will also file a Tender Offer Statement on Schedule TO with the SEC with respect to the Exchange Offer. This prospectus constitutes DuPont’s offer to exchange, in addition to being a prospectus of N&B.

IFF will file a proxy statement that relates to the special meeting of IFF shareholders to, among other things, approve the issuance of IFF common stock in the Merger. In addition, IFF has filed the IFF Form S-4 Registration Statement to register the issuance of shares of its common stock that will be issued in the Merger.

This prospectus does not contain all of the information set forth in the registration statements, the exhibits to the registration statements or the Schedule TO, selected portions of which are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to DuPont, N&B and IFF, reference is made to the registration statements and their exhibits.

Statements contained in this document or in any document incorporated by reference in this document as to the contents of any contract or other document referred to within this document or other documents that are incorporated herein by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement in this document regarding a contract or other document is qualified in all respects by such contract or other document.

You may read and copy all or any portion of the registration statement filed by N&B at the offices of the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC filings are also available to the public on the SEC’s internet website at www.sec.gov, which contains reports, proxy and prospectuses and other information regarding registrants, such as DuPont and IFF, that file electronically with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference rooms and on the SEC’s website. You can also find additional information about DuPont at www.dupont.com and about IFF at www.iff.com. DuPont’s and IFF’s website addresses are provided as an inactive textual reference only. Information contained on DuPont’s and IFF’s website is not incorporated by reference into this prospectus, and you should not consider information contained on those websites as part of this prospectus.

The SEC allows certain information to be “incorporated by reference” into this prospectus. The information incorporated by reference is considered a part of this prospectus, except for any information superseded by information contained directly in this prospectus or by information contained in documents filed with or furnished to the SEC by DuPont or IFF after the date of this prospectus that is incorporated by reference in this prospectus. This means that DuPont and IFF can disclose important information to you by referring to another document filed separately with the SEC.

This prospectus incorporates by reference the documents set forth below that DuPont or IFF have filed with the SEC. These documents contain important information about DuPont, IFF and their respective business and financial conditions.

DuPont:

DuPont SEC Filings (SEC File Number 1-38196)	Period or Date Filed
Annual Report on Form 10-K	Filed with the SEC on February 14, 2020 for the fiscal year ended December 31, 2019
Definitive Proxy Statement on Schedule 14A	Filed with the SEC on April 9, 2020
Quarterly Report on Form 10-Q	Filed with the SEC on May 5, 2020 for the three-month period ended March 31, 2020
Current Reports on Form 8-K or 8-K/A	Filed with the SEC on December 16, 2019, December 18, 2019, December 19, 2019, April 20, 2020 (only Item 1.01, Item 2.03, Item 2.06 and Item 8.01) and May 1, 2020

IFF:

IFF SEC Filings (SEC File Number 1-4858)	Period or Date Filed
Annual Report on Form 10-K	Filed with the SEC on March 3, 2020 for the fiscal year ended December 31, 2019
Definitive Proxy Statement on Schedule 14A	Filed with the SEC on March 24, 2020
Current Reports on Form 8-K or 8-K/A	Filed with the SEC on August 3, 2018 (only exhibit 99.1 and exhibit 99.2); September 10, 2018 (only exhibit 99.1); November 30, 2018 (only exhibit 99.1); January 22, 2020

In addition, this prospectus also incorporates by reference additional documents that DuPont and IFF may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date that shares are accepted pursuant to the Exchange Offer (or the date that the Exchange Offer is terminated). These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

This prospectus does not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of DuPont’s or IFF’s Current Reports on Form 8-K and information filed after the date of this prospectus unless, and except to the extent, specified in such Current Reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

DuPont’s documents incorporated by reference are available without charge upon request to the information agent at the following address and telephone numbers:

IFF’s documents incorporated by reference are available without charge upon request to the information agent at the following address and telephone numbers:

International Flavors & Fragrances Inc.

521 West 57th Street

New York, New York 10019

Tel.: (212) 708-7164

If you would like to request documents, please do so by                , 2020 to ensure timely delivery.

DuPont, N&B and IFF have not authorized anyone to give any information or make any representation about the Exchange Offer that is different from, or in addition to, that contained in this prospectus or in any of the materials that are incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this prospectus by reference or in DuPont’s, IFF’s or the N&B Business’s affairs since the date of this prospectus. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

From after the close of trading on the third trading day of the Exchange Offer until the first Valuation Date, the website at                will show the indicative calculated per-share values, as applicable, calculated as though that day were the third Valuation Date of the Exchange Offer, of (i) DuPont common stock, which will equal the simple arithmetic average of the daily VWAP of DuPont common stock, as calculated by DuPont, on each of the three consecutive trading days ending on and including such day and (ii) N&B common stock, which will equal the simple arithmetic average of the daily VWAP of IFF common stock, as calculated by DuPont, on each of the three consecutive trading days ending on and including such day.

Prior to the Valuation Dates and commencing at the end of the third trading day of the Exchange Offer, indicative exchange ratios will be available by contacting the information agent at the toll-free number provided on the back cover of this prospectus and at                , calculated as though that day were the last of the three Valuation Dates for the Exchange Offer. The final exchange ratio will be available both by contacting the information agent at the toll-free number provided on the back cover of the prospectus, by press release issued by DuPont and at https://                no later than 11:59 p.m., New York City time, after the end of the second to last full trading day prior to the expiration date. When provided, the indicative exchange ratio will also reflect whether the upper limit on the exchange ratio, described elsewhere herein, would have been in effect. In other words, assuming that a given day is a trading day, the indicative exchange ratio will be calculated based on the simple arithmetic average of the daily VWAPs of DuPont common stock and IFF common stock for that day and the two immediately preceding trading days. On the first two Valuation Dates, when the values of DuPont common stock and IFF common stock are calculated for the purposes of the Exchange Offer, the website will show the indicative exchange ratios based on indicative calculated per-share values calculated by DuPont, which will equal: (i) on the first Valuation Date, the daily VWAP of DuPont common stock and the IFF common stock for that day; and (ii) on the second Valuation Date, the simple arithmetic mean of the daily VWAPs of DuPont common stock and IFF common stock for the first and second Valuation Dates. No indicative exchange ratio will be provided on the third Valuation Date. The final exchange ratio (as well as whether the upper limit on the number of shares that can be received for each share of DuPont common stock tendered will be in effect) will be announced by press release and be available on the website, in each case by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be    , 2021) immediately preceding the expiration date of the Exchange Offer (currently expected to be    , 2021).

Report of Independent Registered Public Accounting Firm

To the Board of Directors of DuPont de Nemours, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of the Nutrition & Biosciences business (“N&B”) (Successor) of DuPont de Nemours, Inc. as of December 31, 2019 and 2018, and the related combined statements of operations, of comprehensive (loss) income, of changes in equity and of cash flows for the years ended December 31, 2019 and 2018, and for the period from September 1, 2017 through December 31, 2017, including the related notes and schedule of valuation and qualifying accounts for the years ended December 31, 2019 and 2018, and for the period from September 1, 2017 through December 31, 2017 listed in the index appearing under Item 21(b) (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of N&B as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended December 31, 2019 and 2018, and for the period from September 1, 2017 through December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 3 to the combined financial statements, N&B changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These combined financial statements are the responsibility of N&B’s management. Our responsibility is to express an opinion on N&B’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to N&B in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 7, 2020

We have served as N&B’s auditor since 2019.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of DuPont de Nemours, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined statements of operations, of comprehensive (loss) income, of changes in equity and of cash flows of the Nutrition & Biosciences business (“N&B”) (Predecessor) of DuPont de Nemours, Inc. for the period from January 1, 2017 through August 31, 2017, including the related notes and schedule of valuation and qualifying accounts for the period from January 1, 2017 through August 31, 2017 listed in the index appearing under Item 21(b) (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the results of operations and cash flows of N&B for the period from January 1, 2017 through August 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of N&B’s management. Our responsibility is to express an opinion on N&B’s combined financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to N&B in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these combined financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 7, 2020

We have served as N&B’s auditor since 2019.

N&B

Combined Statements of Operations

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net sales	$6,076	$6,216	$1,885	$2,810

Cost of goods sold	4,043	4,196	1,671	1,808
Research and development expenses	288	275	88	139
Selling and administrative expenses	704	760	262	403
Amortization of acquisition-related intangibles	349	311	96	84
Restructuring and asset related charges, net	180	29	20	8
Goodwill impairment charge	674	—	—	—
Integration and separation costs	264	136	42	57
Other income, net	(6)	(10)	(10)	(113)

(Loss) income before income taxes	(420)	519	(284)	424

Taxes on (loss) income	51	125	(481)	139

Net (loss) income	(471)	394	197	285

Net income attributable to noncontrolling interests	1	1	1	5

Net (loss) income attributable to N&B	$(472)	$393	$196	$280

See Notes to the Combined Financial Statements

N&B

Combined Statements of Comprehensive (Loss) Income

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net (loss) income	$(471)	$394	$197	$285
Other comprehensive (loss) income, net of tax:
Cumulative translation adjustments	(176)	(536)	(142)	415
Pension and other post-employment benefit plans	(2)	4	—	(3)

Total other comprehensive (loss) income	(178)	(532)	(142)	412

Comprehensive (loss) income	(649)	(138)	55	697

Comprehensive income attributable to noncontrolling interests, net of tax	1	1	1	5

Comprehensive (loss) income attributable to N&B	$(650)	$(139)	$54	$692

See Notes to the Combined Financial Statements

N&B

Combined Balance Sheets

(In millions)	December 31, 2019	December 31, 2018
Assets
Current Assets
Accounts and notes receivable, net	$1,092	$987
Inventories	1,422	1,406
Prepaid expenses and other current assets	81	64

Total current assets	2,595	2,457

Property
Property, plant and equipment	4,408	4,298
Less: Accumulated depreciation	1,427	1,237

Property, plant and equipment, net	2,981	3,061

Goodwill	11,196	12,017
Other intangible assets, net	4,377	4,771
Deferred income tax assets	36	9
Other assets	354	297

Total Assets	$21,539	$22,612

Liabilities and Equity
Current Liabilities
Accounts payable	$645	$741
Employee compensation and benefits	125	144
Income taxes payable	51	67
Accrued and other current liabilities	111	79

Total current liabilities	932	1,031

Noncurrent Liabilities
Deferred income taxes	1,079	1,174
Other liabilities	252	159

Total noncurrent liabilities	1,331	1,333

Total Liabilities	$2,263	$2,364

Commitments and contingent liabilities (Note 17)
Equity
Parent company net investment	20,081	20,875
Accumulated other comprehensive loss	(832)	(654)

Total N&B equity	19,249	20,221

Noncontrolling interests	27	27

Total equity	19,276	20,248

Total Liabilities and Equity	$21,539	$22,612

See Notes to the Combined Financial Statements

N&B

Combined Statements of Cash Flows

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Operating activities
Net (loss) income	$(471)	$394	$197	$285
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation of property, plant and equipment	326	350	95	131
Amortization of acquisition-related intangibles	349	311	96	84
Stock-based compensation	19	20	4	13
Amortization of inventory step-up	—	67	397	—
Gain on sale of business and other assets	(13)	—	(1)	(160)
Credit for deferred income tax and other tax related items	(112)	(96)	(530)	(9)
Goodwill impairment charge	674	—	—	—
Restructuring and asset related charges	180	29	20	8
Equity in losses (earnings) of affiliates	1	1	(2)	6
Other adjustments to net earnings	1	—	4	3
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts receivable	(120)	(11)	(49)	4
Inventories	(31)	(154)	32	(61)
Accounts payable	(27)	13	10	(15)
Other assets and liabilities, net	(102)	(94)	(53)	(44)

Cash provided by operating activities	674	830	220	245

Investing activities
Capital expenditures	(349)	(335)	(109)	(155)
Acquisitions of property and businesses, net of cash acquired	—	—	16	—
Proceeds from sales of property and businesses, net of cash divested	38	8	—	236
Other investing activities, net	17	(2)	10	(19)

Cash (used for) provided by investing activities	(294)	(329)	(83)	62

Financing activities
Payments of long-term debt and other financing obligations	(38)	(5)	(1)	(3)
Distributions to noncontrolling interests	(1)	(3)	—	(4)

Net transfers to Parent	(341)	(493)	(136)	(300)

Cash used for financing activities	(380)	(501)	(137)	(307)

Increase (decrease) in cash and cash equivalents	—	—	—	—

Supplemental cash flow information
Cash paid during the period for:
Income taxes	$86	$57	$9	$44

See Notes to the Combined Financial Statements

N&B

Combined Statements of Changes in Equity

(In millions)	Parent Company Net Investment	Accumulated Other Comprehensive (Loss) Income	Total N&B Equity	Noncontrolling Interests	Total Equity
Predecessor
Balance at January 1, 2017	$8,026	$(1,494)	$6,532	$8	$6,540

Net income	280	—	280	5	285
Other comprehensive income	—	412	412	—	412
Distributions to noncontrolling interests	—	—	—	(4)	(4)
Net transfers to Parent	(287)	—	(287)	—	(287)

Balance at August 31, 2017	$8,019	$(1,082)	$6,937	$9	$6,946

Successor
Balance at September 1, 2017 (remeasured upon DWDP Merger)	$17,406	$20	$17,426	$12	$17,438

Net income	196	—	196	1	197
Other comprehensive loss	—	(142)	(142)	—	(142)
Distributions to noncontrolling interests	—	—	—	—	—
Measurement period adjustments to noncontrolling interests	(16)	—	(16)	16	—
Net transfers from Parent	3,477	—	3,477	—	3,477

Balance at December 31, 2017	$21,063	$(122)	$20,941	$29	$20,970

Net income	393	—	393	1	394
Other comprehensive loss	—	(532)	(532)	—	(532)
Distributions to noncontrolling interests	—	—	—	(3)	(3)
Net transfers to Parent	(581)	—	(581)	—	(581)

Balance at December 31, 2018	$20,875	$(654)	$20,221	$27	$20,248

Net (loss) income	(472)	—	(472)	1	(471)
Other comprehensive loss	—	(178)	(178)	—	(178)
Distributions to noncontrolling interests	—	—	—	(1)	(1)
Net transfers to Parent	(322)	—	(322)	—	(322)

Balance at December 31, 2019	$20,081	$(832)	$19,249	$27	$19,276

See Notes to the Combined Financial Statements

N&B

Notes to the Combined Financial Statements

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Organization and Description of Business

The accompanying Combined Financial Statements and notes present the combined results of operations, financial position, and cash flows of the Nutrition & Biosciences business (“N&B”) of DuPont de Nemours, Inc. (“DuPont”). N&B, one of the world’s largest producers of specialty ingredients, is an innovation-driven and customer-focused business that provides solutions for the global food and beverage, dietary supplements, home and personal care, energy, animal nutrition and pharma markets. Additionally, N&B is an industry pioneer and innovator that works with customers to improve the performance, productivity and sustainability of their products and processes through differentiated technology in ingredients applications, fermentation, biotechnology, chemistry and manufacturing process excellence.

Reverse Morris Trust Transaction Anticipated in the first quarter of 2021

On December 15, 2019, DuPont and Nutrition & Biosciences, Inc. (presently a wholly owned subsidiary holding company of DuPont) (“N&B Inc.”), entered into definitive agreements, including the Separation Agreement with International Flavors & Fragrances Inc. (“IFF”), and the Merger Agreement, with IFF and Neptune Merger Sub I Inc. (a wholly owned subsidiary of IFF) (“Merger Sub I”) to separate and combine N&B with IFF in a Reverse Morris Trust transaction. At DuPont’s election, the distribution of shares of N&B Inc. to its stockholders will be structured as a split-off transaction, a spin-off transaction or a combination split-off and spin-off transaction (the “N&B Distribution”). Prior to the N&B Distribution, DuPont will transfer to N&B Inc., through the transfer of its interests in subsidiaries holding certain N&B assets and liabilities, the N&B business in accordance with the Separation Agreement (the “N&B Contribution”). The document in which these financial statements are included has been prepared under the assumption that the shares of N&B Inc. common stock will be distributed to DuPont stockholders pursuant to a combination exchange offer and spin-off. Based on market conditions prior to closing, DuPont will determine whether the shares of N&B Inc. common stock will be distributed to DuPont’s stockholders in a spin-off, exchange offer or a combination of both and, once a final decision is made, this disclosure will be amended to reflect that decision, if necessary. No matter which form of N&B Distribution is selected, DuPont will distribute all of the stock of N&B Inc. to DuPont stockholders in the N&B Distribution which will be followed by a merger of N&B Inc. with Merger Sub I (the "Merger"). N&B Inc. will survive the Merger as a wholly-owned subsidiary of IFF. The transactions contemplated by the Merger Agreement and the Separation Agreement and the various other transaction documents to be entered into by DuPont, N&B Inc. and IFF in connection therewith, which provide for, among other things, the N&B Distribution, the N&B Contribution and the Merger, are referred to in these notes as the “Transactions.” As of December 31, 2019, the only activity in the N&B Inc. legal entity was a contribution of $30 million by DuPont. This cash was used to fund payments of fees associated with the Bridge Loans discussed in Note 16.

The Transactions are subject to the approval by IFF’s stockholders of the issuance of IFF shares in the Transactions and the satisfaction of customary closing conditions, including regulatory approvals. The Transactions are expected to be completed in the first quarter of 2021.

DowDuPont merger of Dow and DuPont completed in August 2017

DowDuPont Inc. (“DowDuPont”) was formed on December 9, 2015 to effectuate an all-stock, merger of equals strategic combination between The Dow Chemical Company (“Historical Dow”) and E. I. du Pont de Nemours and Company (“Historical EID”). On August 31, 2017 at 11:59 pm ET, (the “DWDP Merger Effectiveness Time”) pursuant to the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017 (the “DWDP Merger Agreement”), Historical Dow and Historical EID each merged with wholly owned subsidiaries of DowDuPont and, as a result, became subsidiaries of DowDuPont (the “DWDP Merger”).

DowDuPont accounted for the DWDP Merger as a business combination, with Historical Dow as the accounting acquirer, using the acquisition method of accounting.

Acquisition of FMC’s H&N Business in November 2017

As a condition of the regulatory approval of the DWDP Merger, Historical EID was required to divest a portion of its crop protection product line, including certain research and development capabilities. As a result, on March 31, 2017, Historical EID entered into a definitive agreement (the “FMC Transaction Agreement”) with FMC Corporation (“FMC”). In accordance with a definitive agreement dated March 31, 2017, between Historical EID and FMC, on November 1, 2017, FMC acquired certain Historical EID crop protection business and research and development assets and Historical EID acquired certain assets relating to FMC’s Health and Nutrition segment (the “H&N Business”) (collectively, the “FMC Transactions”). The H&N Business is included in this N&B financial information from the acquisition date forward.

Spin-off of Dow and Corteva

Subsequent to the DowDuPont Merger, DuPont engaged in a series of internal reorganization and realignment steps to realign its businesses into three subgroups: agriculture, material science, and specialty products (the “DowDuPont realignments”). On April 1, 2019, DuPont completed the separation of its material science business (including the Historical Dow parent company, The Dow Chemical Company) into a separate and independent public company by way of a distribution of Dow Inc. (“Dow”) through a pro rata dividend in-kind of all the then-issued and outstanding shares of Dow’s common stock. On June 1, 2019, DuPont completed the separation of its agriculture business (including the Historical EID parent company, E. I. du Pont de Nemours and Company) into a separate and independent public company by way of a distribution of Corteva, Inc. (“Corteva”) through a pro rata dividend in-kind of all the then-issued and outstanding shares of Corteva’s common stock.

Following the Corteva spin-off, on June 1, 2019, DowDuPont changed its registered name to DuPont de Nemours, Inc. (“DuPont”) and holds the specialty products businesses. Effective June 1, 2019, DuPont (approximately $22 billion of annual net sales in 2019 on a full year basis) consists of the following reportable segments: Electronics & Imaging, Transportation & Industrial, Safety & Construction, Non-Core, and Nutrition & Biosciences, which includes the Historical EID Nutrition and Biosciences business (“Historical EID N&B”), the Historical Dow Nutrition and Biosciences business (“Historical Dow N&B”) and the H&N Business acquired from FMC.

Basis of Presentation

The N&B financial information for periods presented prior to the closing of the DWDP Merger, (the “Predecessor Period”) is that of Historical EID N&B and, therefore, reflects Historical EID’s carrying value for its N&B business. For all periods subsequent to the DWDP Merger (the “Successor Periods”) included in these Combined Financial Statements, N&B operated as part of DowDuPont (now known as DuPont) and the N&B financial information presented reflects the step up in fair value of Historical EID N&B at the effective time of the DWDP Merger, as Historical Dow was the accounting acquirer in the DowDuPont Merger.

The Predecessor Period includes Historical EID N&B. The Successor Periods, beginning on September 1, 2017, include the merged businesses of both Historical EID N&B and Historical Dow N&B. The H&N Business is included from November 1, 2017 forward.

For all periods presented, N&B consisted of several legal entities, acquired businesses, as well as businesses with no separate legal status. Separate financial statements have not historically been prepared for N&B. The Combined Financial Statements have been derived, as described above, from DuPont’s and Historical EID’s accounting records as if N&B’s operations had been conducted independently from those of DuPont and Historical EID in the Successor and Predecessor Periods, respectively, and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

The historical results of operations, financial position and cash flows of N&B presented in these Combined Financial Statements may not be indicative of what they would have been had N&B actually been an independent stand-alone entity, nor are they necessarily indicative of N&B’s future results of operations, financial position and cash flows.

The significant accounting policies described below, together with the other notes that follow, are an integral part of the Combined Financial Statements. All periods prior to the closing of the DWDP Merger reflect the historical operations and accounting basis in Historical EID N&B’s assets and liabilities and are labeled “Predecessor.” The N&B activities of Historical Dow and FMC are not included in the Predecessor results or financial position. The Combined Financial Statements for the periods subsequent to the DWDP Merger are labeled “Successor” and include operations of both Historical EID and Historical Dow, as well as FMC for periods subsequent to the FMC Transactions, as they operated as part of DowDuPont and subsequently DuPont. The Combined Financial Statements and notes include a black line division between the columns titled “Predecessor” and “Successor” to signify that the amounts shown for the periods prior to and following the DWDP Merger are not comparable. See Note 4 for additional information on the DWDP Merger. The term “Parent” as used herein refers to either, in the Successor Periods presented, DuPont, or, in the Predecessor Period presented, Historical EID.

The N&B Combined Statements of Operations and Comprehensive (Loss) Income reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services, and restructuring and DWDP Merger integration and separation activities related to these functions. These allocations were made on the basis of revenue, expenses, headcount or other relevant measures. Management of N&B and Parent consider these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, N&B, in the aggregate. The allocations may not, however, reflect the expenses N&B would have incurred as a stand-alone company for the periods presented.

The N&B Combined Balance Sheets include Parent assets and liabilities that are specifically identifiable or otherwise attributable to N&B, including subsidiaries and affiliates in which Parent has a controlling financial interest or is the primary beneficiary.

Parent uses a centralized approach to cash management and financing of its operations and Parent funds N&B’s operating and investing activities as needed. Cash transfers to and from the cash management accounts of Parent are reflected in the Combined Statements of Cash Flows as “Net transfers to Parent.”

Transactions between N&B and Parent and their affiliates and other associated companies are reflected in the Combined Financial Statements and disclosed as related party transactions when material. Related party transactions with Parent are included in Note 8.

The Combined Financial Statements include the accounts of N&B and subsidiaries in which a controlling interest is maintained. For those combined subsidiaries in which N&B’s ownership is less than 100 percent, the outside stockholders’ interests are shown as noncontrolling interests.

All significant intracompany accounts and transactions within N&B have been eliminated in the preparation of the accompanying Combined Financial Statements. All significant intercompany transactions with Parent are deemed to have been paid in the periods the costs were incurred.

N&B’s operations are included in the consolidated U.S. federal, and certain state, local and foreign income tax returns filed by Parent, where applicable. N&B also files certain separate state, local and foreign income tax returns. Income tax expense and other income tax related information contained in these Combined Financial Statements are presented on a separate return basis as if N&B filed its own tax returns. N&B’s tax results as presented in the Combined Financial Statements may not be reflective of the results that N&B would generate in the future. In jurisdictions where N&B has been included in the tax returns filed by Parent, any income taxes payable resulting from the related income tax provision have been reflected in the balance sheet within “Parent Company Net Investment.”

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in Financial Statement Preparation

The preparation of financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. N&B’s Combined Financial Statements include amounts that are based on management’s best estimates and judgments. Actual results could differ from those estimates.

Fair Value Measurements

Under the accounting guidance for fair value measurements and disclosures, a fair value hierarchy was established that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

N&B uses the following valuation techniques to measure fair value for its assets and liabilities:

Level 1 — Quoted market prices in active markets for identical assets or liabilities;

Level 2 — Significant other observable inputs (e.g. quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs);

Level 3 — Unobservable inputs for the asset or liability, which are valued based on management’s estimates of assumptions that market participants would use in pricing the asset or liability.

Foreign Currency Translation

N&B’s worldwide operations utilize the U.S. dollar (“USD”) or local currency as the functional currency, where applicable. N&B identifies its separate and distinct foreign entities and groups the foreign entities into two categories: 1) extension of the parent or foreign subsidiaries operating in a hyper-inflationary environment (USD functional currency) and 2) self-contained (local functional currency). If a foreign entity does not align with either category, factors are evaluated and a judgment is made to determine the functional currency.

For foreign entities where the USD is the functional currency, all foreign currency-denominated asset and liability amounts are re-measured into USD at end-of-period exchange rates, except for inventories, prepaid expenses, property, plant and equipment, goodwill and other intangible assets, which are re-measured at historical rates. Foreign currency income and expenses are re-measured at average exchange rates in effect during the year, except for expenses related to balance sheet amounts re-measured at historical exchange rates. Exchange gains and losses arising from re-measurement of foreign currency-denominated monetary assets and liabilities are included in income in the period in which they occur.

For foreign entities where the local currency is the functional currency, assets and liabilities denominated in local currencies are translated into USD at end-of-period exchange rates and the resultant translation adjustments are reported, net of their related tax effects, as a component of accumulated other comprehensive loss in equity.

Assets and liabilities denominated in other than the local currency are re-measured into the local currency prior to translation into USD and the resultant exchange gains or losses are included in income in the period in which they occur. Income and expenses are translated into USD at average exchange rates in effect during the period.

N&B changes the functional currency of its separate and distinct foreign entities only when significant changes in economic facts and circumstances indicate clearly that the functional currency has changed.

In the ordinary course of business, Parent enters into contractual arrangements (derivatives) to reduce the exposure of Parent and its consolidated subsidiaries, including N&B, taken as a whole to foreign currency, interest rate and commodity price risks. Since these activities are conducted by Parent based on total exposures for the DuPont Group, the N&B Combined Financial Statements do not reflect the impact of such activities.

Inventories

N&B’s inventories are valued at the lower of cost or net realizable value. Elements of cost in inventories include raw materials, direct labor and manufacturing overhead. Supplies are valued at cost or net realizable value, whichever is lower. Cost is generally determined by the average cost method.

N&B establishes allowances for obsolescence of inventory based upon quality considerations and assumptions about future demand and market conditions.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. In connection with the DWDP Merger and the FMC Transactions, the fair value of property, plant and equipment of Historical EID N&B and the H&N Business was determined using a market approach and a replacement cost approach. Depreciation is based on the estimated service lives of depreciable assets and is calculated using the straight-line method. Fully depreciated assets are retained in property and accumulated depreciation accounts until they are removed from service. When assets are surrendered, retired, sold, or otherwise disposed of, their gross carrying values and related accumulated depreciation are removed from the Combined Balance Sheets and included in determining gain or loss on such disposals.

Goodwill and Other Intangible Assets

N&B records goodwill when the purchase price of a business acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the reporting unit level annually during the fourth quarter, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. Prior to the DWDP Merger, annual impairment tests were performed during the third quarter.

When testing goodwill for impairment, N&B has the option to first perform qualitative testing to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If N&B chooses not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is required. N&B determines fair values for each of the reporting units using the income approach. Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. See Note 14 for further information on goodwill.

Indefinite-lived intangible assets are tested for impairment at least annually; however, these tests are performed more frequently when events or changes in circumstances indicate that the asset may be impaired. Impairment exists when carrying value exceeds fair value. N&B’s fair value methodology is primarily based on discounted cash flow techniques.

Definite-lived intangible assets are amortized over their estimated useful lives, generally on a straight-line basis for periods ranging primarily from 1 to 23 years. N&B continually evaluates the reasonableness of the useful lives of these assets. Once these assets are fully amortized, they are removed from the Combined Balance Sheets.

Impairment and Disposals of Long-Lived Assets

N&B evaluates the carrying value of long-lived assets to be held and used when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of a long-lived asset group is considered impaired when the total projected undiscounted cash flows from the assets are separately identifiable and are less than their respective carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. N&B’s fair value methodology is an estimate of fair market value which is made based on prices of similar assets or other valuation methodologies including present value techniques. Long-lived assets to be disposed of by sale, if material, are classified as held for sale and reported at the lower of carrying amount or fair value less cost to sell, and depreciation is ceased. Long-lived assets to be disposed of other than by sale are classified as held and used until they are disposed of and reported at the lower of carrying amount or fair value. Depreciation is recognized over the remaining useful life of the assets.

Revenue Recognition

N&B adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) in the first quarter of 2018 using the modified retrospective transition method for all contracts not completed as of the date of adoption. In accordance with Topic 606, N&B recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which N&B expects to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that N&B determines are within the scope of Topic 606, N&B performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

See Note 6 for additional information on revenue recognition.

Cost of Goods Sold

Cost of goods sold primarily includes the cost of manufacture and delivery, ingredients or raw materials, direct salaries, wages and benefits and overhead, and other operational expenses. No amortization of intangibles is included within costs of sales.

Research and Development Expenses

Research and development is expensed as incurred. Research and development expenses include costs (primarily consisting of employee costs, materials, contract services, research agreements, and other external spend) relating to the discovery and development of new products, enhancement of existing products and regulatory approval of new and existing products.

Selling and Administrative Expenses

Selling and administrative expenses primarily include selling and marketing expenses, commissions, functional costs, and business management expenses.

Litigation

Accruals for legal matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Legal costs, such as outside counsel fees and expenses, are charged to expense in the period incurred.

Severance Costs

Severance benefits are provided to employees under Parent’s ongoing benefit arrangements. Severance costs are accrued when management commits to a plan of termination and it becomes probable that employees will be entitled to benefits at amounts that can be reasonably estimated.

Integration and Separation Costs

Integration and separation costs includes costs incurred to prepare for and close the DWDP Merger, post-merger integration and separation expenses, and beginning in the fourth quarter of 2019, the separation of N&B. These costs primarily consist of financial advisory, information technology, legal, accounting, consulting, and other professional advisory fees associated with the preparation and execution of these activities.

Income Taxes

N&B accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted tax rates. The effect of a change in tax rates on deferred tax assets or liabilities is recognized in taxes on (loss) income in the period that includes the enactment date. N&B uses the portfolio approach for releasing income tax effects from Accumulated Other Comprehensive Loss.

N&B recognizes the financial statement effects of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. N&B accrues for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated. The current portion of liabilities for uncertain income tax positions is included in “Income taxes payable” and the long-term portion is included in “Other liabilities” in the Combined Balance Sheets.

Parent Company Net Investment

N&B’s equity on the Combined Balance Sheets represents Parent’s net investment in N&B and is presented as parent company net investment in lieu of stockholders’ equity. The Combined Statements of Changes in Equity includes net cash transfers and other property transfers between Parent and N&B, as well as intercompany receivables and payables between N&B and other Parent affiliates that were settled on a current basis. Additionally, parent company net investment includes assets and liabilities that have historically been held at the Parent level but are specifically identifiable or otherwise attributable to N&B, and other assets and liabilities recorded by Parent, whose related income and expenses have been pushed down to N&B. All transactions reflected in “Parent company net investment” in the accompanying Combined Balance Sheets have been considered cash receipts and payments within financing activities in the Combined Statements of Cash Flows.

Earnings per share data has not been presented in the accompanying Combined Financial Statements because N&B does not operate as a separate legal entity with its own capital structure.

Leases

N&B adopted the ASU 2016-02, Leases (Topic 842) in the first quarter of 2019. N&B determines whether an arrangement is a lease at the inception of the arrangement based on the terms and conditions in the contract. A contract contains a lease if there is an identified asset and N&B has the right to control the asset. Operating lease right-of-use (“ROU”) assets are included in “Other assets” on the Combined Balance Sheets. Operating lease liabilities are included in “Accrued and other current liabilities” and “Other liabilities” on the Combined Balance Sheets. Finance lease ROU assets are included in “Property, plant and equipment, net” and the corresponding lease liabilities are included in “Accrued and other current liabilities” and “Other liabilities” on the Combined Balance Sheets.

ROU assets represent N&B’s right to use an underlying asset for the lease term and lease liabilities represent N&B’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of N&B’s leases do not provide the lessor’s implicit rate, N&B uses its incremental borrowing rate at the commencement date in determining the present value of lease payments. Lease terms include options to extend the lease when it is reasonably certain those options will be exercised. Leases with an initial term of 12 months or less are not recorded on the balance sheet, and lease expense is recognized on a straight-line basis over the lease term.

N&B has lease agreements with lease and non-lease components, which are accounted for as a single lease component for all asset classes. Additionally, for certain equipment leases, the portfolio approach is applied to account for the operating lease ROU assets and lease liabilities. In the Combined Statements of Operations, lease expense for operating lease payments is recognized on a straight-line basis over the lease term. For finance leases, interest expense is recognized on the lease liability and the ROU asset is amortized over the lease term.

See Notes 3 and 19 for additional information regarding N&B’s leases.

NOTE 3 — RECENT ACCOUNTING GUIDANCE

Recently Adopted Accounting Guidance

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), and associated ASUs related to Topic 842, which requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance requires that a lessee recognize assets and liabilities for leases, and recognition, presentation and measurement in the financial statements depends on whether the lease is classified as a finance or operating lease. In addition, the new guidance requires disclosures to help investors and other financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases. Lessor accounting remains largely unchanged from previous U.S. GAAP but does contain some targeted improvements to align with the new revenue recognition guidance, referred to as “Topic 606,” issued in 2014.

N&B adopted the new standard in the first quarter of 2019, which allows for a modified retrospective transition approach, applying the new standard to all leases existing at the date of initial adoption. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statement as its date of initial application. N&B has elected to apply the transition requirements at the January 1, 2019 effective date rather than at the beginning of the earliest comparative period presented. This approach allows for a cumulative effect adjustment in the period of adoption, and prior periods are not restated and continue to be reported in accordance with historic accounting under ASC 840 (Leases). In addition, N&B has elected the package of practical expedients permitted under the transition guidance within the new standard which does not require reassessment of prior conclusions related to contracts containing a lease, lease classification and initial direct lease costs. As an accounting policy election, N&B chose to not apply the standard to certain existing land easements, excluded short-term leases (term of 12 months or less) from the balance sheet and accounts for non-lease and lease components in a contract as a single component for all asset classes.

The following table summarizes the impact of adoption to the Combined Balance Sheet:

Summary of Changes to the Combined Balance Sheet (In millions)	As Reported Dec. 31, 2018	Effect of ASU 2016-02	Updated Jan. 1, 2019
Assets
Other assets	$297	$138	$435
Total Assets	$22,612	$138	$22,750

Liabilities
Accrued and other current liabilities	$79	$35	$114
Total current liabilities	$1,031	$35	$1,066
Other liabilities	$159	$103	$262
Total noncurrent liabilities	$1,333	$103	$1,436
Total Liabilities	$2,364	$138	$2,502

The adoption of the new guidance did not have a material impact on N&B’s Combined Statement of Operations and had no impact on the Combined Statement of Cash Flows.

In August 2018, the FASB issued ASU No. 2018-14, Compensation - Retirement Benefits - Defined Benefit Plans - General (Topic 715-20), Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans. This amendment modifies the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans by removing and adding certain disclosures for these plans. The eliminated disclosures include the amounts in “Accumulated Other Comprehensive Income” expected to be recognized in net periodic benefit costs over the next fiscal year and the effects of a one-percentage-point change in assumed health care cost trend rates on the net periodic benefit costs and the benefit obligation for postretirement health care benefits. New disclosures include the interest crediting rates for cash balance plans, and an explanation of significant gains and losses related to changes in benefit obligations. The new standard is effective for fiscal years beginning after December 15, 2020, and must be applied retrospectively for all periods presented. Early adoption is permitted. N&B early adopted the new guidance in the fourth quarter of 2019, and adoption did not have a material impact on the Combined Financial Statements.

Accounting Guidance Issued But Not Adopted at December 31, 2019

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and associated ASUs related to Topic 326. The new guidance introduces the current expected credit loss (“CECL”) model, which requires organizations to record an allowance for credit losses for certain financial instruments and financial assets, including trade receivables, based on expected losses rather than incurred losses. Under this update, on initial recognition and at each reporting period, an entity will be required to recognize an allowance that reflects the entity’s current estimate of credit losses expected to be incurred over the life of the financial instrument. This update will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, and early adoption is permitted.

The ASU requires a modified retrospective transition approach, applying the new standards cumulative-effect adjustment as of the beginning of the first reporting period in which the guidance is effective. Therefore, this cumulative-effect will be reflected as of January 1, 2020 and prior periods will not be restated. N&B has finalized the evaluation of the January 1, 2020 impact and the impact of initial adoption is not material to N&B’s Combined Balance Sheets, Combined Statements of Operations, or Combined Statements of Cash Flows.

NOTE 4 — BUSINESS COMBINATIONS

DWDP Merger

On August 31, 2017, the DWDP Merger was completed. For additional information on the DWDP Merger, please see the current report on Form 8-K filed with the SEC by DowDuPont Inc. on September 1, 2017 and the

Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC by DowDuPont Inc. on February 15, 2018. Based on an evaluation of the provisions of ASC 805, Business Combinations (ASC 805), Historical Dow was determined to be the accounting acquirer in the DWDP Merger. DowDuPont applied the acquisition method of accounting with respect to the assets and liabilities of Historical EID N&B, which were measured at fair value as of the date of the DWDP Merger; the fair value of the N&B related business acquired from Historical EID was determined to be $17,999 million.

The acquisition method of accounting requires, among other things, that identifiable assets acquired and liabilities assumed be recognized on the balance sheet at their respective fair values as of the acquisition date. In determining the fair value, N&B utilized various forms of the income, cost and market approaches depending on the asset or liability being fair valued. The estimation of fair value required significant judgments related to future net cash flows (including net sales, cost of products sold, selling and marketing costs, and working capital/contributory asset charges), discount rates reflecting the risk inherent in each cash flow stream, competitive trends, market comparables and other factors. Inputs were generally determined by taking into account historical data, supplemented by current and anticipated market conditions, and growth rates.

The table below presents the final fair value that was allocated to N&B assets and liabilities in the Successor Period. For the year ended December 31, 2018 and the period September 1 through December 31, 2017, N&B made measurement period adjustments to reflect facts and circumstances in existence as of the date of the DWDP Merger. These adjustments primarily included a $1,542 million increase in goodwill, a $97 million decrease in property, plant and equipment, and a $137 million increase in other intangible assets.

Historical EID N&B Assets Acquired and Liabilities Assumed on August 31, 2017 (In millions)	Final fair value
Fair Value of Assets Acquired
Accounts and notes receivable, net	$774
Inventories	1,205
Prepaid expenses and other current assets	15
Property, plant and equipment, net	2,339
Goodwill	11,344
Other intangible assets	4,798
Deferred income tax assets	2
Other assets	119

Total Assets	$20,596

Fair Value of Liabilities Assumed
Accounts payable	$504
Employee compensation and benefits	140
Income taxes payable	15
Accrued and other current liabilities	51
Deferred income taxes	1,740
Other liabilities	122

Total Liabilities	$2,572

Noncontrolling interests	25

Net Assets (Consideration for the DWDP Merger)	$17,999

The significant fair value adjustments included in the allocation of purchase price are discussed below.

Inventories

Inventory is comprised of finished products of $458 million, semi-finished products of $369 million and raw materials and supplies of $378 million. The fair value of finished goods was calculated as the estimated selling price, adjusted for costs of the selling effort and a reasonable profit allowance relating to the selling effort. The fair value of semi-finished inventory was primarily calculated as the estimated selling price, adjusted for estimated costs to complete the manufacturing, estimated costs of the selling effort, as well as a reasonable profit margin on the remaining manufacturing and selling effort. The fair value of raw materials and supplies was determined to approximate the historical carrying value. The fair value step-up of inventory is recognized in costs of goods sold as the inventory is sold. The pre-tax amounts of inventory step-up is reflected in cost of goods sold in the Combined Statements of Operations. The amounts recognized for the year ended December 31, 2018 and the period September 1 through December 31, 2017 were $1 million and $361 million, respectively.

Property, Plant & Equipment

Property, plant and equipment is comprised of machinery and equipment of $1,526 million, buildings of $473 million, construction in progress of $211 million and land and land improvements of $129 million. The fair value of property and equipment was primarily determined using a market approach for land and certain types of equipment, and a replacement cost approach for other property and equipment. The market approach for certain types of equipment represents a sales comparison that measures the value of an asset through an analysis of sales and offerings of comparable assets. The replacement cost approach used for all other depreciable property and equipment measures the value of an asset by estimating the cost to acquire or construct comparable assets and adjusts for age and condition of the asset.

Goodwill

The excess of the consideration for the DWDP Merger over the net fair value of assets and liabilities acquired was recorded as goodwill. The DWDP Merger resulted in the recognition of $11,344 million of goodwill, which is not deductible for tax purposes. Goodwill largely consists of expected cost synergies resulting from the DWDP Merger, the assembled workforce of Historical EID N&B, and future technology and customers. Refer to Note 14 for further information on N&B’s subsequent impairment of goodwill.

Other Intangible Assets

Other intangible assets include customer-related intangible assets of $1,665 million, developed technology of $1,220 million, trademarks and tradenames of $1,868 million, and land use rights of $45 million. The customer-related value was determined using the excess earnings method while the developed technology, trademarks, and tradenames values were primarily determined utilizing the relief from royalty method. Both the excess earnings and relief from royalty methods are forms of the income approach.

Deferred Income Tax Assets and Liabilities

The deferred income tax assets and liabilities include the expected future federal, state, and foreign tax consequences associated with temporary differences between the fair values of the assets acquired and liabilities assumed and the respective tax bases. Tax rates utilized in calculating deferred income taxes generally represent the enacted statutory tax rates at the DWDP Merger Effectiveness Time in the jurisdictions in which legal title of the underlying asset or liability resides. Refer to Note 10 for further information related to the remeasurement of deferred income tax assets and liabilities as a result of the enactment of the U.S. Tax Cuts and Jobs Act in December 2017.

Results of Operations

The following table provides “Net sales” and “Loss before income taxes” of the Historical EID N&B business included in N&B’s results for the period September 1 through December 31, 2017. Included in the results from Historical EID N&B business was $17 million of “Restructuring and asset related charges, net,” $361 million that was recognized in “Cost of goods sold” as inventory was sold related to the fair value step-up of inventories and $42 million of “Integration and separation costs” in the Combined Statements of Operations.

Historical EID N&B Results of Operations (In millions)	September 1 through December 31, 2017
Net sales	$1,172
Loss before income taxes	$(244)

H&N Business

On November 1, 2017, Parent completed the FMC Transactions. The acquisition was integrated into N&B to enhance its position as a leading provider of sustainable, bio-based food ingredients and allow for expanded capabilities in the pharma excipients space. Parent accounted for the acquisition in accordance with ASC 805, which requires the assets acquired and liabilities assumed to be recognized on the balance sheet at their fair values as of the acquisition date.

The following table summarizes the fair value of consideration exchanged between Parent and FMC as a part of the FMC Transactions:

Consideration Exchanged in FMC Transactions (In millions)
Fair Value of Divested Ag Business	$3,665
Less: Cash received[1]	1,200
Less: Favorable contracts[2]	495

Fair Value of the H&N Business	$1,970

1.

The FMC Transactions include a cash consideration payment to Parent of approximately $1,200 million, which reflected the difference in value between the Divested Ag Business and the H&N Business, subject to certain customary inventory and net working capital adjustments, and was not part of N&B.

2.

Upon closing and pursuant to the terms of the FMC Transaction Agreement, Historical EID entered into favorable supply contracts with FMC. Historical EID recorded these contracts as intangible assets recognized at the fair value of off-market contracts, and these assets, which were not part of N&B, were attributed to the business that was divested pursuant to the Corteva spin-off.

The table below presents the final fair value that was allocated to the assets acquired and liabilities assumed. There were no material updates to the preliminary purchase accounting and purchase price allocation during 2018.

H&N Business Assets Acquired and Liabilities Assumed on November 1, 2017 (In millions)	Final Fair Value
Fair Value of Assets Acquired
Cash and cash equivalents	$16
Accounts and notes receivable, net	144
Inventories	304
Property, plant and equipment, net	489
Goodwill	703
Other intangible assets	435
Prepaid expenses and other current assets	14

Total Assets	$2,105

Fair Value of Liabilities Assumed
Accounts payable, accrued and other current liabilities	72
Deferred income taxes	63

Total Liabilities	$135

Net Assets (Consideration for the H&N Business)	$1,970

The significant fair value adjustments included in the final allocation of purchase price for the H&N business are discussed below.

Inventories

Acquired inventory is comprised of finished goods of $143 million, semi-finished products of $85 million and raw materials and supplies of $76 million. Fair value of inventory was calculated using a net realizable value approach for finished goods and semi-finished products and a replacement cost approach for raw materials and supplies. The pre-tax amounts of inventory step-up is reflected in cost of goods sold in the Combined Statements of Operations. The amounts recognized for the year ended December 31, 2018 and the period September 1 through December 31, 2017 were $66 million and $36 million, respectively.

Property, Plant & Equipment

Property, plant and equipment is comprised of machinery and equipment of $356 million, buildings of $63 million, land and land improvements of $39 million, and construction in progress of $31 million. The fair values were determined using a combination of a market approach and replacement cost approach.

Goodwill

The excess of the consideration for the H&N Business over the net fair value of assets acquired and liabilities assumed resulted in the recognition of $703 million of goodwill, of which $208 million is tax-deductible. Goodwill is attributable to the H&N Business’s workforce and expected cost synergies in procurement, production and market access.

Other Intangible Assets

Other intangible assets include customer-related intangible assets of $268 million, developed technology of $130 million, and trademarks and tradenames of $37 million. The customer-related fair value was determined using the excess earnings method while the developed technology, trademarks and tradenames fair values were primarily determined utilizing the relief from royalty method.

Results of Operations

The following table provides net sales and loss before income taxes of the H&N Business included in N&B’s results for the period November 1 through December 31, 2017. The H&N Business results include $36 million that was recognized in cost of goods sold as inventory was sold related to the fair value step-up of inventories in the Combined Statements of Operations for the period September 1 through December 31, 2017.

H&N Business Results of Operations (In millions)	November 1 through December 31, 2017
Net sales	$102
Loss before income taxes	$(41)

NOTE 5 — DIVESTITURES

Food Safety Diagnostic Sale

In December 2016, Historical EID entered into an agreement to sell its food safety diagnostic business to Hygiena LLC, which was part of N&B’s Food & Beverage segment and included in N&B’s financial information. The sale of the business was completed in February 2017, resulting in a pre-tax gain of $162 million ($86 million net of tax). The gain was recorded in “Other income, net” in N&B’s Combined Statement of Operations for the period January 1 through August 31, 2017.

NOTE 6 — REVENUE

Revenue Recognition

Substantially all of N&B’s revenue is derived from product sales. Product sales consist of sales of N&B’s products to supply manufacturers and distributors. N&B considers purchase orders, which in some cases are governed by master supply agreements, to be contracts with customers. Contracts with customers are considered to be short-term when the time between order confirmation and satisfaction of the performance obligations is equal to or less than one year.

Revenue from product sales is recognized when the customer obtains control of N&B’s product, which occurs at a point in time, usually upon shipment, with payment terms typically in the range of 30 to 60 days after invoicing depending on business and geographic region. N&B elected the practical expedient to not adjust the amount of consideration for the effects of a significant financing component for all instances in which the period between payment and transfer of the goods will be one year or less. When N&B performs shipping and handling activities after the transfer of control to the customer (e.g., when control transfers prior to shipment), these are considered fulfillment activities, and accordingly, the costs are accrued when the related revenue is recognized. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues. N&B elected the practical expedient to expense cash and non-cash sales incentives as the amortization period for the costs to obtain the contract would have been one year or less.

The transaction price includes estimates for reductions in revenue from customer rebates and rights of return on product sales. These amounts are estimated based upon the most likely amount of consideration to which the customer will be entitled. All estimates are based on historical experience, anticipated performance, and N&B’s best judgment at the time to the extent it is probable that a significant reversal of revenue recognized will not occur. All estimates for variable consideration are reassessed periodically.

N&B records accounts receivables when the right to consideration becomes unconditional. Contract assets and contract liabilities were not material at December 31, 2019 and December 31, 2018.

Disaggregation of Revenue

N&B has three reportable segments with the following principal product lines: Food & Beverage, Health & Biosciences, and Pharma Solutions. N&B believes disaggregation of revenue by principal product line best depicts the nature, amount, timing, and uncertainty of its revenue and cash flows. Net sales by principal product line are included below:

Net Sales by Segment (In millions)	2019	2018
Food & Beverage	$2,945	$2,987
Health & Biosciences	2,317	2,405
Pharma Solutions	814	824

Total	$6,076	$6,216

Sales are attributed to geographic regions based on customer location. Refer to Note 23 for the breakout of net sales by geographic region.

NOTE 7 — RESTRUCTURING AND ASSET RELATED CHARGES, NET

Charges for restructuring programs and other asset related charges, which includes other asset impairments, were $180 million, $29 million, $20 million and $8 million for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, respectively. These charges were recorded in “Restructuring and asset related charges, net” in the Combined Statements of Operations and consist primarily of the following:

2019 Restructuring Program

During the second quarter of 2019 and in connection with the ongoing integration activities, Parent approved restructuring actions to simplify and optimize certain organizational structures following the completion of the Dow and Corteva Separations (the “2019 Restructuring Program”).

The following tables summarize the charges incurred related to the 2019 Restructuring Program for the year ended December 31, 2019:

(In millions)	For the Year Ended December 31, 2019
Severance and related benefit costs	$12
Asset related charges	8

Total restructuring and asset related charges, net	$20

The following table summarizes the activities related to the 2019 Restructuring Program:

(In millions)	Severance and Related Benefit Costs	Asset Related Charges	Total
Reserve balance at December 31, 2018	$—	$—	$—

2019 restructuring charges	12	8	20
Charges against the reserve	—	(8)	(8)
Payments	(2)	—	(2)

Reserve balance at December 31, 2019	$10	$—	$10

At December 31, 2019, the $10 million reserve for severance and related benefit costs was included in “Accrued and other current liabilities” in the Combined Balance Sheets. N&B expects actions related to this program to be substantially complete by the second half of 2020.

DowDuPont Cost Synergy Program

In September and November 2017, Parent approved post-merger restructuring actions under the DowDuPont Cost Synergy Program (the “Synergy Program”), which was designed to integrate and optimize the organization following the DWDP Merger, and in preparation for the Dow and Corteva separations.

The following table summarizes charges incurred related to the Synergy Program:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Severance and related benefit costs	$38	$22	$19	$—
Contract termination charges	19	—	—	—
Asset related charges	40	6	1	—

Total restructuring and asset related charges, net	$97	$28	$20	$—

N&B account balances and activity for the Synergy Program are summarized below:

(In millions)	Severance and Related Benefit Costs	Contract Termination Charges	Asset Related Charges	Total
Reserve balance at December 31, 2018	$20	$—	$—	$20

2019 restructuring charges	38	19	40	97
Charges against the reserve	—	—	(40)	(40)
Payments	(41)	(19)	—	(60)

Reserve balance at December 31, 2019	$17	$—	$—	$17

At December 31, 2019, the $17 million reserve for severance and related benefit costs was included in “Accrued and other current liabilities” in the Combined Balance Sheets. N&B does not expect to incur further significant charges related to this program and the program is considered substantially complete at the end of 2019.

Other Asset Related Charges

During the second quarter of 2019, in preparation for the Corteva spin-off, Historical EID completed the separation of the assets and liabilities related to its specialty products business into separate legal entities (the “SP Legal Entities”) and on May 1, 2019 Historical EID distributed the SP Legal Entities to DowDuPont (the “Internal SP Distribution”). The Internal SP Distribution served as a triggering event requiring N&B to perform an impairment analysis related to its equity method investment in a joint venture related to the Health & Biosciences segment. N&B applied the net asset value method under the cost approach to determine the fair value of the equity method investment. Based on updated projections, management determined the fair value of the equity method investment was below the carrying value with little ability to recover in the short-term due to the current economic environment. As a result, management concluded the impairment was other-than-temporary and recorded an impairment charge of $63 million in “Restructuring and asset related charges, net” in the Combined Statement of Operations.

NOTE 8 — RELATED PARTY TRANSACTIONS

Historically, N&B has been managed and operated in the normal course with other businesses of Parent. Accordingly, certain shared costs have been allocated to N&B and reflected as expenses in the stand-alone

Combined Financial Statements. Management of Parent and N&B considers the allocation methodologies used to be reasonable and appropriate reflections of the historical expenses attributable to N&B for purposes of the stand-alone financial statements. The expenses reflected in the Combined Financial Statements may not be indicative of expenses that would be incurred by N&B in the future. All related party transactions approximate prices at cost.

Corporate Expense Allocations

N&B’s Combined Statements of Operations include general corporate expenses of Parent for services provided by Parent for certain support functions that are provided on a centralized basis. These costs were first attributed to N&B if specifically identifiable to its businesses. If not specifically identifiable to N&B’s businesses, these costs have been allocated by using relevant allocation methods, primarily based on sales metrics, consistently for all periods presented.

Corporate expense allocations were recorded in the Combined Statements of Operations within the following captions:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Selling and administrative expenses	$273	$289	$110	$162
Research and development expenses	61	45	13	18
Cost of goods sold	23	35	14	10
Integration and separation costs[1]	264	136	42	57

Total	$621	$505	$179	$247

1.

Integration and separation costs to date primarily have consisted of financial advisory, information technology, legal, accounting, consulting, and other professional advisory fees associated with the preparation and execution of activities related to the DWDP Merger, post-merger integration and separation, and beginning in the fourth quarter of 2019, the separation of N&B.

Parent Company Equity

Net transfers to Parent are included within Parent company net investment on the Combined Statements of Changes in Equity. The components of the net transfers to Parent for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017 are as follows:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Cash pooling and general financing activities	$350	$49	$3,175	$99
Less: Corporate cost allocations	621	505	179	247
Less: Taxes on (loss) income	51	125	(481)	139

Total net transfers (to) from Parent per Combined Statements of Equity	$(322)	$(581)	$3,477	$(287)

Stock-based compensation	(19)	(20)	(4)	(13)
Contribution of H&N business by Parent	—	—	(1,970)	—
Measurement period adjustments for DWDP Merger	—	108	(1,639)	—

Net transfers to Parent per Combined Statements of Cash Flows	$(341)	$(493)	$(136)	$(300)

NOTE 9 — OTHER INCOME, NET

Other Income, Net (In millions)	Successor			Predecessor
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net gain on sales of businesses and other assets[1]	$(13)	$—	$(1)	$(160)
Net exchange losses (gains)	7	9	(5)	32
Interest expense, net	2	2	2	3
Non-operating pension and other post-employment credits (benefit)	2	(17)	(6)	11
Equity in losses (earnings) of nonconsolidated affiliates	1	1	(2)	6
Miscellaneous (income) expense, net	(5)	(5)	2	(5)

Other income, net	$(6)	$(10)	$(10)	$(113)

1.

Includes a pre-tax gain of $162 million ($86 million net of tax) for the period January 1 through August 31, 2017 related to the sale of global food safety diagnostics. See Note 5 for additional information.

NOTE 10 — INCOME TAXES

During the periods presented in the Combined Financial Statements, N&B did not file separate tax returns in the U.S. federal, certain state and local, and certain foreign tax jurisdictions, as N&B was included in the tax grouping of Parent and its affiliate entities within the respective jurisdictions. Taxes on (loss) income included in these Combined Financial Statements have been calculated using the separate return basis, as if N&B filed separate tax returns. N&B’s Taxes on (loss) income as presented in the Combined Financial Statements may not be indicative of the income taxes that N&B will generate in the future.

TCJA and SEC Staff Accounting Bulletin 118 (SAB 118):

On December 22, 2017, the Tax Cuts and Jobs Act (the “TCJA”) was enacted. The TCJA reduces the U.S. federal corporate income tax rate from 35 percent to 21 percent, requires companies to pay a one-time transition tax on earnings of foreign subsidiaries that were previously deferred, creates new provisions related to foreign sourced earnings, eliminates the domestic manufacturing deduction and moves to a hybrid territorial system. At December 31, 2017, N&B had not completed its accounting for the tax effects of the TCJA; however, as described below, N&B made a reasonable estimate of the effects on its existing deferred tax balances and the one-time transition tax. In accordance with Staff Accounting Bulletin 118 (“SAB 118”), income tax effects of the TCJA were refined upon obtaining, preparing, and analyzing additional information during the measurement period. At December 31, 2018, N&B had completed its accounting for the tax effects of the TCJA.

•

As a result of the TCJA, N&B remeasured its U.S. federal deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21 percent. N&B recorded a cumulative benefit of $373 million ($5 million expense during the year ended December 31, 2018 and $378 million benefit during the period September 1 through December 31, 2017) to “Taxes on (loss) income” in the Combined Statements of Operations with respect to the remeasurement of N&B’s deferred tax balances.

•

The TCJA requires a mandatory deemed repatriation of post-1986 undistributed foreign earnings and profits (“E&P”), which results in a one-time transition tax. N&B recorded a cumulative expense of $2 million ($4 million expense during the year ended December 31, 2018 and $2 million benefit during the period September 1 through December 31, 2017) to “Taxes on (loss) income” with respect to the one-time transition tax.

•

In the year ended December 31, 2018, N&B recorded an indirect impact of the TCJA related to prepaid tax on the intercompany sale of inventory. The amount recorded related to the inventory was a $5 million charge to “Taxes on (loss) income.”

•

For tax years beginning after December 31, 2017, the TCJA introduces new provisions for U.S. taxation of certain global intangible low-taxed income (“GILTI”). GILTI is described as the excess of a U.S. shareholder’s total net foreign income over a deemed return on tangible assets, as provided by the TCJA. In response to inquiries from companies, the FASB issued guidance in January of 2018 that allows companies to elect as an accounting policy whether to treat the GILTI tax as a period cost or to recognize deferred tax assets and liabilities when basis differences exist that are expected to affect the amount of GILTI inclusion upon reversal. N&B made the policy election to record any liability associated with GILTI in the period in which it is incurred.

Geographic Allocation of (Loss) Income Split (In millions)	Successor			Predecessor
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Domestic (loss) income [1,2,3,4]	$(253)	$183	$(39)	$212
Foreign (loss) income [1,2,3]	(167)	336	(245)	212

(Loss) income before income taxes	$(420)	$519	$(284)	$424

1.

In 2019, the domestic component of “(Loss) income before income taxes” included $264 million of integration and separation costs and a $170 million charge related to impairment of goodwill. The foreign component included a $504 million charge related to impairment of goodwill.

2.

In 2018, the domestic component of “(Loss) income before income taxes” included $136 million of integration and separation costs and a $27 million charge recognized in “Cost of goods sold” related to the fair value step-up of inventories assumed in the DWDP Merger and the acquisition of the H&N Business. The foreign component included a $40 million charge recognized in “Cost of goods sold” related to the fair value step-up of inventories assumed in the DWDP Merger and the acquisition of the H&N Business.

3.

During the period September 1 through December 31, 2017, the domestic component of “(Loss) income before income taxes” included $42 million of integration and separation costs and a $58 million charge recognized in “Cost of goods sold” related to the fair value step-up of inventories assumed in the DWDP Merger and the acquisition of the H&N Business. The foreign component included a $339 million charge recognized in “Cost of goods sold” related to the fair value step-up of inventories assumed in the DWDP Merger and the acquisition of the H&N Business.

4.	During the period January 1 through August 31, 2017, the domestic component of “(Loss) income before income taxes” included $57 million of integration and separation costs.

Geographic Allocation of Taxes on (Loss) Income (In millions)	Successor			Predecessor
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Current tax expense:
Federal	$43	$51	$9	$76
State and local	10	14	5	11
Foreign	110	156	35	61

Total current tax expense	$163	$221	$49	$148

Deferred tax (benefit) expense:
Federal	$(58)	$(11)	$(400)	$4
State and local	(8)	(30)	(2)	(2)
Foreign	(46)	(55)	(128)	(11)

Total deferred tax benefit	$(112)	$(96)	$(530)	$(9)

Taxes on (loss) income	$51	$125	$(481)	$139

Reconciliation to U.S. Statutory Rate

N&B’s effective tax rate is calculated under a separate return basis, as if N&B filed separate tax returns from the consolidated parent. Therefore, the effective tax rate calculation may not be indicative of future results. A comparison of income tax expense at the U.S. statutory rate of 21% for fiscal years ended December 31, 2019, and December 31, 2018, and at the U.S. statutory rate of 35% for the four months ended December 31, 2017 and the eight months ended August 31, 2017 to N&B’s effective tax rate is as follows:

Reconciliation to U.S. Statutory Rate	Successor			Predecessor
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Statutory U.S. federal income tax rate	21.0%	21.0%	35.0%	35.0%
State and local income taxes	0.3	(6.8)	(0.5)	1.8
Foreign income taxed at rates other than U.S. federal income tax rate	(3.2)	3.2	5.4	(1.8)
U.S. tax effect of foreign earnings	(2.7)	1.7	(2.4)	0.1
Unrecognized tax benefits	0.1	(1.7)	0.7	(0.9)
Acquisitions and divestitures [1]	—	—	—	4.2
Research and development credit	1.5	(1.0)	0.3	(0.8)
Goodwill impairment	(33.5)	—	—	—
Impact of enactment of U.S. tax reform	—	1.0	133.6	—
Domestic production activities deduction	—	—	0.9	(1.3)
Intangible asset amortization	1.4	(0.9)	(1.0)	(5.3)
Changes in valuation allowances	(3.7)	6.1	(2.1)	0.1
Other, net	6.7	1.5	(0.5)	1.7

Effective tax rate	(12.1)%	24.1%	169.4%	32.8%

1.	See Notes 4 and 5 for additional information.

Deferred Tax Balances at December 31, (In millions)	2019	2018
Deferred tax assets:
Tax loss and credit carryforwards [1]	$129	$100
Other accruals and reserves	52	54
Inventory	26	13

Gross deferred tax assets	$207	$167
Valuation allowances [1]	(86)	(71)

Total deferred tax assets	$121	$96

Deferred tax liabilities:
Investments	$(168)	$(185)
Property	(176)	(193)
Intangibles	(813)	(868)
Other, net	(7)	(15)

Total deferred tax liabilities	$(1,164)	$(1,261)

Total net deferred tax liability	$(1,043)	$(1,165)

1.	Primarily related to the realizability of recorded tax benefits on tax loss carryforwards from operations in the United States, Brazil, and China.

The following net operating losses and tax credit carryforwards are presented on a hypothetical separate return basis and may not be available on a stand-alone basis.

Operating Loss and Tax Credit Carryforwards	Deferred Tax Asset
(In millions)	2019	2018
Operating loss carryforwards
Expire within 5 years	$32	$21
Expire after 5 years or indefinite expiration	65	54

Total operating loss carryforwards	$97	$75

Tax credit carryforwards
Expire within 5 years	$—	$—
Expire after 5 years or indefinite expiration	32	25

Total tax credit carryforwards	$32	$25

Total operating loss and tax credit carryforwards	$129	$100

Undistributed earnings of foreign subsidiaries and related companies that are deemed to be permanently invested amounted to $994 million at December 31, 2019. In addition to the U.S. federal tax imposed by the TCJA on all accumulated unrepatriated earnings through December 31, 2017, the TCJA introduced additional U.S. federal tax on foreign earnings, effective as of January 1, 2018. The undistributed foreign earnings as of December 31, 2019 may still be subject to certain taxes upon repatriation, primarily where foreign withholding taxes apply. It is not practicable to calculate the unrecognized deferred tax liability on undistributed foreign earnings due to the complexity of the hypothetical calculation.

N&B has identified certain unrecognized tax benefits that relate to specific tax positions in historical tax returns filed by Parent. These unrecognized tax benefits are not allocated positions from Parent but rather are determined using the hypothetical separate return basis for N&B.

Total Gross Unrecognized Tax Benefits	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Total unrecognized tax benefits at beginning of period	$58	$26	$26	$30
Decreases related to positions taken on items from prior years	—	(10)	—	—
Increases related to positions taken on items from prior years	—	133	26	—
Increases related to positions taken in the current year	—	—	—	—
Settlement of uncertain tax positions with tax authorities	—	(89)	(26)	—
Decreases due to expiration of statutes of limitations	—	—	—	(4)
Exchange gain	(1)	(2)	—	—

Total unrecognized tax benefits at end of period	$57	$58	$26	$26

Total unrecognized tax expense (benefits) that, if recognized, would impact the effective tax rate	$31	$32	$22	$26
Total amount of interest and penalties expense (benefit) recognized in “Taxes on (loss) income”	$(1)	$(7)	$(2)	$—
Total amount of interest and penalties expense (benefit) recognized in “Other income, net”	$—	$—	$—	$2
Total accrual for interest and penalties associated with unrecognized tax benefits	$(1)	$—	$7	$9

N&B files tax returns in the various national, state and local income taxing jurisdictions in which it operates, either as a separate taxpayer or as a member of Parent’s consolidated income tax return. These tax returns are subject to examination and possible challenge by the tax authorities. Positions challenged by the tax authorities may be settled or appealed by N&B. As a result, there is an uncertainty in income taxes recognized in N&B’s financial statements in accordance with accounting for income taxes and accounting for uncertainty in income taxes. The impact on N&B’s results of operations is not expected to be material.

Tax years that remain subject to examination for N&B’s major tax jurisdictions are shown below:

Tax Years Subject to Examination by Major Tax Jurisdiction at December 31, 2019	Earliest Open Year
Jurisdiction
Brazil	2015
Canada	2015
China	2010
Denmark	2014
Germany	2010
Japan	2013
The Netherlands	2014
Switzerland	2015
United States:
Federal income tax	2012
State and local income tax	2007

1.	The U.S. Federal income tax jurisdiction is open back to 2012 with respect to Historical EID.

NOTE 11—ACCOUNTS AND NOTES RECEIVABLE, NET

(In millions)	December 31, 2019	December 31, 2018
Accounts receivable—trade [1]	$907	$840
Other [2]	185	147

Total accounts and notes receivable, net	$1,092	$987

1.

Accounts receivable—trade is net of allowances of $8 million at December 31, 2019 and $9 million at December 31, 2018. Allowances are equal to the estimated uncollectible amounts. That estimate is based on historical collection experience, current economic and market conditions, and review of the current status of customers’ accounts.

2.	Other includes receivables in relation to value added tax, notes receivable, and general sales tax and other taxes. No individual group represents more than ten percent of total receivables.

Accounts and notes receivable are carried at amounts that approximate fair value.

NOTE 12—INVENTORIES

The following table provides a breakdown of inventories:

(In millions)	December 31, 2019	December 31, 2018
Finished products	$821	$835
Semi-finished products	287	266
Raw materials	219	215
Supplies	95	90

Total inventories	$1,422	$1,406

NOTE 13—PROPERTY, PLANT AND EQUIPMENT, NET

The following table provides a breakdown of property, plant and equipment, net:

(In millions)	Estimated Useful Lives (Years)	December 31, 2019	December 31, 2018
Land and land improvements	1 – 25	$135	$135
Buildings	1 – 40	896	879
Machinery and equipment	1 – 25	3,095	2,896
Construction in progress		282	388

Total property, plant and equipment		$4,408	$4,298
Total accumulated depreciation		(1,427)	(1,237)

Total property, plant and equipment, net		$2,981	$3,061

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Depreciation expense	$326	$350	$95	$131

NOTE 14—GOODWILL AND OTHER INTANGIBLE ASSETS, NET

Goodwill

The following table summarizes changes in the carrying amount of goodwill for the years ended December 31, 2019 and 2018:

(In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Balance at December 31, 2017	$5,404	$5,363	$1,663	$12,430
Currency translation adjustment	(128)	(122)	(69)	(319)
Measurement period adjustments—DWDP Merger	(54)	(54)	—	(108)
Measurement period adjustments—H&N Business	1	—	13	14

Balance at December 31, 2018	$5,223	$5,187	$1,607	$12,017
Currency translation adjustment	(58)	(56)	(18)	(132)
Goodwill impairment charge	—	(674)	—	(674)
Other	(15)	—	—	(15)

Balance at December 31, 2019	$5,150	$4,457	$1,589	$11,196

N&B tests goodwill for impairment annually during the fourth quarter, or more frequently when events or changes in circumstances indicate that the fair value is below its carrying value. Prior to the DWDP Merger, annual impairment tests were performed during the third quarter. As a result of the related acquisition method of accounting in connection with the DWDP Merger, Historical EID’s assets and liabilities were measured at fair value resulting in increases to N&B’s goodwill and other intangible assets. The fair value valuation increased the risk that any declines in financial projections, including changes to key assumptions, could have a material, negative impact of the fair value of N&B’s reporting units and assets, and therefore could result in an impairment.

In preparation for the Corteva spin-off, Parent completed the separation of the assets and liabilities related to its specialty products businesses into separate legal entities and on May 1, 2019, Parent completed the Internal SP Distribution. The Internal SP Distribution served as a triggering event requiring Parent to perform an impairment analysis related to goodwill carried by its Historical EID existing reporting units as of May 1, 2019 including those reporting units within N&B. Subsequent to the Corteva spin-off, on June 1, 2019, Parent realigned certain businesses resulting in changes to its management and reporting structure (the “Second Quarter Segment Realignment”). As part of the Second Quarter Segment Realignment, N&B assessed and re-defined certain reporting units effective June 1, 2019, including reallocation of goodwill on a relative fair value basis as applicable to new reporting units identified. Goodwill impairment analyses were then performed for reporting units impacted by the Second Quarter Segment Realignment.

The triggering events described above were considered in the preparation of the N&B Combined Financial Statements consistent with the basis of presentation discussed in Note 1. Similar analyses were performed to test goodwill for impairment based on the Combined Financial Statements of the N&B-related reporting units. As part of this analysis, N&B determined that the fair value of its former Industrial Biosciences reporting unit was below carrying value resulting in a pre-tax, non-cash impairment charge of $674 million for the year ended December 31, 2019 impacting the Health & Biosciences segment. The former Industrial Biosciences reporting unit, part of Parent’s Nutrition & Biosciences segment prior to the Second Quarter Segment Realignment, was comprised solely of Historical EID assets and liabilities, the carrying values of which were measured at fair value in connection with the DWDP Merger, and thus considered at risk for impairment. Revised financial projections of the former Industrial Biosciences reporting unit reflected unfavorable market conditions, driven by challenging conditions in the U.S. bioethanol markets. These revised financial projections resulted in a reduction in the long-term forecasts of sales and profitability as compared to prior projections. Upon completion of the Second Quarter Segment Realignment and allocation of goodwill to the new reporting units, a quantitative analysis was performed to test goodwill for impairment. Based on the results of this analysis, no further impairment of goodwill was identified.

The analyses above used discounted cash flow models (a form of the income approach) utilizing Level 3 unobservable inputs. The significant assumptions in these analyses include, but are not limited to, projected revenue, EBITDA margins, the weighted average cost of capital, the terminal growth rate, and tax rates. The estimates of future cash flows are based on current regulatory and economic climates, recent operating results, and planned business strategies. These estimates could be negatively affected by changes in federal, state, or local regulations or economic downturns. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from estimates. If the ongoing estimates of future cash flows are not met, additional impairment charges may be recorded in future periods. N&B believes the current assumptions and estimates utilized are both reasonable and appropriate.

In the fourth quarter of 2019, N&B performed qualitative testing on all of its reporting units which indicated that it was not more likely than not that fair value was less than the carrying value for those reporting units.

Other Intangible Assets

The gross carrying amounts and accumulated amortization of other intangible assets by major class are as follows:

	December 31, 2019			December 31, 2018
(In millions)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Intangible assets with finite lives:
Customer-related	$1,945	$(330)	$1,615	$1,977	$(208)	$1,769
Developed technology	1,369	(418)	951	1,379	(261)	1,118
Trademarks/tradenames [1]	1,294	(94)	1,200	108	(32)	76
Other [2]	55	(6)	49	55	(3)	52

Total other intangible assets with finite lives	$4,663	$(848)	$3,815	$3,519	$(504)	$3,015

Intangible assets with indefinite lives:
Trademarks/tradenames [1]	562	—	562	1,756	—	1,756

Total	$5,225	$(848)	$4,377	$5,275	$(504)	$4,771

1.	During the fourth quarter of 2019, as a result of the announcement of the Transactions, N&B reclassified $1.2 billion of indefinite-lived tradenames to definite-lived tradenames.
2.	Primarily related to land use rights.

The aggregate pre-tax amortization expense for definite-lived intangible assets was $349 million for the year ended December 31, 2019, $311 million for the year ended December 31, 2018, $96 million for the period September 1 through December 31, 2017, and $84 million for the period January 1 through August 31, 2017.

Total estimated amortization expense for the next five fiscal years is as follows:

Estimated Amortization Expense
(In millions)
2020	$1,420
2021	$300
2022	$288
2023	$264
2024	$195

NOTE 15—ACCOUNTS PAYABLE

(In millions)	December 31, 2019	December 31, 2018
Accounts payable—trade	$548	$638
Other [1]	97	103

Total accounts payable	$645	$741

1.	Primarily consists of VAT and miscellaneous accounts payable items.

NOTE 16—SHORT-TERM BORROWINGS AND LONG-TERM DEBT

Parent’s current and long-term debt, and related interest expense, has not been recognized within N&B’s Combined Financial Statements, because they are not specifically identifiable to N&B. There was no long-term debt at December 31, 2019, and total long-term debt at December 31, 2018 reflects finance lease obligations of $3 million recorded in “Other liabilities” in the Combined Balance Sheets.

The Separation Agreement requires that, prior to the N&B Distribution, N&B will make a cash payment to Parent in the amount of $7.3 billion, subject to certain adjustments (the “Special Cash Payment”).

To secure funding for the Special Cash Payment, N&B Inc. entered into a Bridge Commitment Letter (the “Bridge Letter”) in an aggregate principal amount of $7.5 billion (the “Bridge Loans”) to secure committed financing the Special Cash Payment and related financing fees. The aggregate commitment under the Bridge Letter is reduced by, among other things, (1) the amount of net cash proceeds received by N&B Inc. from any issuance of senior unsecured notes pursuant to a Rule 144A offering or other private placement and (2) certain qualifying term loan commitments under senior unsecured term loan facilities. At December 31, 2019, “Prepaid expenses and other current assets” and “Other assets” within the Combined Balance Sheet included $23 million and $7 million, respectively, of prepaid financing costs related to the Bridge Loans.

In January 2020, N&B Inc. entered into a senior unsecured term loan agreement in the amount of $1.25 billion split evenly between three- and five-year facilities. As a result of entry into the term loan agreement, the commitments under the Bridge Letter were reduced to $6.25 billion. The remaining $6.25 billion is expected to be funded through a debt offering of senior unsecured notes pursuant to a Rule 144A offering or other private placement, and if such offering is not available, a drawdown on bridge facility. The proceeds from the aforementioned funding sources shall be used to make the Special Cash Payment and to pay the related transaction fees and expenses. The commitments under the Bridge Letter and the availability of funding under the term loan are subject to customary closing conditions including among others, the satisfaction of substantially all the conditions to the consummation of the proposed transaction with IFF.

Borrowing under the term loan facility and, if any, under the Bridge Loans, and, therefore, the distribution to Parent of the Special Cash Payment, would occur substantially concurrently with the closing of the proposed transaction with IFF. If an alternative is pursued in lieu of the Bridge Loans, any issuance of senior unsecured notes pursuant to a Rule 144A offering or other private placement for some or all the remaining $6.25 billion would likely occur in advance of the closing.

NOTE 17—COMMITMENTS AND CONTINGENT LIABILITIES

Litigation

N&B is involved in numerous claims and lawsuits, principally in the United States, including various product liability (involving N&B’s current or former products), intellectual property, employment related, and commercial matters. Certain of these matters may purport to be class actions and seek damages in very large amounts. Liabilities related to matters that are not directly attributable to the N&B business and for which N&B is not the legal obligor are not recognized within N&B’s Combined Financial Statements for any of the periods presented.

At December 31, 2019, N&B recorded a liability of approximately $3 million related to the foregoing (although it is reasonably possible that the ultimate cost could be up to twice the accrued amount). Because such matters are subject to inherent uncertainties, and unfavorable rulings or developments could occur, there can be no certainty that N&B will not ultimately incur charges in excess of presently recorded liabilities. Although considerable uncertainty exists, management does not believe it is reasonably possible that the ultimate disposition of these matters will have a material adverse effect on N&B’s results of operations, combined financial position or liquidity. However, the ultimate liabilities could be material to results of operations in the period recognized.

NOTE 18—PENSION PLANS

N&B employees participate, as eligible, in N&B and Parent’s sponsored pension plans, including defined benefit plans and defined contribution plans. Where permitted by applicable law, Parent reserves the right to amend, modify, or discontinue the plans at any time. Historical Dow and Historical EID did not merge their defined benefit pension and other post-employment benefit (OPEB) plans as a result of the DWDP Merger. In connection with the Dow and Corteva separations, the Historical Dow U.S. qualified defined benefit plan and the Historical EID U.S. principal qualified defined benefit plan were separated from Parent to Dow and Corteva, respectively. The defined benefit pension plans that were related to Historical Dow that were not separated with Dow or Corteva were not merged with any Historical EID plans. Parent retained a portion of pension liabilities relating to foreign benefit plans for both Historical EID and Historical Dow. Parent retained select OPEB liabilities relating to foreign Historical EID benefit plans but did not retain any Historical Dow OPEB plans. Parent also retained an immaterial portion of the non-qualified U.S. pension liabilities and other post-employment benefit plans relating to Historical EID U.S. benefit plans. The significant defined benefit pension and OPEB plans of Historical Dow and Historical EID in which employees of N&B participate are summarized below.

Multiemployer Plans

Defined Benefit Pension Plans

Parent offers both funded and unfunded noncontributory defined benefit pension plans in certain non-U.S. jurisdictions that are shared amongst its businesses, including N&B, and the participation of its employees and retirees in these plans is reflected as though N&B participated in a multiemployer plan with Parent. A proportionate share of the cost associated with the multiemployer plan is reflected in the Combined Financial Statements, while any assets and liabilities associated with the multiemployer plan are retained by Parent and recorded on Parent’s balance sheet.

The benefits under these plans are based primarily on years of service and employees’ pay near retirement.

Parent’s funding policy is consistent with the funding requirements of federal laws and regulations. Pension coverage for employees of Parent’s non-U.S. combined subsidiaries is provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are funded by depositing funds with trustees, covered by insurance contracts, or remain unfunded.

N&B participates in Parent’s non-U.S. plans as though they are participants in a multiemployer plan of Parent. The following table presents the allocation of costs associated with these plans to N&B, which was based on the headcount of participants in the plans. These figures do not represent cash payments to Parent, or Parent’s plans. More information on the financial status of Parent’s significant plans can be found in Parent’s Annual Report on Form 10-K.

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Plan Name
Non-U.S. Plans	$10	$9	$3	$1

Contributions

Parent made contributions on behalf of N&B to its multiemployer pension plans as follows:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Principal pension plans	$10	$1	$—	$1
Remaining plans with no assets	1	1	—	—

Single Employer Plans

N&B has non-U.S. pensions that benefit only its employees and retirees, and these plans are considered single-employer plans. The costs and any assets and liabilities associated with the single-employer pension benefit plans are reflected in the Combined Financial Statements. The following table summarizes the annual changes in the single-employer pension plans’ projected benefit obligations, fair value of assets and funding status:

Change in Projected Benefit Obligations, Plan Assets and Funded Status
(In millions)	2019	2018
Change in benefit obligations:
Benefit obligation at beginning of the period	$181	$212
Service cost	5	6
Interest cost	3	3
Plan participants’ contributions	—	2
Actuarial (gain) loss	26	(20)
Benefits paid	(5)	(8)
Plan amendments	—	(1)
Net effects of acquisitions/divestitures/other	—	(5)
Effect of foreign exchange rates	(3)	(8)

Benefit obligations at end of the period	$207	$181

Change in plan assets:
Fair value of plan assets at beginning of the period	$150	$171
Actual return on plan assets	26	(8)
Employer contributions	5	5
Plan participants’ contributions	—	2
Benefits paid	(5)	(8)
Net effects of acquisitions / divestitures/ other	—	(5)
Effect of foreign exchange rates	(3)	(7)

Fair value of plan assets at end of the period	$173	$150

Funded status
Non-U.S. plan with plan assets	$(22)	$(20)
All other plans	(12)	(11)

Funded status at end of the period	$(34)	$(31)

As of December 31, 2019 and 2018, N&B recorded $34 million and $31 million, respectively, within “Other liabilities” in the Combined Balance Sheets.

The pre-tax amounts recognized in accumulated other comprehensive loss are summarized below:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net (loss) gain	$(3)	$4	$1	$(27)
Prior service benefit	1	1	—	3

Total	$(2)	$5	$1	$(24)

The accumulated benefit obligation for all of the single-employer plans was $187 million and $160 million as of December 31, 2019 and 2018, respectively. The accumulated benefit obligation and projected benefit obligations of all single-employer plans exceeded the fair value of the respective plans’ assets.

The following table summarizes the information for all of the single-employer plans with an accumulated benefit obligation in excess of plan assets:

Pension Plans with Accumulated Benefit Obligations in Excess of Plan Assets	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Accumulated benefit obligation	$116	$85	$131	$37
Fair value of plan assets	87	63	104	27

The following table summarizes the information for all of the single-employer plans with a projected benefit obligation in excess of plan assets:

Pension Plans with Projected Benefit Obligations in Excess of Plan Assets	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Projected benefit obligation	$177	$154	$212	$184
Fair value of plan assets	138	122	171	144

The net periodic benefit costs and amounts recognized in other comprehensive loss for all of the single-employer plans were as follows:

Net Periodic Benefit Costs for All Significant Plans	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net Periodic Benefit Costs:
Service cost	$(5)	$(6)	$(2)	$(5)
Interest cost	(3)	(3)	(1)	(2)
Expected return on plan assets	8	9	3	5
Amortization of unrecognized loss	—	—	—	(1)

Net periodic benefit costs—Total	$—	$—	$—	$(3)

Changes in plan assets and benefit obligations recognized in other comprehensive (loss) income:
Net (loss) gain	$(3)	$4	$1	$(27)
Prior service cost	1	1	—	3

Total recognized in other comprehensive (loss) income	(2)	5	1	(24)

Total recognized in net periodic benefit cost and other comprehensive (loss) income	$(2)	$5	$1	$(27)

Assumptions

The following table summarizes the weighted-average assumptions used in determining the projected benefit obligations:

Weighted-Average Assumptions used to Determine Benefit Obligations	December 31, 2019	December 31, 2018
Discount rate	1.27%	1.99%
Rate of increase in future compensation levels	3.70%	3.70%

The following table summarizes the weighted-average assumptions used to determine the net periodic benefit cost:

Weighted-Average Assumptions used to Determine Net Periodic Benefit Costs	Successor			Predecessor
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Discount rate	1.98%	1.62%	1.64%	1.35%
Rate of increase in future compensation levels	3.70%	3.71%	4.34%	4.13%
Expected long-term rate of return on plan assets	5.18%	5.33%	5.34%	5.53%

The discount rates utilized to measure the majority of pension and other postretirement obligations are based on the Aon AA corporate bond yield curves applicable to each country at the measurement date. The long-term rate of return on assets reflects economic assumptions applicable to each country.

Plan Assets

The single-employer plans’ assets are invested through a master trust fund. The strategic asset allocation for the trust fund is selected by management, reflecting the results of comprehensive asset-and-liability modeling. Parent establishes strategic asset allocation percentage targets and appropriate benchmarks for significant asset classes with the aim of achieving a prudent balance between return and risk. Strategic asset allocations in countries are selected in accordance with the laws and practices of those countries.

The weighted average target allocation for N&B’s pension plan assets is summarized as follows:

Target Allocation for Plan Assets
Asset Category	December 31, 2019
Equity securities	53%
Fixed income securities	27
Alternative investments	6
Other investments	14

Total	100%

Non-U.S. equity securities include varying market capitalization levels. Global debt investments include corporate-issued, government-issued, and asset-backed securities. Corporate debt investments include a range of credit risk and industry diversification. Other investments include real estate and cash and cash equivalents. Fair value calculations may not be indicative of net realizable value or reflective of future fair values. Furthermore, although N&B believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following tables present the fair values of N&B’s pension benefit plan assets by level within the fair value hierarchy:

Basis of Fair Value Measurements	Total	Level 1	Level 2	Level 3
For the year ended December 31, 2019
(In millions)
Cash and cash equivalents	$1	$1	$—	$—

Equity securities:
U.S. equity securities	$9	$9	$—	$—
Non—U.S. equity securities	82	75	7	—

Total equity securities	$91	$84	$7	$—

Fixed income securities:
Debt—government-issued	$25	$11	$14	$—
Debt—corporate-issued	22	12	10	—

Total fixed income securities	$47	$23	$24	$—

Alternative investments:
Real estate	$8	$5	$—	$3
Pooled investment vehicles	2	2	—	—

Total alternative investments	$10	$7	$—	$3

Other investments	$24	$—	$—	$24

Subtotal	$173	$115	$31	$27

Other items to reconcile to fair value of plan assets:
Pension trust receivables	$8
Pension trust payables	(8)

Total	$173

Basis of Fair Value Measurements	Total	Level 1	Level 2	Level 3
For the year ended December 31, 2018
(In millions)
Cash and cash equivalents	$2	$2	$—	$—

Equity securities:
U.S. equity securities	$8	$8	$—	$—
Non-U.S. equity securities	64	59	5	—

Total equity securities	$72	$67	$5	$—

Fixed income securities:
Debt—government-issued	$21	$9	$12	$—
Debt—corporate-issued	19	11	8	—

Total fixed income securities	$40	$20	$20	$—

Alternative investments:
Real estate	$7	$4	$—	$3
Pooled investment vehicles	5	5	—	—

Total alternative investments	$12	$9	$—	$3

Other investments	$23	$—	$—	$23

Subtotal	$149	$98	$25	$26

Other items to reconcile to fair value of plan assets:
Pension trust receivables	1
Pension trust payables	—

Total	$150

For pension plan assets classified as Level 1 measurements (measured using quoted prices in active markets), total fair value is either the price of the most recent trade at the time of the market close or the official close price, as defined by the exchange on which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For plan assets classified as Level 2 measurements, where the security is frequently traded in less active markets, the fair value is based on the closing price at the end of the period; where the security is less frequently traded, the fair value is based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that asset or liability. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance and quality checks.

For pension plan assets classified as Level 3 measurements, total fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity for the investment. Investment managers, fund managers or investment contract issuers provide valuations of the investment on a monthly or quarterly basis. These valuations are reviewed for reasonableness based on applicable sector, benchmark and company performance. Adjustments to valuations are made where appropriate.

Contributions

N&B made contributions to its single-employer pension benefit plans as follows:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Single-employer pension	$4	$5	$4	$4

Benefit Payments

The estimated future benefit payments as of December 31, 2019, reflecting expected future service, as appropriate, are presented in the following table:

Estimated Future Benefit Payments at December 31, 2019
(In millions)	Single Employer Plans
2020	$5
2021	7
2022	6
2023	5
2024	5
Years 2025-2029	31

Total	$59

The following table summarizes the extent to which N&B’s income was affected by pre-tax charges related to long-term employee benefits for pension and OPEB:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Long-term employee benefit plan charges	$25	$32	$10	$13

Defined Contribution Plans

N&B, through its participation in Parent’s sponsored defined contribution plans, offers defined contribution plans, which covers substantially all of its U.S. employees. The most significant of these plans is Parent’s Retirement Savings Plan (the Plan). This Plan includes a non-leveraged Employee Stock Ownership Plan (ESOP). Employees are not required to participate in the ESOP and those who do are free to diversify out of the ESOP. The purpose of the Plan is to provide retirement savings benefits for employees and to provide employees an opportunity to become stockholders of Parent. The Plan is a tax qualified contributory profit sharing plan, with a cash or deferred arrangement, and any eligible employee of Parent, including N&B’s employees, may participate. Parent contributes 100 percent of the first six percent of the employee’s contribution election and also contributes three percent of each eligible employee’s eligible compensation regardless of the employee’s contribution.

Parent’s contributions to the Plan on behalf of N&B represent an allocation of the total contributions made based on the headcount of N&B’s participants in the plan. Parent made the following contributions on behalf of N&B:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Contributions	$15	$23	$7	$15

NOTE 19—LEASES

N&B has operating and finance leases for real estate, certain machinery and equipment, and information technology assets. N&B’s leases have remaining lease terms of approximately 1 year to 16 years. For purposes of calculating operating lease liabilities, lease terms may be deemed to include options to extend the lease when it is reasonably certain that N&B will exercise that option. Some leasing arrangements require variable payments that are dependent on usage, output, or may vary for other reasons, such as insurance and tax payments. The variable lease payments are not presented as part of the initial ROU asset or lease liability.

Certain of N&B’s leases include residual value guarantees. These residual value guarantees are based on a percentage of the lessor’s asset acquisition price and the amount of such guarantee declines over the course of the lease term. The portion of residual value guarantees that are probable of payment is included in the related lease liability in the Combined Balance Sheet other than certain finance leases that include the maximum residual value guarantee amount in the measurement of the related liability given the election to use the package of practical expedients at the date of adoption. At December 31, 2019, N&B has future maximum payments for residual value guarantees in operating leases of $4 million with final expirations through 2026. N&B’s lease agreements do not contain any material restrictive covenants.

The components of lease cost for operating and finance leases for the year ended December 31, 2019 were as follows:

(In millions)	2019
Operating lease cost	$44
Finance lease cost	1
Short-term lease cost	1
Variable lease cost	21
Sublease income	(1)

Total lease cost	$66

Rental expense under operating leases, net of sublease rental income, was $31 million, $5 million, and $10 million for the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017.

Supplemental cash flow information related to leases was as follows:

(In millions)	December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$43
Financing cash flows from finance leases	$1

New operating lease assets and liabilities entered into during the year ended December 31, 2019 were $17 million. Supplemental balance sheet information related to leases was as follows:

(In millions)	December 31, 2019
Operating Leases
Operating lease right-of-use assets [1]	$123
Current operating lease liabilities [2]	30
Noncurrent operating lease liabilities [3]	94

Total operating lease liabilities	$124

Finance Leases
Property, plant and equipment, gross	$10
Accumulated depreciation	(4)

Property, plant and equipment, net	$6

Short-term borrowings and finance lease obligations	$1

1.	Included in “Other assets” in the Combined Balance Sheet.
2.	Included in “Accrued and other current liabilities” in the Combined Balance Sheet.
3.	Included in “Other liabilities” in the Combined Balance Sheet.

Operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of N&B’s leases do not provide the lessor’s implicit rate, N&B uses Parent’s incremental borrowing rate at the commencement date in determining the present value of lease payments.

Lease Term and Discount Rate	December 31, 2019
Weighted-average remaining lease term (years)
Operating leases	6.13
Finance leases	0.75
Weighted average discount rate
Operating leases	3.43%
Finance leases	2.97%

Maturities of lease liabilities were as follows:

Maturities of Lease Liabilities (In millions)	Operating Leases	Finance Leases
2020	$34	$1
2021	26	—
2022	22	—
2023	15	—
2024 and thereafter	40	—

Total lease payments	$137	$1
Less: Interest	13	—

Present Value of Lease Liabilities	$124	$1

NOTE 20—STOCK-BASED COMPENSATION

Prior to the DWDP Merger, N&B’s employees participated in Historical EID’s Equity and Incentive Plan (EIP). DuPont has authorized a plan to grant stock options, share appreciation rights, restricted stock units (RSUs), and performance-based restricted units (PSUs), among other types of awards, to directors, officers, and employees. All awards granted under these stock-based compensation plans are based on DuPont’s common stock and are not indicative of the results that N&B would have experienced as an independent, publicly traded company for the periods presented.

Effective with the DWDP Merger, on August 31, 2017, DowDuPont assumed all Historical Dow and Historical EID equity incentive compensation awards outstanding immediately prior to the DWDP Merger. In addition, DowDuPont also assumed sponsorship of each equity incentive compensation plan of Historical EID and Historical Dow. Historical EID and Historical Dow did not merge their equity and incentive plans as a result of the DWDP Merger. The Historical EID and Historical Dow stock-based compensation plans were assumed by DowDuPont and remained in place with the ability to grant and issue DowDuPont common stock until the Corteva spin-off. Immediately following the Corteva spin-off, Parent adopted the DuPont Omnibus Incentive Plan (“DuPont OIP”) which provides for equity-based and cash incentive awards to certain employees, directors, independent contractors and consultants. Upon adoption of the DuPont OIP, the Historical EID and Historical Dow plans were maintained and rolled into the DuPont OIP as separate subplans.

Parent grants stock-based compensation awards that vest over a specified period or upon employees meeting certain performance and/or retirement eligibility criteria. The fair value of equity instruments issued to employees is measured on the grant date. The fair value of liability instruments issued to employees is measured at the end of each quarter. The fair value of equity and liability instruments is expensed over the vesting period or, in the case of retirement, from the grant date to the date on which retirement eligibility provisions have been met and additional service is no longer required. N&B estimates expected forfeitures.

The total stock-based compensation cost included within the Combined Statements of Operations was $19 million, $20 million, $4 million, and $13 million for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, respectively. The income tax benefits related to stock-based compensation arrangements were $5 million, $5 million, $1 million, and $5 million for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, respectively.

Total unrecognized pre-tax compensation cost related to nonvested stock option awards of $2 million at December 31, 2019, is expected to be recognized over a weighted-average period of 1.6 years. Total unrecognized pre-tax compensation cost related to RSUs and PSUs of $11 million at December 31, 2019, is expected to be recognized over a weighted average period of 1.8 years.

NOTE 21—ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table summarizes the changes and after-tax balances of each component of Accumulated Other Comprehensive Loss for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017:

Accumulated Other Comprehensive Loss (In millions)	Cumulative Translation Adjustment	Pension and OPEB	Total
January 1, 2017 through August 31, 2017
Balance at January 1, 2017	$(1,474)	$(20)	$(1,494)
Other comprehensive income (loss) before reclassifications	415	(3)	412
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—

Net other comprehensive income (loss)	$415	$(3)	$412

Balance at August 31, 2017	$(1,059)	$(23)	$(1,082)

September 1, 2017 through December 31, 2017
Balance at September 1, 2017 (remeasured upon DWDP Merger)	$20	$—	$20
Other comprehensive loss before reclassifications	(142)	—	(142)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—

Net other comprehensive loss	$(142)	$—	$(142)

Balance at December 31, 2017	$(122)	$—	$(122)

2018
Balance at January 1, 2018	$(122)	$—	$(122)
Other comprehensive (loss) income before reclassifications	(536)	4	(532)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—

Net other comprehensive (loss) income	$(536)	$4	$(532)

Balance at December 31, 2018	$(658)	$4	$(654)

2019
Balance at January 1, 2019	$(658)	$4	$(654)
Other comprehensive loss before reclassifications	(176)	(2)	(178)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—

Net other comprehensive loss	$(176)	$(2)	$(178)

Balance at December 31, 2019	$(834)	$2	$(832)

The tax effects on the net activity related to each component of other comprehensive income (loss) for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017 were as follows:

Tax Benefit (Expense)	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Tax benefit (expense) from income taxes related to other comprehensive income (loss) items	$2	$(1)	$—	$5

NOTE 22—FAIR VALUE MEASUREMENTS

Fair Value Measurements on a Nonrecurring Basis

The following table summarizes the basis used to measure certain assets at fair value on a nonrecurring basis:

Basis of Fair Value Measurements on a Nonrecurring Basis (In millions)	Significant Other Observable Inputs (Level 3)	Total Losses
2019
Assets at fair value:
Investment in nonconsolidated affiliates	$3	$(63)
Goodwill	$—	$(674)

As discussed in Note 7, during the second quarter of 2019, N&B recorded an other-than-temporary impairment charge, classified as Level 3 measurements, related to an equity method investment within the Health & Biosciences segment. The impairment charge of $63 million was recorded in “Restructuring and asset related charges, net” in the Combined Statements of Operations.

Additionally, as discussed in Note 14, during the second quarter of 2019, N&B recorded a goodwill impairment charge related to the Health & Biosciences segment.

NOTE 23—GEOGRAPHIC INFORMATION

Sales are attributed to geographic areas based on customer location; long-lived assets are attributed to geographic areas based on asset location.

Net Trade Revenue by Geographic Region	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
United States	$2,125	$2,123	$632	$1,001
Canada	138	142	41	62
EMEA [1]	1,812	1,906	579	820
Asia Pacific	1,380	1,406	416	585
Latin America	621	639	217	342

Total	$6,076	$6,216	$1,885	$2,810

1.	Europe, Middle East, and Africa.

Long-lived Assets by Geographic Region	December 31,
(In millions)	2019	2018	2017
United States	$1,427	$1,494	$1,458
EMEA [1]	1,167	1,189	1,241
Asia Pacific	282	278	279
Latin America	105	100	104

Total	$2,981	$3,061	$3,082

1.	Europe, Middle East, and Africa.

NOTE 24—SEGMENT INFORMATION

N&B’s operations are classified into three reportable segments based on similar economic characteristics, the nature of products and production processes, end-use markets, channels of distribution and regulatory environment. N&B’s reportable segments are Food & Beverage, Health & Biosciences, and Pharma Solutions. Major products by segment include Food & Beverage (Emulsifiers, Sweeteners, Functional Solutions, and Protein Solutions); Health & Biosciences (Dietary Supplements, Food Protection, Cultures, Enzymes and Microbial Control); and Pharma Solutions (Pharma Excipients, Industrial Applications, and Nitrocellulose). N&B operates globally in substantially all of its product lines.

N&B’s measure of profit/loss for segment reporting purposes is Segment Operating EBITDA as this is the manner in which N&B’s chief operating decision maker (“CODM”) assesses performance and allocates resources. N&B defines Segment Operating EBITDA as earnings (net (loss) income) before interest, taxes on (loss) income, non-operating pension and other post-employment benefit costs, depreciation and amortization, exchange gains and losses, and corporate expenses, excluding certain significant items. N&B believes that its primary measure of segment profitability, Segment Operating EBITDA, provides relevant and meaningful information to investors about the ongoing operating results of N&B and underlying prospects of N&B. The accounting policies of the segments are the same as those described in “Note 2 – Summary of Significant Accounts Policies.”

Corporate Profile

N&B conducts its worldwide operations through global businesses which are reflected in the following reportable segments:

Food & Beverage

Food & Beverage is N&B’s innovative and broad portfolio of natural-based ingredients, including texturants, hydrocolloids, emulsifiers, sweeteners, plant-based proteins and systems for multiple ingredients, is marketed under the DANISCO® and SUPRO® brands, as well as others, and serves to enhance nutritional value, texture and functionality in a wide range of dairy, beverage, bakery and culinary applications. The major market for Food & Beverage is the industrial prepared foods market.

Health & Biosciences

Health & Biosciences is the biotechnology driven portfolio of N&B, where enzymes, food cultures, probiotics and specialty ingredients for food and non-food applications are developed and produced. N&B’s biotechnology- driven probiotics portfolio, including the HOWARU® brand, is a leading technology platform for dietary supplements supported by science-based health claims, with a growing portfolio of proprietary strains, and possesses among the highest potency and highest volume production capabilities in the market. Health & Biosciences is a leading producer of cultures for use in fermented foods such as yogurt, cheese and fermented beverages. It also uses industrial fermentation to produce enzymes and microorganisms that provide product and process performance benefits to household detergents, animal feed, ethanol production, human food and brewing. Health & Biosciences also offers a broad portfolio of formulated biocides for controlling microbial populations. The major markets for Health & Biosciences are the health and wellness market, food and beverage, animal nutrition, detergents, biofuels production, and microbial control solutions for oil and gas production, home and personal care and other industrial preservation markets.

Pharma Solutions

Pharma Solutions is one of the world’s largest producers of cellulosics- and alginates-based pharma excipients, used to improve the functionality and delivery of active pharmaceutical ingredients, including controlled or modified drug release formulations, and enabling the development of more effective pharma solutions, including those marketed under the AVICEL® brand. The primary market for Pharma Solutions is the oral dosage pharmaceuticals excipients market.

The following table summarizes segment information for the Successor Periods as follows:

Segment Information	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
(In millions)
For the Year Ended December 31, 2019
Net sales	$2,945	$2,317	$814	$6,076
Segment Operating EBITDA [1]	586	617	225	1,428
Depreciation and amortization	279	324	72	675
Equity in earnings (losses) of nonconsolidated affiliates	—	(1)	—	(1)
Total assets	9,673	8,636	3,230	21,539
Investment in nonconsolidated affiliates [2]	3	31	—	34
Capital expenditures [3]	143	117	33	293
For the Year Ended December 31, 2018
Net sales	$2,987	$2,405	$824	$6,216
Segment Operating EBITDA [1]	605	658	204	1,467
Depreciation and amortization	299	271	91	661
Equity in earnings (losses) of nonconsolidated affiliates	—	(1)	—	(1)
Total assets	9,731	10,167	2,714	22,612
Investment in nonconsolidated affiliates [2]	2	101	—	103
Capital expenditures [3]	195	146	49	390
For the Period September 1 through December 31, 2017
Net sales	$722	$756	$407	$1,885
Segment Operating EBITDA [1]	167	184	32	383
Depreciation and amortization	88	77	26	191
Equity in earnings (losses) of nonconsolidated affiliates	—	2	—	2
Total assets	9,692	10,358	3,310	23,360
Investment in nonconsolidated affiliates [2]	2	98	—	100
Capital expenditures [3]	63	67	11	141

1.	A reconciliation of “Net (loss) income” to Segment Operating EBITDA is provided in the table below.
2.	Included in “Other assets”.
3.	Segment capital expenditures are presented on an accrual basis.

The following table summarizes segment information for the Predecessor Period as follows:

Segment Information	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
(In millions)
For the Period January 1 through August 31, 2017
Net sales	$1,619	$1,191	$—	$2,810
Segment Operating EBITDA [1]	258	371	—	629
Depreciation and amortization	105	110	—	215
Equity in earnings (losses) of nonconsolidated affiliates	—	(6)	—	(6)
Total assets	4,643	3,680	—	8,323
Investment in nonconsolidated affiliates [2]	3	24	—	27
Capital expenditures [3]	60	62	—	122

1.	A reconciliation of “Net (loss) income” to Operating EBITDA is provided in the table below.
2.	Included in “Other assets”.
3.	Segment capital expenditures are presented on an accrual basis.

Reconciliation to Combined Financial Statements

Net (loss) income in the Combined Statements of Operations reconciles to Segment Operating EBITDA as follows:

Reconciliation of Net (Loss) Income to Segment Operating EBITDA (In millions)	Successor			Predecessor
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net (loss) income	$(471)	$394	$197	$285
+ Taxes on (loss) income	51	125	(481)	139

(Loss) income before income taxes	$(420)	$519	$(284)	$424

+ Depreciation and amortization	675	661	191	215
+ Interest expense, net	2	2	2	3
+ Non-operating pension & OPEB costs (benefit) [1]	2	(17)	(6)	11
- Foreign exchange (losses) gains, net [1]	(7)	(9)	5	(32)
- Significant items	(1,118)	(232)	(459)	97

Operating EBITDA	$1,384	$1,406	$357	$588

- Other corporate costs [2]	(44)	(61)	(26)	(41)

Segment Operating EBITDA	$1,428	$1,467	$383	$629

1.	Included in “Other income, net”.
2.	Consists of corporate overhead costs that were historically not allocated into management results.

The following tables summarize the pre-tax impact of significant items by segment that are excluded from Operating EBITDA:

Significant Items by Segment for the Year Ended December 31, 2019 (In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Integration and separation costs [1]	$(119)	$(92)	$(53)	$(264)
Restructuring and asset related charges, net [2]	(30)	(123)	(27)	(180)
Goodwill impairment charge [3]	—	(674)	—	(674)

Total	$(149)	$(889)	$(80)	$(1,118)

1.	Integration and separation costs related to post-DWDP Merger integration and separation activities, and, beginning in the fourth quarter of 2019, the separation of N&B.
2.	Includes restructuring plans and asset related charges, which include other asset impairments. See Note 7 for additional information.
3.	See Note 14 for additional information.

Significant Items by Segment for the Year Ended December 31, 2018 (In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Integration and separation costs [1]	$(66)	$(52)	$(18)	$(136)
Inventory step-up amortization [2]	(1)	—	(66)	(67)
Restructuring and asset related charges, net [3]	(12)	(14)	(3)	(29)

Total	$(79)	$(66)	$(87)	$(232)

1.	Integration and separation costs related to post-DWDP Merger integration and separation activities.

2.	Includes the fair value step-up of inventories assumed as a result of the DWDP Merger and the acquisition of the H&N Business. See Note 4 for additional information.
3.	Includes restructuring plans and asset related charges, which include other asset impairments. See Note 7 for additional information.

Significant Items by Segment for the Period September 1 through December 31, 2017 (In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Integration and separation costs [1]	$(16)	$(17)	$(9)	$(42)
Inventory step-up amortization [2]	(216)	(145)	(36)	(397)
Restructuring and asset related charges, net [3]	(8)	(8)	(4)	(20)

Total	$(240)	$(170)	$(49)	$(459)

1.	Integration and separation costs related to post-DWDP Merger integration and separation activities.
2.	Includes the fair value step-up of inventories assumed as a result of the DWDP Merger and the acquisition of the H&N Business. See Note 4 for additional information.
3.	Includes restructuring plans and asset related charges, which include other asset impairments. See Note 7 for additional information.

Significant Items by Segment for the Period January 1 through August 31, 2017 (In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Integration and separation costs [1]	$(33)	$(24)	$—	$(57)
Restructuring and asset related charges, net [2]	(2)	(6)	—	(8)
Net gain on sale of business [3]	162	—	—	162

Total	$127	$(30)	$—	$97

1.	Integration and separation costs related to DWDP Merger integration and separation activities.
2.	Includes restructuring plans and asset related charges, which include other asset impairments. See Note 7 for additional information.
3.	Reflects the sale of the Historical EID’s global food safety diagnostic business. See Note 5 for additional information.

NOTE 25—SUBSEQUENT EVENTS

Other than those described in the notes to the Combined Financial Statements, no events have occurred after December 31, 2019, but before May 7, 2020, the date the financial statements were available to be issued, that require consideration as adjustments to, or disclosures in, the Combined Financial Statements.

Schedule II

N&B

Valuation and Qualifying Accounts

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Accounts Receivable—Allowance for Doubtful Receivables
Balance at beginning of period	$9	$1	$—	$10
Additions charged to expenses	—	8	1	3
Deductions from reserves [1]	(1)	—	—	(1)

Balance at end of period	$8	$9	$1	$12

Inventory—Obsolescence Reserve
Balance at beginning of period	$22	$19	$1	$10
Additions charged to expenses	23	30	24	13
Deductions from reserves [2]	(22)	(27)	(6)	(12)

Balance at end of period	$23	$22	$19	$11

Deferred Tax Assets—Valuation Allowance
Balance at beginning of period	$71	$39	$33	$33
Additions charged to expenses	22	36	9	6
Deductions from reserves [3]	(7)	(4)	(3)	(6)

Balance at end of period	$86	$71	$39	$33

1.	Deductions include write-offs, recoveries and currency translation adjustments.
2.	Deductions include disposals and currency translation adjustments.
3.	Deductions include currency translation adjustments.

Annex A

Greenhill & Co., LLC

300 Park Avenue

New York, NY 10022

(212) 389-1500

(212) 389-1700 Fax

CONFIDENTIAL

December 15, 2019

Board of Directors

International Flavors & Fragrances Inc.

521 West 57th Street

New York, New York 10019

Members of the Board of Directors:

We understand that DuPont de Nemours, Inc. (“DuPont” or “Remainco”), the Nutrition & Biosciences, Inc. segment of DuPont, a wholly owned subsidiary of Remainco (“Spinco”), International Flavors & Fragrances, Inc. (the “Company”) and Neptune Merger Sub I Inc., a wholly owned subsidiary of the Company (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into Spinco with Spinco continuing as the surviving corporation. Contemporaneously with the execution of the Merger Agreement, Remainco, Spinco and the Company are entering into the Separation and Distribution Agreement (the “Separation Agreement”), pursuant to which Remainco will separate the Spinco Business (as defined in the Separation and Distribution Agreement) so that the Spinco Business is held by members of the Spinco Group (as defined in the Separation and Distribution Agreement) and distribute to the holders of the outstanding shares of common stock, par value $0.01 per share of Remainco (the “Remainco Common Stock”) all of the issued and outstanding shares of common stock, par value $0.01 per share of Spinco (the “Spinco Common Stock”) (the “Spin-Off” and together with the Merger, the “Transactions”). Upon the consummation of the Transactions, Spinco will become a wholly owned subsidiary of the Company, and each outstanding share of Spinco Common Stock, other than shares held by Spinco as treasury stock or held by Remainco (other than shares of Spinco Common Stock held on behalf of third parties), will be converted into the right to receive a number of shares of common stock, par value $0.125 per share, of the Company (the “RMT Partner Common Stock”, and such RMT Partner Common Stock received, the “Consideration”), determined pursuant to a formula set forth in the Merger Agreement (the result of such formula, the “Exchange Ratio”), subject to adjustment in certain circumstances, including to adjust the Exchange Ratio such that the percentage of outstanding shares of RMT Partner Common Stock to be received by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock (as defined in the Merger Agreement) is equal to at least 50.1% of all stock of the Company immediately following the consummation of the Merger.

The terms and conditions of the Transactions are more fully set forth in the Merger Agreement and the Separation Agreement. Capitalized terms used but not separately defined herein shall have the meanings assigned to such terms in the Merger Agreement.

You have asked us whether, in our opinion, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair to the Company from a financial point of view.

For purposes of the opinion set forth herein, we have:

1.	reviewed the draft of the Merger Agreement dated as of December 14, 2019 and certain related documents;

2.	reviewed the draft of the Separation Agreement dated as of December 14, 2019, and certain related documents;

3.	reviewed certain publicly available financial statements of each of the Company and DuPont (relating to the Spinco Business);

4.	reviewed certain other publicly available business, operating and financial information relating to each of the Company and the Spinco Business that we deemed relevant;

5.

reviewed certain information, including financial forecasts and other financial and operating data, concerning the Spinco Business supplied to or discussed with us by management of the Spinco Business, including financial forecasts for the Spinco Business prepared by the management of the Spinco Business and DuPont and extrapolations therefrom made at the direction of the Company’s management (the “Spinco Business Forecasts”);

6.	reviewed base case financial forecasts for the Spinco Business prepared by management of the Company (the “Company Base Case Forecasts for Spinco”);

7.	reviewed base case financial forecasts for the Company prepared by management of the Company (the “Company Base Case Forecasts”);

8.	reviewed financial forecasts prepared by research analysts of the Company (the “Street Consensus Base Case Forecasts”);

9.

reviewed certain information regarding certain potential revenue synergies and cost efficiencies and financial and operational benefits anticipated from the Transactions prepared by management of the Company (“Synergies”);

10.	discussed the past and present operations and financial condition and the prospects of the Company with the management of the Company;

11.

discussed the past and present operations and financial condition and the prospects of the Spinco Business with the Spinco Business’s and Dupont’s management and financial advisors and the management of the Company;

12.	reviewed the historical market prices and trading activity for the Company ordinary shares;

13.

reviewed publicly available financial and stock market data, including valuation multiples, for certain companies, the securities of which are publicly traded, in lines of business that we deemed relevant, and compared that data to relevant data for the Company and the Spinco Business;

14.

compared the ownership levels implied from the Exchange Ratio to the ownership levels derived by discounting future cash flows and a terminal value for the Company and the Spinco Business based upon the Company Base Case Forecasts (for the Company), and the Company Base Case Forecasts for Spinco (for the Spinco Business), in each case excluding Synergies, at discount rates we deemed appropriate;

15.

compared the ownership levels implied from the Exchange Ratio to the ownership levels derived from comparing valuation multiples of publicly traded companies to corresponding data of the Company and the Spinco Business based upon the Company Base Case Forecasts (for the Company) and the Company Base Case Forecasts for Spinco (for the Spinco Business), in each case excluding Synergies;

16.

reviewed the pro forma impact of the Transactions on the Company’s revenues, profitability, earnings per share, cash flow, consolidated capitalization and financial ratios and value creation to the Company’s shareholders;

17.	participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of the Spinco Business and its legal and financial advisors; and

18.	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information and data publicly available, supplied or otherwise made available to, or reviewed by or discussed with us. With respect to the Spinco Business Forecasts, we have assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Spinco Business. With respect to the Company Base Case Forecasts for Spinco and the Synergies, we have assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company, and, at the direction of management of the Company, we have relied upon the Company Base Case Forecasts for Spinco and Synergies in arriving at our opinion. Further, we have assumed, with your approval, that the Synergies will be achieved at the times and in the amounts projected thereby. We express no opinion with respect to the Spinco Business Forecasts, the Company Base Case Forecasts for Spinco or the Synergies or the assumptions upon which they are based. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Spinco Business, nor have we been furnished with any such evaluation or appraisal. We have assumed that the Transactions will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, and the final, executed Separation Agreement, which we have further assumed will be substantially similar in all material respects to the latest drafts thereof we have reviewed, and without waiver or modification of any material terms or conditions the effect of which would be in any way meaningful to our analysis, including, among other things, that the Transactions will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Transactions will be obtained without any material effect on the Company, the Spinco Business, the Transactions or the contemplated benefits of the Transactions in any way meaningful to our analysis. We are not legal, regulatory, accounting or tax experts and have relied on the assessments made by the Company and the Spinco Business and their respective advisors with respect to such issues. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Company in connection with the Transactions and will receive a fee for rendering this opinion and for other services rendered in connection with the Transactions, a significant portion of which is contingent on the consummation of the Transactions. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. As the Company has been advised, we in the past have provided, currently are providing and in the future may provide investment banking services to the Company unrelated to the proposed Transactions, for which services we have received and expect to receive compensation, including, during the three years preceding the date of this opinion, having acted or acting as financial advisor to the Company in connection with certain other strategic transactions. As the Company has been advised, during the three years preceding the date of this opinion, we have been engaged by, performed services for or received compensation from the Spinco Business or DuPont, including having acted as financial advisor to DuPont, and the former Dow Chemical Company which subsequently merged with DuPont, in relation to the sale of certain limited partnership interests in the secondary capital market and related financial advisory services. In addition, neither we nor our affiliates have invested, or have any long or short positions in any equity or debt securities of any of the Parties.

It is understood that this letter is solely for the information of the Board of Directors of the Company (in its capacity as such) (the “Board”) and is rendered to the Board in connection with its consideration of the Transactions and may not be used for any other purpose or relied upon by any other person without our prior written consent. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Merger Agreement. We are not expressing any view or opinion as to any other terms or aspect of the Merger Agreement, the Separation Agreement or the Transactions or any agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Transactions, including as to the fairness of the Transactions to, or any consideration to be received in connection with the Transactions by, holders of any class of securities, any creditors or any other constituencies of the Company. We have not been requested to opine as to, and our opinion does not in any manner address the underlying business decision to proceed with or effect the Transactions, or the relative merits of the Transactions as compared to other potential strategies or transactions that may be available to the Company. We are also not expressing any view or opinion as to the impact of the Transactions on the solvency or the viability of the Company or the Spinco Business or their ability to pay their respective obligations when they come due. In particular, we express no opinion as to the prices at which the shares of RMT Partner Common Stock will trade at any future time. We also express no view or opinion with respect to the amount or nature of any compensation to any officers, directors or employees of Spinco Business or the Company, or any class of such persons relative to the Consideration to be paid by the Company pursuant to the Merger Agreement or with respect to the fairness of any such compensation. We also express no view or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and we assume that opinions, counsel and interpretations regarding such matters have been or will be obtained from the appropriate professional sources. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board as to whether they should approve the Transactions or the Merger Agreement or the Separation Agreement or take any other action in connection therewith. This opinion is for the information of the Board and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Transactions if such inclusion is required by applicable law.

Based upon and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the Company.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ Kevin M. Costantino
Kevin M. Costantino
President
Co-Head of U.S. M&A

Annex B

1585 Broadway
New York, NY 10036

December 15, 2019

Board of Directors

International Flavors & Fragrances Inc.

521 West 57th Street

New York, NY 10019

Members of the Board:

We understand that DuPont de Nemours, Inc. (“DuPont” or “Remainco”), Nutrition & Biosciences, Inc., a wholly owned subsidiary of Remainco (“Spinco”), International Flavors & Fragrances Inc. (“RMT Partner”) and Neptune Merger Sub I Inc., a wholly owned subsidiary of RMT Partner (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated December 14, 2019 (the “Merger Agreement”), which contemplates, among other things, that (i) contemporaneously with the execution of the Merger Agreement, Remainco, Spinco and RMT Partner will enter into a Separation and Distribution Agreement (the “Separation and Distribution Agreement”), pursuant to which, among other things, Remainco will separate the Spinco Business (as defined in the Separation and Distribution Agreement) so that the Spinco Business is held by members of the Spinco Group (as defined in the Separation and Distribution Agreement) and distribute to the holders of the outstanding shares of common stock, par value $0.01 per share of Remainco (the “Remainco Common Stock”) all of the issued and outstanding shares of common stock, par value $0.01 per share of Spinco (the “Spinco Common Stock”), by means of a pro rata distribution or an exchange offer (collectively, the “Spin-Off”) and (ii) at the Effective Time (as defined in the Merger Agreement) Merger Sub will merge with and into Spinco (the “Merger”, and together with the Spin-Off, the “Transactions”), with Spinco continuing as the surviving corporation. Pursuant to the Merger, Spinco will become a wholly owned subsidiary of RMT Partner, and each outstanding share of Spinco Common Stock, other than shares held in treasury or held by Remainco (other than shares of Spinco Common Stock held on behalf of third parties), will be converted into the right to receive a certain number of shares of common stock, par value $0.125 per share, of RMT Partner (the “RMT Partner Common Stock”, and such RMT Partner Common Stock received, the “Consideration”), determined pursuant to a formula set forth in the Merger Agreement (such formula, the “Exchange Ratio”), subject to adjustment in certain circumstances, including to adjust the Exchange Ratio such that the percentage of outstanding shares of RMT Partner Common Stock to be received by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock (as defined in the Merger Agreement) is equal to at least 50.1% of all stock of RMT Partner immediately following the consummation of the Merger.

The terms and conditions of the Transactions are more fully set forth in the Merger Agreement and the Separation and Distribution Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to RMT Partner.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Spinco Business and RMT Partner, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Spinco Business and RMT Partner, respectively;

3)	Reviewed certain financial projections prepared by the managements of the Spinco Business and RMT Partner, respectively;

4)

Discussed the financial condition and the prospects of the Spinco Business following the consummation of the Transactions, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, with senior executives of the Spinco Business and RMT Partner, respectively;

5)

Discussed the past and current operations and financial condition and the prospects of RMT Partner following the consummation of the Transactions, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, with senior executives of RMT Partner;

6)	Reviewed the pro forma impact of the Transactions on RMT Partner’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

7)	Reviewed the reported prices and trading activity for the RMT Partner Common Stock;

8)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

9)	Participated in discussions and negotiations among representatives of Remainco, the Spinco Business and RMT Partner and their financial and legal advisors;

10)

Reviewed the Merger Agreement, the draft commitment letter from certain lenders substantially in the form of the drafts dated December 14, 2019 (the “Commitment Letter”) and certain related documents; and

11)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Remainco and RMT Partner, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Remainco and RMT Partner of the future financial performance of the Spinco Business and RMT Partner. In addition, we have assumed that the Transactions will be consummated in accordance with the terms set forth in the Merger Agreement and the Separation and Distribution Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Transactions will be treated as a tax-free reorganization, pursuant to the internal Revenue Code of 1986, as amended, that RMT Partner will obtain financing in accordance with the terms set forth in the Commitment Letter and that the definitive Merger Agreement and the Separation and Distribution Agreement will not differ in any material respect from the drafts thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transactions, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transactions. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of RMT Partner and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of Remainco’s, the Spinco Business’s or RMT Partner’s officers, directors or employees, or any class of such persons, relative to the Consideration to be paid to the holders of shares of the Spinco Common Stock in the Transactions. We have not made any independent valuation or appraisal of the assets or liabilities of the Spinco Business or RMT Partner, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of RMT Partner in connection with the Transactions and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for RMT Partner and financing services for Remainco and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to RMT Partner, Remainco and Spinco and their respective affiliates in the future and would expect to receive fees for the rendering of these services. Morgan Stanley is also a lender to RMT Partner and acts as administrative agent with respect to credit facilities of RMT Partner.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of RMT Partner, Remainco, Spinco, or any other company, or any currency or commodity, that may be involved in the Transactions, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of RMT Partner and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing RMT Partner is required to make with the Securities and Exchange Commission in connection with the Transactions if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the RMT Partner Common Stock will trade following consummation of the Transactions or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of RMT Partner should vote at the shareholders’ meeting to be held in connection with the Transactions.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to RMT Partner.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ David Khayat
David Khayat
Managing Director

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person has been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions will not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. No such provision will eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective. The limitations described above do not affect the ability of N&B or its stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the federal securities laws.

The N&B Certificate of Incorporation and N&B Bylaws require indemnification of directors and officers to the full extent permitted by the DGCL, as the same may be amended or modified from time to time.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits

See the Exhibit Index attached hereto.

(b) Financial Statement Schedules

The Financial Statement schedule, “Valuation and Qualifying Accounts,” for the N&B Business is included as part of this registration statement on page F-51, the Financial Statement Schedule, “Valuation and Qualifying Accounts and Reserves,” for IFF is included in the Annual Report on Form 10-K of IFF incorporated by reference in this registration statement and the Financial Statement schedule, “Valuation and Qualifying Accounts,” for DuPont is included in the Annual Report on Form 10-K of DuPont incorporated by reference in this registration statement.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(2)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(v)

That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(vi)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(vii)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

(viii)

The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(ix)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated December 15, 2019, by and among DuPont de Nemours Inc., Nutrition & Biosciences, Inc., International Flavors & Fragrances Inc. and Neptune Merger Sub I Inc., incorporated by reference to Exhibit 2.1 to DuPont’s Current Report on Form 8-K filed on December 18, 2019.†

2.2*	Separation and Distribution Agreement, dated as of December 15, 2019, by and among DuPont de Nemours Inc., Nutrition & Biosciences, Inc. and International Flavors & Fragrances Inc., incorporated by reference to Exhibit 2.2 to DuPont’s Current Report on Form 8-K filed on December 18, 2019.†

3.1**	Certificate of Incorporation of Nutrition & Biosciences, Inc.

3.2**	Bylaws of Nutrition & Biosciences, Inc.

5.1+	Opinion of Erik T. Hoover as to validity of common stock to be issued by Nutrition & Biosciences, Inc.

8.1+	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.

10.1*	Employee Matters Agreement, dated as of December 15, 2019, by and among DuPont de Nemours, Inc., Nutrition & Biosciences, Inc. and International Flavors & Fragrances Inc., incorporated by reference to Exhibit 10.1 to DuPont’s Current Report on Form 8-K filed on December 18, 2019.

10.2*	Voting Agreement, dated as of December 15, 2019, by and between DuPont de Nemours, Inc. and Winder Investment Pte. Ltd., incorporated by reference to Exhibit 10.1 to DuPont’s Current Report on Form 8-K filed on December 19, 2019.

10.3**	Form of Tax Matters Agreement.

10.4**	Form of Intellectual Property Cross-License Agreement.

10.5**	Commitment Letter, dated as of December 15, 2019, by and among Nutrition & Biosciences, Inc., International Flavors & Fragrances Inc., Morgan Stanley Senior Funding, Inc., Credit Suisse Loan Funding LLC, Credit Suisse AG, Cayman Islands Branch, and certain other financial institutions.

10.6**	Joinder Letter, dated as of January 17, 2020, by and among Nutrition & Biosciences, Inc., International Flavors & Fragrances Inc., Morgan Stanley Senior Funding, Inc., Credit Suisse Loan Funding LLC, Credit Suisse AG, Cayman Islands Branch, and certain other financial institutions.†

10.7**	Term Loan Credit Agreement, dated as of January 17, 2020, by and among Nutrition & Biosciences, Inc., as borrower, and Morgan Stanley Senior Funding Inc., as administrative agent, and the other lenders party thereto.

15**	Awareness letter from Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, regarding unaudited interim financial information.

21.1+	List of Subsidiaries of Nutrition & Biosciences, Inc.

23.1**	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of International Flavors & Fragrances Inc.

23.2**	Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, independent accountants of Frutarom Industries Ltd.

23.3**	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of DuPont de Nemours, Inc.

23.4**	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of E.I. du Pont de Nemours and Company.

23.5**	Consent of Deloitte & Touche LLP, independent registered public accounting firm of The Dow Chemical Company.

Exhibit Number	Description

23.6**	Consent of Deloitte & Touche LLP, independent registered public accounting firm of DuPont de Nemours, Inc.

23.7**	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Nutrition & Biosciences.

23.8**	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Nutrition & Biosciences.

23.9+	Consent of Cleary Gottlieb Steen & Hamilton LLP.

23.10+	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).

24.1**	Power of Attorney (contained in signature page).

99.1+	Form of Letter of Transmittal.

99.2+	Form of Exchange and Transmittal Information Booklet.

99.3+	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4+	Form of Letter to Brokers, Commercial Banks, Trust Companies and Other Nominees.

99.5+	Form of Notice of Guaranteed Delivery for shares of DuPont common stock.

99.6+	Form of Notice of Withdrawal of DuPont common stock.

99.7*	Opinion of Greenhill & Co., LLC (included as Annex A to the prospectus which is a part of this Registration Statement).

99.8**	Consent of Greenhill & Co., LLC.

99.9*	Opinion of Morgan Stanley & Co. LLC (included as Annex B to the prospectus which is a part of this Registration Statement).

99.10**	Consent of Morgan Stanley & Co. LLC.

*	Incorporated by reference.
**	Filed herewith.
+	To be filed by amendment.
†

Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish the omitted schedules to the U.S. Securities and Exchange Commission upon request by the Commission.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 7th day of May, 2020.

NUTRITION & BIOSCIENCES, INC.

By:	/s/ Edward D. Breen
Name: Edward D. Breen
Title: Chief Executive Officer

POWERS OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Erik T. Hoover his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and to file any or all amendments (including pre-effective and post-effective amendments) to this registration statement and all documents relating thereto, including post-effective amendments to this registration statement and any subsequent registration statements pursuant to Rule 462 promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorney-in-fact and agent full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorney-in-fact and agent, or such attorney-in-fact’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ Edward D. Breen Edward D. Breen	Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2020

/s/ Lori Koch Lori Koch	Executive Vice President & Chief Financial Officer and Director (Principal Financial Officer)	May 7, 2020

/s/ Michael G. Goss Michael G. Goss	Vice President & Controller (Principal Accounting Officer)	May 7, 2020

/s/ Erik T. Hoover Erik T. Hoover	Senior Vice President & General Counsel and Director	May 7, 2020